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Exhibit 99.4

          Confidentially Submitted with the Securities and Exchange Commission on September 23, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Wowo Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7379 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Building No. 9, 1 Nongdananlu
Haidian District, Beijing, 100029
People's Republic of China
(8610) 6266 8858
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

[Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474]
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Chris K.H. Lin, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road, Central Hong Kong (852) 2514-7600	James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18th Floor, The Hong Kong Club Building 3A Chater Road Hong Kong (852) 2533-3368

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(3)	Amount of registration fee

Ordinary Shares, par value US$ per ordinary share(1)(2)	US$	US$

(1)
Includes            ordinary shares that may be purchased by the underwriters to cover over-allotments, if any. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

(2)
American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-          ). Each American depositary share represents            ordinary shares.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated

P R O S P E C T U S

Wowo Limited

                        American Depositary Shares
Representing        Ordinary Shares

        This is an initial public offering of American Depositary Shares, or ADSs, of Wowo Limited. We are offering            ADSs. Each ADS represents the right to receive                        ordinary shares, par value US$            per share.

        Prior to this offering, there has been no public market for our ADSs or our ordinary shares. We anticipate the initial public offering price per ADS will be between US$      and US$      . We have applied to have the ADSs listed on the Nasdaq Global Market under the symbol "WOWO."

        Investing in the ADSs involves risks. See "Risk Factors" beginning on page 11.

        Neither the United States Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds to Wowo Limited (before expenses)	US$	US$

        We have granted the underwriters a 30-day option to purchase up to an additional      ADSs to cover over-allotments at the initial public offering price less underwriting discounts and commissions.

        The underwriters expect to deliver the ADSs to purchasers on or about            , 2011.

BofA Merrill Lynch	UBS Investment Bank

The date of this prospectus is            , 2011.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorized to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        Neither we nor the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

        Through and including                    , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

 PROSPECTUS SUMMARY

        This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our ADSs. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

 Overview

        We are the leading provider of local social e-commerce services in China, focusing on group buying deals of life style products and services and subsequent long-term customer relationship management solutions for our local merchant clients. According to the latest issue of the independent monthly report on group buying industry in China by www.tuan800.com, a group buying aggregating website in China, or the Tuan800 Report, we were the leading group buying service provider in China in August 2011, in terms of transaction amount of both total group buying deals and group buying deals for local services. We offer to our online subscribers deep discounts on goods and services, or group buying deals, provided by our local merchant clients, through the integrated operations of 55tuan.com and our consolidated affiliated entities' websites, or collectively, Wowo Tuan, and our nationwide network of over 3,000 merchant consultants and merchant service representatives in 146 cities in China as of June 30, 2011.

        Wowo Tuan typically features one to five new deals per day per city, or for large metropolitan areas, per district, each such deal being available for purchase for a limited amount of time. A typical deal offers a 50% to 80% discount through coupons that can be redeemed at face value with local merchants. When the number of subscribers who purchase a particular coupon offered on Wowo Tuan, or Wowo Coupon, exceeds a predetermined minimum threshold based on our agreement with the local merchant, the group buying deal is deemed successful. A wide variety of local merchants, such as restaurants, cafes, hotels, movie theatres and beauty parlors, offer group buying deals on Wowo Tuan. Our subscribers enjoy savings from group buying deals on the goods or services, as well as discovering new things to do, eat, or buy in their local areas from the information we provide. Local merchants in turn gain access to a highly effective advertising channel to reach potential new customers without having to pay any advertising fees. Featured group buying deals are also sent to our subscribers daily via our Email Direct Marketing system, or EDM.

        In order to provide long-term customer relationship management solutions to our local merchant clients who participate in group buying deals, we have developed, and are in the process of implementing, a guest electronic management system, or GEM, which includes a table-top hardware device installed at a local merchant's site and a web-based software system. Local merchants can verify Wowo Coupons electronically with GEM when such coupons are presented to them for redemption, which greatly simplifies their verification processes and enables them to track customer behavior on a real-time basis. The combination of GEM and our subscriber database also provides our merchant clients with additional options to manage their customer relationships, such as the interactive marketing capability to offer follow-on promotional deals after their featured group buying deals on Wowo Tuan expires. As of August 31, 2011, we deployed 1,977 GEMs which we provide to selected local merchant clients during redemption periods of their featured deals free of charge. We plan to explore ways to monetize GEM in the future once its installation reaches a critical mass.

        In addition, we have recently launched a separate website, www.jieshi.com, or Wowo Platform, which provides a group buying aggregate service to address a consumer need previously underserved by the typical group buying business model. Wowo Platform is an open platform through which group buying service providers, commissioned agents and local merchants may place their daily group buying deal offerings. Compared to Wowo Tuan, where only a limited number of new group buying deals are featured each day in a given city or district, Wowo Platform offers our subscribers much greater varieties and choices, enabling them to search for a specific type of discounted deals of life style products and services. On a typical day, there are over 22,000 group buying deals available on Wowo Platform. In the fourth quarter of 2011, we plan to launch a new location-based service application for mobile devices, or LBS, which enables consumers to search for group buying deals or promotional offers on Wowo Platform in their immediate proximity using the GPS function on their mobile devices. We plan to explore ways to monetize Wowo Platform and LBS upon the official launch of LBS.

        We have experienced rapid growth since December 31, 2010, partially through acquisitions of 21 local group buying service providers in second- and third-tier cities throughout China in the period from December 31, 2010 to April 30, 2011. We have established a well-known brand name and built up a large base of subscribers and local merchant clients. According to a market research study by Analysys International commissioned by us, or the Analysys Report, our brand recently ranked first in terms of brand recognition by local merchants among group buying service providers in seven of the eight major cities surveyed, including Beijing, Guangzhou, Chengdu, Shenyang, Xiamen, Jinan, Wuxi, and ranked second in Shanghai. We incurred net losses of US$57,178 and US$30.4 million for the year ended December 31, 2010 (predecessor) and the six months ended June 30, 2011 (successor), respectively, due to significant investments in sales and marketing to build our Wowo Tuan brand among local merchants and Chinese consumers and costs associated with the development and expansion in the early stage of our business. We generate our revenues primarily from the purchase prices of Wowo Coupons paid by our subscribers. Our net revenues were US$2.6 million for the year ended December 31, 2010 (predecessor) and US$15.5 million for the six months ended June 30, 2011 (successor), respectively. Our gross profit is the portion of the revenues we retained after paying agreed upon fees to the featured merchant clients. Our gross profit was US$454,402 and US$1.2 million for the year ended December 31, 2010 (predecessor) and the six months ended June 30, 2011 (successor), respectively.

Market Opportunity

        The rapid growth of the market for group buying deals is driven by consumers' demand for high-quality services at deep discounts and local merchants' demand for alternative ways of local advertising to reach their target potential customers without incurring significant costs. Especially in the service industry, where fixed costs such as rent and salaries constitute a substantial portion of the merchants' overall costs and expenses, selling unsold capacity through deeply discounted group buying deals on the Internet is a cost effective way for local merchants to reach their target potential customers. Based on the Analysys Report, the total potential transactional value of the group buying market in China will grow from RMB9.5 billion (US$1.5 billion) in 2011 to RMB54.0 billion (US$8.4 billion) in 2015, representing a compound annual growth rate of 54%.

        Group buying deals for goods and services are distributed and purchased by users on the Internet and mobile network. China has the largest Internet and mobile user populations in the world, with 457 million Internet users and 859 million mobile users at the end of 2010, according to the National Bureau of Statistics of China, and these user populations are expected to continue to grow. Increase in 3G penetration among mobile users will allow faster wireless Internet access on mobile devices. In addition, China has a diversified cultural base and each local region typically has its own preference for food, drink and activities, resulting in a large number of local merchants. Group buying deals are localized in nature and offers significant values to both local merchants and online consumers. Therefore, group buying business model is in a unique position to benefit from the growth in online population and the diversified cultural base in China.

 Our Competitive Advantages

        We believe the following strengths differentiate us from our competitors and provide us with competitive advantages:

  •
  superior user experience and strong brand recognition;

  •
  extensive local knowledge and presence;

  •
  proprietary guest electronic management system facilitating long-term customer relationship management; and

  •
  management team with strong online and offline track record.

Our Strategies

        Our goal is to become the largest local social e-commerce service provider in China. Key elements of our strategies include the following:

  •
  continue to focus on enhancing subscriber experience by adding new features to our services;

  •
  build long-term relationships with our merchant clients through innovation;

  •
  leverage rapidly growing 3G mobile penetration in China with Wowo Platform and LBS; and

  •
  increase our market penetration with vertical channel offerings.

Our Challenges

        We expect to face risks and uncertainties related to our business and industry, including but not limited to:

  •
  our limited operating history;

  •
  our ability to achieve and maintain profitability, especially in light of our past losses;

  •
  our ability to compete in the intensively competitive environment;

  •
  our ability to control operating expenses in connection with strategic acquisitions and to successfully integrate the acquired businesses;

  •
  our ability to source high quality products and services from local merchants;

  •
  our ability to maintain the existing subscriber base and to attract new subscribers and merchant clients;

  •
  our ability to maintain and enhance our reputation and brand;

  •
  our ability to maintain an effective system of internal control over financial reporting;

  •
  control over our consolidated affiliated entities, which is based upon contractual arrangements rather than equity ownership; and

  •
  the regulatory environment in China.

        We also face other risks and uncertainties that may materially affect our business, financial conditions, results of operations and prospects. You should consider the risks discussed in "Risk Factors" and elsewhere in this prospectus before investing in our ADSs.

 Our Corporate Structure

        Wowo Limited, the listing entity, was incorporated on July 13, 2011. On August 4, 2011, we effected a share swap in which shareholders of Wowo Group Limited, our previous holding company, received one Wowo Limited share in exchange for each share of the same class they hold in Wowo Group Limited. The following diagram illustrates our corporate structure as of the date of the prospectus. See "Our History and Corporate Structure—Our Subsidiaries and Consolidated Affiliated Entities" for more information on the operations of our corporate entities. For additional information on risks relating to the countries in which our subsidiaries operate, see "Risk Factors—Risk Factors Relating to Our Business and Industry."

(1)
Mr. Maodong Xu and Mr. Tianqing Xu are the beneficially owner of 60% and 40%, respectively, of the equity interests in each of Beijing Kai Yi Shi Dai Network Technology Co., Ltd., or Kai Yi Shi Dai and Beijing Yi You Bao Information Technology Co., Ltd., or Yi You Bao. Beijing Wowo Tuan Information Technology Co., Ltd., or Beijing Wowo Tuan, has 14 PRC subsidiaries, as well as 123 local branches as of the date of this prospectus. Beijing Wowo Tuan is held respectively by Mr. Maodong Xu as to 76%, and other PRC individuals as to the remaining 24% in aggregate including Ms. Yonghong Lv, Mr. Xiaoyong Hu, Mr. Guang Yang, Mr. Yuedong Jiang, Mr. Jianguang Wu, Ms. Yan Chen, Ms. Jinghan Wei, Mr. Hanyu Liu, Mr. Xiangqing Lin, Mr. Dong Zhang, Mr. Weihong Xiao, Mr. Michael Guangyu Lv, Mr. Yunming Wang, Mr. Chuanjun Liu, Ms. Pingping Lin, Mr. Guozhang Pan and Mr. Yongming Zhang.

(2)
Pursuant to the relevant agreement, Beijing Wowo Tuan will transfer 49% equity interests in the newly formed entity to the local group buying service provider.

Our Corporate Information

        Our principal offices are located at Building No. 9, Guigu Liang Cheng, 1 Nongdananlu, Haidian District, Beijing, People's Republic of China. Our telephone number at this address is +8610 6266 8858 and our fax number is +8610 6266 8866. Our registered office in the Cayman Islands is at Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand

Cayman KY1-1112, Cayman Islands. Our website is www.55tuan.com. The information contained on our website does not constitute a part of this prospectus.

        Investor inquiries should be directed to us at the address and telephone number of our principal offices set forth above. Our agent for service of process in the United States is [Law Debenture Corporate Services Inc.]

Conventions That Apply to This Prospectus

        In this prospectus, unless otherwise indicated or the context otherwise requires, references to:

  •
  "we," "us," "our company," or "our" refers to Wowo Limited, its subsidiaries and consolidated affiliated entities;

  •
  "subscribers" refers to users who registered online accounts at our websites and are able to receive our group buying deal information through EDM;

  •
  "active subscriber" refers to a subscriber who has purchased at least one Wowo Coupon during a referenced period. A subscriber who has purchased multiple Wowo Coupons during a referenced period is counted as one active subscriber;

  •
  "group buying deals for local services" refers to group buying deals in which local merchants such as restaurants, cafes, hotels, movie theatres or beauty parlors provide services to customers who purchased coupons on such group buying deals;

  •
  "group buying deals for goods" refers to group buying deals in which customers purchase discounted goods which are delivered to customers by group buying service providers;

  •
  "merchant clients" refers to local merchants of goods or services who offer group buying deals on our websites;

  •
  "Wowo Coupons" refers to coupons for group buying deals purchased on Wowo Tuan which can be redeemed at face value with the merchant client who offers the group buying deal;

  •
  "ordinary shares" refer to, prior to the completion of this offering, our ordinary shares, par value US$        per share, and, after the completion of this offering, our ordinary shares, par value US$        per share;

  •
  "ADS" refers to American depositary shares, each of which represents                                    ordinary shares;

  •
  "China" or the "PRC" refers to the People's Republic of China excluding, for the purpose of this prospectus only, Hong Kong, Macau and Taiwan;

  •
  "Renminbi" or "RMB" refers to the legal currency of China; and

  •
  "$", "US$", "dollars" or "U.S. dollars" refers to the legal currency of the United States.

        Unless specifically indicated otherwise or unless the context otherwise requires, all references to our ordinary shares (i) assume no exercise by the underwriters of their option to purchase additional ADSs (ii) excludes options to purchase up to 24,505,270 of our ordinary shares outstanding as of the date of this prospectus.

        Unless otherwise stated, all translations of the RMB into U.S. dollars were made at RMB6.4635 to US$1.00, the noon buying rate on June 30, 2011, as set forth in the H.10 statistical release of the U.S. Federal Reserve Board.

 THE OFFERING

Price per ADS	We estimate that the initial public offering price will be between US$ and US$ per ADS.
ADSs offered by us	ADSs
ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise in full the over-allotment option).
Ordinary shares outstanding immediately prior to this offering	ordinary shares.
Ordinary shares outstanding immediately after this offering	ordinary shares (or ordinary shares if the underwriters exercise in full the over-allotment option).
Over-allotment option

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of        additional ADSs at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

[Reserved ADSs

At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of            ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.]

The ADSs	Each ADS represents ordinary shares. The ADSs will be evidenced by American Depositary Receipts, or ADRs.

The depositary will be the holder of the ordinary shares represented by the ADSs and you will have the rights of an ADR holder as provided in the deposit agreement dated                        , 2011 among us, the depositary and holders and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the ordinary shares represented by your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Use of proceeds

We estimate that we will receive net proceeds of approximately US$        million from this offering, assuming an initial public offering price of US$        per ADS, the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us. We anticipate to use approximately US$10 million of the net proceeds of this offering for the deployment of approximately 50,000 GEM units. We expect to use the remaining net proceeds for general corporate purposes, including working capital needs.

Risk factors

See "Risk Factors" and other information included in this prospectus for a discussion of the risks relating to investing in our ADSs. You should carefully consider these risks before deciding to invest in our ADSs.

Listing	We have applied to list our ADSs on the Nasdaq Global Market. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.
Proposed Nasdaq Global Market symbol	WOWO
Depositary	Citibank, N.A.
Lock-up

We, our directors, executive officers, existing shareholders and option holders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale" and "Underwriting."

 SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following tables set forth the summary consolidated financial and operating data of Wowo Group Limited, for the periods indicated.

        Beijing Wowo Tuan, predecessor to Wowo Group Limited, was incorporated on May 26, 2008 and commenced its group buying business in March 2010. Our Chief Executive Officer and also the major shareholder, Mr. Maodong Xu, and his wife, Ms. Fang Zhou, who subsequently transferred her interest in the company to Mr. Tianqing Xu, the brother of Mr. Maodong Xu, acquired the online group buying services of Beijing Wowo Tuan, on December 30, 2010. As a result of Beijing Wowo Tuan becoming wholly owned by two shareholders acting in collaboration, we have applied push down accounting to the transaction. Under this basis of accounting, the cost of the acquisition of Beijing Wowo Tuan to Mr. Maodong Xu and Mr. Tingqing Xu has been allocated to the identifiable assets and liabilities of Beijing Wowo Tuan using the fair value of those assets and liabilities and the excess thereof has been recorded as goodwill. Consequently, the pre-change in basis financial statements (predecessor) of Beijing Wowo Tuan and its post-change in basis financial statements (successor) are not comparable in certain significant respects, including the recognition of intangible assets and goodwill of Beijing Wowo Tuan, since the relevant periods are presented on different accounting bases. However, because the date of change in basis was December 30, 2010, the consolidated financial data of Beijing Wowo Tuan (predecessor) are presented through December 31, 2010 with no adjustments to the historical basis as adjustments to the amounts required for the one day of December 31, 2010 would not be material.

        Wowo Group Limited, which was incorporated on January 11, 2011, acquired effective control over and was entitled to the residual returns of Beijing Wowo Tuan through a series of contractual agreements that were entered into in May 2011 between its wholly owned subsidiary and consolidated affiliated entities. See "Our History and Corporate Structure." Since Mr. Maodong Xu controlled Wowo Group Limited and also the consolidated affiliated entities immediately before and after entering into the contractual agreements, this reorganization was accounted for as a transaction between entities under common control. The consolidated financial statements of Wowo Group Limited have therefore been prepared using Mr. Maodong Xu's basis and as if the current corporate structure has been in existence since the day Mr. Maodong Xu and his wife acquired Beijing Wowo Tuan.

        The summary consolidated statements of operations and balance sheet data for the years ended and as of December 31, 2009 and 2010 are derived from our audited consolidated financial statements of Wowo Group Limited, which are included elsewhere in this prospectus. Beijing Wowo Tuan, predecessor to Wowo Group Limited, had no operation for the period from May 26, 2008, the date of incorporation, to December 31, 2008, and incurred minimal expenses of less than US$1,000 during that period. Our statement of operations for each of the six months ended June 30, 2011 (successor) and 2010 (predecessor) and consolidated balance sheet data as of June 30, 2011 (successor) has been derived from our unaudited consolidated financial statements which are included elsewhere in this prospectus.

        The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of our results expected for any future periods.

	For the year ended December 31,		For the six months ended June 30,
	2009 (predecessor)	2010 (predecessor)	2010 (predecessor)	2011 (successor)
	(US$ in thousands except per share data)
Consolidated statements of operations data
Net revenues	—	2,633	119	15,464
Cost of revenues	—	2,179	78	14,265

Gross profit	—	454	41	1,199
Other operating income	0.7	—	—	—

Operating expenses:
Selling and marketing	—	261	5	25,855
General and administrative	0.8	210	9	5,770
Total operating expenses	0.8	471	14	31,625

Income/(loss) from operations	—	(17)	27	(30,426)

Other expenses	—	0.3	—	—

Income/(loss) before provision for income tax	(0.1)	(17)	—	—
Provision/(benefit) for income tax	—	40	8	(12)

Net income/(loss)	(0.1)	(57)	19	(30,414)

Net loss attributable to noncontrolling interests	—	—	—	422
Net income/(loss) attributable to Wowo Group Limited	(0.1)	(57)	19	(29,992)

Accretion of redemption premium on Series A-1 convertible redeemable preferred shares	—	—	—	178
Accretion of redemption premium on Series A-2 convertible redeemable preferred shares	—	—	—	428

Net income/(loss) attributable to holders of ordinary shares of Wowo Group Limited	(0.1)	(57)	19	(30,598)

Net loss per ordinary share:
Basic	—	—	—	(0.10)
Diluted	—	—	—	(0.10)
Net income per Series A-1 convertible redeemable preferred shares—Basic	N/A	N/A	N/A	0.07
Net income per Series A-2 convertible redeemable preferred shares—Basic	N/A	N/A	N/A	0.06
Shares used in computation of net loss per ordinary share
Basic	300,000,000	300,000,000	300,000,000	317,269,456
Diluted	300,000,000	300,000,000	300,000,000	317,269,456
Shares used in computation of net income per Series A-1 convertible redeemable preferred share	N/A	N/A	N/A	2,714,304
Shares used in computation of net income per Series A-2 convertible redeemable preferred share	N/A	N/A	N/A	6,594,269

	As of December 31,		As of June 30,
	2009 (predecessor)	2010 (successor)	2011 (successor)
	(US$ in thousands)
Consolidated balance sheet data
Total current assets	5.1	790	51,022
Total assets	5.1	3,394	63,338
Total current liabilities	1.7	1,245	36,440
Total liabilities	1.7	1,381	36,668
Total equity/(deficit)	3.3	2,013	(10,801)
Total liabilities, preferred shares and equity/(deficit)	5.1	3,394	63,338

Operating data of 55tuan.com

		As of and for the three months ended
	As of and for the year ended December 31, 2010 (predecessor)
		March 31, 2011 (successor)	June 30, 2011 (successor)
Total subscribers (in millions)(1)	0.4	0.9	2.8
Active subscribers (in millions)(2)	0.2	0.4	1.4
Featured group buying deals(3)	721	1,046	11,659
Wowo Coupons sold (in millions)(4)	0.28	0.32	1.68

(1)
Reflects the total number of subscribers of 55tuan.com on the last day of the applicable period.
(2)
Reflects the total number of active subscribers of 55tuan.com for the applicable period.
(3)
Reflects the total number of featured deals on 55tuan.com for the applicable period.
(4)
Reflects the total number of Wowo Coupons sold on 55tuan.com, excluding Wowo Coupons claimed for refund, for the applicable period.

 RISK FACTORS

        Investing in our ADSs involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our ADSs. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

        If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our ADSs could decline, and you may lose some or all of your investment.

Risks Relating to Our Business and Industry

We have a limited operating history and our business model is subject to uncertainties, which makes it difficult to evaluate our business.

        We launched our group buying services in March 2010. We have a limited operating history and a relatively new business model in an emerging and rapidly evolving market. This makes it difficult for you to evaluate our business, financial performance and prospects, and our historical growth rate may not be indicative of our future performance. Although we have achieved significant revenue growth since our inception, we cannot assure you that we will be able to achieve similar growth in the future. Moreover, a substantial portion of such growth was achieved through acquisition of selected local group buying service providers in second- and third-tier cities in China. We do not plan to continue our growth through similar acquisition strategy in the future and we cannot assure you that the acquired local group buying businesses will grow as quickly as we have planned. In addition, the group buying business is still a new market in China. Although we have experienced substantial growth since our inception in early 2010, given our limited history it is difficult to predict if the growth will be sustainable in the future, and the market might evolve in ways that are difficult to anticipate. You should consider our prospects in light of the risks and uncertainties that fast-growing companies in a rapidly evolving market may encounter. These risks and difficulties include, but are not limited to:

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  a new and relatively unproven business model;

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  our ability to anticipate and adapt to a developing market and industry;

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  our need to achieve greater brand recognition;

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  our ability to attract sufficient subscribers, and generate sufficient net sales or cash flow;

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  difficulties in managing rapid growth in personnel and operations;

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  high expenditures associated with our geographic expansion, brand promotion and marketing activities; and

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  our ability to compete in the market.

        We cannot be certain that our business strategy will be successful or that we will successfully address these risks. Our failure to address any of the risks described above could have a material adverse effect on our business.

We have never been profitable and may continue to incur losses in the future.

        We incurred net loss in the amount of US$57,178 and US$30.4 million for the year ended December 31, 2010 (predecessor) and the six months ended June 30, 2011 (successor), respectively, primarily due to the early stage of development of our business. As we continue to expand our business, we expect our operating expenses to continue to increase in the foreseeable future. Although we expect our net loss to decrease as a percentage of our total net revenues as we continue to expand and develop, we may continue to incur losses in the future.

We operate in an intensely competitive environment, which may lead to declining revenue growth or other circumstances that would negatively affect our business, financial condition and results of operations.

        The group buying industry in China is highly competitive due to a number of factors, such as the relatively low barriers to entry, the continued growth of e-commerce in China and the growing acceptance of online shopping by Chinese Internet users which has resulted in a large number of group buying players. According to the latest issue of the Tuan800 Report, there were approximately 5,000 group buying service providers in China as of August 31, 2011. Many major Chinese portal and e-commerce websites such as taobao.com also offer coupon or group buying discount services. Major Chinese social network sites have also started to offer group buying services, which could pose significant competition to our business given the usually large user base of such social network sites and the synergy of the business models between group buying services and social network services. In addition, certain specialized Internet websites offer coupons or group purchase discounts on specific goods or services, which could directly or indirectly compete with our business. Some of our competitors invest significant capital and human resources in advertisements and promotions, which could potentially dilute our brand recognition and affect our subscriber base. Our competitors may also offer similar deals at lower prices than we do or with packages more attractive than ours. In addition, certain competitors may be willing to offer group buying deals to subscribers or service packages to merchants that generate low or negative gross margins in an effort to increase market share. Some of these websites that offer group coupon services in China have longer operating histories, greater financial, marketing and other resources and larger subscriber bases than we do. Such competitors may leverage their resources and existing subscriber or user bases to quickly increase their market shares.

        According to the Analysys Report, the Chinese group buying industry has been going through a consolidation phase due to intense competition and as a result, many group buying service providers which cannot adapt quickly did not or will not survive the market evolvement. Market share has been converging to a limited number of primary group buying service providers.

        See "Our Business—Competition." If we are not able to respond to the change in market conditions or subscriber preferences, or if we fail to successfully execute our business strategy, our business, financial condition and results of operations may be adversely affected.

The economy of China in general and the online service industry in particular may not grow as quickly as expected, which may adversely affect our revenues and business prospects.

        Our business and prospects depend on the continuing development and expansion of the group buying industry in China, which in turn depends on the continuing growth of the economy of China in general and the online service industry in particular. Both China's group buying industry and the online service industry have experienced substantial growth in recent years both in terms of number of subscribers and revenues. We cannot assure you, however, that the group buying industry or the online service industry will continue to grow at the same pace as in the past. Growth is affected by numerous factors, such as regulatory changes, public perception of and receptiveness towards the group buying industry, subscribers' general online purchasing experiences, technological innovations, development of Internet and Internet-based services, and the macroeconomic environment. Moreover, concerns about fraud, privacy and other problems may discourage additional subscribers and merchant clients from adopting e-commerce. If the group buying industry in China or the online service industry does not grow as quickly as expected, our subscriber base may decrease and our business and prospects may be adversely affected.

Strategic acquisitions may have a material and adverse effect on our business, financial conditions and results of operations.

        As part of our strategy to enhance our local presence, Beijing Wowo Tuan has entered into agreements with 21 local group buying service providers in second- and third-tier cities in China to establish new companies in which Beijing Wowo Tuan holds controlling equity interests or to acquire such local group buying service providers' businesses. We formulate the overall business strategy for these newly established companies or acquired businesses, while the local service providers manage the daily operations in their respective cities. As a result, we had operations in 146 cities across China with localized management, sales, operations and execution teams in each city as of June 30, 2011. As a result of the acquisitions and the increase in our workforce, we anticipate our operating expenses to increase accordingly, which could have an adverse effect on our results of operations.

        There is no guarantee that we can achieve the intended business and revenue growth through our strategic acquisitions. Newly formed companies which became our consolidated affiliated entities may not achieve the financial results we expect. Acquisitions of controlling equity interests and the subsequent integration of the newly formed consolidated affiliated entities into our business network would require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business, financial conditions and results of operations. In addition, acquisitions of equity interests could result in the outflow of substantial amounts of cash, potentially dilutive issuances of equity securities, and impairment charges for other intangible assets and exposure to potential unknown liabilities of the acquired businesses.

If we fail to retain existing merchant clients or attract new merchant clients, our business, financial conditions and results of operations may be adversely affected.

        We depend on our merchant clients to provide group buying deals on goods and services for which Wowo Coupons can be redeemed. We have a large number of merchant consultants and merchant service representatives in the cities where we offer group buying services, who maintain cooperative relationships with existing merchant clients and identify and form new relationships with other local merchants on an ongoing basis. We typically do not enter into long term contractual arrangements with merchant clients for group buying deals, and only collaborate with merchant clients to design, promote and distribute group buying deals on a deal-by-deal basis. Our ability to retain existing merchant clients and attract new local businesses to our group buying services is crucial to our ability to offer attractive and diversified group buying deals to our subscribers on a continuous basis. However, our merchant clients may find our group buying campaigns no longer suitable to their business operations due to a number of factors, such as changing market conditions, changing business goals of the merchant clients, or other factors that are out of our control which prevent us from designing a group buying deal campaign with more favorable terms for a merchant client. If existing merchant clients find our group buying services to be ineffective or not tailored to their needs, they might decide not to continue their cooperation with us. Existing merchant clients might also switch to our competitors who offer better services or more attractive pricing terms. On the other hand, we may not succeed in our efforts to secure new group buying arrangements with local merchants due to a number of factors, such as lack of access to the local businesses' desired customer base, or inability to offer group buying discount rates that are acceptable to the local businesses. If we are not able to retain and expand our local merchant client base, the number and variety of group buying deals we are able to offer our subscribers may decrease, which as a result may adversely affect our business, financial conditions and results of operations.

We rely on our merchant clients to provide goods and services to our subscribers who purchase Wowo Coupons and our quality control may not always be sufficient, which could result in the need for refunds or replacements and could affect our profits and brand.

        We formulate, promote and distribute group buying deals in collaboration with our merchant clients. Once our subscribers purchase Wowo Coupons from our website that can be redeemed for goods or services, we rely on our merchant clients to provide such goods and services to our subscribers. Any customer dissatisfaction resulting from poor quality of goods or services provided by our merchant clients could have an adverse effect on our reputation or revenue if subscribers make claims publicly and request refunds. Many of our merchant clients are small local business operators that lack the necessary resources for adequate quality control. Moreover, when designing the group buying deals, we and our merchant clients might not always accurately estimate the merchant clients' inventories or service capacity, which could lead to overselling Wowo Coupons for a particular deal and result in the local merchants' failure to provide the goods or services upon redemption. Our business depends on our ability to ensure that high quality goods and services are provided to our subscribers on a consistent basis. This has placed, and will continue to place, substantial demands on our operational, technological and other resources. We have a call center in Shandong with a 1,000-operator capacity that is mainly responsible for subscriber support and have dedicated local quality control teams that work closely with our local merchant clients to ensure subscriber satisfaction. We cannot assure you that such measures will always be sufficient in discovering and remedying service shortcomings or merchandise defects, some of which are out of our control. If subscribers are not satisfied with the goods and services and request refunds or replacement of goods, it could adversely affect our cash flows, financial conditions and operation results. In addition, as we expand the types of goods and services for which we offer group coupons, the operational cost of quality control will also likely increase, which will have a negative effect on our profits.

If we are forced to offer a more favorable or accelerated payment scheme to our merchant clients, our operating cash flow and results of operations may be adversely affected.

        Currently we generate all of our revenues from the sales of Wowo Coupons to our subscribers. We collect cash upfront when our subscribers purchase Wowo Coupons, and we make payments to the merchant client who provides the goods or services for which the coupons are redeemed, on later dates and in several installments, usually proportional to the ratio of the redeemed Wowo Coupons as to the total number of Wowo Coupons sold. We leverage the operating cash inflows provided by the payments received from subscribers to fund our working capital needs. If we are forced to offer a more favorable or accelerated payment scheme to our merchant clients as a result of a shift in market practice or an increase in the bargaining power of our merchant clients, our operating cash flow and results of operations may be adversely affected and we may have to seek alternative financing to fund our working capital needs.

An increase in our refunds to our subscribers may adversely affect our liquidity and profitability.

        To enhance the subscriber experience and service quality, starting from January 2011, we offer our subscribers refunds on the coupons they have purchased, if a subscriber is not satisfied with the goods or services after redemption, or if a subscriber has not redeemed the coupon upon its expiration. A subscriber can contact our call center for a refund request. We are in the process of implementing an automated refund system on our website through which a subscriber can claim refund. Starting from January 2011, payments received for unredeemed Wowo Coupons are initially recognized as deferred revenues and are recognized as revenues when such Wowo Coupons are redeemed. After we grant a refund to a subscriber, we typically claim reimbursements from the merchant client who provides the goods or services pursuant to our contractual arrangement with such merchant client, but there is no guarantee that we will be reimbursed in full, or at all. In addition, our standard agreements with our merchant clients generally limit the time period during which we can claim reimbursement of refunds we pay to our subscribers. The continued growth of business and the increased number of our merchant clients puts a high demand on our service and merchandise quality control. If we are not able to scale our quality control operations correspondingly we may incur a higher refund expense as a result, which would have an adverse effect on our liquidity and profitability.

If we fail to retain our existing subscribers or attract new subscribers, our business, financial conditions and results of operations may be adversely affected.

        To maintain our revenue and profitability, it is important for us to generate a sizable subscriber base on our websites. We must attract and retain subscribers by providing group buying deals on attractive goods and services on a continuous basis and offering our subscribers new and valuable services. The acquisition of new subscribers and measures taken to increase stickiness of existing subscribers involve certain costs, which could be significant given the intense competition and fast evolving market conditions. We cannot assure you that such acquisition efforts will result in an increase in the number of registered subscribers, or that the market spending or subscriber acquisition cost will be justified by an increase in revenues either on an aggregated or per subscriber basis. Moreover, it is possible that our merchant clients may find the composition of our subscriber base undesirable to their businesses, which in turn makes it difficult for us to secure attractive group buying deals offered by such merchant clients to retain our subscribers or to attract new subscribers. The occurrence of any of the foregoing may have a materially adverse effect on our business, financial conditions and results of operations.

Any restrictions on the sending of emails or messages or a decrease in subscriber willingness to receive updates through messages could adversely affect our revenue and business.

        We offer our subscribers an option to receive group buying deals and updates through email and other messaging services. Wowo coupons purchased as a result of email and other messages sent by us, generate a portion of our revenue. In addition, we will rely on email and other messaging services to implement the location-based group buying service that we are contemplating. If we are unable to successfully deliver email or other messages to our subscribers or potential subscribers, or if subscribers decline to open our email or other messages, our revenue and profitability would be adversely affected. Actions by third parties to block, impose restrictions on, or charge for the delivery of emails or other messages could also materially and adversely impact our business. From time to time, Internet service providers block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails or other messages to third parties. In addition, our use of email and other messaging services to send communications about our website or other matters may result in legal claims against us, which if successful might limit or prohibit our ability to send emails or other messages. Any disruption or restriction on the distribution of emails or other messages or any increase in the associated costs would materially and adversely affect our revenue and profitability.

We may not be successful in our efforts to monetize Wowo Platform and GEM.

        We have made investments in the research and development of Wowo Platform and GEM. Wowo Platform is a new location-based service whose business viability has not been sufficiently tested or validated. The success of Wowo Platform depends on a number of factors, such as subscribers' receptiveness towards this new type of service, our ability to attract local merchants and other group buying service providers to offer group buying deals on Wowo Platform, and our ability to deliver relevant local group buying deals to targeted subscribers. We cannot assure you we will be successful in our efforts to monetize Wowo Platform upon its anticipated official launch in the fourth quarter of 2011. GEM is a guest electronic management system that allows our merchant clients to process the Wowo Coupons electronically as well as to manage existing customer relationships and track customer purchasing behavior on a real-time basis. Currently we are in the process of installing GEM at selected merchant clients' sites. We will explore ways to monetize GEM once the installation reaches a critical mass. If we fail to monetize Wowo Platform or GEM, or are unable to generate enough revenue through their operation to recuperate the development and operation costs, our business and results of operations may be adversely affected.

We may not be able to successfully expand the types of services and merchandise for which we offer group buying deals, which could adversely affect our business, financial conditions and results of operations.

        We currently organize our group buying deals into four vertical channels, namely, travel, hotels, beauty products and services, and other life style goods. We intend to continue to increase the variety of group buying deals in each of the existing vertical channels, as well as add new vertical channels to better characterize and manage our offerings and enhance subscriber purchase experience. We may need to make substantial investments in connection with such efforts. We may also face greater competition in specific categories from other group buying service providers that are more focused on such categories. In addition, we need to make investments in quality control and after-sale services for new categories of goods and services for which we offer group buying deals and such investments could be significant or exceed our budget. If the launch of a new category requires investments greater than we expect, or if we are unable to offer enough group buying deals which are of high quality, value and variety or if the revenue generated from a new category grows more slowly or produces lower gross profits than we expect, our business, financial condition and results of operations could be adversely affected.

The development and launch of new services or new technologies may not be achieved in a timely manner or at all and such services or technologies may not be successful.

        Our success in attracting new subscribers and retaining existing subscribers depends partly on our ability to consistently develop and launch new and innovative services and technologies. Although we will continue to focus on research and development going forward, we cannot assure you that we will continue to be able to upgrade the technology required to maintain our leading position in or to keep up-to-date with developments across the group buying industry and to launch such services or new technologies in a timely manner or at all. New technologies and software are also less likely to be reliable, robust and resistant to viruses or failure. Given the fast growth of the group buying industry, we might not have enough time to fully test the new technologies and software we develop before we deploy them on our website, which might cause service problems and a negative subscriber experience. We are developing a number of new services and technologies, such as the guest electronic management system, or GEM, the redesigning of our websites, the introduction of social networking and location-based marketing, to enhance the subscriber experience and facilitate access to and usage of our services. There is no guarantee such new services and technologies will achieve their desired effect of retaining existing and attracting new subscribers and local merchant clients, or generate sufficient revenue or other value to justify our investment, and as a result our business, financial conditions and results of operations may be adversely affected.

        Moreover, the software we developed for mobile Internet devices may not be able to gain wide adoption as we expect. Compared with personal computer, the mobile Internet devices typically have lower screen resolution, less memory and more limited functionality, which makes the access to our services through such devices relatively difficult, especially for displaying coupon images and descriptions that are designed primarily for online distribution. If we are unable to attract and retain a substantial number of non-PC device subscribers to our services or if we are slow to develop services and technologies that are more compatible with mobile Internet communications devices relative to our competitors, we may fail to capture a significant share of new subscribers or lose our existing subscribers who switch to mobile Internet devices for their group buying deal purchases.

Our management team has a limited history of working together and may not be able to execute our business plan.

        Although we believe our experienced management team is one of our competitive strengths, our management team has worked together only for a limited period of time and has a limited track record of executing our business plan as a team. We have recently filled a number of positions in our senior management and finance and accounting staff. Accordingly, certain key personnel have only recently assumed the duties and responsibilities they are now performing, and thus, it is difficult to predict whether our management team, individually and collectively, will be effective in operating our business. In addition, the smooth integration of the local group buying businesses we acquired depends on our senior management's ability to work closely and efficiently with the local management teams that joined our business as part of the acquisition. We cannot assure you that communications between the senior management team and the local management teams will always be effective, or the executions at the local levels will always have the results that the senior management team expects. Moreover, the integration process might take longer than we expected, which might have a negative impact on our results of operations.

We rely on our senior management and key employees.

        Our success is dependent upon the expertise and continued service of our senior management and other key personnel. Our Chairman and Chief Executive Officer, Mr. Maodong Xu, is a highly regarded entrepreneur in the retail and new media industries in China and has over two decades of experience in managing China-based retail and technology companies. He founded and managed the largest supermarket chain in Shandong province, Qilu Supermarket, between 1992 and 2000. He also founded one of the largest wireless B2B messaging businesses in China in which Telstra is currently a majority shareholder. In addition, Mr. Xu has personally invested in several start-up companies including Meixun, which operates one of the largest mobile newspaper platform in China. Our Chief Financial Officer, Mr. Daniel Mingdong Wu, has over fifteen years of experiences in managing technology and advertising companies, and in investment banking and finance. He is the former Chief Financial Officer of Focus Media, a digital media company that operates the largest out-of-home advertising network in China and is listed on NASDAQ. Other members of our senior management team are also crucial to our smooth operation and continued innovation. In addition, we rely on a limited number of specialized staff members in certain areas of our IT operations where we do not receive support from external service providers. Furthermore, our ability to expand our operations to accommodate our anticipated growth will also depend on our ability to retain the management teams of the local businesses in which we acquired controlling equity interests and attract additional personnel such as qualified risk managers, finance, management, marketing, and technical personnel and others. Competition for these employees is intense due to the limited number of suitably qualified professionals. If we fail to attract and retain such personnel it may be difficult for us to manage our business and meet our objectives and our operational results or financial conditions may be adversely affected.

The success of our business depends on our ability to maintain and enhance our reputation and brand.

        We believe that our reputation among our subscribers and local merchant clients as a group buying service provider with highly-valued deals and reliable services and our "Wowo Tuan" brand is of significant importance to the success of our business. A well-recognized brand is critical to increasing our subscriber base and, in turn, increasing our revenue. Since the group buying market is highly competitive, our ability to remain competitive depends to a large extent on our ability to maintain and enhance our reputation and brand, which may be difficult and expensive. To maintain and enhance our reputation and brand, we need to successfully manage many aspects of our business, such as:

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  cost-effective market campaigns to increase brand recognition and awareness in a highly competitive market;

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  our ability to deliver highly-valued group buying offers on a continuous basis; and

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  effective quality control of goods and services provided to our subscribers by our local merchant clients.

        We have conducted, and will continue to conduct, various marketing and brand promotion activities. We cannot assure you, however, that these activities will be successful and achieve the brand promotion goals we expect. If we fail to maintain and enhance our reputation and brand, or if we incur excessive expenses in our efforts to do so, our business, financial conditions and results of operations may be materially and adversely affected.

Negative publicity on the group buying industry could adversely affect our business.

        The success of our business depends on the continued growth of public acceptance of group buying services. Since its inception in early 2010, the group buying industry in China has received certain negative publicity of consumer dissatisfaction due to poor service and merchandise quality of group buying deals offered by certain group buying service providers, partially attributable to its exponential growth and the substantial number of new market entrants. According to the Analysys Report, the group buying industry in China has been going through a consolidation phase due to intense competition and as a result, many group buying service providers which cannot adapt quickly did not or will not survive the market evolution. Market share has been converging to a limited number of primary group buying service providers. The overall quality of group buying services is expected to increase as a result, which may in turn enhance the public image and acceptance of the group buying industry. However, there is no guarantee such market consolidation will achieve the expected effect, and if public opinion of the group buying industry is affected by continued negative publicity, we may experience a slowdown in market growth and as a result our business, financial conditions and results of operations may be adversely affected.

We have limited insurance coverage and may incur losses resulting from product liability claims or business interruptions.

        As the insurance industry in China is still in an early stage of development, insurance companies in China currently offer limited business insurance products. We do not have any product liability insurance or business interruption insurance. As we continue to expand our group buying deals, we may be increasingly exposed to vicarious product liability claims related to product defects in the design or manufacture of such general merchandise. Any product liability claims, business disruption, or natural disaster could result in us incurring substantial costs and the diversion of resources, which would have an adverse effect on our business and results of operations.

We rely on third parties payment processing service providers and any disruption to the provision of these services to us could materially and adversely affect our business and results of operations.

        We rely on third parties payment processing service providers to provide payment processing services, including the processing of credit cards and debit cards. We currently receive over 90% of the payments of Wowo Coupons directly or indirectly through Alipay. Pursuant to our agreements with Alipay, Alipay will provide payment processing services to us and we will pay service fees to Alipay. Typically the term of each of these agreements is one year, and may be automatically renewed for a term of one year unless otherwise requested by Alipay or us in writing within one month prior to the expiration date. Our business could be disrupted if Alipay becomes unwilling or unable to provide payment processing services to us, and we may incur additional cost as we seek alternative payment processing service providers. Moreover, the third-party payment processing service providers may fail to obtain, maintain or renew their required qualifications, which may result in disruption in their services to us.

        For all the online payment transactions, secured transmission of confidential information, such as subscribers' credit card numbers and expiration dates, personal information and billing addresses, over public networks is essential to maintain subscribers' confidence in us. Our current security measures and those of the third parties payment processing service providers may not be adequate. We must be prepared to increase and enhance our security measures and efforts so that our subscribers have confidence in the reliability of the online payment systems that we use, which will impose additional costs and expenses and may still not guarantee complete safety. In addition, we do not have control over the security measures implemented by our third-party payment processing service providers. Security breaches of the online payment systems that we use could expose us to litigation and possible liability for failing to secure confidential customer information and could, among other things, damage our reputation and the perceived security of the online payment systems that we use.

        In addition, we may in the future increase the variety of payment methods accepted on our website. As we offer new payment options to subscribers, we may be subject to additional regulations and compliance requirements. We pay intercharge and other fees to third-party payment channels, which may increase over time and raise our operating costs and lower profitability.

We depend on our information technology systems and infrastructure, which may fail or be subject to disruption.

        We are dependent on our IT systems for handling purchase orders, and the efficiency and reliability of our systems are in turn dependent on the functionality and stability of the underlying technical infrastructure. The functionality of the servers that we use and the related hardware and software infrastructure are of considerable significance to our business, our reputation and our ability to attract merchant clients and subscribers. Our IT systems may be damaged or interrupted by human errors, unauthorized access, destruction of hardware, power cuts not covered by backup facilities, system crashes, software problems, virus attacks, natural hazards or disasters, or similar disruptions or disruptive events. Furthermore, our current IT systems may be unable to support a significant increase in online traffic or increased number of subscribers, whether as a result of organic or inorganic growth of the business. We have in place business continuity procedures, disaster recovery systems and security measures to protect against network or technical failures or disruptions. Despite such procedures, failures in computer processing and weaknesses in the existing software and hardware cannot be completely prevented or eliminated. Any failure of our IT systems and infrastructure could lead to significant costs and disruptions that could reduce revenues, harm our business reputation and have a material adverse effect on our operations.

        In addition, we rely on bandwidth providers, communications carriers, data centers and other third parties for key aspects of the process of providing services to our subscribers. Any failure or interruption in the services and products provided by these third parties could limit our ability to operate certain aspects of our businesses, which could in turn have a material adverse effect on our business and financial conditions.

We expect to incur significant costs from a variety of marketing efforts designed to increase our net revenues and some marketing campaigns and methods may not be effective or provide the results we expect.

        We plan to engage in a variety of different marketing efforts tailored to our target subscribers to expand our subscriber base. Our marketing activities, which we expect to involve significant costs, may not be well received by users and may not result in the levels of revenue increase that we anticipate. Marketing approaches and tools in the group buying industry in China are evolving. This further requires us to enhance our marketing approaches and experiment with new marketing methods to keep pace with industry developments and user preferences. Failure to refine our existing marketing approaches or to introduce new effective marketing approaches in a cost effective manner could reduce our market share, cause our net revenues to decline and negatively impact our profitability.

Technical or other limitations on Internet use could have a negative impact on our business.

        The Internet currently represents our main service channel for group buying services. New regulations governing the use of the Internet could be issued at the national or provincial level, or existing regulations could be interpreted more strictly. No assurance can be given that e-commerce in general or our online services in particular will not be adversely impacted by further evolvement of regulations. Technical limitations on Internet use can also be developed or implemented. For example, restrictions can be implemented on personal Internet use in the workplace in general or access to our website in particular. This could lead to a reduction of subscriber activities or a loss of subscribers altogether, which in turn could have a material adverse effect on our financial position and results of operations.

Failure to adequately protect subscriber account information could have a material adverse effect on us.

        We process subscribers' personal data (including name, address, age, bank details and purchase history) as part of our business and therefore must comply with data protection laws in China. Data protection laws restrict our ability to collect and use personal information relating to customers and potential customers. Notwithstanding our IT and data security and other systems, we may not be effective in detecting any intrusion or other security breaches, or safeguarding against sabotage, hackers, viruses and cyber crime. We are exposed to the risk that personal data could in the future be wrongfully accessed and/or used, whether by employees, customers or other third parties, or otherwise lost or disclosed or processed in breach of data protection regulations. If we or any of the third party service providers on which we rely fail to transmit customer information and payment details online in a secure manner, or if any such theft or loss of personal customer data were otherwise to occur, it could subject us to liabilities under the data protection laws or result in the loss of the goodwill of our customers.

We might not be able to adequately protect our intellectual property rights.

        We believe our domain names, trademarks, technology know-hows and other intellectual properties are our competitive advantages and are important to our success to date and our future prospects. We have been investing resources to develop our own intellectual properties and we take prudent steps to protect our intellectual properties and know-hows. But we cannot assure you such steps will be sufficient to prevent the infringement of our intellectual properties. If we fail to adequately protect our intellectual property rights, including our rights in know-how or our trademark, it could have a material adverse effect on our operations.

        The validity, enforceability and scope of protection available under intellectual property laws with respect to the Internet industry in China are uncertain and still evolving. Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in China may not be as effective as in the United States or other western countries. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and we may need to resort to litigation to enforce or defend our intellectual property rights or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation, if any, could result in substantial costs and the diversion of resources and management's attention.

Failure to effectively detect and prevent fraudulent transactions would increase our losses and adversely affect our business, financial conditions and results of operations.

        We offer group buying deals in the form of redeemable coupons with unique identifiers. It is possible that subscribers or other third parties will seek to create counterfeit coupons in order to fraudulently purchase discounted goods and services from our merchant clients. While we use advanced anti-fraud technologies, it is possible that technically knowledgeable criminals will attempt to circumvent our anti-fraud systems using increasingly sophisticated methods. In addition, our services could be subject to employee fraud or other internal security breaches, and we may be required to reimburse subscribers and/or merchant clients for any funds stolen or revenue lost as a result of such breaches. Our merchant clients could also request reimbursement, or stop using our coupon marketing campaign, if they are affected by buyer fraud or other types of fraud.

        We may incur significant losses from fraud and counterfeit coupons. We may incur losses from merchant client fraud and from erroneous transmissions. While we have taken measures to detect and reduce the risk of fraud, these measures need to be continually improved and may not be effective against new and continually evolving forms of fraud or in connection with new product offerings. If these measures do not succeed, our business, financial conditions and results of operations may be adversely affected.

During the course of the audit of our financial statements, we and our independent registered public accounting firm identified three material weaknesses and three significant deficiencies in our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results in accordance with U.S. GAAP may be materially and adversely affected. In addition, investor confidence in us and the market price of our ADSs may decline significantly if we or our independent registered public accounting firm conclude that our internal control over financial reporting is not effective.

        We will be subject to reporting obligations under U.S. securities laws after this offering. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Prior to this offering, we were a private company and have had limited accounting personnel and other resources with which to address our internal control over financial reporting. We and our independent registered public accounting firm, in connection with the preparation and external audit of Beijing Wowo Tuan for the year ended December 31, 2010 (predecessor), identified three material weaknesses and three significant deficiencies, each as defined in the U.S. Public Company Accounting Oversight Board Standard AU Section 325, Communications About Control Deficiencies in an Audit of Financial Statements, or AU325, in our internal control over financial reporting. As defined in AU325, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance.

        The material weaknesses identified are related to (i) lack of accounting personnel with appropriate knowledge of U.S. GAAP, (ii) lack of comprehensive accounting policies and a procedures manual in accordance with U.S. GAAP; and (iii) lack of risk assessment documentation. The significant deficiencies identified are related to (i) inadequate data management of the group buying management system, (ii) insufficient capacity of the Group Buying Management, or GBM, system to track sales return information; and (iii) lack of management approval procedures for allocating account access privileges. These identified material weaknesses may affect our ability to accurately and timely report our financial results in accordance with U.S. GAAP and to prevent or detect material misstatements of the company's annual or interim financial statements on a timely basis.

        Neither we nor our independent registered public accounting firm have undertaken a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do after we become a public company. In light of the number of material weaknesses and other control deficiencies that were identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

        Following the identification of these material weaknesses and significant deficiencies, we have begun taking measures and plan to continue to take measures to remedy these weaknesses and deficiencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting." However, the implementation of these measures may not fully address these material weaknesses and other control deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct these material weaknesses and other control deficiencies or our failure to discover and address any other control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and make related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected.

        Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2012. In addition, beginning at the same time, our independent registered public accounting firm may be required to report on the effectiveness of our internal control over financial reporting. If we fail to remedy the problems identified above, our management and our independent registered public accounting firm may conclude that our internal control over financial reporting is not effective. This could adversely impact the market price of our ADSs due to a loss of investor confidence in the reliability of our reporting processes. We will need to incur significant costs and use significant management and other resources in order to comply with Section 404 of the Sarbanes-Oxley Act.

Our grant of employee share options, restricted shares or other share-based compensation and any future grants could have an adverse effect on our net income.

        U.S. GAAP prescribes how we account for share-based compensation and may have an adverse impact on our results of operations or the price of our ADSs. U.S. GAAP requires us to recognize share-based compensation as compensation expense in the statement of operations generally based on the fair value of equity awards on the date of the grant, with compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. The expenses associated with share-based compensation may reduce the attractiveness of issuing share options or restricted shares under our equity incentive plan. However, if we do not grant share options or restricted shares, or reduce the number of share options or restricted shares we grant, we may not be able to attract and retain key personnel. If we grant more share options or restricted shares to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from expanding or growing our business.

        We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity financing may dilute the interests of holders of our ordinary shares, and debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Our legal right to lease certain properties could be challenged by property owners or other third parties, which may cause interruptions to our business operations.

        We lease all of the premises used for our offices. Certain lessors have not been able to provide the relevant housing ownership certificates for the properties leased by us. We have only filed two of our leases of the properties for registration with the relevant government authorities, as required under PRC law. In addition, some of our leased premises were mortgaged by the owners before we entered into lease agreements with them. As of the date of this prospectus, we are not aware of any actions, claims or investigations being contemplated by the relevant government authorities with respect to the defects in our leased real properties or any challenges by third parties to our use of these properties. However, if third parties who purport to be property owners or beneficiaries of the mortgaged properties challenge our right to lease these properties, we may not be able to protect our leasehold interest and may be ordered to vacate the affected premises, which could in turn materially and adversely affect our business operations and results of operations.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC governmental restrictions on foreign investment in Internet business, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        Current PRC laws and regulations place certain restrictions on foreign ownership of companies that engage in Internet businesses, including the provision of Internet content distribution services. Specifically, foreign investors are not allowed to own more than 50% of the equity interests in any entity conducting Internet content distribution business or other value-added telecom businesses. We conduct our operations in China principally through contractual arrangements between our wholly-

owned PRC subsidiary, Beijing Wowo Shi Jie Information Technology Co., Ltd., or Wowo Shi Jie, and three consolidated affiliated entities in China, namely, Beijing Wowo Tuan, Kai Yi Shi Dai, and Yi You Bao, and their respective shareholders. Beijing Wowo Tuan has 14 PRC subsidiaries, namely Shijiazhuang Wowo Tuan Information Technology Co., Ltd., Jinan Wuzhiwu Information Technology Co., Ltd., Wuxi Yuzhong Internet Technology Co., Ltd., Shenyang Wowo Shijiu Internet Technology Co., Ltd., Hunan Wowo Tuan Information Technology Co., Ltd., Changzhou Wowo Tuan Information Technology Co., Ltd., Shaoxing Wowo Tuan Information Technology Co., Ltd., Langfang Wowo Tuan Internet Technology Co., Ltd, Chengdu Beiguo Technology Co., Ltd., Shenzhen Xunjie Time Media Co., Ltd., Ningbo Wowo Tuan Technology Co., Ltd., Xiamen Wowo Tuan Technology Co., Ltd., Quanzhou Wowo Tuan Information Technology Co., Ltd., and Shaoxing Wowo Tuan Information Technology Co., Ltd., as well as 123 local branches as of the date of this prospectus. Our contractual arrangements with Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao and their respective shareholders enable us to exercise effective control over these entities and hence treat them as our consolidated affiliated entities and consolidate their results. For a detailed discussion of these contractual arrangements, see "Our History and Corporate Structure."

        We cannot assure you, however, that we will be able to enforce these contracts. Although we believe we are in compliance with current PRC regulations, we cannot assure you that the PRC government would agree that these contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. If the PRC government determines that we are not in compliance with applicable laws and regulations, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, restrict or prohibit our use of proceeds from this offering to finance our business and operations in China, shut down our servers or block our website, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, levy fines, confiscate our income or the income of our PRC subsidiary or affiliated PRC entities, or take other regulatory or enforcement actions against us that could be harmful to our business. The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business.

We rely on contractual arrangements with our consolidated affiliated entities in China and their shareholders for our operations, which may not be as effective as direct ownership in providing operational control.

        Since PRC laws restrict foreign equity ownership in companies engaged in Internet businesses in China, we rely on contractual arrangements with our consolidated affiliated entities, in which we do not hold shares, and their respective shareholders to operate our business in China. If we held the shares of Beijng Wowo Tuan, Kai Yi Shi Dai and Yi You Bao, we would be able to exercise our rights as a shareholder to effect changes in their respective board of directors, which in turn could effectuate changes at the management level, subject to any applicable fiduciary obligations. However, under the current contractual arrangements, we rely on our consolidated affiliated entities and their respective shareholders' performance of their contractual obligations to exercise effective control. In addition, our contractual arrangements generally have a term of ten years with an automatic extension of another ten years on the same terms subject to Wowo Shi Jie's confirmation. In general, neither our consolidated affiliated entities nor their respective shareholders may terminate the contracts prior to the expiration date. However, the shareholders of the consolidated affiliated entities may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with our consolidated affiliated entities. We may replace the shareholders of our consolidated affiliated entities at any time pursuant to our contractual arrangements with them and their shareholders. However, if any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operation of PRC law and courts and therefore will be subject to uncertainties in the PRC legal system. See "—Any failure by our consolidated affiliated entities or their respective shareholders to perform their obligations under our contractual arrangements with them may have a material adverse effect on our business." Therefore, these contractual arrangements may not be as effective as direct holding of shares.

Any failure by our consolidated affiliated entities or their respective shareholders to perform their obligations under our contractual arrangements with them may have a material adverse effect on our business.

        Our consolidated affiliated entities and their respective shareholders may fail to take certain actions required for our business or follow our instructions despite their contractual obligations to do so. If they fail to perform their obligations under their respective agreements with us, we may have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, which may not be effective.

        For example, under the equity pledge agreements between Wowo Shi Jie and the respective shareholders of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao, these shareholders pledged all of their equity interests in Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao to Wowo Shi Jie. Our PRC counsel, Commerce & Finance Law Offices, has advised us that these pledges will be duly created and effective provided that such pledges are duly registered with the relevant local branch of the State Administration for Industry and Commerce in accordance with relevant PRC laws. We expect to complete the afore said pledge registration in the fourth quarter of 2011. As a result, if any of Wowo Tuan, Kai Yi Shi Dai or Yi You Bao or any of their respective shareholders breaches its obligations under the contractual arrangements, we may have to take legal actions to compel them to enforce the pledges.

        All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in certain other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements, which may make it difficult to exert effective control over our consolidated affiliated entities, and our ability to conduct our business may be adversely affected.

Contractual arrangements with our consolidated affiliated entities may result in adverse tax consequences to us.

        Under applicable PRC tax laws and regulations, arrangements and transactions among related parties may be subject to audit or scrutiny by the PRC tax authorities within ten years after the taxable year when the arrangements or transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities were to determine that the contractual arrangements between Wowo Shi Jie, our wholly-owned subsidiary in China, our consolidated affiliated entities in China and their respective shareholders were not entered into on an arm's-length basis and therefore constituted unfavorable transfer pricing arrangements. Unfavorable transfer pricing arrangements could, among other things, result in an upward adjustment on taxation. In addition, the PRC tax authorities may impose late payment fees and other penalties on our consolidated affiliated entities for the adjusted but unpaid taxes. Our results of operations may be materially and adversely affected if our consolidated affiliated entities' tax liabilities increase significantly or if they are required to pay late payment fees or other penalties.

The shareholders of our consolidated affiliated entities may have potential conflicts of interest with us, which may materially and adversely affect our business.

        We may replace the shareholders of our consolidated affiliated entities at any time pursuant to the equity option agreements. In addition, each of the shareholders of our consolidated affiliated entities has executed a power of attorney to appoint Wowo Shi Jie to vote on his or her behalf and exercise the full voting rights as the shareholder of the consolidated affiliated entities. However, we cannot assure you that when conflicts arise, the shareholders of our consolidated affiliated entities will act in the best interests of our company or that conflicts will be resolved in our favor. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our consolidated affiliated entities, we would have to rely on legal proceedings, which may be expensive, time-consuming and disruptive to our operations. There is also substantial uncertainty as to the outcome of any such legal proceedings.

We may rely principally on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC and Hong Kong subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business.

        We are a holding company, and we rely principally on dividends and other distributions on equity paid by our wholly-owned PRC subsidiary, Wowo Shi Jie, and our wholly-owned Hong Kong subsidiary, Wowo Holding Limited, which is the direct holding company of Wowo Shi Jie, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If Wowo Shi Jie or Wowo Holding Limited, as the case may be, incurs debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements Wowo Shi Jie currently has in place with our consolidated affiliated entities in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us.

        Under PRC laws and regulations, Wowo Shi Jie, as a wholly foreign-owned enterprise in China, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise such as Wowo Shi Jie is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. At its discretion, it may allocate a portion of its after-tax profits based on PRC accounting standards to other funds. These statutory reserve funds and other funds are not distributable as cash dividends. As of the date of the prospectus, the registered capital of Wowo Shi Jie was US$5,000,000. The total amount of our restricted net assets was US$12.8 million as of June 30, 2011. Any limitation on the ability of Wowo Shi Jie or Wowo Holding Limited to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may limit our use of the proceeds we receive from this offering to fund our expansion or operations.

        In utilizing the proceeds we receive from this offering in the manner described in "Use of Proceeds," as an offshore holding company with a PRC subsidiary, we may (i) make additional capital contributions to our PRC subsidiary, (ii) establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, (iii) make loans to our PRC subsidiary or consolidated affiliated entities, or (iv) acquire offshore entities with business operations in China in an offshore transaction. However, most of these uses are subject to PRC regulations and approvals. For example:

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  capital contributions to our PRC subsidiaries, whether the existing one or newly established ones, must be approved by the PRC Ministry of Commerce or its local counterparts;

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  loans by us to our PRC subsidiaries, each of which is a foreign-invested enterprise, to finance their activities cannot exceed statutory limits and must be registered with the PRC State Administration of Foreign Exchange, or SAFE, or its local branches; and

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  medium and long-term loans by us to our consolidated affiliated entities, which are domestic PRC entities, must be approved by the National Development and Reform Commission and must also be registered with SAFE or its local branches.

        On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into Renminbi by restricting how the converted Renminbi may be used. SAFE Circular 142 provides that the Renminbi capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within China, unless it is provided for otherwise. In addition, SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from the foreign currency registered capital of a foreign-invested company. The use of such Renminbi capital may not be altered without SAFE approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of SAFE Circular 142 could result in severe monetary or other penalties. Furthermore, SAFE promulgated the Notice on Relevant Issues regarding the Strength of Administration of Foreign Exchange Operations or Circular No. 59 on November 19, 2010, which tightens the examination of the authenticity of the settlement of net proceeds from offshore public offerings and requires that the settlement of net proceeds shall be in accordance with the descriptions in the prospectus.

        In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to our future plans to use the U.S. dollar proceeds we receive from this offering for our expansion and operations in China. If we fail to receive such registrations or approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and ability to fund and expand our business.

We may lose the ability to use and enjoy assets held by our consolidated affiliated entities that are important to the operation of our business if such entities go bankrupt or become subject to dissolution or liquidation proceedings.

        As part of our contractual arrangements with our consolidated affiliated entities, such entities hold certain assets that are important to the operation of our business. If our consolidated affiliated entities go bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If our consolidated affiliated entities undergo voluntary or involuntary liquidation proceedings, the unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

If our consolidated affiliated entities fail to obtain and maintain the requisite assets, licenses and approvals required under the complex regulatory environment for online businesses in China, our business, financial condition and results of operations may be materially and adversely affected.

        The Internet industry in China is highly regulated by the PRC government and numerous regulatory authorities of the central PRC government are empowered to issue and implement regulations governing various aspects of the Internet industry. See "Regulations." Our consolidated affiliated entities are required to obtain and maintain certain assets relevant to their business as well as applicable licenses or approvals from different regulatory authorities in order to provide their current services. These assets and licenses are essential to the operation of our business and are generally subject to annual review by the relevant governmental authorities. Furthermore, our affiliated PRC entities may be required to obtain additional licenses. If our consolidated affiliated entities fail to obtain or maintain any of the required assets, licenses or approvals, their continued business operations in the Internet industry may subject them to various penalties, such as the confiscation of illegal net revenues, fines and the discontinuation or restriction of their operations. Any such disruption in the business operations of our affiliated PRC entities will materially and adversely affect our business, financial condition and results of operations.

Risks Relating to Doing Business in China

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet businesses and companies.

        The PRC government extensively regulates the Internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the Internet industry. These Internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC regulation of Internet businesses include, but are not limited to, the following:

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  there are uncertainties relating to the regulation of Internet businesses in China, including evolving licensing practices. This means that permits, licenses or operations at some of our companies may be subject to challenge, or we may fail to obtain permits or licenses that may be deemed necessary for our operations or we may not be able to obtain or renew certain permits or licenses. The major permits and licenses that could be involved include, without limitation, the ICP license. If we fail to maintain any of these required licenses or approvals, we may be subject to various penalties, including fines and the discontinuation of or restrictions on our operations. Any such disruption in our business operations may have a material and adverse effect on our results of operations;

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  new laws and regulations may be promulgated that will regulate Internet activities, including online services. If these new laws and regulations are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations after they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties; and

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  we only have contractual control over our operating website www.55tuan.com. We do not own the website due to the restriction of foreign investment in businesses providing value-added telecom services in China, including Internet content distribution services. This may significantly disrupt our business, subject us to sanctions, compromise enforceability of related contractual arrangements, or have other harmful effects on us.

        The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the Internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, Internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain any new licenses required under any new laws or regulations. There are also risks that we may be found to violate the existing or future laws and regulations given the uncertainty and complexity of China's regulation of Internet businesses.

        On July 13, 2006, the Ministry of Industry and Information Technology, or the MIIT, the successor of the Ministry of Information Industry, issued the Notice of the Ministry of Information Industry on Intensifying the Administration of Foreign Investment in Value-added Telecom Services. This notice prohibits domestic telecom services providers from leasing, transferring or selling telecom business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecom business in China. According to this notice, either the holder of a value-added telecom business operating license or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecom services. The notice also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. Currently, Beijing Wowo Tuan and Kai Yi Shi Dai, two of our PRC consolidated affiliated entities, own the related domain names, and hold the ICP licenses necessary for the operation of our Wowo Tuan and Wowo Platform websites, and Beijing Wowo Tuan is in the process of applying for related trademarks with the Trademark Office of the State Administration for Industry and Commerce. In addition, as a result of our recent acquisitions we are in the process of merging into Wowo Tuan seven websites operated by our consolidated affiliated entities which have not received ICP licences. Pursuant to the Administrative Measures on Internet Information Services effective since September 25, 2000, commercial Internet information services are subject to licensing system. In case the operator provides commercial Internet information services without obtaining an operation license or the services provided by the operator exceed the scope of the services as permitted by the operation license, the relevant telecom administrative agency may order to have such act corrected within a specified period. Where there is illegal income, the illegal income may be confiscated and a fine of no less than three times but no more than five times the value of the illegal income would be imposed; where there is no illegal income or the illegal income does not exceed RMB50,000, a fine of no less than RMB100,000 but no more than RMB1,000,000 may be imposed; in the event of a serious case, the operator shall be ordered to close down its website.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering. Any requirement to obtain prior CSRC approval could delay, or create uncertainties regarding, this offering, and our failure to obtain this approval, if required, could have a material adverse effect on our business, results of operations, reputation and trading price of our ADSs.

        On August 8, 2006, six PRC regulatory authorities, including the CSRC, jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the 2006 M&A Rules, which were later amended on June 22, 2009. According to the 2006 M&A Rules, an offshore special purpose vehicle, or SPV, refers to an overseas company controlled directly or indirectly by domestic companies or individuals for purposes of overseas listing of equity interests in domestic companies (defined as enterprises in the PRC other than foreign-invested enterprises). The 2006 M&A Rules require that the overseas listing by the SPV must be approved by the CSRC. However, the applicability of the 2006 M&A Rules with respect to CSRC approval is unclear. Accordingly, the application of the 2006 M&A Rules with respect to this offering and our corporate structure for this offering established under contractual arrangements remains unclear.

        We believe that the 2006 M&A Rules do not require that we obtain prior CSRC approval for the listing and trading of our ADSs on the Nasdaq Global Market, given that (i) our PRC subsidiary, Wowo Shi Jie, was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition by our company of the equity interest or assets of any "domestic company" as defined under the 2006 M&A Rules, and no provision in the 2006 M&A Rules classifies the contractual arrangements between our company, our PRC subsidiary and any of our consolidated affiliated entities as a type of acquisition transaction falling under the 2006 M&A Rules; (ii) we do not hold any equity interests in Beijing Wowo Tuan, Kai Yi Shi Dai or Yi You Bao or any of their PRC subsidiaries; and (iii) the CSRC currently has not issued any definitive rule concerning whether offerings like the offering contemplated by our company under this prospectus are subject to prior CSRC approval.

        However, if the CSRC subsequently determines that its prior approval is required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations, limit our operating privileges, delay or restrict our sending the proceeds from this offering into China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur.

        We cannot predict when the CSRC may promulgate additional rules or other guidance, if at all. If implementing rules or guidance are issued prior to the completion of this offering and consequently we conclude that we are required to obtain CSRC approval, this offering will be delayed until we obtain CSRC approval, which may take several months or longer. Moreover, the implementing rules or guidance, to the extent issued, may fail to resolve current ambiguities under the 2006 M&A Rules. Uncertainties or negative publicity regarding the 2006 M&A Rules could have a material adverse effect on the trading price of our ADSs.

Regulation and censorship of information distribution over the Internet in China may adversely affect our business, and we may be liable for information displayed on, retrieved from or linked to our website.

        China has enacted laws and regulations governing Internet access and the distribution of products, services, news, information and other content through the Internet. In the past, the PRC government has prohibited the distribution of information through the Internet that it deems to be in violation of PRC laws and regulations. If any of our Internet content were deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations. We may also be subject to potential liability for any unlawful actions of subscribers of our website or for content we distribute that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability to us, and if we are found to be liable, we may be prevented from operating our website in China.

Governmental control of currency conversion may affect the value of your investment.

        The PRC government imposes controls on the convertibility between the Renminbi and foreign currencies despite the significant reduction over the years by the PRC government of control over routine foreign exchange transactions under current accounts. Currently all of our revenues are denominated in Renminbi. Under our current holding company corporate structure, our income is primarily derived from dividend payments from our PRC subsidiary. Shortages in the availability of foreign currency or other restrictions may restrict the ability of our PRC subsidiary to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency-denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from SAFE or its local branch is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Fluctuations in exchange rates of the Renminbi could materially affect our reported results of operations.

        The exchange rates between the Renminbi and the U.S. dollar and other foreign currencies is affected by, among other things, changes in China's political and economic conditions. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi was permitted to fluctuate within a band against a basket of certain foreign currencies. As a result, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. However, the People's Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rates and achieve policy goals. For almost two years after July 2008, the Renminbi traded within a very narrow range against the U.S. dollar, remaining within 1% of its July 2008 high. As a consequence, the Renminbi fluctuated significantly during that period against other freely traded currencies, in tandem with the U.S. dollar. In June 2010, the PRC government announced that it would increase Renminbi exchange rate flexibility. However, it remains unclear how this flexibility might be implemented. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar.

        As we may rely on dividends and other fees paid to us by our subsidiary and affiliated consolidated entities in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars we received from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, since our functional and reporting currency is the U.S. dollar while the functional currency of our subsidiary and consolidated affiliated entities in China is Renminbi, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would have a positive or negative effect on our reported financial results, which may not reflect any underlying change in our business, results of operations or financial condition.

Our operations may be adversely affected by changes in China's political, economic and social conditions.

        Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

        The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China's economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

        While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In the past the PRC government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results. Any significant increase in China's inflation rate could increase our costs and have a negative impact on our operating margins. In addition, any sudden changes to China's political system or the occurrence of widespread social unrest could have negative effects on our business and results of operations.

Under the PRC enterprise income tax law, we may be classified as a "resident enterprise" of China. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders.

        Under the PRC Enterprise Income Tax Law, or the New EIT Law, and the Implementation Rules to the New EIT Law, or the Implementation Rules, both of which became effective on January 1, 2008, an enterprise established outside of the PRC with "de facto management bodies" within the PRC is considered a resident enterprise and is subject to PRC enterprise income tax at the rate of 25% on its global income. The Implementation Rules define the term "de facto management bodies" as "establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise." The only detailed guidance currently available for the definition of "de facto management body" as well as the determination of offshore incorporated PRC tax resident and its administration are set forth in two notices, i.e. the Notice On Issues Relating to Determination of Chinese-Controlled Offshore Enterprise as PRC Resident Enterprises by applying the "De Facto Management Body", or Circular 82, and the Administrative Measures of Enterprise Income of Chinese Controlled Offshore Incorporated Resident Enterprise (Trial), or Circular 45, issued by the PRC State Administration of Taxation, or the Circulars, which provide guidance on the administration as well as determination of the tax residency status of a Chinese controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the law of a foreign country or territory and that has a PRC company or PRC corporate group as its primary controlling shareholder. The Circulars provide that a foreign enterprise controlled by a PRC enterprise or a PRC enterprise group will be classified as a "resident enterprise" with its "de facto management body" located within China if all of the following requirements are satisfied: (i) the enterprise's day-to-day operations management is primarily exercised in China, (ii) decisions relating to the enterprise's financial and human resource matters are made or subject to approval by organizations or personnel in China, (iii) the enterprise's primary assets, accounting books and records, company seals, board and shareholders' meeting minutes are located or maintained in China, and (iv) 50% or more of voting board members or senior executives of the enterprise habitually reside in China. If all of these criteria are met, the relevant offshore enterprise controlled by PRC enterprises or PRC enterprise groups will be deemed to have its "de facto management body" in China and therefore be deemed a PRC resident enterprise. The Circulars made clarification in the areas of resident status determination, post-determination administration, as well as competent tax authorities. The Circulars also specify that when provided with a copy of Chinese tax resident determination certificate from a resident Chinese controlled offshore incorporated enterprise, the payer should not withhold 10% income tax when paying the Chinese-sourced dividends, interest, royalties, etc. to the Chinese controlled offshore incorporated enterprise. Although the Circulars only apply to offshore enterprises controlled by PRC enterprises and not those by PRC individuals, the determination criteria and administration clarification made in the Circulars may reflect the PRC State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax residency status of offshore enterprises and the administration measures should be implemented. If the PRC authorities were to determine that we should be treated as a PRC resident enterprise for the purpose of PRC enterprise income tax, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our financial condition and results of operations.

        Pursuant to the New EIT Law and the Implementation Rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign enterprise investors will be subject to a 10% withholding tax, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. We are a Cayman Islands holding company and substantially all of our income may come from dividends from our PRC subsidiary through our Hong Kong holding company. To the extent these dividends are subject to withholding tax, the amount of funds available to us to meet our cash requirements, including the payment of dividends to our shareholders and ADS holders, will be reduced.

        The Implementation Rules provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as China-sourced income. It is not clear how "domicile" may be interpreted under the New EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered to be a PRC resident enterprise for tax purposes, any dividends we pay to our overseas corporate shareholders or ADS holders as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs may be regarded as China-sourced income and as a result subject to PRC withholding tax at a rate of up to 10%, subject to the provisions of any applicable tax treaty.

        If we are required under the New EIT Law to withhold PRC income tax on any dividends paid to our non-PRC shareholders and ADS holders or if gains from dispositions of our shares or ADSs are subject to PRC tax, your investment in our ADSs or ordinary shares may be materially and adversely affected.

        Furthermore, the State Administration of Taxation promulgated the Notice on How to Understand and Determine the Beneficial Owners in Tax Treaties in October 2009, or Circular 601, which provides guidance for determining whether a resident of a contracting state is the "beneficial owner" of an item of income under China's tax treaties and tax arrangements. According to Circular 601, a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. The conduit company normally refers to a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. We cannot assure you that any dividends to be distributed by us to our non-PRC shareholders and ADS holders whose jurisdiction of incorporation has a tax treaty with China providing for avoidance of double taxation will be entitled to the benefits under the relevant withholding arrangement.

The PRC legal system embodies uncertainties which could limit the legal protections available to you and us.

        As our main operating entities and a substantial majority of our assets are located in China, PRC laws and the PRC legal system in general may have a significant impact on our business operations. Although China's legal system has developed over the last several decades, PRC laws, regulations and legal requirements remain underdeveloped relative to those of the United States. For example, there remain uncertainties regarding the evolution of the PRC laws and regulations applicable to the group buying industry, including with respect to business tax obligations. Any entity or individual providing services in China as defined under relevant PRC tax laws and regulations is generally required to pay PRC business tax at the rate of 5% and surcharges on the revenues generated from providing such services. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries such as tourism or construction. As a group buying service provider, we are subject to PRC business tax and surcharges, which are collected by local tax authorities. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end customers, we believe that the current payment of business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. Therefore, as of the date of this prospectus, our PRC business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although we believe it is appropriate for us to pay business taxes on a net basis, we cannot assure you that the PRC tax authorities will not challenge such basis of our business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that our business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require our business taxes to be paid on the gross revenue, this would result in an increase of our business tax liability, and the PRC authorities may impose late payment fees and other penalties on us for any unpaid business taxes. Consequently, our financial conditions and our business operations may be adversely affected. Moreover, PRC laws and regulations change frequently and their interpretation and enforcement involve uncertainties. For example, the interpretation or enforcement of PRC laws and regulations may be subject to government rules or policies, some of which are not published on a timely basis or at all. In addition, the relative inexperience of China's judiciary in some cases may create uncertainty as to the outcome of litigation. These uncertainties could limit our ability to enforce our legal or contractual rights or otherwise adversely affect our business and operations. Furthermore, due to the existence of unpublished rules and policies, and since newly issued PRC laws and regulations may have a retroactive effect, we may not be aware of our violation of certain PRC laws, regulations, policies or rules until after the fact.

A failure by our shareholders or beneficial owners who are PRC citizens or residents in China to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities or subject us to liability under PRC laws, which could adversely affect our business and financial condition.

        In October 2005, SAFE issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 75 states that PRC citizens or residents must register with the relevant local SAFE branch or SAFE in connection with their establishment or control of an offshore entity established for the purpose of overseas equity financing involving a roundtrip investment whereby the offshore entity acquires or controls onshore assets or equity interests held by the PRC citizens or residents. In addition, such PRC citizens or residents must update their SAFE registrations when the offshore special purpose company undergoes material events relating to increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, external guarantees, or other material events that do not involve roundtrip investments. Since May 2007, SAFE has issued guidance to its local branches regarding the operational procedures for such registration, which provides more specific and stringent requirements on the registration relating to SAFE Circular 75. The guidance imposes obligations on onshore subsidiaries of the offshore special purpose company to coordinate with and supervise the beneficial owners of the offshore entity who are PRC citizens or residents to complete the SAFE registration process. If the beneficial owners fail to comply with these rules, the onshore subsidiaries are required to report the non-compliance to the local branch of SAFE.

        We are committed to complying, and to ensuring that our shareholders and beneficial owners who are PRC citizens or residents comply, with SAFE Circular 75 requirements. We understand that most of our PRC citizen or resident beneficial owners have completed their initial registrations with the local counterpart of SAFE in Beijing, and will apply for updated registrations under SAFE Circular 75. The rest of our PRC citizen or resident beneficial owners will also apply for registrations under SAFE Circular 75 with the relevant local counterpart of SAFE in Beijing. However, we may not be fully informed of the identities of all our beneficial owners who are PRC citizens or residents, and we cannot compel our beneficial owners to comply with SAFE Circular 75 requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC citizens or residents have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE Circular 75 or other related regulations. Failure by such shareholders or beneficial owners to comply with SAFE Circular 75, or failure by us to amend the foreign exchange registrations of our PRC subsidiary, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects. See "—We may rely principally on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC and Hong Kong subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business."

A failure to comply with PRC regulations regarding the registration of shares and share options held by our employees who are PRC citizens may subject such employees or us to fines and legal or administrative sanctions.

        Pursuant to the Implementation Rules of the Administrative Measures on Individual Foreign Exchange, or the Individual Foreign Exchange Rules, promulgated by SAFE on January 5, 2007 and a relevant guidance issued by SAFE in March 2007, PRC citizens who are granted shares or share options by an overseas-listed company according to its employee share option or share incentive plan are required, through the PRC subsidiary of such overseas-listed company or other qualified PRC agents, to register with SAFE and complete certain other procedures related to the share option or other share incentive plan. In addition, the overseas-listed company or its PRC subsidiary or other qualified PRC agent is required to appoint an asset manager or administrator and a custodian bank, and open special foreign currency accounts to handle transactions relating to the share option or other share incentive plan. For participants who had already participated in an employee share option or share incentive plan before the date of the guidance, the guidance require their PRC employers or PRC agents to complete the relevant formalities within three months of the date of the guidance. We and our PRC citizen employees who have been granted share options, or PRC option holders, will be subject to these rules upon the listing and trading of our ADSs on the Nasdaq Global Market. If we or our PRC option holders fail to comply with these rules, we or our PRC option holders may be subject to fines and legal or administrative sanctions. See "Regulations—Regulations on Foreign Exchange."

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

        Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Enterprises, or SAT Circular 698, issued by the State Administration of Taxation on December 10, 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the relevant tax authority of the PRC resident enterprise this Indirect Transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax at the rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interest in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

        There is little guidance and practical experience regarding the application of SAT Circular 698, and there is uncertainty as to its interpretation and application. SAT Circular 698 may be determined by the PRC tax authorities to be applicable to our private equity financing transactions or other transactions regarding this offering where non-resident investors were involved. As a result, we and our non-resident investors in such transactions may become subject to the reporting obligations and even at risk of being taxed under SAT Circular 698 and we may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under the general anti-avoidance rules of the New EIT Law, which may have a material adverse effect on our financial condition and results of operations or such non-resident investors' investment in us.

PRC laws and regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

        PRC laws and regulations, such as the 2006 M&A Rules, the Anti-Monopoly Law promulgated by the PRC National People's Congress in 2007 and the Notice on the Establishment of the Security Review System in Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by the State Council, or the Security Review Rule, establish procedures and requirements that could make some acquisitions of Chinese companies by foreign investors and companies more time-consuming and complex, including requirements in some instances that various governmental authorities be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. For example, on February 3, 2011, the State Council promulgated the Security Review Rule, which provides, among other things, that merger and acquisition transactions by foreign investors of PRC enterprises in sensitive sectors or industries, such as Internet information service industry which our operations fall within, may be subject to security review. Consequently, any such transaction may be blocked due to their impact on the national defense security, national economic stability, basic social life order, or capacity of indigenous research and development of key technologies. On August 25, 2011, the Ministry of Commerce promulgated the Regulations on Implementing the Security Review System in Mergers and Acquisition of Domestic Enterprises by Foreign Investors, which, among other things, sets forth detailed provisions on how the security review of relevant transactions would be conducted, and provides for that foreign investors may not for any reason evade the security review process through entrustment, phased-in investment, leasing, loans and control agreement, and overseas transactions. We may expand our business in part by acquiring complementary businesses. Complying with the requirements of the relevant PRC laws and regulations to complete such transactions could be time-consuming, and any required approval processes may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The enforcement of the Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

        On June 29, 2007, the Standing Committee of the National People's Congress of China enacted the Labor Contract Law, which became effective on January 1, 2008. The Labor Contract Law introduces specific provisions related to fixed-term labor contracts, part-time employment, probation, consultation with labor union and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining, which together represent enhanced enforcement of labor laws and regulations. According to the Labor Contract Law, an employer is obliged to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unlimited term, with certain exceptions. The employer must also pay severance to an employee in nearly all instances where a labor contract, including a contract with an unlimited term, is terminated or expires. In addition, the government has continued to introduce various new labor-related regulations after the Labor Contract Law. Among other things, new annual leave requirements mandate that annual leave ranging from five to 15 days is available to nearly all employees and further require that the employer compensate an employee for any annual leave days the employee is unable to take in the amount of three times his daily salary, subject to certain exceptions. As a result of these new regulations designed to enhance labor protection, our labor costs are expected to increase. In addition, as the interpretation and implementation of these new regulations are still evolving, we cannot assure you that our employment practices do not or will not violate the Labor Contract Law and other labor-related regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

Risks Relating to Our ADSs and This Offering

An active trading market for our ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

        Prior to this offering, there has been no public market for our ADSs or our ordinary shares represented by the ADSs. If an active public market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs may be adversely affected. We have applied to list our ADSs on the Nasdaq Global Market. A liquid public market for our ADSs may not develop. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which the ADSs are traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your ADSs regardless of our operating performance or prospects. In the past, following periods of volatility in the market price of a company's securities, shareholders have often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on our results of operations.

Future sales or perceived sales of our ADSs or ordinary shares by existing shareholders could cause our ADSs' price to decline.

        If our existing shareholders sell, indicate an intention to sell, or are perceived to intend to sell, substantial amounts of our ordinary shares in the public market after the 180-day contractual lock-up period and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our ordinary shares could decline. Upon closing of this offering, we will have                outstanding ordinary shares. All ADSs sold in this offering will be freely tradable, without restriction, in the public market. The representatives of the underwriters may, in their sole discretion, permit our officers, directors, employees and current option holders and shareholders to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements pertaining to this offering expire (180 days or more from the date of this prospectus), all of our outstanding shares will be eligible for sale in the public market, but they will be subject to volume limitations under Rule 144 under the U.S. Securities Act of 1933, as amended, or the Securities Act. In addition, ordinary shares subject to outstanding options under our share incentive plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our ordinary shares could decline.

Because the initial public offering price is substantially higher than our pro forma net tangible book value per ADS, you will incur immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$                per ADS (assuming no exercise of outstanding options to acquire ordinary shares), representing the difference between our pro forma net tangible book value per ADS as of                , 2011, after giving effect to this offering and the assumed initial public offering price of US$                per ADS (the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus). In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of outstanding share options. Substantially all of the ordinary shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the initial public offering price per ADS in this offering.

We may be a passive foreign investment company, or PFIC, which could result in adverse United States tax consequences to United States investors.

        For any taxable year, we will be a passive foreign investment company, or PFIC, for United States federal income tax purposes if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) the average percentage of our assets (generally by value) in that taxable year which produce or are held for the production of passive income (which includes cash) is at least 50%. Although we do not believe we were a PFIC for our most recent taxable year, in light of our significant cash balances (taking into account the expected proceeds from this offering) and the uncertainty as to the extent, if any, that our goodwill may be taken into account in determining our PFIC status for the 2011 taxable year, we may be a PFIC for the 2011 taxable year. With respect to the 2012 taxable year and foreseeable future taxable years, we presently do not anticipate that we will be a PFIC based upon the expected value of our assets, including goodwill (determined, in part, based on the expected price of our ADSs in the offering), and the expected composition of our income and assets. However, we may be a PFIC for the 2012 taxable year or any future taxable years due to changes in our asset, income composition or the value of our assets, including if our market capitalization is less than anticipated or subsequently declines. In addition, there is uncertainty as to the treatment of our contractual arrangements with our consolidated affiliated entities for purposes of the PFIC rules. If it is determined that we do not own the stock of our consolidated affiliated entities for United States federal income tax purposes, we may be treated as a PFIC. If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, we generally will continue to be treated as a PFIC as to you for all succeeding taxable years during which you hold our ADSs or ordinary shares, except if you have made a mark-to-market election. Because there are uncertainties in the application of the relevant rules and PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we will not be a PFIC for any year. If we are a PFIC, U.S. holders of our ADSs or ordinary shares may be subject to increased tax liabilities under United States federal income tax laws and may be subject to burdensome reporting requirements. See "Taxation—Material United States Federal Income Tax Consequences—Passive Foreign Investment Company." As the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, our U.S. counsel expresses no opinion with respect to our PFIC status.

We are a "foreign private issuer," and have disclosure obligations that are different from those of U.S. domestic reporting companies; as a result, you should not expect to receive the same information about us at the same time when a U.S. domestic reporting company provides the information required to be disclosed.

        We are a foreign private issuer and, as a result, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Securities Exchange Act of 1934, or the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports or proxy statements. We will have 120 days from the end of each fiscal year to file our annual report on Form 20-F for the fiscal years ending on or after December 15, 2011. We are not required to disclose detailed individual executive compensation information that is required to be disclosed by U.S. domestic issuers. Further, our directors and executive officers are not required to report equity holdings under Section 16 of the Securities Act and are not subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer are different than those imposed on U.S. domestic reporting companies, our shareholders should not expect to receive the same information about us and at the same time as the information received from, or provided by U.S. domestic reporting companies.

You may not receive certain distributions we made on our ordinary shares or other deposited securities if the depositary decides not to make such distribution to you.

        The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution.

The trading price of our ADSs may be volatile, which could result in substantial losses to investors.

        The trading price of our ADSs may be volatile and could fluctuate widely in response to factors relating to our business as well as external factors beyond our control. Factors such as variations in our financial results, announcements of new business initiatives by us or by our competitors, recruitment or departure of key personnel, changes in the estimates of our financial results or changes in the recommendations of any securities analysts electing to follow our securities or the securities of our competitors could cause the market price for our ADSs to change substantially. At the same time, securities markets may from time to time experience significant price and volume fluctuations that are not related to the operating performance of particular companies. For example, in late 2008 and early 2009, the securities markets in the United States, China and other jurisdictions experienced the largest decline in share prices since September 2001. These market fluctuations may also have a material adverse effect on the market price of our ordinary shares.

        The performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our ADSs. In recent years, a number of PRC companies have listed their securities, or are in the process of preparing for listing their securities, on U.S. stock markets. Some of these companies have experienced significant volatility, including significant price declines in connection with their initial public offerings. The trading performances of these PRC companies' securities at the time of or after their offerings may affect the overall investor sentiment towards PRC companies listed in the United States and consequently may impact the trading performance of our ADSs. These broad market and industry factors may significantly affect the market price and volatility of our ADSs, regardless of our actual operating performance. Any of these factors may result in large and sudden changes in the trading volume and price for our ADSs.

Anti-takeover provisions in our charter documents may discourage a third party from acquiring us, which could limit our shareholders' opportunities to sell their shares at a premium.

        Our                amended and restated memorandum and articles of association include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change-of-control transactions. For example, our board of directors will have the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix the powers and rights of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. In addition, if our board of directors issues preferred shares, the market price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be adversely affected. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.

        Our corporate affairs are governed by our                amended and restated memorandum and articles of association, the Cayman Islands Companies Law (2010 Revision), as amended, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by noncontrolling shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

        The Cayman Islands courts are unlikely:

  •
  to recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  to entertain original actions brought against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands. You should also read "Description of Share Capital—Differences in Corporate Law" for some of the differences between the corporate and securities laws in the Cayman Islands and the United States.

You will have limited ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in the Cayman Islands, because we conduct a majority of our operations in China and because the majority of our directors and officers reside outside the United States.

        We are incorporated in the Cayman Islands and conduct our operations exclusively in China. All of our assets are located outside the United States. Substantially all of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state, and it is uncertain whether such Cayman Islands or PRC courts would be competent to hear original actions brought in the Cayman Islands or China against us or such persons predicated upon the securities laws of the United States or any state. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforcement of Civil Liabilities."

        Shareholders of Cayman Islands exempted companies such as ourselves have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our amended and restated articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Your ability to protect your rights as shareholders through the U.S. federal courts may be limited because we are incorporated under Cayman Islands law.

        Cayman Islands companies may not have standing to initiate a derivative action in a federal court of the United States. As a result, your ability to protect your interests if you are harmed in a manner that would otherwise enable you to sue in a United States federal court may be limited to direct shareholder lawsuits.

We have not determined a specific use for the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

        We have not determined a specific use for the net proceeds of this offering. Our management will have considerable discretion in the application of these proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our ADS price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value.

The voting rights of holders of ADSs are limited in several significant ways by the terms of the deposit agreement.

        Holders of our ADSs may only exercise their voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions from a holder of ADSs in the manner set forth in the deposit agreement, the depositary will endeavor to vote the underlying ordinary shares in accordance with these instructions. Under our                amended and restated memorandum and articles of association and Cayman Islands law, the minimum notice period required for convening a general meeting is 10 days. When a general meeting is convened, you may not receive sufficient notice of a shareholders' meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter at the meeting. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ordinary shares are not voted as you requested.

The depositary of our ADSs will, except in limited circumstances, grant to us a discretionary proxy to vote the ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, which could adversely affect your interests and the ability of our shareholders as a group to influence the management of our company.

        Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders' meetings if you do not vote, unless:

  •
  we have failed to timely provide the depositary with our notice of meeting and related voting materials;

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

  •
  a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

  •
  voting at the meeting is made on a show of hands.

        The effect of this discretionary proxy is that you cannot prevent our ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for holders of ADSs to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

You may not receive distributions on our ordinary shares or any value for them if it is unlawful or impractical for us to make them available to you.

        The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian for our ADSs receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, the depositary is not responsible if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration is required for such distribution. We have no obligation to take any other action to permit the distribution of our ADSs, ordinary shares, rights or anything else to holders of our ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is unlawful or impractical for us to make them available to you. These restrictions may have a material and adverse effect on the value of your ADSs.

You may be subject to limitations on the transfer of your ADSs.

        Your ADSs, represented by ADRs, are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our books or the books of the depositary are closed, or at any time if we think or the depositary thinks it is necessary or advisable to do so in connection with the performance of its duty under the deposit agreement, including due to any requirement of law or any government or governmental body, or under any provision of the deposit agreement.

Compliance with rules and requirements applicable to public companies may cause us to incur increased costs, which may negatively affect our results of operations.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq Global Market, have required changes in corporate governance practices of public companies. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. Complying with these rules and requirements may be especially difficult and costly for us because we may have difficulty locating sufficient personnel in China with experience and expertise relating to U.S. GAAP and U.S. public company reporting requirements, and such personnel may command higher salaries relative to what similarly experienced personnel would command in the United States. If we cannot employ sufficient personnel to ensure compliance with these rules and regulations, we may need to rely more on outside legal, accounting and financial experts, which may be very costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Our corporate actions are substantially influenced by Maodong Xu, our founder, chairman and chief executive officer, whose interests may differ from yours and our company as a whole.

        Immediately following this offering, Maodong Xu will beneficially own approximately            % of our outstanding shares or             % if the underwriters exercise their option to purchase additional ADSs in full.

        Accordingly, Mr. Xu will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also discourage, delay or prevent a change of control transactions involving our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering.

As a foreign private issuer, we are permitted to, and we plan to, rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer's directors consist of independent directors. This may afford less protection to holders of our ordinary shares and ADSs.

        Section 5605(b)(1) of the Nasdaq Listing Rules requires listed companies to have, among other things, a majority of its board members to be independent, and Section 5605(d) and 5605(e) require listed companies to have independent director oversight of executive compensation and nomination of directors. As a foreign private issuer, however, we are permitted to, and we plan to follow home country practice in lieu of the above requirements. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors or the implementation of a nominating and corporate governance committee. Since a majority of our board of directors will not consist of independent directors as long as we rely on the foreign private issuer exemption, fewer board members will be exercising independent judgment and the level of board oversight on the management of our Company may decrease as a result. In addition, we currently intend to follow Cayman Islands law instead of the Nasdaq requirements that mandate that we obtain shareholder approval for certain dilutive events, such as an issuance that will result in a change of control, certain transactions other than a public offering involving issuances of 20% or greater interests in the company and certain acquisitions of the shares or assets of another company. For a description of the material corporate governance differences between the Nasdaq requirements and Cayman Islands law, see "Description of Share Capital—Differences in Corporate Law."

The Deposit Agreement may be amended or terminated without your consent under certain circumstances, which limits your rights and could adversely affect your interests in our ADSs.

        We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders [30] days' prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

        We also have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected. After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

        In the event the Deposit Agreement is modified or terminated, you may have different rights relating to the ADSs than when you first invested in our ADSs. These modifications may differ from your expectations upon your initial investment. Moreover, in the event the Deposit Agreement is terminated, whether by us or the depositary, we may not be able to enter into a replacement Deposit Agreement on commercially reasonable terms, in a timely manner or at all, in which case your rights and interests in our ADSs would be materially and adversely affected.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business." In some cases, these forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

  •
  our goals and strategies;

  •
  our prospects, business development, growth of our operations, financial condition and results of operations;

  •
  the expected growth of the Internet and mobile user populations in China;

  •
  our plans to enhance subscriber experience, upgrade our infrastructure and increase our service offerings;

  •
  our expectations regarding demand for and market acceptance of our services;

  •
  competition in our industry in China;

  •
  our planned use of proceeds; and

  •
  fluctuations in general economic and business conditions in China.

        These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in "Prospectus Summary—Our Challenges," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Business," "Regulations" and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

        This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The online service industry may not grow at the rate projected by market data, or at all. The failure of this market to grow at the projected rate may have a material adverse effect on our business and the market price of our ADSs. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately US$            after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and based upon an assumed initial offering price of US$            per ADS (the mid-point of the estimated public offering price range shown on the front cover of this prospectus). A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS would increase (decrease) the net proceeds to us from this offering by US$            , after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus.

        We anticipate to use approximately US$10 million of the net proceeds of this offering for the deployment of approximately 50,000 GEM units. We anticipate to use the remaining net proceeds of this offering for general corporate purposes, including working capital needs.

        In addition, the purposes of this offering also include the retention of employees by providing them with equity incentives and the creation of a public market for our ordinary shares represented by the ADSs for the benefit of our shareholders. We did not have any agreements or understandings to make any material acquisitions of, or investments in, other businesses as of the date of this prospectus.

        The foregoing represents our intentions as of the date of this prospectus with respect of the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of the offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

        To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing, debt instruments or bank deposits. These investments may have a material adverse effect on the United States federal income tax consequences of your investment in our ADSs. See "Risk Factors—Risk Factors Relating to Our ADSs and This Offering—We may be a passive foreign investment company, or PFIC, which could result in adverse United States tax consequences to United States investors" and "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company."

        In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to other entities only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors—Risk Related to Our Corporate Structure—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may limit our use of the proceeds we receive from this offering to fund our expansion or operations."

 DIVIDEND POLICY

        Since our inception, we have not declared or paid any dividends on our ordinary shares. We have no present plan to pay any dividends on our ordinary shares in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        Any future determination to pay dividends will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

        We are a holding company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders and ADS holders, we will rely on dividends distributed by our PRC subsidiary. Certain payments from our PRC subsidiary to us are subject to PRC taxes, such as withholding income tax. In addition, regulations in China currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Our PRC subsidiary is required to set aside at least 10% of its after-tax profit based on PRC accounting standards every year to a statutory common reserve fund until the aggregate amount of such reserve fund reaches 50% of the registered capital of such subsidiary. Such statutory reserves are not distributable as loans, advances or cash dividends. Our PRC subsidiary may set aside a certain amount of its after-tax profits to other funds at its discretion. These reserve funds can only be used for specific purposes and are not transferable to the company's parent in the form of loans, advances or dividends. See "Risk Factors—Risks Relating to Our Corporate Structure—We may rely principally on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC and Hong Kong subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business."

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2011 presented on:

  •
  an actual basis;

  •
  a pro forma basis to reflect the automatic conversion of all of our outstanding Series A convertible redeemable preferred shares into ordinary shares immediately upon the completion of the offering at a conversion ratio of one convertible participating preferred shares to one ordinary shares as if the conversion had occurred as of June 30, 2011; and

  •
  a pro forma as adjusted basis to reflect the automatic conversion of all of our outstanding Series A convertible redeemable preferred shares, the issuance and sale of the ordinary shares in the form of ADSs offered hereby at an assumed initial public offering price of US$          per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters' over-allotment option and no other change to the number of ADS sold by us as set forth on the cover page of this prospectus.

        The as adjusted information below is illustrative only and our capitalization following the closing of this offering is subject to adjustment based on the initial public offering price of our ADSs and other terms of this offering determined at pricing. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2011
	Actual	Pro forma	Pro forma as adjusted US$
	US$	US$
	(in thousands)
Series A-1 convertible redeemable preferred shares, US$0.00001 par value per share, 20,000,000 preferred shares authorized, 5,489,604 shares issued and outstanding	5,159,717	—
Series A-2 convertible redeemable preferred shares, US$0.00001 par value per share, 51,339,646 preferred shares authorized, 32,857,287 shares issued and outstanding	32,312,022	—
Shareholders' equity (deficit):
Ordinary shares, US$0.00001 par value per share, 1,928,600,536 shares authorized; 323,886,640 shares issued and outstanding	3,239	3,622
Additional paid-in capital(1)	18,499,309	55,970,665
Accumulated deficit	(30,653,385)	(30,653,385)
Accumulated other comprehensive income/(loss)	(191,671)	(191,671)

Total shareholders' equity (deficit)	(12,342,508)	25,129,231
Noncontrolling interests	1,540,972	1,540,972

Total capitalization(1)	26,670,203	26,670,203

(1)
A US$1.00 increase (decrease) in the assumed initial public offering price of US$          would increase (decrease) each of additional paid-in capital, total equity and total capitalization by US$           million.

 DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value as of June 30, 2011 was approximately US$10.8 million, or US$0.03 per ordinary share, and US$            per ADS. Net tangible book value per ordinary share is determined by dividing our net tangible book value by the number of outstanding ordinary shares. Our net tangible book value is determined by subtracting the value of our acquired net intangible assets, goodwill, total liabilities and noncontrolling interests from our total assets. Dilution is determined by subtracting net tangible book value per ordinary share after giving effect to the automatic conversion of all our issued and outstanding preferred shares into ordinary shares immediately upon the completion of this offering, and the issuance and sales by us of                   ADS offered in this offering at the initial public offering price of US$            per ADS after deduction of the underwriting discounts and commissions and estimated net offering expenses.

        Without taking into account any other changes in such net tangible book value after June 30, 2011, other than to give effect to (i) the automatic conversion of all of our issued and outstanding preferred shares into ordinary shares immediately prior to the completion of this offering and (ii) our sale of                          ADSs offered in this offering at the assumed initial public offering price of US$            per ADS, which is the mid-point of our estimated initial public offering price range as set forth on the cover of this prospectus, with estimated net proceeds of US$         million after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of June 30, 2011 would have been US$         million, US$        per outstanding ordinary share, including ordinary shares represented by our outstanding ADSs, and US$        per ADS. This represents an immediate increase in pro forma net tangible book value of US$        per ordinary share, or US$        per ADS, to existing shareholders and an immediate dilution in pro forma net tangible book value of US$        per ordinary share, or US$        per ADS, to new investors in this offering. The following table illustrates such per ordinary share dilution:

Assumed initial public offering price per ADS	US$
Pro forma net tangible book value per share after giving effect to the automatic conversion of all of our issued and outstanding preferred shares into ordinary shares	US$
Increase in net tangible book value per ordinary share attributable to price paid by new investors	US$
Pro forma net tangible book value per ordinary share after the offering	US$
Dilution in net tangible book value per ordinary share to new investors in the offering	US$
Dilution in net tangible book value per ADS to new investors in the offering	US$

        A US$1.00 increase (decrease) in the assumed initial public offering price of US$        per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by US$         million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by US$        per ordinary share and US$        per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$        per ordinary share and US$        per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other expenses of the offering. The pro forma information discussed above is illustrative only. Our net tangible book value following the closing of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

        The following table summarizes on a pro forma basis the differences as of December 31, 2010 between the existing shareholders including holders of our preferred shares, and the new investors with respect to the number of ordinary shares (in the form of ADSs) purchased from us, the total consideration paid and the average price per ordinary share paid [before deducting underwriting discounts and commissions and other expenses of this offering]. The total number of ordinary shares does not include ordinary shares represented by ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

						Average Price per Ordinary share Equivalent
	Ordinary shares Purchased		Total Consideration				Average Price per ADS Equivalent
	Number	Percent	Amount		Percent
Existing shareholders	362,233,501	100%	US$	50,513,255	100%	US$	US$
New investors		%			%

Total		100.0%	US$		100.0%	US$	US$

        A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by US$             million, US$             million and US$            , respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and other expenses of this offering.

        The discussion and table above also do not take into consideration any outstanding share options as of the date of this prospectus. There were            ordinary share issuable upon exercise of outstanding share options at a weighted average exercise price of US$            per share, and there were                  ordinary shares available for future issuance upon the exercise of future grants under our 2011 Share Incentive Plan. To extent that any of these options are exercised, there will be further dilution to new investors.

 ENFORCEMENT OF CIVIL LIABILITIES

        We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, under which the legal judgments may be reached and enforced in a relatively reliable fashion, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        A substantial portion of our assets are located in China. In addition, most of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us, our officers and directors.

        We have appointed [Law Debenture Corporate Services Inc.] as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        Conyers Dill & Pearman, our counsel as to Cayman Islands law, and, Commerce & Finance Law Offices, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Conyers Dill & Pearman has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation. There are currently no treaties or reciprocal agreements between the Cayman Islands and China or the United States that allow enforcement of foreign judgments without having to commence proceedings in the Cayman Islands. The Cayman Islands courts can be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name in the Cayman Islands courts to challenge (i) an act which is beyond the powers of the Company or illegal, (ii) an act which constitutes a fraud of our controlling shareholders against the minority, and (iii) an irregularity in the passing of a resolution which requires a qualified (or special) majority under Cayman Islands law.

        Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. In addition, it will be difficult for shareholders to originate actions against us in China under PRC law, because we are incorporated under the laws of the Cayman Islands and it is difficult for shareholders, by virtue of only holding our ADSs or ordinary shares, to establish a connection to China for a PRC court to have subject matter jurisdiction as required by the PRC Civil Procedures Law.

 OUR HISTORY AND CORPORATE STRUCTURE

        Wowo Limited, the listing entity, was incorporated on July 13, 2011. On August 4, 2011, we effected a share swap in which shareholders of Wowo Group Limited, our previous holding company, received one Wowo Limited share in exchange for each share of the same class they hold in Wowo Group Limited. The following diagram illustrates our corporate structure as of the date of the prospectus. See "—Our Subsidiaries and Consolidated Affiliated Entities" for more information on the operations of our corporate entities. For additional information on risks relating to the countries in which our subsidiaries operate, see "Risk Factors—Risk Relating to Our Business and Industry".

(1)
Mr. Xu Maodong and Mr. Xu Tianqing respectively own 60% and 40% respectively of the equity interests in each of Kai Yi Shi Dai and Yi You Bao. Beijing Wowo Tuan has 14 PRC subsidiaries, as well as 123 local branches as of the date of this prospectus. Beijing Wowo Tuan is held respectively by Mr. Maodong Xu as to 76%, and other PRC individuals as to the remaining 24% in aggregate including Ms. Yonghong Lv, Mr. Xiaoyong Hu, Mr. Guang Yang, Mr. Yuedong Jiang, Mr. Jianguang Wu , Ms. Yan Chen, Ms. Jinghan Wei, Mr. Hanyu Liu, Mr. Xiangqing Lin, Mr. Dong Zhang, Mr. Weihong Xiao, Mr. Michael Guangyu Lv, Mr. Yunming Wang, Mr. Chuanjun Liu, Ms. Pingping Lin, Mr. Guozhang Pan and Mr. Yongming Zhang.

(2)
Pursuant to the relevant agreement, Beijing Wowo Tuan will transfer 49% equity interests in the newly formed entity to the local group buying service provider.

Our History

        We commenced operations of our business of group buying services in March 2010 through Beijing Wowo Tuan, a limited liability company established in China, which was formerly known as Beijing Jihe Weilai Technology Co., Ltd., or Jihe Weilai, and incorporated in May 2008. In December 2010, Mr. Xu Maodong and his wife, Ms. Zhou Fang, acquired 100% equity of Jihe Weilai from its previous shareholders. To enable us to raise capital from international investors, our current holding company, Wowo Group Limited, was incorporated under the laws of the British Virgin Islands in January 2011. In January 2011, we incorporated Wowo Holding Limited, our wholly owned subsidiary in Hong Kong, which subsequently established its wholly owned subsidiary, Wowo Shi Jie, in China in May 2011. In April 2011, Mr. Xu Maodong acquired 100% equity of Kai Yi Shi Dai, a limited liability company incorporated in China in September 2010. Beijing Wowo Tuan and Kai Yi Shi Dai holds the licenses required for our operations of www.55tuan.com and www.jieshi.com respectively. In May 2011, Mr. Xu Maodong and Mr. Xu Tianqing established Yi You Bao in China. As of the date of this prospectus, Beijing Wowo Tuan has established or acquired 14 subsidiaries, as well as 123 branches in China.

        Foreign investment in Internet companies is currently subject to significant restrictions under current PRC laws and regulations. As a result, Wowo Shi Jie entered into a series of contractual arrangements with Beijing Wowo Tuan, Kai Yi Shi Dai, Yi You Bao and their shareholders in May and June 2011, to gain effective control over the operations of Beijing Wowo Tuan, Kai Yi Shi Dai, Yi You Bao and their respective subsidiaries.

        In April 2011, Wowo Group Limited issued in private placement 5,489,604 Series A-1 preferred shares to Zero2IPO China Fund II L.P. for a purchase price of US$5.0 million. During the period from May 2011 to July 2011, Wowo Group Limited issued in private placements an aggregate of 51,339,464 Series A-2 preferred shares to several investors, including without limitation Zero2IPO China Fund II L.P., CDH Barley Limited, and Besto Holdings Limited, for an aggregate purchase price of US$50 million.

Our Subsidiaries and Consolidated Affiliated Entities

        As of the date of this prospectus, we had the following significant subsidiaries and consolidated affiliated entities:

  Non-PRC Subsidiary

        On January 24, 2011, we established our wholly owned subsidiary in Hong Kong, Wowo Holding Limited, which subsequently established our PRC wholly owned subsidiary in May 2011.

  PRC Subsidiary

        We have one PRC wholly owned subsidiary as of the date hereof, namely Wowo Shi Jie. Wowo Shi Jie was incorporated on May 19, 2011, and is 100% owned by Wowo Holding Limited, our wholly owned subsidiary in Hong Kong.

  Agreements that Provide Us with Effective Control over Our Affiliated Consolidated Entities

        Foreign investment in Internet companies is currently subject to significant restrictions under PRC laws and regulations. As a Cayman corporation, we do not qualify to conduct these businesses under PRC regulations. In addition, foreign investment in the online service industry requires the foreign investor to possess certain qualifications, which we do not have, and our PRC subsidiary, Wowo Shi Jie, is considered a foreign invested enterprise which is restricted from holding the licenses that are essential to the operation of our business, such as licenses for operating our website. See

"Regulations." As a result, Wowo Shi Jie has entered into a series of contractual arrangements with Beijing Wowo Tuan, Kai Yi Shi Dai, Yi You Bao and their shareholders described below, through which we exercise effective control over the operations of Beijing Wowo Tuan, Kai Yi Shi Dai, Yi You Bao and their respective subsidiaries. We conduct our operations in China principally through Beijing Wowo Tuan, Kai Yi Shi Dai, Yi You Bao and their respective subsidiaries, which we treated as our consolidated affiliated entities in China. Each of the contractual arrangements between Wowo Shi Jie, Beijing Wowo Tuan, Kai Yi Shi Dai, Yi You Bao and their shareholders was executed in May 2011 and amended subsequent to the changes in shareholding of Beijing Wowo Tuan in June 2011. These contractual arrangements enable us to exercise effective control over these entities and receive substantially all of the economic benefits from them.

        Power of Attorney.    The shareholders of each of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao have signed irrevocable power of attorney appointing Wowo Shi Jie as the attorney-in-fact to act on their behalf on all matters pertaining to Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao and to exercise all of their rights as shareholders of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao, including the right to attend shareholders meetings, to exercise voting rights and to transfer all or a part of their equity interests therein pursuant to the exclusive call option agreements. The power of attorney with each shareholder expires when the shareholder ceases to hold any equity interests in Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao.

        Exclusive Call Option Agreements.    The shareholders of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao have signed exclusive call option agreements with Wowo Shi Jie, pursuant to which Wowo Shi Jie has an exclusive option to purchase, or to designate other persons to purchase, to the extent permitted by applicable PRC laws, rules and regulations, all of the equity interest in Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao from the shareholders. The purchase price for the entire equity interest is to be the minimum price permitted by applicable PRC laws, rules and regulations, unless otherwise required by PRC laws or agreed in writing by Wowo Shi Jie and the shareholders of the consolidated affiliated entities. The term of each exclusive call option agreement will be ten years, and may be extended by another ten years at the request of Wowo Shi Jie.

        Exclusive Technical Support Service Agreements.    Wowo Shi Jie and each of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao, entered into exclusive technical support service agreements, under which each of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao, including their subsidiaries and any companies or entities under their control, agrees to engage Wowo Shi Jie as its exclusive provider of technical platforms, technical support, maintenance and other services. The consolidated affiliated entities shall pay to Wowo Shi Jie service fees determined based on the revenues of the consolidated affiliated entities. Wowo Shi Jie shall have the right to adjust at any time the fee based on the operation performance. Wowo Shi Jie exclusively owns any intellectual property arising from the performance of the exclusive technical support service agreements. The exclusive technical support service agreements are effective for ten years unless earlier terminated as set forth in the agreements or other written agreements entered into by the parties thereto. The exclusive technical support service agreements are extended automatically by another ten years upon the written confirmation by Wowo Shi Jie before the expiry thereof. During the term of the exclusive technical support service agreements, any of the consolidated affiliated entities may not terminate the agreements except in the case of Wowo Shi Jie's gross negligence, fraud, or other illegal action or bankruptcy or termination of Wowo Shi Jie, and in the event of bankruptcy or termination of the affiliated consolidated entities before the expiry of the exclusive technical support service agreements, the agreements shall be terminated automatically.

        Equity Pledge Agreements.    The shareholders of each of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao entered into equity pledge agreements with Wowo Shi Jie, under which the shareholders pledged all of their equity interests in each of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao, to

Wowo Shi Jie as collateral to secure performance of all obligations of the consolidated affiliated entities and their shareholders under the applicable exclusive technical support service agreements and the exclusive call option agreements. Wowo Shi Jie is entitled to collect dividends and other distributions (in cash or non-cash) of the shares pledged during the term of the pledge. If any event of default as provided for therein occurs, Wowo Shi Jie, as the pledgee, will be entitled to request immediate payment of the service fees or other fees, or to dispose of the pledged equity interests through transfer or assignment

        We have been advised by our PRC legal counsel, Commerce & Finance Law Offices, that the structure for operating our business in China (including our corporate structure and our contractual arrangements with our consolidated affiliated entities) complies, and after the completion of this offering will continue to comply, with all applicable PRC laws, rules and regulations, and does not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations. However, there are uncertainties regarding the interpretation and application of the relevant PRC laws, rules and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities will not take a view that is contrary to the opinion of our PRC legal counsel. Our PRC legal counsel has further advised that if a PRC government authority determines that our corporate structure, the contractual arrangements or the reorganization to establish our current corporate structure violates any applicable PRC laws, rules or regulations, the contractual arrangements will become invalid or unenforceable, and we could be subject to severe penalties and required to obtain additional governmental approvals from the PRC regulatory authorities. See "Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC governmental restrictions on foreign investment in Internet business, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations." and "Risk Factors—Risk Factors Relating to Doing Business in China—The PRC legal system embodies uncertainties which could limit the legal protections available to you and us."

 SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following tables set forth the selected financial and operating data of Wowo Group Limited, for the periods indicated. Beijing Wowo Tuan, the predecessor to Wowo Group Limited, was incorporated on May 26, 2008 and commenced its group buying business in March 2010. Our Chief Executive Officer and also the majority shareholder, Mr. Maodong Xu, and his wife, Ms. Fang Zhou, who subsequently transferred her interest in the company to Mr. Tianqing Xu, the brother of Mr. Maodong Xu, acquired the online group buying services of Beijing Wowo Tuan, on December 31, 2010. As a result of Beijing Wowo Tuan becoming wholly owned by two shareholders acting in collaboration, we have applied push down accounting to the transaction. Under this basis of accounting, the cost of the acquisition of Beijing Wowo Tuan to Mr. Maodong Xu and Mr. Tingqing Xu has been allocated to the identifiable assets and liabilities of Beijing Wowo Tuan using the fair value of those assets and liabilities and the excess therefore has been recorded as goodwill. Consequently, the pre-change in basis financial statements (predecessor) of Beijing Wowo Tuan and its post-change in basis financial statements (successor) are not comparable in certain significant respects, including the recognition of intangible assets and goodwill of Beijing Wowo Tuan, since the relevant periods are presented on different accounting bases. However, because the date of change in basis was December 30, 2010, the consolidated financial data of Beijing Wowo Tuan (predecessor) are presented through December 31, 2010 with no adjustments to the historical basis as adjustments to the amounts required for the one day of December 31, 2010 would not be material.

        Wowo Group Limited, which was incorporated on January 11, 2011, acquired effective control over and was entitled to the residual returns of Beijing Wowo Tuan through a series of contractual agreements in May 2011 that were entered into between its wholly owned subsidiary and consolidated affiliated entities. See "Our History and Corporate Structure." Since Mr. Maodong Xu controlled Wowo Group Limited and also the consolidated affiliated entities immediately before and after entering into the contractual agreements, this reorganization was accounted for as a transaction between entities under common control. The consolidated financial statements of Wowo Group Limited have therefore been prepared using Mr. Maodong Xu's and Mr. Tianqing Xu's basis and as if the current corporate structure has been in existence since the day Mr. Maodong Xu and his wife acquired Beijing Wowo Tuan.

        The selected consolidated statements of operations and balance sheet data for the years ended and as of December 31, 2009 and 2010, are derived from our audited consolidated financial statements of Wowo Group Limited, which are included elsewhere in this prospectus. Beijing Wowo Tuan, predecessor to Wowo Group Limited, had no operation for the period from May 26, 2008, the date of incorporation, to December 31, 2008, and incurred minimal expenses of less than US$1,000 during that period.

        The following selected consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, the consolidated financial statements and related notes of Wowo Group Limited and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are included elsewhere in this prospectus. The consolidated financial statements of Wowo Group Limited are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of our results expected for any future periods.

	For the year ended December 31,		For the six months ended June 30,
	2009 (predecessor)	2010 (predecessor)	2010 (predecessor)	2011 (successor)
	(US$ in thousands except per share data)
Consolidated statement of operation data
Net revenues	—	2,633	119	15,464
Cost of revenues	—	2,179	78	14,265

Gross profit	—	454	41	1,199
Other operating income	0.7	—	—	—

Operating expenses:
Selling and marketing	—	261	5	25,855
General and administrative	0.8	210	9	5,770
Total operating expenses	0.8	471	14	31,625

Income/(loss) from operations	—	(17)	27	(30,426)

Other expenses	—	0.3	—	—

Income/(loss) before provision for income tax	(0.1)	(17)	—	—
Provision/(benefit) for income tax	—	40	8	(12)

Net income/(loss)	(0.1)	(57)	19	(30,414)

Net loss attributable to noncontrolling interests	—	—	—	422
Net income/(loss) attributable to Wowo Group Limited	(0.1)	(57)	19	(29,992)

Accretion of redemption premium on Series A-1 convertible redeemable preferred shares	—	—	—	178
Accretion of redemption premium on Series A-2 convertible redeemable preferred shares	—	—	—	428

Net income/(loss) attributable to holders of ordinary shares of Wowo Group Limited	(0.1)	(57)	19	(30,598)

Net loss per ordinary share:
Basic	—	—	—	(0.10)
Diluted	—	—	—	(0.10)
Net income per Series A-1 convertible redeemable preferred shares—Basic	N/A	N/A	N/A	0.07
Net income per Series A-2 convertible redeemable preferred shares—Basic	N/A	N/A	N/A	0.06
Shares used in computation of net loss per ordinary share
Basic	300,000,000	300,000,000	300,000,000	317,269,456
Diluted	300,000,000	300,000,000	300,000,000	317,269,456
Shares used in computation of net income per Series A-1 convertible redeemable preferred share	N/A	N/A	N/A	2,714,304
Shares used in computation of net income per Series A-2 convertible redeemable preferred share	N/A	N/A	N/A	6,594,269

	As of December 31,		As of June 30,
	2009 (predecessor)	2010 (successor)	2011 (successor)
	(US$ in thousands)
Consolidated balance sheet data:
Total current assets	5.1	790	51,022
Total assets	5.1	3,394	63,338
Total current liabilities	1.7	1,245	36,440
Total liabilities	1.7	1,381	36,668
Total equity/(deficit)	3.3	2,013	(10,801)
Total liabilities, preferred shares and equity/(deficit)	5.1	3,394	63,338

Operating data of 55tuan.com

		As of and for the three months ended
	As of and for the year ended December 31, 2010 (predecessor)
		March 31, 2011 (successor)	June 30, 2011 (successor)
Total subscribers (in millions)(1)	0.4	0.9	2.8
Active subscribers (in millions)(2)	0.2	0.4	1.4
Featured group buying deals(3)	721	1,046	11,659
Wowo Coupons sold (in millions)(4)	0.28	0.32	1.68

(1)
Reflects the total number of subscribers of 55tuan.com on the last day of the applicable period.
(2)
Reflects the total number of active subscribers of 55tuan.com for the applicable period.
(3)
Reflects the total number of featured deals on 55tuan.com for the applicable period.
(4)
Reflects the total number of Wowo Coupons sold on 55tuan.com, excluding Wowo Coupons claimed for refund, for the applicable period.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the sections entitled "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data" and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

        This section includes selected consolidated financial and operating data of us and Wowo Group Limited, for the periods indicated. Beijing Wowo Tuan, the predecessor to Wowo Group Limited, was incorporated in May 2008 and commenced its group buying business in March 2010. Our Chief Executive Officer and also the majority shareholder, Mr. Maodong Xu, and his wife, Ms. Fang Zhou, who subsequently transferred her interest in the company to Mr. Tianqing Xu, the brother of Mr. Maodong Xu, acquired the online group buying services of Beijing Wowo Tuan, on December 31, 2010. As a result of Beijing Wowo Tuan becoming wholly owned by two shareholders acting in collaboration, the Company has applied push down accounting to the transaction. Under this basis of accounting, the cost of the acquisition of Beijing Wowo Tuan to Mr. Maodong Xu and Mr. Tingqing Xu has been allocated to the identifiable assets and liabilities of Beijing Wowo Tuan using the fair value of those assets and liabilities and the excess has been recorded as goodwill. Consequently, the pre-change in basis financial statements (predecessor) of Beijing Wowo Tuan and its post-change in basis financial statements (successor) are not comparable in certain significant respects, including the recognition of intangible assets and goodwill of Beijing Wowo Tuan, since the relevant periods are presented on different accounting bases. However, because the date of change in basis was December 30, 2010, the consolidated financial data of Beijing Wowo Tuan (predecessor) are presented through December 31, 2010 with no adjustments to the historical basis as adjustments to the amounts required for the one day of December 31, 2010 would not be material.

        Wowo Group Limited, which was incorporated on January 11, 2011, acquired effective control over and was entitled to the residual returns of Beijing Wowo Tuan through entering into a series of contractual agreements in May 2011 between its wholly owned subsidiary and consolidated affiliated entities. See "Our History and Corporate Structure." Since Mr. Maodong Xu and Mr. Tianqing Xu collectively controlled Wowo Group Limited and also the consolidated affiliated entities immediately before and after entering into the contractual agreements, this reorganization was accounted for as a transaction between entities under common control. The consolidated financial statements of Wowo Group Limited have therefore been prepared using Mr. Maodong Xu's and Mr. Tianqing Xu's basis and as if the current corporate structure has been in existence since the date Mr. Maodong Xu and his wife acquired Beijing Wowo Tuan.

Overview

        We are a leading provider of local social e-commerce services in China, focusing on group buying deals of life style products and services and subsequent long-term customer relationship management solutions for our local merchant clients. According to the latest issue of the Tuan800 Report, we were the leading group buying service provider in China in August 2011, in terms of transaction amount of both total group buying deals and group buying deals for local services. We offer to our online subscribers deep discounts on goods and services, or group buying deals, provided by our local merchant clients, through the integrated operations of Wowo Tuan and our nationwide network of over 3,000 merchant consultants and merchant service representatives in 146 cities in China as of June 30, 2011.

        Wowo Tuan typically features one to five new deals per day per city, or for large metropolitan areas, per district, each such deal being available for purchase for a limited amount of time. A typical deal offers a 50% to 80% discount through coupons that can be redeemed at face value with local merchants. When the number of subscribers who purchase a particular coupon, or Wowo Coupon, exceeds a predetermined minimum threshold based on our agreement with the local merchant, the group buying deal is deemed successful. A wide variety of local merchants, such as restaurants, cafes, hotels, movie theatres and beauty parlors, offer group buying deals on our websites. Our subscribers enjoy savings from group buying deals on the goods or services, as well as discovering new things to do, eat, or buy in their local areas from the information we provide. Local merchants in turn gain access to a highly effective advertising channel to reach potential new customers without having to pay any advertising fees. Featured group buying deals are also sent to our subscribers daily via our Email Direct Marketing system, or EDM.

        We have experienced rapid growth since December 31, 2010, partially through acquisitions of 21 local group buying service providers in second- and third-tier cities throughout China in the period from December 31, 2010 to April 30, 2011. We have established a well-known brand name and built up a large base of subscribers and local merchant clients. We incurred net losses of US$57,178 and US$30.4 million for the year ended December 31, 2010 (predecessor) and the six months ended June 30, 2011 (successor), respectively, due to significant investments in sales and marketing to build our Wowo Tuan brand among local merchants and Chinese consumers, and costs associated with the development and expansion in the early stage of our business. We generate our revenues primarily from the purchase prices of Wowo Coupons paid by our subscribers. Our net revenues were US$2.6 million for the year ended December 31, 2010 (predecessor) and US$15.5 million for the six months ended June 30, 2011 (successor), respectively. Our gross profit is the portion of the revenues we retained after paying agreed upon fees to the featured merchant clients. Our gross profit was US$454,402 and US$1.2 million for the year ended December 31, 2010 (predecessor) and the six months ended June 30, 2011 (successor), respectively.

Operating Metrics

        We measure our business using several operating metrics which directly affect our revenues. The key metrics are as follows:

        Total subscribers.    We define subscribers as the total number of individuals who have completed registration by a specific date, less individuals who have deregistered. We can measure our overall growth in the market as well as our potential revenue opportunity using our total subscriber base. We believe this metric provides valuable insight into the trajectory and scale of our business. Our group buying business depends on our ability to maintain and expand our user base. The growth in the number of subscribers is driven by our ability to continue to, among other things, enhance our brand recognition and solidify and improve our leading position in the market.

        Active subscribers.    We define an active subscriber as a subscriber who has purchased at least one Wowo Coupon during a referenced period. A subscriber who has purchased multiple Wowo Coupons during a referenced period is counted as one active subscriber. We believe this metric provides a direct indication of the participation level of our subscribers in the group buying deals we offer, and provides guidance for deal selection and promotion to better cater to our subscribers' deal preference. The growth in the number of active subscribers depends on our ability to continue to increase the variety and quality of group buying deals offered on our websites and to provide satisfactory services and information before, during and after sales to our subscribers.

        Featured deals.    This metric represents the total number of deals featured in a given time period. For a deal offered on a nationwide basis, we count the deal as one. For deals offered by branches or franchise stores of a national merchant on a local or regional basis, we count each deal offered by a branch or franchise store of the national merchant as a separate deal. We consider this metric to be a good indicator of growth as well as an important measure of the effectiveness of our sales and marketing infrastructure. Our revenue growth depends on our ability to continue to attract merchant clients to offer high quality and a wide variety of group buying deals on our websites. We need to retain existing merchant clients and attract potential new merchant clients by providing them access to a broad customer base and helping them attract and retain targeted customers through well-designed group buying deals. As of June 30, 2011, we had over 3,000 merchant consultants and merchant service representatives in 146 cities to source group buying deals. Each consultant focuses on certain areas of specialty, such as Chinese food, Western food, cafes, travel, health and beauty products and services.

        Wowo Coupons sold.    This metric represents the total number of Wowo Coupons sold in a given time period excluding the number of Wowo Coupon that were claimed for refund. This metric is presented net of coupons that are claimed for refund during the same time period. We use this metric to measure our growth and activity level in the aggregate as well as in the individual markets where we operate. Currently we generate all our revenues from the purchase prices of Wowo Coupons sold to our subscribers.

        The following table is a summary of our key operating metrics of 55tuan.com for the periods indicated.

		As of and for the three months ended
	As of and for the year ended December 31, 2010 (predecessor)
		March 31, 2011 (successor)	June 30, 2011 (successor)
Total subscribers (in millions)(1)	0.4	0.9	2.8
Active subscribers (in millions)(2)	0.2	0.4	1.4
Featured group buying deals(3)	721	1,046	11,659
Wowo Coupons sold (in millions)(4)	0.28	0.32	1.68

(1)
Reflects the total number of subscribers of 55tuan.com on the last day for the applicable period.
(2)
Reflects the total number of active subscribers of 55tuan.com for the applicable period.
(3)
Reflects the total number of featured deals on 55tuan.com for the applicable period.
(4)
Reflects the total number of Wowo Coupons sold on 55tuan.com, excluding Wowo Coupons claimed for refund, for the applicable period.

Other Factors Affecting Our Results of Operations

        Besides our operating metrics that directly affect our revenues, there are a number of factors that affect our results of operations, including:

        Competitive pressure.    We operate in a highly competitive market. We compete with a number of other group buying service providers that have significant capital and human resources, as well as with major Chinese portal websites and social networking service operators which have also launched initiatives in direct competition with our business. The terms and conditions we offer our merchant clients are affected by our competitors' strategies, which as a result affects our cost of operation. Competition also has a direct effect on our ability to retain existing subscribers and attract new subscribers.

        Cost of revenues.    Our profit margin depends directly on the cost of revenues, which consists of the payments we make to our merchant clients for the Wowo Coupons that are redeemed with them. To maintain our profit margin, we must strike a balance between offering attractive coupon prices to our subscribers to attract a critical mass of coupon purchase, and keeping payments to merchant clients at a level that makes offering group buying deals with us a viable business choice for them.

        Marketing expense.    We plan to engage in a variety of different marketing efforts tailored to our targeted subscribers to expand our subscriber base. Expenses incurred for marketing and other promotional efforts may have a negative impact on our revenues, if they prove to be inefficient and do not expand our subscriber base as intended.

        Continued growth of China's economy and the group buying industry in general.    We conduct all of our business and operations in China. Accordingly, our results of operations have been, and are expected to continue to be, affected by the general performance of China's economy. Since the inception of our business, we have benefited from overall economic growth in China. In addition, as a leading group buying service provider, our financial results have been, and are expected to continue to be, affected by the performance of the group buying industry in China.

Net Revenues

        We currently derive all of our net revenues from the sales of Wowo Coupons to our subscribers. We collect cash upfront when our subscribers purchase Wowo Coupons, and we make payments to the merchant client who provides the goods or services for which the coupons are redeemed on later dates and in several installments, usually proportional to the ratio of the redeemed Wowo Coupons as to the total number of Wowo Coupons sold. We recognize revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. For the period prior to January 2011, we generally did not allow a subscriber to claim refund for Wowo Coupons sold unless the subscriber found any defects or damages on goods or mistakes in services after redemption of Wowo Coupons. The management of the Group believes such refund were minimal. Claims for refunds and returns during the periods prior to January 2011 were estimated to be minimal. The amount of refund for the years ended December 31, 2009 (predecessor) and 2010 (predecessor) were nil and US$58,803, respectively. The criteria for revenue recognition generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to us; and (iii) we have released the electronic coupons for the agreed discounted prices to the participating users.

        To enhance the subscriber experience and service quality, starting from January 2011, we offer our subscribers refunds on the coupons they have purchased, if a subscriber is not satisfied with the goods or services after redemption, or if a subscriber has not redeemed the coupon upon its expiration. Due to the short operating history of us, we are not able to reasonably estimate the amount of refunds in relation to those unredeemed coupons. Hence, the payment received for unredeemed coupons are initially recognized as deferred revenues and are recognized as revenues when the coupon are redeemed. Deferred revenue recognized in relation to unused coupons as of June 30, 2011 (successor) was US$7,608,386.

        We record the gross amount we receive, excluding taxes where applicable, when (i) we are the primary obligor in the transaction; (ii) we have latitude in establishing price; (iii) we have discretion in supplier selection. In addition, we record revenue on a net basis when (i) we are not the primary obligor in the transaction; (ii) we collect pre-agreed fixed amount from the merchant clients and (iii) the merchant clients have the credit risk. Our net revenues were US$2.6 million for the year ended December 31, 2010 (predecessor). Our net revenues were US$0.1 million and US$15.5 million for the six months ended June 30, 2010 (predecessor) and 2011 (successor), respectively.

Cost of Revenues

        Our cost of revenues consists of direct costs incurred to generate our revenues, primarily the agreed-upon payments to merchant clients. Cost of revenue components are recorded with the associated revenue. Payments made to merchants are based on either negotiated payment schedules or the redemption of Wowo Coupons by subscribers. Our cost of revenues was US$2.2 million for the year ended December 31, 2010 (predecessor). Our cost of revenues was US$78,194 and US$14.3 million for the six months ended June 30, 2010 (predecessor) and 2011 (successor), respectively.

Gross Profit

        Our gross profit was the portion of the revenues we retained after paying agreed upon fees to the featured merchant clients. Our gross profit was US$454,402 for the year ended December 31, 2010 (predecessor), representing a gross margin of 17.3%. Our gross profit was US$41,460 and US$1.2 million for the six months ended June 30, 2010 (predecessor) and 2011 (successor), respectively, representing a gross margin of 34.6% and 7.8%, respectively. The decrease of gross margin was primarily attributable to the intense competition in the industry in China as many new group buying businesses entered the market in the expansion stage of the industry. As the group buying industry starts to consolidate, we believe our gross margin will increase in the future.

Operating Expense

        The following table sets forth our operating expenses by amount and as a percentage of our net revenues for the periods indicated:

	For the years ended December 31,				For the six months ended June 30,
	2009 (predecessor)		2010 (predecessor)		2010 (predecessor)		2011 (successor)
	US$	%	US$	%	US$	%	US$	%
	(in thousands, except for percentages)
Operating Expenses
Selling and marketing	—	—	261	9.9	5	4.1	25,855	167.2
General and administrative	0.8	N/A	210	8.0	9	7.9	5,770	37.3

Total operating expenses	0.8	N/A	471	17.9	14	12.0	31,625	204.5

        Our operating expenses consist of selling and marketing expenses, general and administrative expenses and research and development expenses. Our total operating expenses were US$470,813 for the year ended December 31, 2010 (predecessor), representing 17.9% of the net revenues of the same period. Our total operating expenses were US$14,344 and US$31.6 million for the six months ended June 30, 2010 (predecessor) and 2011 (successor), respectively, representing 12.0% and 204.5% of the net revenues of the respective periods.

  Selling and marketing expenses

        Our selling and marketing expenses primarily consist of salaries and benefits for our merchant consultants, quality control and merchant service representatives, and editorial staff.

        Our selling and marketing expenses were US$260,823 for the years ended December 31, 2010 (predecessor), representing 9.9% of the net revenues of the same period. Our selling and marketing expenses were US$4,903 and US$25.8 million for the six months ended June 30, 2010 (predecessor) and 2011 (successor), respectively, representing 4.1% and 167.2% of the net revenues of the respective periods. Our selling and marketing expenses for the six months ended June 30, 2011 (successor) include a share-based compensation of US$0.2 million.

  General and administrative expenses

        Our general and administrative expenses primarily consist of:

    •
    salaries and benefits for employees, which is the salary and benefit for our management and general administrative staff; and

    •
    office expenses, which consist primarily of office rental, maintenance and utilities expenses, depreciation of office equipment and other office expenses.

        Our general and administrative expenses were US$209,990 in 2010 (predecessor), representing 8.0% of the net revenues of the same period. Our general and administrative expenses were US$9,441 and US$5.8 million for the six months ended June 30, 2010 (predecessor) and 2011 (successor), respectively, representing 7.9% and 37.3% of the net revenues of the respective periods. Our general and administrative expenses for the six months ended June 30, 2011 (successor) include a share-based compensation of US$2.7 million.

Income Tax

        We are subject to PRC EIT on taxable income in accordance with the relevant PRC income tax laws. Our income tax expense was US$40,471 in the year ended December 31, 2010 (predecessor). Our provision/(benefit) for income tax was US$7,873 and US$(11,785) for the six months ended June 30, 2010 (predecessor) and 2011 (successor), respectively. We incurred benefit for income tax for the six months ended June 30, 2011 (successor) generated from the changes of deferred tax liabilities recognized.

Loss from Operations

        We incurred net losses of US$57,178 and US$30.4 million for the year ended December 31, 2010 (predecessor) and for the six months ended June 30, 2011 (successor), respectively. The losses were primarily due to the higher growth rate of our operating expenses compared with the growth rate of our net revenues in the early stage of our business. We made significant investments in sales and marketing to build our Wowo Tuan brand among local merchants and Chinese consumers in the six months ended June 30, 2011. In addition, as we expanded our operation coverage from several major cities in 2010 to 146 cities in China as of June 30, 2011, we incurred significant incremental costs in salaries, rental and other related expenses. We believe going forward the growth rate of our net revenues will exceed the growth rate of our operating expenses as we expect to benefit from such initial investments which provided us with established brand recognition and operational synergy in our nation-wide network.

Critical Accounting Policies

        The preparation of financial statements of Wowo Group Limited and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, net sales and expenses, and related disclosure of contingent assets and liabilities. We have based our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our management has discussed the development, selection and disclosure of these estimates with our board of directors. Actual results may differ from these estimates under different assumptions or conditions. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

        We believe that the following critical accounting policies are the most sensitive and require more significant estimates and assumptions used in the preparation of our consolidated financial statements.

        You should read the following descriptions of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue Recognition

        We currently derive all of our revenues from the sales of the Wowo Coupons. We recognize revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured.

        For the period prior to January 2011, we generally did not allow a subscriber to claim refund for Wowo Coupons sold unless the subscriber found any defects or damages on goods or mistakes in services after redemption of Wowo Coupons. Claims for refunds and returns during the periods prior to January 2011 were estimated to be minimal. The amount of sales return and refund for the years ended December 31, 2009 (predecessor) and 2010 (predecessor) were nil and US$58,803 (respectively), and for the six-month period ended June 30, 2010 (predecessor) was nil. Hence, the criteria for revenue recognition generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to us; and (iii) we have released the electronic coupons for the agreed discounted prices to the participating users.

        For the period subsequent to January 2011, we have adopted new return and refund policy which offers the subscribers refunds on Wowo Coupons they have purchased, if a subscriber is not satisfied with the goods or services after redemption, or if a subscriber has not redeemed the coupon at the end of the redemption period. Due to the short operating history of us, we are not able to reasonably estimate the amount of refunds in relation to those unredeemed Wowo Coupons. Hence, the payment received for unredeemed Wowo Coupons are initially recognized as deferred revenues and are recognized as revenues when the Wowo Coupons are redeemed. Deferred revenue recognized in relation to unused coupons as of June 30, 2011 (successor) was US$7,608,386.

        We, from time to time, voluntarily distribute discount coupons as sales incentives. These coupons can only be utilized in conjunction with subsequent purchases and are recorded as reduction of revenues at the time of use.

        We record the gross amount it receives, excluding taxes where applicable, when (i) we are the primary obligor in the transaction; (ii) we have latitude in establishing price; (iii) we have discretion in supplier selection. In addition, we recognize revenue on a net basis when (i) we are not the primary obligor in the transaction; (ii) we collect pre-agreed fixed from the merchant clients and (iii) the merchant clients have the credit risk. We recognized revenue of US$2,627,876 on a gross basis and US$36,438 on a net basis for the year ended December 31, 2010 (predecessor). We recognized revenue of US$14,890,301 on a gross basis and US$649,682 on a net basis for the six-month period ended June 30, 2011 (successor).

        Some revenue is derived from selling online advertisements and providing online platform services for group buying companies. We typically sign standard contracts with advertising customers on our website for a period of time. We recognize revenues ratably over the period for which the advertisements are displayed and the website links are published. We recognized revenue of US$28,221 from such services for the six-month period ended June 30, 2011 (successor).

        We use various customer reward programs to build brand loyalty and provide subscribers with incentives to buy the offered goods and services. When customers perform qualifying acts, such as referring a new subscriber or participating in promotional offers, we grant the customer credits that can be redeemed in the future. We accrue the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the consolidated balance sheets and record the corresponding offset to revenue on the consolidated statements of operations. If our judgments regarding accrued costs associated with customer loyalty and reward programs are inaccurate, actual net revenue could differ from the amount we recognize, directly impacting our result of operations.

Goodwill and Long-Lived Intangible Assets with definite life

        Goodwill represents the cost of an acquired business in excess of the fair value of identifiable tangible and intangible net assets purchased. We generally seek the assistance of independent valuation firm in determining the fair value of the identifiable tangible and intangible net assets of the acquired business.

        There are several methods that can be used to determine the fair value of assets acquired and liabilities assumed. For intangible assets, we typically use the income approach, cost approach and market approach. Income approach starts with a forecast of all of the expected future net cash flows associated with a particular intangible asset. These cash flows are then discounted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Cost approach is based upon the concept of replacement as an indicator of value. In the valuation of specific assets under the cost approach, value is being estimated based on the cost of reproducing or replacing the asset, less depreciation from functional obsolescence, and economic obsolescence, if present and measurable. In the market approach, information on recent sales of comparable assets are gathered and analyzed. If necessary, adjustments are then applied to these observations to recognize differences in characteristics between the subject assets and the comparable assets, so as to indicate a fair value for the subject asset.

        Some of the significant estimates and assumptions inherent in the income approach or other approaches include the amount and timing of projected future cash flows, the discount rate selected to measure the risks inherent in the future cash flows and the assessment of the asset's economic life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory or economic barriers to entry. Determining the useful life of an intangible asset also requires judgment, as different types of intangible assets will have different useful lives.

        Specifically, the income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts developed by us. The financial projections used in deriving the fair values of intangible assets were consistent with our business plan. However, these assumptions were inherently uncertain and highly subjective. These assumptions include: no material changes in the existing political, legal and economic conditions in China; no major changes in the tax rates applicable to our subsidiaries and consolidated affiliated entities in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts.

        Goodwill is tested for impairment at the latest once annually or more frequently if we believe indications of impairment exist. Impairment is tested using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. We currently have one reporting unit.

        If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit's goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being the discounted cash flow method. During the date of December 31, 2010, we did not realize any impairment loss on goodwill.

        The fair values of the intangible assets were estimated by us, with the assistance from an independent third-party appraiser. We are ultimately responsible for the determination of all amounts related to the intangible assets recorded in the financial statements.

        We can use several methods to determine the fair value of assets acquired and liabilities assumed. For intangible assets, we typically use the income method. This method starts with a forecast of the expected future net cash flows. We then discount these cash flows to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams.

        Estimates and assumptions used in the income method or other methods include the amount and timing of projected future cash flows, the discount rate selected to measure the risks of future cash flows, the asset's life cycle and the competitive trends impacting the asset, including any technical, legal, regulatory or economic barriers to entry. Determining the useful life of an intangible asset also requires judgment, as different types of intangible assets have different useful lives.

        Acquired intangible assets are amortized over their useful lives. Useful lives are based on management's estimates of the period that the assets will generate revenue. In particular, Trade name/ Domain name acquired is amortized using the straight-line method over ten years. Theoretically, the acquired domain name can be used indefinitely by renewing the registration with relevant authority upon expiry at immaterial costs. Therefore, its legal life would be indefinite. However, with a consideration of the fact that the group buying industry in China is relatively new with intense competition, the management, after taking into consideration the benefits expected to be generated from the Trade name/Domain name, has estimated limited useful life of 10 years for the Trade name/ Domain name.

        We acquired user base that contains information about the users' name, contact information, order history and demographic information. As most of the users were attracted by lucky draw activities and had no stable order history, the economic life of the user base is estimated to be short, approximately 2 years. Operating system acquired is amortized using the straight-line method over three years based on the estimated technological life of the operating system.

        We amortize intangible assets with determinable useful lives on a straight-line basis. We evaluate intangible assets with determinable useful lives for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. We measure recoverability of long-lived assets to be held and used as part of a cash generating unit by comparing the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If we believe the assets are impaired, the impairment will equal the amount by which the carrying value of the assets exceeds the fair value of the assets.

        Estimates of fair value involve a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. Our judgments in determining an estimate of fair value can materially impact our results of operations. We base these valuations on information available as of the impairment review date and on expectations and assumptions that management deems reasonable. Any changes in key assumptions, including unanticipated events and circumstances, may affect the accuracy or validity of such estimates and could potentially result in impairment charges.

Income Taxes

        In preparing our consolidated financial statements, we must estimate our income taxes in each of the jurisdictions in which we operate. We estimate our actual tax exposure and assess temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we include in our consolidated balance sheet. We must then assess the likelihood that we will recover our deferred tax assets from future taxable income. If we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance, we must include an expense within the tax provision in our statement of operations.

        Management must exercise significant judgment to determine our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We base the valuation allowance on our estimates of taxable income in each jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. If actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance, which could materially impact our financial position and results of operations.

        U.S. GAAP requires that the impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant tax authority. If we ultimately determine that the payment of these liabilities will be unnecessary, we reverse the liability and recognize a tax benefit during that period. Conversely, we record additional tax charges in a period in which we determine that a recorded tax liability is less than we expect the ultimate assessment to be. We did not recognize any significant unrecognized tax benefits during the periods presented in this prospectus.

Fair Value of Our Ordinary Shares and Share-Based Compensation

        We are a private company with no quoted market prices for our ordinary shares. We therefore needed to make estimates of the fair value of our ordinary shares at various dates for the purposes of determining the fair value of our ordinary shares at the date of the grant / re-measurement of share-based compensation award to our employees and non-employees as one of the inputs in determining the fair value of the award.

        The fair value of the ordinary shares and share-based compensation award granted to our employees and non-employees were estimated by us, with assistance from an independent third-party appraiser (the "Appraiser"). We are ultimately responsible for the determination of all amounts related to share-based compensation and the convertible instruments recorded in the financial statements.

        The following table sets forth the fair value of our ordinary shares estimated at different dates in 2011:

Date	Class of shares	Fair value		Purpose of valuation	Type of valuation
February 1, 2011	Ordinary shares	US$	0.40	Share option grant	Retrospective
April 30, 2011	Ordinary shares	US$	0.55	Ordinary shares granted on April 30, 2011.	Retrospective
July 1, 2011	Ordinary shares	US$	0.75	Share options granted as of July 1, 2011; Re-measurement of non employee share options as of June 30, 2011.	Contemporaneous

        In determining the fair value of our ordinary shares, we have considered the guideline prescribed by the AICPA Audit and Accounting Practice Aid, Valuation of Privately-Held Company Equity Securities Issued and Compensation, or the Practice Aid. Specifically, paragraph 16 of the Practice Aid sets forth the preferred types of valuation that should be used.

        We used the Market Approach to derive the fair value of our ordinary shares as of February 1, 2011 by referring to an actual, arm's-length transaction on January 20, 2011 at which US$3 million of ordinary shares was issued to certain investors at a price of US$0.40 per share. As there was no material changes in either the operation of the Company or the external economic environment over the period between January 20, 2011 and February 1, 2011, our management believes that the value of our ordinary share as of February 1, 2011 would remain the same at US$0.40 per share.

        The Appraiser used the discounted cash flow, or DCF, method of the income approach to derive the fair value of our ordinary shares as of April 30, 2011 and July 1, 2011. We considered the market approach and searched for public companies located in China with similar business nature and in a stage of development similar to ours. However, no companies similar to us in many aspects could be identified, and we therefore only used the results obtained from the market approach as a sanity check on the results obtained from the income approach. The determination of the fair value of our ordinary shares required complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

        The major assumptions used in calculating the fair value of ordinary shares include:

  •
  Weighted average cost of capital, or WACC: The WACCs were determined based on a consideration of such factors as risk-free rate, comparative industry risk, equity risk premium, company size and company-specific factors. The changes in WACC from 28% as of April 30, 2011 to 24% as of July 1, 2011 was primarily due to our business growth and additional funding from the Series A-2 preferred shares for accelerating our development.

    In deriving the WACCs, which are used as the discount rates under the income approach, certain publicly traded companies in the online commerce and travel service agency business were selected for reference as our guideline companies. To reflect the operating environment in China and the general sentiment in the U.S. capital markets towards the online commerce industries, the guideline companies were selected with consideration of the following factors: (i) the guideline companies should be online services provider; and (ii) the guideline companies should either have their principal operations in China, as we operate in China, and/or are publicly listed companies in the U.S., as we plan to become a public company in the U.S.

  •
  Discount for lack of marketability, or DLOM: When determining the DLOM, the option-pricing method (put option) was applied to quantify the DLOM where applicable. Although it is reasonable to expect that the completion of this offering will add value to our ordinary shares because we will have increased liquidity and marketability as a result of this offering, the amount of additional value can be measured with neither precision nor certainty. The DLOMs were estimated to be 11.5% as of April 30, 2011 and 11% as of July 1, 2011. The lower DLOM is used for the valuation, the higher is the determined fair value of the ordinary shares.

        The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts developed by us. The assumptions used in deriving the fair values were consistent with our business plan. However, these assumptions were inherently uncertain and highly subjective. These assumptions include: no material changes in the existing political, legal and economic conditions in China; no major changes in the tax rates applicable to our subsidiaries and consolidated affiliated entities in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. The risk associated with achieving our forecasts were assessed in selecting the appropriate discount rates, which ranged from 28% to 24%.

        The fair value of our ordinary shares increased from US$0.40 per ordinary share as of January 20, and February 1, 2011 to US$0.55 per ordinary share as of April 30, 2011 primarily due to the following reasons:

    •
    on April 3, 2011, we obtained US$5 million from certain investors for business expansion;

    •
    during the period from January 31, 2011 to April 30, 2011, we expanded our business to other cities by acquiring 17 businesses engaging in online group buying business. The number of our subscribers of 55tuan.com increased from approximately 0.4 million as of year ended December 31, 2010 to approximately 0.9 million as of the three months ended March 31, 2011.

        The fair value of our ordinary shares increased from US$0.55 per share as of April 30, 2011 to US$0.75 per share as of July 1, 2011, primarily due to the following reasons:

    •
    during the period between April 30, 2011 and July 2011, we obtained US$50 million from certain investors. This provided additional funding needed for our rapid expansion;

    •
    during the period from March 31, 2011 to June 30, 2011, the number of our subscribers of 55tuan.com increased from approximately 0.9 million to approximately 2.8 million. In addition, our actual performance in the first half of 2011 has proven the viability of the Company's business strategy and execution capability. The increase of user number and the actual performance in the first half of 2011 reduce the perceived risk of realizing the financial forecast going forward and thus, the discount rate used for valuation of the company's shares decreased from 28% for the valuation as of April 30, 2011 to 24% for the valuation as of July 5, 2011;

    •
    due to the increased marketability of our common equity as a result of this pending offering, DLOM decreased from 11.5% for the valuation as of April 30, 2011 to 11% for the valuation as of July 1, 2011.

        Our share-based compensation with employees are measured based on the grant date fair value of the equity instrument we issued and recognized as compensation expense over the requisite service period based on the straight-line method, with a corresponding impact reflected in additional paid-in capital. Share awards issued to non-employees, such as consultants, are measured at fair value at the earlier of the commitment date or the date the service is completed and recognized over the period the service is provided.

        The following table sets forth certain information regarding the share options granted to our employees and non employees at different dates in 2011:

Grant/Re-measurement date	Type of award	Number of award	Exercise price		Fair value of ordinary share		Intrinsic value		Type of valuation
February 1, 2011	Employee share option	13,634,170	US$	0.40	US$	0.40		—	Retrospective
February 1, 2011	Employee share option	1,300,000	US$	0.00	US$	0.40	US$	0.40	Retrospective
February 1, 2011	Non-employee share option	44,000	US$	0.40	US$	0.40		—	Retrospective
April 30, 2011	Ordinary shares to directors and executives	4,024,545		—	US$	0.55	US$	0.55	Retrospective
June 30, 2011 Re-measurement	Non-employee share option	44,000	US$	0.40	US$	0.75	US$	0.35	Contemporaneous
July 1, 2011	Employee share option	6,962,600	US$	1.00	US$	0.75		—	Contemporaneous
July 1, 2011	Non-employee share option	100,000	US$	1.00	US$	0.75		—	Contemporaneous

        In determining the value of share options to employees, we have used the Binomial option-pricing model, with assistance from the Appraiser. Under this option pricing model, certain assumptions, including risk-free interest rate, the contractual life of the options, the expected dividends on the underlying ordinary shares, the expected volatility of the price of the underlying shares for the contractual life of the options, the post-vesting forfeiture rate and the expected exercise multiple are required in order to determine the fair value of our options. Changes in these assumptions could significantly affect the fair value of share options and hence the amount of compensation expense we recognize in our consolidated financial statements.

        In determining the value of ordinary shares to directors and executives, we have considered the fair value of the ordinary share and the expected dividend paid-out ratio. Because we have no plan to pay dividend, the fair value of the share granted to directors and executives is the fair value of the ordinary share.

        In determining the value of share options to non-employees, we have used the Black-Scholes option model, with assistance from the Appraiser. Under this option pricing model, certain assumptions, including the risk-free interest rate, the expected term of the options, the expected dividends on the underlying ordinary shares, and the expected volatility of the price of the underlying shares over the expected term of the options are required in order to determine the fair value of our options. Changes in these assumptions could significantly affect the fair value of share options and hence the amount of compensation expenses we recognize in our consolidated financial statements.

        The key assumptions used in valuation of the employee share options are summarized in the following table:

	Grants on February 1, 2011	Grants on July 1, 2011
Risk-free rate of return(1)	2.28%	2.38%

Contractual life of the options(2)	5.0 years	5.0 years

Volatility(3)	51%	52%

Expected dividend yield(4)	0%	0%

Post-vesting forfeiture rate(5)	4.5% / 0%	5.0% / 0%

Exercise multiple(6)	2x / 3x	2x / 3x

(1)
The risk-free rate of return is based on the yield curve of USD China Sovereign Bonds as of the valuation dates as extracted from Bloomberg.

(2)
The contractual life of the options is based on the option grant letter.

(3)
The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of listed guideline companies over a period comparable to the contractual life of the options.

(4)
We estimate the dividend yield based on our expected dividend policy over the expected term of the options.

(5)
The post vesting forfeiture rate was based on our historical statistical data. 4.5% and 5.0% was applied to options granted to general staff as of different valuation dates. 0% was applied to options granted to executive management with expectation that the executive management will not quit from the company over the contractual life of the options.

(6)
Exercise multiple is the ratio of fair value of share over the exercise price at the time which the option will be exercised, estimated based on a consideration of research study regarding exercise pattern from historical statistical data. A multiple of three was used for the executive management and a multiple of two was used for general staff.

        The key assumptions used in valuation of the non-employee stock options are summarized in the following table:

	Grants on February 1, 2011	Re-measurement on June 30, 2011	Grants on July 1, 2011
Risk-free rate of return(1)	1.89%	1.66%	1.91%

Expected term of the options(2)	4.0 years	3.59 years	4.0 years

Volatility(3)	53%	53%	53%

Expected dividend yield(4)	0%	0%	0%

(1)
The risk-free rate of return is based on the yield curve of USD China Sovereign Bonds as of the valuation dates as extracted from Bloomberg.

(2)
The expected term of the options is based on the service life / contractual life of the options.

(3)
The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of listed guideline companies over a period comparable to the service life / contractual life of the options.

(4)
We estimate the dividend yield based on our expected dividend policy over the expected term of the options.

Limited Operating History

        We began our current business operations in March 2010 and, accordingly, we have a very limited operating history upon which you can evaluate the viability and sustainability of our business. It may also be difficult to evaluate the viability of our group buying services as a business model because we may not have sufficient experience to address the risks frequently encountered by early stage companies using new business models and entering new and rapidly evolving markets. In addition, certain of our senior management and employees have worked with us for only a relatively short period of time. Our future results and performance are likely to depend on the success of our group buying services, as well as other services we may launch and that remain untested, and on the synergies that may develop among our senior management in implementing our business model.

Internal Control over Financial Reporting

        Prior to this offering, we were a private company and had limited accounting personnel and other resources with which to address our internal control over financial reporting. We and our independent registered public accounting firm, in connection with the preparation and external audit of the consolidated financial statements of Wowo Group Limited for the fiscal years ended December 31, 2009 and 2010 (predecessor), identified three material weaknesses and three significant deficiencies, each as defined in the U.S. Public Company Accounting Oversight Board Standard AU Section 325, Communications About Control Deficiencies in an Audit of Financial Statements, or AU325, in our internal control over financial reporting. As defined in AU325, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance.

        The material weaknesses identified related to (i) lack of accounting personnel with appropriate knowledge of U.S. GAAP; (ii) lack of comprehensive accounting policies and a procedures manual in accordance with U.S. GAAP and (iii) lack of risk assessment documentation. The significant deficiencies identified related to (i) inadequate data management of the group buying management system, or GBM; (ii) insufficient capacity of the GBM system to track sales return information; and (iii) lack of management approval procedures for allocating account access privileges.

        Following the identification of these material weaknesses and significant deficiencies, we have begun taking measures and plan to continue to take measures to remedy these weaknesses and deficiencies. We have (i) hired a financial controller and a vice financial controller in 2011 and will continue to hire more U.S. GAAP experienced personnel and to set up the U.S. GAAP reporting team in near future to strengthen the resources in preparing the financial statements under U.S. GAAP, (ii) hired a tax director who focuses on the tax planning and compliance, (iii) improved the GBM system in early 2011, (iv) established a formal plan to adopt an Online Sales Return System by the end of July 2011 and (v) established formal policies on approval and review of account applications and account access. We are also in the process of (i) recruiting an internal control director who will work on the requirement of section 404 of the Sarbanes-Oxley Act of 2002 and strengthening the US GAAP reporting team by hiring more experiences personnel, (ii) preparing a comprehensive accounting manual in accordance with US GAAP and will conduct training for the relevant personnel; and (iii) preparing the risk assessment documentation, and performing the formal evaluation process for evaluating related risks based on such documentation.

        Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2012. See "Risk Factors—Risks Relating to Our Business and Industry—During the course of the audit of our financial statements, we and our independent registered public accounting firm identified three material weaknesses and three significant deficiencies in our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results in accordance with U.S. GAAP may be materially and adversely affected. In addition, investor confidence in us and the market price of our ADSs may decline significantly if we or our independent registered public accounting firm conclude that our internal control over financial reporting is not effective".

Results of Operations

        The following table presents selected financial data from consolidated statements of operations of Wowo Group Limited for the periods indicated. Our limited operating history makes it difficult to predict future operating results. We believe that period-to-period comparisons of results of operations should not be relied upon as indicative of our future performance.

	For the year ended December 31,		For the six months ended June 30,
	2009 (predecessor)	2010 (predecessor)	2010 (predecessor)	2011 (successor)
	(US$ in thousands except EPS related)
Consolidated statement of operation data
Net revenues	—	2,633	119	15,464
Cost of revenues	—	2,179	78	14,265

Gross profit	—	454	41	1,199
Other operating income	0.7	—	—	—

Operating expenses:
Selling and marketing	—	261	5	25,855
General and administrative	0.8	210	9	5,770
Total operating expenses	0.8	471	14	31,625

Income/(loss) from operations	—	(17)	27	(30,426)

Other expenses	—	0.3	—	—

Income/(loss) before provision for income tax	(0.1)	(17)	—	—
Provision/(benefit) for income tax	—	40	8	(12)

Net income/(loss)	(0.1)	(57)	19	(30,414)

Six months ended June 30, 2011 compared to six months ended June 30, 2010

  Net revenues

        We commenced our current business operation in March 2010 and had minimal operations prior to that. Our net revenues increased significantly from US$0.1 million for the six months ended June 30, 2010 (predecessor) to US$15.5 million for the six months ended June 30, 2011 (successor), primarily due to the increase in the number of Wowo Coupons sold to our subscribers, which was partially attributable to the expansion of our business through our acquisition of local group buying service providers.

  Cost of revenues

        Cost of revenues consists of direct costs incurred to generate our revenue, primarily the agreed-upon payments to the merchants. Our cost of revenues increased significantly from US$78,194 for the six months ended June 30, 2010 (predecessor) to US$14.3 million in the six months ended June 30, 2011 (successor), primarily due to the increase in the sales of Wowo Coupons to our subscribers.

  Operating expenses

        Our total operating expenses increased significantly from US$14,344 for the six months ended June 30, 2010 (predecessor) to US$31.6 million in the six months ended June 30, 2011 (successor). The increase was primarily due to increases in selling and marketing expenses and general and administrative expenses.

  •
  Selling and marketing expenses consist of salaries and benefits for our marketing staff, merchant service representatives, customer service representatives and quality control staff. Selling and marketing expenses increased significantly from US$4,903 for the six months ended June 30, 2010 (predecessor) to US$25.8 million for the six months ended June 30, 2011 (successor). The increase was primarily attributable to the marketing expenses of US$12.0 million we incurred in connection with our advertising campaign and salaries and benefits for employees of US$9.7 million due to the increase in the number of our merchant consultants, quality control and merchant service representatives and editorial staff.

  •
  General and administrative expenses consist primarily of salaries and benefits for our management and general administrative staff. General and administrative expenses increased significantly from US$9,441 for the six months ended June 30, 2010 (predecessor) to US$5.8 million for the six months ended June 30, 2011 (successor). The increase was primarily attributable to salaries and benefits for employees of US$2.0 million due to the increase in the number of our management and general administrative staff and shared-based compensation of US$2.7 million for the six months ended June 30, 2011.

  Income tax

        Our provision for income tax was US$7,873 for the six months ended June 30, 2010 (predecessor) and benefit for income tax was US$11,785 for the six months ended June 30, 2011 (successor) generated from the changes of deferred tax liabilities recognized.

  Net income (loss)

        As a result of the foregoing, we had net income of US$19,243 for the six months ended June 30, 2010 (predecessor) and incurred net losses of US$30.4 million for the six months ended June 30, 2011 (successor).

Year ended December 31, 2010 compared to year ended December 31, 2009

  Net revenues

        We commenced our current business operation in March 2010 and had minimal operations prior to that. We had net revenues of US$2.6 million in 2010 (predecessor). All of the net revenues in 2010 were attributable to the sales of Wowo Coupons to our subscribers.

  Cost of revenues

        Our cost of revenues was nil in 2009 (predecessor) as we commenced operations in March 2010 and had minimal operations prior to that. Our cost of revenues was US$2.2 million in 2010 (predecessor). Cost of revenue consists of direct costs incurred to generate our revenue, primarily the agreed-upon payments to the merchant clients.

  Operating expenses

        Our total operating expenses were US$758 in 2009 (predecessor), before we commenced our current operations. Our total operating expenses were US$470,813 in 2010 (predecessor), representing 17.9% of the net revenue for the same period. Our operating expenses in 2010 primarily consisted of:

  •
  selling and marketing expenses of US$260,823, representing 9.9% of the net revenues of the same period primarily consist of salaries and benefits for our marketing staff, merchant service representatives, customer service representatives and quality control staff; and

  •
  general and administrative expenses of US$209,990, representing 8.0% of the net revenues of the same period primarily consist of salaries and benefits for our management and general administrative staff.

  Income tax

        Our provision for income tax was US$40,071 in 2010 (predecessor), as we generated taxable income in the PRC.

  Net loss

        As a result of the foregoing, we incurred net loss of US$57,178 for the year ended December 31, 2010 (predecessor).

Acquisitions

        In late 2010 and early 2011, Beijing Wowo Tuan entered into agreements with 21 local group buying service providers in second- and third-tier cities in China to jointly establish new companies in which Beijing Wowo Tuan holds controlling interests or to acquire such local group buying service providers' businesses.

        For a new company jointly established with a local group buying service provider, Beijing Wowo Tuan typically forms the new entity first and then transfers 49% of the equity interest of the new entity to the selling shareholders and the key employees of the local group buying businesses, as consideration for their employment with such new entity as executives for a certain number of years after the respective date of acquisition. During the term of their employment, those shares transferred to such selling shareholders and key employees are restricted from transfer to third parties. Beijing Wowo Tuan has repurchase rights over the transferred shares at an agreed-upon price if the selling shareholders and key employees terminate their employment during the agreed employment period. The table below sets forth certain information regarding such 16 acquisitions we made since December 31, 2010:

Name of acquisition target	Date of Acquisition	City of Operations	Consideration (US$)	Name of the newly formed entity	Percentage of Equity Interest Held by Beijing Wowo Tuan(1)
Shenyang 19tuan	December 31, 2010	Shengyang, Liaoning	303,030	Shenyang Shijiu Wowo Tuan Information Technology Co., Ltd.	100%
Jinan 0531tuan	December 31, 2010	Jinan, Shandong	151,515	Jinan Wuzhiwu Information Technology Co., Ltd.	100%
Shijiazhuang Letuaner	January 2011	Shijiazhuang, Hebei	75,758	Shijiazhuang Wowo Tuan Information Technology Co., Ltd.	100%
Changzhou Bangketuan	January 2011	Changzhou, Jiangsu	75,758	Changzhou Wowo Tuan Information Technology Co., Ltd.	100%
Hunan Tuankela	January 2011	Changsha, Hunan	374,242	Hunan Wowo Tuan Information Technology Co., Ltd.	100%
Wuxi Yuzhong	February 2011	Wuxi, Jiangsu	757,576	Wuxi Yuzhong Internet Technology Co., Ltd.	51%
Shenzhen Xunjie	March 2011	Shenzhen, Guangzhou	454,545	Shenzhen Xunjie Time Media Co., Ltd.	51%
Fuzhou Baiketuan	April 2011	Fuzhou, Fujian	45,455	—	100	%(2)
Chengdu Beiguo	April 2011	Chengdu, Sichuan	424,242	Chengdu Beiguo Technology Co., Ltd.	60%
Shanghai Yinqing	March 2011	Shanghai	403,030	—	51	%(2)
Shaoxing Tongchenggou	March 2011	Shaoxing, Zhejiang	75,758	Shaoxing Wowo Tuan Information Technology Co., Ltd.	100%
Quanzhou Yiwantuan	April 2011	Quanzhou, Fujian	151,515	Quanzhou Wowo Tuan Information Technology Co., Ltd.	100%
Jilin Meimeituan	April 2011	Jilin, Jilin	151,515	Jilin Wowo Tuan Information Technology Co., Ltd.	100	%(3)
Langfang Wodetuan	April 2011	Langfang, Hebei	75,758	Langfang Wowo Tuan Internet Technology Co., Ltd.	100%
Xiamen Shantuan	April 2011	Xiamen, Fujian	303,030	Xiamen Wowo Tuan Information Technology Co., Ltd.	100%
Ningbo Tangtuan	April 2011	Ningbo, Zhejiang	303,030	Ningbo Wowo Tuan Information Technology Co., Ltd.	100	%(3)

(1)
Reflects the percentage of equity interest held by Beijng Wowo Tuan as of June 30, 2011, except as otherwise indicated.

(2)
The entity is in the process of being formed and the percentage reflects the percentage of equity interest to be held by Beijing Wowo Tuan after the formation of such entity.

(3)
Beijing Wowo Tuan formed the entity and will transfer 49% equity interest of such entity to the original selling shareholders and the key employees of the acquired local group buying businesses. Beijing Wowo Tuan will hold 51% equity interest after the aforementioned transfer is completed.

        The table below sets forth certain information regarding the five acquisitions of businesses we made since December 31, 2010:

Name of seller	Date of Purchase	City of Operations	Consideration (US$)
Shijiazhuang Jutuaner	February 2011	Shijiazhuang, Hebei	121,212
Hangzhou Zuituan	February 2011	Hangzhou, Zhejiang	80,303	(1)
Hangzhou 54 Tuanzhang	April 2011	Hangzhou, Zhejiang	303,030
Changzhou Jingcaituan	April 2011	Changzhou, Jiangsu	818,182
Guilin Haoletuan	April 2011	Guilin, Guangxi	44,318

(1)
Consideration is determined based on the future performance of the acquired business.

Liquidity and Capital Resources

        As of December 31, 2010 and June 30, 2011, we had US$180,899 and US$38,577,964 in cash and cash equivalents, respectively. Since our inception, we have funded our working capital requirements and expansion primarily through our operation. We generated positive cash flow from operations in the amount of US$612,147 for the year ended December 31, 2010 (predecessor). We expect annual cash flow from operations to remain positive in the foreseeable future. We generally use this cash flow to fund our operations and meet our other cash operating needs. Net cash used in operating activities was US$1,012 for the year ended December 31, 2009 and the net cash provided by operating activities was US$612,147 for the year ended December 31, 2010 (predecessor). Net cash used in operating activities was US$14.4 million for the six months ended June 30, 2011 (successor).

        We believe that our current cash balance, anticipated cash flow from operations, and the net proceeds we expect to receive from this offering will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months or until we generate positive net cash from operating activities. See "Use of Proceeds." We may require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash balance is insufficient to meet our requirements, we may seek to sell additional equity securities or debt securities or borrow from lending institutions. Financing may be unavailable in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

        The following table sets forth a summary of our cash flows for the periods indicated:

	For the year ended December 31,		For the six months ended June 30,
	2009 (predecessor)	2010 (predecessor)	2010 (predecessor)	2011 (Successor)
	(US$ in thousands)
Net cash provided by (used in) operating activities	(1)	612	(11.8)	(14,418)
Net cash used in investing activities	—	(139)	(0.1)	(5,777)
Net cash provided by (used in) financing activities	2	(300)	11.7	58,693
Effect of exchange rate changes	—	3	—	(101)

Cash at the beginning of the period	4	5	5.1	181

Cash at the end of the period	5	181	4.9	38,578

  Net cash provided by (used in) operating activities

        Net cash used in operating activities was US$14.4 million for the six months ended June 30, 2011 (successor), which primarily consisted of accrued expenses and other current liabilities of US$11.1 million primarily attributable to unpaid salary and welfare of US$6.8 million and unpaid advertisements of US$4.5 million, deferred revenue of US$7.5 million attributable to the payment received by us for unredeemed coupons, accounts payable of US$5.0 million attributable to obligations to our merchant clients as a result of our operations, and share-based compensation of US$2.9 million, partially offset by prepaid expenses and other current liabilities of US$10.9 million primarily attributable to the prepayment to our merchant clients of US$8.0 million and the deposits for office rental of US$1.1 million, and a net loss for operation of US$30.4 million.

        Net cash provided by operating activities was US$612,147 for the year ended December 31, 2010 (predecessor), which primarily consisted of an account payable of US$480,534 attributable to obligations to our merchant clients as a result of our operations and accrued expenses and other current liabilities of US$293,220 primarily attributable to unpaid salary and welfare, partially offset by accounts receivable of US$102,821 representing payments receivable from third-party payment processors, and a net loss from operation of US$57,178.

        Net cash used in operating activities was US$1,012 for the year ended December 31, 2009 (predecessor).

  Net cash used in investing activities

        Net cash used in investing activities was US$5.8 million for the six months ended June 30, 2011 (successor), which primarily consisted of purchase of property and equipment of US$3.4 million, and cash payments of acquisitions of businesses of US$2.3 million.

        Net cash used in investing activities for the year ended December 31, 2010 (predecessor) was US$138,861, consisting primarily of the purchase of property and equipment for US$93,406 and prepayments for the acquisition of business for US$45,455.

        We did not use any cash in investing activities in the year ended December 31, 2009.

  Net cash provided by (used in) financing activities

        Net cash provided by financing activities was US$58.7 million for the six months ended June 30, 2011 (successor), which primarily consisted of proceeds from issuance of Series A-2 convertible redeemable preferred shares of US$32.0 million, and proceeds from issuance of ordinary shares of US$11.0 million.

        Net cash used in financing activities for the year ended December 31, 2010 (predecessor) was US$300,297, which primarily consisted of an advance to a related party of US$446,882, and was partially offset by an advance for a planned capital injection of US$145,974.

        Net cash provided by financing activities in the year ended December 31, 2009 (predecessor) was US$1,683.

        We estimate that we will receive net proceeds of approximately US$             million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial offering price of US$            per ADS. Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10% appreciation of the RMB against the U.S. dollar, from a rate of RMB            to US$1.00 to a rate of RMB            to US$1.00, will result in a decrease of RMB             million (US$             million) of the net proceeds from this offering. Conversely, a 10% depreciation of the RMB against the U.S. dollar, from a rate of RMB            to US$1.00 to a rate of RMB            to US$1.00, will result in an increase of RMB             million (US$ million) of the net proceeds from this offering.

Capital Expenditures

        We made capital expenditure of US$5.8 million for the six months ended June 30, 2011 (successor), which primarily consisted of the purchase of property and equipment for US$3.4 million and payments for acquisitions of businesses for US$2.3 million. We made capital expenditures of US$138,861 for the year ended December 31, 2010 (predecessor), which primarily consisted of the purchase of property and equipment for US$93,406 and prepayments for the acquisition of business for US$45,455. We did not make any capital expenditures for the year ended December 31, 2009

(predecessor). We expect our capital expenditures for the remaining six months in 2011 to primarily consist of the acquisition of the purchase of property and equipment.

Contractual Obligations and Commercial Commitments

        The following table sets forth our future minimum payments under non-cancelable operating leases of office space with initial terms in excess of one year as of June 30, 2011.

(US$ in thousands)
Six-month period ending December 31, 2011	2,310
Years ending December 31:
2012	3,035
2013	1,953
2014	751
2015 and thereafter	64

Total	8,113

Holding Company Structure

        We are a holding company with no material operations of our own. We conduct our operations primarily through our wholly owned subsidiary in China, Wowo Shi Jie, and our consolidated affiliated entities in China. Under PRC law, Wowo Shi Jie and each of our consolidated affiliated entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Wowo Shi Jie is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.

        After the 13 subsidiaries of Beijing Wowo Tuan make appropriations for their respective statutory reserves and retain any profits, each of their remaining net profits are distributable to Beijing Wowo Tuan, in the form of an RMB dividend. Pursuant to the contractual arrangements between Wowo Shi Jie and Beijing Wowo Tuan, Beijing Wowo Tuan's earnings and cash (including dividends received from its subsidiaries) are used to pay service and license fees in RMB to Wowo Shi Jie, in the manner and amount set forth in these agreements. After paying the withholding taxes applicable to Wowo Shi Jie's revenue and earnings, making appropriations for its statutory reserve requirement and retaining any profits from accumulated profits, the remaining net profits of Wowo Shi Jie would be available for distribution to its sole shareholder, Wowo Holding Limited, and from Wowo Holding Limited to us, although we have not, and do not have any present plan to make such distributions. As of             , the net assets of Wowo Shi Jie and our consolidated affiliated entities which were restricted due to statutory reserve requirements and other applicable laws and regulations, and thus not available for distribution, was in aggregate US$             million, and the net assets of Wowo Shi Jie and our consolidated affiliated entities which were unrestricted and thus available for distribution was in aggregate US$             million. We do not believe that these restrictions on the distribution of our net assets will have a significant impact on our ability to timely meet our financial obligations in the future.

Off-Balance Sheet Commitments and Arrangements

        We do not currently have any outstanding off-balance sheet arrangements or commitments. We have no plans to enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships established for the purpose of facilitating off-balance sheet arrangements or commitments.

Inflation

        Since our inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the annual average percentage changes in the consumer price index in China for 2009 and 2010 were of -0.7% and of +3.3%, respectively. The year-over-year percentage changes in the consumer price index for January 2009, 2010 and 2011 were increases of +1.0%, +1.5% and +4.9%, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Quantitative and Qualitative Disclosures about Market Risk

  Foreign Exchange Risk

        Currently all of our revenues and expenses are denominated in RMB. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge our exposure to such risk. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the exchange rate between the U.S. dollar and the RMB because the value of our business is effectively denominated in RMB, while the ADSs will be traded in U.S. dollars.

        The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China's political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People's Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the revised policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy resulted in a more than 20% appreciation of the RMB against the U.S. dollar in the following three years. Since July 2008, however, the RMB has traded within a narrow range against the U.S. dollar. As a consequence, the RMB has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. On June 20, 2010, the People's Bank of China announced that the PRC government would further reform the RMB exchange rate regime and increase the flexibility of the exchange rate. It is difficult to predict how this new policy may impact the RMB exchange rate. To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to us.

  Interest Risk

        Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank accounts. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest income may fall short of expectations due to changes in market interest rates.

Recent Accounting Pronouncements

        In June 2011, the Financial Accounting Standards Board, or FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. We do not expect the adoption of this pronouncement to will have a significant effect on our financial position, results of operations or cash flow.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma condensed consolidated financial information for the year ended December 31, 2010 is derived from the audited financial statements of (1) Wowo Group Limited for the year ended December 31, 2010; (2) Shijiazhuang Chuanglian Technology Co., Ltd. for the year ended December 31, 2010; (3) Changzhou Bangketuan for the year ended December 31, 2010; (4) Wuxi Yuzhong Internet Technology Co., Ltd. for the year ended December 31, 2010; (5) Shenzhen Xunjie Times Media Co., Ltd. for the period from May 5, 2010 (business commencement date) to December 31, 2010; (6) Fuzhou Baiketuan for the year ended December 31, 2010; (7) Chengdu Beiguo Technology Co., Ltd. for the period from August 20, 2010 (inception date) to December 31, 2010; (8) Shanghai Yinqing Advertising Co., Ltd. for year ended December 31, 2010; (9) Beijing Kaiyishidai Network Technology Co., Ltd. for the period from September 27, 2010 (inception date) to December 31, 2010; (10) Xiamen Shantuan for the period from May 17, 2010 (inception date) to December 31, 2010; (11) Changzhou Jingcaituan for the period from August 2, 2010 (inception date) to December 31, 2010; (12) Ningbo Tangtuan for the period from June 13, 2010 (inception date) to December 31, 2010; (13) Langfang Wodetuan for the period from October 18, 2010 (inception date) to December 31, 2010, all appearing elsewhere in the prospectus, after giving effects to the pro forma adjustments described in the notes to such pro forma financial information.

        The following unaudited pro forma condensed consolidated financial information as of and for the period ended June 30, 2011 is derived from the unaudited condensed consolidated financial statements of (1) Wowo Group Limited as of and for the six-month period ended June 30, 2011; (2) Wuxi Yuzhong Internet Technology Co., Ltd. for the period from January 1, 2011 to the acquisition date; (3) Shenzhen Xunjie Times Media Co., Ltd. for the period from January 1, 2011 to the acquisition date; (4) Fuzhou Baiketuan for the period from January 1, 2011 to the acquisition date; (5) Chengdu Beiguo Technology Co., Ltd. for the period from January 1, 2011 to the acquisition date; (6) Shanghai Yinqing Advertising Co., Ltd. for the period from January 1, 2011 to the acquisition date; (7) Beijing Kaiyishidai Network Technology Co., Ltd. for the period from January 1, 2011 to the acquisition date; (8) Changzhou Jingcaituan for the period from January 1, 2011 to the acquisition date; (9) Ningbo Tangtuan for the period from January 1, 2011 to the acquisition date; (10) Langfang Wodetuan for the period from January 1, 2011 to the acquisition date, after giving effects to the pro forma adjustments described in the notes to such pro forma financial information.

        The preparation of the unaudited pro forma condensed consolidated balance sheet and statements of operations appearing below is based on financial statement prepared in accordance with U.S. GAAP. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. The objective of the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2010 is to provide information on the impact of the acquisitions of online group buying business including Shijiazhuang Chuanglian Technology Co., Ltd. and Changzhou Bangketuan in January 2011, Wuxi Yuzhong Internet Technology Co., Ltd. in February 2011, Shenzhen Xunjie Times Media Co., Ltd. and Shanghai Yinqing Advertising Co., Ltd. in March 2011, and Fuzhou Baiketuan, Chengdu Beiguo Technology Co., Ltd., Beijing Kaiyishidai Network Technology Co. Ltd., Xiamen Shantuan, Changzhou Jingcaituan, Ningbo Tangtuan and Langfang Wodetuan in April 2011.

        The objective of the unaudited pro forma condensed consolidated statements of operations for the six-month period ended June 30, 2011 is to provide information on the impact of the acquisitions of online group buying businesses including Wuxi Yuzhong Internet Technology Co., Ltd. in February 2011, Shenzhen Xunjie Times Media Co., Ltd. and Shanghai Yinqing Advertising Co., Ltd. in March 2011, Fuzhou Baiketuan, Chengdu Beiguo Technology Co., Ltd., Beijing Kaiyishidai Network Technology Co. Ltd., Xiamen Shantuan, Changzhou Jingcaituan, Ningbo Tangtuan and Langfang Wodetuan in April 2011.

        We refer these online group buying businesses collectively as the Acquired Businesses.

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2010 presents adjustments as if the acquisitions of Acquired Businesses had been consummated on the earlier of January 1, 2010, the inception date or business commencement date of the Acquired Businesses.

        The unaudited pro forma condensed consolidated balance sheet as of June 30, 2011 presents adjustments as if the remaining noncontrolling interest of Wuxi Yuzhong Internet Technology Co. Ltd. and Chengdu Beiguo Technology Co., Ltd. were acquired on June 30, 2011.

        The unaudited pro forma condensed consolidated statement of operations for the six-month period ended June 30, 2011 presents adjustments as if the acquisitions of Acquired Businesses had been consummated on January 1, 2011.

        The following unaudited pro forma condensed consolidated balance sheet and statements of operations should be read in conjunction with our audit consolidated statements of operations for the year ended December 31, 2010 and unaudited condensed consolidated balance sheet and statements of operations as of and for the six-month period ended June 30, 2011 and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        While the unaudited pro forma condensed consolidated financial information is helpful in showing the financial characteristics of the consolidated companies, it is not intended to show how the consolidated companies would have actually performed as if the events described above had in fact occurred on the dates acquired or to project the results of operations or financial position for any future date or period. We have included in the unaudited pro forma condensed consolidated statement of operations all adjustments, consisting of normal recurring adjustments, necessary of a fair presentation of the operating results in the historical periods.

Unaudited Pro forma Condensed Consolidated Statement of Operations

	For the year ended December 31, 2010
	Wowo Group Limited(*)	Pro forma Combined Statement of Operations of Acquired Businesses(4)	Pro forma Adjustments	Note	Pro forma
	(US$)
Net revenues	2,633,522	9,281,000	—		11,914,522
Cost of revenues	(2,179,120)	(7,733,538)	(143,974)	(1)	(10,056,632)
Gross profit	454,402	1,547,462	(143,974)		1,857,890
Operating expenses:
Selling and Marketing	(260,823)	(771,474)	(137,420)	(1)	(1,169,717)
General and administrative	(209,990)	(1,086,850)	(10,832)	(1)	(1,307,672)
Total operating expenses	(470,813)	(1,858,324)	(148,252)		(2,477,389)
Loss from operations	(16,411)	(310,862)	(292,226)		(619,499)
Interest income	—	1,608	—		1,608
Other income	(296)	(514)	—		(810)
Loss before provision for income tax	(16,707)	(309,768)	(292,226)		(618,701)
Provision (benefit) for income tax	40,471	42,100	(43,946)	(1)	38,625
Net loss	(57,178)	(351,868)	(248,280)		(657,326)
Net loss attributable to noncontrolling interest	—	—	168,063	(2)	168,063
Net loss attributable to Wowo Group Limited shareholder	(57,178)	(351,868)	(80,217)		(489,263)
Net loss per ordinary share
Basic	—				—
Diluted	—				—
Weighted average shares used in calculating net loss per ordinary share
Basic	300,000,000				300,000,000
Diluted	300,000,000				300,000,000

(*)
Amount includes Shenyang 19tuan and Jinan 0531tuan for the day of December 31, 2010 as the acquisition of both business consummated on December 31, 2010.

Unaudited Pro forma Condensed Consolidated Statement of Operations

	For the six-month period ended June 30, 2011
	Wowo Group Limited	Pro forma Combined Statement of Operations of Acquired Businesses(4)	Pro forma Adjustments	Note	Pro forma
	(US$)
Net revenues	15,464,491	4,104,931	—		19,569,422
Cost of revenues	(14,265,472)	(3,462,947)	(12,801)	(1)	(17,741,220)
Gross profit	1,199,019	641,984	(12,801)		1,828,202
Operating expenses:
Selling and Marketing	(25,855,240)	(792,397)	(50,675)	(1)	(26,698,312)
General and administrative	(5,770,114)	(498,705)	(76,608)	(1)(3)	(6,345,427)
Total operating expenses	(31,625,354)	(1,291,102)	(127,283)		(33,043,739)
Loss from operations	(30,426,335)	(649,118)	(140,084)		(31,215,537)
Other income	—	774,866	—		774,866
(Loss) income before provision for income tax	(30,426,335)	125,748	(140,084)		(30,440,671)
Provision (benefit) for income tax	(11,785)	11,596	(3,880)	(1)	(4,069)
Net (loss) income	(30,414,550)	114,152	(136,204)		(30,436,602)
Less:
Net (loss) income attributable to noncontrolling interest	(422,496)	—	412,420	(2)	(10,076)
Net (loss) income attributable to Wowo Ltd.'s shareholder	(29,992,054)	114,152	(548,624)		(30,426,526)
Accretion of redemption premium on Series A-1 convertible redeemable preferred shares	177,790	—	—		177,790
Accretion of redemption premium on Series A-2 convertible redeemable preferred shares	427,687	—	—		427,687

Net income/(loss) attributable to holders of ordinary shares of Wowo Limited	(30,597,531)	114,152	(548,624)		(31,032,003)

Net income/(loss) per ordinary shares
Basic	(0.10)				(0.10)
Diluted	(0.10)				(0.10)
Net income per Series A-1 convertible redeemable preferred shares—Basic	0.07				0.07
Net income per Series A-2 convertible redeemable preferred shares—Basic	0.06				0.06
Weighted average shares used in calculating net loss per ordinary share
Basic	317,269,456				317,269,456
Diluted	317,269,456				317,269,456

Unaudited Pro forma Condensed Consolidated Balance Sheet

	As of June 30, 2011
	Wowo Group Limited	Pro forma Adjustment	Note	Pro forma
	(US$)
Assets
Current assets:
Cash and cash equivalents	38,577,964	(252,185)	(5)	38,325,779
Accounts receivable	242,998			242,998
Prepaid expenses and other current assets	11,552,861			11,552,861
Amount due from RPT	648,472			648,472
Total current assets	51,022,295	(252,185)		50,770,110
Property and equipment, net	3,609,444			3,609,444
Intangible assets, net	1,696,627			1,696,627
Goodwill	7,010,014			7,010,014
Total Assets	63,338,380	(252,185)		63,086,195
Liabilities and Stockholders' (Deficit) Equity
Current liabilities:
Accounts payable	5,964,123			5,964,123
Accrued expenses and other current liabilities	23,586,533			22,586,533
Deferred revenue	7,608,386			7,608,386
Amount due to related parties	232,072			232,072
Income tax payable	49,168			49,168
Total current liabilities	36,440,282			36,440,282
Deferred tax liability, non-current	227,895			227,895
Total Liabilities	36,668,177			36,668,177
Series A-1 Preferred Shares	5,159,717			5,159,717
Series A-2 Preferred Shares	32,312,022			32,312,022
Deficit
Ordinary shares	3,239			3,239
Additional paid-in capital	18,499,309	509,100	(5)	19,008,409
Accumulated deficit	(30,653,385)			(30,653,385)
Accumulated other comprehensive income	(191,671)			(191,671)
Total Wowo Group Limited' Deficit	(12,342,508)	509,100		(11,833,408)
Noncontrolling interests	1,540,972	(761,285)	(5)	779,687
Total Deficit	(10,801,536)	(252,185)		(11,053,721)
Total Liabilities, Preferred Shares and Deficit	63,338,380	(252,185)		63,086,195

Pro forma Adjustments

(1)
Adjustments comprise of the following

•
Adjustments of US$174,721 and US$71,960 reflects amortization of intangible assets as if the Acquired Businesses were acquired on the earliest of beginning of the fiscal year, the inception date or business commencement date of the Acquired Businesses and included in the pro forma condensed consolidated statement of operations for the year ended December 31, 2010 and for the six months period ended June 30, 2011, respectively. Tax effects of amortization charges of $14,570 and $3,880 were adjusted based on respective statutory tax rate of 25% and included in the pro forma condensed consolidated statement of operations for the year ended December 31, 2010 and for the six months period ended June 30, 2011, respectively.

•
Beijing Wowo Tuan was incorporated on May 26, 2008 and commenced its group buying business in March 2010. Mr. Maodong Xu and his wife, Ms. Fang Zhou, who subsequently transferred her interest in the company to Mr. Tianqing Xu, the brother of Mr. Maodong Xu, acquired the online group buying services of Beijing Wowo Tuan, on December 30, 2010. As a result of Beijing Wowo Tuan became wholly owned by two shareholders acting in collaboration, Beijing Wowo Tuan has applied the push down accounting to the transaction. Under this basis of accounting, the cost of the acquisition of Beijing Wowo Tuan to Mr. Maodong Xu and Mr. Tingqing Xu has been allocated to the identifiable assets and liabilities of Beijing Wowo Tuan using the fair value of those assets and liabilities and the excess has been recorded as goodwill was reflected in the consolidated balance sheet of Wowo Group Limited as of December 31, 2010, including elsewhere in this prospectus. Accordingly, adjustments of US$117,505 reflects amortization of intangible assets of Wowo Group Limited as if push down accounting to the transaction applies on January 1, 2010. Tax effects of amortization charges of US$29,376 were adjusted based on respective statutory tax rate of 25%. These adjustments included in the pro forma condensed consolidated statement of operations for the year ended December 31, 2010.

•
The adjustments of the amortization of intangible assets as described above are included in the pro forma as follows:

	December 31, 2010	June 30, 2011
	(US$)
Cost of revenues	143,974	12,801
Selling and marketing	137,420	50,675
General and administrative	10,832	8,484

	292,226	71,960

  Tax effects of amortization charges of US$43,946 and US$3,880 were adjusted based on respective statutory tax rate of 25% for the year ended December 31, 2010 and the six-month period ended June 30, 2011, respectively.

(2)
Adjustments of US$168,063 and US$(412,420) reflect a net loss and a net income attributable to noncontrolling interests which are due to the operating results of Acquired Businesses for the year ended December 31, 2010 and the period from January 1, 2011 to acquisition date, respectively.

	December 31, 2010	June 30, 2011
	(US$)
Wuxi Yuzhong	48,352	(141,885)
Shenzhen Xunjie	3,762	91,741
Chengdu Beiguo	(29,342)	1,388
Shanghai Yinqing	145,291	(363,664)

	168,063	(412,420)

(3)
The adjustment of US$68,124 was compensation expenses for the period from January 1, 2011 to the acquisition date in connection with the acquisition of Fuzhou Baiketuan, Langfang Wodetuan, Ningbo Tangtuan and Xiamen Shantuan. Beijing Wowo Tuan promised to transfer 49% equity interest of the newly incorporated company to those companies' certain key employees for their continuing employment for the next three years from the acquisition date. Those shares will not be vested until the maturity of the three years employment. The employees' ability to sell or transfer the shares is contingent upon the employees providing three years of services.

  The following table summarizes the fair values of the assets acquired and liabilities assumed for the significant acquisitions consummated in 2011.

			Amortization period
Net tangible assets acquired	US$	1,536,692
Intangible assets:
Trade name/domain name		469,394	10 years
User base		293,439	2 years
Operating system		51,623	3 years
Customer relationship		19,545	6 years
Deferred tax liabilities		(109,243)
Goodwill		3,954,735
Noncontrolling interests		(1,722,246)

Total consideration	US$	4,493,939

  Noncontrolling interests arose as a result of following acquisitions:

Wuxi Yuzhong	US$	623,636
Shenzhen Xunjie		433,239
Chengdu Beiguo		278,146
Shanghai Yinqing		387,225

	US$	1,722,246

  The purchase price allocation and intangible asset valuations described above were based on management estimation with the assistance of a third party valuation firm. The valuation utilizes and considers generally accepted valuation methodologies such as the income, market and cost approach. We have incorporated certain assumptions which included cash flow and replacement costs.

  Detail information of each of the significant acquisition is as follows:

  a)
  Acquisition of Wuxi Yuzhong

    This reflects the purchase price allocation in relation to the acquisition of 51% equity interest in Wuxi Yuzhong Internet Technology Co., Ltd. ("Wuxi Yuzhong") that was consummated in February 2011. Beijing Wowo Tuan newly injected capital of US$303,030 (RMB2 million) into Wuxi Yuzhong, and paid US$454,546 (RMB3 million) to Wuxi Yuzhong's previous shareholders as the equity purchase consideration. As a result of these two transactions, the Company held 51% equity interest of Wuxi Yuzhong. The allocation of the purchase price was based on a valuation analysis prepared by the management with the assistance from an independent third-party appraiser.

    The purchase price of US$757,576 (RMB5 million) is comprised of cash payment only and is allocated as follows:

Net tangible assets acquired	US$	186,634
Acquired intangible assets		190,000
Deferred tax liabilities		(47,500)
Goodwill		1,052,078
Noncontrolling interests		(623,636)

Total consideration	US$	757,576

    The intangible assets include domain name, user base and operating system.

  b)
  Acquisition of Shenzhen Xunjie

    This reflects the purchase price allocation in relation to the acquisition of 51.2% equity interest in Shenzhen Xunjie Times Media Co., Ltd. ("Shenzhen Xunjie") that was consummated in March 2011. Beijing Wowo Tuan newly injected capital of US$454,545 (RMB3 million) to Shenzhen Xunjie to acquire 51.2% equity interest of Shenzhen Xunjie. The allocation of the purchase price was based on a valuation analysis prepared by the management with the assistance from an independent third-party appraiser.

    The purchase price of US$454,545 (RMB3 million) is comprised of cash payment only and is allocated as follows:

Net tangible assets acquired	US$	410,554
Goodwill		477,230
Noncontrolling interest		(433,239)

Total consideration	US$	454,545

  c)
  Acquisition of Fuzhou Baiketuan

    This reflects the purchase price allocation in relation to the acquisition of 100% business of Fuzhou Baiketuan that was consummated in April 2011. Pursuant to the acquisition agreements, Beijing Wowo Tuan transferred 49% of the interest of Fuzhou Baiketuan to the original shareholder and the key employees for their continuing employment with Fuzhou Baiketuan for the next three years from the acquisition date. The allocation of the purchase price was based on a valuation analysis prepared by the management with the assistance from an independent third-party appraiser.

    The purchase price of US$45,455 (RMB0.3 million) is comprised of cash payment only and is allocated as follows:

Net tangible assets acquired	US$	4,015
Acquired intangible assets		41,364
Goodwill		76

Total consideration	US$	45,455

    The intangible assets include domain name, user base and operating system.

  d)
  Acquisition of Chengdu Beiguo

    This reflects the purchase price allocation in relation to the acquisition of 60.4% equity interest in Chengdu Beiguo Technology Co., Ltd. ("Chengdu Beiguo") that was consummated in April 2011. Beijing Wowo Tuan newly injected capital of US$181,818 (RMB1.2 million) into Chengdu Beiguo , and paid US$242,424 (RMB1.6 million) to Chengdu Beiguo's previous shareholders as the equity purchase consideration. As a result of these two transactions, the Company held 60.4% equity interest of Chengdu Beiguo. The allocation of the purchase price was based on a valuation analysis prepared by the management with the assistance from an independent third-party appraiser.

    The purchase price of US$424,242 (RMB2.8 million) is comprised of cash payment only and is allocated as follows:

Net tangible assets acquired	US$	249,707
Acquired intangible assets		125,152
Deferred tax liabilities		(31,288)
Goodwill		358,817
Noncontrolling interest		(278,146)

Total consideration	US$	424,242

    The intangible assets include domain name, user base and operating system.

  e)
  Acquisition of Shanghai Yinqing

    This reflects the purchase price allocation in relation to the acquisition of 51% equity interest in Shanghai Yinqing Advertising Co., Ltd. ("Shanghai Yinqing") that was consummated in March 2011. Beijing Wowo Tuan newly injected capital of US$303,030 (RMB2 million) into Shanghai Yinqing, and paid US$100,000 (RMB0.66 million) to Shanghai Yinqing's previous shareholders as the equity purchase consideration. As a result of these two transactions, the Company held 51% equity interest of Shanghai Yinqing. The allocation of the purchase price was based on a valuation analysis prepared by the management with the assistance from an independent third-party appraiser.

    The purchase price of US$403,030 (RMB2.66 million) is comprised of cash payment only and is allocated as follows:

Net tangible assets acquired	US$	391,356
Goodwill		398,899
Noncntrolling interest		(387,225)

Total consideration	US$	403,030

  f)
  Acquisition of Beijing Kaiyishidai

    This reflects the purchase price allocation in relation to the acquisition of 100% equity interest of Beijing Kaiyishidai Network Technology Co., Ltd. ("Beijing Kaiyishidai") that was consummated in April 2011. The allocation of the purchase price was based on a valuation analysis prepared by the management with the assistance from an independent third-party appraiser.

    The purchase price of US$909,091 (RMB6 million) is comprised of cash payment only and is allocated as follows:

Net tangible assets acquired	US$	17,592
Acquired intangible assets		121,818
Deferred tax liabilities		(30,455)
Goodwill		800,136

Total consideration	US$	909,091

    The intangible assets include domain name, customer relationship, user base and operating system.

  g)
  Acquisition of Langfang Wodetuan

    This reflects the purchase price allocation in relation to the acquisition of Langfang Wodetuan that was consummated in April 2011. Pursuant to the acquisition agreements, Beijing Wowo Tuan transferred 49% of the interest of Langfang Wodetuan to the original shareholder and the key employees for their continuing employment with Langfang Wodetuan for the next three years from the acquisition date. The allocation of the purchase price was based on a valuation analysis prepared by the management with the assistance from an independent third-party appraiser.

    The purchase price of US$75,758 (RMB0.5 million) is comprised of cash payment only and is allocated as follows:

Net tangible assets acquired	US$	4,741
Acquired intangible assets		27,576
Goodwill		43,441

Total consideration	US$	75,758

    The intangible assets include domain name, user base and operating system.

  h)
  Acquisition of Xiamen Shantuan

    This reflects the purchase price allocation in relation to the acquisition of 100% interest of Xiamen Shantuan that was consummated in April 2011. Pursuant to the acquisition agreements, Beijing Wowo Tuan transferred 49% of the interest of Xiamen Shantuan to the original shareholder and the key employees for their continuing employment with Xiamen Shantuan for the next three years from the acquisition date. The allocation of the purchase price was based on a valuation analysis prepared by the management with the assistance from an independent third-party appraiser.

    The purchase price of US$303,030 (RMB2 million) is comprised of cash payment only and is allocated as follows:

Net liabilities acquired	US$	(10,501)
Acquired intangible assets		108,394
Goodwill		205,137

Total consideration	US$	303,030

    The intangible assets include domain name, user base and operating system.

  i)
  Acquisition of Changzhou Jingcaituan

    This reflects the purchase price allocation in relation to the acquisition of 100% interest of Changzhou Jingcaituan that was consummated in April 2011. The allocation of the purchase price was based on a valuation analysis prepared by the management with the assistance from an independent third-party appraiser.

    The purchase price of US$818,182 (RMB5.4 million) is comprised of cash payment only and is allocated as follows:

Net tangible assets acquired	US$	279,261
Acquired intangible assets		131,818
Goodwill		407,103

Total consideration	US$	818,182

    The intangible assets include domain name, user base and operating system.

  j)
  Acquisition of Ningbo Tangtuan

    This reflects the purchase price allocation in relation to the acquisition of 100% interest Ningbo Tangtuan that was consummated in April 2011. Pursuant to the acquisition agreements, Beijing Wowo Tuan transferred 49% of the interest of Ningbo Tangtuan to the original shareholder and the key employees for their continuing employment with Ningbo Tangtuan for the next three years from the acquisition date. The allocation of the purchase price was based on a valuation analysis prepared by the management with the assistance from an independent third-party appraiser.

    The purchase price of US$303,030 (RMB2million) is comprised of cash payment only and is allocated as follows:

Net tangible assets acquired	US$	3,333
Acquired intangible assets		87,879
Goodwill		211,818

Total consideration	US$	303,030

    The intangible assets include domain name, user base and operating system.

(4)    Historical financial information of the Acquired Businesses is as follows:

        Statement of operation for the period from the earlier of January 1, 2010, the inception date or business commencement date of the Acquired Businesses:

	For the year ended December 31, 2010
	Acquired businesses
	Shijiazhuang Chuanglian Technology Co., Ltd.	Wuxi Yuzhong Internet Technology Co., Ltd.	Shenzhen Xunjie Times Media Co., Ltd.	Fuzhou Baiketuan	Chengdu Beiguo Technology Co., Ltd.	Shanghai Yinqing Advertising Co., Ltd.	Beijing Kaiyishidai Network Technology Co., Ltd.	Langfang Wodetuan	Changzhou Jingcaituan	Changzhou Bangketuan	Xiamen Shantuan	Ningbo Tangtuan	Total acquired business
	(US$)
Net revenues	777,774	1,296,305	662,877	285,361	1,121,553	1,231,737	65,210	410,619	1,245,805	450,644	1,035,692	697,429	9,281,000
Cost of revenues	575,425	1,110,086	526,771	236,950	970,857	935,110	22,265	327,439	1,114,373	373,368	910,777	630,117	7,733,538
Gross profit	202,349	186,219	136,106	48,411	150,696	296,627	42,945	83,180	131,432	77,276	124,915	67,312	1,547,468
Operating expenses:
Selling and Marketing	87,184	49,598	78,222	11,597	12,923	313,363	14,797	19,382	41,068	26,864	61,962	54,514	771,474
General and administrative	121,407	235,322	65,593	32,042	48,857	279,777	22,195	29,073	61,603	45,369	93,569	52,043	1,086,850
Total operating expenses	208,591	284,920	143,815	43,639	61,780	593,140	36,992	48,455	102,671	72,233	155,531	106,557	1,858,324
Loss from operations	(6,242)	(98,701)	(7,709)	4,772	88,916	(296,513)	5,953	34,725	28,761	5,043	(30,616)	(39,245)	(310,856)
Interest income	1,101	274	—	—	—	—	—	—	233	—	—	—	1,608
Other expense	(148)	(250)	—	—	—	—	—	—	—	—	(116)	—	(514)
Loss before provision for income tax	(5,289)	(98,677)	(7,709)	4,772	88,916	(296,513)	5,953	34,725	28,994	5,043	(30,732)	(39,245)	(309,762)
Provision for income tax	—	—	—	1,193	22,229	—	1,488	8,681	7,248	1,261	—	—	42,100
Net income/(net loss)	(5,289)	(98,677)	(7,709)	3,579	66,687	(296,513)	4,465	26,044	21,746	3,782	(30,732)	(39,245)	(351,862)

        Statement of operation for the period from January 1, 2011 to the respective acquisition dates of the Acquired Businesses.

	For the six-month period ended June 30, 2011
	Acquired Businesses
	Shenzhen Xunjie	Wuxi Yuzhong	Chengdu Beiguo	Fuzhou Baiketuan	Shanghai Yinqing	Beijing Kaiyishidai	Changzhou Jingcaituan	Langfang Wodetuan	Ningbo Tangtuan	Xiamen Shantuan	Total acquired business
	(US$)
Net revenues	246,935	372,020	746,882	314,897	117,143	68,407	667,184	259,771	675,348	636,344	4,104,931
Cost of revenues	(180,970)	(331,227)	(642,587)	(282,775)	(81,745)	(15,399)	(591,486)	(216,238)	(598,255)	(522,265)	(3,462,947)
Gross profit	65,965	40,793	104,295	32,122	35,398	53,008	75,698	43,533	77,093	114,079	641,984
Operating expenses:
Selling and Marketing	(138,387)	(123,045)	(108,433)	(19,005)	(46,701)	(38,674)	(183,814)	(8,489)	(52,347)	(73,502)	(792,397)
General and administrative	(115,572)	(73,080)	(72,289)	(8,145)	(17,193)	(16,476)	(150,040)	(12,734)	(22,435)	(10,741)	(498,705)
Total operating expenses	(253,959)	(196,125)	(180,722)	(27,150)	(63,894)	(55,150)	(333,854)	(21,223)	(74,782)	(84,243)	(1,291,102)
(Loss) income from operations	(187,994)	(155,332)	(76,427)	4,972	(28,496)	(2,142)	(258,156)	22,310	2,311	29,836	(649,118)
Other income	—	—	—	—	774,866	—	—	—	—	—	774,866
(Loss) income before provision for income tax	(187,994)	(155,332)	(76,427)	4,972	746,370	(2,142)	(258,156)	22,310	2,311	29,836	125,748
Provision for income tax	—	—	—	1,243	4,198	—	—	5,577	578	—	11,596
Net (loss) income	(187,994)	(155,332)	(76,427)	3,729	742,172	(2,142)	(258,156)	16,733	1,733	29,836	114,152

(5)    The adjustment of US$509,100 in additional paid in capital represents the aggregate effect of the acquisition of the remaining 49% equity interest of Wuxi Yuzhong amounted to US$481,751, 39.6% equity interest of Chengdu Beiguo amounted to US$279,534 for total cash consideration of US$252,185 as if these acquisitions were consummated as of June 30, 2011.

 OUR BUSINESS

Overview

        We are the leading provider of local social e-commerce services in China, focusing on group buying deals of life style products and services and subsequent long-term customer relationship management solutions for our local merchant clients. According to the latest issue of the Tuan800 Report, we were the leading group buying service provider in China in August 2011, in terms of transaction amount of both total group buying deals and group buying deals for local services. We offer to our online subscribers deep discounts on goods and services, or group buying deals, provided by our local merchant clients, through the integrated operations of Wowo Tuan, and our nationwide network of over 3,000 merchant consultants and merchant service representatives in 146 cities in China as of June 30, 2011.

        Wowo Tuan typically features one to five new deals per day per city, or for large metropolitan areas, per district, each such deal being available for purchase for a limited amount of time. A typical deal offers a 50% to 80% discount through coupons that can be redeemed at face value with local merchants. When the number of subscribers who purchase a particular coupon offered on Wowo Tuan, or Wowo Coupon, exceeds a predetermined minimum threshold based on our agreement with the local merchant, the group buying deal is deemed successful. A wide variety of local merchants, such as restaurants, cafes, hotels, movie theatres and beauty parlors, offer group buying deals on Wowo Tuan. Our subscribers enjoy savings from group buying deals on the goods or services, as well as discovering new things to do, eat, or buy in their local areas from the information we provide. Local merchants in turn gain access to a highly effective advertising channel to reach potential new customers without having to pay any advertising fees. Featured group buying deals are also sent to our subscribers daily via our Email Direct Marketing system, or EDM.

        In order to provide long-term customer relationship management solutions to our local merchant clients who participate in group buying deals, we have developed, and are in the process of implementing, a guest electronic management system, or GEM, which includes a table-top hardware device installed at a local merchant's site and a web-based software system. Local merchants can verify Wowo Coupons electronically with GEM when such coupons are presented to them for redemption, which greatly simplifies their verification processes and enables them to track customer behavior on a real-time basis. The combination of GEM and our subscriber database also provides our merchant clients with additional options to manage their customer relationships, such as the interactive marketing capability to offer follow-on promotional deals after their featured group buying deals on Wowo Tuan expires. As of August 31, 2011, we have deployed 1,977 GEMs which we provide to selected local merchant clients during redemption periods of their featured deals free of charge. We plan to explore ways to monetize GEM in the future once its installation reaches a critical mass.

        In addition, we have recently launched a separate website, www.jieshi.com, or Wowo Platform, which provides a group buying aggregate service to address a consumer need previously underserved by the typical group buying business model. Wowo Platform is an open platform through which group buying service providers, commissioned agents and local merchants may place their daily group buying deal offerings. Compared to Wowo Tuan, where only a limited number of new group buying deals are featured each day in a given city or district, Wowo Platform offers our subscribers much greater varieties and choices, enabling them to search for a specific type of discounted deals of life style products and services. On a typical day, there are over 22,000 group buying deals available on Wowo Platform. In the fourth quarter of 2011, we plan to launch a new location-based service application for mobile devices, or LBS, which enables consumers to search for group buying deals or promotional offers on Wowo Platform in their immediate proximity using the GPS function on their mobile devices. We plan to explore ways to monetize Wowo Platform and LBS upon the official launch of LBS.

        We have experienced rapid growth since December 31, 2010, partially through acquisitions of 21 local group buying service providers in second- and third-tier cities throughout China in the period from December 31, 2010 to April 30, 2011. We have established a well-known brand name and built up a large base of subscribers and local merchant clients. According to a market research study by Analysys International commissioned by us, or the Analysys Report, our brand recently ranked first in terms of brand recognition by local merchants among group buying service providers in seven of the eight major cities surveyed including Beijing, Guangzhou, Chengdu, Shenyang, Xiamen, Jinan, Wuxi, and ranked second in Shanghai. We incurred net losses of US$57,178 and US$30.4 million for the year ended December 31, 2010 (predecessor) and the six months ended June 30, 2011 (successor), respectively, due to significant investments in sales and marketing to build our Wowo Tuan brand among local merchants and Chinese consumers and costs associated with the development and expansion in the early stage of our business. We generate our revenues primarily from the purchase prices of Wowo Coupons paid by our subscribers. Our net revenues were US$2.6 million for the year ended December 31, 2010 (predecessor) and US$15.5 million for the six months ended June 30, 2011 (successor), respectively. Our gross profit is the portion of the revenues we retained after paying agreed upon fees to the featured merchant clients. Our gross profit was US$454,402 and US$1.2 million for the year ended December 31, 2010 (predecessor) and the six months ended June 30, 2011 (successor), respectively.

Our Competitive Advantages

        We believe the following strengths differentiate us from our competitors and provide us with competitive advantages:

        Superior User Experience and Strong Brand Recognition.    We believe that keeping our subscribers satisfied with our services is critical to our success. Each day, we try to select the most attractive discounted local goods and service deals for our subscribers, and our editorial staff provides informative and engaging descriptions to highlight the featured group buying deals. We have a completely open return policy for unredeemed Wowo Coupons or if our subscribers are dissatisfied with their experience with us or the local merchants. We have on-the-ground merchant service representatives and quality control staff in each local market we operate to ensure customer satisfaction when Wowo Coupons are redeemed with local merchants. Our localized merchant consultant, merchant service and quality control teams, call center team, GEM and tailor-made service plans for local merchant clients are all measures we have taken to ensure customer satisfaction. To help local merchants improve the quality of their future deals, we assist merchant clients in coming up with their deal structure at the initial stage, help the local merchant manage coupon redemption during a deal, and provide detailed analysis and feedback to them after a group buying deal is completed. In addition, we have built two centralized 24 × 7 call centers that employ advanced and scalable technology dedicated to subscriber and merchant support, respectively. Our call centers provide a variety of services, such as service and product refunds, complaint processing and general information services. In February 2011, we were the first Chinese group buying service provider to meet ISO9001 standard, an internationally recognized certificate for quality management of business published by the International Organization for Standardization. Through our focus on subscriber experience and satisfaction, our subscribers have come to trust us for our quality deals. According to the Analysys Report, our brand, Wowo Tuan, ranked first among group buying service providers in seven of the eight major markets surveyed including Beijing, Guangzhou, Chengdu, Shenyang, Xiamen, Jinan, Wuxi, and ranked second in Shanghai, in terms of brand recognition by local merchants.

        Extensive Local Knowledge and Presence.    The group buying service business is a localized business by nature. Because of China's diversified culture and population, strong local knowledge and presence are extremely important to the long-term success of our business. According to the latest issue of the Tuan800 Report, sales of group buying deals for local services are direct indicators of a group buying service provider's local presence and overall competitive strength, as group buying deals for local services are more complex to operate and represent a developing trend in the group buying business in China.

        We were the leading group buying service provider of group buying deals for local services in China in terms of total transaction amount in August 2011 according to the latest issue of the Tuan800 Report. Almost all of our subscribers purchase deals offered by merchants in close proximity to where they live or work. Our local operation teams in 146 cities have extensive local knowledge and experience, which we believe provide us with a unique competitive advantage and enable us to establish a favorable working relationship with local merchants. In addition, in order to secure the best talent in certain local markets, Beijing Wowo Tuan has entered into agreements with 21 local group buying service providers in second- and third-tier cities in China to jointly establish new companies in which Beijing Wowo Tuan holds controlling equity interests or to acquire such local group buying service providers' businesses. We formulate the overall business strategy for these newly established companies or acquired businesses, while the local service providers manage the daily operations in their respective cities. This strategy allows us to quickly penetrate into such local market where a local group buying business leader has already emerged. We provide the local operators with the necessary capital, nationwide brand recognition, management expertise and a centralized technology platform, and in exchange, we acquired their in-depth knowledge of the local community and culture, their dedicated sales team and their established subscriber bases.

        Proprietary Guest Electronic Management System Facilitating Long-term Customer Relationship Management.    To further strengthen our ability to provide effective and differentiated marketing solutions to local merchants, we have developed GEM which combines a table-top hardware device installed at local merchants' sites with proprietary software system. Our GEM provides two important functions to local merchants who participate in our group buying deals. First, GEM simplifies and increases the efficiency of Wowo Coupon redemption process by enabling the local merchants to process the Wowo Coupons electronically when they are submitted for redemption. The instant coupon verification reduces queues during peak business hours and improves subscriber experience. Secondly, the combination of GEM and our subscriber database provides our merchant clients with additional options to manage their customer relationships, such as the interactive marketing capability to offer follow-on promotional deals after their featured group buying deals on Wowo Tuan expired. For example, our merchant clients may send short messages of promotional deals through our system to their customers who have previously participated in their group buying deals. We believe our GEM is a unique solution which differentiates us from our competitors and promotes long-term relationships with our merchant clients.

        Management Team with Strong Online and Offline Track Record.    Our Chairman and Chief Executive Officer, Mr. Maodong Xu, is a highly regarded entrepreneur in the retail and new media industries in China. Mr. Xu has over two decades of experiences in managing China-based technology companies. He founded and managed Qilu Supermarket, the largest supermarket chain in Shandong province, between 1992 and 2000. He also founded one of the largest wireless messaging businesses in China in which Telstra is currently a majority shareholder. In addition, Mr. Xu has personally invested in several start-up companies including Meixun, which operates one of the largest mobile newspaper platforms in China. Our Chief Financial Officer, Mr. Daniel Mingdong Wu, has over fifteen years of experiences in managing technology and advertising companies, and in investment banking and finance. He is the former Chief Financial Officer of Focus Media, a digital media company that operates the largest out-of-home advertising network in China and is listed on NASDAQ. In addition, many of our senior management team and engineers have prior working experiences with well-known companies in China such as Alibaba, Baidu, China Mobile, Google China and Focus Media.

Our Strategies

        Our goal is to become the largest local social e-commerce service provider in China. Key elements of our strategies include the following:

        Continue to focus on enhancing subscriber experience by adding new features to our services.    Our brand and large subscriber base are the key factors to local merchants that make them choose to do business with us. We have made and will continue to make substantial investments to acquire new subscribers through innovative marketing initiatives, such as offline promotional events and redesigning our websites to make it more user friendly for new subscribers, among other things. In addition, we plan to maintain a high retention rate of existing subscribers by continuing to focus on maximizing customer satisfaction. We plan to enhance user experience by improving our EDM distribution with more targeted coupon information to our subscribers based on their location and personal preferences. Moreover, we have launched and will continue to develop new social media functions on our websites to facilitate information sharing and improve user experience.

        Build Long-Term Relationships With Our Merchant Clients Through Innovation.    In order to build and maintain long-term relationships with our local merchant clients, we will continue to provide innovative marketing solutions to them. Our merchant consultants have first-hand knowledge of the local communities they serve, speak the local dialects, and are experts in the respective service sectors in which they specialize. We will continue to find new ways to attract additional subscribers and merchants to transact business over our websites. For example, we work closely with local food services industry associations to promote quality and safety among our local restaurant merchants. We have also designed innovative marketing programs for large multinational corporations, such as Nestle, to promote their brand by hosting charity events sponsored by them exclusively for our subscribers.

        In addition, we plan to maximize the potential of our GEM devices to help our merchant clients to develop long-term relationships with their customers. One of the most pressing needs of local merchants is to enhance long-term returns on their advertising investments, whether through offering deeply discounted services on our websites, placing an advertisement in local newspapers, buying a banner on an Internet website or purchasing key words from Internet search service providers. The combination of our GEM devices and subscriber database enables our merchant clients to reach their target customers with new promotional deals. In the future, we plan to add additional functions to our hardware and software solutions for our local merchant clients.

        Leverage Rapidly Growing 3G Mobile Penetration in China with Wowo Platform and LBS.    We believe offering LBS-based discounted deals of life style products and services on consumers' mobile devices will be well received by consumers and have great growth potentials in the foreseeable future. Currently, a challenge of group buying services in China is the lack of variety of available discount offerings in the proximity of a given location at a given time. We are unique among Chinese group buying service providers in offering a complementary group buying aggregation service through Wowo Platform. Wowo Platform differs from pure group buying aggregating websites in that deals offered on Wowo Plaftform are entered into by group buying service providers and commissioned agents with local merchants using our standard form contracts and under our direct quality control. We plan to introduce a great variety and choices of group buying deals to our subscribers on Wowo Platform by aggregating deals from other group buying service providers, commissioned agents and local merchants. Our local merchant clients may initiate their own promotional deals on Wowo Platform through our proprietary GEM. As a result, our LBS applications on Wowo Platform will provide more choices and deliver more relevant discounted deals to our subscribers based on their needs.

        Increase Our Market Penetration With Vertical Channel Offerings.    We have recently launched four vertical group buying channels on Wowo Tuan for travel, hotels, beauty products and services, and other life style goods. We believe the vertical channels will allow our subscribers to easily find the deal information they seek. Vertical channels will also increase the number of local merchant clients we can serve beyond the ones that offer featured new deals every day. We will continue to evaluate our vertical market strategy and may expand our group buying channels to other attractive life style products and services.

Our Business

Wowo Tuan

        Wowo Tuan provides our subscribers Wowo Coupons for "good deals everyday at very low prices" and enables local merchants to reach a large number of potential online consumers without paying any advertising fees. A typical Wowo Coupon offers our subscribers a deal at 50% to 80% off the original price. A Wowo Coupon normally has a redemption period of one to three months from the date of the deal is offered. To enhance the effectiveness of our group buying deals and provide the merchant clients who offer such deals with the most value of their investment, we only feature a limited number of new deals, typically one to five per city, or for large metropolitan areas, per district, each day on our websites. To better manage our deals and facilitate our subscribers' search, we categorize our group buying deals into four vertical channels: travel, hotels, beauty products and services, and other life style goods. Local merchants from a wide variety of industries offer group buying deals on Wowo Tuan. The composition of our deals in terms of contribution to total revenues for 2010 was as follows: 35% for food services, 19% for beauty products and services, 19% for entertainment, 10% for retail goods, 9% for travel and hotels, and the remaining 8% for others. The composition of our deals is affected by factors such as seasonality. For example, during summer season, Wowo Coupons for movie tickets may sell better while Wowo Coupons for outdoor activities may be in higher demand during spring and fall. In choosing featured group buying deals, we take such factors into consideration and offer deals that attract a critical mass of subscribers the local merchants desire.

  Case Study: Sushi Buffet at Tian Lu Sushi Shops in Tianjin

        The Merchant:    Tian Lu Sushi is a premier sushi shop in Tianjin. It has eight chain stores in local areas and one of the stores had just opened for business in a newly developed shopping center. It needed advertising to bring in new customers.

        The Deal:    On April 26, 2011, our website showed the following deal in Tianjin that offered a RMB114 sushi buffet including soft drinks for RMB49, a 57% discount. The Wowo Coupon could be redeemed at any of the eight stores of Tian Lu Sushi. We offered to our subscribers the same price as what we paid to Tian Lu Sushi for each coupon that was redeemed. We entered into this deal with Tian Lu Sushi as a means to introduce our merchant services to and develop a long-term partnership with Tian Lu Sushi.

        The Results:    Over 4,000 Wowo Coupons were sold within three days. We did not generate gross profit or incur loss on this deal. The store manager was extremely pleased with the number of new customers we brought to the stores within a short period of time. Subsequently, the merchant client offered two more group buying deals through us, one in May 2011 and another in June 2011. As of June 30, 2011, over 6,000 purchasers of Wowo Coupons on Tian Lu Sushi's group buying deals signed up for memberships offered by Tian Lu Sushi.

  Case Study: Bengons Bakery in Tianjin

        The Merchant:    Bengons Bakery is a local bakery and has five stores throughout Tianjin urban area. Its brand is relatively new to consumers. The stores do not have on-site computers due to space limitations at the cashier table. Bengons wishes to use group buying to promote its brand.

        The Deal:    On August 24, 2011, our website featured the following deal in Tianjin that offered a RMB6.8 Wowo Coupon that can be redeemed for any products with a face value of RMB10 at Bengons stores between August 26, 2011 and September 16, 2011.

        The Results:    Over 40,000 Wowo Coupons were sold. On August 29, 2011 alone, over 10,000 Wowo Coupons were redeemed. We installed GEMs at each Bengons store to expedite the coupon verification process. The GEMs greatly shortened coupon verification time and our subscribers avoided long waiting time at the cashier. Both our subscribers and Bengons were satisfied with the deal experience. In addition, Bengons gained valuable market information such as at which store our subscribers redeemed the Wowo Coupons. This information allowed Bengons to plan store-specific promotions subsequently through our database to a subset of group buying customers we have helped to attract to its stores. Our cost of revenues for each Wowo Coupon of this deal was RMB6.5, resulting in a gross profit of RMB12,153.

Wowo Platform

        Because local merchants value the focused attention of our subscribers, Wowo Tuan only offers a limited number of new deals per day per city or, for a large metropolitan area, per district. However, when our subscribers come to Wowo Tuan to look for a specific type of deal, they may not find such type of deal on a given day or at the proximity of their locations. To provide our subscribers with more varieties and choices, we have recently launched Wowo Platform. Wowo Platform is an open platform where group buying companies and commissioned agents may place their daily group buying deal offerings. Local merchants can initiate and upload their promotional deals such as e-coupons to Wowo Platform through our GEM system. Wowo Platform offers several search functions for consumers to find a deal for the exact type of product or service they seek. By the fourth quarter of 2011, we plan to launch LBS through which our subscribers can access and search group buying deals available on Wowo Platform on a typical day.

Our Guest Electronic Management System

        We recently developed the GEM system which consists of a table-top hardware device that is installed at a local merchant's cashier as well as a web-based application that a local merchant may access through the Internet. GEM is connected to our central servers via the Internet or the 3G wireless network. GEM provides two important functions to our local merchant clients who offer group buying deals on our website. First, GEM enables immediate coupon verification when our subscribers redeem Wowo Coupons with the local merchants. When popular group buying deals such as discounted movie tickets are redeemed, customers may wait in line for a long time while cashiers verify the coupon security code with the group buying service provider. GEM can complete the coupon verification within seconds thereby greatly reducing queue time. Second, GEM provides local merchants with interactive marketing capability for tracking user redemption activities. Through our centralized server, the local merchants may reach such existing customers with follow-up deals or promotions after their group buying deals on Wowo Tuan are completed.

        The key hardware components include a numerical key board, a two-dimensional barcode reader, a touch screen and a small printer.

        When a subscriber purchases a Wowo Coupon, an SMS message is sent to the subscriber's mobile phone. The message contains coupon information, the description of the goods or services purchased, a two-dimensional barcode and a back-up security code. When redeeming the Wowo Coupon, a subscriber can simply swipe the two-dimensional barcode on the GEM and the coupon verification is completed within seconds. In case of unexpected network failure, the local merchant may always use our service hotline to verify the Wowo Coupons with the back-up security code.

An Illustration of Two-dimensional Barcode

        The main function of our web-based software is to provide interactive marketing solutions to our merchant clients. After the expiration of a featured Wowo Coupon, the local merchant may continue to use our software to send promotional messages to group buying customers through our centralized server. We plan to offer additional interactive marketing solutions to our merchant clients to enable them to reach new customers using our data mining technology.

Our Consolidated Affiliated Entities

        In late 2010 and early 2011, Beijing Wowo Tuan entered into agreements with 21 local group buying service providers in second- and third-tier cities in China to establish new companies in which Beijing Wowo Tuan holds controlling equity interests or to acquire such local group buying service providers' businesses. Beijing Wowo Tuan typically forms a new entity first and transfers 49% or less of the equity interest of the new entity to the selling shareholders of the local group buying businesses as considerations for their continuing employment with the new entity as executives for a certain number years after the date of acquisition. During the term of their employment, those shares transferred to the selling shareholders are restricted from transfer to third-parties. Beijing Wowo Tuan has repurchase rights over the transferred shares at an agreed-upon price if the selling shareholders terminate their employment before the end of the required employment period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions."

        This strategy allows us to quickly establish a leadership presence in selected local markets by teaming up with the best local talents. In identifying these local operating teams, we evaluated nearly 300 different local group buying businesses throughout China. Our selection of these teams was based on their local market position and quality of management.

        We provide the local operating teams with the necessary capital, nationwide brand recognition, management expertise and a centralized technology platform, and in exchange, we acquire their in-depth knowledge of the local community and culture, their dedicated sales team and established subscriber database.

Our Subscribers and Subscriber Acquisition

        Our subscriber base at 55tuan.com has increased significantly from approximately 0.4 million as of December 31, 2010 to approximately 2.8 million as of June 30, 2011, due to our organic growth as well as the acquisition of subscribers from the local group buying service providers.

        We grow our subscriber base through word-of-mouth and online and other marketing initiatives. In the first six months of 2011, offline marketing programs, including digital outdoor media advertisements, bus advertisements and metro walkway advertisements, accounted for the majority of our advertising activities. Our marketing strategy in the early development stage of the group buying industry is to build brand awareness among consumers and local merchants. As our subscriber base continues to grow, we are spending an increasingly larger part of our advertising budget on online marketing programs such as search engine marketing, group buying portal marketing, Internet display advertisements, online promotional activities and most importantly, email direct marketing, or EDM. We believe that going forward, online marketing and our EDM operation will account for most of our advertising spending. We have invested and will continue to invest in data mining technology in order to provide the most relevant information to our subscribers through EDM.

        We also distribute our coupon deals through our online affiliates, mobile messaging applications and social networks. For example, in June 2011, we entered into a distribution agreement with Tencent to increase our reach to online consumers in China.

Our Merchant Clients

        The group buying deals we offer to our subscribers are provided by our local merchant clients. We typically do not enter into long-term contractual relationships with our local merchant clients. Our merchant consultants are responsible for developing and maintaining deal-based cooperative relationships with our local merchant clients. Our merchant clients are from a wide range of retail and service industries, including restaurants, hotels, beauty products merchants and life style products and services providers. Since the inception of our business on March 20, 2010 to June 30, 2011, we had served approximately 14,000 local merchant clients in 146 cities throughout China. Having a large number and a wide variety of merchant clients enable us to continue to offer high-quality group buying deals to our subscribers on a daily basis.

Our Operations

        Our organization is built to serve the needs of our subscribers and our local merchant clients. Besides administrative personnel, our operation teams include:

        Merchant Consultants.    We believe that maintaining strong relationships with our local merchant clients is critical to the long-term success of our business model. We have built a team of over 2,800 merchant consultants nationwide to develop cooperative relationships with new merchant clients and serve our existing merchant clients. Our merchant consultants are based in each local market where we operate and are responsible for providing innovative sales and marketing solutions to our local merchant clients. We place particular emphasis on our merchant consultants' local and specialized knowledge. Our merchant consultants know the local community they serve and can speak the local dialect with the local merchant clients. In addition, each merchant consultant typically focuses on a few particular business sectors, and is able to provide valuable advices to local merchants on operations and advertising strategy in his specialized business sectors.

        Quality Control Staff and Merchant Service Representatives.    Our quality control department is responsible for checking the quality of the local merchant services prior to the signing of a group buying contract and for ensuring subscriber satisfaction when they redeem Wowo Coupons. Once a contract for a group buying deal is signed, one of our merchant service representatives visits the local merchant client to introduce our services and provides a plan for the Wowo Coupon redemption process. The merchant consultant on the deal also assists the merchant before, during and after the entire coupon redemption period.

        Editorial Staff.    As local merchants in China are typically not experienced in producing high quality marketing materials on their own, our editorial department works with them to create editorial descriptions and graphic designs for the group buying deals we feature on our websites. Our editorial staff include designers who create the web presentation and descriptive content of the featured deal and professional photographers who take pictures for the web presentation at the merchants' sites. We have implemented a strict internal control and review process to ensure the quality of the content shown on our websites. Because of the cultural diversity in China, our editorial staff is based locally in the cities in which we operate, and is capable of producing editorial content based on the local culture and dialect.

        Customer Service Representatives.    Our customer service representatives in our call centers are available via phone or e-mail 24 hours a day. We have two centralized locations for our call center services, in Rizhao, Shangdong Province and in Beijing. Our customer service team provides a variety of services such as complaint processing, service or product refunds and general information services.

        Technology.    We have a team of engineers with various expertise to support our websites and our GEM operations. We devote significant resources to improve the functions of our website and create new social functions to improve the subscriber experience. By providing the most relevant discount information to our subscribers through targeted EDM using data mining technology, we can increase the efficiency of the marketing campaigns we host for our subscribers.

        Local Logistics Staff.    We outsource most of our product deliveries to local logistics companies. We offer group buying of retail goods as a means to increase subscriber stickiness to our website. As of June 30, 2011, we employed 68 local logistics personnel.

Network Security

        Our data center serves the important functions of supporting transactions on our websites. We have installed a disaster-recovery system at a separate location as a backup plan in case of unexpected network failures. We use leading commercial antivirus and firewall technology to protect and maintain the systems located at our data center, our offices and our local merchant clients. We use leading encryption technology to protect the safety of our data during data transmission. We have designed our website to be always available and secured using a variety of proprietary software and commerically available tools. We believe our network infrastructure is scalable and can support our growing subscriber base and transaction volume.

Competition

        The group buying business is an emerging market in China, characterized by both fast growth and intense competition. Currently, according to the latest issue of the Tuan800 Report, there were approximately 5,000 group buying service businesses in China as of August 31, 2011. We compete with other group buying platform providers, such as Lashou.com, Meituan.com, and Manzuo.com, for online user traffic. The group buying business has a low entry barrier. However, like many other Internet-based businesses, we anticipate online users will gradually converge to well-known brands, and smaller service providers will not have the subscriber bases large enough to compete with larger players for local merchants.

        We have benefited from the ongoing consolidation in the industry as capital and customers are converging to the few largest operators, and have emerged as one of the market leaders and a nationwide operator. According to the latest issue of the Tuan800 Report, we were the leading group buying service provider in China in August 2011, in terms of transaction amount of both total group buying deals and group buying deals for local services.

        We believe we are well positioned to take advantage of the industry consolidation trend to maintain our leading position in the industry. Our ability to maintain our position and market share depends on many factors, such as:

  •
  quality of merchant clients' goods and services and subscriber satisfaction;

  •
  our ability to retain and expand subscriber base and merchant client network;

  •
  the number and variety of group buying deals we are able to offer;

  •
  our reputation and brand recognition relative to our competitors; and

  •
  the continued growth of the economy in China in general and the online service industry in particular.

        Our strong local presence and dedication to merchant services will help us continue to provide high quality group buying deals to our subscribers. Our Wowo Platform is complementary to our featured deals and will provide a great variety of group buying deals to our subscribers on a daily basis. Our GEM service is unique among group buying service providers in China and will help to improve and solidify our partnerships with local merchant clients and enhance our brand recognition among local merchants.

        As a form of advertising and marketing service, we also compete with other traditional and new media advertising and marketing firms for advertising budgets. We believe our well targeted marketing solutions will continue to gain traction with local merchants. See "Risk Factors—Risks Relating to Our Business and Industry—We operate in an intensely competitive environment, which may lead to declining revenue growth or other circumstances that would negatively affect our business, financial condition and results of operations."

Employees

        Our ability to retain experienced management and employees is critical to the success of our business. As of June 30, 2011, we had a total of 4,829 employees, consisting of 2,804 merchant consultants, 387 administrative and operational staff, 338 editorial staff, 239 customer service representatives, 185 quality control and merchant service representatives, 93 engineers in our technology department, 68 local logistics personnel, and 715 employees at our consolidated affiliated entities. The number of our employees has grown significantly to support the growth of our business since our inception.

        Because we aim to build one of the largest online businesses in China, we are highly committed to systematic and on-going employee training. Our internal training program, known as "Wowo University," offers our employees regular trainings in a wide variety of subjects such as industry review, business development skills, corporate culture building and case studies.

        The remuneration package of our employees includes salary, sales commissions and employee stock option programs. In accordance with applicable regulations in China, we participate in a number of social insurance schemes, namely, a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a personal injury insurance plan, and maternity insurance and a housing reserve fund for the benefit of all of our employees. We have not experienced any material labor disputes or disputes with the labor department of the PRC government since our inception.

Intellectual Property

        As of June 30, 2011, we had received notification of the acceptance of trademarks issued by the Trademark Office of the State Administration for Industry and Commerce on 20 of our applications, and we had registered 23 domain names, including 55tuan.com and 55.cn.

Facilities

        Our executive offices are located at Building No. 9, Guigu Liang Cheng, 1 Nongdananlu, Haidian District, Beijing, China and occupy a total of 4,839 square meters. We lease our premises from unrelated third parties. In addition, we have leased office space in local cities in which we operate.

Legal Proceedings

        We are currently not a party to any material legal or administrative proceedings and are not aware of any pending or threatened material legal or administrative proceedings against us. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

 REGULATIONS

        This section sets forth a summary of the most significant regulations or requirements that affect our business activities in China or our shareholders' rights to receive dividends and other distributions from us.

        As the online services industry is at an early stage of development in China, new laws and regulations may be adopted from time to time that will require us to obtain additional licenses and permits in addition to those that we currently have, and will address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future Chinese laws and regulations applicable to the online services industry. See "Risk Factors—Risks Relating to Doing Business in China."

Regulation on Telecommunication and Internet Information Services

        The telecommunication industry, including the Internet sector, is highly regulated in China. Regulations issued or implemented by the State Council of China, the MIIT, and other relevant government authorities cover many aspects of the operation of telecommunication and Internet information services, including entry into the telecommunication industry, the scope of permissible business activities, licenses and permits for various business activities and foreign investment.

        The principal regulations governing the telecommunication and Internet information services that we provide in China include:

        Telecommunication Regulations (2000), or the Telecom Regulations.    The Telecom Regulations categorize all telecommunication businesses in the PRC as either "basic" or "value-added." Value-added telecommunication services are defined as telecommunication and information services provided through public network infrastructures. The "Catalog of Telecommunication Business," an attachment to the Telecom Regulations and updated by the MIIT's Notice on Adjusting the Catalog of Telecommunication Business effective from April 1, 2003, categorizes various types of telecommunication and telecommunication-related activities into basic or value-added telecommunication services. According to the "Catalog of Telecommunication Business", Internet information services, or ICP services, such as the operations of Wowo Tuan and Wowo Platform websites, are classified as value-added telecommunication businesses. Under the Telecom Regulations, commercial operators of value-added telecommunication services must first obtain an operating license for value-added telecommunication services, or the ICP license, from the MIIT or its provincial level counterparts.

        Administrative Measures on Internet Information Services (2000), or the Internet Measures.    According to the Internet Measures, a commercial Internet information service operator must obtain an ICP license from the relevant government authorities before engaging in any commercial Internet information service within China. When the Internet information service involves news, publications, education, medicine, health, pharmaceuticals, medical equipment and other industries and if required by law or relevant regulations, prior approval from the respective regulating authorities must be obtained prior to applying for the ICP license from MIIT or its local branch at the provincial level. Moreover, an Internet information service operator must display its ICP license number in a conspicuous location on its website and must monitor its website to remove categories of harmful content that are broadly defined. Internet content providers are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes the lawful rights and interests of others. Internet content providers that violate the prohibition may face criminal charges or administrative sanctions by PRC security authorities. In addition, relevant authorities may suspend their services, revoke their licenses or temporarily suspend or close down their websites. Currently, Beijing Wowo Tuan and Kai Yi Shi Dai, two of our PRC consolidated affiliated entities, hold the ICP licenses necessary for the operation of our www.55tuan.com and www.jieshi.com websites each issued by Beijing Communications Administration, a local branch of the MIIT. Our ICP licenses will expire in July 2015 and June 2016 respectively and we will renew such licenses prior to their respective expiration date. In addition, as a result of our recent acquisitions we are in the process of merging into Wowo Tuan seven websites operated by our consolidated affiliated entities which have not received ICP licenses. See "Risk Factors—Risks Relating to Doing Business in China—We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet businesses and companies."

        Regulations for Administration of Foreign-Invested Telecommunication Enterprises (2008, revised), or the FITE Regulations.    The FITE Regulations set forth detailed requirements with respect to, among others, capitalization, investor qualifications and application procedures in connection with the establishment of a foreign-invested telecommunication enterprise. Under the FITE Regulations, a foreign entity is prohibited from owning more than 50% of the total equity interest in any value-added telecommunication service business in China and the major foreign investor in any value-added telecommunication service business in China is required to have a good track record in such industry. Due to such restrictions and requirements, we operate our businesses through the contractual arrangements between our PRC subsidiary, Wowo Shi Jie, and our consolidated affiliated entities.

        Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunication Business (2006).    Under this circular, a domestic PRC company that holds an ICP license is prohibited from leasing, transferring or selling the ICP license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that engaged in value-added telecommunication business illegally in China. Further, the domain names and registered trademarks used by an operating company providing value-added telecommunication services are required to be legally owned by such company and/or its shareholders. In addition, such company's operating premises and equipment should comply with its approved ICP license, and such company should establish and improve internal Internet and information security policies and standards and emergency management procedures. To comply with this circular, Beijing Wowo Tuan and Kai Yi Shi Dai, which respectively hold the ICP licenses necessary for the operation of our www.55tuan.com and www.jieshi.com websites, own the related domain names, and Beijing Wowo Tuan is in the process of applying for related trademarks with the Trademark Office of the State Administration for Industry and Commerce. See "Risk Factors—Risks Relating to Doing Business in China—We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet businesses and companies."

        Under various laws and regulations governing ICP services, ICP service operators are required to monitor their websites. They may not produce, duplicate, post or disseminate any content that falls within prohibited categories and must remove any such content from their websites, including any content that:

  •
  opposes the fundamental principles determined in China's Constitution;

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  compromises state security, divulges state secrets, subverts state power or damages national unity;

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  harms the dignity or interests of the State;

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  incites ethnic hatred or racial discrimination or damages inter-ethnic unity;

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  sabotages China's religious policy or propagates heretical teachings or feudal superstitions;

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  disseminates rumors, disturbs social order or disrupts social stability;

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  propagates obscenity, pornography, gambling, violence, murder or fear or incites the commission of crimes;

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  insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or

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  includes other content prohibited by laws or administrative regulations.

        The PRC government may shut down the websites of ICP license holders that violate any of such content restrictions and requirement, revoke their ICP licenses or impose other penalties pursuant to applicable law.

Regulations Relating to Privacy Protection

        As an Internet content provider, we are subject to regulations relating to the protection of privacy. Under the Internet Measures, Internet content providers are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes on the lawful rights and interests of others. Internet content providers that violate the prohibition may face criminal charges or administrative sanctions by PRC security authorities. In addition, relevant authorities may suspend their services, revoke their licenses or temporarily suspend or close down their websites. We believe that we are currently in compliance with these regulations in all material aspects.

Regulations Relating to Taxation

        In January 2008, the New EIT Law took effect. The New EIT Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Under the New EIT Law and the Implementation Rules, dividends generated from the business of a PRC subsidiary after January 1, 2008 and payable to its foreign enterprise investor may be subject to a withholding tax rate of 10% if the PRC tax authorities determine that the foreign investor is a non-resident enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate.

        Under the New EIT Law, an enterprise established outside China with "de facto management bodies" within China is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. A circular issued by the State Administration of Taxation in April 2009 regarding the standards used to classify certain Chinese invested enterprises controlled by Chinese enterprises or Chinese enterprise groups and established outside of China as "resident enterprises" indicated that dividends and other income paid by such PRC "resident enterprises" may be considered PRC-source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to non-PRC enterprise shareholders. This circular also subjects such PRC "resident enterprises" to various reporting requirements with the PRC tax authorities.

        Under the Implementation Rules, a "de facto management body" is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, the tax circular mentioned above specifies that certain PRC-invested overseas enterprises controlled by a Chinese enterprise or a Chinese enterprise group in China will be classified as PRC resident enterprises if the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, the company seal, and minutes of board meetings and shareholders' meetings; and half or more of the senior management or directors having voting rights. The only detailed guidance currently available for the definition of "de facto management body" as well as the determination of offshore incorporated PRC tax resident and its administration are set forth in two notices, i.e. Circular 82 and Circular 45, issued by the PRC State Administration of Taxation, or the Circulars, which provide guidance on the administration as well as determination of the tax residency status of a Chinese controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the law of a foreign country or territory and that has a PRC company or PRC corporate group as its primary controlling shareholder. The Circulars provide that a foreign enterprise controlled by a PRC enterprise or a PRC enterprise group will be classified as a "resident enterprise" with its "de facto management body" located within China if all of the following requirements are satisfied: (i) the enterprise's day-to-day operations management is primarily exercised in China, (ii) decisions relating to the enterprise's financial and human resource matters are made or subject to approval by organizations or personnel in China, (iii) the enterprise's primary assets, accounting books and records, company seals, board and shareholders' meeting minutes are located or maintained in China, and (iv) 50% or more of voting board members or senior executives of the enterprise habitually reside in China. If all of these criteria are met, the relevant offshore enterprise controlled by PRC enterprises or PRC enterprise groups will be deemed to have its "de facto management body" in China and therefore be deemed a PRC resident enterprise. The Circulars made clarification in the areas of resident status determination, post-determination administration, as well as competent tax authorities. The Circulars also specify that when provided with a copy of Chinese tax resident determination certificate from a resident Chinese controlled offshore incorporated enterprise, the payer should not withhold 10% income tax when paying the Chinese-sourced dividends, interest, royalties, etc. to the Chinese controlled offshore incorporated enterprise. Although the Circulars only apply to offshore enterprises controlled by PRC enterprises and not those by PRC individuals, the determination criteria and administration clarification made in the Circulars may reflect the PRC State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax residency status of offshore enterprises and the administration measures should be implemented.

        See "Risk Factors—Risks Related to Doing Business in China—Under the PRC enterprise income tax law, we may be classified as a "resident enterprise" of China. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders."

Regulations on Dividend Distribution

        Wholly foreign-owned companies in China, such as our PRC subsidiary, Wowo Shi Jie, may pay dividends only out of their accumulated profits after tax as determined in accordance with PRC accounting standards. Remittance of dividends by a wholly foreign-owned enterprise out of China is subject to examination by the commercial banks. Wholly foreign-owned companies may not pay dividends unless they set aside at least 10% of their respective accumulated profits after-tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50% of the wholly foreign-owned company's registered capital. In addition, these companies also may allocate a portion of their after-tax profits based on PRC accounting standards to other funds at their discretion. These statutory reserve funds and other funds are not distributable as cash dividends.

Regulations Relating to Labor

        Pursuant to the PRC Labor Law effective in 1995 and the PRC Labor Contract Law effective in 2008, a written labor contract is required when an employment relationship is established between an employer and an employee. Other labor-related regulations and rules of China stipulate the maximum number of working hours per day and per week as well as the minimum wages. An employer is required to set up occupational safety and sanitation systems, implement the national occupational safety and sanitation rules and standards, educate employees on occupational safety and sanitation, prevent accidents at work and reduce occupational hazards.

        An employer is obligated to sign an indefinite term labor contract with an employee if the employer continues to employ the employee after two consecutive fixed-term labor contracts with certain exceptions. The employer also has to pay compensation to the employee if the employer terminates an indefinite term labor contract, with certain exceptions. Except where the employer proposes to renew a labor contract by maintaining or raising the conditions of the labor contract and the employee is not agreeable to the renewal, an employer is required to compensate the employee when a definite term labor contract expires. Furthermore, under the Regulations on Paid Annual Leave for Employees issued by the State Council in December 2007 and effective as of January 2008, an employee who has served an employer for more than one year and less than ten years is entitled to a 5-day paid vacation, those whose service period ranges from 10 to 20 years are entitled to a 10-day paid vacation, and those who have served for more than 20 years are entitled to a 15-day paid vacation. An employee who does not use such vacation time at the request of the employer shall be compensated at three times their normal salaries for each waived vacation day.

        Pursuant to the Regulations on Occupational Injury Insurance effective in 2004, as amended in 2010, and the Interim Measures concerning the Maternity Insurance for Enterprise Employees effective in 1995, PRC companies must pay occupational injury insurance premiums and maternity insurance premiums for their employees. Pursuant to the Interim Regulations on the Collection and Payment of Social Insurance Premiums effective in 1999 and the Interim Measures concerning the Administration of the Registration of Social Insurance effective in 1999, basic pension insurance, medical insurance and unemployment insurance are collectively referred to as social insurance. Both PRC companies and their employees are required to contribute to the social insurance plans. The aforesaid measures are reiterated in the Social Insurance Law of China effective in July 2011, which stipulates the system of social insurance of China, including basic pension insurance, medical insurance, unemployment insurance, occupational injury insurance and maternity insurance. Pursuant to the Regulations on the Administration of Housing Fund effective in 1999, as amended in 2002, PRC companies must register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both PRC companies and their employees are required to contribute to the housing funds.

        We have not experienced any material labor dispute or disputes with the labor department of the PRC government since our inception.

Regulations on Foreign Exchange

  SAFE Circular 75

        In October 2005, SAFE issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 75 states that PRC citizens or residents must register with the relevant local SAFE branch or central SAFE in connection with their establishment or control of an offshore entity established for the purpose of overseas equity financing involving a roundtrip investment whereby the offshore entity acquires or controls onshore assets or equity interests held by PRC citizens or residents. In addition, such PRC citizens or residents must amend their SAFE registrations when the offshore special purpose company undergoes material events relating to increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, external guarantees, or other material events that do not involve roundtrip investments. Since May 2007, SAFE has issued guidance to its local branches regarding the operational procedures for such registration, which provides more specific and stringent requirements on the registration relating to SAFE Circular 75. The guidance imposes obligations on onshore subsidiaries of the offshore special purpose company to coordinate with and supervise the beneficial owners of the offshore entity who are PRC citizens or residents to complete the SAFE registration process. If the beneficial owners fail to comply, the onshore subsidiaries are required to report the noncompliance to the local branch of SAFE.

        We are committed to complying, and to ensuring that our shareholders and beneficial owners who are PRC citizens or residents comply, with SAFE Circular 75 requirements. We understand that most of our PRC citizen or resident beneficial owners have completed initial registration with the local counterpart of SAFE in Beijing, and will apply for updated registration under SAFE Circular 75. The rest of our PRC shareholders and beneficial owners will also apply for foreign exchange registrations with the relevant local counterparts of SAFE under SAFE Circular 75. However, we may not be fully informed of the identities of all our beneficial owners who are PRC citizens or residents, and we cannot compel our beneficial owners to comply with SAFE Circular 75 requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC citizens or residents have complied with and will in the future make or obtain any applicable registrations or approvals required by SAFE Circular 75 or other related regulations. Failure by such shareholders or beneficial owners to comply with SAFE Circular 75, or failure by us to amend the foreign exchange registrations of our PRC subsidiary, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects. See "Risk Factors—Risks Relating to Doing Business in China—A failure by our shareholders or beneficial owners who are PRC citizens or residents in China to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities or subject us to liability under PRC laws, which could adversely affect our business and financial condition."

  Employee Stock Option Plans

        In December 2006, the People's Bank of China promulgated the Administrative Measures on Individual Foreign Exchange, or the Individual Foreign Exchange Regulations, setting forth the requirements for foreign exchange transactions by individuals (both PRC and non-PRC citizens) under the current account and the capital account. In January 2007, SAFE issued the implementation rules for the Individual Foreign Exchange Regulations which, among other things, specified the approval and registration requirement for certain capital account transactions such as a PRC citizen's participation in employee share ownership and share option plans of overseas listed companies.

        On March 28, 2007, SAFE promulgated the Operating Procedures on Administration of Foreign Exchange for PRC Individuals' Participation in Employee Share Ownership Plans and Employee Share Option Plans of Overseas Listed Companies, or the Share Option Rules. Under the Share Option Rules, PRC citizens who are granted shares or share options by an overseas-listed company according to its employee share option or share incentive plan are required, through the PRC subsidiary of such overseas-listed company or other qualified PRC agents, to register with SAFE and complete certain other procedures related to the share option or other share incentive plan. In addition, the overseas-listed company or its PRC subsidiary or any other qualified PRC agent is required to appoint an asset manager or administrator and a custodian bank, and open special foreign currency accounts to handle transactions relating to the share option or other share incentive plan. Under the Foreign Currency Administration Rules, as amended, the foreign exchange proceeds of domestic entities and individuals can be remitted into China or deposited abroad, subject to the terms and conditions to be issued by SAFE. However, the implementation rules in respect of depositing the foreign exchange proceeds abroad have not been issued by SAFE. Currently, the foreign exchange proceeds from the sales of shares or dividends distributed by the overseas-listed company can be converted into RMB or transferred to such individuals' foreign exchange savings account after the proceeds have been remitted back to the special foreign currency account opened at the PRC domestic bank. If share options are exercised in a cashless exercise, the PRC domestic individuals are required to remit the proceeds to special foreign currency accounts. We and our PRC citizen employees who have been granted share options will be subject to these rules upon the listing and trading of our ADSs on the Nasdaq Global Market. See "Risk Factors—Risks Relating to Doing Business in China—A failure to comply with PRC regulations regarding the registration of shares and share options held by our employees who are PRC citizens may subject such employees or us to fines and legal or administrative sanctions."

Regulation on Overseas Listings

        On August 8, 2006, six PRC regulatory agencies, including the CSRC, jointly promulgated the 2006 M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. Under the 2006 M&A Rules, the prior approval of the CSRC is required for the overseas listing of offshore special purpose vehicles that are directly or indirectly controlled by PRC companies or individuals and used for the purpose of listing PRC onshore interests on an overseas stock exchange.

        Although the application of the 2006 M&A Rules remains unclear to a certain extent, we believe, based on the advice of our PRC counsel, Commerce & Finance Law Offices, that we are not required to obtain CSRC approval for the listing and trading of our ADSs on the Nasdaq Global Market. There remains some uncertainty as to how this regulation will be interpreted or implemented in the context of an overseas offering. If the CSRC or another PRC regulatory agency subsequently determines that approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. See "Risk Factors—Risk Factors Relating to Doing Business in China—The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering. Any requirement to obtain prior CSRC approval could delay, or create uncertainties regarding, this offering, and our failure to obtain this approval, if required, could have a material adverse effect on our business, results of operations, reputation and trading price of our ADSs."

        The 2006 M&A Rules also establish procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise. See "Risk Factors—Risks Factors Relating to Doing Business in China—PRC laws and regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China."

Regulation on Security Review System

        On February 3, 2011, the State Council promulgated the Security Review Rule, which provides, among other things, that merger and acquisition transactions by foreign investors of PRC enterprises in sensitive sectors or industries, such as Internet information services, may be subject to security review. Consequently, any such transaction may be blocked due to their impact on the national defense security, national economic stability, basic social life order, or capacity of indigenous research and development of key technologies. On August 25, 2011, the Ministry of Commerce promulgated the Regulations on Implementing the Security Review System in Mergers and Acquisition of Domestic Enterprises by Foreign Investors effective as of September 1, 2011, which, among other things, sets forth detailed provisions on how the security review of relevant transactions would be conducted, and provides for that foreign investors may not for any reason evade the security review process through entrustment, phased-in investment, leasing, loans and control agreement, and overseas transactions. We believe, based on the advice of our PRC counsel, Commerce & Finance Law Offices, that the abovesaid security review regulations do not apply to the listing and trading of our ADSs on the Nasdaq Global Market, given that we do not conduct any merger or acquisition that would subject us to the requirements of the security review regulations. We may expand our business in part by acquiring complementary businesses which may be affected by the aforesaid regulations. See "Risk Factors—Risks Relating to Doing Business in China—PRC laws and regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China."

Product Quality Law of China

        Pursuant to the Product Quality Law of China promulgated by the National People's Congress Standing Committee in 1993 and amended in 2000 and 2009 respectively, a seller must establish and practice a check-for-acceptance system for replenishment of his stock, and examine the quality certificates and other marks and must also adopt measures to keep the products for sale in good quality. Violation of the Product Quality Law of China may result in various penalties, including the imposition of fines, suspension of business operations, revocation of business licenses and criminal liabilities.

Consumer Protection Law

        The Consumer Protection Law of China, which was promulgated by the National People's Congress Standing Committee on October 31, 1993, and became effective on 1 January 1994, prescribes that businesses like ours must comply with laws and regulations in relation to personal safety and protection of property, and customers must be provided with truthful information on the goods and services. Consumers who suffer personal injury or property damage due to product defects may demand compensation from either the manufacturer or the seller.

Tort Liability Law

        Pursuant to the Tort Liability Law of China which was promulgated by the National People's Congress Standing Committee on December 30, 2009 and became effective on July 1, 2010, producers are liable for damages caused by defects in their products and sellers are liable for damages attributable to their fault. If the defects are caused by the fault of third parties such as the transporter or storekeeper, producers and sellers are entitled to claim for compensation from these third parties after paying the compensation amount. The producers and sellers are obligated to take remedial measures such as issuing warnings or recalling the products in a timely manner if defects are found in products that are in circulation. If the products are manufactured and sold with known defects that cause death or severe personal injury to others, the injured person has the right to claim punitive compensation.

Online Commodities Trading and Relevant Services Laws and Regulations

        Interim Measures for the Administration of Online Commodities Trading and Relevant Services was promulgated by the State Administration of Industry and Commerce on May 31, 2010 and became effective on July 1, 2010. This interim measure regulates online commodities trading and relevant services engaged in by online commodity vendors and online service providers like us. Pursuant to the interim measure, legal persons, other economic organizations or sole proprietors that have registered with the administrative department in charge of industry and commerce and obtained business licenses shall, when engaging in online commodities trading and relevant services, make available to the public the information stated in their business license or the link to their business license online at a conspicuous place on their homepages or the websites where their online stores are located. Violations of the foregoing provisions are subject to a warning and order to make rectifications within a specified time limit, and in case of failure to rectify the wrongdoing within the specified time limit, a fine of no more than RMB10,000 may be imposed.

Regulation on Property Lease

        In December 2010, the Ministry of Housing and Urban-Rural Development issued the Administrative Measures for Leasing of Commodity Housing effective as of February 1, 2011. According to the Administrative Measures for Leasing of Commodity Housing, the landlords and tenants are required to enter into lease contracts which must contain specified provisions, the floor area per tenant may not be less than the minimum living space stipulated by the local government where the building is located, no kitchens, lavatories, balconies or basement storerooms should be rented out as residence, and the lease contract should be registered with the relevant construction or property authorities at municipal or county level within 30 days after its conclusion. If the lease contract is extended or terminated or if there is any change to the registered items, the landlord and the tenant are required to effect alteration registration, extension of registration or deregistration with the relevant construction or property authorities within 30 days after the occurrence of the extension, termination or alteration. We lease all of the premises used for our offices pursuant to leasing agreements. Certain lessors have not been able to provide the relevant housing ownership certificates for the properties leased by us. We have only filed two of our leases of the properties for registration with the relevant government authorities, as required under PRC law. In addition, some of our leased premises were mortgaged by the owners before we entered into lease agreements with them. See "Risk Factors—Risks Relating to Our Business and Industry—Our legal right to lease certain properties could be challenged by property owners or other third parties, which may cause interruptions to our business operations."

 MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information relating to our directors and executive officers upon closing of this offering. The business address of each of our directors and executive officers is Building No. 9, 1 Nongdananlu, Haidian District, Beijing, People's Republic of China.

Directors and Executive Officers	Age	Position/Title
Maodong Xu	43	Chairman of the Board of Directors, Chief Executive Officer
Wenjiang Chen	42	Director
Daniel Mingdong Wu	45	Director, Chief Financial Officer
Michael Guangyu Lv	40	Director, Chief Operating Officer

        Mr. Maodong Xu has served as the chairman of our board of directors and the Chief Executive Officer since December 2010. Mr. Xu is the founder of L-Mobile Media Technology Co., Ltd., a leading wireless advertising service company in which Telstra acquired a majority stake in 2009. Between 2006 and 2008, Mr. Xu served as a senior vice president of Focus Media Limited after Focus Media acquired Dotad Media Limited, a China-based wireless advertising service provider founded by Mr. Xu in 2005. Mr. Xu was also the founder and CEO of Qilu Supermarket, one of the largest chain supermarkets in Shandong province in late 1990s. Mr. Xu received a bachelor's degree from Wuhan University of Technology in 1990.

        Ms. Wenjiang Chen has served as our non-executive director since May 2011. Since January 2006, Ms. Chen has been serving as the Partner of CDH Venture. From February 2001 to December 2005, she served as assistant vice president of Walden International Investment Group. From February 2000 to January 2001, Ms. Chen served as manager of the research department of China International Capital Corporation Limited. Prior to that, Ms. Chen was an investment manager of China Light Industry Fund from August 1993 to April 1998. Ms. Chen obtained a bachelor degree in International Economy from Renmin University of China in July 1992, and obtained a MBA degree from China Europe International Business School in December 1999.

        Mr. Daniel Mingdong Wu has served as our chief financial officer since January 2011. Mr. Daniel Wu has served as our director since August 4, 2011. Mr. Wu has served as a director of VanceInfo Limited since 2006. From 2009 to 2011, Mr. Wu served as a venture partner at SAIF Partners, a leading private equity firm in China. Mr. Wu served as the chief financial officer of Focus Media Limited, China's largest digital media group, between 2005 and 2009. Mr. Wu served as the chief financial officer of Harbor Networks Limited in 2004. Prior to that, he worked in media and technology investment banking in New York and Hong Kong for Merrill Lynch & Co., Inc. and Lehman Brothers Holdings Inc. Mr. Wu received a MBA degree from Columbia Business School in 1996 and a bachelor's degree (summa cum laude) from State University of New York at Buffalo in 1988.

        Mr. Michael Guangyu Lv has served as our chief operating officer and director since September 13, 2011. Prior to joining us, Mr. Lv had served at various positions, including regional manager and vice president of B2B International Business Department at Alibaba.com, a public company listed in Hong Kong, from December 2004. From December 1999 to December 2004, Mr. Lv served at various positions at Avon (China) Co., Ltd. Mr. Lv received a bachelor's degree from Chongqing University in 1993.

Duties of Directors

        Under Cayman Islands law, our directors have a statutory duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their

duty of care to us, our directors must ensure compliance with our                amended and restated memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

        The functions and powers of our board of directors include, among others:

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  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

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  issuing authorized but unissued shares;

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  declaring dividends and distributions;

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  exercising the borrowing powers of our company and mortgaging the property of our company;

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  approving the transfer of shares of our company, including the registering of such shares; and

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  exercising any other powers conferred by the shareholders' meetings or under our        amended and restated memorandum and articles of association.

Terms of Directors and Executive Officers

        We will initially have                directors,                 of whom will be independent directors, on our board of directors upon the closing of this offering. Any director on our board may be removed by way of an ordinary resolution of shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by the affirmative vote of a majority of the remaining directors. All of our directors hold office until the next annual general meeting of shareholders or until their successors have been duly elected and qualified. Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by our board of directors, in which case such director holds office until the next following annual shareholders meeting.

        All of our executive officers are appointed by and serve at the discretion of our board of directors. Our executive officers are elected by and may be removed by a majority vote of our board of directors.

Board Committees

        Our board of directors will establish an audit committee and a compensation committee.

  Audit Committee

        Our audit committee will initially consist of                ,                 and                .                 will be the chairman of our audit committee.                satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC.                and                 satisfy the requirements for an "independent director" within the meaning of Nasdaq Marketplace Rule 4350 and will meet the criteria for independence set forth in Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act. Our audit committee will consist solely of independent directors within one year of this offering.

        The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our audit committee is responsible for, among other things:

  •
  selecting the independent auditor;

  •
  pre-approving auditing and non-auditing services permitted to be performed by the independent auditor;

  •
  annually reviewing the independent auditor's report describing the auditing firm's internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditor and our company;

  •
  setting clear hiring policies for employees and former employees of the independent auditors;

  •
  reviewing with the independent auditor any audit problems or difficulties and management's response;

  •
  reviewing and approving all related party transactions on an ongoing basis;

  •
  reviewing and discussing the annual audited financial statements with management and the independent auditor;

  •
  reviewing and discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

  •
  reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

  •
  discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

  •
  reviewing with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements;

  •
  discussing policies with respect to risk assessment and risk management with management, internal auditors and the independent auditor;

  •
  timely reviewing reports from the independent auditor regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within U.S. GAAP that have been discussed with management and all other material written communications between the independent auditor and management;

  •
  establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

  •
  annually reviewing and reassessing the adequacy of our audit committee charter;

  •
  such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

  •
  meeting separately, periodically, with management, internal auditors and the independent auditor; and

  •
  reporting regularly to the full board of directors.

  Compensation Committee

        Our compensation committee will initially consist of        ,        , and        .        is the chairman of our compensation committee.        and        satisfy the requirements for an "independent director" within the meaning of Nasdaq Marketplace Rule 4350.

        Our compensation committee is responsible for, among other things:

  •
  reviewing and approving our overall compensation policies;

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer's performance in light of those goals and objectives, reporting the results of such evaluation to the board of directors, and determining our Chief Executive Officer's compensation level based on this evaluation;

  •
  determining the compensation level of our other executive officers;

  •
  making recommendations to the board of directors with respect to our incentive-compensation plan and equity-based compensation plans;

  •
  administering our equity-based compensation plans in accordance with the terms thereof; and

  •
  such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Corporate Governance

        Our board of directors has adopted a code of ethics, which is applicable to our senior executive and financial officers. In addition, our board of directors has adopted a code of conduct, which is applicable to all of our directors, officers and employees. We will make our code of ethics and our code of conduct publicly available on our website.

        In addition, our board of directors has adopted a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board's structure, procedures and committees. The guidelines are not intended to change or interpret any law, or our        amended and restated memorandum and articles of association.

Remuneration and Borrowing

        [The directors may determine remuneration to be paid to the directors. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. The directors may exercise all the powers of the company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whether outright or as security for any debt obligations of our company or of any third party.]

Qualification

        [There is no requirement for our directors to own any shares in our company in order for them to qualify as a director.]

Employment Agreements

        We have entered into employment agreements with each of our executive officers. We may terminate an executive officer's employment for cause, at any time, without notice or remuneration, for certain acts of the officer, including, but not limited to, a conviction or plea of guilty to a felony, willful misconduct to our detriment or a failure to perform agreed duties. We may also terminate an executive officer's employment under certain conditions, including, but not limited to, incapacity or disability of the officer, by a one-month prior written notice. An executive officer may terminate his or her employment with us for cause, at any time for certain reasons, or by a one-month prior written notice.

        Our executive officers have also agreed not to engage in any activities that compete with us, or to directly or indirect solicit the services of our employees, during employment or for a period of two years after termination of employment. Each executive officer has agreed to hold in strict confidence any confidential information or trade secrets of our company. Each executive officer also agrees to comply with all material applicable laws and regulations related to his or her responsibilities at our company as well as all material corporate and business policies and procedures of our company.

Compensation of Directors and Executive Officers

Share Incentive Plan

        We have adopted our 2011 share incentive plan to attract and retain the best available personnel, provide additional incentives to our employees, directors and consultants, and promote the success of our business. The 2011 share incentive plan provides for the grant of options, restricted shares and other share-based awards, collectively referred to as "awards." Our board of directors has authorized the issuance of ordinary shares of up to 10% of the issued and outstanding share capital of our company from time to time.

        Plan Administration.    Our compensation committee, or prior to such committee's formation, our board of directors, will administer the 2011 share incentive plan. The committee or the full board of directors, as appropriate, will determine the participants to receive awards, the type and number of awards to be granted, and the terms and conditions of each award grant.

        Award Agreements.    Awards granted under our 2011 share incentive plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each grant, which may include the term of the award, the provisions applicable in the event that the grantee's employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award. Unless specifically approved by our board of directors, the purchase price per share of an option shall not be less than 100% of the fair market value of the shares on the date of grant.

        Transfer Restrictions.    The right of a grantee in an award granted under our 2011 share incentive plan may not be transferred in any manner by the grantee other than by will or the laws of descent and, with limited exceptions, may be exercised during the lifetime of the grantee only by the grantee.

        Option Exercise.    The term of options granted under the 2011 share incentive plan may not exceed five years from the date of grant. The consideration to be paid for our ordinary shares upon exercise of an option or purchase of ordinary shares underlying the option may include cash, check or other cash-equivalent, ordinary shares, consideration received by us in a cashless exercise, or any combination of the foregoing methods of payment.

        Acceleration upon a Change of Control.    If a change of control of our company occurs, (i) the compensation committee may determine that any outstanding unexercisable, unvested or lapsable awards shall automatically be deemed exercisable, vested and not subject to lapse immediately prior to the event triggering the change of control and (ii) the compensation committee may cancel such awards for fair value, provide for the issuance of substitute awards or provide that for a period of at least 15 days prior to the event triggering the change of control, such options shall be exercisable and that upon the occurrence of the change of control, such options shall terminate and be of no further force and effect.

        Termination and Amendment.    Unless terminated earlier, our share incentive plan will expire after five years. Our board of directors has the authority to amend or terminate our share incentive plan subject to shareholder approval to the extent necessary to comply with applicable laws. Shareholders' approval is required for any amendment to the 2011 share incentive plan that (i) increases the number of ordinary shares available under the 2011 share incentive plan or changes the maximum number of shares for which awards may be granted to any participant, or (ii) diminishes any of the rights of the participant under any award previously granted to such participant under the plan without such participant's consent.

        The table below sets forth, as of the date of the prospectus, the options that we granted to our directors and executive officers, under our 2011 share incentive plan:

Name	Options Awarded	Exercise Price or Purchase Price (US$/Share)	Date of Grant	Date of Expiration
Maodong Xu	2,700,000	0.4	February 1, 2011	January 31, 2016
Other individuals as a group	24,740,770	Various prices	Various dates	Various dates
Total	24,740,770

 PRINCIPAL SHAREHOLDERS

        The following table sets forth information as of the date of this prospectus with respect to the beneficial ownership of our ordinary shares, by:

  •
  each person known to us to own beneficially more than 5.0% of our ordinary shares; and

  •
  each of our directors and executive officers.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. The percentage of beneficial ownership for each of the persons listed below is determined by dividing (i) the number of ordinary shares beneficially owned by such person, including ordinary shares such person has the right to acquire within 60 days after the date of this prospectus, by (ii) the total number of ordinary shares outstanding plus the number of ordinary shares such person has the right to acquire within 60 days after the date of this prospectus. The total number of ordinary shares outstanding as of the date of this prospectus is 380,715,708, assuming the conversion of all outstanding Series A-1 and Series A-2 Preferred Shares into ordinary shares at a conversion ratio of one preferred share to one ordinary shares. The total number of ordinary shares outstanding after completion of this offering will be                , assuming no change in the number of ADSs offered by us as set forth on the cover page of this prospectus. The underwriters may choose to exercise the over-allotment option in full, in part or not at all.

	Shares Beneficially Owned Prior to This Offering		Shares Beneficially Owned After This Offering
	Number	Percent	Number	Percent
Directors and Executive Officers*:
Maodong Xu(1)	226,105,708	59.4%
Wenjiang Chen	—	—
Daniel Mingdong Wu(2)	13,175,050	3.5%
Michael Guangyu Lv(3)	10,140,342	2.7%
Principal Shareholders:
CDH Barley Limited(4)	30,803,678	8.1%
Tianyou Investment Limited(5)	24,117,578	6.3%

*
The address of our directors and executive officers is 108 Yi Beiyuan Road, North America Business Center, Beijing 100012, China.

(1)
representing (i) 11,286,619 ordinary shares owned by Link Crossing Limited, a BVI company wholly owned by Maodong Xu, the registered address of which is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands and (ii) 214,819,089 ordinary shares owned by New Field Worldwide Limited, a BVI company wholly owned by Maodong Xu, the registered address of which is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands.

(2)
representing 13,175,050 ordinary shares owned by Mountain Peak Enterprises Limited, a BVI company wholly owned by Daniel Mingdong Wu, the registered address of which is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands.

(3)
representing 10,140,342 ordinary shares owned by Milky Way Development Limited, a BVI company wholly owned by Michael Guangyu Lv, the register address of which is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands.

(4)
representing 30,803,678 ordinary shares issuable upon conversion of 30,803,678 Series A-2 preferred shares owned by CDH Barley Limited, a British Virgin Islands company 100% beneficially owned by CDH Venture Partners II, L.P. CDH Venture GP II Company Limited, a Cayman Islands exempted limited liability company, is the general partner of CDH Venture Partners II, L.P. and has the power to direct CDH Venture Partners II, L.P. as to the voting and disposition of shares directly and indirectly held by CDH Venture Partners II, L.P. Ms. Chen Wenjiang is a member of the investment committee of CDH Venture GP II Company Limited. Ms. Chen Wenjiang disclaims beneficial ownership of any of the shares held by CDH Barley Limited except to the extent of her pecuniary interest therein. The mailing address of CDH Barley Limited is Kingston Chambers, P.O. Box 173, Road Town, British Virgin Islands.

(5)
including 16,194,332 ordinary shares and 7,923,246 ordinary shares issuable upon conversion of 7,923,246 Series A-2 Preferred shares owned by Tianyou Investment Limited, a BVI company wholly owned by Yongming Zhang, the registered address of which is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands.

        As of the date of this prospectus, no ordinary share is held by record holder resident in the United States. Except as stated in the footnotes to the table above, we are not aware of any of our shareholders being affiliated with a registered broker-dealer or being in the business of underwriting securities.

        None of our existing shareholders has voting rights that will differ from the voting rights of other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

 RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our Consolidated Affiliated Entities and Their Shareholders

        Due to certain restrictions under PRC law on foreign ownership of businesses engaged in Internet businesses, we conduct our operations in China principally through contractual arrangements among our wholly-owned PRC subsidiary, Wowo Shi Jie, our consolidated affiliated entities in China, Beijing Wowo Tuan, Kai Yi Shi Dai, and Yi You Bao and their subsidiaries and shareholders. For a description of these contractual arrangements, see "Our History and Corporate Structure."

Related Party Loans and Other Payments

        Mr. Yunming Wang, a former shareholder of Beijing Wowo Tuan, owed us US$286,328 as of June 30, 2011 in connection with certain cash payment collected by Mr. Wang on behalf of Beijing Wowo Tuan before the acquisition of Beijing Wowo Tuan by Maodong Xu and Fang Zhou on December 31, 2010. The largest amount outstanding of this loan was US$286,328 on June 30, 2011.

        As of June 30, 2011, Beijing Baifen Tonglian Information Technology Co., Ltd., or Lmobile, company controlled by our chairman Mr. Maodong Xu, owed us US$147,204 in connection with cash pre-payment we made to Lmobile in connection with the short message services Lmobile provided to us for the notifications we sent to our subscribers through such services. The agreement was entered into at arm's-length and Lmobile charges us each short message at market price. The largest amount outstanding of this pre-payment was US$177,980.

        We owed Beijing Baifen Online Information Technology Co., Ltd., or Baifen Online, US$232,072 as of June 30, 2011 in connection with office space rental fee paid by Baifen Online on behalf of Beijing Wowo Tuan. The largest amount outstanding of this loan was US$232,072. We repaid the loan in full in July, 2011.

        All the amount due from/to related parties are unsecured, non-interest bearing and payable on demand.

Employment Agreements

        See "Management—Employment Agreements."

Share Options

        See "Management—Compensation of Directors and Executive Officers—Share Incentive Plan."

 DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, and the Companies Law (2010 Revision), as amended, of the Cayman Islands, which is referred to as the Companies Law below.

        As of the date of this prospectus, our authorized share capital was US$            consisting of US$            divided into            shares of par value of US$0.01 each, comprised of            ordinary shares,            Series A-1 Preferred Shares and            Series A-2 Preferred Shares. As of the date of this prospectus, there were             ordinary shares issued and outstanding. Upon the completion of this offering, we will have            ordinary shares issued and outstanding. All of our ordinary shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid. Our authorized share capital post-offering will consist of ordinary shares with a par value of US$            each and            preferred shares with a par value of US$            each.

        Our            amended and restated memorandum and articles of association will become effective upon completion of this offering. The following are summaries of material provisions of our            amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

  General

        All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Our            amended and restated memorandum and articles of association do not permit us to issue bearer shares.

  Dividends

        The holders of our ordinary shares are entitled to such dividends as may be declared by our shareholders or board of directors subject to the Companies Law and to the            amended and restated articles of association.

  Voting Rights

        Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of at least two-thirds of votes cast attached to the ordinary shares. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

  Transfer of Ordinary Shares

        Subject to the restrictions contained in our            amended and restated articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of ordinary shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  the ordinary shares transferred are fully paid and free of any lien in favor of us;

  •
  any fee related to the transfer has been paid to us; and

  •
  the transfer is not to more than four joint holders.

        If our directors refuse to register a transfer they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

Register of Members

        Under the Companies Law, each company shall cause to be kept a register of members and there shall be entered therein

  •
  the names and addresses of the members of the company, with the addition, in the case of a company having a capital divided into shares, of a statement of the shares held by each member, the amount paid, or agreed to be considered as paid, on the shares of each member;

  •
  the date on which the name of any person was entered on the register as a member; and

  •
  the date on which any person ceased to be a member.

        Any company making default with the above requirement shall incur a penalty of ten Cayman dollars for every day during which the default continues; and every director or manager of the company who knowingly and willfully authorizes or permits such contravention shall incur the like penalty.

        If the name of any person is, without sufficient cause, entered in or omitted from the register of members of any company, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member of the company, the person or member aggrieved or any member of the company or the company itself may, by motion to the Grand Court of the Cayman Islands, apply for an order that the register be rectified, and the Grand Court may either refuse such application with or without costs to be paid by the applicant or it may, if satisfied of the justice of the case, make an order for the rectification of the register, and may direct the company to pay all the costs of such motion, application or petition, and any damages the party aggrieved may have sustained. The Grand Court may decide any question relating to the title of any person who is a party to such proceeding to have his name entered in or omitted from the register, whether such question arises between two or more members or alleged members, or between any members or alleged members and the company, and generally, the Grand Court may, in any such proceeding, decide any question that it may be necessary or expedient to decide for the rectification of the register.

        We will perform the procedures necessary to register the shares in our register of members as required under the Companies Law and our            amended and restated articles of association. The depositary will initially be included in our register of members as the only holder of the ordinary shares underlying the ADSs in this offering. The shares underlying the ADSs are validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on the said shares). The entry of the name of a person in our register of members as a holder of our share is prima facie evidence that legal title in the share vests in that person.

  Liquidation

        On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

  Calls on Ordinary Shares and Forfeiture of Ordinary Shares

        Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

  Redemption of Ordinary Shares

        Subject to the provisions of the Companies Law and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the board of directors.

  Variations of Rights of Shares

        If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

  General Meetings of Shareholders

        [Shareholders' meetings may be convened by a majority of our board of directors or our chairman. Additionally, on the requisition of shareholders representing not less than [40]% of the voting rights entitled to vote at general meetings, the board shall convene an extraordinary general meeting.] Advance notice of at least ten days is required for the convening of our annual general shareholders' meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

  Election and Removal of Directors

        Unless otherwise determined by the company in the general meeting, our            amended and restated articles of association provide that our board will consist of not less than three directors. There are no provisions relating to retirement of directors upon reaching any age limit.

        The directors have the power to appoint any person as a director either to fill a casual vacancy on the board or, subject to authorization by the members in the general meeting, as an addition to the existing board, but so that the number of directors so appointed will not exceed any maximum number determined from time to time by the members in general meeting.

        Our            amended and restated articles of association provide that persons standing for election as directors at a duly constituted general meeting with requisite quorum are appointed by shareholders by a simple majority of the votes cast on the resolution.

        A director may be removed with or without cause by a shareholder resolution which has been passed by at least a simple majority of the votes cast by the shareholders having a right to attend and vote at such meeting provided that notice of the shareholders' meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than ten days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

  Proceedings of Board of Directors

        Our            amended and restated articles of association provide that our business is to be managed and conducted by our board of directors. The quorum necessary for the board meeting may be fixed by the board and, unless so fixed at another number, will be a majority of the directors.

        Our articles provide that the board may from time to time at its discretion exercise all powers of the company to raise or borrow money, to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the company and, subject to the Companies Law, issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of the company or of any third party.

  Inspection of Books and Records

        [Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will in our            amended and restated articles of association provide our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements. See "Where You Can Find More Information."]

  Changes in Capital

        We may from time to time by ordinary resolution:

  •
  increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

  •
  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

  •
  sub-divide our existing shares, or any of them into shares of a smaller amount; or

  •
  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

        We may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

History of Securities Issuances

        The following is a summary of the securities issuances of Wowo Group Limited in the past and have been adjusted to give effect to a share split effected on January 15, 2011 by Wowo Group Limited which resulted in the sole ordinary share held by New Field Worldwide Ltd. becoming 300,000,000 ordinary shares.

  Ordinary Shares

        On March 8, 2011, Wowo Group Limited issued 16,194,332 ordinary shares to Mr. Yongming Zhang, for total consideration of US$8,006,085 in cash.

  Preferred Shares

        On April 3, 2011, Wowo Group Limited issued 5,489,604 Series A-1 Preferred Shares to Zero2IPO China Fund II L.P., for total consideration of US$5,000,000 in cash.

        On May 25, 2011 and June 8, 2011, Wowo Group Limited issued 30,803,678 and 2,053,579 Series A-2 Preferred Shares to CDH Barley Limited and Zero2IPO China Fund II L.P., respectively, for total consideration of US$30,000,000 and US$2,000,000 in cash, respectively.

        On July 5, 2011, Wowo Group Limited issued 7,923,246, 5,133,946, 4,398,225, and 1,026,789 Series A-2 Preferred Shares to Mr. Yongming Zhang, Besto Holdings Limited, Mr. Xiangqing Lin and Mr. David Tse Young Chou, respectively, for total consideration of US$7,716,526, US$5,000,000, US$4,283,474, and US$1,000,000 in cash, respectively.

  Option granted

        As of August 31, 2011, We have granted to certain of our directors, officers and employees options to purchase an aggregate of 24,740,770 ordinary shares. See "Management—Share Incentive Plan."

Exempted Company

        We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

  •
  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

  •
  an exempted company's register of members is not open to inspection;

  •
  an exempted company does not have to hold an annual general meeting;

  •
  an exempted company may issue no par value, negotiable or bearer shares;

  •
  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  •
  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  •
  an exempted company may register as a limited duration company; and

  •
  an exempted company may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with the Nasdaq Listing Rules in lieu of following home country practice after the closing of this offering. The Nasdaq Listing Rules require that every company listed on the Nasdaq Global Market hold an annual general

meeting of shareholders. In addition, our            amended and restated articles of association allow directors to call an extraordinary general meeting of shareholders pursuant to the procedures set forth in our            amended and restated articles of association.

Differences in Corporate Law

        The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

  Mergers and Similar Arrangements

        A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a special resolution of the shareholders and (b) such other authorization, if any, as may be specified in such constituent company's articles of association.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of his or her shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors (representing 75% by value) with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

  Shareholders' Suits

        In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

  •
  a company acts or proposes to act illegally or ultra vires;

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  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

  •
  those who control the company are perpetrating a "fraud on the minority."

  Indemnification of Directors and Executive Officers and Limitation of Liability

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our            amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our            amended and restated memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  Anti-Takeover Provisions in the Memorandum and Articles of Association

        Some provisions of our                amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

  Directors' Fiduciary Duties

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

  Shareholder Proposals

        Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        There are no statutory requirements under Cayman Islands law allowing our shareholders to requisition a shareholders' meeting. However, under our                amended and restated articles of association, on the requisition of shareholders representing not less than 40% of the voting rights entitled to vote at general meetings, the board shall convene an extraordinary general meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings. However, our                amended and restated articles of association require us to call such meetings every year.

  Cumulative Voting

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Cayman Islands law, our                amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

  Removal of Directors

        Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our                amended and restated articles of association, directors may be removed by ordinary resolution.

  Transactions with Interested Shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

  Dissolution; Winding Up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

        Under the Companies Law of the Cayman Islands and our                amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting.

  Variation of Rights of Shares

        Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our                amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

  Amendment of Governing Documents

        Under the Delaware General Corporation Law, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. As permitted by Cayman Islands law, our                amended and restated memorandum and articles of association may only be amended by special resolution or the unanimous written resolution of all shareholders.

  Rights of Non-Resident or Foreign Shareholders

        There are no limitations imposed by our                amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our                amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

  Directors' Power to Issue Shares

        Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

  Registration Rights Under Investors' Rights Agreement

        Pursuant to our shareholders' agreement entered into in June 2011, we have granted certain registration rights to holders of our registrable securities, which include our Series A-1 and A-2 preferred shares and ordinary shares convertible from our preferred shares. Set forth below is a description of the registration rights granted under this agreement.

        Demand Registration Rights.    Holders of at least 20% of the registrable securities then outstanding have the right to demand that we file a registration statement covering the offer and sale of their securities. We, however, are not obligated to effect a demand registration if, among other things, we have already effected three demand registrations. We have the right to defer filing of a registration statement for up to 90 days upon reception of request from the initiating holders if our board of directors determine in good faith that filing of a registration will be materially detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any twelve-month period.

        Piggyback Registration Rights.    If we propose to file a registration statement in connection with a public offering of securities of our company other than relating to any employee benefit plan or corporate reorganization, then we must offer each holder of the registrable securities the opportunity to include all or any part of their shares in the registration statement. We must use our reasonable best efforts to cause the underwriters in any underwritten offering to permit any such shareholder who so requests to include their shares. Such requests for registrations are not counted as demand registrations.

        Form F-3 Registration Rights.    When we are eligible for use of Form F-3, holders of at least 20% of the registrable securities then outstanding have the right to request in written form that we file a registration statement under Form F-3. We, however, are not obligated to effect a registration on Form F-3 if, among other things, we have already effected a registration within any six-month period preceding the date of the registration request. We have the right to defer filing of a registration statement for up to 90 days upon receipt of request from the initiating holders if our board of directors determines in good faith that filing of a registration will be materially detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any twelve-month period.

        Expenses of Registration.    We will pay all expenses relating to any demand, piggyback or Form F-3 registration, except for underwriting discounts and commissions relating to the sale of registrable securities, unless, subject to a few exceptions, a registration request is subsequently withdrawn at the request of the holders of registrable securities.

        Termination of Our Obligation.    Notwithstanding the foregoing, we will have no obligations to effect the demand registration, piggyback registration and Form F-3 registration with respect to any registrable securities proposed to be sold by a holder of registrable securities in a registered public offering (1) two years after the consummation of a qualified initial public offering, or (2) if, in the opinion of our counsel, all such registrable securities proposed to be sold by a holder may then be sold without registration in any 90 day period pursuant to Rule 144 under the Securities Act.

 DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        Citibank, N.A. has agreed to act as the depositary for the American Depositary Shares. Citibank's depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 10/F, Harbour Front (II), 22, Tak Fung Street, Hung Hom, Kowloon, Hong Kong.

        We appoint Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC's website (www.sec.gov).

        We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The first paragraph under "—Issuance of ADSs Upon Deposit of ordinary shares describe matters that may be relevant to the ownership of the ADSs sold in this offering but that may not be contained in the deposit agreement.

        Each ADS represents the right to receive            ordinary shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

        If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

        In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the "direct registration system", or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

        As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

        Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Cayman Islands laws and regulations.

        The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

        The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

        Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

        The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

        No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

        Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

        The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

        The depositary will not distribute the rights to you if:

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  We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

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  We fail to deliver satisfactory documents to the depositary; or

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  It is not reasonably practicable to distribute the rights.

        The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

        Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

        The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

        If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a holder of ordinary shares would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

        Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

        If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

        The depositary will not distribute the property to you and will sell the property if:

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  We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

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  We do not deliver satisfactory documents to the depositary; or

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  The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

        Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

        The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

        The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

        If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Ordinary Shares

        Upon the completion of this offering, the ordinary shares that are being offered for sale pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in this prospectus.

        After the completion of this offering, the depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and the Cayman Islands legal considerations applicable at the time of deposit.

        The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

        When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

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  The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

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  All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

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  You are duly authorized to deposit the ordinary shares.

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  The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement).

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  The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

        As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

  •
  ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

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  provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

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  provide any transfer stamps required by the State of New York or the United States; and

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  pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

        To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

        As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian's offices. Your ability to withdraw the ordinary shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

        If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

        You will have the right to withdraw the securities represented by your ADSs at any time except for:

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  Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders' meeting or a payment of dividends.

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  Obligations to pay fees, taxes and similar charges.

  •
  Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

        The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

        As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. For description of the voting rights of holders of ordinary shares, see "Description of Share Capital—Voting Rights."

        At our request, the depositary will distribute to you (by mail or, if you have designated such means as acceptable, e-mail) any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

        If the depositary bank timely receives voting instructions from a holder of ADSs, (normally 3-5 days before the date of the shareholders' meeting), it will endeavor to vote the securities (in person or by proxy or electronically) represented by the holder's ADSs in accordance with such voting instructions.

        Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

        If the depositary bank does not receive your voting instructions in a timely manner (normally 3-5 days before the date of the shareholders' meeting) you will nevertheless be treated as having instructed the depositary bank to give a proxy to a person we designate to vote the ordinary shares represented by your ADSs in his/her discretion. The depositary bank will deliver such discretionary proxy only if:

  •
  we confirm that we wish the depositary bank to issue such discretionary proxy;

  •
  we designate the person who is to receive such discretionary proxy;

  •
  we certify that the matters to be considered at the shareholders meeting do not adversely affect the rights of shareholders;

  •
  we certify that there exists no substantial opposition to such matters;

  •
  we deliver a satisfactory opinion of counsel providing legal comfort under Cayman Islands laws on the subject of the discretionary proxy;

  •
  voting at the meeting is not made on a show of hands basis; and

  •
  we certify that we have timely distributed materials to holders of ADSs.

Fees and Charges

        As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees
• Issuance of ADSs	Up to US$0.05 per ADS issued
• Cancellation of ADSs	Up to US$0.05 per ADS canceled
• Distribution of cash dividends or other cash distributions	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary Services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary
• Transfer of ADRs	US$1.50 per certificate presented for transfer

        As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

  •
  Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

  •
  Expenses incurred for converting foreign currency into U.S. dollars.

  •
  Expenses for cable, telex and fax transmissions and for delivery of securities.

  •
  Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

  •
  Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

        Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

        The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary may agree from time to time.

Amendments and Termination

        We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders [30] days' prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

        We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

        After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

        The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

        The deposit agreement limits our obligations and the depositary's obligations to you. Please note the following:

  •
  We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

  •
  The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

  •
  The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

  •
  We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

  •
  We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our memorandum and articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

  •
  We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our memorandum and articles of association or in any provisions of or governing the securities on deposit.

  •
  We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

  •
  We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of [ordinary shares] but is not, under the terms of the deposit agreement, made available to you.

  •
  We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

  •
  We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

        Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker/dealers ADSs before receiving a deposit of ordinary shares. These transactions are commonly referred to as "pre-release transactions," and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

        You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

        The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

  •
  Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

  •
  Distribute the foreign currency to holders for whom the distribution is lawful and practical.

  •
  Hold the foreign currency (without liability for interest) for the applicable holders.

 SHARES ELIGIBLE FOR FUTURE SALE

        Upon closing of this offering, we will have        ADSs outstanding representing approximately      % of our ordinary shares. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Rule 144 of the Securities Act defines an "affiliate" of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding ordinary shares prior to this offering are "restricted securities" as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Act. This prospectus may not be used in connection with any resale of our ADSs acquired in this offering by our affiliates.

        Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or ADSs, and while our application has been made to list our ADSs on the Nasdaq Global Market, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by ADSs.

Lock-up Agreements

        We, our directors, executive officers, existing shareholders and certain option holders have agreed, subject to some exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date this prospectus becomes effective. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers or our other existing shareholders or certain option holders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

        All of our ordinary shares outstanding prior to this offering are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

        In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

  •
  1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately       shares immediately after this offering, or        shares if the underwriters exercise in full their option to purchase additional ADSs; and

  •
  the average weekly trading volume of our ADSs on the Nasdaq Global Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. The manner-of-sale provisions require the securities to be sold either in "brokers' transactions" as such term is defined under the Securities Act, through transactions directly with a market maker as such term is defined under the Exchange Act or through a riskless principal transaction as described in Rule 144. In addition, the manner-of-sale provisions require the person selling the securities not to solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction or make any payment in connection with the offer or sale of the securities to any person other than the broker or dealer who executes the order to sell the securities. If the amount of securities to be sold in reliance upon Rule 144 during any period of three months exceeds 5,000 shares or other units or has an aggregate sale price in excess of US$50,000, three copies of a notice on Form 144 should be filed with the SEC. If such securities are admitted to trading on any national securities exchange, one copy of such notice also must be transmitted to the principal exchange on which such securities are admitted. The Form 144 should be signed by the person for whose account the securities are to be sold and should be transmitted for filing concurrently with either the placing with a broker of an order to execute a sale of securities or the execution directly with a market maker of such a sale. Pursuant to Rule 144, the 226,105,708 ordinary shares owned by Maodong Xu and an aggregate of 23,315,392 ordinary shares owned by members of our management cannot be sold without registration under the Security Act before January 11, 2012 and January 19, 2012, respectively.

        Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act. Pursuant to Rule 144, the 30,803,678 ordinary shares owned by CDH Barley Limited and the 7,923,246 ordinary shares owned by Yongming Zhang on an as-converted basis may not be sold without registration under the Security Act before December 17, 2011 and January 7, 2012, respectively.

Rule 701

        Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

        Upon closing of this offering, the holders of        of our ordinary shares or their transferees will be entitled to request that we register their ordinary shares under the Securities Act, following the expiration of the lock-up agreements described above. See "Description of Share Capital—Registration Rights Under Investors' Rights Agreement."

 TAXATION

        The following is a general summary of the material Cayman Islands, People's Republic of China and U.S. federal income tax consequences relevant to an investment in our ADSs and ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ADSs and ordinary shares.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ADSs and ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

          (1)   that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

          (2)   that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

        The undertaking for us is for a period of twenty years from                .

People's Republic of China Taxation

        We are a holding company incorporated in the Cayman Islands and our only source of income is dividends from our Hong Kong subsidiary which originated from our PRC subsidiary. The New EIT Law and the Implementation Rules, both of which became effective on January 1, 2008, provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its foreign investor, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. To be eligible for treaty benefits, the recipient of income must be its beneficial owner. The State Administration of Taxation promulgated Circular 601, which provides guidance for determining whether a resident of a contracting state is the "beneficial owner" of an item of income under China's tax treaties and tax arrangements. According to Circular 601 a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. The conduit company normally refers to a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. Therefore, there is no assurance whether our Hong Kong subsidiary will be eligible for the treaty benefits in respect of the dividends paid by our PRC subsidiary under the tax treaty between Hong Kong and the PRC.

        Under the New EIT Law, enterprises established under the laws of jurisdictions outside China with their "de facto management bodies" located within China may be considered to be PRC resident enterprises for tax purposes. If we are considered a PRC resident enterprise under the above definition and if dividends from Wowo Shi Jie are not excluded from our taxable income, then our global income will be subject to PRC enterprise income tax at the rate of 25%. See "Risk Factors—Risks Relating to Doing Business in China—Under the PRC enterprise income tax law, we may be classified as a "resident enterprise" of China. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders."

        The Implementation Rules provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as China-sourced income. It is not clear how "domicile" may be interpreted under the New EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered to be a PRC resident enterprise for tax purposes, any dividends we pay to our overseas corporate shareholders or ADS holders as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs may be regarded as China-sourced income and as a result subject to PRC tax at a rate of up to 10% (20% in the case of individuals), subject to the provisions of any applicable tax treaty. Generally, under the income tax treaty between the PRC and the United States, dividends paid by a PRC enterprise to its U.S. shareholders or ADS holders will be subject to withholding tax at a rate of no more than 10%. There is no income tax treaty between the PRC and the Cayman Islands. The PRC tax authorities have not yet issued guidance with respect to the processing of outbound remittances to offshore entities that are treated as resident enterprises for PRC enterprise income tax purposes.

        Pursuant to SAT Circular 698, issued by the State Administration of Taxation on December 10, 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the relevant tax authority of the PRC resident enterprise this Indirect Transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax at the rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interest in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. There is little guidance and practical experience regarding the application of SAT Circular 698, and there is uncertainty as to its interpretation and application. SAT Circular 698 may be determined by the PRC tax authorities to be applicable to our private equity financing transactions or other transactions regarding this offering where non-resident investors were involved. See "Risk Factors-Risks Relating to Doing Business in China-We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies."

British Virgin Islands Taxation

        A British Virgin Islands business company is exempt from all provisions of the Income Tax Act of the British Virgin Islands (including with respect to any tax or withholding tax on dividends, interests, rents, royalties, compensations and other amounts payable by the company to persons who are not persons resident in the British Virgin Islands). Capital gains realized with respect to any shares, debt obligations or other securities of the company by persons who are not persons resident in the British Virgin Islands are also exempt from all provisions of the Income Tax Act of the British Virgin Islands.

        No estate, inheritance, succession or gift tax is payable by persons who are not persons resident in the British Virgin Islands with respect to any shares, debt obligations or other securities of the company.

        A British Virgin Islands business company is required to pay an annual government fee which is determined by reference to the amount of shares the company is authorized to issue.

Material United States Federal Income Tax Considerations

        The following summary describes the material United States federal income tax consequences to United States Holders (as defined below) of the ownership of our ordinary shares and ADSs as of the date hereof. Except where noted, this summary deals only with ordinary shares and ADSs held as capital assets. As used herein, the term "United States Holder" means a beneficial owner of an ordinary share or ADS that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary does not represent a detailed description of all of the United States federal income tax consequences that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a dealer in securities or currencies;

  •
  a financial institution of certain types;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  a person holding our ordinary shares or ADSs as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who owns or is deemed to own 10% or more of our voting stock;

  •
  a partnership or other pass-through entity for United States federal income tax purposes; or

  •
  a person whose "functional currency" is not the United States dollar.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, final and proposed regulations thereunder, rulings and judicial decisions as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

        If a partnership holds our ordinary shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our ordinary shares or ADSs, you should consult your tax advisors.

        This summary does not contain a detailed description of all the United States federal income tax consequences that may be applicable to you in light of your particular circumstances and, except as set forth below with respect to PRC tax considerations, does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our ordinary shares or ADSs, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

        The United States Treasury has expressed concerns that intermediaries in the chain of ownership between the holders of American depositary shares and the issuer of the securities underlying the American depositary shares may be taking actions (including the pre-release of American depositary shares) that are inconsistent with the claiming of foreign tax credits by United States holders of American depositary shares. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by non-corporate holders. Accordingly, the analysis of the creditability of PRC taxes and the availability of the reduced tax rate for dividends received by non-corporate holders, each described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.

  ADSs

        If you hold ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to United States federal income tax.

  Taxation of Dividends

        Subject to the discussion under "—Passive Foreign Investment Company" below, the gross amount of any distributions on the ADSs or ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the ordinary shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

        With respect to non-corporate United States Holders, dividends received in taxable years beginning before January 1, 2013 from a qualified foreign corporation generally will be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on ordinary shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. We have applied to list the ADSs on the Nasdaq Global Market. Provided that the listing is approved, United States Treasury Department guidance indicates that our ADSs will be readily tradable on an established securities market in the United States. Thus, we believe that dividends we pay on our ADSs will meet the conditions required for the reduced tax rate. Since we do not expect that our ordinary shares will be listed on an established securities market, we do not believe that dividends that we pay on our ordinary shares that are not backed by ADSs currently meet the conditions required for these reduced tax rates. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in later years. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we believe we would be eligible for the benefits of the income tax treaty between the United States and the PRC (including any protocol thereunder), or the Treaty, and if we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by ADSs or are readily tradable on an established securities market in the United States, would be eligible for the reduced rates of taxation. For discussion regarding whether we may be classified as a PRC resident enterprise, see "Taxation—People's Republic of China Taxation". Even if dividends would be treated as paid by a qualified foreign corporation, non-corporate United States Holders will not be eligible for reduced rates of taxation if they do not hold our ADSs or ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if such United States Holders elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

        Non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2013, if we are a passive foreign investment company, or PFIC, for United States federal income tax purpose for the taxable year in which such dividends are paid or for the preceding taxable year.

        In the event that we are deemed to be a PRC resident enterprise under the PRC tax law, you may be subject to PRC withholding taxes on dividends paid to you with respect to the ADSs or ordinary shares. See "Taxation—People's Republic of China Taxation." In that case, PRC withholding taxes on dividends, to the extent not exceeding any applicable rate under the Treaty, generally will be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or ordinary shares will be treated as foreign-source income and will generally constitute passive category income. Furthermore, if you have not held the ADSs or ordinary shares for more than 15 days during the 31-day period beginning 15 days before the ex-dividend date (during which you are not protected from risk of loss), or are obligated to make payments related to the dividends, you generally will not be allowed a foreign tax credit for any PRC withholding taxes imposed on dividends paid on the ADSs or ordinary shares. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

        To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or ordinary shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs or ordinary shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. However, we do not expect to calculate our earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

        Distributions of ADSs, ordinary shares or rights to subscribe for ordinary shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income tax.

  Passive Foreign Investment Company

        In general, we will be a PFIC for any taxable year in which:

  •
  at least 75% of our gross income is passive income, or

  •
  at least 50% of the value (determined on a quarterly basis) of our assets is attributable to assets that produce or are held for the production of passive income.

        For this purpose, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). Furthermore, cash is categorized as a passive asset and our goodwill is generally taken into account unless, for United States federal income tax purposes, we are a "controlled foreign corporation," or CFC, that is not a "publicly traded corporation for the taxable year." If we are a CFC for the 2011 taxable year (which we believe will be the case), it is not clear whether we will be treated as a "publicly traded corporation for the taxable year" as a result of this offering for 2011 and, accordingly, the extent, if any, that our goodwill (or any portion thereof) may be taken into account for the 2011 taxable year is also unclear. We anticipate, however, that we will qualify as a "publicly traded corporation" for the 2012 taxable year and future taxable years and therefore we would be able to take into account our goodwill for such taxable years. In estimating the value of our goodwill, we generally take into account our anticipated market capitalization. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income.

        We do not believe we were a PFIC for our most recent taxable year. However, in light of our significant cash balances (taking into account the expected proceeds from this offering) and, as discussed above, the uncertainty as to the extent, if any, that our goodwill may be taken into account for the 2011 taxable year, we may be a PFIC for the 2011 taxable year. With respect to the 2012 taxable year and foreseeable future taxable years, and subject to the uncertainty regarding the treatment of our contractual arrangements with our consolidated affiliated entities (discussed below), we presently do not anticipate that we will be a PFIC based upon the expected composition of our income and assets and the expected value of our assets, including goodwill (determined, in part, based on the expected price of our ADSs in the offering). The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may be a PFIC for the 2012 taxable year or any future taxable year due to changes in our asset or income composition or the value of our assets. Because the value of our assets may be determined by reference to our market capitalization, and because the market price of our ADSs may be volatile, a decrease in the price of our ADSs may also result in our becoming a PFIC. The composition of our income and our assets will also be affected by how, and how quickly, we spend the cash raised in this offering. Under circumstances where the cash is not deployed for active purposes, our risk of becoming a PFIC may increase. In addition, it is not entirely clear how the contractual arrangements between us and our consolidated affiliated entities will be treated for purposes of the PFIC rules. If it is determined that we do not own the stock of our consolidated affiliated entities for United States federal income tax purposes, we may be treated as a PFIC. If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, we generally will continue to be treated as a PFIC as to you for all succeeding taxable years during which you hold our ADSs or ordinary shares, and you will be subject to the special tax rules discussed below, except if you have made a mark-to-market election as discussed below. However, if we are a PFIC for any taxable year (such as the 2011 taxable year) and subsequently cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election, or a Purging Election, to recognize gain (but not loss) in the manner described below as if your ADSs or ordinary shares had been sold on the last day of the last taxable year during which we were a PFIC. After the Purging Election, your ADSs or ordinary shares will not be treated as shares in a PFIC unless we subsequently become a PFIC. You are urged to consult your own tax advisors about the availability of this election, and whether making the election would be advisable in your particular circumstances.

        If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, you will be subject to special tax rules with respect to any "excess distribution" received and any gain realized from a sale or other disposition, including a Purging Election or pledge, of ADSs or ordinary shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as excess distributions. Under these special tax rules:

  •
  the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares,

  •
  the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC with respect to you, will be treated as ordinary income, and

  •
  the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

You will be required to file Internal Revenue Service Form 8621 if you hold our ADSs or ordinary shares in any year in which we are classified as a PFIC. In addition, under recently enacted legislation, if you hold ADSs or ordinary shares in any year in which we are a PFIC, you are required to file an annual report containing such information as the U.S. Treasury may require.

        If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, a United States Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

        In lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election would be available to holders of ADSs if the ADSs are listed on the Nasdaq Global Market, which constitutes a qualified exchange, and are "regularly traded" for purposes of the mark-to-market election (for which no assurance can be given). It should also be noted that it is intended that only the ADSs and not the ordinary shares will be listed on the Nasdaq Global Market. Consequently, if you are a holder of ordinary shares that are not represented by ADSs, you generally will not be eligible to make a mark-to-market election if we are or were to become a PFIC.

        If you make an effective mark-to-market election, you will include in each year that we are a PFIC as ordinary income the excess of the fair market value of your ADSs at the end of the year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, any gain you recognize upon the sale or other disposition of your ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

        Your adjusted tax basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the

Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

        A U.S. investor in a PFIC generally can mitigate the consequences of the rules described above by electing to treat the PFIC as a "qualified electing fund" under Section 1295 of the Code. However, this option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election.

        We expect to file annual reports on Form 20-F with the U.S. Securities and Exchange Commission in which we will indicate whether or not we believe we were a PFIC for the relevant year. We do not intend to make any other annual determination or otherwise notify you regarding our status as a PFIC for any taxable year. You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or ordinary shares if we are considered a PFIC in any taxable year.

  Taxation of Capital Gains

        For United States federal income tax purposes you will recognize taxable gain or loss on any sale or exchange of ADSs or ordinary shares in an amount equal to the difference between the amount realized for the ADSs or ordinary shares and your tax basis in the ADSs or ordinary shares. Subject to the discussion under "—Passive Foreign Investment Company" above, such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        Any gain or loss recognized by you will generally be treated as United States source gain or loss. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax were imposed on any gain, and if you are eligible for the benefits of the Treaty, you may elect to treat such gain as PRC source gain under the Treaty and, accordingly, you may be able to credit the PRC tax against your United States federal income tax liability. If you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you generally would not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of our ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. You will be eligible for the benefits of the Treaty if, for purposes of the Treaty, you are a resident of the United States, and you meet other factual requirements specified in the Treaty. Because qualification for the benefits of the Treaty is a fact-intensive inquiry which depends upon the particular circumstances of each investor, you are specifically urged to consult your tax advisors regarding your eligibility for the benefits of the Treaty. You are also urged to consult your tax advisor regarding the tax consequences if PRC tax is imposed on gain on a disposition of our ordinary shares or ADSs, including the availability of the foreign tax credit and the election to treat any gain as PRC source under your particular circumstances.

  Information Reporting and Backup Withholding

        In general, information reporting will apply to dividends in respect of our ADSs or ordinary shares and the proceeds from the sale, exchange or redemption of our ADSs or ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

        Under the recently enacted Hiring Incentives to Restore Employment Act of 2010, individuals that own "specified foreign financial assets" with an aggregate value in excess of US$50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons; (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties; and (iii) interests in foreign entities. United States Holders who are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of ADSs or ordinary shares.

 UNDERWRITING

        We intend to offer the ADSs through the underwriters named below. Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS AG are acting as the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement entered into on                    , 2011 among us and the underwriters, each of the underwriters has severally agreed to purchase, and we have agreed to sell to them, the number of ADSs indicated in the following table.

Underwriters	Number of ADSs
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS AG

Total

        The underwriters are committed to take and pay for all of the ADSs offered by us if any ADSs are taken, other than the ADSs covered by the over-allotment option described below unless and until this option is exercised. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to certain conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent accountants. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

        Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS AG are acting as the joint global coordinators and joint book runners for this offering.

        Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC. UBS AG is expected to make offers and sales in the United States through its registered broker/dealer affiliate, UBS Securities LLC.

Over-allotment Option

        We have granted to the underwriters an option to purchase up to            additional ADSs at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each of the underwriters will become obligated, subject to certain conditions contained in the underwriting agreement, to purchase a number of additional ADSs proportionate to the underwriters' initial amount specified in the table above.

Commissions and Discounts

        ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to US$        per ADS from the initial public offering price. Any of these securities dealers may resell any ADSs purchased from the underwriters to certain other brokers or dealers at a discount of up to US$        per ADS from the initial public offering price. After the initial public offering of the ADSs, the offering price and other selling terms may be changed by the underwriters. If all the ADSs are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm sales to discretionary accounts in excess of      % of the ADSs offered in this offering.

        The total underwriting discounts and commissions that we will pay to the underwriters will be      % of the total offering price of the ADSs. The following table shows the public offering price, underwriting discount and proceeds before expenses to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase the additional ADSs.

	Per ADS	No Exercise	Full Exercise
	US$	US$	US$
Initial Public offering price
Underwriting discounts
Proceeds, before expenses, to us

        We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately US$         million.

No Sales of Similar Securities

        We, our directors, executive officers and shareholders and [all/certain] of our optionholders have agreed not to, for a period of 180 days following the date of this prospectus, without the prior written consent of the representatives on behalf of the underwriters, directly or indirectly, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of our ADSs or ordinary shares or any securities convertible into or exchangeable or exercisable for our ADSs or ordinary shares, (2) file or cause to be filed any registration statement in connection with any such securities under the Securities Act of 1933, as amended, or, in the case of our directors, executive officers and all of our shareholders and optionholders, exercise any right with respect to the registration of any such securities or (3) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any such securities, whether any such swap or transaction is to be settled by delivery of our ADSs, ordinary shares or other securities, in cash or otherwise.

        The 180-day lock-up period will be automatically extended if (1) during the last 17 days of the 180-day lock-up period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day lock-up period. In either case, the lock-up period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension. At any time, the representatives may, in their sole discretion, provide consent to release some or all the securities described above from these lock-up agreements.

        In addition, we will instruct Citibank N.A., as depositary, not to accept any deposit of our ordinary shares or issue any of our ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary otherwise.

[Reserved ADSs

        At our request, the underwriters have reserved            of the ADSs being offered, at the initial public offering price, through a directed share program, for our vendors, employees, family members of employees, customers and other third parties.]

Price Determination and Listing on the Nasdaq Global Market

        Prior to this offering, there has been no public market for the ADSs. The initial public offering price was negotiated between us and the representatives. In additional to prevailing market conditions, the factors considered in determining the initial public offering price included our historical performance, estimates of our business potential and earnings prospects, the valuation multiples of publicly traded companies that the representatives believed to be comparable to us, the history of, and the prospects for, the industry in which we compete and other factors deemed relevant by the representatives and us. It is also possible that after this offering, our ADSs will not trade in the public market at or above the initial public offering price.

        We have applied to have our ADSs listed on the Nasdaq Global Market under the symbol "WOWO."

Price Stabilization, Short Positions and Penalty Bids

        The underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ADSs, including stabilizing transactions, short sales, purchases to cover positions created by short sales, imposition of penalty bids and syndicate covering transactions, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our ADSs while this offering is in progress. These transactions may also include making short sales of our ADSs.

        Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ADSs from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions. The imposition of a penalty bid may also affect the price of ADSs in that it discourages the resales of those ADSs.

        Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market or otherwise.

        None of us and any of our underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Affiliations and Other Relationships

        Certain of the underwriters and their respective affiliates have, from time to time, engaged in, and may in the future engage in, various investment banking services and other commercial dealings with us in the ordinary course of business, for which they received or will receive customary fees and expenses.

        The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and the applicable securities laws, and to contribute to payments the underwriters may be required to make in respect of these liabilities, losses and expenses.

Electronic Prospectus

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the representatives will be facilitating Internet distribution for this offering to certain of their respective Internet subscription customers. An electronic prospectus may be made available on the Internet website maintained by one or more of the representatives. Other than the prospectus in electronic format, the information contained on, or that may be accessed through, the website of any of the representatives is not part of this prospectus.

        The addresses of the representatives of the underwriters are as follows:

        Merrill Lynch, Pierce, Fenner & Smith Incorporated's address is One Bryant Park, New York, New York 10036, United States.

        UBS AG's address is 52/F Two International Finance Center, 8 Finance Street, Central, Hong Kong.

Selling Restrictions

  General

        No action has been or will be taken by us or by any underwriter in any jurisdiction except in the United States that would permit a public offering of our ADSs, or the possession, circulation or distribution of a prospectus or any other material relating to us and our ADSs in any country or jurisdiction where action for that purpose is required. Accordingly, our ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with this offering may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

        This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the ADSs, including sales of ADSs initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of ADSs may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

        provided that no such offer of ADSs shall require the company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any ADSs acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the ADSs acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        The company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

        This prospectus has been prepared on the basis that any offer of ADSs in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ADSs. Accordingly, any person making or intending to make an offer in that Relevant Member State of ADSs which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of ADSs in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

  Switzerland

        The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the company, the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

  Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the content of this prospectus you should consult an authorized financial advisor.

  Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ADSs under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

  Hong Kong

        This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The ADSs will not be offered or sold in Hong Kong other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs which is directed at, or the content of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

  Japan

        The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

  Cayman Islands

        This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

  People's Republic of China

        This prospectus has not been and will not be circulated or distributed in China, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of China except pursuant to applicable laws and regulations of China. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

  United Arab Emirates

        This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates (UAE). The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

        The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

        In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

  Kingdom of Bahrain

        The offering is restricted in the Kingdom of Bahrain to banks, financial institutions and professional investors and any person receiving this prospectus in the Kingdom of Bahrain and not falling within those categories is ineligible to purchase the ADSs.

  State of Kuwait

        The ADSs have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus and the offering and sale of the ADSs in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus comes are required by us and the underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ADSs.

  Kingdom of Saudi Arabia

        No action has been or will be taken in the Kingdom of Saudi Arabia that would permit a public offering or private placement of the ADSs in the Kingdom of Saudi Arabia, or possession or distribution of any offering materials in relation thereto. The ADSs may only be offered and sold in the Kingdom of Saudi Arabia in accordance with Part 5 (Exempt Offers) of the Offers of Securities Regulations dated 20/8/1425 AH corresponding to 4/10/2004 (the "Regulations") and, in accordance with Part 5 (Exempt Offers) Article 17(a)(3) of the Regulations, the ADSs will be offered to no more than 60 offerees in the Kingdom of Saudi Arabia with each such offeree paying an amount not less than Saudi Riyals one million or its equivalent. Investors are informed that Article 20 of the Regulations places restrictions on secondary market activity with respect to the ADSs. Any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by us.

 EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

SEC registration fee	US$
Nasdaq Global Market listing fee
Financial Industry Regulatory Authority filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous

Total	US$

        These expenses will be borne by us, except for underwriting discounts and commissions, which will be borne by us in proportion to the numbers of ADSs sold in the offering by us.

 LEGAL MATTERS

        We are being represented by Simpson Thacher & Bartlett LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters of United States federal securities and New York State law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by Global Law Offices.

EXPERTS

        The consolidated financial statements of Wowo Group Limited for the years ended December 31, 2009 and 2010 (predecessor) and as of December 31, 2009 (predecessor) and 2010 (successor), and the financial statement schedule of Wowo Group Limited, as of December 31, 2010 included in this prospectus, have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and the financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 8/F, Deloitte Tower, The Towers, Oriental Plaza, 1 East Changan Avenue, Beijing 100738, the People's Republic of China.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. A related registration statement on F-6 will be filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.

        Immediately upon closing of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC's web site at www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

 WOWO GROUP LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS	PAGE(S)
CONSOLIDATED FINANCIAL STATEMENTS OF WOWO GROUP LIMITED
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-6
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2009 (PREDECESSOR) AND DECEMBER 31, 2010 (SUCCESSOR)	F-7
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (PREDECESSOR)	F-8
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME/(LOSS) FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (PREDECESSOR)	F-9
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (PREDECESSOR)	F-10
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-11 - F-39
ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I	F-40
UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS OF WOWO GROUP LIMITED
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2011	F-42
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2010 AND 2011	F-43
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY/(DEFICIT) AND COMPREHENSIVE INCOME/(LOSS) FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2010 AND 2011	F-44
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2010 AND 2011	F-45
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2010 AND 2011	F-46 - F-92
FINANCIAL STATEMENTS OF SHIJIAZHUANG CHUANGLIAN TECHNOLOGY CO., LTD.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-93
BALANCE SHEET AS OF DECEMBER 31, 2010	F-94
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2010	F-95
STATEMENT OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME FOR THE YEAR ENDED DECEMBER 31, 2010	F-96
STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2010	F-97
NOTES TO FINANCIAL STATEMENTS	F-98 - F-105

CONTENTS	PAGE(S)
FINANCIAL STATEMENTS OF CHANGZHOU BANGKETUAN
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-106
BALANCE SHEET AS OF DECEMBER 31, 2010	F-107
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2010	F-108
STATEMENT OF CHANGES IN DEFICIT AND COMPREHENSIVE INCOME FOR THE YEAR ENDED DECEMBER 31, 2010	F-109
STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2010	F-110
NOTES TO FINANCIAL STATEMENTS	F-111 - F-117
FINANCIAL STATEMENTS OF SHENZHEN XUNJIE TIMES MEDIA CO., LTD.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-118
BALANCE SHEET AS OF DECEMBER 31, 2010	F-119
STATEMENT OF OPERATIONS FOR THE PERIOD FROM MAY 5, 2010 (BUSINESS COMMENCEMENT DATE) TO DECEMBER 31, 2010	F-120
STATEMENT OF CHANGES IN EQUITY AND COMPREHENSIVE LOSS FOR THE PERIOD FROM MAY 5, 2010 (BUSINESS COMMENCEMENT DATE) TO DECEMBER 31, 2010	F-121
STATEMENT OF CASH FLOWS FOR THE PERIOD FROM MAY 5, 2010 (BUSINESS COMMENCEMENT DATE) TO DECEMBER 31, 2010	F-122
NOTES TO FINANCIAL STATEMENTS	F-123 - F-130
FINANCIAL STATEMENTS OF WUXI YUZHONG INTERNET TECHNOLOGY CO., LTD.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-131
BALANCE SHEETS AS OF DECEMBER 31, 2009 AND 2010	F-132
STATEMENTS OF OPERATIONS FOR THE PERIOD FROM JUNE 3, 2009 (INCEPTION DATE) TO DECEMBER 31, 2009 AND FOR THE YEAR ENDED DECEMBER 31, 2010	F-133
STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE LOSS FOR THE PERIOD FROM JUNE 3, 2009 (INCEPTION DATE) TO DECEMBER 31, 2009 AND FOR THE YEAR ENDED DECEMBER 31, 2010	F-134
STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM JUNE 3, 2009 (INCEPTION DATE) TO DECEMBER 31, 2009 AND FOR THE YEAR ENDED DECEMBER 31, 2010	F-135
NOTES TO FINANCIAL STATEMENTS	F-136 - F-143
FINANCIAL STATEMENTS OF CHENGDU BEIGUO TECHNOLOGY CO., LTD
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-144
BALANCE SHEET AS OF DECEMBER 31, 2010	F-145
STATEMENT OF OPERATIONS FOR THE PERIOD FROM AUGUST 20, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-146

CONTENTS	PAGE(S)
STATEMENT OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME FOR THE PERIOD FROM AUGUST 20, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-147
STATEMENT OF CASH FLOWS FOR THE PERIOD FROM AUGUST 20, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-148
NOTES TO FINANCIAL STATEMENTS	F-149 - F-155
FINANCIAL STATEMENTS OF FUZHOU BAIKETUAN
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-156
BALANCE SHEET AS OF DECEMBER 31, 2010	F-157
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2010	F-158
STATEMENT OF CHANGES IN DEFICIT AND COMPREHENSIVE INCOME FOR THE YEAR ENDED DECEMBER 31, 2010	F-159
STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2010	F-160
NOTES TO FINANCIAL STATEMENTS	F-161 - F-167
FINANCIAL STATEMENTS OF SHANGHAI YINQING ADVERTISING CO., LTD.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-168
BALANCE SHEETS AS OF DECEMBER 31, 2009 AND 2010	F-169
STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010	F-170
STATEMENTS OF CHANGES IN DEFICIT AND COMPREHENSIVE LOSS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010	F-171
STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010	F-172
NOTES TO FINANCIAL STATEMENTS	F-173 - F-180
FINANCIAL STATEMENTS OF BEIJING KAIYISHIDAI NETWORK AND TECHNOLOGY CO., LTD.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-181
BALANCE SHEET AS OF DECEMBER 31, 2010	F-182
STATEMENT OF OPERATIONS FOR THE PERIOD FROM SEPTEMBER 27, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-183
STATEMENT OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME FOR THE PERIOD FROM SEPTEMBER 27, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-184
STATEMENT OF CASH FLOWS FOR THE PERIOD FROM SEPTEMBER 27, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-185
NOTES TO FINANCIAL STATEMENTS	F-186 - F-192

CONTENTS	PAGE(S)
FINANCIAL STATEMENTS OF CHANGZHOU JINGCAITUAN
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-193
BALANCE SHEET AS OF DECEMBER 31, 2010	F-194
STATEMENT OF OPERATIONS FOR THE PERIOD FROM AUGUST 2, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-195
STATEMENT OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME FOR THE PERIOD FROM AUGUST 2, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-196
STATEMENT OF CASH FLOWS FOR THE PERIOD FROM AUGUST 2, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-197
NOTES TO FINANCIAL STATEMENTS	F-198 - F-204
FINANCIAL STATEMENTS OF LANGFANG WODETUAN
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-205
BALANCE SHEET AS OF DECEMBER 31, 2010	F-206
STATEMENT OF OPERATIONS FOR THE PERIOD FROM OCTOBER 18, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-207
STATEMENT OF CHANGES IN DEFICIT AND COMPREHENSIVE INCOME FOR THE PERIOD FROM OCTOBER 18, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-208
STATEMENT OF CASH FLOWS FOR THE PERIOD FROM OCTOBER 18, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-209
NOTES TO FINANCIAL STATEMENTS	F-210 - F-216
FINANCIAL STATEMENTS OF NINGBO TANGTUAN
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-217
BALANCE SHEET AS OF DECEMBER 31, 2010	F-218
STATEMENT OF OPERATIONS FOR THE PERIOD FROM JUNE 13, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-219
STATEMENT OF CHANGES IN DEFICIT AND COMPREHENSIVE LOSS FOR THE PERIOD FROM JUNE 13, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-220
STATEMENT OF CASH FLOWS FOR THE PERIOD FROM JUNE 13, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-221
NOTES TO FINANCIAL STATEMENTS	F-222 - F-229
FINANCIAL STATEMENTS OF XIAMEN SHANTUAN
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-230
BALANCE SHEET AS OF DECEMBER 31, 2010	F-231
STATEMENT OF OPERATIONS FOR THE PERIOD FROM MAY 17, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-232

CONTENTS	PAGE(S)
STATEMENT OF CHANGES IN DEFICIT AND COMPREHENSIVE LOSS FOR THE PERIOD FROM MAY 17, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-233
STATEMENT OF CASH FLOWS FOR THE PERIOD FROM MAY 17, 2010 (INCEPTION DATE) TO DECEMBER 31, 2010	F-234
NOTES TO FINANCIAL STATEMENTS	F-235 - F-242
FINANCIAL STATEMENTS OF WOWO LIMITED
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-243
BALANCE SHEET OF WOWO LIMITED AS OF JULY 13, 2011	F-244
NOTES TO BALANCE SHEET	F-245

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
 WOWO GROUP LIMITED

        We have audited the accompanying consolidated balance sheets of Wowo Group Limited, its subsidiaries and its variable interest entity ("VIE") (collectively the "Group") as of December 31, 2009 (predecessor), and December 31, 2010 (successor) and the related consolidated statements of operations, changes in equity and comprehensive income/(loss), and cash flows for the years ended December 31, 2009 and 2010 (predecessor). Our audits also included the financial statement schedule in Schedule I. These consolidated financial statements and the financial statement schedule are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of the Group's internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2009 (predecessor) and December 31, 2010 (successor) and the results of its operations and its cash flows for the years ended December 31, 2009 and 2010 (predecessor) in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in related to such consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
August 5, 2011
(September 23, 2011 as to Note 1, 12, 16 and 17)

WOWO GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars)

	As of December 31,
	2009 (predecessor)	2010 (successor)
ASSETS
Current assets:
Cash and cash equivalents	$5,064	$180,899
Accounts receivable	—	105,318
Prepaid expenses and other current assets	—	45,735
Amounts due from related parties	—	457,736

Total current assets	5,064	789,688

Property and equipment, net	—	102,319
Acquired intangible assets, net	—	661,242
Goodwill	—	1,840,346

TOTAL ASSETS	5,064	3,393,595

Current liabilities:
Accounts payable (including accounts payable of the consolidated VIE without recourse to Wowo Group Limited of nil and $492,205 as of December 31, 2009 and 2010, respectively)	—	492,205
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIE without recourse to Wowo Group Limited of $41 and $709,401 as of December 31, 2009 and 2010, respectively)	41	709,401
Amount due to related party (including amount due to related party of the consolidated VIE without recourse to Wowo Group Limited of $1,683 and $2,367 as of December 31, 2009 and 2010, respectively)	1,683	2,367
Income tax payable (including income tax payable of the consolidated VIE without recourse of $2 and $41,454 as of December 31, 2009 and 2010, respectively)	2	41,454

Total current liabilities	1,726	1,245,427

Deferred tax liabilities	—	135,114

Total liabilities	1,726	1,380,541

Commitments and contingency (Note 14)
Equity:
Wowo Group Limited shareholders' equity:
Ordinary share ($0.00001 par value; 1,928,600,536 shares authorized; nil and 300,000,000 shares issued as of December 31, 2009 and 2010, respectively)	—	3,000
Paid-in capital	4,323	2,067,501
Accumulated deficit	(1,057)	(58,235)
Accumulated other comprehensive income	72	788

Total equity	3,338	2,013,054

TOTAL LIABILITIES AND EQUITY	$5,064	$3,393,595

The accompanying notes are an integral part of these consolidated financial statements.

WOWO GROUP LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In U.S. dollars)

	Years ended December 31,
	2009 (predecessor)	2010 (predecessor)
Net revenues	$—	$2,633,522
Cost of revenues	—	2,179,120

Gross profit	—	454,402

Other operating income	709	—

Operating expenses:
Selling and marketing	—	260,823
General and administrative	758	209,990

Total operating expenses	758	470,813

Loss from operations	(49)	(16,411)

Other expenses	4	296

Loss before provision for income tax	(53)	(16,707)
Provision for income tax	—	40,471

Net loss	$(53)	$(57,178)

Net loss per ordinary share
Basic	$—	$—
Diluted	$—	$—
Weighted average shares used in calculating net loss per ordinary share
Basic	300,000,000	300,000,000
Diluted	300,000,000	300,000,000

The accompanying notes are an integral part of these consolidated financial statements.

WOWO GROUP LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME/(LOSS)

(In U.S. dollars, except share and share related data)

	Ordinary Shares				Accumulated other comprehensive income	Total Wowo Group Limited's equity
			Paid-in capital	Accumulated deficit			Total comprehensive income/(loss)
Predecessor	Shares	Amount
Balance as of January 1, 2009	—	—	$4,323	$(1,004)	$—	$3,319
Net loss	—	—	—	(53)	—	(53)	$(53)
Foreign currency translation adjustments	—	—	—	—	72	72	72

Balance as of December 31, 2009	—	—	4,323	(1,057)	72	3,338	19

Net loss	—	—	—	(57,178)	—	(57,178)	(57,178)
Foreign currency translation adjustments	—	—	—	—	716	716	716
Capital injection	—	—	145,974	—	—	145,974
Share-based compensation	—	—	128	—	—	128

Balance as of December 31, 2010 (pre-change in basis)	—	—	150,425	(58,235)	788	92,978	(56,462)

Successor
Capital contribution in relation to the push down accounting applied to the acquisition of Beijing Wowo Tuan	300,000,000	$3,000	1,917,076	—	—	1,920,076	—

Balance as of December 31, 2010 (post-change in basis)	300,000,000	$3,000	$2,067,501	$(58,235)	$788	$2,013,054	$(56,462)

The accompanying notes are an integral part of these consolidated financial statements.

WOWO GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars)

	Years ended December 31,
	2009 (predecessor)	2010 (predecessor)
Cash flows from operating activities:
Net loss	$(53)	$(57,178)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Share-based compensation	—	128
Depreciation and amortization	—	2,446
Changes in operating assets and liabilities:
Accounts receivable	—	(102,821)
Prepaid expenses and other current assets	—	(44,651)
Accounts payable	—	480,534
Accrued expenses and other current liabilities	(961)	293,220
Income tax payable	2	40,469

Net cash (used in) provided by operating activities	(1,012)	612,147

Cash flows from investing activities:
Purchase of property and equipment	—	(93,406)
Payments for acquisition of business	—	(45,455)

Cash used in investing activities	—	(138,861)

Cash flows from financing activities:
Capital injection	—	145,974
Advances to related parties	—	(446,882)
Received cash from a related party	1,683	611

Net cash provided by (used in) financing activities	1,683	(300,297)

Effect of exchange rate changes	—	2,846

Increase in cash	671	175,835
Cash and cash equivalents, beginning of year	4,393	5,064

Cash and cash equivalents, end of year	$5,064	$180,899

Supplement disclosure of cash flow information:
Income taxes paid	—	$2

Non-cash investing activities:
Acquisition of business
Share consideration to be issued in relation to the push down accounting applied to the acquisition of Beijing Wowo Tuan	—	$1,363,637

The accompanying notes are an integral part of these consolidated financial statements.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

        Wowo Group Limited (the "Company") was incorporated in British Virgin Islands ("BVI") on January 11, 2011. The Company, its subsidiaries and its variable interest entity ("VIE") (collectively the "Group") are primarily engaged in the provision of online group buying services relating to local e-commerce services in the foodservice, health and beauty, leisure, recreation and retail sectors in the People's Republic of China ("PRC").

History of the Group and reorganization under common control

        The Company was established on January 11, 2011 with share capital of $1 by New Field Worldwide Limited ("New Field"), a limited company which is 60% owned by Mr. Maodong Xu ("Maodong") and 40% owned by Mr. Tianqing Xu ("Tianqing"), brother of Mondong, (Maodong and Tianqing are collectively referred to "Xu") as a vehicle for the group reorganization. Xu agreed to acting in collaboration regarding the decisions on the Company's significant financing, investing and operating activities. The Group commenced its group buying business in China in March 2010 through Beijing Wowo Tuan which has subsequently become the Group's VIE through the contractual arrangements described below in "the VIEs arrangements".

        On January 15, 2011, the Company increased its authorized ordinary shares from 50,000 shares to 1,928,600,536 shares and split the 1 ordinary share to 300,000,000 ordinary shares at par value of $0.00001, of which 120,000,000 shares were issued to New Field and 180,000,000 shares were issued to Maodong.

        On January 1, 2011, Maodong and Tianqing entered into agreements to transfer 41,100,000 of their own ordinary shares of the Company, to certain directors and executives of Wowo BVI for compensation of their services to the Group. These directors and executives collectively held 15.16% of the Company's total outstanding shares.

        On January 20, 2011 and March 8, 2011, the Company issued 7,692,308 ordinary shares to two individual investors for consideration of $2,964,930 and 16,194,332 ordinary shares to an individual investor for consideration of $8,006,085, respectively.

        On January 20, 2011, Maodong transferred 3,467,451 of his ordinary shares of the Company to the five founder shareholders and key employees as the settlement for part of the consideration for its acquisition of Beijing Wowo Tuan on December 30, 2010(see below for detail).

        On April 3, 2011, the Company issued an aggregate of 5,489,604 Series A-1 Convertible Redeemable Preferred Shares ("Series A-1 Preferred Shares") to an investor at an issuance price of $0.9108 per Series A-1 Preferred Share for cash proceeds of $5,000,000. On May 25, 2011 and June 8, 2011, the Company issued 30,803,678 and 2,053,579 Series A-2 Convertible Redeemable Preferred Shares ("Series A-2 Preferred Shares") to investors at an issuance price of $0.97391 per Series A-2 Preferred Shares for total cash proceeds of $30,000,000 and $2,000,000, respectively.

        After a series of issuance and transfers of shares and transactions, Xu collectively held 59.3% voting rights of the Company as of June 30, 2011.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

        Beijing Wowo Tuan was established by two shareholders in Beijing, the PRC, as a limited liability company on May 26, 2008 and commenced its group buying business operation in March 2010. Beijing Wowo Tuan is principally engaged in the provision of online group buying services relating to local e-commerce services in the foodservice, health and beauty, leisure, recreation and retail sectors in the PRC.

        On December 30, 2010, Maodong and his wife, Ms. Fang Zhou ("Ms. Zhou"), acquired Beijing Wowo Tuan ("the change in basis") from its two shareholders for a total consideration of $1,863,637 (RMB12.3 million) including cash of $500,000 (RMB3.3 million) and an undertaking to issue shares in the Company which was intended to become the parent company of a group of companies which would ultimately include Beijing Wowo Tuan. The undertaking to issue shares in Wowo BVI was valued at $1,363,637 (RMB9 million).

        Shortly after the completion of the acquisition of Beijing Wowo Tuan, Ms. Zhou transferred her shares in Beijing Wowo Tuan to Tianqing at no consideration. Thereafter, the equity interest of Beijing Wowo Tuan was 60% and 40% held by Maodong and Tianqing, respectively.

        Because Beijing Wowo Tuan became wholly owned by two shareholders acting in collaboration, the Company has applied push down accounting to the transaction. Under this basis of accounting, the cost to Maodong and Tianqing of the acquisition of Beijing Wowo Tuan has been allocated to the identifiable assets and liabilities of the Company using the fair value of those assets and liabilities and the excess has been recorded as goodwill.

        Consequently, the pre-change in basis financial statements of the Group ("predecessor") and its post-change in basis financial statements ("successor") are not comparable in certain significant respects since the relevant periods are presented on different accounting bases. However, because the date of the change in basis was December 30, 2010, the statements of operations and cash flow statements of Beijing Wowo Tuan are presented through December 31, 2010 with no adjustments to the historical basis since adjustments to the amounts required for the one day of December 31, 2010 as well as the earning per share would not be material.

        On January 24, 2011, the Company established two wholly owned subsidiaries including an entity incorporated in Hong Kong, namely Wowo Holding Limited (Hong Kong) ("Wowo HK") and on May 19, 2011, an entity incorporated in Beijing, namely Beijing Wowo Shijie Information Technology Co., Limited ("Wowo Shijie" or "WOFE").

        Through entering into a series of contractual arrangements between its WOFE and VIE on May 31, 2011 and June 10, 2011, the Company succeeded the business of provision of online group buying services of Beijing Wowo Tuan. Immediately and after the reorganization, Maodong and Tianqing controlled the Company, WOFE and Beijing Wowo Tuan; therefore, the reorganization was accounted for as a transaction between entities under common control. Accordingly, the accompanying audited consolidated financial statements have been prepared by using Xu's basis and as of the current corporate structure had been in existence since the date Maodong and his wife, Ms. Zhou acquired Beijing Wowo Tuan, the predecessor.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

        The Xu family cost of acquiring the Company was allocated as follows:

		Amortization period
Cash	$124,145
Accounts receivable	298,090
Other current assets	325,491
Property and equipment	93,180
Prepayment for acquisition of business	45,455
Intangible assets:
Trade name/domain name	381,362	10 years
User base	158,030	2 years
Operating system	1,061	3 years
Accounts payable	(456,927)
Other current liabilities	(486,866)
Deferred tax liability	(135,114)
Goodwill	1,515,730

Total consideration	$1,863,637

        The tangible and intangible assets valuation for the acquisition described above was based on a valuation analysis prepared by the management with the assistance from an independent third-party appraiser. The valuation analysis utilizes and considers generally accepted valuation methodologies such as the income, market and cost approach. The Company has incorporated certain assumptions which include projected replacement costs.

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

        On December 31, 2010, Beijing Wowo Tuan acquired 100% interests in two online group buying services entities, namely Shenyang19tuan and Jinan0531tuan (see note 4 for details) and hence, it consolidated the financial position of the two entities since December 31, 2010. Beijing Wowo Tuan, Shenyang19tuan and Jinan0531tuan were collectively referred to as the Group.

The VIE arrangements

        The PRC laws and regulations currently place certain restrictions on foreign ownership of companies that engage in Internet business, including the provision of Internet content distribution services. Specifically, foreign investors are not allowed to own more than 50% of the equity interests in any entity conducting Internet content distribution business or other value-added telecom businesses. To comply with these PRC laws and regulations, the Company conducts substantially the majority of its businesses through the VIEs and VIEs' subsidiaries. To provide the Company the expected residual returns, WOFE entered into a series of contractual arrangements with the Beijing Wowo Tuan.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

  •
  Agreements that Transfer Economic Benefits and Risks to the Company

        Exclusive Technical Support Service Agreement.    WOFE and Beijing Wowo Tuan entered into exclusive technical support service agreements, under which Beijing Wowo Tuan, agrees to engage WOFE as its exclusive provider of technical platform, technical support, maintenance and other services. The VIE shall pay to WOFE service fees determined based on the revenues of the affiliated combined entities. WOFE shall exclusively own any intellectual property arising from the performance of the exclusive technical support service agreements. The exclusive technical support service agreements will be effective for ten years unless earlier terminated as set forth in the agreements or other written agreements entered into by the parties thereto. The exclusive technical support service agreements shall be extended automatically by another ten years upon the written confirmation by WOFE before the expiry of thereof. During the term of the exclusive technical support service agreements, any of the affiliated combined entities may not terminate the agreements except in the case of WOFE's gross negligence, fraud, or other illegal action or bankruptcy or termination of WOFE, and in the event of bankruptcy or termination of the affiliated combined entities before the expiry of the exclusive technical support service agreements, the agreements shall be terminated automatically.

        Equity Pledge Agreements.    The shareholders of Beijing Wowo Tuan entered into equity pledge agreements with WOFE, under which the shareholders pledged all of their equity interests in Beijing Wowo Tuan to WOFE as collateral to secure performance of all obligations of the shareholders under the applicable exclusive technical support service agreement and the exclusive call option agreement. WOFE is entitled to collect dividends and other distributions (in cash or non-cash) of the shares pledged during the term of the pledge. If any event of default as provided for therein occurs, WOFE, as the pledgee, will be entitled to request immediate payment of the service fees or other fees, or to dispose of the pledged equity interests through transfer or assignment.

  •
  Agreements that Provide the Company with Effective Control over VIE

        Power of Attorney.    The shareholders of Beijing Wowo Tuan signed irrevocable power of attorney to appoint WOFE as the attorney-in-fact to act on his behalf on all matters pertaining to Beijing Wowo Tuan and to exercise all of his rights as a shareholder of Beijing Wowo Tuan, including the right to attend shareholders meeting, to exercise voting rights and to transfer all or a part of his equity interests therein pursuant to the exclusive call option agreements. The power of attorney with each shareholder expires when the shareholder ceases to hold any equity interests in Beijing Wowo Tuan.

        Exclusive Call Option Agreements.    The shareholders of Beijing Wowo Tuan entered into exclusive call option agreement with WOFE, pursuant to which WOFE has an exclusive option to purchase, or to designate other persons to purchase, to the extent permitted by applicable PRC laws, rules and regulations, all of the equity interest in Beijing Wowo Tuan from the shareholders. The purchase price for the entire equity interest is to be the minimum price permitted by applicable PRC laws, rules and regulations, unless otherwise required by PRC laws or agreed in writing by WOFE and the shareholders of the affiliated combined entities. The term of each exclusive call option agreement will be ten years, and may be extended by another ten years at the request of WOFE.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

        Through these contractual agreements, the Company has the ability to effectively control the VIE and is also able to receive substantially all the economic benefits of the VIE.

        In June 2009, the Financial Accounting Standards Board (the "FASB") issued an authoritative pronouncement to amend the accounting rules for VIE. The amendment effectively replaces the quantitative-based risks-and-rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a VIE with an approach focused on identifying which reporting entity has (1) the power to direct the activities of a variable interest entity that most significantly affect the entity's economic performance and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has the power to direct the activities of the VIE that most significantly impact the entity's economic performance. The new guidance also requires additional disclosures about a reporting entity's involvement with VIE and about any significant changes in risk exposure as a result of that involvement.

        The new guidance is effective at the start of a reporting entity's first fiscal year beginning after November 15, 2009, and all interim and annual periods thereafter. The Company adopted the new guidance on January 1, 2010 and the disclosure requirements of the new guidance were retrospectively applied for all the periods presented in the audited consolidated financial statements.

        The Company believes that Wowo Shijie's contractual arrangements with the VIE are in compliance with PRC law and are legally enforceable. The shareholders of the VIE entities are also shareholders of the Company and therefore have no current interest in seeking to act contrary to the contractual arrangements.

        However, uncertainties in the PRC legal system could limit the Company's ability to enforce these contractual arrangements and if the shareholders of the VIE entity were to reduce their interest in the Company, their interests may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing the VIE entity not to pay the service fees when required to do so.

        The Company's ability to control the VIE entities also depends on the power of attorney Wowo Shijie has to vote on all matters requiring shareholder approval in the VIE entity. As noted above, the Company believes this power of attorney is legally enforceable but may not be as effective as direct equity ownership.

        In addition, if the legal structure and contractual arrangements were found to be in violation of any existing PRC laws and regulations, the PRC regulatory authorities could:

  •
  revoke the Group's business and operating licenses;

  •
  require the Group to discontinue or restrict its operations;

  •
  restrict the Group's right to collect revenues;

  •
  block the Group's websites;

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

  •
  require the Group to restructure the operations in such a way as to compel the Group to establish a new enterprise, re-apply for the necessary licenses or relocate its businesses, staff and assets;

  •
  impose additional conditions or requirements with which the Group may not be able to comply; or

  •
  take other regulatory or enforcement actions against the Group that could be harmful to the Group's business.

        The imposition of any of these penalties could result in a material adverse effect on the Group's ability to conduct the Group's business. In addition, if the imposition of any of these penalties causes the Group to lose the rights to direct the activities of the VIE, or the right to receive their economic benefits, the Group would no longer be able to consolidate the VIE. The Group does not believe that any penalties imposed or actions taken by the PRC government would result in the liquidation or dissolution of the Company, Wowo Shijie, and the VIE.

        These are no consolidated VIE entity's assets that are collateral for the VIE entity's obligations and can only be used to settle the VIE entity's obligations.

        The following financial statement balances and amounts of the VIE were included in the accompanying audited consolidated financial statements as follows:

	December 31, 2009 (predecessor)	December 31, 2010 (successor)
Total current assets	$5,064	$789,688
Total non-current assets	—	2,603,907

Total assets	5,064	3,393,595

Total current liabilities	1,726	1,245,427
Total non-current liabilities	—	135,114

Total liabilities	$1,726	$1,380,541

	Years ended December 31,
	2009 (predecessor)	2010 (predecessor)
Net revenues	$—	$2,633,522
Net loss	$(53)	$(57,178)

	Years ended December 31,
	2009 (predecessor)	2010 (predecessor)
Net cash (used in) provided by operating activities	$(1,012)	$612,147
Net cash used in investing activities	—	(138,861)
Net cash provided by (used in) financing activities	$1,683	$(300,297)

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP").

Basis of consolidation

        The consolidated financial statements include the financial statements of the Company, its subsidiaries and its VIE. All inter-company transactions and balances are eliminated upon consolidation.

Revenue recognition

        The Group recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to the Group; and (iii) the Group has released the electronic coupons for the agreed discounted prices to the participating users. The Company records the gross amount it receives, excluding taxes where applicable, when (i) the Group is the primary obligor in the transaction; (ii) the Group has latitude in establishing price; (iii) the Group has discretion in supplier selection. In addition, the Group records revenue on a net basis when (i) the Group is not the primary obligor in the transaction; (ii) the Group collects pre-agreed fixed amount from the merchant clients and (iii) the merchant clients have the credit risk. The total return and refund amount for the years ended December 31, 2009 and 2010 were nil and $58,803, respectively. The Group recognized revenue of $2,627,876 on a gross basis and $36,438 on a net basis for the year ended December 31, 2010.

Business tax

        The Group is subject to business taxes at the rate of 5% on certain types of services and the related revenues are presented net of business taxes incurred. Business taxes deducted in arriving net revenue for the years ended December 31, 2009 and 2010 totaled $41 and $29,462, respectively.

Rewards programs

        The Group uses various subscribers reward programs to build brand loyalty and provide subscribers with incentives to buy the offered goods and services. When subscribers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, the Group grants the subscribers credits that can be redeemed in the future. The Group accrues the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the balance sheets (see Note 9 "Accrued expenses and other current liabilities") and records the corresponding offset to revenue on the statements of operations.

Cost of revenue

        Cost of revenue consists of direct costs incurred to generate the Group's revenue, primarily the agreed-upon payments to the merchants. Cost of revenue components are recorded with the associated

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

revenue. Payments made to merchants are based on either negotiated payment schedules or the redemption of coupons by subscribers.

Use of estimates

        The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Group's consolidated financial statements include useful lives and impairment for property and equipment and intangible assets, subscribers returns and refunds, valuation allowance for deferred tax assets and purchase price allocation for business acquisition. Actual results could differ from those estimates.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and term deposits, which are unrestricted as to withdrawal and use, and have original maturities of three months or less when purchased.

Property and equipment, net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Furniture and fixtures	5 years
Computer and software	5 years

Acquired intangible assets, net

        Acquired intangible assets with finite lives are carried at cost less accumulated amortization and impairment. Amortization of finite-lived acquired intangible assets is calculated on a straight-line basis over the shorter of the contractual terms or the expected useful lives of the acquired assets. The amortization periods by major intangible asset classes are as follows:

Trade name/domain name	10 years
User base	2 years
Operating system	3 years

Impairment of intangible assets with definite life

        The Group evaluates the recoverability of its intangible assets with definite life, whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the intangible assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

carrying amount of the assets, the Group would recognize an impairment loss based on the excess of carrying amount over the fair value of the assets.

        The Group has determined to perform the annual impairment tests on December 31 of each year. There was no impairment loss incurred for the year ended December 31, 2010.

Impairment of goodwill

        The Group annually, or more frequently if the Group believes indicators of impairment exist, reviews the carrying value of goodwill to determine whether impairment may exist.

        Specifically, goodwill impairment is determined using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of the affected reporting unit's goodwill to the carrying value of that goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

        The Group has determined to perform the annual impairment tests on December 31 of each year. There was no impairment loss incurred for the year ended December 31, 2010.

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are charged to the statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the statements of operations.

Income taxes

        Current income taxes are provided in accordance with the laws and regulations applicable to the Company as enacted by the relevant tax authorities. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities.

        The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

Foreign currency translation

        The functional currency of the Company and the Group is the Renminbi ("RMB").

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Company's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Share-based payments

        Shares of acquired entities were granted to employees, who were also the selling shareholders of the acquired entities as the compensation of their future services (see Note 4 for details). Share-based payment transactions with employees are measured based on the grant date fair value of equity instrument, and recognized as compensation expenses over the requisite service periods based on a straight-line method.

Comprehensive income/(loss)

        Comprehensive income/(loss) includes net income/(loss) and foreign currency translation adjustments. Comprehensive income/(loss) is reported in the statements of changes in equity and comprehensive income/(loss).

Net loss per ordinary share

        Net loss per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the year.

Concentration of credit risk

        Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash. The Group places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business combinations

        Business combinations are recorded using the purchase method of accounting. The assets acquired, the liabilities assumed, and any noncontrolling interest of the acquiree at the acquisition date, if any, are measured at their fair values as of that date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any noncontrolling interests of the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired.

        Cash is the common forms of the consideration made in acquisitions. Consideration transferred in a business acquisition is measured at the fair value as at the date of acquisition.

        Where the consideration in an acquisition includes contingent consideration the payment of which depends on the achievement of certain specified conditions post-acquisition, the contingent consideration is recognized and measured at its fair value at the acquisition date and if recorded as a liability it is subsequently carried at fair value with changes in fair value reflected in earnings.

Fair value

        Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

        Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

  •
  Level 1-inputs are based upon quoted prices for instruments traded in active markets.

  •
  Level 2-inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based calculation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3-inputs are generally unobservable and typically reflect management's estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, cash flow models, and similar techniques.

Fair value of financial instruments

        Financial instruments include cash and cash equivalents, amount due from/to a related party, accounts receivable and accounts payable. The carrying values of cash and cash equivalents, amount due from/to related parties, accounts receivable and accounts payable approximate their fair values reported in the consolidated balance sheets due to the short-term maturities.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Financial assets and liabilities measured at fair value on a non-recurring basis include acquired assets and liabilities based on Level 3 inputs in connection with the push down accounting applied to the acquisition of Beijing Wowo Tuan by Mr. Maodong Xu and Mr. Tianqing Xu and business acquisitions of Shenyang19tuan and Jinan0531tuan.

Recently issued accounting standards

        In October 2009, the Financial Accounting Standards Board ("FASB") issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence ("VSOE"), vendor objective evidence ("VOE") or third-party evidence ("TPE") is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Group does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Group does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Group does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. The Group does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods beginning after December 15, 2010, and should be applied prospectively as of the date of adoption. Early adoption is permitted. The Group does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Group does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

3.     SEGMENT INFORMATION

        The Group is mainly engaged in online group buying services throughout the PRC.

        The Group chief operating decision maker has been identified as the Chief Executive Officer, who reviews financial information of separate geographic locations based on US GAAP amounts when making decisions about allocating resources and assessing performance of the Company. The business is organized and monitored on the basis of geographic locations. This financial information is only presented at the revenue level with no allocation of direct or indirect costs. Consequently, the Group has determined that it has only one operating segment.

Geographic information

        The Group primarily operates in the PRC and substantially all of the Group's long-lived assets are located in the PRC.

4.     BUSINESS ACQUISITIONS

(a)   Acquisition of Shenyang19tuan

        On December 31, 2010, Beijing Wowo Tuan acquired 100% of online group buying services business under the domain name of www.19tuan.com ("Shenyang19tuan") from Shenyang Liaoyi Internet Co., Ltd. for a cash consideration of $303,030 (RMB2 million), which was not settled as of December 31, 2010. The consideration payable in connection with the acquisition was recorded in accrued expenses and other current liabilities as set out in Note 9. In conjunction with the agreements, Beijing Wowo Tuan promised to transfer 49% equity interest of Shenyang Wowo Shijiu Internet Technology Co., Ltd. a newly incorporated company by Beijing Wowo Tuan on April 1, 2011 for the online group buying service business of Shenyang19tuan, to the certain key employees for their continuing employment with Shenyang19tuan for the next three years from the acquisition date. Those shares will not be vested until the maturity of the three years employment. The employees' ability to sell or transfer the share is contingent upon the employee providing three years of service. After the transfer of the equity interests, the former shareholders are required to work for the acquired companies as key executives and employees of the acquired entities for a term of not less than three (3) years (vesting terms). During the vesting terms, other than to the acquired companies or any person designated by the acquired companies, the former shareholders shall not be entitled to transfer or assign the equity interests to any other parties. In addition, the former shareholders are required to pledge all the transferred equity interests to the acquired companies. The pledge shall be expired in three (3) years from the date the equity interests are transferred to former shareholders. If the employees does not provide the requisite service, the Company will exercise the repurchase right in the agreements. Accordingly, all the related cost would be considered compensation for post-combination services. At the completion of the vesting period the above share will be granted and the noncontrolling interest will be recorded.

        The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

4.     BUSINESS ACQUISITIONS (Continued)

        The purchase price for the acquisition was allocated as follows:

		Amortization period
Property and equipment	$4,393
Intangible assets:
Trade name/domain name	40,909	10 years
User base	25,712	2 years
Operating system	4,016	3 years
Goodwill	228,000

Total consideration	$303,030

        The tangible and intangible assets valuation for the acquisition described above was based on a valuation analysis prepared by the management with the assistance from an independent third-party appraiser. The valuation analysis utilizes and considers generally accepted valuation methodologies such as the income, market and cost approach. The Company has incorporated certain assumptions which include projected replacement costs.

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

        The following unaudited pro forma information summarizes the results of operations for the year ended December 31, 2010 of the Group as if the acquisition of Shenyang19tuan had occurred on January 1, 2009 and 2010, respectively. The following unaudited pro forma financial information is not necessarily indicative of the results that would have occurred had the acquisition been completed at the beginning of the period indicated, nor is it indicative of future operating results.

	For the year ended December 31,
	2009	2010
	(unaudited)	(unaudited)
Pro forma net revenues	—	3,226,226
Pro forma net loss	—	(40,578)

(b)   Acquisition of Jinan0531tuan

        On December 31, 2010, Beijing Wowo Tuan acquired 100% of online group buying services business under the domain name of www.Jinan0531tuan.com ("Jinan0531tuan") from Jinan Meituan Information Consulting Co., Ltd. for a cash consideration of $151,515 (RMB1 million). The Group made the first installment of $45,455 to the selling shareholders on the acquisition date, and the consideration payable of $106,061 in connection with the acquisition was recorded in accrued expenses and other current liabilities as set out in Note 9. In conjunction with the agreements, Beijing Wowo Tuan promised to transfer 49% of the equity interest of Jinan Wuzhiwu Information Technology Co., Ltd., a newly incorporated subsidiary by Beijing Wowo Tuan on April 2, 2011 for the

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

4.     BUSINESS ACQUISITIONS (Continued)

online group buying service business of Jinan0531tuan, to the key employee for his continuing employment with Jinan0531tuan for the next three years after the acquisition date. Those shares will not be vested until the maturity of the three years employment. The employee's ability to sell or transfer the share is contingent upon the employee providing three years of service. After the transfer of the equity interests, the former shareholders are required to work for the acquired companies as key executives and employees of the acquired entities for a term of not less than three (3) years (vesting terms). During the vesting terms, other than to the acquired companies or any person designated by the acquired companies, the former shareholders shall not be entitled to transfer or assign the equity interests to any other parties. In addition, the former shareholders are required to pledge all the transferred equity interests to the acquired companies. The pledge shall be expired in three (3) years from the date the equity interests are transferred to former shareholders. If the employees does not provide the requisite service, the Company will exercise the repurchase right in the agreements. Accordingly, all the related cost would be considered compensation for post-combination services. At the completion of the vesting period, the above share will be granted and the noncontrolling interest will be recorded.

        The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

        The purchase price for the acquisition was allocated as follows:

		Amortization period
Property and equipment	$4,747
Intangible assets:
Trade name/domain name	16,667	10 years
User base	27,121	2 years
Operating system	6,364	3 years
Goodwill	96,616

Total consideration	$151,515

        The tangible and intangible assets valuation for the acquisition described above was based on a valuation analysis prepared by the management with the assistance from an independent third-party appraiser. The valuation analysis utilizes and considers generally accepted valuation methodologies such as the income, market and cost approach. The Company has incorporated certain assumptions which include projected replacement costs.

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

4.     BUSINESS ACQUISITIONS (Continued)

        The following unaudited pro forma information summarizes the results of operations for the year ended December 31, 2010 of the Group as if the acquisition of Jinan0531tuan had occurred on January 1, 2009 and 2010, respectively. The following unaudited pro forma financial information is not necessarily indicative of the results that would have occurred had the acquisition been completed at the beginning of the period indicated, nor is it indicative of future operating results.

	For the years ended December 31,
	2009	2010
	(unaudited)	(unaudited)
Pro forma net revenues	$—	$3,435,439
Pro forma net income	$—	$17,627

5.     PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets consisted of the following:

	December 31,
	2009 (predecessor)	2010 (successor)
Advance to suppliers	$—	$16,242
Short-term deposits	—	12,038
Advances to employees	—	8,372
Prepaid rental expenses	—	8,106
Other current assets	—	977

	$—	$45,735

6.     PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

	December 31,
	2009 (predecessor)	2010 (successor)
Furniture and fixtures	$—	$8,718
Computer and software	—	96,106

Total	—	104,824
Less: accumulated depreciation	—	(2,505)

Property and equipment, net	$—	$102,319

        Depreciation expenses for the year ended December 31, 2009 and 2010 were nil and $2,446, respectively.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

7.     ACQUIRED INTANGIBLE ASSETS, NET

        Acquired intangible assets, net, consisted of the following:

December 31 2010 (successor)
Trade name/domain name	$438,938
User base	210,863
Operating system	11,441

Total	661,242
Less: Accumulated amortization	—

Acquired intangible assets, net	$661,242

        The amortization expenses were nil for the year ended December 31, 2010. Estimated amortization expenses of the existing intangible assets for the next five years ending December 31, 2011, 2012, 2013, 2014, 2015 and thereafter are $153,138, $153,138, $47,707, $43,894 and $263,365, respectively.

8.     GOODWILL

        The movement of the goodwill for the date of December 31, 2010 is as follows:

Balance as of January 1, 2010	$—
Goodwill recognized in connection with acquisitions of:
Beijing Wowo Tuan (Note 1)	1,515,730
Shenyang 19tuan (Note 4(a))	228,000
Jinan 0531tuan (Note 4(b))	96,616
Exchange differences	—

Balance as of December 31, 2010	$1,840,346

9.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2009 (predecessor)	2010 (successor)
Consideration payable in connection
with business acquisitions (Note 4)	$—	$409,091
Accrued payroll and welfare	—	172,241
Other tax payable	41	35,628
Accrued refunds	—	26,076
Advance from subscribers	—	6,979
Advance from rewards to subscribers	—	2,326
Other current liabilities	—	57,060

Total accrued expenses and other current liabilities	$41	$709,401

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

10.   INCOME TAXES

        Beijing Wowo Tuan and its subsidiaries were subject to PRC Enterprise Income Tax (EIT) on the taxable income in accordance with the relevant PRC income tax laws. On March 16, 2007, the National People's Congress adopted the Enterprise Income Tax Law (the "New EIT Law"), which became effective from January 1, 2008 and replaced the then-existing separate income tax laws for domestic enterprises and foreign-invested enterprises, by adopting a unified income tax rate of 25%. The Group was subject to the income tax rate of 25% in the years of 2009 and 2010.

        Under the New EIT Law effective from January 1, 2008, the rules for determining whether an entity is resident in the PRC for tax purposes have changed and the determination of residence depends amongst other things on the "place of actual management".

	Years ended December 31
	2009 (predecessor)	2010 (predecessor)
Income tax expenses:
PRC current income tax expenses	$—	$40,471
PRC deferred income tax benefits	—	—

Total	$—	$40,471

        The significant components of the Group's deferred tax assets and liabilities were as follows:

	December 31,
	2009 (predecessor)	2010 (successor)
Deferred tax assets
Current
Accrued payroll	$—	$43,060

Total current deferred tax assets	—	43,060

Non-current
Net operating loss carry forwards	264	—

Total deferred tax assets	264	43,060
Less: valuation allowance	(264)	(43,060)

Net deferred tax assets	$—	$—

Deferred tax liabilities
Non-current
Acquired intangible assets	$—	$135,114

Total deferred tax liabilities	$—	$135,114

        The Group had net operating losses of $264 and nil as of December 31, 2009 and 2010, respectively. As of December 31, 2009 and 2010, valuation allowance was $264 and $43,060, respectively, which were provided against deferred tax assets arising from net operating losses due to the uncertainty of realization.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

10.   INCOME TAXES (Continued)

        The net operating loss carry forwards for the Group as of December 31, 2010 will expire in 2014.

        The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes. The Group has concluded that there are no significant uncertain tax positions requiring recognition in financial statements for the year ended December 31, 2009 and 2010, respectively. The Group did not incur any interest and penalties related to potential underpaid income tax expenses and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months. The Group has no material unrecognized tax benefits which would favorably affect the effective income tax rate in future periods. The years of 2009 and 2010 remain subject to examination by the PRC tax authorities.

        A reconciliation between the provision for income tax computed by applying statutory PRC enterprise income tax rate of 25% in 2009, 2010 and thereafter, and the actual provision of income taxes is as follows:

	Years ended December 31
	2009 (predecessor)	2010 (predecessor)
Net loss before provision for income taxes	$(53)	$(16,707)
Statutory tax rates in the PRC	25%	25%
Income tax at statutory tax rate	(13)	(4,177)
Expenses not deductible for tax purposes	—	1,852
Changes of valuation allowance	13	42,796

Income tax expenses	$—	$40,471

11.   FAIR VALUE MEASUREMENT

        The Company measured fair value of assets and liabilities acquired in business acquisitions using various valuation methods, primarily consisting of the such as Income Approach, cost approach or market approach. These purchased assets and liabilities are considered Level 3 assets and liabilities because the Company used unobservable inputs, reflecting the Company's assessment of the assumptions that market participants would use in valuing these assets and liabilities (Note 4).

12.   NET LOSS PER ORDINARY SHARE

        As discussed in Note 1, Wowo Group Limited which was incorporated on January 11, 2011, issued 1 share to New Field and subsequently splitted to 300,000,000 shares of which 180,000,000 shares issued to Maodong Xu and 120,000,000 shares issued to Tianqing Xu, as initial share capital. For the purpose of calculating basic earnings per share for year ended December 31, 2009 (predecessor) and 2010 (predecessor), the number of ordinary shares used in the calculation reflects the following events as described in Note 1 as if they took place on January 1, 2009: 1) the issuance and split of shares to Xu;

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

12.   NET LOSS PER ORDINARY SHARE (Continued)

2) the acquisition of 100% equity interest of Beijing Wowo Tuan by Mr. Maodong Xu and his wife, Ms. Zhou;and 3) the completion of the group reorganization after entering into the VIE arrangement.

	For the years ended December 31,
	2009 (predecessor)	2010 (predecessor)
Numerator used in basic and diluted net loss per ordinary share
Net loss attributable to Wowo Group Limited	$(53)	$(57,178)

Shares (denominator):
Weighted average ordinary shares outstanding used in computing basic and diluted net loss per ordinary share	300,000,000	300,000,000

Net loss per ordinary share—basic	$—	$—
Net loss per ordinary share—diluted	$—	$—

13.   RELATED PARTY BALANCES AND TRANSACTIONS

        Nature of the relationships with related parties:

Name	Relationship with the Company
Beijing Baifen Tonglian Information Technology Co., Ltd. ("Lmobile")	Controlled by Mr. Maodong Xu
Mr. Yunming Wang	the founder of Beijing Wowo Tuan (the predecessor) before Mr. Maodong Xu and his wife acquired the Company and he is one of the shareholders of the Successor Company.

        As of December 31, 2009 and 2010, the following balances were due from/to the related party:

	December 31,
	2009 (predecessor)	2010 (successor)
Amount due from Lmobile	$—	$177,980
Amount due from Mr. Yunming Wang	$—	$279,756

Total	$—	$457,736

    Before Mr. Maodong Xu and his wife acquired Beijing Wowo Tuan, the business of the Company is very small, and no formal third party payment accounts, i.e. Alipay account, open under the Company's name. The Company used Mr. Yunming Wang's personal Alipay account

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

13.   RELATED PARTY BALANCES AND TRANSACTIONS (Continued)

    and one of the Lmobile's Alipay accounts to collect the money from the subscribers. As these accounts were not under the Company's name, the balances of them have been treated as due from the related parties as of December 31, 2010.

    Although these accounts were not under the Company's name, the Company has the control of them. The amounts have been collected subsequently.

	December 31,
	2009 (predecessor)	2010 (successor)
Amount due to Mr. Yunming Wang	$1,683	$2,367

Total	$1,683	$2,367

        All the amounts due from/to related party are unsecured and non-interest bearing.

14.   COMMITMENTS AND CONTINGENCY

Operating lease

        The Group leases certain office premises under non-cancellable leases, which will expire in 2011. Rental expenses under operating leases for the year ended December 31, 2009 and 2010 were nil and $15,961, respectively.

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

Years ending December 31:
2011	$51,493
2012	—
2013	—
2014	—
2015 and thereafter	—

Total	$51,493

Consideration for business acquisition

        The Group has entered into two acquisition agreements as of December 31, 2010 for Shijiazhuang Letuaner and Changzhou Bangketuan (see Note 15 for details) of which the acquisitions were completed in the year 2011. The payments for the acquisition consideration were $151,515 in total and were paid in 2011.

Business tax

        The Group is subject to business taxes at the rate of 5% on certain types of services which are recorded based on the revenue recognized net of the costs of sales. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

14.   COMMITMENTS AND CONTINGENCY (Continued)

which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end customers, management of the Group believes that the current payment of business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. So far the Group's business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although the Group believes that it is appropriate to pay business taxes on a net basis, the PRC tax authorities may challenge such basis of the Group's business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that the Group's business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require the Group's business taxes to be paid on the gross revenue, this would result in an increase of the Group's business tax liability, and the PRC authorities may impose late payment fees and other penalties on the Group for any unpaid business taxes.

15.   MAINLAND CHINA CONTRIBUTION PLAN

        Full time PRC employees of the Group are eligible to participate in a government-mandated multi-employer defined contribution plan under which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to these employees. The PRC labor regulations require the Group to accrue for these benefits based on a percentage of each employee's income. Total provisions for employee benefits were nil and $105,299 for the years ended December 31, 2009 and 2010, respectively, were reported as a component of general and administrative expenses when incurred.

16.   STATUTORY RESERVES AND RESTRICTED NET ASSETS

        In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, the Group's subsidiaries, VIE and VIE's subsidiaries located in the PRC, being foreign invested enterprises established in the PRC, are required to provide for certain statutory reserves. These statutory reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund or discretionary reserve fund, and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires a minimum annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in China at each year-end); the other fund appropriations are at the subsidiaries' or the affiliated PRC entities' discretion. These statutory reserve funds can only be used for specific purposes of enterprise expansion, staff bonus and welfare, and are not distributable as cash dividends except in the event of liquidation of our subsidiaries, our affiliated PRC entities and their respective subsidiaries. The Group's subsidiaries, VIEs and VIEs' are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital. As of December 31, 2009 and 2010, none of the Group's PRC subsidiaries and VIE entities has a general reserve that reached the

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

16.   STATUTORY RESERVES AND RESTRICTED NET ASSETS (Continued)

50% of their registered capital threshold and therefore they will continue to allocate at least 10% of their after tax profits to the general reserve fund.

        Appropriations to the enterprise expansion reserve and the staff welfare and bonus reserve are to be made at the discretion of the board of directors of each of the Group's subsidiaries.

        The appropriation to these reserves by the Group's PRC subsidiaries and VIE entities was nil for the years ended December 31, 2009 and 2010.

        As a result of these PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Group. Amounts restricted include paid-in capital and the statutory reserves of the Group's PRC subsidiaries and VIE entities. The aggregate amounts of capital and statutory reserves restricted which represented the amount of net assets of the relevant subsidiaries and VIE entities in the Group not available for distribution was $2,070,501 as of December 31, 2010.

17.   SUBSEQUENT EVENTS

        The Group has evaluated events subsequent to the balance sheet date of December 31, 2010 through September 23, 2011, the date the consolidated financial statements were available to be issued.

Reorganization of the Group

        On May 31, 2011, the shareholders of Beijing Wowo Tuan entered into a series of contractual arrangements with Beijing Wowo Shijie Information Technology Co., Ltd ("WOFE"), an entity established on May 19, 2011 in Beijing, the PRC, of which Wowo Group Limited, a company that Mr. Maodong Xu and Mr. Tianqing Xu are collectively held more than 50% equity interest, holds 100% equity interest. Through entering into these contractual arrangements between WOFE and Beijing Wowo Tuan, Wowo Group Limited effectively control over and entitled to the residual returns of Beijing Wowo Tuan and its subsidiaries and considered as the primary beneficiary of Beijing Wowo Tuan and its subsidiaries.

Business Acquisitions

        Subsequent to the balance sheet date, Beijing Wowo Tuan acquired entities which operate group buying businesses in different provinces in the PRC.

(a)   Acquisition of Shijiazhuang Letuaner

        In January 2011, Beijing Wowo Tuan acquired 100% interest in Shijiazhuang Letuaner which operates the group buying business in Shijiazhuang for a total consideration of $75,758 (RMB0.5 million). Pursuant to the acquisition agreements, Beijing Wowo Tuan promised to transfer 49% of the interest of Shijiazhuang Letuaner to the original shareholder and the key employees for their continuing employment with Shijiazhuang Letuaner for the next three years from the acquisition date.

        On July 1, 2011, Beijing Wowo Tuan and the original shareholders of Shijiazhuang Letuaner entered into a supplemental agreement to the acquisition agreements entered into in December 2010.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

17.   SUBSEQUENT EVENTS (Continued)

Based on the supplemental agreement, Beijing Wowo Tuan will not transfer 49% of the interest of Shijiazhuang Wowo Tuan and will grant certain share options of the Company to the original shareholders of Shijiazhuang Letuaner with the performance condition based on the revenue and gross margin generated from the operation of Shijiazhuang Wowo Tuan for the next four years.

(b)   Acquisition of Changzhou Bangketuan

        In January 2011, Beijing Wowo Tuan acquired 100% interest in Changzhou Bangketuan which operates the group buying business in Changzhou for a total consideration of $75,758 (RMB0.5 million). Pursuant to the acquisition agreements, Beijing Wowo Tuan promised to transfer 49% of the interest of Changzhou Bangketuan to the original shareholders and the key employees for their continuing employment with Changzhou Bangketuan for the next three years from the acquisition date.

        On July 18, 2011, Beijing Wowo Tuan and the original shareholders of Changzhou Bangketuan entered into a supplemental agreement to the acquisition agreements entered into in January 2011. Based on the supplemental agreement, Beijing Wowo Tuan will not transfer 49% of the interest of Changzhou Wowo Tuan and will pay cash consideration of US$154,715 (RMB1 million) to the original shareholders.

(c)   Acquisition of Wuxi Yuzhong

        In February 2011, Beijing Wowo Tuan acquired 51% equity interest of Wuxi Yuzhong Internet Technology Co., Ltd.'s ("Wuxi Yuzhong") and paid to Wuxi Yuzhong's existing shareholders for $303,030 (RMB2 million). In addition, Beijing Wowo Tuan injected $454,546 (RMB3 million) into Wuxi Yuzhong as capital. Wuxi Yuzhong operates the group buying business in Wuxi.

        On July 1, 2011, 49% equity interest of Wuxi Yuzhong from the original shareholders was transferred to Beijing Wowo Tuan with cash consideration of US$252,185 (RMB1.63 million) and certain share options of its parent's company to be issued to the original shareholders for future service with the Company over the next four years.

(d)   Acquisition of Shenzhen Xunjie

        In March 2011, Beijing Wowo Tuan Information Technology Co., Ltd. acquired 51.2% equity interest of Shenzhen Xunjie Times Media Co., Ltd ("Shenzhen Xunjie") by injecting $454,545 (RMB3 million) into Shenzhen Xunjie as capital. Shenzhen Xunjie operates the group buying business in Shenzhen.

(e)   Acquisition of Fuzhou Baiketuan

        In April 2011, Beijing Wowo Tuan acquired 100% interest of Fuzhou Baiketuan, which operates the group buying business in Fuzhou for a total consideration of $45,455 (RMB0.3 million). Pursuant to the acquisition agreements, Beijing Wowo Tuan promised to transfer 49% of the interest of the newly incorporated subsidiary to the original shareholder and the key employees for their continuing employment with the newly incorporated subsidiary for the next three years from the acquisition date.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

17.   SUBSEQUENT EVENTS (Continued)

(f)    Acquisition of Chengdu Beiguo

        In April 2011, Beijing Wowo Tuan acquired 60.4% equity interest of Chengdu Beiguo Technology Co., Ltd ("Chengdu Beiguo") and paid to Chengdu Beiguo's existing shareholders for $196,969 (RMB1.3 million). In addition, Beijing Wowo Tuan injected $227,273 (RMB1.5 million) into Chengdu Beiguo as capital. Chengdu Beiguo operates the group buying business in Chengdu.

        On July 1, 2011, 39.6% equity interest of Chengdu Beiguo from the original shareholders was transferred to Beijing Wowo Tuan with zero consideration. In conjunction with the share transferred, certain share options of the company are granted to the original shareholders of Chengdu Beiguo with the performance condition based on the revenue and gross margin generated from the operation of Chengdu Beiguo for the next four years.

(g)   Acquisition of Shanghai Yinqing

        In March 2011, Beijing Wowo Tuan acquired 51% equity interest of Shanghai Yinqing Advertising Co., Ltd ("Shanghai Yinqing") and paid to the Shanghai Yinqing's existing shareholders for $100,000 (RMB0.66 million). In addition, Beijing Wowo Tuan injected $303,030 (RMB 2 million) into Shanghai Yinqing as capital. Shanghai Yinqing operates the group buying business in Shanghai.

(h)   Acquisition of Langfang Wodetuan

        In April 2011, Beijing Wowo Tuan acquired 100% interest in Langfang Wodetuan, which operates the group buying business in Langfang for a total consideration of $75,758 (RMB0.5 million). Pursuant to the acquisition agreements, Beijing Wowo Tuan promised to transfer 49% of the interest of Langfang Wodetuan to the original shareholder and the key employees for their continuing employment with Langfang Wodetuan for the next three years from the acquisition date.

        On July 25, 2011, Beijing Wowo Tuan and the original shareholders of Langfang Wodetuan entered into a supplemental agreement to the acquisition agreements entered into in April 2011. Based on the supplemental agreement, Beijing Wowo Tuan will not transfer 49% of the interest of Langfang Wowo Tuan and will grant certain share options of the Company to the original shareholders of Langfang Wodetuan with the performance condition based on the revenue and gross margin generated from the operation of Langfang Wowo Tuan for the next four years.

(i)    Acquisition of Xiamen Shantuan

        In April 2011, Beijing Wowo Tuan acquired 100% interest in Xiamen Shantuan which operates the group buying business in Xiamen for a cash consideration of $303,030 (RMB2 million). In conjunction with the sales and purchase agreements entered into between Beijing Wowo Tuan and the shareholders of Xiamen Juwang relating to this acquisition, Beijing Wowo Tuan promised to transfer 49% of the interest of Xiamen Shantuan to the original shareholders and the key employee for their continuing employment with Xiamen Shantuan for the next three years after the acquisition date.

        On July 25, 2011, Beijing Wowo Tuan and the original shareholders of Xiamen Shantuan entered into a supplemental agreement to the acquisition agreements entered into in April 2011. Based on the supplemental agreement, Beijing Wowo Tuan will not transfer 49% of the interest of Xiamen Wowo Tuan and will grant certain share options of the Company to the original shareholders of

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

17.   SUBSEQUENT EVENTS (Continued)

Xiamen Shantuan with the performance condition based on the revenue and gross margin generated from the operation of Xiamen Wowo Tuan for the next four years.

(j)    Acquisition of Changzhou Jingcaituan

        In April 2011, Beijing Wowo Tuan acquired 100% interest in of Changzhou Jingcaituan, which operates the group buying business in Changzhou for a total consideration of $818,182 (RMB5.4 million).

(k)   Acquisition of Ningbo Tangtuan

        In April 2011, Beijing Wowo Tuan acquired 100% interest in Ningbo Tangtuan, which operates the group buying business in Ningbo for a total consideration of $303,030 (RMB2 million). Pursuant to the acquisition agreements, Beijing Wowo Tuan transferred 49% of the interest of Ningbo Tangtuan to the original shareholder and the key employee for their continuing employment with Ningbo Tangtuan for the next three years from the acquisition date.

(l)    Acquisition of Kai Yi Shi Dai

        On April 1, 2011, Maodong acquired 100% equity interest of Kai Yi Shi Dai for a total cash consideration of $909,091(RMB6 million) from the original shareholders of Kai Yi Shi Dai. Kai Yi Shi Dai offers the group buying customers to access a searching platform in Beijing.

        Through entering into a series of contractual arrangement between WOFE on May 31, 2011, the Company became the primary beneficiary of Kai Yi Shi Dai.

(m)  Acquisition of other group buying businesses

        In February 2011, Wowo Holding Limited (HongKong) ("Wowo HK") acquired 100% interest in Shijiazhuang Jutuaner, which operate the searching platform for group buying business in Shijiazhuang, for a total consideration of $121,212 (RMB0.8 million), including cash of $60,606 (RMB0.4 million) and shares of Wowo HK valued at $60,606 (RMB0.4 million). In July 2011, Wowo HK transferred its interest of Shijiazhuang Jutuaner to Beijing Wowo Tuan for no consideration.

        In February 2011, Beijing Wowo Tuan acquired 100% interest in Hangzhou Zuituan for contingent consideration based on performance of the original shareholders for the next two years.

        In February, March and April 2011, Beijing Wowo Tuan acquired 100% interest in Hangzhou 54tuanzhang, Shaoxing Tongchenggou, Quanzhou Yiwantuan, Jilin Meimeituan, and Guiyang Shantuan, which operate the group buying business in Xiamen, Hangzhou, Shaoxing, Quanzhou, Jilin and Guiyang, respectively, for a total consideration of $681,818 (RMB4.5 million). Pursuant to the acquisition agreements, Beijing Wowo Tuan transferred 49% of the interest of Hangzhou 54tuanzhang, Shaoxing Tongchenggou, Quanzhou Yiwantuan, Jilin Meimeituan, and Guiyang Shantuan to the original shareholders for their continuing employment with Hangzhou 54tuanzhang, Shaoxing Tongchenggou, Quanzhou Yiwantuan, Jilin Meimeituan, and Guiyang Shantuan, respectively, for the next three years from the acquisition date.

        In March 2011, Beijing Wowo Tuan acquired 100% interest in Hunan Tuankela, which operates the group buying business in Hunan for a total consideration of $374,242 (RMB2.47 million). In

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

17.   SUBSEQUENT EVENTS (Continued)

March 2011, Hunan Wowo Tuan was set up for the business acquired, and 49% of the equity was transferred to the original holder of Hunan Tuankela.

        In March 2011, Beijing Wowo Tuan signed agreement with two other unrelated companies to set up a company named Baoding Dulituan with paid-in capital of $606,061 (RMB4 million), Beijing Wowo Tuan held 51% equity shares of Baoding Dulituan with capital injection of $309,091(RMB2.04 million). Baoding Dulituan is engaged in group buying business in Baoding.

        In April 2011, Beijing Wowo Tuan acquired 100% business of Guilin Haoletuan, which operates the group buying business in Guilin for a total consideration of $44,318 (RMB0.2925 million).

        The above transactions were considered as acquisition of businesses and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes. The total consideration for all above mentioned acquisitions subsequent to the balance sheet as of December 31, 2010 through September 20, 2011 was US$7,669,594. The allocation of the purchase price was based on valuation analysis prepared by the management with the assistance from an independent third-party appraiser.

        The purchase price for all above mentioned acquisitions was allocated as follows:

		Amortization period
Net tangible assets acquired	$1,589,872
Intangible assets:
Trade name/domain name	590,151	10 years
User base	439,318	2 years
Operating system	115,259	3 years
Customer relationship	19,545	6 years
Deferred tax liabilities	(109,242)
Goodwill	5,024,692

Total	$7,669,595

Cash consideration	5,947,349
Fair value of noncontrolling interest	1,722,246

Total consideration	$7,669,595

        On July 1, 2011, the remaining 49% equity interest of Wuxi Yuzhong from the original shareholders was transferred to Beijing Wowo Tuan with cash consideration of US$252,185 (RMB1.63 million) and certain share options of the Company is granted to the original shareholders for future service with the Company over the next four years.

        On July 1, 2011, the remaining 39.6% equity interest of Chengdu Beiguo from the original shareholders was transferred to Beijing Wowo Tuan with zero consideration. In conjunction with the share transferred, certain share options of the Company are granted to the original shareholders of Chengdu Beiguo with the performance condition based on the revenue and gross margin generated from the operation of Chengdu Beiguo, for the next four years.

WOWO GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010 (predecessor)

(In U.S. dollars, except share and share related data)

17.   SUBSEQUENT EVENTS (Continued)

        On July 18, 2011, Beijing Wowo Tuan and the original shareholders of Changzhou Bangketuan entered into a supplemental agreement to the acquisition agreements entered into in January 2011. Based on the supplemental agreement, Beijing Wowo Tuan will not transfer 49% of the interest of Changzhou Wowo Tuan and will pay cash consideration of US$154,715 (RMB1 million) to the original shareholders.

        On July 25, 2011, Beijing Wowo Tuan and the original shareholder and key employees of Hunan Tuankela entered into supplemental agreement to the acquisition agreement entered into in January 2011. Based on the supplemental agreement, Beijing Wowo Tuan will acquire the remaining 49% of Hunan Wowo Tuan with zero consideration and will grant certain share options of the Company to the original shareholder and key employees of Hunan Tuankela with the performance condition based on the revenue and gross margin generated from the operation of Hunan Wowo Tuan for the next four years.

        In July and August 2011, Beijing Wowo Tuan and the original shareholders of Jinan 0531tuan, Shaoxing Tongchenggou, Quanzhou Yiwantuan, Xiamen Shantuan, Shenyang 19tuan, Langfang Wodetuan and Shijiazhuang Letuaner entered into a supplemental agreement to the acquisition agreements entered into from December 2010 to April 2011. Based on the supplemental agreement, Beijing Wowo Tuan will not transfer 49% of the interest of the acquirees and will grant certain share options of the Company to the original shareholders of the acquirees with the performance condition based on the revenue and gross margin generated from the operation of the acquirees for the next four years.

WOWO GROUP LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY BALANCE SHEETS

(In U.S. dollars)

As of December 31, 2010
ASSETS
Non-Current assets:
Investment in subsidiaries and variable interest entity	$2,013,054

TOTAL ASSETS	2,013,054

Equity:
Ordinary shares ($0.00001 par value; 1,928,600,536 shares authorized; 300,000,000 shares issued as of December 31, 2010)	3,000
Additional paid-in capital	2,067,501
Accumulated deficit	(58,235)
Accumulated other comprehensive income	788

TOTAL EQUITY	$2,013,054

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WOWO GROUP LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

(In U.S. dollars)

Notes:

1.     BASIS FOR PREPARATION

        The condensed financial information of the parent company, Wowo Group Limited, has been prepared using the same accounting policies as set out in the Company's consolidated financial statements except that the parent company has used equity method to account for its investment in its subsidiaries and its variable interest entity ("VIE").

        The condensed financial information is provided since the restricted net assets of the Group's subsidiaries and VIE were over the 25% of the consolidated net assets of the Group as of December 31, 2010.

2.     INVESTMENT IN SUBSIDIARIES

        The parent company and its subsidiaries and VIE were included in the consolidated financial statements where inter-company balances and transactions were eliminated upon consolidation. For purpose of the parent company's stand-alone financial statements, its investments in subsidiaries and VIE were reported using the equity method of accounting. The parent company's share of loss from its subsidiaries and VIE were reported as share of loss of subsidiaries and VIE in the accompanying parent company financial statements.

WOWO GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except share data)

	December 31, 2010 (successor)	June 30, 2011 (successor)	June 30, 2011 (Pro forma)
			(Note 3)
ASSETS
Current assets:
Cash and cash equivalents	$180,899	$38,577,964	$38,577,964
Accounts receivable	105,318	242,998	242,998
Prepaid expenses and other current assets	45,735	11,552,861	11,552,861
Amounts due from related parties	457,736	648,472	648,472

Total current assets	789,688	51,022,295	51,022,295

Property and equipment, net	102,319	3,609,444	3,609,444
Acquired intangible assets, net	661,242	1,696,627	1,696,627
Goodwill	1,840,346	7,010,014	7,010,014

TOTAL ASSETS	3,393,595	63,338,380	63,338,380

Current liabilities:
Accounts payable (including accounts payable of the consolidated VIE entities without recourse to Wowo Group Limited of $492,205 and $5,964,123 as of December 31, 2010 and June 30, 2011, respectively)	492,205	5,964,123	5,964,123
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIE entities without recourse to Wowo Group Limited of $709,401 and $21,452,795 as of December 31, 2010 and June 30, 2011, respectively)	709,401	22,586,533	22,586,533
Deferred revenue (including deferred revenue of the consolidated VIE entities without recourse to Wowo Group Limited of nil and $7,608,386 as of December 31, 2010 and June 30, 2011, respectively)	—	7,608,386	7,608,386
Amounts due to related parties (including amount due to related parties of the consolidated VIE entities without recourse to Wowo Group Limited of $2,367 and $232,072 as of December 31, 2010 and June 30, 2011, respectively)	2,367	232,072	232,072
Income tax payable (including income tax payable of the consolidated VIE entities without recourse to Wowo Group Limited of $41,454 and $49,168 as of December 31, 2010 and June 30, 2011, respectively)	41,454	49,168	49,168

Total current liabilities	1,245,427	36,440,282	36,440,282

Deferred tax liabilities	135,114	227,895	227,895

Total liabilities	1,380,541	36,668,177	36,668,177

Commitments and contingencies (Note 18)
Series A-1 convertible redeemable preferred shares ($0.00001 par value; total 20,000,000 preferred shares authorized, nil and 5,489,604 shares issued and outstanding as of December 31, 2010 and June 30, 2011, liquidation value $11,565,304)	—	5,159,717	—
Series A-2 convertible redeemable preferred shares ($0.00001 par value; total 51,339,464 preferred shares authorized, nil and 32,857,257 shares issued and outstanding as of December 31, 2010 and June 30, 2011, liquidation value $74,017,945)	—	32,312,022	—

Equity/(deficit):
Ordinary shares ($0.00001 par value; 1,928,600,536 shares authorized, 300,000,000 and 323,886,640 shares issued and outstanding as of December 31, 2010 and June 30, 2011)	3,000	3,239	3,622
Additional paid-in capital	2,067,501	18,499,309	55,970,665
Accumulated deficit	(58,235)	(30,653,385)	(30,653,385)
Accumulated other comprehensive income/(loss)	788	(191,671)	(191,671)

Total Wowo Group Limited's equity/(deficit)	2,013,054	(12,342,508)	25,129,231

Noncontrolling interests	—	1,540,972	1,540,972
Total equity/(deficit)	2,013,054	(10,801,536)	26,670,203

TOTAL LIABILITIES, SERIES A CONVERTIBLE REDEEMABLE PREFERRED SHARES AND EQUITY/(DEFICIT)	$3,393,595	$63,338,380	$63,338,380

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WOWO GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In U.S. dollars, except share and per share data)

	Six-month period ended June 30,
	2010 (predecessor)	2011 (successor)
Net revenues	$119,654	$15,464,491
Cost of revenues	78,194	14,265,472

Gross profit	41,460	1,199,019

Operating expenses:
Selling and marketing (including share-based compensation of nil and $214,120 for six-month period ended June 30, 2010 and 2011, respectively)	4,903	25,855,240
General and administrative (including share-based compensation of nil and $2,673,103 for six-month period ended June 30, 2010 and 2011, respectively)	9,441	5,770,114

Total operating expenses	14,344	31,625,354

Income/(loss) from operations	27,116	(30,426,335)

Provision/(benefit) for income tax	7,873	(11,785)

Net income/(loss)	19,243	(30,414,550)
Less: Net loss attributable to noncontrolling interests	—	(422,496)

Net income/(loss) attributable to Wowo Group Limited	19,243	(29,992,054)

Accretion of redemption premium on Series A-1 convertible redeemable preferred shares	—	177,790
Accretion of redemption premium on Series A-2 convertible redeemable preferred shares	—	427,687

Net income/(loss) attributable to holders of ordinary shares of Wowo Group Limited	$19,243	$(30,597,531)

Net income/(loss) per ordinary share
Basic	$—	$(0.10)
Diluted	$—	$(0.10)
Net income per Series A-1 convertible redeemable preferred share—Basic	N/A	$0.07
Net income per Series A-2 convertible redeemable preferred share—Basic	N/A	$0.06
Weighted average shares used in calculating net loss per ordinary share
Basic	300,000,000	317,269,456
Diluted	300,000,000	317,269,456

Weighted average shares used in calculating net income per Series A-1 convertible redeemable preferred share	N/A	2,714,304
Weighted average shares used in calculating net income per Series A-2 convertible redeemable preferred share	N/A	6,594,269

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WOWO GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
EQUITY/(DEFICIT) AND COMPREHENSIVE INCOME/(LOSS)

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

	Wowo Group Limited's shareholder's equity/(deficit)
	Ordinary shares			Retained earnings/ Accumulated deficits	Accumulated other comprehensive income/(loss)	Total Wowo Group Limited's shareholders' equity/(deficit)
			Additional paid-in capital				Noncontrolling interests	Total equity/(deficit)	Comprehensive income /(loss)
Predecessor	Shares	Amount
Balance as of January 1, 2010	—	$—	$4,323	$(1,057)	$72	$3,338	$—	$3,338
Net income	—	—	—	19,243	—	19,243	—	19,243	$19,243
Foreign currency translation adjustment	—	—	—	—	(39)	(39)	—	(39)	(39)

Balance as of June 30, 2010	—	—	4,323	18,186	33	22,542	—	22,542	19,204

Successor
Balance as of January 1, 2011	300,000,000	3,000	2,067,501	(58,235)	788	2,013,054	—	2,013,054
Issuance of ordinary shares (Note 12)	23,886,640	239	10,970,776	—	—	10,971,015	—	10,971,015
Capital contribution from shareholders	—	—	1,667,099	—	—	1,667,099	—	1,667,099
Capital contribution by Mr. Maodong Xu to acquire Kai Yi Shi Dai	—	—	906,710	2,381	—	909,091	—	909,091
Accretion of redemption premium on Series A-1 convertible redeemable preferred shares	—	—	—	(177,790)	—	(177,790)	—	(177,790)
Accretion of redemption premium on Series A-2 convertible redeemable preferred shares	—	—	—	(427,687)	—	(427,687)	—	(427,687)
Net loss	—	—	—	(29,992,054)	—	(29,992,054)	(422,496)	(30,414,550)	(30,414,550)
Share-based compensation	—	—	2,887,223	—	—	2,887,223	—	2,887,223
Acquisition of VIE and VIEs' subsidiaries	—	—	—	—	—	—	1,944,973	1,944,973
Foreign currency translation adjustment	—	—	—	—	(192,459)	(192,459)	18,495	(173,964)	(173,964)

Balance as of June 30, 2011	323,886,640	$3,239	$18,499,309	$(30,653,385)	$(191,671)	$(12,342,508)	$1,540,972	$(10,801,536)	$(30,588,514)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WOWO GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars)

	Six-month period ended June 30,
	2010 (predecessor)	2011 (successor)
Cash flows from operating activities:
Net income/(loss)	$19,243	$(30,414,550)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Share-based compensation	—	2,887,223
Depreciation and amortization	—	292,913
Deferred income taxes	—	(21,376)
Changes in operating assets and liabilities:
Accounts receivable	(3,789)	6,450
Prepaid expenses and other current assets	—	(10,858,459)
Accounts payable	(47,192)	5,031,395
Deferred revenue	—	7,526,467
Accrued expenses and other current liabilities	12,046	11,129,241
Income tax payable	7,871	2,532

Net cash used in operating activities	(11,821)	(14,418,164)

Cash flows from investing activities:
Purchase of property and equipment	—	(3,352,488)
Payments for acquisition of business (net of cash acquired of $1,610,499)	—	(2,318,957)
Amounts due from related parties	(133)	(105,538)

Net cash used in investing activities	(133)	(5,776,983)

Cash flows from financing activities:
Proceeds from issuance of Series A-1 convertible redeemable preferred shares	—	5,000,000
Proceeds from issuance of Series A-2 convertible redeemable preferred shares	—	32,000,000
Advance for planned capital injection of Series A-2 convertible redeemable preferred shares	—	1,000,000
Contribution from shareholders	—	7,983,291
Amounts due to related parties	11,754	71,311
Proceeds from issuance of ordinary shares	—	10,971,015
Capital contributions from shareholders	—	1,667,099

Cash provided by financing activities	11,754	58,692,716

Effect of exchange rate changes	33	(100,504)

(Decrease)/increase in cash	(167)	38,397,065
Cash and cash equivalents, beginning of the period	5,064	180,899

Cash and cash equivalents, end of the period	$4,897	$38,577,964

Supplement disclosure of cash flow information:
Income taxes paid	—	$2,829

Non-cash investing activities:
Acquisition of business
Outstanding consideration payable for the acquisitions during the six-month period ended June 30, 2010 and 2011	—	$1,587,762
Non-cash financing activities:
Accrued issuance costs related to preferred share offerings	—	133,738

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

        Wowo Group Limited ("the Company") was incorporated in British Virgin Islands ("BVI") on January 11, 2011. The Company and its consolidated subsidiaries, variable interest entities ("VIEs") and VIEs' subsidiaries are primarily engaged in the provision of online group buying services relating to local e-commerce services in the food service, health and beauty, leisure, recreation and retail sectors in the People's Republic of China ("PRC").

        As of June 30, 2011, details of the Group's subsidiaries, VIEs and VIEs' subsidiaries were as follows:

	Later of acquisition/ incorporation	Place of establishment/ incorporation	Percentage of economic ownership
Subsidiaries:
Wowo Holding Limited (HK) ("Wowo HK")	January 24, 2011	Hong Kong	100%
Beijing Wowo Shijie Information Technology Co., Limited ("Wowo Shijie" or "WOFE")	May 19, 2011	PRC	100%
VIEs:
Beijing Wowo Tuan Information Technology Co., Ltd. ("Beijing Wowo Tuan")	December 31, 2010	PRC	100%
Beijing Kai Yi Shi Dai Network Technology Co., Ltd. ("Kai Yi Shi Dai")	April 1, 2011	PRC	100%
Beijing Yi You Bao Information Technology Co., Ltd. ("Yi You Bao")	May 6, 2011	PRC	100%
VIEs' subsidiaries:
Changzhou Wowo Tuan Information Technology Co., Ltd.	February 9, 2011	PRC	100%
Shijiazhuang Wowo Tuan Information Technology Co., Ltd.	February 28, 2011	PRC	100%
Hunan Wowo Tuan Information Technology Co., Ltd.	March 2, 2011	PRC	51%
Shenyang Shijiu Wowo Tuan Information Technology Co., Ltd.	April 1, 2011	PRC	100%
Jinan Wuzhiwu Information Technology Co., Ltd.	April 2, 2011	PRC	100%
Shaoxing Wowo Tuan Information Technology Co., Ltd.	April 7, 2011	PRC	100%
Langfang Wowo Tuan Information Technology Co., Ltd.	May 10, 2011	PRC	100%
Jilin Wowo Tuan Information Technology Co., Ltd.	June 2, 2011	PRC	100%
Wuxi Yuzhong Internet Technology Co., Ltd.	February 28, 2011	PRC	51%
Shenzhen Xunjie Time Media Co., Ltd	March 1, 2011	PRC	51%
Shanghai Yinqing Advertising Co., Ltd.	March 11, 2011	PRC	51%
Chengdu Beiguo Technology Co., Ltd.	April 1, 2011	PRC	60%

History of the Group and reorganization under common control

        The Company was established on January 11, 2011 with share capital of $1 by New Field Worldwide Limited ("New Field"), a limited company which is 60% owned by Mr. Maodong Xu

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

("Maodong") and 40% owned by Mr. Tianqing Xu ("Tianqing"), brother of Mondong, (Maodong and Tianqing are collectively referred to "Xu") as a vehicle for the group reorganization. Xu agreed to acting in collaboration regarding the decisions on the Company's significant financing, investing and operating activities. The Group commenced its group buying business in China in March 2010 through Beijing Wowo Tuan which has subsequently become the Group's VIE through the contractual arrangements described below in "the VIEs arrangements".

        On January 15, 2011, the Company increased its authorized ordinary shares from 50,000 shares to 1,928,600,536 shares and split the 1 ordinary share to 300,000,000 ordinary shares at par value of $0.00001, of which 120,000,000 shares were issued to New Field and 180,000,000 shares were issued to Maodong.

        On January 1, 2011, Maodong and Tianqing entered into agreements to transfer 41,100,000 of their own ordinary shares of the Company, to certain directors and executives of the Company for compensation of their services to the Group. These directors and executives collectively held 15.16% of the Company's total outstanding shares.

        On January 20, 2011 and March 8, 2011, the Company issued 7,692,308 ordinary shares to two individual investors for consideration of $2,964,930 and 16,194,332 ordinary shares to an individual investor for consideration of $8,006,085, respectively.

        On January 20, 2011, Maodong transferred 3,467,451of his ordinary shares of the Company to the five founder shareholders and key employees as the settlement for part of the consideration for its acquisition of Beijing Wowo Tuan on December 30, 2010 (see below for detail).

        On April 3, 2011, the Company issued an aggregate of 5,489,604 Series A-1 Convertible Redeemable Preferred Shares ("Series A-1 Preferred Shares") to an investor at an issuance price of $0.9108 per Series A-1 Preferred Share for cash proceeds of $5,000,000. On May 25, 2011 and June 8, 2011, the Company issued 30,803,678 and 2,053,579 Series A-2 Convertible Redeemable Preferred Shares ("Series A-2 Preferred Shares") to investors at an issuance price of $0.97391 per Series A-2 Preferred Shares for total cash proceeds of $30,000,000 and $2,000,000, respectively.

        After a series of issuance and transfers of shares and transactions, Xu collectively held 59.3% voting rights of the Company as of June 30, 2011.

        Beijing Wowo Tuan was established by two shareholders in Beijing, the PRC, as a limited liability company on May 26, 2008 and commenced its group buying business operation in March 2010. Beijing Wowo Tuan is principally engaged in the provision of online group buying services relating to local e-commerce services in the foodservice, health and beauty, leisure, recreation and retail sectors in the PRC.

        On December 30, 2010, Maodong and his wife, Ms. Fang Zhou ("Ms. Zhou"), acquired Beijing Wowo Tuan ("the change in basis") from its two shareholders for a total consideration of $1,863,637 (RMB12.3 million) including cash of $500,000 (RMB3.3 million) and an undertaking to issue shares in the Company which was intended to become the parent company of a group of companies which would ultimately include Beijing Wowo Tuan. The undertaking to issue shares in the Company was valued at $1,363,637 (RMB9 million).

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

        Shortly after the completion of the acquisition of Beijing Wowo Tuan, Ms. Zhou transferred her shares in Beijing Wowo Tuan to Tianqing at no consideration. Thereafter, the equity interest of Beijing Wowo Tuan was 60% and 40% held by Maodong and Tianqing, respectively.

        Because Beijing Wowo Tuan became wholly owned by two shareholders acting in collaboration, the Company has applied push down accounting to the transaction. Under this basis of accounting, the cost to Maodong and Tianqing of the acquisition of Beijing Wowo Tuan has been allocated to the identifiable assets and liabilities of the Company using the fair value of those assets and liabilities and the excess has been recorded as goodwill.

        From December 2010 to April 2011, Beijing Wowo Tuan entered into agreements with 21 local group buying service providers in second- and third-tier cities in the PRC to establish new companies in which Beijing Wowo Tuan holds controlling interests or to acquire such local group buying service providers' businesses (see Note 5).

        On January 24, 2011, the Company established two wholly owned subsidiaries including an entity incorporated in Hong Kong, namely Wowo Holding Limited (Hong Kong) ("Wowo HK") and on May 19, 2011, an entity incorporated in Beijing, namely Beijing Wowo Shijie Information Technology Co., Limited ("Wowo Shijie" or "WOFE").

        On April 1, 2011, Mr. Maodong Xu ("Maodong") acquired 100% equity interest of Kai Yi Shi Dai, which offers the group buying customers to access a searching platform.

        On May 6, 2011, Maodong established Yi You Bao, which is engaged in the internal research and development on the guest electronic management system.

        Through entering into a series of contractual arrangements between its WOFE and VIEs on May 31, 2011 and June 10, 2011, the Company succeeded the business of provision of online group buying services of Beijing Wowo Tuan, searching services of Kai Yi Shi Dai and the internal research and development of Yi You Bao. Immediately and after the reorganization, Maodong and Tianqing controlled the Company, WOFE, Beijing Wowo Tuan and its subsidiaries, Kai Yi Shi Dai and Yi You Bao; therefore, the reorganization was accounted for as a transaction between entities under common control. Accordingly, the accompanying unaudited condensed consolidated financial statements have been prepared by using Xu's basis and as of the current corporate structure had been in existence since the date Maodong and his wife, Ms. Fang Zhou acquired Beijing Wowo Tuan, the predecessor to the Company.

        Consequently, the pre-change in basis financial statements of the Group ("predecessor") and its post-change in basis financial statements ("successor") are not comparable in certain significant respects since the relevant periods are presented on different accounting bases.

The VIE arrangements

        The PRC laws and regulations currently place certain restrictions on foreign ownership of companies that engage in Internet business, including the provision of Internet content distribution services. Specifically, foreign investors are not allowed to own more than 50% of the equity interests in any entity conducting Internet content distribution business or other value-added telecom businesses. To comply with these PRC laws and regulations, the Company conducts substantially the majority of its

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

businesses through the VIEs and VIEs' subsidiaries. To provide the Company the expected residual returns of the VIEs and VIEs' subsidiaries, WOFE entered into a series of contractual arrangements with the VIEs including Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao.

  •
  Agreements that Transfer Economic Benefits and Risks to the Company

        Exclusive Technical Support Service Agreement.    WOFE and each of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao, entered into exclusive technical support service agreements, under which each of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao, including its subsidiaries or any companies or entities under its control, agrees to engage WOFE as its exclusive provider of technical platform, technical support, maintenance and other services. The VIEs shall pay to WOFE service fees determined based on the revenues of the affiliated consolidated entities. WOFE shall exclusively own any intellectual property arising from the performance of the exclusive technical support service agreements. The exclusive technical support service agreements will be effective for ten years unless earlier terminated as set forth in the agreements or other written agreements entered into by the parties thereto. The exclusive technical support service agreements shall be extended automatically by another ten years upon the written confirmation by WOFE before the expiry of thereof. During the term of the exclusive technical support service agreements, any of the affiliated consolidated entities may not terminate the agreements except in the case of WOFE's gross negligence, fraud, or other illegal action or bankruptcy or termination of WOFE, and in the event of bankruptcy or termination of the affiliated consolidated entities before the expiry of the exclusive technical support service agreements, the agreements shall be terminated automatically.

        Equity Pledge Agreements.    The shareholders of each of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao entered into equity pledge agreements with WOFE, under which the shareholders pledged all of their equity interests in each of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao, to WOFE as collateral to secure performance of all obligations of the affiliated consolidated entities and their shareholders under the applicable exclusive technical support service agreement and the exclusive call option agreement. WOFE is entitled to collect dividends and other distributions (in cash or non-cash) of the shares pledged during the term of the pledge. If any event of default as provided for therein occurs, WOFE, as the pledgee, will be entitled to request immediate payment of the service fees or other fees, or to dispose of the pledged equity interests through transfer or assignment.

  •
  Agreements that Provide the Company with Effective Control over VIEs

        Power of Attorney.    The shareholders of each of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao signed irrevocable power of attorney to appoint WOFE as the attorney-in-fact to act on his behalf on all matters pertaining to Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao and to exercise all of his rights as a shareholder of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao, including the right to attend shareholders meeting, to exercise voting rights and to transfer all or a part of his equity interests therein pursuant to the exclusive call option agreements. The power of attorney with each shareholder expires when the shareholder ceases to hold any equity interests in Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao.

        Exclusive Call Option Agreements.    The shareholders of Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao entered into exclusive call option agreements with WOFE, pursuant to which WOFE has

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

an exclusive option to purchase, or to designate other persons to purchase, to the extent permitted by applicable PRC laws, rules and regulations, all of the equity interest in Beijing Wowo Tuan, Kai Yi Shi Dai and Yi You Bao from the shareholders. The purchase price for the entire equity interest is to be the minimum price permitted by applicable PRC laws, rules and regulations, unless otherwise required by PRC laws or agreed in writing by WOFE and the shareholders of the affiliated consolidated entities. The term of each exclusive call option agreement will be ten years, and may be extended by another ten years at the request of WOFE.

        Through these contractual agreements, the Company has the ability to effectively control the VIEs and VIEs' subsidiaries and is also able to receive substantially all the economic benefits of the VIEs and VIEs' subsidiaries.

        In June 2009, the Financial Accounting Standards Board (the "FASB") issued an authoritative pronouncement to amend the accounting rules for VIE. The amendment effectively replaces the quantitative-based risks-and-rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a VIE with an approach focused on identifying which reporting entity has (1) the power to direct the activities of a variable interest entity that most significantly affect the entity's economic performance and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has the power to direct the activities of the VIE that most significantly impact the entity's economic performance. The new guidance also requires additional disclosures about a reporting entity's involvement with VIE and about any significant changes in risk exposure as a result of that involvement.

        The new guidance is effective at the start of a reporting entity's first fiscal year beginning after November 15, 2009, and all interim and annual periods thereafter. The Company adopted the new guidance on January 1, 2010 and the disclosure requirements of the new guidance were retrospectively applied for all the periods presented in the unaudited condensed consolidated financial statements.

        The Company believes that Wowo Shijie's contractual arrangements with the VIEs and their respective subsidiaries are in compliance with PRC law and are legally enforceable. The shareholders of the VIE entities are also shareholders of the Company and therefore have no current interest in seeking to act contrary to the contractual arrangements.

        However, uncertainties in the PRC legal system could limit the Company's ability to enforce these contractual arrangements and if the shareholders of the VIE entities were to reduce their interest in the Company, their interests may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing the VIE entities not to pay the service fees when required to do so.

        The Company's ability to control the VIE entities also depends on the power of attorney Wowo Shijie has to vote on all matters requiring shareholder approval in the VIE entities. As noted above, the Company believes this power of attorney is legally enforceable but may not be as effective as direct equity ownership.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

        In addition, if the legal structure and contractual arrangements were found to be in violation of any existing PRC laws and regulations, the PRC regulatory authorities could:

  •
  revoke the Group's business and operating licenses;

  •
  require the Group to discontinue or restrict its operations;

  •
  restrict the Group's right to collect revenues;

  •
  block the Group's websites;

  •
  require the Group to restructure the operations in such a way as to compel the Group to establish a new enterprise, re-apply for the necessary licenses or relocate its businesses, staff and assets;

  •
  impose additional conditions or requirements with which the Group may not be able to comply; or

  •
  take other regulatory or enforcement actions against the Group that could be harmful to the Group's business.

        The imposition of any of these penalties could result in a material adverse effect on the Group's ability to conduct the Group's business. In addition, if the imposition of any of these penalties causes the Group to lose the rights to direct the activities of the VIEs, VIEs' subsidiaries, or the right to receive their economic benefits, the Group would no longer be able to consolidate the VIEs and VIEs' subsidiaries. The Group does not believe that any penalties imposed or actions taken by the PRC government would result in the liquidation or dissolution of the Company, Wowo Shijie, the VIEs and their respective subsidiaries.

        These are no consolidated VIE entities' assets that are collateral for the VIE entities' obligations and can only be used to settle the VIE entities' obligations.

        The following financial statement balances and amounts of the VIEs and VIEs' subsidiaries were included in the accompanying unaudited condensed consolidated financial statements as follows:

	December 31, 2010 (successor)	June 30, 2011 (successor)
Total current assets	$789,688	$20,603,817
Total non-current assets	2,603,907	12,316,085

Total assets	3,393,595	32,919,902

Total current liabilities	1,245,427	35,306,544
Total non-current liabilities	135,114	227,895

Total liabilities	$1,380,541	$35,534,439

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

	Six-month period ended June 30,
	2010 (predecessor)	2011 (successor)
Net revenues	$119,654	$15,464,491
Net income/(loss)	$27,116	$(27,245,635)

	Six-month period ended June 30,
	2010 (predecessor)	2011 (successor)
Net cash used in operating activities	$(11,821)	$(14,418,164)
Net cash used in investing activities	(133)	(5,776,983)
Net cash provided by financing activities	$11,754	$20,692,715

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The unaudited condensed consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP"). The results of operations for the six-month period ended June 30, 2010 and 2011 are not necessarily indicative of the results of the full years. The Group believes that the disclosures are adequate to make the information presented not misleading.

        In opinion of the management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments), which are necessary for a fair representation of financial results for the interim periods presented.

        The financial information as of December 31, 2010 presented in the unaudited condensed financial statements is derived from the Beijing Wowo Tuan's audited consolidated financial statements for the year ended December 31, 2010.

        The Group had experienced a net loss of approximately $30.4 million in the six-months ended June 30, 2011 and total deficit of approximately $10.8 million as of June 30, 2011. Based on the Group's liquidity and available cash position as of July 30, 2011 and with the additional fund raising of $18 million in connection with the issuance of Series A-2 convertible redeemable preferred shares in July 2011, the management believes the Group is able to meet in full its financial obligations as they fall due for at least the next 12 months. As a result, the accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis.

Basis of consolidation

        The unaudited condensed consolidated financial statements included the financial statements of the Company, its consolidated subsidiaries, VIEs and VIEs' subsidiaries. All inter-company transactions and balances are eliminated upon consolidation.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

        The Group primarily generates revenue from the sales of the online coupon. The Group recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured.

        For the period prior to January 2011, the Group allowed customers to claim for refunds and returns on the coupons sold if the customers found any defects or damages on goods or service after redemption of the coupon. Claims for refunds and returns during the periods prior to January, 2011 were estimated to be minimal. The amount of sales return and refund for the six-month period ended June 30, 2010 (predecessor) was nil. Hence, the criteria for revenue recognition generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to the Group; and (iii) the Group has released the electronic coupons for the agreed discounted prices to the participating users.

        For the period subsequent to January 2011, the Group has adopted new return and refund policy which offers the subscribers refunds on the coupon they have purchased, if a subscriber is not satisfied with the goods or services after redemption, or if a customer has not redeemed the coupon. Due to the short operating history of the Group, the Group is not able to reasonably estimate the amount of refunds in relation to those unused coupons. Hence, the payment received for unredeemed coupons are initially recognized as deferred revenues and are recognized as revenues when the coupons are redeemed. Deferred revenue recognized in relation to unredeemed coupons as of June 30, 2011 was $7,608,386.

        The Group, from time to time, voluntarily distributes discount coupons as sales incentives. These coupons can only be utilized in conjunction with subsequent purchases and are recorded as reduction of revenues at the time of use.

        The Group records the gross amount it receives, excluding taxes where applicable, when (i) the Group is the primary obligor in the transaction; (ii) the Group has latitude in establishing price; (iii) the Group has discretion in supplier selection. In addition, the Group recognizes revenue on a net basis when (i) the Group is not the primary obligor in the transaction; (ii) the Group collect pre-agreed fixed from the merchant clients and (iii) the merchant clients have the credit risk. The Group recognized revenue of $14,890,301 on a gross basis and $649,682 on a net basis for the six-month period ended June 30, 2011.

        Some revenue is derived from selling online advertisements and providing online platform services for group buying companies. The Company typically signs standard contracts with its advertising customers on the Company's website for a period of time. The Company recognizes revenues ratably over the period for which the advertisements are displayed and the website links are published. The Company recognized revenue of $28,221 from such services for the six-month period ended June 30, 2011.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business tax

        The Group is subject to business taxes at the rate of 5% on certain types of services and the related revenues are presented net of business taxes incurred. Business taxes deducted in arriving net revenue for the six-month period ended June 30, 2010 and 2011 totaled $2,832 and $103,713 respectively.

Rewards programs

        The Group uses various subscriber reward programs to build brand loyalty and provide subscribers with incentives to buy the offered goods and services. When subscribers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, the Group grants the subscriber credits that can be redeemed in the future. The Group accrues the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the unaudited condensed consolidated balance sheets (see Note 10 "Accrued expenses and other current liabilities") and records the corresponding offset to revenue on the statements of operations.

Cost of revenue

        Cost of revenue consists of direct costs incurred to generate the Group's revenue, primarily the agreed-upon payments to the merchants. Cost of revenue components are recorded with the associated revenue. Payments made to merchants are based on either negotiated payment schedules or the redemption of coupons by subscribers.

Use of estimates

        The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Group's unaudited condensed consolidated financial statements include useful lives and impairment for property and equipment and intangible assets, impairment of goodwill, valuation allowance for deferred tax assets, fair value of ordinary shares, share-based compensation and purchase price allocation for business acquisition. Actual results could differ from those estimates.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and term deposits, which are unrestricted as to withdrawal and use, and have original maturities of three months or less when purchased.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and equipment, net

        Property and equipment, net, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Furniture and fixtures	5 years
Computer and software	5 years
Leasehold improvement	Shorter of the term of the lease or the estimated useful lives of the assets

Acquired intangible assets, net

        Acquired intangible assets, net, with finite lives are carried at cost less accumulated amortization and impairment. Amortization of finite-lived acquired intangible assets is calculated on a straight-line basis over the shorter of the contractual terms or the expected useful lives of the acquired assets. The amortization periods by major intangible asset classes are as follows:

Trade name/domain name	10 years
User base	2 years
Operating system	3 years
Customer relationship	6 years

Impairment of intangible assets with definite life

        The Group evaluates the recoverability of its intangible assets with definite life, whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the intangible assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the excess of carrying amount over the fair value of the assets.

        The Group has determined to perform the annual impairment tests on December 31 of each year. There was no impairment loss incurred for the six-month period ended June 30, 2010 and 2011.

Impairment of goodwill

        The Group annually, or more frequently if the Group believes indicators of impairment exist, reviews the carrying value of goodwill to determine whether impairment may exist.

        Specifically, goodwill impairment is determined using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

step compares the implied fair value of the affected reporting unit's goodwill to the carrying value of that goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

        The Group has determined to perform the annual impairment tests on December 31 of each year. There was no impairment loss incurred for the six-month period ended June 30, 2010 and 2011.

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are charged to the unaudited condensed consolidated statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the unaudited condensed consolidated statements of operations.

Income taxes

        Current income taxes are provided in accordance with the laws and regulations applicable to the Company as enacted by the relevant tax authorities. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the condensed consolidated financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities.

        The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

Foreign currency translation

        The functional and reporting currency of the Company is the United States dollar ("U.S. dollars"). The financial records of the Group's subsidiaries, VIEs and VIEs' subsidiaries located in the PRC and Hong Kong are maintained in their local currencies, the Renminbi ("RMB") and Hong Kong Dollar ("HK$"), respectively, which are also the functional currencies of these entities.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling on the balance sheet date. Transactions in currencies other than the functional currency during the period are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the condensed consolidated statements of operations.

        The Company's entities with functional currency of RMB and HK$ translate their operating results and financial position into the U.S. dollars, the Group's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income/(loss).

Share-based payments

        Share-based payment awards with employees are measured based on the grant date fair value of the equity instrument issued, and recognized as compensation costs net of an estimated forfeiture rate using the straight-line method over the requisite service period, which is generally the vesting period of the options, with a corresponding impact reflected in additional paid-in capital. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or is expected to differ, from such estimate. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of share-based compensation expenses to be recognized in future periods.

        Share-based payment awards issued to non-employees, such as consultants, are measured at fair value at the earlier of the commitment date or the date the service is completed and recognized over the period the service is provided.

        Shares of acquired entities were granted to employees, who were also the selling shareholders of the acquired entities as the compensation of their future services (see Note 5 for details). Share-based payment transactions with employees are measured based on the grant date fair value of equity instrument, and recognized as compensation expenses using straight-line method over the requisite service periods.

Net income/(loss) per share

        Basic net income/(loss) per ordinary share is computed by dividing net income/(loss) attributable to ordinary shareholders of Wowo Group Limited by the weighted average number of ordinary shares outstanding during the period. Diluted net income/(loss) per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.

        The Group's convertible redeemable preferred shares are participating securities as the preferred shares participate in undistributed earnings on an as-if-converted basis. Accordingly, the Group applies the two-class method of computing net income/(loss) per share, for ordinary and preferred shares

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

according to participation rights in undistributed earnings. Under this method, undistributed net income is allocated on a pro rata basis to the ordinary and preferred shares to the extent that each class may share income for the period; whereas the undistributed net loss is allocated to ordinary shares because preferred shares are not contractually obligated to share the loss.

        Diluted net income/(loss) per ordinary share reflects the potential dilution that could occur if securities were exercised or converted into ordinary shares. The Group had convertible redeemable preferred shares and share options, which could potentially dilute basic net income/(loss) per ordinary share. To calculate the number of shares for diluted income/(loss) per share, the effect of the convertible redeemable preferred shares is computed using the as if-converted method; the effect of the share options is computed using the treasury stock method.

Beneficial conversion feature

        For convertible instruments, a beneficial conversion feature is recognized when the conversion price is less than the fair value of the ordinary share into which the instrument is converted. For convertible instruments that have a stated redemption date (such as debt and mandatorily redeemable preferred shares), the discount resulting from recording a beneficial conversion option is accreted from the date of issuance to the stated redemption date of the convertible instrument, regardless of when the earliest conversion date occurs.

        In circumstances in which the instrument is converted prior to amortization of the full amount of the discount, the remaining unamortized discount at the date of conversion is immediately recognized as interest expense or as a dividend, as appropriate.

Comprehensive income/(loss)

        Comprehensive income/(loss) includes net income (loss) and foreign currency translation adjustments. Comprehensive income/(loss) is reported in the condensed consolidated statements of changes in equity/(deficit) and comprehensive income/(loss).

Concentration of credit risk

        Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash. The Group places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

Business combinations

        Business combinations are recorded using the purchase method of accounting. The assets acquired, the liabilities assumed, and any noncontrolling interest of the acquiree at the acquisition date, if any, are measured at their fair values as of that date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any noncontrolling interests of the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Cash is the common form of the consideration paid for acquisitions. Consideration transferred in a business acquisition is measured at the fair value as at the date of acquisition.

        Where the consideration in an acquisition includes contingent consideration the payment of which depends on the achievement of certain specified conditions post-acquisition, the contingent consideration is recognized and measured at its fair value at the acquisition date and if recorded as a liability it is subsequently carried at fair value with changes in fair value reflected in the condensed consolidated statements of operations.

Fair value

        Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

        Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

  •
  Level 1-inputs are based upon quoted prices for instruments traded in active markets.

  •
  Level 2-inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based calculation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3-inputs are generally unobservable and typically reflect management's estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, cash flow models, and similar techniques.

Fair value of financial instruments

        Financial instruments include cash and cash equivalents; amounts due from/to a related party, accounts receivable and accounts payable. The carrying values of cash and cash equivalents, amounts due from/to related parties, accounts receivable and accounts payable approximate their fair values reported in the condensed consolidated balance sheets due to the short-term maturities.

        Financial assets and liabilities measured at fair value on a recurring basis include the contingent consideration payable in connection with a business acquisition (see Note 5(n)) based on Level 3 inputs.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Financial assets and liabilities measured at fair value on a non-recurring basis include acquired assets and liabilities based on Level 3 inputs in connection with the push down accounting applied to the acquisition of Beijing Wowo Tuan by Maodong and Tianqing and business acquisitions set out in Note 5.

Recently issued accounting standards not yet adopted

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Group does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

3.     UNAUDITED PRO FORMA INFORMATION

        Unaudited pro forma balance sheet information as of June 30, 2011 assumes the conversion of the Series A-1 convertible redeemable preferred shares and Series A-2 convertible redeemable preferred shares outstanding into ordinary shares using a conversion ratio of 1:1, which will result in 38,346,861 ordinary shares being issued in connection with the conversion, as if the conversion had occurred as of June 30, 2011.

        Unaudited pro forma net income/(loss) per ordinary share is not presented because the effect of the conversion of the outstanding Series A-1 convertible redeemable preferred shares and Series A-2 convertible redeemable preferred shares using conversion ratios of 1:1 would not result in any dilution to net income/(loss) applicable to ordinary shareholders and would have resulted in a pro forma net income/(loss) per ordinary share equal to the actual net income/(loss) per ordinary share for the six-month period ended June 30, 2010 and 2011.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

4.     SEGMENT INFORMATION

        The Group is mainly engaged in online group buying services throughout the PRC.

        The Group chief operating decision maker has been identified as the Chief Executive Officer, who reviews financial information of separate geographic locations based on US GAAP amounts when making decisions about allocating resources and assessing performance of the Company. The business is organized and monitored on the basis of geographic locations. This financial information is only presented at the revenue level with no allocation of direct or indirect costs. Consequently, the Group has determined that it has only one operating segment.

Geographic information

        The Group primarily operates in the PRC and substantially all of the Group's long-lived assets are located in the PRC.

5.     BUSINESS ACQUISITIONS

(a)   Acquisition of Shijiazhuang Letuaner

        On January 1, 2011, Beijing Wowo Tuan acquired 100% of online group buying service business under the domain name of www.letuaner.com ("Shijiazhuang Letuaner") from Shijiazhuang Chuanglian Technology Co., Ltd. ("Shijiazhuang Chuanglian") for a total cash consideration of $75,758 (RMB0.5 million). In conjunction with the sales and purchase agreements entered into between Beijing Wowo Tuan and the shareholders of Shijiazhuang Chuanglian relating to this acquisition, Beijing Wowo Tuan promised to transfer 49% of the equity interest of Shijiazhuang Wowo Tuan Information Technology Co., Ltd. ("Shijiazhuang Wowo Tuan"), a newly incorporated company by Beijing Wowo Tuan on February 28, 2011 for the online group buying service business of Shijiazhuang Letuaner, to the original shareholder and the key employees of Shijiazhuang Chuanglian for their continuing employment with Shijiazhuang Letuaner for the next three years from the acquisition date. The employees' ability to sell or transfer the shares is contingent upon the employee providing three years of services. Accordingly, all the related cost is considered compensation for post-combination services (see Note 15 for details).

        The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

5.     BUSINESS ACQUISITIONS (Continued)

        The purchase price for the acquisition was allocated as follows:

		Amortization period
Net tangible assets acquired	$21,494
Intangible assets:
Trade name/domain name	6,818	10 years
User base	34,697	2 years
Operating system	6,364	3 years
Goodwill	6,385

Total consideration	$75,758

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

        On July 1, 2011, Beijing Wowo Tuan and the original shareholders of Shijiazhuang Letuaner entered into a supplemental agreement to the acquisition agreements entered into in December 2010. Based on the supplemental agreement, Beijing Wowo Tuan will not transfer 49% of the interest of Shijiazhuang Wowo Tuan and will grant certain share options of the Company to the original shareholders of Shijiazhuang Letuaner with the performance condition based on the revenue and gross margin generated from the operation of Shijiazhuang Wowo Tuan for the next four years.

(b)   Acquisition of Changzhou Bangketuan

        On January 7, 2011, Beijing Wowo Tuan acquired 100% of online group buying service business under the domain name of www.bangke.com ("Changzhou Bangketuan") from Changzhou Subang Information Technology Co., Ltd. ("Changzhou Subang") for a total cash consideration of $75,758 (RMB0.5 million). In conjunction with the sales and purchase agreements entered into between Beijing Wowo Tuan and the shareholders of Changzhou Subang relating to this acquisition, Beijing Wowo Tuan promised to transfer 49% of the equity interest of Changzhou Wowo Tuan Information Technology Co., Ltd. ("Changzhou Wowo Tuan"), a newly incorporated company by Beijing Wowo Tuan on February 9, 2011 for the online group buying service business, to the original shareholders and the key employee for their continuing employment with Changzhou Bangketuan for the next three years after the acquisition date. The employees' ability to sell or transfer the shares is contingent upon the employee providing three years of services. Accordingly, all the related cost is considered compensation for post-combination services (see Note 15 for details).

        The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

5.     BUSINESS ACQUISITIONS (Continued)

        The purchase price for the acquisition was allocated as follows:

		Amortization period
Net tangible assets acquired	$5,812
Intangible assets:
Trade name/domain name	5,303	10 years
User base	11,212	2 years
Operating system	6,364	3 years
Goodwill	47,067

Total consideration	$75,758

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

        On July 18, 2011, Beijing Wowo Tuan and the original shareholders of Changzhou Bangketuan entered into a supplemental agreement to the acquisition agreements entered into in January 2011. Based on the supplemental agreement, Beijing Wowo Tuan will not transfer 49% of the interest of Changzhou Wowo Tuan and will pay cash consideration of US$154,715 (RMB1 million) to the original shareholders.

(c)   Acquisition of Wuxi Yuzhong

        On February 28, 2011, Beijing Wowo Tuan acquired 51% equity interest of Wuxi Yuzhong Internet Technology Co., Ltd. ("Wuxi Yuzhong") and paid to Wuxi Yuzhong's existing shareholders for $454,546 (RMB3 million). In addition, Beijing Wowo Tuan injected $303,030 (RMB2 million) into Wuxi Yuzhong as capital. Wuxi Yuzhong operates the group buying business in Wuxi.

        The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

5.     BUSINESS ACQUISITIONS (Continued)

        The purchase price for the acquisition was allocated as follows:

		Amortization period
Net tangible assets acquired	$186,634
Intangible assets:
Trade name/domain name	163,636	10 years
User base	19,394	2 years
Operating system	6,970	3 years
Deferred tax liabilities	(47,500)
Goodwill	1,052,078

Total	$1,381,212

Cash consideration	757,576
Fair value of 49% noncontrolling interest	$623,636

Total	$1,381,212

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

        On July 1, 2011, the remaining 49% equity interest of Wuxi Yuzhong from the original shareholders was transferred to Beijing Wowo Tuan with cash consideration of US$252,185 (RMB1.63 million) and certain share options of the Company is granted to the original shareholders for future service with the Company over the next four years.

(d)   Acquisition of Shenzhen Xunjie

        On March 1, 2011, Beijing Wowo Tuan acquired 51.2% equity interest of Shenzhen Xunjie Times Media Co., Ltd. ("Shenzhen Xunjie") by injecting $454,545 (RMB3 million) into Shenzhen Xunjie as capital. Shenzhen Xunjie operates the group buying business in Shenzhen.

        The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

5.     BUSINESS ACQUISITIONS (Continued)

        The purchase price for the acquisition was allocated as follows:

Net tangible assets acquired	$410,554
Goodwill	477,230

Total	$887,784

Cash consideration	454,545
Fair value of 48.8% noncontrolling interest	433,239

Total	$887,784

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

(e)   Acquisition of Fuzhou Baiketuan

        On April 1, 2011, Beijing Wowo Tuan acquired 100% of online group buying service business under the domain name of www.baike.com ("Fuzhou Baiketuan") from Fuzhou Fuhai Import and Export Trading Co., Ltd. ("Fuzhou Fuhai") for a total cash consideration of $45,455 (RMB0.3 million). In conjunction with the sales and purchase agreements entered into between Beijing Wowo Tuan and the shareholders of Fuzhou Fuhai relating to this acquisition, Beijing Wowo Tuan promised to transfer 49% of the interest of Fuzhou Baiketuan to the original shareholder and the key employees of Fuzhou Fuhai for their continuing employment with Fuzhou Baiketuan for the next three years after the acquisition date. The employees' ability to sell or transfer the shares is contingent upon the employee providing three years of services. Accordingly, all the related cost is considered compensation for post-combination services (see Note 15 for details).

        The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

        The purchase price for the acquisition was allocated as follows:

		Amortization period
Net tangible assets acquired	$4,015
Intangible assets:
Trade name/domain name	3,182	10 years
User base	31,818	2 years
Operating system	6,364	3 years
Goodwill	76

Total consideration	$45,455

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

5.     BUSINESS ACQUISITIONS (Continued)

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

(f)    Acquisition of Chengdu Beiguo

        On April 1, 2011, Beijing Wowo Tuan acquired 60.4% equity interest of Chengdu Beiguo Technology Co., Ltd. ("Chengdu Beiguo") and paid to Chengdu Beiguo's existing shareholders for $181,818 (RMB1.2 million). In addition, Beijing Wowo Tuan injected $242,424 (RMB1.6 million) into Chengdu Beiguo as capital. Chengdu Beiguo operates the group buying business in Chengdu.

        The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

        The purchase price for the acquisition was allocated as follows:

		Amortization period
Net tangible assets acquired	$249,707
Intangible assets:
Trade name/domain name	80,606	10 years
User base	38,182	2 years
Operating system	6,364	3 years
Deferred tax liabilities	(31,288)
Goodwill	358,817

Total	$702,388

Cash consideration	424,242
Fair value of 39.6% noncontrolling interest	$278,146

Total	$702,388

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

        On July 1, 2011, the remaining 39.6% equity interest of Chengdu Beiguo from the original shareholders was transferred to Beijing Wowo Tuan with zero consideration. In conjunction with the share transferred, certain stock options of the Company are granted to the original shareholders of Chengdu Beigou with the performance condition based on the revenue and gross margin generated from the operation of Chengdu Beiguo, for the next four years.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

5.     BUSINESS ACQUISITIONS (Continued)

(g)   Acquisition of Shanghai Yinqing

        On March 11, 2011, Beijing Wowo Tuan acquired 51% equity interest of Shanghai Yinqing Advertising Co., Ltd. ("Shanghai Yinqing") and paid to the Shanghai Yinqing's existing shareholders for $100,000 (RMB0.66 million). In addition, Beijing Wowo Tuan injected $303,030 (RMB 2 million) into Shanghai Yinqing as capital. Shanghai Yinqing operates the group buying business in Shanghai.

        The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

        The purchase price for the acquisition was allocated as follows:

Net tangible assets acquired	$391,356
Goodwill	398,899

Total	$790,255

Cash consideration	403,030
Fair value of 49% noncontrolling interest	$387,225

Total	$790,255

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

(h)   Acquisition of Kai Yi Shi Dai

        On April 1, 2011, Maodong acquired 100% equity interest of Kai Yi Shi Dai for a total cash consideration of $909,091(RMB6 million) from the original shareholders of Kai Yi Shi Dai. Kai Yi Shi Dai offers the group buying customers to access a searching platform in Beijing. As described in Note 1, the Company through its WOFE entered into a series of contractual arrangements with Ka Yi Shi Dai, the Company became the primary beneficiary of Ka Yi Shi Dai and entitled to receive the expected residual returns of Ka Yi Shi Dai. Since then, Ka Yi Shi Dai was the VIE subsidiary of the Company.

        The consideration paid by Maodong in connection with the acquisition of Kai Yi Shi Dai has been allocated to the identifiable assets and liabilities of Kai Yi Shi Dai using the fair value of those assets and liabilities and the excess has been recorded as goodwill.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

5.     BUSINESS ACQUISITIONS (Continued)

        The purchase price for the acquisition was allocated as follows:

		Amortization period
Net tangible assets acquired	$17,592
Intangible assets:
Trade name/domain name	69,697	10 years
User base	27,879	2 years
Operating system	4,697	3 years
Customer relationship	19,545	6 years
Deferred tax liabilities	(30,455)
Goodwill	800,136

Total consideration	$909,091

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

(i)    Acquisition of Langfang Wodetuan

        On April 7, 2011, Beijing Wowo Tuan acquired 100% online group buying service business under the domain name of www.wdtuan.com ("Langfang Wodetuan") from Beijing Xinhai Hudong Technology Co., Ltd. ("Xinhai Hudong") for a total cash consideration of $75,758 (RMB0.5 million). In conjunction with the sales and purchase agreements entered into between Beijing Wowo Tuan and the shareholders of Xinhai Hudong relating to this acquisition, Beijing Wowo Tuan promised to transfer 49% of the equity interest of Langfang Wowo Tuan Information Technology Co., Ltd., a newly incorporated company by Beijing Wowo Tuan on May 10, 2011, for the online group buying service business, to the original shareholder and the key employees of Xinhai Hudong for their continuing employment with Langfang Wodetuan for the next three years after the acquisition date. The employees' ability to sell or transfer the shares is contingent upon the employee providing three years of services. Accordingly, all the related cost is considered compensation for post-combination services (see Note 15 for details).

        The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

5.     BUSINESS ACQUISITIONS (Continued)

        The purchase price for the acquisition was allocated as follows:

		Amortization period
Net tangible assets acquired	$4,741
Intangible assets:
Trade name/domain name	5,303	10 years
User base	15,909	2 years
Operating system	6,364	3 years
Goodwill	43,441

Total consideration	$75,758

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

        On July 25, 2011, Beijing Wowo Tuan and the original shareholders of Langfang Wodetuan entered into a supplemental agreement to the acquisition agreements entered into in April 2011. Based on the supplemental agreement, Beijing Wowo Tuan will not transfer 49% of the interest of Langfang Wowo Tuan and will grant certain share options of the Company to the original shareholders of Langfang Wodetuan with the performance condition based on the revenue and gross margin generated from the operation of Langfang Wowo Tuan for the next four years.

(j)    Acquisition on Xiamen Shantuan

        On April 29, 2011, Beijing Wowo Tuan acquired 100% online group buying service business under the domain name of www.shantuan.com ("Xiamen Shantuan") from Xiamen Juwang Information Technology Co., Ltd. ("Xiamen Juwang") for a cash consideration of $303,030 (RMB2 million). In conjunction with the sales and purchase agreements entered into between Beijing Wowo Tuan and the shareholders of Xiamen Juwang relating to this acquisition, Beijing Wowo Tuan promised to transfer 49% of the equity interest of Xiamen Wowo Tuan Information Technology Co., Ltd. ("Xiamen Wowo"), a newly incorporated company by Beijing Wowo Tuan on July 20, 2011, for the online group buying service business, to the original shareholders and the key employee of Xiamen Juwang for their continuing employment with Xiamen Shantuan for the next three years after the acquisition date. The employees' ability to sell or transfer the shares is contingent upon the employee providing three years of services. Accordingly, all the related cost is considered compensation for post-combination services (see Note 15 for details).

        The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

5.     BUSINESS ACQUISITIONS (Continued)

        The purchase price for the acquisition was allocated as follows:

		Amortization period
Net liabilities acquired	$(10,501)
Intangible assets:
Trade name/domain name	40,909	10 years
User base	59,197	2 years
Operating system	8,288	3 years
Goodwill	205,137

Total consideration	$303,030

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

        On July 25, 2011, Beijing Wowo Tuan and the original shareholders of Xiamen Shantuan entered into a supplemental agreement to the acquisition agreements entered into in April 2011. Based on the supplemental agreement, Beijing Wowo Tuan will not transfer 49% of the interest of Xiamen Wowo Tuan and will grant certain share options of the Company to the original shareholders of Xiamen Shantuan with the performance condition based on the revenue and gross margin generated from the operation of Xiamen Wowo Tuan for the next four years.

(k)   Acquisition of Changzhou Jingcaituan

        On April 3, 2011, Beijing Wowo Tuan acquired 100% of online group buying services business under the domain name of www.niceful.com, ("Changzhou Jingcaituan") from Jiangsu Chuangcai Culture Media Co., Ltd. ("Jiangsu Chuangcai"), for a total cash consideration of $818,182 (RMB5.4 million). In conjunction with the sales and purchase agreements entered into between Beijing Wowo Tuan and the shareholders of Jiangsu Chuangcai relating to this acquisition, Beijing Wowo Tuan promised to transfer 49% interest of Changzhou Jingcaituan to the original shareholders and the key employee for their continuing employment with Changzhou Jingcaituan for the next three years after the acquisition date. The employees' ability to sell or transfer the shares is contingent upon the employee providing three years of services. Accordingly, all the related cost is considered compensation for post-combination services (see Note 15 for details).

        The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

5.     BUSINESS ACQUISITIONS (Continued)

        The purchase price for the acquisition was allocated as follows:

		Amortization period
Net tangible assets acquired	$279,261
Intangible assets:
Trade name/domain name	56,061	10 years
User base	69,545	2 years
Operating system	6,212	3 years
Goodwill	407,103

Total consideration	$818,182

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

(l)    Acquisition of Ningbo Tangtuan

        On April 15, 2011, Beijing Wowo Tuan acquired 100% of online group buying service business under the domain name of www.tomtuan.com ("Ningbo Tangtuan") from Ningbo Haishu Tangheng Trading Co., Ltd. ("Ningbo Haishu") for a total cash consideration of $303,030 (RMB2 million). In conjunction with the sales and purchase agreements entered into between Beijing Wowo Tuan and the shareholders of Ningbo Haishu relating to this acquisition, Beijing Wowo Tuan transferred 49% of the equity interest of Ningbo Wowo Tuan Information Technology Co., Ltd. ("Ningbo Wowo Tuan"), a newly incorporated company by Beijing Wowo Tuan on July 5, 2011, for the online group buying service business, to the original shareholder and the key employee of Ningbo Haishu for their continuing employment with Ningbo Tangtuan for the next three years after the acquisition date. The employees' ability to sell or transfer the shares is contingent upon the employee providing three years of services. Accordingly, all the related cost is considered compensation for post-combination services (see Note 15 for details).

        The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

5.     BUSINESS ACQUISITIONS (Continued)

        The purchase price for the acquisition was allocated as follows:

		Amortization period
Net tangible assets acquired	$3,333
Intangible assets:
Trade name/domain name	50,000	10 years
User base	31,515	2 years
Operating system	6,364	3 years
Goodwill	211,818

Total consideration	$303,030

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

(m)  Acquisition of Shaoxing Tongchenggou

        On March 25, 2011, Beijing Wowo Tuan acquired 100% of online group buying service business under the domain name of www.tomtuan.com ("Shaoxing Tongchenggou") from Shaoxing Shangyue Internet Technology Service Co., Ltd. ("Shaoxing Shangyue") for a total cash consideration of $75,758 (RMB0.5 million). In conjunction with the sales and purchase agreements entered into between Beijing Wowo Tuan and the shareholders of Shaoxing Shangyue relating to this acquisition, Beijing Wowo Tuan transferred 49% of the equity interest of Shaoxing Wowo Tuan Information Technology Co., Ltd., a newly incorporated company by Beijing Wowo Tuan on April 7, 2011, to the original shareholder and the key employee of Shaoxing Shangyue for their continuing employment with Shaoxing Tongchenggou for the next three years after the acquisition date. The employees' ability to sell or transfer the shares is contingent upon the employee providing three years of services. Accordingly, all the related cost is considered compensation for post-combination services (see Note 15 for details).

        The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

5.     BUSINESS ACQUISITIONS (Continued)

        The purchase price for the acquisition was allocated as follows:

		Amortization period
Net tangible assets acquired	$1,993
Intangible assets:
Trade name/domain name	5,303	10 years
User base	8,030	2 years
Operating system	6,364	3 years
Goodwill	54,068

Total consideration	$75,758

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

        On July 25, 2011, Beijing Wowo Tuan and the original shareholders of Shaoxing Tongchenggou entered into a supplemental agreement to the acquisition agreements entered into in March 2011. Based on the supplemental agreement, Beijing Wowo Tuan will not transfer 49% of the interest of Shaoxing Wowo Tuan and will grant certain share options of the Company to the original shareholders of Shaoxing Tongchenggou with the performance condition based on the revenue and gross margin generated from the operation of Shaoxing Wowo Tuan for the next four years.

(n)   Acquisition of Others

        In January 2011, Beijing Wowo Tuan acquired 100% interest in Hunan Tuankela, which operates the group buying business in Hunan for a total consideration of $374,242 (RMB2.47 million). In March, Hunan Wowo Tuan was set up for the business acquired, and 49% of the equity was transferred to the original holder of Hunan Tuankela.

        On February 25, 2011, Wowo HK acquired 100% of searching platform business under the domain name of www.jutuaner.com ("Shijiazhuang Jutuaner"), for a total consideration of $121,212 (RMB0.8 million), including cash of $60,606 (RMB0.4 million) and shares of Wowo HK valued at $60,606 (RMB0.4 million), to the original shareholder. In July 2011, Wowo HK transferred its interest of Shijiazhuang Jutuaner to Beijing Wowo Tuan for no consideration. On July 25, 2011, Beijing Wowo Tuan and the original shareholders of Shijiazhuang Jutuaner entered into a supplemental agreement to replace the share consideration by granting share options of the Company.

        On February 22, 2011, Beijing Wowo Tuan acquired 100% of online group buying service business under the domain name of www.zuituan.com ("Hangzhou Zuituan") from Hangzhou Tuanke Network Technology Co., Ltd. for contingent consideration of $80,303 (RMB0.53 million) which is calculated based on the pre-defined formula as stipulated in the sales and purchase agreement in connection with this acquisition subject to the achievement of the revenue to be generated from the operation of Hangzhou Zuituan for the next two years.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

5.     BUSINESS ACQUISITIONS (Continued)

        In February, March and April 2011, Beijing Wowo Tuan acquired 100% business of Hangzhou 54tuanzhang, Quanzhou Yiwantuan, Jilin Meimeituan, and Guiyang Shantuan, which operate the group buying business in Changsha, Hangzhou, Quanzhou, Jilin and Guiyang, respectively, for a total consideration of $606,060 (RMB4 million). Pursuant to the acquisition agreements, Beijing Wowo Tuan promised to transfer 49% of the interest of Hangzhou 54tuanzhang, Quanzhou Yiwantuan, Jilin Meimeituan, and Guiyang Shantuan to the original shareholders and the key employees for their continuing employment with Hangzhou 54tuanzhang, Quanzhou Yiwantuan, Jilin Meimeituan, and Guiyang Shantuan for the next three years after the acquisition date. The employees' ability to sell or transfer the shares is contingent upon the employee providing three years of services. Accordingly, all the related cost is considered compensation for post-combination services (see Note 15 for details).

        On April 14, 2011, Beijing Wowo Tuan acquired 100% business of Guilin Haoletuan, which operates the group buying business in Guilin for a total consideration of $44,318 (RMB0.2925 million).

        These transactions were considered as acquisitions of a business and accordingly the purchase method of accounting have been applied. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

        The purchase prices for these acquisitions were allocated as follows:

		Amortization period
Net tangible assets acquired	$23,882
Intangible assets:
Trade name/domain name	103,333	10 years
User base	91,939	2 years
Operating system	44,545	3 years
Goodwill	962,437

Total consideration	$1,226,136

        The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

        The tangible and intangible assets valuation for all the acquisitions described above was based on a valuation analysis prepared by the management with the assistance from an independent third-party appraiser. The valuation analysis utilizes and considers generally accepted valuation methodologies such as the income, market and cost approach. The Company has incorporated certain assumptions which include projected replacement costs.

        On July 25, 2011, Beijing Wowo Tuan and the original shareholder and key employees of Hunan Tuankela entered into supplemental agreement to the acquisition agreement entered into in January 2011. Based on the supplemental agreement, Beijing Wowo Tuan acquired the remaining 49% of Hunan Wowo Tuan with zero consideration and granted certain share options of the Company to the original shareholder and key employees of Hunan Tuankela with the performance condition based on

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

5.     BUSINESS ACQUISITIONS (Continued)

the revenue and gross margin generated from the operation of Hunan Wowo Tuan for the next four years.

        In July and August 2011, Beijing Wowo Tuan and the original shareholders of Jinan 0531tuan, Shaoxing Tongchenggou, Quanzhou Yiwantuan, Xiamen Shantuan, Shenyang 19tuan, Langfang Wodetuan and Shijiazhuang Letuaner entered into supplemental agreements to the acquisition agreements entered from December 2010 to April 2011. Based on the supplemental agreements, Beijing Wowo Tuan will not transfer 49% of the interest of the acquirees and granted certain share options of the Company to the original shareholders of the acquirees with the performance condition based on the revenue and gross margin generated from the operation of the acquirees for the next four years.

(o)   Pro forma information

        The following unaudited pro forma information summarizes the results of operations for the six-month period ended June 30, 2010 and 2011 as if the acquisitions above had occurred on January 1, 2010 and 2011, respectively. The following unaudited pro forma financial information is not necessarily indicative of the results that would have occurred had the acquisition been completed at the beginning of the periods indicated, nor is it indicative of future operating results.

	For the six-month period ended June 30,
	2010 (predecessor)	2011 (successor)
Pro forma net revenues	$2,049,724	$19,815,877
Pro forma net income/(loss) attributable to holders of ordinary shares of Wowo Group Limited	(240,088)	(30,802,760)
Pro forma net loss per ordinary share—basic	N/A	(0.10)
Pro forma net loss per ordinary share—diluted	N/A	(0.10)
Pro forma net income per Series A-1 convertible redeemable preferred shares—basic	N/A	0.07
Pro forma net income per Series A-2 convertible redeemable preferred shares—basic	N/A	0.06

        Pro forma net income/(loss) attributable to Wowo Group Limited were adjusted to include $90,127 and $71,960 of amortization cost for the intangible assets for the period six-month period ended June 30, 2010 and 2011.

        The aggregate amounts of unaudited net revenue and net loss of the acquired businesses/entities since their respective acquisition dates included in the unaudited condensed consolidated financial statements for the six month period ended June 30, 2011 were $5,589,686 and $1,325,693, respectively.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

6.     PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets consisted of the following:

	December 31, 2010 (successor)	June 30, 2011 (successor)
Advance to suppliers	$16,242	$8,028,697
Rental and other deposits	12,038	1,050,620
Advances to employees	8,372	890,642
Prepaid rental expenses	8,106	862,369
Prepaid advertisement expenses	—	474,327
Other current assets	977	246,206

	$45,735	$11,552,861

7.     PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

	December 31, 2010 (successor)	June 30, 2011 (successor)
Furniture and fixtures	$8,718	$478,086
Computer and software	96,106	3,134,631
Leasehold improvement	—	128,118

Total	104,824	3,740,835
Less: accumulated depreciation	(2,505)	(131,391)

Property and equipment, net	$102,319	$3,609,444

        Depreciation expenses for the six-month period ended June 30, 2010 and 2011 were nil and $127,376, respectively.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

8.     ACQUIRED INTANGIBLE ASSETS, NET

        Acquired intangible assets, net, consisted of the following:

	December 31, 2010 (successor)	June 30, 2011 (successor)
Trade name/domain name	$438,938	$1,050,824
User base	210,863	663,913
Operating system	11,441	129,372
Customer relationship	—	19,958

Total	661,242	1,864,067
Less: Accumulated amortization	—	(167,440)

Acquired intangible assets, net	$661,242	$1,696,627

        The amortization expenses were nil and $165,537 for the six-month period ended June 30, 2010 and 2011, respectively. The Group expects to record amortization expenses of $235,541, $483,489, $207,828, $117,460, $108,409 and $543,900 for the second half of 2011, the year of 2012, 2013, 2014, 2015 and thereafter, respectively.

9.     GOODWILL

        The change in the goodwill balance for the period ended June 30, 2011 is as follows:

Balance as of January 1, 2011	$1,840,346
Goodwill recognized in connection with acquisitions of:
Shijiazhuang Letuaner (Note 5(a))	6,385
Changzhou Bangketuan (Note 5(b))	47,067
Wuxi Yuzhong (Note 5(c))	1,052,078
Shenzhen Xunjie (Note 5(d))	477,230
Fuzhou Baiketuan (Note 5(e))	76
Chengdu Beiguo (Note 5(f))	358,817
Shanghai Yinqing (Note 5(g))	398,899
Kai Yi Shi Dai (Note 5(h))	800,136
Langfang Wodetuan (Note 5(i))	43,441
Xiamen Shantuan (Note 5(j))	205,137
Changzhou Jingcaituan (Note 5(k))	407,103
Ningbo Tangtuan (Note 5(l))	211,818
Shaoxing Tongchenggou (Note 5(m))	54,068
Others (Note 5(n))	962,437
Exchange difference	144,976

Balance as of June 30, 2011	$7,010,014

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

10.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

	December 31, 2010 (successor)	June 30, 2011 (successor)
Consideration payable in connection with business acquisitions (Note 5)	$409,091	$1,587,762
Accrued payroll and welfare	172,241	6,766,926
Advance for planned capital injection	—	8,983,291
Payable for advertisements	—	4,546,887
Other tax payable	35,628	215,361
Advance from subscribers	6,979	180,008
Accrued refunds	26,076	—
Advance from rewards to subscribers	2,326	90,588
Payable for issuance cost of Series A-2 convertible redeemable preferred shares	—	133,738
Others	57,060	81,972

Total accrued expenses and other current liabilities	$709,401	$22,586,533

        Advance for planned capital injection represents proceeds of $1,000,000 received from the potential investors by issuing Series A-2 convertible redeemable preferred shares, and cash injection of $7,983,291 to Beijing Wowo Tuan prior to June 30, 2011 and was reclassified into paid-in capital of Beijing Wowo Tuan after the capital examination received from administration of industrial and commercial in July, 2011.

        The Company experienced significant expansion during the first half year of 2011 and spent heavily on advertisement, which mainly included spending on on-line advertising by placing advertising on certain search platform and spending on off-line advertising by placing advertising in subway stations and commercial buildings.

11.   INCOME TAXES

British Virgin Islands

        Under the current BVI law, the Company is not subject to taxation.

Hong Kong

        No provision for Hong Kong Profits Tax was made for the six-month period ended June 30, 2011 on the basis that Wowo HK did not have any assessable profits arising in or derived from Hong Kong for the period.

PRC

        The Group's PRC subsidiary, VIEs and VIEs' subsidiaries were subject to PRC Enterprise Income Tax (EIT) on the taxable income in accordance with the relevant PRC income tax laws. On March 16, 2007, the National People's Congress adopted the Enterprise Income Tax Law (the "New EIT Law"),

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

11.   INCOME TAXES (Continued)

which became effective from January 1, 2008 and replaced the then-existing separate income tax laws for domestic enterprises and foreign-invested enterprises, by adopting a unified income tax rate of 25%. The PRC entities were subject to the income tax rate of 25% in the years of 2010 and 2011.

        Provision (credit) for income tax consisted of the following:

	Six-month period ended June 30,
	2010 (predecessor)	2011 (successor)
Income tax expenses:
PRC current income tax expenses	$7,873	$9,591
PRC deferred income tax benefits	—	(21,376)

Total	$7,873	$(11,785)

        The significant components of the Group's deferred tax assets and liabilities were as follows:

	December 31, 2010 (successor)	June 30, 2011 (successor)
Deferred tax assets
Current
Accrued payroll	$43,060	$1,691,732
Advertisement expenses	—	2,980,629
Deferred revenue	—	82,742

Total current deferred tax assets	43,060	4,755,103

Non-current
Net operating loss carry forwards	—	2,203,076
Total deferred tax assets		6,958,179
Less: valuation allowance	(43,060)	(6,958,179)

Net deferred tax assets	$—	$—

Deferred tax liabilities
Non-current
Acquired intangible assets	$135,114	$227,895

Total deferred tax liabilities	$135,114	$227,895

        The Group considers the following factors, among other matters, when determining whether some portion or all of the deferred tax assets will more likely than not be realized: the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carry forward periods, the Group's experience with tax attributes expiring unused and tax planning alternatives. The Group's ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the carry forward periods provided for in the tax law.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

11.   INCOME TAXES (Continued)

        The Group had net operating losses of nil and $5,914,308 from the Group's PRC entities for the six-month period ended June 30, 2010 and 2011, respectively, and would expire on various dates through 2016. The Group operates its business through its subsidiaries, its VIEs and their subsidiaries. The Group does not file consolidated or consolidated tax returns, therefore, losses from individual subsidiaries or the VIEs and their subsidiaries may not be used to offset other subsidiaries' or VIEs' earnings within the Group. Valuation allowance is considered on each individual subsidiary and VIE basis. As of December 31, 2010 and June 30, 2011, valuation allowance was $43,060 and $6,958,129, respectively, which were provided against deferred tax assets arising from net operating losses as it is considered more likely than not that the relevant deferred tax assets will not be realized in the foreseeable future.

        Reconciliation between the expense of income taxes computed by applying the PRC tax rate to income (loss) before income taxes and the actual provision of income taxes is as follows:

	Six-month period ended June 30,
	2010 (predecessor)	2011 (successor)
Net income/(loss) before provision for income taxes	$27,116	$(30,426,335)
Statutory tax rates in the PRC	25%	25%
Income tax at statutory tax rate	6,779	(7,606,584)
Expenses not deductible for tax purposes
Entertainment expenses exceeded tax limit	—	11,318
Effect of income tax rate difference in other jurisdiction	1,094	724,499
Changes of valuation allowance	—	6,858,982

Income tax expenses/(benefits)	$7,873	$(11,785)

        The EIT Law includes a provision specifying that legal entities organized outside PRC will be considered residents for Chinese income tax purposes if their place of effective management or control is within PRC. If legal entities organized outside PRC were considered residents for Chinese income tax purpose, they would become subject to the EIT Law on their worldwide income. This would cause any income legal entities organized outside PRC earned to be subject to PRC's 25% EIT. The Implementation Rules to EIT Law provide that non-resident legal entities will be considered as PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. reside within PRC.

        Pursuant to the additional guidance released by the Chinese government on April 22, 2009 and recently issued bulletin on August 3, 2011 which provide more guidance on the implementation, management does not believe that the legal entities organized outside PRC should be characterized as PRC tax residents for EIT Law purposes.

        Under the EIT Law and its implementation rules which became effective on January 1, 2008, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in PRC to its foreign investors who are non-resident enterprises are subject to a 10% withholding tax, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with PRC that provides for a

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

11.   INCOME TAXES (Continued)

different withholding arrangement. The BVI, where the Company is incorporated, does not have a tax treaty with PRC.

        There were no aggregate undistributed earnings of the Company's subsidiaries, VIEs and VIEs' subsidiaries located in the PRC available for dividend distribution. Therefore, no deferred tax liability has been accrued for the Chinese dividend withholding taxes that might be payable upon the distribution of aggregate undistributed earnings as of June 30, 2011.

        The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes. The Group has concluded that there are no significant uncertain tax positions requiring recognition in financial statements for the six-month period ended June 30, 2010 and 2011, respectively. The Group did not incur any interest and penalties related to potential underpaid income tax expenses and also does not anticipate any significant increases or decreases in unrecognized tax benefits within 12 months from December 31, 2010. The Group has no material unrecognized tax benefits which would favorably affect the effective income tax rate in future periods.

        Since January 1, 2008, the relevant tax authorities of the Group's subsidiaries, VIEs and VIEs' subsidiaries located in the PRC have not conducted a tax examination. In accordance with relevant PRC tax administration laws, tax years from 2006 to 2010 of the Group's PRC subsidiaries, VIEs and VIEs' subsidiaries, remain subject to tax audits as of June 30, 2011, at the tax authority's discretion.

12.   ORDINARY SHARES

        On January 11, 2011, the Company authorized 50,000 ordinary shares with par value of $1 per share at incorporation and such shares are not yet issued.

        On January 15, 2011, the Company increased its authorized ordinary shares from 50,000 shares to 1,928,600,536 shares and split the 1 ordinary share to 300,000,000 ordinary shares at par value of $0.00001, of which 120,000,000 shares were issued to New Field and 180,000,000 shares were issued to Maodong.

        On January 20, 2011, the Company issued 7,692,308 ordinary shares to two individual investors for an aggregate cash consideration of $2,964,930.

        On March 8, 2011, the Company issued 16,194,332 ordinary shares to an individual investor for a cash consideration of $8,006,085.

        Subsequently, the Company completed the 1 to 1 share exchange with Wowo Limited on August 4, 2011.

13.   CONVERTIBLE REDEEMABLE PREFERRED SHARES

        On April 3, 2011, the Company issued an aggregate of 5,489,604 Series A-1 Convertible Redeemable Preferred Shares ("Series A-1 Preferred Shares") to an investor at an issuance price of

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

13.   CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

$0.9108 per Series A-1 Preferred Share for total cash proceeds of $5,000,000 before issuance costs of $18,073.

        On May 25, 2011 and June 8, 2011, the Company issued 30,803,678 and 2,053,579 Series A-2 Convertible Redeemable Preferred Shares ("Series A-2 Preferred Shares") to investors at an issuance price of $0.97391 per Series A-2 Preferred Share for total cash proceeds of $30,000,000 and $2,000,000, respectively. The related issuance costs were $108,436 and $7,229, respectively and recorded in accrued expenses and other current liabilities.

        The rights, preferences, privileges and restriction granted to and imposed on the Series A-1 and A-2 Preferred Shares (collectively referred to as "Series A Preferred Shares") are as follows:

Voting rights

        Each Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares. The Preferred Shares shall generally vote together with the Ordinary Shares and not as a separate class.

        According to the Amended Memorandum and Article of Association after above issuance of Series A-1 and Series A-2 Preferred Shares, the number of directors of the board of the Company is four, including one appointed by preferred shareholders and three appointed by ordinary shareholders.

Dividends

        No dividends shall be declared or paid on the ordinary shares or any future series of Preferred Shares, unless and until a dividend in like amount is declared and paid on each outstanding Preferred Share on an as-if converted basis.

        Each holder of Series A-2 Preferred Shares shall be entitled to receive, on annual basis, preferential, non-cumulative dividends at the rate equal to the greater of (i) 8% of the Series A-2 Preferred Share Issue Price, or (ii) the dividend that would be paid with respect to the Ordinary Shares into which the Series A-2 Preferred Shares could be converted.

        After the full preferential dividends for Series A-2 Preferred Shares has been paid on all outstanding Series A-2 Preferred Shares, each holder of Series A-1 Preferred Shares shall be entitled to receive, on an annual basis, preferential, non-cumulative dividends at the rate equal to the greater of (i) 8% of the Series A-1 Preferred Share Issue Price, or (ii) the dividend that would be paid with respect to the Ordinary Shares into which the Series A-1 Preferred Shares could be converted.

        In addition to any dividend pursuant to above, the holders of Preferred Shares shall be entitled to receive on a pari passu basis, when as and if declared at the sole discretion of the Board, but only out of funds that are legally available therefor, cash dividends at the rate or in the amount as the Board considers appropriate.

Liquidation preference

        In the event of any liquidation, dissolution or winding up of the Company, each holder of Series A-2 Preferred Shares shall be entitled to receive, prior to any distribution to the holders of

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

13.   CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

Series A-1 Preferred Shares, Ordinary Shares or any other class or series of shares then outstanding, an amount per Series A-2 Preferred Share equal to 100% of Series A-2 Issue Price, plus all declared but unpaid dividends ("Series A-2 Preference Amount").

        After the full Series A-2 Preference Amount has been paid on all outstanding Series A-2 Preferred Shares, the each holder of Series A-1 Preferred Shares shall be entitled to receive, prior to any distribution to the holders of Ordinary Shares or any other class or series of shares then outstanding, an amount per Series A-1 Preferred Share equal to 100% of Series A-1 Issue Price, plus all declared but unpaid dividends ("Series A-1 Preference Amount").

        After the full Series A-2 and Series A-1 Preference Amount has been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed pro rata among the holders of Preferred Shares (on an as-converted basis) and the holders of the Ordinary Shares.

        In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be determined by the Board.

Conversion

Optional conversion

        Each holder of Preferred Shares shall have the right to convert all or any portion of the Preferred Shares into Ordinary Shares at any time. The conversion rate for the Series A Preferred Shares shall be determined by dividing the Series A Issue Price for each of the Series A Preferred Shares by its conversion price, provided that in the event of any share splits, share combinations, share dividends, recapitalizations and similar events, the initial Series A Conversion Price shall be adjusted accordingly. The initial Series A Preferred Shares Conversion Price for each of the Series A Preferred Shares shall be its Series A Issue Price.

Automatic conversion

        The Preferred Shares would automatically be converted into Ordinary Shares, at its then respective Conversion Prices, upon a Qualified IPO.

        No adjustment in the Series A Preferred Shares Conversion Price shall be made in respect of the issuance of additional ordinary shares unless the consideration per share for an additional ordinary share issued or deemed to be issued by the Company is less than the Series A Conversion Price. If the Company issues any additional ordinary shares at a subscription price less than Series A Conversion Price, the Series A Conversion Price shall be reduced to a price (to the nearest one thousandth(1/1000) of a cent) equal to the consideration per share for the additional Ordinary Shares issued.

        The conversion price will be adjusted for share dividends, subdivisions, combinations or consolidations of ordinary shares, other distributions, reclassification, exchange and substitution.

        The Company will protect the Conversion Rights of the holders of the Preferred Shares against impairment, and not amend its Memorandum and Articles of Association or through any

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

13.   CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company.

        The Group has determined that there was no embedded beneficial conversion feature attributable to the Series A-1 Preferred Shares and Series A-2 Preferred Shares because the conversion price of the preferred shares is higher than the fair value of the Group's ordinary share as of the issuance date.

Redemption rights

        In the event that (i) the Company fails to consummate a Qualified IPO within six years after the Series A-2 Original Issue Date, or (ii) there is any breach by any Group Company or any Founder of any of their representations, warranties, undertakings or other obligations, the Company shall redeem all of the Preferred Shares held by the Initiating Holders and such other holders who elect to participate in the redemption at the price per Series A Preferred Share held by such holder of Preferred Shares.

        Series A Redemption Price shall be an amount equal to:

  Series A Preferred Share Issue Price × (115%) N plus all declared but unpaid dividends thereon up to the date of redemption

  (N = a fraction the numerator of which is the number of calendar days between the Series A Original Issue Date and the date when the Series A Redemption Price has been actually paid to the holder of such Series A Preferred Share and the denominator of which is 365)

        If on the Redemption Date, the number of Preferred Shares that may then be legally redeemed by the Company is less than the number of all Preferred Shares to be redeemed, then (i) all of Series A-2 Preferred Shares required to be redeemed shall be redeemed prior to any of the Series A-1 Preferred Shares, (ii) if not all of Series A-2 Preferred Shares required to be redeemed are able to be redeemed, then the Series A-2 Preferred Shares to be redeemed shall be allocated ratably to the holders of the Series A-2 Preferred Shares in proportion to the total number of Series A-2 Preferred Shares held by each such holder of Series A-2 Preferred Shares, and then the remaining Series A-2 Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so, and (iii) once all of the Series A-2 Preferred Shares required to be redeemed have been redeemed, then the Series A-1 Preferred Shares shall be redeemed. No other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Preferred Shares requested to be redeemed and shall have paid all the applicable Redemption Price for such Preferred Shares requested to be redeemed payable.

        The Group assesses the probability of redemption and accrues proper accretion over the period from the date of issuance to the earliest redemption date of the Series A-1 Preferred Shares and Series A-2 Preferred Shares using the effective interest rate method. The Group recognized $177,790 and $427,687 as accretion of redemption premium on Series A-1 Preferred Shares and Series A-2 Preferred Shares for the six-month period ended June 30, 2011.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

14.   FAIR VALUE MEASUREMENT

  Measured at fair value on a recurring basis

        The Group's financial assets and liabilities measured at fair value on a recurring basis include the contingent consideration payable in connection with business acquisition of Hangzhou Zuituan (see Note 5(n)) and options to non-employees. The change in fair value for the six-month period ended June 30, 2011 was immaterial.

  Measured at fair value on a non-recurring basis

        The Group's financial assets and liabilities measured at fair value on a non-recurring basis include acquired assets and liabilities in connection with business acquisitions based on Level 3 inputs.

        The Group measured fair value of assets and liabilities acquired in business acquisitions and share options granted to employees and directors and executives using various valuation methods. These purchased assets and liabilities are considered Level 3 assets and liabilities because the Company used unobservable inputs, reflecting the Company's assessment of the assumptions that market participants would use in valuing these assets and liabilities (see Note 5).

15.   SHARE-BASED COMPENSATION

  Ordinary shares to directors and executives

        On January 1, 2011, Maodong and Tianqing entered into agreements to transfer 41,100,000 of their own ordinary shares of the Company, to certain directors and executives to compensate them. On April 30, 2011, in order to ensure the share percentage held by the top management remain the same before and after the issuance of Series A-1 Preferred Shares (see Note 13), Maodong further transferred his 4,024,545 ordinary shares to those directors and executives. The estimated fair value of ordinary shares was $0.006 and $0.55 on January 19, 2011 and April 30, 2011, respectively. The share-based compensation of $2,469,504 was charged to operating expenses for the six-month period ended June 30, 2011.

  Options to employees

        On February 1, 2011, the board of directors approved the Company 2011 Share Incentive Plan ("2011 Plan"). The 2011 Plan provides for the grant of options, restricted shares, and other share-based awards. The maximum number of ordinary shares that is authorized under 2011 Plan is 30,000,000 ordinary shares. Under 2011 Plan, the Group granted 14,934,170 share options to employees on February 1, 2011. The exercise price was zero for 1,300,000 share options and $0.4 per share for 13,634,170 share options, including 1,517,570 share options with performance condition based on the revenues to be achieved for the fiscal year of 2011 and 13,416,600 share options without performance condition. The Group recognized compensation cost on the share options to employees with performance condition based on the estimated probability of fulfilling the performance target and on a straight-line basis over the requisite service period. The options vest ratably over 48 months and are exercisable up to 5 years from the date of grant. The estimated fair value of the options granted was $0.182, $0.4 and $0.175 per option for 720,000 share options, 1,300,000 share options and 12,914,170 share options, respectively, on the date of grant using binomial model. The forfeiture rate of zero and 4.5% were estimated for 720,000 share options and 14,214,170 share options, respectively. The share-based compensation of $290,200 was charged to operating expenses for the six-month period ended June 30, 2011.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

15.   SHARE-BASED COMPENSATION (Continued)

        The fair value of the options granted was estimated on the date of grant with the assistance from an independent third-party appraiser, and was determined using Binomial model with the following assumptions:

	Grants on February 1, 2011
Expected volatility(1)		51%
Risk-free interest rate(2)		2.3%
Expected dividend yield(3)		nil
Exercise price(4)	nil or $	0.4
Fair value of the underlying ordinary shares(5)		$0.4

  Options to non-employees

        On February 1, 2011, the Group granted 44,000 share options with an exercise price of $0.4 per option to two consultants with terms of keeping serving the Group for at least four years. The Group recorded compensation expense of $2,017 for the six months ended June, 30, 2011. The estimated fair value of the options granted was $0.17 and $0.44 as of February 1, 2011 and June 30, 2011, respectively. The forfeiture rate of zero was used.

        The fair value of the options granted to non-employees was estimated assuming that the non-employees will continue to provide the services in exchange for earning the right to the award, with the assistance from an independent third-party appraiser, determined using Black Scholes model with the following assumptions:

	Grants on February 1, 2011	Remeasurement on June 30, 2011
Expected volatility(1)	53%	53%
Risk-free interest rate(2)	1.89%	1.66%
Expected dividend yield(3)	nil	nil
Exercise price(4)	$0.4	$0.4
Fair value of the underlying ordinary shares(5)	$0.4	$0.75

(1)
Volatility

The volatility of the underlying ordinary shares during the life of the options was estimated based on average historical volatility of comparable companies for the period before the valuation date with lengths equal to the life of the options.

(2)
Risk-free rate

Risk free rate is estimated based on yield to maturity of PRC international government bonds with maturity term close to the life of the options.

(3)
Dividend yield

The dividend yield was estimated by the Group based on its expected dividend policy over the life of the options.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

15.   SHARE-BASED COMPENSATION (Continued)

(4)
Exercise price

The exercise price of the options was determined by the Group's board of directors.

(5)
Fair value of underlying ordinary shares

The estimated fair value of the ordinary shares underlying the options as of the respective valuation dates was determined based on a contemporaneous valuation. When estimating the fair value of the ordinary shares on the valuation dates, management has considered a number of factors, including the result of a third-party appraisal and equity transactions of the Group, while taking into account standard valuation methods and the achievement of certain events. The fair value of the ordinary shares in connection with the option grants on the valuation dates was determined with the assistance from an independent third-party appraiser.

Options	Number of share options	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding as of January 1, 2011	—	—	—	—
Granted	14,978,170	$0.37	4.59	$520,000
Forfeited and expired	—	—	—	—

Outstanding as of June 30, 2011	14,978,170	$0.37	4.59	$520,000

Exercisable as of June 30, 2011	—	—	—	—

        As of June 30, 2010, there was $2,513,064 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted employees and non-employees under the 2011 Plan, which is expected to be recognized over a weighted-average period of 3.59 years.

  Shares of acquired entities granted to employees

        In acquisition of Jinan0531tuan, Shenyang19tuan, Shijiazhuang Letuaner, Changzhou Bangketuan, Fuzhou Baiketuan, Shaoxing Tongchenggou, Langfang Wodetuan, Quanzhou Yiwantuan, Jilin Meimeituan, Ningbo Tangtuan, Xiamen Shantuan and Guiyang Shantuan, Beijing Wowo Tuan promised to transfer 49% equity interest of the newly incorporated company to certain key employees for their continuing employment for the next three years from the acquisition date. Those shares will not be vested until the maturity of the three years employment. The employees' ability to sell or transfer the shares is contingent upon the employees providing three years of services. The employees' ability to sell or transfer the share is contingent upon the employee providing three years of service. After the transfer of the equity interests, the former shareholders are required to work for the acquired companies as key executives and employees of the acquired entities for a term of not less than three (3) years (vesting terms). During the vesting terms, other than to the acquired companies or any person designated by the acquired companies, the former shareholders shall not be entitled to transfer or assign the equity interests to any other parties. In addition, the former shareholders are required to pledge all the transferred equity interests to the acquired companies. The pledge shall be expired in three (3) years from the date the equity interests are transferred to former shareholders. If the employees do not provide the requisite service, the Company will exercise the repurchase right in the agreements. Accordingly, all the related cost would be considered compensation for post-combination services. At the completion of the vesting period the above share will be granted and the noncontrolling interest will be recorded. All related cost is measured based on the grant date fair value

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

15.   SHARE-BASED COMPENSATION (Continued)

of equity interests, and recognized $125,502 as compensation expenses for the six-month period ended June 30, 2011.

16.   NET INCOME/(LOSS) PER SHARE

        The calculation of the net income /(loss) per share is as follows:

	Six-month period ended June 30,
	2010 (predecessor)	2011 (successor)
Numerator used in basic and diluted net loss per share:
Net income/(loss) attributable to Wowo Group Limited	$19,243	$(29,992,054)
Accretion of redemption premium on Series A-1 Preferred Shares	—	(177,790)
Accretion of redemption premium on Series A-2 Preferred Shares	—	(427,687)

Net income/(loss) attributable to ordinary shareholders for computing basic net loss per ordinary share	19,243	(30,597,531)

Accretion of redemption premium Series A-1 Preferred
Shares	—	177,790
Net income attributable to Series A-1 preferred
Shareholders for computing basic net income per
Series A-1 Preferred Share	—	177,790
Accretion of redemption premium Series A-2 Preferred
Shares	—	427,687
Net income attributable to Series A-2 preferred
Shareholders for computing basic net income per
Series A-2 Preferred Share	—	427,687

Shares (denominator):
Weighted average ordinary shares outstanding used in computing basic net loss per ordinary share	300,000,000	317,269,456
Weighted average ordinary shares outstanding used in computing diluted net loss per ordinary share	300,000,000	317,269,456
Weighted average shares outstanding used in computing basic net income per Series A-1 Preferred Share	—	2,714,304
Weighted average shares outstanding used in computing basic net income per Series A-2 Preferred Share	—	6,594,269

Net loss per ordinary share—basic	$—	$(0.10)
Net loss per ordinary share—diluted	$—	$(0.10)
Net income per Series A-1 Preferred Share—basic	$—	$0.07
Net income per Series A-2 Preferred Share—basic	$—	$0.06

        Share options and Series A-1 and Series A-2 Preferred Shares were excluded from the computation of diluted net loss per ordinary share for the six-month period ended June 30, 2011 because their effects were anti-dilutive. For the six-month period ended June 30, 2011, such outstanding securities consisted of share options of a weighted average number of 162,710.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

17.   RELATED PARTY BALANCES AND TRANSACTIONS

        Nature of the relationships with related parties:

Name	Relationship with the Company
Beijing Baifen Tonglian Information Technology Co., Ltd. ("Lmobile")	Controlled by Mr. Maodong Xu
Beijing Baifen Online Information Technology Co., Ltd. ("Baifen Online")	Controlled by Mr. Maodong Xu
Mr. Yunming Wang	Previous shareholder of Jihe Weilai and top management of the Company
Ms. Jin Ye	Noncontrolling shareholder of Chengdu Beiguo
Mr. Wenzhong Zhang	Noncontrolling shareholder of Shanghai Yinqing

        As of December 31, 2010 and June 30, 2011, the following balances were due from/to the related parties:

	December 31, 2010 (successor)	June 30, 2011 (successor)
Amount due from Lmobile	$177,980	$147,204	(i)
Amount due from Mr. Yunming Wang	279,756	286,328	(ii)
Amount due from Ms. Jin Ye	—	77,357	(ii)
Amount due from Mr. Wenzhong Zhang	—	137,583	(iii)

Total	$457,736	$648,472

(i)
The amount represents cash prepaid to Lmobile for expenses of SMS platform.

(ii)
The amount represents cash collected by Yuming Wang and Jin Ye on behalf of the Company. This amount is expected to be received in the second half of fiscal year 2011.

(iii)
The amount represents cash collection on behalf of the Company. This amount is expected to be received in the second half of fiscal year 2011.

	December 31, 2010 (successor)	June 30, 2011 (successor)
Amount due to Mr. Yunming Wang	$2,367	$—
Amount due to Baifen Online	—	232,072	(iv)

Total	$2,367	$232,072

(iv)
The amount represents rental fee paid by Baifen Online on behalf of the Company. This amount has been paid in July 2011.

        All the amounts due from/to related parties are unsecured and non-interest bearing.

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

18.   COMMITMENTS AND CONTINGENCIES

Operating lease

        The Group leases certain office premises under non-cancellable leases. Rental expenses under operating leases for the six-month periods ended June 30, 2010 and 2011 were $8,968 and $1,875,677, respectively.

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

Six-month period ending December 31, 2011	$2,309,873
Years ending December 31:
2012	3,035,471
2013	1,953,248
2014	750,554
2015 and thereafter	63,660

Total	$8,112,806

Business tax

        The Group is subject to business taxes at the rate of 5% on certain types of services which are recorded based on the revenue recognized net of the costs of sales. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end customers, and after oral communication with local tax authority, management of the Group believes that the current payment of business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. So far the Group's business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although the Group believes that it is appropriate to pay business taxes on a net basis, the PRC tax authorities may challenge such basis of the Group's business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that the Group's business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require the Group's business taxes to be paid on the gross revenue, this would result in an increase of the Group's business tax liability, and the PRC authorities may impose late payment fees and other penalties on the Group for any unpaid business taxes.

        Pursuant to PRC individual income tax laws, when a corporation purchases equity interest from individuals, the individuals are obligated to pay individual income tax based on 20% of the capital gain from the transaction with the corporation as the withholding agent. The Group has purchased equity interests of certain entities from individual sellers. There is a possibility that if individual sellers fail to

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

18.   COMMITMENTS AND CONTINGENCIES (Continued)

meet their income tax obligations, the tax authority may require the Group who is withholding agent to pay the taxes for the sellers firstly. Based on the information currently available, the Group was unable to make a reasonable estimate of the related liability due to the uncertainty related to the outcome and amount of payment and relating penalty and interest.

19.   MAINLAND CHINA CONTRIBUTION PLAN

        Full time PRC employees of the Group are eligible to participate in a government-mandated multi-employer defined contribution plan under which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to these employees. The PRC labor regulations require the Group to accrue for these benefits based on a percentage of each employee's income. Total provisions for employee benefits were $3,917 and $3,230,875 for the six-month period ended June 30, 2010 and 2011, respectively, were reported as a component of operating expenses when incurred.

20.   STATUTORY RESERVES AND RESTRICTED NET ASSETS

        In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, the Group's subsidiaries, VIEs and VIEs' subsidiaries located in the PRC, being foreign invested enterprises established in the PRC, are required to provide for certain statutory reserves. These statutory reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund or discretionary reserve fund, and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires a minimum annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in China at each year-end); the other fund appropriations are at the subsidiaries' or the affiliated PRC entities' discretion. These statutory reserve funds can only be used for specific purposes of enterprise expansion, staff bonus and welfare, and are not distributable as cash dividends except in the event of liquidation of our subsidiaries, our affiliated PRC entities and their respective subsidiaries. The Group's subsidiaries, VIEs and VIEs' are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital. As of December 31, 2010 and June 30, 2011, none of the Group's PRC subsidiaries and VIE entities has a general reserve that reached the 50% of their registered capital threshold and therefore they will continue to allocate at least 10% of their after tax profits to the general reserve fund.

        Appropriations to the enterprise expansion reserve and the staff welfare and bonus reserve are to be made at the discretion of the board of directors of each of the Group's subsidiaries.

        The appropriation to these reserves by the Group's PRC subsidiaries and VIE entities was nil for the six-month period ended June 30, 2010 and 2011.

        As a result of these PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Group. Amounts restricted include paid-in capital and the statutory reserves of the Group's PRC subsidiaries and VIE entities. The aggregate amounts of capital and statutory reserves restricted which represented the amount of net

WOWO GROUP LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED (Continued)

FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2010 AND 2011

(In U.S. dollars, except share and share related data)

20.   STATUTORY RESERVES AND RESTRICTED NET ASSETS (Continued)

assets of the relevant subsidiaries and VIE entities in the Group not available for distribution was $12,848,302 as of June 30, 2011.

21.   SUBSEQUENT EVENTS

        The Group has evaluated events subsequent to the balance sheet date of June 30, 2011 through September 23, 2011, the date the consolidated financial statements were available to be issued.

        On July 5, 2011, the Company issued additional 18,482,206 Series A-2 Preferred Shares to investors for an aggregate purchase price of $18,000,000.

        On July 1, 2011, the remaining 49% equity interest of Wuxi Yuzhong from the original shareholders was transferred to Beijing Wowo Tuan with cash consideration of US$252,185 (RMB1.63 million) and certain share options of the Company is granted to the original shareholders for future service with the Company over the next four years.

        On July 1, 2011, the remaining 39.6% equity interest of Chengdu Beiguo from the original shareholders was transferred to Beijing Wowo Tuan with zero consideration. In conjunction with the share transferred, certain stock options of the Company are granted to the original shareholders of Chengdu Beigou with the performance condition based on the revenue and gross margin generated from the operation of Chengdu Beiguo, for the next four years.

        On July 18, 2011, Beijing Wowo Tuan and the original shareholders of Changzhou Bangketuan entered into a supplemental agreement to the acquisition agreements entered into in January 2011. Based on the supplemental agreement, Beijing Wowo Tuan will not transfer 49% of the interest of Changzhou Wowo Tuan and will pay cash consideration of US$154,715 (RMB1 million) to the original shareholders.

        On July 25, 2011, Beijing Wowo Tuan and the original shareholder and key employees of Hunan Tuankela entered into supplemental agreement to the acquisition agreement entered into in January 2011. Based on the supplemental agreement, Beijing Wowo Tuan acquired the remaining 49% of Hunan Wowo Tuan with zero consideration and granted certain share options of the Company to the original shareholder and key employees of Hunan Tuankela with the performance condition based on the revenue and gross margin generated from the operation of Hunan Wowo Tuan for the next four years.

        In July and August 2011, Beijing Wowo Tuan and the original shareholders of Jinan 0531tuan, Shaoxing Tongchenggou, Quanzhou Yiwantuan, Xiamen Shantuan, Shenyang 19tuan, Langfang Wodetuan and Shijiazhuang Letuaner entered into a supplemental agreement to the acquisition agreements entered into from December 2010 to April 2011. Based on the supplemental agreement, Beijing Wowo Tuan will not transfer 49% of the interest of the acquirees and will grant certain share options of the Company to the original shareholders of the acquirees with the performance condition based on the revenue and gross margin generated from the operation of the acquirees for the next four years.

        In anticipation of the initial public offering (the "IPO"), a holding company, Wowo Limited was established in the Cayman Islands on July 13, 2011. Wowo Limited becomes the ultimate holding company of the Company upon the completion of the 1 to 1 share exchange on August 4, 2011 with the existing shareholders of the Company for all shares of equivalent classes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO SHAREHOLDERS OF
 SHIJIAZHUANG CHUANGLIAN TECHNOLOGY CO., LTD.

        We have audited the accompanying balance sheet of Shijiazhuang Chuanglian Technology Co., Ltd. ("the Company") as of December 31, 2010 and the related statements of operations, changes in equity and comprehensive income, and cash flow for the year ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audit in accordance auditing the standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and the results of its operations and its cash flows for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
August 5, 2011

SHIJIAZHUANG CHUANGLIAN TECHNOLOGY CO., LTD

BALANCE SHEET

(In U.S. dollars)

As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$33,692
Accounts receivable	16,899
Prepaid expenses and other current assets	454,758

Total current assets	505,349

Property and equipment, net	21,495

TOTAL ASSETS	526,844

Current liabilities:
Account payable	77,750
Accrued expenses and other current liabilities	29,095

Total current liabilities	106,845

Total liabilities	106,845

Commitment and contingency (Note 8)
Shareholder's equity:
Paid-in capital	372,777
Accumulated deficit	(34,971)
Accumulated other comprehensive income	82,193

Total equity	419,999

TOTAL LIABILITIES AND EQUITY	$526,844

The accompanying notes are an integral part of this financial statement.

SHIJIAZHUANG CHUANGLIAN TECHNOLOGY CO., LTD

STATEMENT OF OPERATIONS

(In U.S. dollars)

For the year ended December 31, 2010
Net revenues	$777,774
Cost of revenues	575,425

Gross profit	202,349

Operating expenses:
Selling and marketing	87,184
General and administrative	121,407

Total operating expenses	208,591

Loss from operations	(6,242)
Interest income	1,101
Other expenses	(148)

Loss before provision for income tax	(5,289)
Provision for income tax	—

Net loss	$(5,289)

The accompanying notes are an integral part of this financial statement.

SHIJIAZHUANG CHUANGLIAN TECHNOLOGY CO., LTD

STATEMENT OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME

(In U.S. dollars)

	Paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total equity	Total comprehensive income
Balance as of January 1, 2010	$372,777	$15,882	$66,734	$455,393
Net loss	—	(5,289)	—	(5,289)	$(5,289)
Distribution to shareholder	—	(45,564)	—	(45,564)
Foreign currency translation adjustments	—	—	15,459	15,459	15,459

Balance as of December 31, 2010	$372,777	$(34,971)	$82,193	$419,999	$10,170

The accompanying notes are an integral part of this financial statement.

SHIJIAZHUANG CHUANGLIAN TECHNOLOGY CO., LTD

STATEMENT OF CASH FLOWS

(In U.S. dollars)

For the year ended December 31, 2010
Cash flows from operating activities:
Net loss	$(5,289)
Depreciation	6,345
Changes in operating assets and liabilities:
Accounts receivable	16,972
Prepaid expenses and other current assets	(27,968)
Accounts payable	(2,068)
Accrued expenses and other current liabilities	(1,838)

Net cash used in operating activities	(13,846)

Cash flows from investing activities:
Purchase of property and equipment	(10,996)

Cash used in investing activities	(10,996)

Cash flows from financing activities:
Net distribution to shareholder	(45,564)

Cash used in financing activities	(45,564)

Effect of exchange rate changes	2,860

Decrease in cash	(67,546)
Cash and cash equivalents at beginning of year	101,238

Cash and cash equivalents at end of year	$33,692

The accompanying notes are an integral part of this financial statement.

SHIJIAZHUANG CHUANGLIAN TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

        Shijiazhuang Chuanglian Technology Co., Ltd. ("Shijiazhuang Chuanglian" or "the Company"), was incorporated on October 22, 2002 in Hebei province, the People's Republic of China ("PRC"), as a limited liability company. Shijiazhuang Chuanglian is primarily engaged in hotel and restaurant booking services ("the Booking Services") since its incorporation. Starting from May 27, 2010, in addition to the Booking Services, Shijiazhuang Chuanlian commenced its operation of online group buying services relating to local e-commerce services in the foodservice, health and beauty, leisure, recreation and retail sectors in the PRC under the domain name of www.letuaner.com ("Shijiazhuang Letuaner") and thereafter, Shijiazhuang Letuaner contributed majority of the revenues and net income to the Company.

        On January 1, 2011, Beijing Wowo Tuan acquired the online group buying services business of Shijiazhuang Chuanlian (the "acquisition") for cash consideration of $75,758 (RMB0.5 million). Following the acquisition, the Booking Services continues to be operated by its original shareholder and Shijiazhuang Letuaner operated under Beijing Wowo Tuan as one of the divisions. On March 4, 2011, Beijing Wowo Tuan set up a new PRC entity, Shijiazhuang Wowo Tuan Information Technology Co., Ltd. ("Shijiazhuang Wowo Tuan") and transferred its interest in Shijiazhuang Letuaner into Shijiazhuang Wowo Tuan. Hence the accompanying financial statements are presented for the year ended December 31, 2010.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP").

Revenue recognition

        The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to the Company; and (iii) the Company has released the electronic coupons for the agreed discounted prices to the participating users. The Company records the gross amount it receives, excluding taxes where applicable, when (i) the Company is the primary obligor in the transaction; (ii) the Company has latitude in establishing price; (iii) the Company has discretion in supplier selection. In addition, the Company records revenue on a net basis when (i) the Company is not the primary obligor in the transaction; (ii) the Company collects pre-agreed fixed amount from the merchant clients and (iii) the merchant clients have the credit risk. The total return and refund amount for the year ended December 31, 2010 was $4,083.

        The Company receives commissions from the Booking Services provided to the subscribers for hotel and restaurant reservation. Commissions are recognized when the Booking Services are rendered.

SHIJIAZHUANG CHUANGLIAN TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services and the related revenues are presented net of business taxes incurred. Business tax that was deducted in arriving net revenue for the year ended December 31, 2010 was $14,351.

Rewards programs

        The Company uses various subscribers reward programs to build brand loyalty and provide subscribers with incentives to buy the offered goods and services. When subscribers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, the Company grants the subscribers credits that can be redeemed in the future. The Company accrues the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the balance sheets and records the corresponding offset to revenue on the statements of operations.

Cost of revenue

        Cost of revenue consists of direct costs incurred to generate the Company's revenue, primarily the agreed-upon payments to the merchants. Cost of revenue components are recorded with the associated revenue. Payments made to merchants are based on either negotiated payment schedules or the redemption of coupons by subscribers.

Use of estimates

        The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Company's financial statements include useful lives and impairment for property and equipment and subscribers returns and refunds. Actual results could differ from those estimates.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and term deposits, which are unrestricted as to withdrawal and use, and have original maturities of three months or less when purchased.

Property and equipment, net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Furniture and fixtures	5 years
Computer and software	5 years

SHIJIAZHUANG CHUANGLIAN TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are charged to the statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the statements of operations.

Foreign currency translation

        The functional currency of the Company is the Renminbi ("RMB").

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Company's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Comprehensive income

        Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the statements of changes in equity and comprehensive income.

Fair value of financial instruments

        Financial instruments include cash and cash equivalents and accounts payable. The carrying values of cash and cash equivalents, and accounts payable approximate their fair values reported in the balance sheet due to the short-term maturities.

Recently issued accounting standards

        In October 2009, the Financial Accounting Standards Board ("FASB") issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence ("VSOE"), vendor objective evidence ("VOE") or third-party evidence ("TPE") is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis.

SHIJIAZHUANG CHUANGLIAN TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. For nonpublic entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2011. Early application for nonpublic entities is permitted; nonpublic entities that elect early application will

SHIJIAZHUANG CHUANGLIAN TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

use the same effective date as that for public entities. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods beginning after December 15, 2010, and should be applied prospectively as of the date of adoption. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

SHIJIAZHUANG CHUANGLIAN TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

3.     PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets consisted of the following:

December 31, 2010
Amount due from a third party	$439,905
Advances to employees	12,883
Prepaid rental expenses	1,970

$454,758

        Amount due from a third party represents receivables from a third party for working capital and expenses the Company paid on behalf of a third party. This balance was unsecured, interest free and has no fixed repayment terms.

4.     PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

December 31, 2010
Furniture and fixtures	$30,866
Computer and software	49,510

Total	80,376

Less: accumulated depreciation	(58,881)

Property and equipment, net	$21,495

        Depreciation expenses for year ended December 31, 2010 was $6,345.

5.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

December 31, 2010
Advance from subscribers	$12,313
Accrued payroll and welfare	9,236
Other tax payable	7,546

$29,095

SHIJIAZHUANG CHUANGLIAN TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

6.     INCOME TAX

        The Enterprise Income Tax Law (the "New EIT Law"), effective on January 1, 2008, adopted a unified income tax rate of 25%. The Company was subject to the income tax rate of 25% in the year ended December 31, 2010.

7.     DISTRIBUTION TO SHAREHOLDER

        During the year ended December 31, 2010, the Company's shareholder collected cash of $45,564 from the customers on behalf the Company. Such amount would not be paid back to the Company and hence, it was deemed to be distribution to shareholder and recorded as a reduction to the shareholder's equity.

8.     COMMITMENT AND CONTINGENCY

Operating lease

        The Company leases certain office premises under non-cancellable leases, which will expire in 2011. Rental expense under operating leases for the year ended December 31, 2010 was $9,319.

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

Years ending December 31:
2011	$2,273
2012	—
2013	—
2014	—
2015 and thereafter	—

Total	$2,273

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services which are recorded based on the revenue recognized net of the costs of sales. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end customers, management of the Group believes that the current payment of business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. So far the Company's business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although the Company

SHIJIAZHUANG CHUANGLIAN TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

8.     COMMITMENT AND CONTINGENCY (Continued)

believes that it is appropriate to pay business taxes on a net basis, the PRC tax authorities may challenge such basis of the Company's business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that the Company's business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require the Company's business taxes to be paid on the gross revenue, this would result in an increase of the Company's business tax liability, and the PRC authorities may impose late payment fees and other penalties on the Company for any unpaid business taxes.

9.   SUBSEQUENT EVENTS

        On January 1, 2010, Beijing Wowo Tuan acquired Shijiazhuang Letuaner for a cash consideration of $75,758 (RMB0.5 million). In conjunction with the agreements, Beijing Wowo Tuan promised to transfer 49% interest of Shijiazhuang Letuaner to the original shareholder and certain key employees for their continuing employment with Shijiazhuang Letuaner for the next three years from the acquisition date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO SHAREHOLDERS OF
 CHANGZHOU BANGKETUAN

        We have audited the accompanying balance sheet of Changzhou Bangketuan ("the Company") as of December 31, 2010 and the related statements of operations, changes in deficit and comprehensive income, and cash flow for the year ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and the results of its operations and its cash flows for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
August 5, 2011

CHANGZHOU BANGKETUAN

BALANCE SHEET

(In U.S. dollars)

As of December 31, 2010
ASSETS
Property and equipment, net	$5,812

TOTAL ASSETS	5,812

Current liabilities:
Business tax payable	6,220
Income tax payable	1,292

Total current liabilities	7,512

Total liabilities	7,512

Commitment and contingency (Note 6)
Shareholder's deficit:
Paid-in capital	146,479
Accumulated deficit	(153,308)
Accumulated other comprehensive income	5,129

Total deficit	(1,700)

TOTAL LIABILITIES AND DEFICIT	$5,812

The accompanying notes are an integral part of this financial statement.

CHANGZHOU BANGKETUAN

STATEMENT OF OPERATIONS

(In U.S. dollars)

For the year ended December 31, 2010
Net revenues	$450,644
Cost of revenues	373,368

Gross profit	77,276

Operating expenses:
Selling and Marketing	26,864
General and administrative	45,369

Total operating expenses	72,233

Income from operations	5,043

Provision for income tax	1,261

Net income	$3,782

The accompanying notes are an integral part of this financial statement.

CHANGZHOU BANGKETUAN

STATEMENT OF CHANGES IN DEFICIT AND COMPREHENSIVE INCOME

(In U.S. dollars)

	Paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total deficit	Total comprehensive income
Balance as of January 1, 2010	$146,479	$—	$22	$146,501
Net income	—	3,782	—	3,782	$3,782
Distribution to shareholder	—	(157,090)	—	(157,090)	—
Foreign currency translation adjustments	—	—	5,107	5,107	5,107

Balance as of December 31, 2010	$146,479	$(153,308)	$5,129	$(1,700)	$8,889

The accompanying notes are an integral part of this financial statement.

CHANGZHOU BANGKETUAN

STATEMENT OF CASH FLOWS

(In U.S. dollars)

For the year ended December 31, 2010
Cash flows from operating activities:
Net income	$3,782
Depreciation	778
Changes in operating assets and liabilities:
Business tax payable	6,073
Income tax payable	1,261

Net cash provided by operating activities	11,894

Cash flows from investing activities:
Purchase of property and equipment	(6,452)
Amounts due from related party	146,479

Net cash used in investing activities	140,027

Cash flows from financing activities:
Net distribution to shareholder	(157,090)

Net cash used in financing activities	(157,090)

Effect of exchange rate changes	5,169

Increase in cash	—
Cash and cash equivalents at beginning of year	—

Cash and cash equivalents at end of year	$—

The accompanying notes are an integral part of this financial statement.

CHANGZHOU BANGKETUAN

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

        Changzhou Subang Information Technology Co., Ltd. ("Changzhou Subang") was incorporated on October 16, 2008 in Jiangsu province, the People's Republic of China ("PRC"), as a limited liability company. The Changzhou Subang had no operation since its inception until July 16, 2010.

        On July 16, 2010,Changzhou Subang commenced its operation of online group buying services in the foodservice, health and beauty, leisure, recreation and retail sectors under the domain name of www.bangke.com ("Changzhou Bangketuan" or "the Company") in the PRC.

        On January 7, 2011, Beijing Wowo Tuan Information Technology Co., Ltd. (Beijing Wowo Tuan) acquired the online group buying services business of Changzhou Subang (the "acquisition") for cash consideration of $75,758 (RMB0.5 million). Subsequent to the acquisition, Beijing Wowo Tuan has set up another PRC entity, Changzhou Wowo Tuan Information Technology Co., Ltd. ("Changzhou Wowo Tuan") on February 9, 2011 and transferred this online group buying services business of Changzhou Bangketuan to Changzhou Wowo Tuan. During the period between the date of the acquisition, January 7, 2011, and the establishment date of Changzhou Wowo Tuan, February 9, 2011, the business acquired by Beijing Wowo Tuan was operating under Beijing Wowo Tuan as one division.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP").

Going concern

        The financial statements have been prepared on a going concern basis because Beijing Wowo Tuan has agreed to provide adequate funds to enable the Company to meet in full its financial obligations as they fall due for the foreseeable future.

Revenue recognition

        The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to the Company; and (iii) the Company has released the electronic coupons for the agreed discounted prices to the participating users. The Company records the gross amount it receives, excluding taxes where applicable, when (i) the Company is the primary obligor in the transaction; (ii) the Company has latitude in establishing price; (iii) the Company has discretion in supplier selection. In addition, the Company records revenue on a net basis when (i) the Company is not the primary obligor in the transaction; (ii) the Company collects pre-agreed fixed amount from the merchant clients and (iii) the merchant clients have the credit risk. The total return and refund amount for the year ended December 31, 2010 was $15,710.

CHANGZHOU BANGKETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services and the related revenues are presented net of business taxes incurred. Business taxes that were deducted in arriving net revenue for the period for the year ended December 31, 2010 was $4,498.

Rewards programs

        The Company uses various subscribers reward programs to build brand loyalty and provide subscribers with incentives to buy the offered goods and services. When subscribers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, the Company grants the subscribers credits that can be redeemed in the future. The Company accrues the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the balance sheets and records the corresponding offset to revenue on the statements of operations.

Cost of revenue

        Cost of revenue consists of direct costs incurred to generate the Company's revenue, primarily the agreed-upon payments to the merchants. Cost of revenue components are recorded with the associated revenue. Payments made to merchants are based on either negotiated payment schedules or the redemption of coupons by subscribers.

Use of estimates

        The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Company's financial statements include useful lives and impairment for property and equipment and subscribers returns and refunds. Actual results could differ from those estimates.

Property and equipment, net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Furniture and fixtures	5 years
Computer and software	5 years

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are

CHANGZHOU BANGKETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

charged to the statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the statements of operations.

Foreign currency translation

        The functional currency of the Company is the Renminbi ("RMB").

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Company's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Comprehensive income

        Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the statements of changes in equity and comprehensive income.

Recently issued accounting standards

        In October 2009, the Financial Accounting Standards Board ("FASB") issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence ("VSOE"), vendor objective evidence ("VOE") or third-party evidence ("TPE") is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after

CHANGZHOU BANGKETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. For nonpublic entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2011. Early application for nonpublic entities is permitted; nonpublic entities that elect early application will use the same effective date as that for public entities. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had

CHANGZHOU BANGKETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods beginning after December 15, 2010, and should be applied prospectively as of the date of adoption. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

3.     PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

December 31, 2010
Furniture and fixtures	$1,576
Computer and software	5,033

Total	6,609
Less: accumulated depreciation	(797)

Property and equipment, net	$5,812

        Depreciation expenses for the year ended December 31, 2010 was $778.

4.     INCOME TAX

        The Enterprise Income Tax Law (the "New EIT Law"), effective on January 1, 2008, adopted a unified income tax rate of 25%. The Company was subject to the income tax rate of 25% for the year ended December 31, 2010.

CHANGZHOU BANGKETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

5.     DISTRIBUTION TO SHAREHOLDERS

        For the year ended December 31, 2010, the Company's shareholders collected cash of $157,090 from the subscribers on behalf of the company. Such amount would not be paid back to the Company and hence, it was deemed to be distribution to shareholders and recorded as a reduction to the shareholders' equity.

6.     COMMITMENT AND CONTINGENCY

Operating lease

        The Company leases certain office premises under non-cancellable leases, which will expire in 2011. Rental expenses under operating leases for the year ended December 31, 2010 was $1,519.

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

Years ending December 31:
2011	$271
2012	—
2013	—
2014	—
2015 and thereafter	—

Total	$271

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services which are recorded based on the revenue recognized net of the costs of sales. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end subscribers, management of the Company believes that the current payment of business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. So far the Company's business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although the Company believes that it is appropriate to pay business taxes on a net basis, the PRC tax authorities may challenge such basis of the Company's business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that the Company's business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require the Company's business taxes to be paid on the gross revenue, this would result in an

CHANGZHOU BANGKETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

6.     COMMITMENT AND CONTINGENCY (Continued)

increase of the Company's business tax liability, and the PRC authorities may impose late payment fees and other penalties on the Company for any unpaid business taxes.

7.     SUBSEQUENT EVENTS

        On January 7, 2011, Beijing Wowo Tuan acquired Changzhou Bangketuan for a cash consideration of $75,758 (RMB0.5 million). In conjunction with the sales and purchase agreements entered into between Beijing Wowo Tuan and the shareholders of Changzhou Subang relating to this acquisition, Beijing Wowo Tuan promised to transfer 49% of the interest of Changzhou Wowo Tuan to the orginal shareholder and the key employee for their continuing employment with Changzhou Bangketuan for the next three years after the acquisition date.

        On July 18, 2011, Beijing Wowo Tuan and the original shareholders of Changzhou Bangketuan entered into a supplemental agreement to the acquisition agreements entered into in January 2011. Based on the supplemental agreement, Beijing Wowo Tuan will not transfer 49% of the interest of Changzhou Bangketuan and will pay cash consideration of US$154,715 (RMB1 million) to the original shareholders.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO SHAREHOLDERS OF
 SHENZHEN XUNJIE TIMES MEDIA CO., LTD.

        We have audited the accompanying balance sheet of Shenzhen Xunjie Times Media Co. Ltd. ("the Company") as of December 31, 2010 and the related statements of operations, changes in equity and comprehensive loss, and cash flow for the period from May 5, 2010 (business commencement date) to December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and the results of its operations and its cash flows for the period from May 5, 2010 (business commencement date) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
August 5, 2011

SHENZHEN XUNJIE TIMES MEDIA CO., LTD.

BALANCE SHEET

(In U.S. dollars)

As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$4,295
Amount due from a related party	229,513

Total current assets	233,808

Property and equipment, net	38,081

TOTAL ASSETS	271,889

Current liabilities:
Accounts payable	102,937
Accrued expenses and other current liabilities	25,332

Total current liabilities	128,269

Total liabilities	128,269

Commitment and contingency (Note 7)
Shareholder's equity:
Paid-in capital	147,189
Accumulated deficit	(7,709)
Accumulated other comprehensive income	4,140

Total equity	143,620

TOTAL LIABILITIES AND EQUITY	$271,889

The accompanying notes are an integral part of this financial statement.

SHENZHEN XUNJIE TIMES MEDIA CO., LTD.

STATEMENT OF OPERATIONS

(In U.S. dollars)

For the period from May 5, 2010 (business commencement date) to December 31, 2010
Net revenues	$662,877
Cost of revenues	526,771

Gross profit	136,106

Operating expenses:
Selling and marketing	78,222
General and administrative	65,593

Total operating expenses	143,815

Loss before provision for income tax	(7,709)

Net loss	$(7,709)

The accompanying notes are an integral part of this financial statement.

SHENZHEN XUNJIE TIMES MEDIA CO., LTD.

STATEMENT OF CHANGES IN EQUITY AND COMPREHENSIVE LOSS

(In U.S. dollars)

	Paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total equity	Total comprehensive loss
Balance as of May 5, 2010 (business commencement date)	$—	$—	$—	$—
Capital contribution from shareholder	147,189	—	—	147,189
Net loss	—	(7,709)	—	(7,709)	$(7,709)
Foreign currency translation adjustments	—	—	4,140	4,140	4,140

Balance as of December 31, 2010	$147,189	$(7,709)	$4,140	$143,620	$(3,569)

The accompanying notes are an integral part of this financial statement.

SHENZHEN XUNJIE TIMES MEDIA CO., LTD.

STATEMENT OF CASH FLOWS

(In U.S. dollars)

For the period from May 5, 2010 (business commencement date) to December 31, 2010
Cash flows from operating activities:
Net loss	$(7,709)
Depreciation	748
Changes in operating assets and liabilities:
Accounts payable	100,496
Accrued expenses and other current liabilities	24,732

Net cash provided by operating activities	118,267

Cash flows from investing activities:
Purchase of property and equipment	(37,926)
Amount due from a related party	(224,071)

Cash used in investing activities	(261,997)

Cash flows from financing activities:
Capital contribution from shareholder	147,189

Cash provided by financing activities	147,189

Effect of exchange rate changes	836

Increase in cash	4,295
Cash and cash equivalents as of May 5, 2010 (business commencement date)	—

Cash and cash equivalents as of December 31, 2010	$4,295

The accompanying notes are an integral part of this financial statement.

SHENZHEN XUNJIE TIMES MEDIA CO., LTD.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 5, 2010

(BUSINESS COMMENCEMENT DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

        Mr. Yong Yang and Ms. Juan Shi commenced the business in 1) providing online group buying services in the foodservice, health and beauty, leisure, recreation and retail sectors in the PRC, and 2) providing agency services by introducing potential customers to 12580 platform which is an informational platform operated by China Mobile Telecommunications Group Corporation ("China Mobile") on May 5, 2010. On September 21, 2010, Mr. Yong Yang and Ms. Juan Shi established Shenzhen Xunjie Times Media Co., Ltd. ("the Company"), a limited liability company incorporated in Shenzhen, the People's Republic of China ("PRC") to operate these businesses under the Company. Hence, the accompanying financial statements are presented for the period from May 5, 2010 (business commencement date) to December 31, 2010.

        On March 1, 2011, Beijing Wowo Tuan Information Technology Co., Ltd. acquired 51.2% equity interest of Shenzhen Xunjie Times Media Co., Ltd ("the Company") by injecting $454,545 (RMB3 million) into the Company as capital.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP").

Revenue recognition

        The Company recognizes online group buying revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to the Company; and (iii) the Company has released the electronic coupons for the agreed discounted prices to the participating users. The Company records the gross amount it receives, excluding taxes where applicable, when (i) the Company is the primary obligor in the transaction; (ii) the Company has latitude in establishing price; (iii) the Company has discretion in supplier selection. In addition, the Company records revenue on a net basis when (i) the Company is not the primary obligor in the transaction; (ii) the Company collects pre-agreed fixed amount from the merchant clients and (iii) the merchant clients have the credit risk. The total return and refund amount for the period from May 5, 2010 (business commencement date) to December 31, 2010 were insignificant.

        The Company receives commissions from China Mobile for introducing customers to 12580 platform. Commissions from introducing services rendered are recognized after the customer, China Mobile and the Company sign the service agreements.

SHENZHEN XUNJIE TIMES MEDIA CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM MAY 5, 2010

(BUSINESS COMMENCEMENT DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services and the related revenues are presented net of business taxes incurred. Business tax that was deducted in arriving net revenue for the period from May 5, 2010 (business commencement date) to December 31, 2010 was $8,352.

Rewards programs

        The Company uses various subscribers reward programs to build brand loyalty and provide subscribers with incentives to buy the offered goods and services. When subscribers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, the Company grants the subscribers credits that can be redeemed in the future. The Company accrues the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the balance sheets and records the corresponding offset to revenue on the statements of operations.

Cost of revenue

        Cost of revenue consists of direct costs incurred to generate the Company's revenue, primarily the agreed-upon payments to the merchants. Cost of revenue components are recorded with the associated revenue. Payments made to merchants are based on either negotiated payment schedules or the redemption of coupons by subscribers.

Use of estimates

        The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Company's financial statements include useful lives and impairment for property and equipment, subscribers returns and refunds. Actual results could differ from those estimates.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use, and have original maturities of three months or less when purchased.

SHENZHEN XUNJIE TIMES MEDIA CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM MAY 5, 2010

(BUSINESS COMMENCEMENT DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and equipment, net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Computer and software	5 years
Leasehold improvement	Shorter of the term of the lease or the estimated useful lives of the assets

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are charged to the statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the statements of operations.

Foreign currency translation

        The functional currency of the Company is the Renminbi ("RMB").

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Company's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Comprehensive loss

        Comprehensive loss includes net loss and foreign currency translation adjustments. Comprehensive loss is reported in the statements of changes in equity and comprehensive loss.

Concentration of credit risk

        Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash. The Company places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

SHENZHEN XUNJIE TIMES MEDIA CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM MAY 5, 2010

(BUSINESS COMMENCEMENT DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair value of financial instruments

        Financial instruments include cash and cash equivalents; amount due from a related party, and accounts payable. The carrying values of cash and cash equivalents, amount due from related party, and accounts payable approximate their fair values reported in the balance sheet due to the short-term maturities.

Recently issued accounting standards

        In October 2009, the Financial Accounting Standards Board ("FASB") issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence ("VSOE"), vendor objective evidence ("VOE") or third-party evidence ("TPE") is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to

SHENZHEN XUNJIE TIMES MEDIA CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM MAY 5, 2010

(BUSINESS COMMENCEMENT DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. For nonpublic entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2011. Early application for nonpublic entities is permitted; nonpublic entities that elect early application will use the same effective date as that for public entities. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods beginning after December 15, 2010, and should be applied prospectively as of the date of adoption. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income

SHENZHEN XUNJIE TIMES MEDIA CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM MAY 5, 2010

(BUSINESS COMMENCEMENT DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

3.     PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

December 31, 2010
Computer and software	$9,443
Leasehold improvement	29,405

Total	38,848
Less: accumulated depreciation	(767)

Property and equipment, net	$38,081

        Depreciation expenses for the period from May 5, 2010 (business commencement date) to December 31, 2010 was $748.

4.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

December 31, 2010
Accrued payroll and welfare	$23,365
Other tax payable	1,967

$25,332

5.     INCOME TAX

        The Enterprise Income Tax Law (the "New EIT Law"), effective on January 1, 2008, adopted a unified income tax rate of 25%. The Company was subject to the income tax rate of 25% in the period from May 5, 2010 (business commencement date) to December 31, 2010.

SHENZHEN XUNJIE TIMES MEDIA CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM MAY 5, 2010

(BUSINESS COMMENCEMENT DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

5.     INCOME TAX (Continued)

        The significant components of the Company's deferred tax assets were as follows:

As of December 31, 2010
Deferred tax assets
Non-current
Net operating loss carry forwards	$1,927

Total deferred tax assets	1,927
Less: valuation allowance	(1,927)

Net deferred tax assets	$—

        The Company has net operating losses of $7,709 as of December 31, 2010. As of December 31, 2010, valuation allowance was $1,927 which was provided against deferred tax assets arising from net operating losses of the Company due to the uncertainty of realization.

6.     RELATED PARTY BALANCE

        Nature of the relationship with related party:

Name	Relationship with the Company
Ms. Juan Shi	Shareholder of Shenzhen Xunjie

As of December 31, 2010
Amount due from Ms. Juan Shi	$229,513	(i)

$229,513

(i)
The amount represents cash collected by Ms. Juan Shi on behalf of the Company, which is expected to be received in the year of 2011.

7.     COMMITMENT AND CONTINGENCY

Operating lease

        The Company leases certain office premises under non-cancellable leases, which will expire in 2013. Rental expenses under operating leases for the period from May 5, 2010 (business commencement date) to December 31, 2010 were $12,771.

SHENZHEN XUNJIE TIMES MEDIA CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM MAY 5, 2010

(BUSINESS COMMENCEMENT DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

7.     COMMITMENT AND CONTINGENCY (Continued)

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

Years ending December 31:
2011	$20,804
2012	20,804
2013	8,032
2014	—
2015 and thereafter	—

Total	$49,640

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services which are recorded based on the revenue recognized net of the costs of sales. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end customers, management of the Company believes that the current payment of business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. So far the Company's business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although the Company believes that it is appropriate to pay business taxes on a net basis, the PRC tax authorities may challenge such basis of the Company's business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that the Company's business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require the Company's business taxes to be paid on the gross revenue, this would result in an increase of the Company's business tax liability, and the PRC authorities may impose late payment fees and other penalties on the Company for any unpaid business taxes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO SHAREHOLDERS OF
 WUXI YUZHONG INTERNET TECHNOLOGY CO., LTD.

        We have audited the accompanying balance sheet of Wuxi Yuzhong Internet technology Co., Ltd. (the "Company") as of December 31, 2009 and 2010, and related statements of operations, changes in equity and comprehensive loss, and cash flows for the period from June 3, 2009 (inception date) to December 31, 2009 and for the year ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2010, and the results of its operations and its cash flows for the period from June 3, 2009 (inception date) to December 31, 2009 and for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
August 5, 2011

WUXI YUZHONG INTERNET TECHNOLOGY CO., LTD.

BALANCE SHEETS

(In U.S. dollars)

	As of December 31, 2009	As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$134,932	$249,197
Prepaid rental expenses	—	2,006
Amounts due from related party	—	136,079

Total current assets	134,932	387,282

Property and equipment, net	4,603	50,779

TOTAL ASSETS	139,535	438,061

Current liabilities:
Account payable	—	351,783
Accrued expenses and other current liabilities	—	47,659

Total current liabilities	—	399,442

Total liabilities	—	399,442

Commitment and contingency (Note 7)
Shareholder's equity:
Paid-in capital	146,501	146,501
Accumulated deficit	(11,425)	(110,102)
Accumulated other comprehensive income	4,459	2,220

Total equity	139,535	38,619

TOTAL LIABILITIES AND EQUITY	$139,535	$438,061

The accompanying notes are an integral part of this financial statement.

WUXI YUZHONG INTERNET TECHNOLOGY CO., LTD.

STATEMENTS OF OPERATIONS

(In U.S. dollars)

	For the period from June 3, 2009 (inception date) to December 31, 2009	For the year ended December 31, 2010
Net revenues	$—	$1,296,305
Cost of revenues	—	1,110,086

Gross profit	—	186,219

Operating expenses:
Selling and marketing	—	49,598
General and administrative	11,419	235,322

Total operating expenses	—	284,920

Loss from operations	(11,419)	(98,701)

Interest income	23	274
Other expense	(29)	(250)

Loss before income tax	(11,425)	(98,677)

Provision for income tax	—	—

Net loss	$(11,425)	$(98,677)

The accompanying notes are an integral part of this financial statement.

WUXI YUZHONG INTERNET TECHNOLOGY CO., LTD.

STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE LOSS

(In U.S. dollars)

	Paid-in capital	Accumulative deficit	Accumulated other comprehensive income/(loss)	Total equity	Total comprehensive loss
Balance as of June 3, 2009 (inception date)	$—	$—	$—	$—
Capital contribution from shareholder	146,501	—	—	146,501
Net loss	—	(11,425)	—	(11,425)	$(11,425)
Foreign currency translation adjustments	—	—	4,459	4,459	4,459

Balance as of December 31, 2009	146,501	(11,425)	4,459	139,535	(6,966)

Net loss	—	(98,677)	—	(98,677)	(98,677)
Foreign currency translation adjustments	—	—	(2,239)	(2,239)	(2,239)

Balance as of December 31, 2010	$146,501	$(110,102)	$2,220	$38,619	$(100,916)

The accompanying notes are an integral part of this financial statement.

STATEMENTS OF CASH FLOWS

(In U.S. dollars)

	For the period from June 3, 2009 to December 31, 2009	For the year ended December 31, 2010
Cash flows from operating activities:
Net loss	$(11,425)	$(98,677)
Depreciation	363	4,052
Changes in operating assets and liabilities:
Prepaid rental expenses	—	(1,958)
Accounts payable	—	343,442
Accrued expenses and other current liabilities	—	46,529

Net cash (used in) provided by operating activities	(11,062)	293,388

Cash flows from investing activities:
Purchase of property and equipment	(4,963)	(48,980)
Amount due from related party	(2)	(132,852)

Cash used in investing activities	(4,965)	(181,832)

Cash flows from financing activities:
Capital contribution from shareholder	146,501	—

Cash provided by financing activities	146,501	—

Effect of exchange rate changes	4,458	2,709
Increase in cash and cash equivalents	134,932	114,265
Cash and cash equivalents at beginning of year	—	134,932

Cash and cash equivalents at end of year	$134,932	$249,197

The accompanying notes are an integral part of this financial statement.

WUXI YUZHONG INTERNET TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JUNE 3, 2009 (INCEPTION DATE)

TO DECEMBER 31, 2009

AND FOR THE YEAR ENDED DECEMBER 31,2010

(In U.S. dollars)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

        Wuxi Yuzhong Internet Technology Co., Ltd. ("the Company") was incorporated in Wuxi, the People's Republic of China ("PRC"), as a limited liability company on June 3, 2009 (inception date).

        The Company, which commenced its operation in April 2010, is principally engaged in the provision of online group buying services in the foodservice, health and beauty, leisure, recreation and retail sectors in the PRC.

        On February 28, 2011, Beijing Wowo Tuan acquired 51% equity interest of the Company and paid to the Company's existing shareholders for $303,030(RMB2 million). In addition, Beijing Wowo Tuan injected $454,546(RMB3 million) into the Company as capital. Wuxi Yuzhong became the subsidiary of Beijing Wowo Tuan from the date of acquisition. The accompanying financial statements are presented for the period from June 3, 2009 (inception date) to December 31, 2009 and for the year ended December 31, 2010.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP").

        obligations as they fall due for the foreseeable future.

Revenue recognition

        The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to the Company; and (iii) the Company has released the electronic coupons for the agreed discounted prices to the participating users. The Company records the gross amount it receives, excluding taxes where applicable, when (i) the Company is the primary obligor in the transaction; (ii) the Company has latitude in establishing price; (iii) the Company has discretion in supplier selection, otherwise, the Company records revenue on a net basis. The total return and refund amount for the period from June 3, 2009 (inception date) to December 31, 2009 and for the year ended December 31, 2010 was nil and $9,975, respectively.

Business tax

        The Company is subject to business taxes at the rate of 5.5% on certain types of services and the related revenues are presented net of business taxes incurred. Business tax that was deducted in arriving net revenue for the period from June 3, 2009 (inception date) to December 31, 2009 and year ended December 31, 2010 were nil and $10,942, respectively.

WUXI YUZHONG INTERNET TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JUNE 3, 2009 (INCEPTION DATE)

TO DECEMBER 31, 2009

AND FOR THE YEAR ENDED DECEMBER 31,2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Rewards programs

        The Company uses various subscribers reward programs to build brand loyalty and provide subscribers with incentives to buy the offered goods and services. When subscribers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, the Company grants the subscribers credits that can be redeemed in the future. The Company accrues the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the balance sheets and records the corresponding offset to revenue on the statements of operations.

Cost of revenue

        Cost of revenue consists of direct costs incurred to generate the Company's revenue, primarily the agreed-upon payments to the merchants. Cost of revenue components are recorded with the associated revenue. Payments made to merchants are based on either negotiated payment schedules or the redemption of coupons by subscribers.

Use of estimates

        The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Company's financial statements include useful lives and impairment for property and equipment, subscribers returns and refunds. Actual results could differ from those estimates.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use, and have original maturities of three months or less when purchased.

Property and equipment, net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Furniture and fixtures	5 years
Computer and software	3 years

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are

WUXI YUZHONG INTERNET TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JUNE 3, 2009 (INCEPTION DATE)

TO DECEMBER 31, 2009

AND FOR THE YEAR ENDED DECEMBER 31,2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

charged to the statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the statements of operations.

Foreign currency translation

        The functional currency of the Company is the Renminbi ("RMB").

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Company's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Comprehensive loss

        Comprehensive loss includes net loss and foreign currency translation adjustments. Comprehensive loss is reported in the statements of changes in equity and comprehensive income.

Concentration of credit risk

        Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash. The Company places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

Fair value of financial instruments

        Financial instruments include cash and cash equivalents; amount due from a related party, and accounts payable. The carrying values of cash and cash equivalents, amount due from related parties, and accounts payable approximate their fair values reported in the balance sheet due to the short-term maturities.

Recently issued accounting standards

        In October 2009, the Financial Accounting Standards Board ("FASB") issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best

WUXI YUZHONG INTERNET TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JUNE 3, 2009 (INCEPTION DATE)

TO DECEMBER 31, 2009

AND FOR THE YEAR ENDED DECEMBER 31,2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

estimate of selling price for individual elements of an arrangement when vendor specific objective evidence ("VSOE"), vendor objective evidence ("VOE") or third-party evidence ("TPE") is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may

WUXI YUZHONG INTERNET TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JUNE 3, 2009 (INCEPTION DATE)

TO DECEMBER 31, 2009

AND FOR THE YEAR ENDED DECEMBER 31,2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. For nonpublic entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2011. Early application for nonpublic entities is permitted; nonpublic entities that elect early application will use the same effective date as that for public entities. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods beginning after December 15, 2010, and should be applied prospectively as of the date of adoption. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

WUXI YUZHONG INTERNET TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JUNE 3, 2009 (INCEPTION DATE)

TO DECEMBER 31, 2009

AND FOR THE YEAR ENDED DECEMBER 31,2010

(In U.S. dollars)

3.     PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

	December 31, 2009	December 31, 2010
Furniture and fixtures	$—	$11,168
Computer and software	4,966	39,478
Leasehold improvement	—	4,196

Total	4,966	54,842
Less: accumulated depreciation	(363)	(4,063)

Property and equipment, net	$4,603	$50,779

        Depreciation expenses for the period from June 3, 2009 (date of inception) to December 31, 2009 and the year ended December 31, 2010 were $363 and $4,052, respectively.

4.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

	December 31, 2009	December 31, 2010
Accrued payroll and welfare	$—	$42,695
Other tax payable	—	4,207
Other payable	—	757

	$—	$47,659

5.     INCOME TAXES

        The Enterprise Income Tax Law (the "New EIT Law"), effective on January 1, 2008, adopted a unified income tax rate of 25%. The Company was subject to the income tax rate of 25% in the period from June 3, 2009 (inception date) to December 31, 2009 and the year ended December 31, 2010. No income tax expenses were recognized in the period from June 3, 2009 (inception date) to December 31, 2009 and the year ended December 31, 2010 as the Company had incurred operating loss for both periods.

WUXI YUZHONG INTERNET TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JUNE 3, 2009 (INCEPTION DATE)

TO DECEMBER 31, 2009

AND FOR THE YEAR ENDED DECEMBER 31,2010

(In U.S. dollars)

5.     INCOME TAXES (Continued)

        The significant components of the Group's deferred tax assets were as follows:

	December 31, 2009	December 31, 2010
Deferred tax assets
Non-current
Net operating loss carry forwards	$2,856	$24,669

Total deferred tax assets	2,856	24,669

Valuation allowance	(2,856)	(24,669)

Net deferred tax assets	$—	$—

        The Company had net operating losses of $11,425 and $98,677 as of December 31, 2009 and 2010, respectively. As of December 31, 2009 and 2010, valuation allowance were $2,856 and $24,669, respectively, which was provided against deferred tax assets arising from net operating losses of the Company due to the uncertainty of realization.

6.     RELATED PARTY BALANCE

Name	Relationship with the Company
Mr. Liheng Liu	Shareholder of Wuxi Yuzhong Internet technology Co., Ltd.

	December 31, 2009	December 31, 2010
Amount due from Mr. Liheng Liu	$—	$136,079	(i)

	$—	$136,079

(i)
The amount represents cash collected by Mr. Liheng Liu on behalf of the Company.

7.     COMMITMENT AND CONTINGENCY

Operating lease

        The Company leases certain office premises under non-cancellable leases, which will expire in 2013. Rental expense under operating leases for the period from June 3, 2009 (inception date) to December 31, 2009 and for the year ended December 31, 2010 was nil and $22,157, respectively.

WUXI YUZHONG INTERNET TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JUNE 3, 2009 (INCEPTION DATE)

TO DECEMBER 31, 2009

AND FOR THE YEAR ENDED DECEMBER 31,2010

(In U.S. dollars)

7.     COMMITMENT AND CONTINGENCY (Continued)

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

        Years ending December 31:

2011	$28,955
2012	7,091
2013	5,318
2014	—
2015 and thereafter	—

Total	$41,364

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services which are recorded based on the revenue recognized net of the costs of sales. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end customers, management of the Company believes that the current payment of business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. So far the Company's business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although the Company believes that it is appropriate to pay business taxes on a net basis, the PRC tax authorities may challenge such basis of the Company's business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that the Company's business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require the Company's business taxes to be paid on the gross revenue, this would result in an increase of the Company's business tax liability, and the PRC authorities may impose late payment fees and other penalties on the Company for any unpaid business taxes.

8.     SUBSEQUENT EVENT

        On July 1, 2011, 49% equity interest of Wuxi Yuzhong from the original shareholders was transferred to Beijing Wowo Tuan with cash consideration of US$252,185 (RMB1.63 million) and certain stock options of its parent's company to be issued to the original shareholders for future service with the Company over the next four years.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO SHAREHOLDERS OF
 CHENGDU BEIGUO TECHNOLOGY CO., LTD

        We have audited the accompanying balance sheet of Chengdu Beiguo Technology Co., Ltd. ("the Company") as of December 31, 2010 and the related statements of operations, changes in equity and comprehensive income, and cash flow for the period from August 20, 2010 (inception date) to December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and the results of its operations and its cash flows for the period from August 20, 2010 (inception date) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
August 5, 2011

CHENGDU BEIGUO TECHNOLOGY CO., LTD

BALANCE SHEET

(In U.S. dollars)

As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$2,284
Prepaid expenses and other current assets	32,076
Amount due from related party	295,142

Total current assets	329,502

TOTAL ASSETS	329,502

Current liabilities:
Account payable	152,775
Accrued expenses and other current liabilities	9,893
Income tax payable	22,769

Total current liabilities	185,437

Total liabilities	185,437

Commitments and contingencies (Note 7)
Shareholder's equity:
Paid-in capital	75,284
Retained earnings	66,687
Accumulated other comprehensive income	2,094

Total equity	144,065

TOTAL LIABILITIES AND EQUITY	$329,502

The accompanying notes are an integral part of this financial statement.

CHENGDU BEIGUO TECHNOLOGY CO., LTD

STATEMENT OF OPERATIONS

(In U.S. dollars)

For the period from August 20, 2010 (inception date) to December 31, 2010
Net revenues	$1,121,553
Cost of revenues	970,857

Gross profit	150,696

Operating expenses:
Selling and marketing	12,923
General and administrative	48,857

Total operating expenses	61,780
Income from operations	88,916

Income before provision for income tax	88,916

Provision for income tax	22,229

Net income	$66,687

The accompanying notes are an integral part of this financial statement.

CHENGDU BEIGUO TECHNOLOGY CO., LTD

STATEMENT OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME

(In U.S. dollars)

	Paid-in capital	Retained earnings	Accumulated other comprehensive income	Total equity	Total comprehensive income
Balance as of August 20, 2010 (inception date)	$—	$—	$—	$—
Capital contribution from shareholder	75,284	—	—	75,284
Net income	—	66,687	—	66,687	$66,687
Foreign currency translation adjustments	—	—	2,094	2,094	2,094

Balance as of December 31, 2010	$75,284	$66,687	$2,094	$144,065	$68,781

The accompanying notes are an integral part of this financial statement.

CHENGDU BEIGUO TECHNOLOGY CO., LTD

STATEMENT OF CASH FLOWS

(In U.S. dollars)

For the period from August 20, 2010 (inception date) to December 31, 2010
Cash flows from operating activities:
Net income	$66,687
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(31,315)
Accounts payable	149,152
Accrued expenses and other current liabilities	9,658
Income tax payable	22,229

Net cash provided by operating activities	216,411

Cash flows from investing activities:
Amount due from related party	(288,144)

Cash used in investing activities	(288,144)

Cash flows from financing activities:
Capital contribution by shareholder	75,284

Net cash provided by financing activities	75,284

Effect of exchange rate changes	(1,267)

Increase in cash	2,284
Cash and cash equivalents as of August 20, 2010 (inception date)	—

Cash and cash equivalents as of December 31, 2010	$2,284

The accompanying notes are an integral part of this financial statement.

CHENGDU BEIGUO TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 20, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

        Chengdu Beiguo Technology Co., Ltd ("the Company") was incorporated in Chengdu, the People's Republic of China ("PRC"), as a limited liability company on August 20, 2010.

        The Company is principally engaged in operating the online group buying services in the foodservice, health and beauty, leisure, recreation and retail sectors in the PRC on August 20, 2010.

        On April 1, 2011, Beijing Wowo Tuan acquired 60.4% equity interest of the Company and paid to the Company's existing shareholders for $196,969 (RMB1.3 million). In addition, Beijing Wowo Tuan injected $227,273 (RMB1.5 million) into the Company as capital. Chengdu Beiguo became the subsidiary of Beijing Wowo Tuan from the date of acquisition. The accompanying financial statements are presented for the period from August 20, 2010 (inception date) to December 31, 2010.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP").

Revenue recognition

        The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to the Company; and (iii) the Company has released the electronic coupons for the agreed discounted prices to the participating users. The Company records the gross amount it receives, excluding taxes where applicable, when (i) the Company is the primary obligor in the transaction; (ii) the Company has latitude in establishing price; (iii) the Company has discretion in supplier selection. In addition, the Company records revenue on a net basis when (i) the Company is not the primary obligor in the transaction; (ii) the Company collects pre-agreed fixed amount from the merchant clients and (iii) the merchant clients have the credit risk. The total return and refund amount for the period from August 20, 2010 (inception date) to December 31, 2010 were insignificant.

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services and the related revenues are presented net of business taxes incurred. Business taxes that were deducted in arriving net revenue for the period from August 20, 2010 (inception date) to December 31, 2010 was $8,984.

Rewards programs

        The Company uses various subscribers reward programs to build brand loyalty and provide subscribers with incentives to buy the offered goods and services. When subscribers perform qualifying

CHENGDU BEIGUO TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 20, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

acts, such as providing a referral to a new subscriber or participating in promotional offers, the Company grants the subscribers credits that can be redeemed in the future. The Company accrues the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the balance sheets and records the corresponding offset to revenue on the statements of operations.

Cost of revenue

        Cost of revenue consists of direct costs incurred to generate the Company's revenue, primarily the agreed-upon payments to the merchants. Cost of revenue components are recorded with the associated revenue. Payments made to merchants are based on either negotiated payment schedules or the redemption of coupons by subscribers.

Use of estimates

        The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Company's financial statements include useful lives and impairment for property and equipment, subscribers returns and refunds. Actual results could differ from those estimates.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use, and have original maturities of three months or less when purchased.

Property and equipment, net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Furniture and fixtures	5 years
Computer and software	5 years

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are charged to the statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the statements of operations.

CHENGDU BEIGUO TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 20, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign currency translation

        The functional currency of the Company is the Renminbi ("RMB").

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Company's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Comprehensive income

        Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the statements of changes in equity and comprehensive income.

Concentration of credit risk

        Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash. The Company places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

Fair value of financial instruments

        Financial instruments include cash and cash equivalents; amount due from a related party, and accounts payable. The carrying values of cash and cash equivalents, amount due from related parties, and accounts payable approximate their fair values reported in the balance sheet due to the short-term maturities.

Recently issued accounting standards

        In October 2009, the Financial Accounting Standards Board ("FASB") issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence ("VSOE"), vendor objective evidence ("VOE") or third-party evidence ("TPE") is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The

CHENGDU BEIGUO TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 20, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. For nonpublic entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2011.

CHENGDU BEIGUO TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 20, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Early application for nonpublic entities is permitted; nonpublic entities that elect early application will use the same effective date as that for public entities. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods beginning after December 15, 2010, and should be applied prospectively as of the date of adoption. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

3.     PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets consisted of the following:

December 31, 2010
Prepaid expenses	$31,818
Rental deposit	258

$32,076

CHENGDU BEIGUO TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 20, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

4.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

December 31, 2010
Advance from subscribers	$909
Other tax payable	8,984

$9,893

5.     INCOME TAX

        The Enterprise Income Tax Law (the "New EIT Law"), effective on January 1, 2008, adopted a unified income tax rate of 25%. The Company was subject to the income tax rate of 25% in the period from August 20, 2010 (inception date) to December 31, 2010.

6.     RELATED PARTY BALANCE

        Nature of the relationship with related party:

Name	Relationship with the Company
Ms. Jin Ye	Shareholder of Chengdu Beiguo

As of December 31, 2010
Amount due from Ms. Jin Ye	$295,142	(i)

$295,142

(i)
The amount represents cash collected by Ms. Jin Ye on behalf of the Company.

7.     COMMITMENT AND CONTINGENCY

Operating lease

        The Company leases certain office premises under non-cancellable leases, which will expire in 2012. Rental expenses under operating leases for the period from August 20, 2010 (inception date) to December 31, 2010 was $2,933.

CHENGDU BEIGUO TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 20, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

7.     COMMITMENT AND CONTINGENCY (Continued)

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

Years ending December 31:
2011	$5,094
2012	2,161
2013	—
2014	—
2015 and thereafter	—

Total	$7,255

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services which are recorded based on the revenue recognized net of the costs of sales. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end customers, management of the Company believes that the current payment of business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. So far the Company's business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although the Company believes that it is appropriate to pay business taxes on a net basis, the PRC tax authorities may challenge such basis of the Company's business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that the Company's business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require the Company's business taxes to be paid on the gross revenue, this would result in an increase of the Company's business tax liability, and the PRC authorities may impose late payment fees and other penalties on the Company for any unpaid business taxes.

8.     SUBSEQUENT EVENT

        On July 1, 2011, 39.6% equity interest of Chengdu Beiguo from the original shareholders was transferred to Beijing Wowo Tuan. As consideration, 150,000 stock options of its parent's company will be issued to the original shareholders for future service with the Company over the next four years.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO SHAREHOLDERS OF
 FUZHOU BAIKETUAN

        We have audited the accompanying balance sheet of Fuzhou Baiketuan ("the Company") as of December 31, 2010 and the related statements of operations, changes in deficit and comprehensive income, and cash flow for the year ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and the results of its operations and its cash flows for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
August 5, 2011

FUZHOU BAIKETUAN

BALANCE SHEET

(In U.S. dollars)

As of December 31, 2010
ASSETS
Property and equipment, net	7,535

TOTAL ASSETS	7,535

Current liabilities:
Accrued expenses and other current liabilities	7,815
Income tax payables	1,222

Total current liabilities	9,037

Total liabilities	9,037

Commitment and contingency (Note 7)
Shareholder's deficit:
Paid-in capital	73,806
Accumulated deficit	(77,347)
Accumulated other comprehensive income	2,039

Total deficit	(1,502)

TOTAL LIABILITIES AND DEFICIT	$7,535

The accompanying notes are an integral part of this financial statement.

FUZHOU BAIKETUAN

STATEMENT OF OPERATION

(In U.S. dollars)

For the year ended December 31, 2010
Net revenues	$285,361
Cost of revenues	236,950

Gross profit	48,411

Operating expenses:
Selling and marketing	11,597
General and administrative	32,042

Total operating expenses	43,639
Income from operations	4,772

Provision for income tax	1,193

Net income	$3,579

The accompanying notes are an integral part of this financial statement.

FUZHOU BAIKETUAN

STATEMENT OF CHANGES IN DEFICIT AND COMPREHENSIVE INCOME

(In U.S. dollars)

	Paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total deficit	Total comprehensive income
Balance as of January 1, 2010	$73,806	$—	$(556)	$73,250
Net income	—	3,579	—	3,579	$3,579
Distribution to shareholder		(80,926)		(80,926)
Foreign currency translation adjustments	—	—	2,595	2,595	2,595

Balance as of December 31, 2010	$73,806	$(77,347)	$2,039	$(1,502)	$6,174

The accompanying notes are an integral part of this financial statement.

FUZHOU BAIKETUAN

STATEMENT OF CASH FLOWS

(In U.S. dollars)

For the year ended December 31, 2010
Cash flows from operating activities:
Net income	$3,579
Depreciation	868
Changes in operating assets and liabilities:
Accrued expenses and other current liabilities	7,629
Income tax payables	1,193

Net cash provided by operating activities	13,269

Cash flows from investing activities:
Purchase of property and equipment	(8,224)
Amount due from shareholder	73,961

Cash used in investing activities	65,737

Cash flows from financing activities:
Net distribution to shareholder	(80,926)

Net cash provided by financing activities	(80,926)

Effect of exchange rate changes	1,920
Increase in cash	—
Cash and cash equivalents at beginning of year	—

Cash and cash equivalents at end of year	$—

The accompanying notes are an integral part of this financial statement.

FUZHOU BAIKETUAN

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

        Fuzhou Fuhai Import and Export Trading Co., Ltd. ("Fuzhou Fuhai"), which was incorporated on July 15, 2009 in Fujian province the People's Republic of China ("PRC"), as a limited liability company. Fuzhou Fuhai had no operation since inception until August 11, 2010.

        On August 11, 2010, Fuzhou Fuhai commenced its operation of online group buying services in the foodservice, health and beauty, leisure, recreation and retail sectors under the domain name of www.baiket.com ("Fuzhou Baiketuan", or "the Company") in the PRC.

        On April 1, 2011, Beijing Wowo Tuan acquired the online group buying services business of Fuzhou Fuhai for cash consideration of $45,455 (RMB0.3 million) and this online group buying services business was operating under Beijing Wowo Tuan as one division starting from the acquisition date, March 18, 2011.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP").

Going concern

        The financial statements have been prepared on a going concern basis because Beijing Wowo Tuan has agreed to provide adequate funds to enable the Company to meet in full its financial obligations as they fall due for the foreseeable future.

Revenue recognition

        The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to the Company; and (iii) the Company has released the electronic coupons for the agreed discounted prices to the participating users. The Company records the gross amount it receives, excluding taxes where applicable, when (i) the Company is the primary obligor in the transaction; (ii) the Company has latitude in establishing price; (iii) the Company has discretion in supplier selection. In addition, the Company records revenue on a net basis when (i) the Company is not the primary obligor in the transaction; (ii) the Company collects pre-agreed fixed amount from the merchant clients and (iii) the merchant clients have the credit risk. The total return and refund amount for the year ended December 31, 2010 were $4,619.

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services and the related revenues are presented net of business taxes incurred. Business taxes that was deducted in arriving net revenue for the year ended December 31, 2010 was $2,818.

FUZHOU BAIKETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Rewards programs

        The Company uses various subscribers reward programs to build brand loyalty and provide subscribers with incentives to buy the offered goods and services. When subscribers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, the Company grants the subscribers credits that can be redeemed in the future. The Company accrues the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the balance sheets and records the corresponding offset to revenue on the statements of operations.

Cost of revenue

        Cost of revenue consists of direct costs incurred to generate the Company's revenue, primarily the agreed-upon payments to the merchants. Cost of revenue components are recorded with the associated revenue. Payments made to merchants are based on either negotiated payment schedules or the redemption of coupons by subscribers.

Use of estimates

        The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Company's financial statements include useful lives and impairment for property and equipment and subscribers returns and refunds. Actual results could differ from those estimates.

Property and equipment, net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Furniture and fixtures	5 years
Computer and software	5 years

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are charged to the statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the statements of operations.

Foreign currency translation

        The functional currency of the Company is the Renminbi ("RMB").

FUZHOU BAIKETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Company's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Comprehensive income

        Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the statements of changes in deficit and comprehensive income.

Recently issued accounting standards

        In October 2009, the Financial Accounting Standards Board ("FASB") issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence ("VSOE"), vendor objective evidence ("VOE") or third-party evidence ("TPE") is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

FUZHOU BAIKETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. For nonpublic entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2011. Early application for nonpublic entities is permitted; nonpublic entities that elect early application will use the same effective date as that for public entities. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods

FUZHOU BAIKETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

beginning after December 15, 2010, and should be applied prospectively as of the date of adoption. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

3.     PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

December 31, 2010
Furniture and fixtures	$1,455
Computer and software	6,970

Total	8,425
Less: accumulated depreciation	(890)

Property and equipment, net	$7,535

        Depreciation expenses for the year ended December 31, 2010 was $868.

4.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

December 31, 2010
Accrued payroll and welfare	$4,929
Other tax payable	2,886

$7,815

FUZHOU BAIKETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

5.     INCOME TAX

        The Enterprise Income Tax Law (the "New EIT Law"), effective on January 1, 2008, adopted a unified income tax rate of 25%. The Group was subject to the income tax rate of 25% for the year ended December 31, 2010.

6.     DISTRIBUTION TO SHAREHOLDERS

        For the year ended December 31, 2010, the Company's shareholders collected cash of $80,926 from the subscribers on behalf of the Company. Such amount would not be paid back to the Company and hence, it was deemed to be distribution to shareholders and recorded as a reduction to the shareholders' equity.

7.     COMMITMENT AND CONTINGENCY

Operating lease

        The Company leases certain office premises under non-cancellable leases, which will expire in 2012. Rental expenses under operating leases for the year ended December 31, 2010 was $3,698.

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

Years ending December 31:
2011	$12,573
2012	5,177
2013	—
2014	—
2015 and thereafter	—

Total	$17,750

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services which are recorded based on the revenue recognized net of the costs of sales. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end customers, management of the Company believes that the current payment of business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. So far the Company's business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although the Company believes that it is appropriate to pay business taxes on a net basis, the PRC tax

FUZHOU BAIKETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010

(In U.S. dollars)

7.     COMMITMENT AND CONTINGENCY (Continued)

authorities may challenge such basis of the Company's business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that the Company's business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require the Company's business taxes to be paid on the gross revenue, this would result in an increase of the Company's business tax liability, and the PRC authorities may impose late payment fees and other penalties on the Company for any unpaid business taxes.

8.     SUBSEQUENT EVENTS

        On April 1, 2011, Beijing Wowo Tuan acquired Fuzhou Baiketuan for a cash consideration of $45,455 (RMB0.3 million). In conjunction with the sales and purchase agreements entered into between Beijing Wowo Tuan and the shareholders of Fuzhou Fuhai relating to this acquisition, Beijing Wowo Tuan promised to transfer 49% of the interest of Fuzhou Baiketuan to the key employee for his continuing employment with Fuzhou Baiketuan for the next three years after the acquisition date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO SHAREHOLDERS OF
 SHANGHAI YINQING ADVERTISING CO., LTD

        We have audited the accompanying balance sheet of Shanghai Yinqing Advertising Co., Ltd ("the Company") as of December 31, 2009 and 2010, and the related statements of operations, changes in deficit and comprehensive loss, and cash flow for the years ended December 31, 2009 and 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2010 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2010, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
August 5, 2011

SHANGHAI YINQING ADVERTISING CO., LTD

BALANCE SHEETS

(In U.S. dollars)

	December 31,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$36,834	$102,450
Prepaid expenses and other current assets	113,527	265,242
Amounts due from related parties	117,747	388,050

TOTAL ASSETS	268,108	755,742

Property, plant and equipment, net	33,341	25,479

Total assets	301,449	781,221

Current liabilities:
Accounts payable	12,952	296,569
Accrued expenses and other current liabilities	79,788	130,621
Amount due to related party	545,787	1,006,361

Total current liabilities	638,527	1,433,551

TOTAL LIABILITIES	638,527	1,433,551

Contingency (Note 8)
Shareholder's deficit:
Paid-in capital	60,410	60,410
Accumulated deficit	(410,474)	(706,987)
Accumulated other comprehensive income/(loss)	12,986	(5,753)

Total deficit	(337,078)	(652,330)

TOTAL LIABILITIES AND DEFICIT	$301,449	$781,221

The accompanying notes are an integral part of these financial statements.

SHANGHAI YINQING ADVERTISING CO., LTD

STATEMENTS OF OPERATIONS

(In U.S. dollars)

	Years ended December 31,
	2009	2010
Net revenues	$298,482	$1,231,737
Cost of revenues	181,351	935,110

Gross profit	117,131	296,627

Operating expenses:
Selling and marketing	191,530	313,363
General and administrative	300,404	279,777

Total operating expenses	491,934	593,140

Loss from operations	(374,803)	(296,513)

Provision for income tax	—	—

Net loss	$(374,803)	$(296,513)

The accompanying notes are an integral part of these financial statements.

SHANGHAI YINQING ADVERTISING CO., LTD

STATEMENTS OF CHANGES IN DEFICIT AND COMPREHENSIVE LOSS

(In U.S. dollars)

	Paid-in capital	Accumulated deficit	Accumulated other comprehensive income/(loss)	Total deficit	Total comprehensive loss
Balance as of January 1, 2009	$60,410	$(35,671)	$325	$25,064
Net loss	—	(374,803)	—	(374,803)	$(374,803)
Foreign currency translation adjustments	—	—	12,661	12,661	12,661

Balance as of December 31, 2009	60,410	(410,474)	12,986	(337,078)	(362,142)

Net loss	—	(296,513)	—	(296,513)	(296,513)
Foreign currency translation adjustments	—	—	(18,739)	(18,739)	(18,739)

Balance as of December 31, 2010	$60,410	$(706,987)	$(5,753)	$(652,330)	$(315,252)

The accompanying notes are an integral part of these financial statements.

SHANGHAI YINQING ADVERTISING CO., LTD

STATEMENTS OF CASH FLOWS

(In U.S. dollars)

	Years ended December 31,
	2009	2010
Cash flows from operating activities:
Net loss	$(374,803)	$(296,513)
Depreciation	4,003	8,391
Changes in operating assets and liabilities:
Accounts receivable	6,923	—
Prepaid expenses and other current assets	(12,347)	(144,324)
Accounts payable	(50,493)	276,459
Accrued expenses and other current liabilities	72,742	46,961

Cash used in operating activities	(353,975)	(109,026)

Cash flows from investing activities:
Purchase of property and equipment	(37,327)	(4,323)

Cash used in investing activities	(37,327)	(4,323)

Cash flows from financing activities:
Amounts due from related parties	(117,684)	(259,960)
Amount due to related party	545,499	431,416

Net cash provided by financing activities	427,815	171,456

Effect of exchange rate changes	19	7,509

Increase in cash	36,532	65,616
Cash and cash equivalents at beginning of year	302	36,834

Cash and cash equivalents at end of year	$36,834	$102,450

The accompanying notes are an integral part of these financial statements.

SHANGHAI YINQING ADVERTISING CO., LTD

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010

(In U.S. dollars)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

        Shanghai Yinqing Advertising Co., Ltd ("the Company") was incorporated on January 18, 2004 in Shanghai, the People's Republic of China ("PRC"), as a limited liability company.

        The Company is engaged in 1) providing online group buying services in the foodservice, health and beauty, leisure, recreation and retail sectors in the PRC, and 2) providing agency services by introducing potential customers to 12580 platforms which is an informational platform operated by China Mobile Telecommunications Group Corporation ("China Mobile").

        In March 2011, Beijing Wowo Tuan acquired 51% equity interest of the Company and paid to the Company's existing shareholders for $100,000 (RMB0.66 million). In addition Beijing Wowo Tuan injected $303,030 (RMB2 million) into the Company as capital. Shanghai Yinqing became the subsidiary of Beijing Wowo Tuan from the date of acquisition. The accompanying financial statements are presented for the years ended December 31, 2009 and 2010.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP").

Going concern

        The financial statements have been prepared on a going concern basis because Beijing Wowo Tuan has agreed to provide adequate funds to enable the Company to meet in full its financial obligations as they fall due for the foreseeable future.

Revenue recognition

        The Company recognizes online group buying revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to the Company; and (iii) the Company has released the electronic coupons for the agreed discounted prices to the participating users. The Company records the gross amount it receives, excluding taxes where applicable, when (i) the Company is the primary obligor in the transaction; (ii) the Company has latitude in establishing price; (iii) the Company has discretion in supplier selection. In addition, the Company records revenue on a net basis when (i) the Company is not the primary obligor in the transaction; (ii) the Company collects pre-agreed fixed amount from the merchant clients and (iii) the merchant clients have the credit risk. The total return and refund amount for the years ended December 31, 2009 and 2010 were insignificant.

        The Company receives commissions from China Mobile for introducing customers to 12580 platform. Commissions from introducing services rendered are recognized after the customer, China Mobile and the Company have signed the service agreements.

SHANGHAI YINQING ADVERTISING CO., LTD

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services and the related revenues are presented net of business taxes incurred. Business taxes that were deducted in arriving net revenue for the years ended December 31, 2009 and 2010 were $27,726 and $68,794, respectively.

Rewards programs

        The Company uses various subscribers reward programs to build brand loyalty and provide subscribers with incentives to buy the offered goods and services. When subscribers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, the Company grants the subscribers credits that can be redeemed in the future. The Company accrues the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the balance sheets and records the corresponding offset to revenue on the statements of operations.

Cost of revenue

        Cost of revenue consists of direct costs incurred to generate the Company's revenue, primarily the agreed-upon payments to the merchants. Cost of revenue components are recorded with the associated revenue. Payments made to merchants are based on either negotiated payment schedules or the redemption of coupons by subscribers.

Use of estimates

        The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Company's financial statements include useful lives and impairment for property and equipment, subscribers returns and refunds. Actual results could differ from those estimates.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use, and have original maturities of three months or less when purchased.

SHANGHAI YINQING ADVERTISING CO., LTD

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and equipment, net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Computer and software	5 years
Leasehold improvement	Shorter of the term of the lease or the estimated useful lives of the assets

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are charged to the statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the statements of operations.

Foreign currency translation

        The functional currency of the Company is the Renminbi ("RMB").

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Company's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Comprehensive loss

        Comprehensive loss includes net loss and foreign currency translation adjustments. Comprehensive loss is reported in the statements of changes in deficit and comprehensive loss.

Concentration of credit risk

        Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash. The Company places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

SHANGHAI YINQING ADVERTISING CO., LTD

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair value of financial instruments

        Financial instruments include cash and cash equivalents; amount due from/to related parties, and accounts payable. The carrying values of cash and cash equivalents, amount due from/to related parties, and accounts payable approximate their fair values reported in the balance sheet due to the short-term maturities.

Recently issued accounting standards

        In October 2009, the Financial Accounting Standards Board ("FASB") issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence ("VSOE"), vendor objective evidence ("VOE") or third-party evidence ("TPE") is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also

SHANGHAI YINQING ADVERTISING CO., LTD

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

permitted. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. For nonpublic entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2011. Early application for nonpublic entities is permitted; nonpublic entities that elect early application will use the same effective date as that for public entities. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods beginning after December 15, 2010, and should be applied prospectively as of the date of adoption. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of

SHANGHAI YINQING ADVERTISING CO., LTD

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

3.     PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets consisted of the following:

	As of December 31
	2009	2010
Advances to employees	$15,898	$2,910
Advances to suppliers	4,249	213,200
Prepaid advertising expense	—	31,917
Short-term deposit	69,078	17,215
Other receivables	24,302	—

Total	$113,527	$265,242

4.     PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

	As of December 31
	2009	2010
Computer and software	$30,180	$27,362
Leasehold improvement	7,166	10,854

Total	37,346	38,216

Less: accumulated depreciation	(4,005)	(12,737)

Property and equipment, net	$33,341	$25,479

        Depreciation expenses for the years ended December 31, 2009 and 2010 were $4,003 and $8,391, respectively.

SHANGHAI YINQING ADVERTISING CO., LTD

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010

(In U.S. dollars)

5.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

	As of December 31
	2009	2010
Accrued payroll and welfare	$31,759	$23,485
Advance from subscribers	31,423	61,605
Other tax payable	16,606	31,403
Other payables	—	14,128

Total	$79,788	$130,621

6.     INCOME TAX

        The Enterprise Income Tax Law (the "New EIT Law"), effective on January 1, 2008, adopted a unified income tax rate of 25%. The Company was subject to the income tax rate of 25% in the years ended December 31, 2009 and 2010. No income tax expense was recognized for the years ended December 31, 2009 and 2010 as the Company incurred operating loss for both years.

	December 31, 2009	December 31, 2010
Deferred tax assets
Non-current
Net operating loss carry forwards	$102,619	$176,747

Total deferred tax assets	102,619	176,747

Valuation allowance	(102,619)	(176,747)

Net deferred tax assets	$—	$—

        The Company had net operating losses of $410,474 and $706,987 as of December 31, 2009 and 2010, respectively. As of December 31, 2009 and 2010, valuation allowance were $102,619 and $176,747, respectively, which was provided against deferred tax assets arising from net operating losses of the Company due to the uncertainty of realization.

SHANGHAI YINQING ADVERTISING CO., LTD

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010

(In U.S. dollars)

7.     RELATED PARTY BALANCE

	December 31,
	2009	2010
Amount due from related parties (i)	$117,747	$388,050

Total	$117,747	$388,050

Amount due to related party (ii)	$545,787	$1,006,361

Total	$545,787	$1,006,361

(i)
The amount represents expenses paid by the Company on behalf of its affiliated entities. The balance was interest free, unsecured and has no fixed repayment terms.

(ii)
The amount represents the unsecured, interest-free loan from Shenzhen Huihai and was repayable on demand.

8.     CONTINGENCY

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services which are recorded based on the revenue recognized net of the costs of sales. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end customers, management of the Company believes that the current payment of business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. So far the Company's business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although the Company believes that it is appropriate to pay business taxes on a net basis, the PRC tax authorities may challenge such basis of the Company's business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that the Company's business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require the Company's business taxes to be paid on the gross revenue, this would result in an increase of the Company's business tax liability, and the PRC authorities may impose late payment fees and other penalties on the Company for any unpaid business taxes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO SHAREHOLDERS OF
 BEIJING KAIYISHIDAI NETWORK AND TECHNOLOGY CO., LTD.

        We have audited the accompanying balance sheet of Beijing Kaiyishidai Network and Technology Co., Ltd. ("the Company") as of December 31, 2010 and the related statements of operations, changes in equity and comprehensive income, and cash flow for the period from September 27, 2010 (inception date) to December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and the results of its operations and its cash flows for the period from September 27, 2010 (inception date) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
August 5, 2011

BEIJING KAIYISHIDAI NETWORK AND TECHNOLOGY CO., LTD.

BALANCE SHEET

(In U.S. dollars)

As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$118,512

Total current assets	118,512

Property and equipment, net	6,344

TOTAL ASSETS	124,856

Current liabilities:
Accrued expenses and other current liabilities	103,606
Income tax payable	1,525

Total current liabilities	105,131

Total liabilities	105,131

Commitment and contingency (Note 6)
Shareholder's equity:
Paid-in capital	14,945
Retained earnings	4,465
Accumulated other comprehensive income	315

Total equity	19,725

TOTAL LIABILITIES AND EQUITY	$124,856

The accompanying notes are an integral part of this financial statement.

BEIJING KAIYISHIDAI NETWORK AND TECHNOLOGY CO., LTD.

STATEMENT OF OPERATIONS

(In U.S. dollars)

For the period from September 27, 2010 (inception date) to December 31, 2010
Net revenues	$65,210
Cost of revenues	22,265

Gross profit	42,945

Operating expenses:
Selling and marketing	14,797
General and administrative	22,195

Total operating expenses	36,992

Income from operations	5,953

Provision for income tax	1,488

Net income	$4,465

The accompanying notes are an integral part of this financial statement.

BEIJING KAIYISHIDAI NETWORK AND TECHNOLOGY CO., LTD

STATEMENT OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME

(In U.S. dollars)

	Paid-in capital	Retained earnings	Accumulated other comprehensive income	Total equity	Total comprehensive income
Balance as of September 27, 2010
(inception date)	$—	$—	$—	$—
Capital contribution from shareholder	14,945	—	—	14,945
Net income	—	4,465	—	4,465	$4,465
Foreign currency translation adjustments	—	—	315	315	315

Balance as of December 31, 2010	$14,945	$4,465	$315	$19,725	$4,780

The accompanying notes are an integral part of this financial statement.

BEIJING KAIYISHIDAI NETWORK AND TECHNOLOGY CO., LTD

STATEMENT OF CASH FLOWS

(In U.S. dollars)

For the period from September 27, 2010 (inception date) to December 31, 2010
Cash flows from operating activities:
Net income	$4,465
Depreciation	61
Changes in operating assets and liabilities:
Accrued expenses and other current liabilities	101,150
Income tax payable	1,488

Net cash provided by operating activities	107,164

Cash flows from investing activities:
Purchase of property and equipment	(6,255)

Net cash used in investing activities	(6,255)

Cash flows from financing activities:
Capital contribution by shareholders	14,945

Net cash provided by financing activities	14,945

Effect of exchange rate changes	2,658

Increase in cash	118,512
Cash and cash equivalents as of September 27, 2010 (inception date)	—

Cash and cash equivalents as of December 31, 2010	$118,512

The accompanying notes are an integral part of this financial statement.

BEIJING KAIYISHIDAI NETWORK AND TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM SEPTEMBER 27, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

        Beijing Kaiyishidai Network and Technology Co., Ltd. ("the Company") was incorporated on September 27, 2010 in Beijing, the People's Republic of China ("PRC"), as a limited liability company.

        The Company is principally engaged in providing online advertising and online platform services for group buying companies in the PRC.

        On April 1, 2011, Mr. Maodong Xu acquired 100% equity interest of Beijing Kaiyishidai Network and Technology Co., Ltd. for cash consideration of $909,091 (RMB6 million).

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP").

Revenue recognition

        The Company's revenue is derived from selling online advertisements and providing online platform services for group buying companies. The Company typically signs standard contracts with its advertising customers on the Company's website for a period of time. The Company recognizes revenues ratably over the period for which the advertisements are displayed and the website links are published.

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services and the related revenues are presented net of business taxes incurred. Business tax that was deducted in arriving net revenue for the period from September 27, 2010 to December 31, 2010 was $3,795.

Cost of revenue

        Cost of revenue consists of direct costs incurred to generate the Company's revenue which are primarily the operating cost in relation to maintaining the online platform, designing the advertisements and publishing information.

Use of estimates

        The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Company's financial statements include useful lives and impairment for property and equipment and subscriber returns and refunds. Actual results could differ from those estimates.

BEIJING KAIYISHIDAI NETWORK AND TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM SEPTEMBER 27, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use, and have original maturities of three months or less when purchased.

Property and equipment, net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Furniture and fixtures	5 years
Computer and software	5 years

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are charged to the statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the statements of operations.

Foreign currency translation

        The functional currency of the Company is the Renminbi ("RMB").

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Company's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Comprehensive income

        Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the statements of changes in equity and comprehensive income.

BEIJING KAIYISHIDAI NETWORK AND TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM SEPTEMBER 27, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of credit risk

        Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash. The Company places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

Fair value of financial instruments

        Financial instruments include cash and cash equivalents. The carrying values of cash and cash equivalents approximate their fair values reported in the balance sheet due to the short-term maturities.

Recently issued accounting standards

        In October 2009, the Financial Accounting Standards Board ("FASB") issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence ("VSOE"), vendor objective evidence ("VOE") or third-party evidence ("TPE") is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a

BEIJING KAIYISHIDAI NETWORK AND TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM SEPTEMBER 27, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. For nonpublic entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2011. Early application for nonpublic entities is permitted; nonpublic entities that elect early application will use the same effective date as that for public entities. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods beginning after December 15, 2010, and should be applied prospectively as of the date of adoption.

BEIJING KAIYISHIDAI NETWORK AND TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM SEPTEMBER 27, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

3.     PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

December 31, 2010
Furniture and fixtures	$1,780
Computer and software	$4,627

Total	6,407
Less: accumulated depreciation	(63)

Property and equipment, net	$6,344

        Depreciation expenses for the period from September 27, 2010 (inception date) to December 31, 2010 was $61.

BEIJING KAIYISHIDAI NETWORK AND TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM SEPTEMBER 27, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

4.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

December 31, 2010
Short term deposit	$99,350
Accrued payroll and welfare	368
Other tax payable	3,888

Total	$103,606

5.     INCOME TAX

        The Enterprise Income Tax Law (the "New EIT Law"), effective on January 1, 2008, adopted a unified income tax rate of 25%. The Company was subject to the income tax rate of 25% in the period from September 27, 2010 (inception date) to December 31, 2010.

6.     COMMITMENT AND CONTINGENCY

Operating lease

        The Company leases certain office premises under non-cancellable leases, which will expire in 2011. Rental expense under operating leases for the period from September 27, 2010 to December 31, 2010 was $6,139.

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

Years ending December 31:
2011	$5,547
2012	—
2013	—
2014	—
2015 and thereafter	—

Total	$5,547

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services which are recorded based on the revenue recognized net of the costs of sales. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions

BEIJING KAIYISHIDAI NETWORK AND TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM SEPTEMBER 27, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

6.     COMMITMENT AND CONTINGENCY (Continued)

which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end customers, management of the Company believes that the current payment of business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. So far the Company's business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although the Company believes that it is appropriate to pay business taxes on a net basis, the PRC tax authorities may challenge such basis of the Company's business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that the Company's business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require the Company's business taxes to be paid on the gross revenue, this would result in an increase of the Company's business tax liability, and the PRC authorities may impose late payment fees and other penalties on the Company for any unpaid business taxes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO SHAREHOLDERS OF
 CHANGZHOU JINGCAITUAN

        We have audited the accompanying balance sheet of Changzhou Jingcaituan ("the Company") as of December 31, 2010 and the related statements of operations, changes in equity and comprehensive income, and cash flow for the period from August 2, 2010 (inception date) to December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and the results of its operations and its cash flows for the period from August 2, 2010 (inception date) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
August 5, 2011

CHANGZHOU JINGCAITUAN

BALANCE SHEET

(In U.S. dollars)

As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$38,360
Prepaid expenses and other current assets	172,883

Total current assets	211,243

Property and equipment, net	51,084

TOTAL ASSETS	262,327

Current liabilities:
Accrued expenses and other current liabilities	22,480
Income tax payable	7,425

Total current liabilities	29,905

Total liabilities	29,905

Commitment and contingency (Note 8)
Shareholder's equity:
Paid-in capital	295,247
Accumulated deficit	(71,136)
Accumulated other comprehensive income	8,311

Total equity	232,422

TOTAL LIABILITIES AND EQUITY	$262,327

The accompanying notes are an integral part of this financial statement.

CHANGZHOU JINGCAITUAN

STATEMENT OF OPERATIONS

(In U.S. dollars)

For the period from August 2, 2010 (inception date) to December 31, 2010
Net revenues	$1,245,805
Cost of revenues	1,114,373

Gross profit	131,432

Operating expenses:
Selling and marketing	41,068
General and administrative	61,603

Total operating expenses	102,671

Income from operations	28,761
Interest income	233

Income before provision for income tax	28,994

Provision for income tax	7,248

Net income	$21,746

The accompanying notes are an integral part of this financial statement.

CHANGZHOU JINGCAITUAN

STATEMENT OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME

(In U.S. dollars)

	Paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total equity	Total comprehensive income
Balance as of August 2, 2010 (inception date)	$—	$—	$—	$—
Capital contribution from shareholder	295,247	—	—	295,247
Net income	—	21,746	—	21,746	$21,746
Distribution to shareholder	—	(92,882)	—	(92,882)
Foreign currency translation adjustments	—	—	8,311	8,311	8,311

Balance as of December 31, 2010	$295,247	$(71,136)	$8,311	$232,422	$30,057

The accompanying notes are an integral part of this financial statement.

CHANGZHOU JINGCAITUAN

STATEMENT OF CASH FLOWS

(In U.S. dollars)

For the period from August 2, 2010 (inception date) to December 31, 2010
Cash flows from operating activities:
Net income	$21,746
Depreciation	1,936
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(168,783)
Accrued expenses and other current liabilities	21,948
Income tax payable	7,248

Net cash used in operating activities	(115,905)

Cash flows from investing activities:
Purchase of property and equipment	(51,808)

Cash used in investing activities	(51,808)

Cash flows from financing activities:
Capital injection from shareholders	295,247
Net distribution to shareholders	(92,882)

Net cash provided by financing activities	202,365

Effect of exchange rate changes	3,708

Increase in cash	38,360
Cash and cash equivalents as of August 2, 2010 (inception date)	—

Cash and cash equivalents as of December 31, 2010	$38,360

The accompanying notes are an integral part of this financial statement.

CHANGZHOU JINGCAITUAN

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM AUGUST 2, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

        Jiangsu Chuangcai Culture Media Co., Ltd. ("Jiangsu Chuangcai") which was incorporated on August 2, 2010 in Changzhou, the People's Republic of China ("PRC"), as a limited liability company. Jiangsu Changcai was engaged principally in providing online group buying services in the foodservice, health and beauty, leisure, recreation and retail sectors under domain name of www.niceful.com ("Changzhou Jingcaituan" or "the Company") in the PRC.

        On April 3, 2011, Beijing Wowo Tuan Information Technology Co., Ltd. (Beijing Wowo Tuan) acquired the online group buying services business of Jiangsu Chuangcai for cash consideration of $818,182 (RMB5.4 million) and such business acquired was operating under Beijing Wowo Tuan as one division. The accompanying financial statements are presented for the period from August 2, 2010 (inception date) to December 31, 2010.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP").

Revenue recognition

        The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to the Company; and (iii) the Company has released the electronic coupons for the agreed discounted prices to the participating users. The Company records the gross amount it receives, excluding taxes where applicable, when (i) the Company is the primary obligor in the transaction; (ii) the Company has latitude in establishing price; (iii) the Company has discretion in supplier selection. In addition, the Company records revenue on a net basis when (i) the Company is not the primary obligor in the transaction; (ii) the Company collects pre-agreed fixed amount from the merchant clients and (iii) the merchant clients have the credit risk. The total return and refund amount for the period from August 2, 2010 to December 31, 2010 was $5,915.

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services and the related revenues are presented net of business taxes incurred. Business taxes that was deducted in arriving net revenue for the period from August 2, 2010 to December 31, 2010 was $7,649.

Rewards programs

        The Company uses various subscribers reward programs to build brand loyalty and provide subscribers with incentives to buy the offered goods and services. When subscribers perform qualifying

CHANGZHOU JINGCAITUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 2, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

acts, such as providing a referral to a new subscriber or participating in promotional offers, the Company grants the subscribers credits that can be redeemed in the future. The Company accrues the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the balance sheets and records the corresponding offset to revenue on the statements of operations.

Cost of revenue

        Cost of revenue consists of direct costs incurred to generate the Company's revenue, primarily the agreed-upon payments to the merchants. Cost of revenue components are recorded with the associated revenue. Payments made to merchants are based on either negotiated payment schedules or the redemption of coupons by subscribers.

Use of estimates

        The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Company's financial statements include useful lives and impairment for property and equipment and subscribers returns and refunds. Actual results could differ from those estimates.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use, and have original maturities of three months or less when purchased.

Property and equipment, net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Furniture and fixtures	5 years
Computer and software	5 years
Vehicles	5 years

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are charged to the statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the statements of operations.

CHANGZHOU JINGCAITUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 2, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign currency translation

        The functional currency of the Company is the Renminbi ("RMB").

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Company's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Comprehensive income

        Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the statements of changes in equity and comprehensive income.

Recently issued accounting standards

        In October 2009, the Financial Accounting Standards Board ("FASB") issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence ("VSOE"), vendor objective evidence ("VOE") or third-party evidence ("TPE") is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods

CHANGZHOU JINGCAITUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 2, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. For nonpublic entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2011. Early application for nonpublic entities is permitted; nonpublic entities that elect early application will use the same effective date as that for public entities. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments

CHANGZHOU JINGCAITUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 2, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods beginning after December 15, 2010, and should be applied prospectively as of the date of adoption. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

3.     PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets consisted of the following:

December 31, 2010
Advance to a third party	$96,159
Prepaid service fee	75,758
Prepaid rental expenses	966

$172,883

CHANGZHOU JINGCAITUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 2, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

4.     PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

December 31, 2010
Furniture and fixtures	$7,069
Computer and software	35,089
Vehicles	10,909

Total	53,067
Less: accumulated depreciation	(1,983)

Property and equipment, net	$51,084

        Depreciation expenses for the period from August 2, 2010 to December 31, 2010 was $1,936.

5.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

December 31, 2010
Other tax payable	$7,835
Accrued payroll and welfare	14,645

$22,480

6.     INCOME TAX

        The Enterprise Income Tax Law (the "New EIT Law"), effective on January 1, 2008, adopted a unified income tax rate of 25%. The Group was subject to the income tax rate of 25% in the period from August 2, 2010 to December 31, 2010.

7.     DISTRIBUTION TO SHAREHOLDERS

        During the period from August 2, 2010 to December 31, 2010, the Company's shareholders collected cash of $92,882 from the subscribers on behalf the Company. Such amount would not be paid back to the Company and hence, it was deemed to be distribution to shareholders and recorded as a reduction to the shareholders' equity.

8.     COMMITMENT AND CONTINGENCY

Operating lease

        The Company leases certain office premises under non-cancellable leases, which will expire in 2020. Rental expenses under operating leases for the period from August 2, 2010 to December 31, 2010 was $13,586.

CHANGZHOU JINGCAITUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM AUGUST 2, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

8.     COMMITMENT AND CONTINGENCY (Continued)

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

Years ending December 31:
2011	$45,914
2012	12,573
2013	12,573
2014	12,573
2015 and thereafter	69,155

Total	$152,788

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services which are recorded based on the revenue recognized net of the costs of sales. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end customers, management of the Company believes that the current payment of business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. So far the Company's business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although the Company believes that it is appropriate to pay business taxes on a net basis, the PRC tax authorities may challenge such basis of the Company's business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that the Company's business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require the Company's business taxes to be paid on the gross revenue, this would result in an increase of the Company's business tax liability, and the PRC authorities may impose late payment fees and other penalties on the Company for any unpaid business taxes.

9.     SUBSEQUENT EVENTS

        In April 2011, Beijing Wowo Tuan acquired 100% interest in Changzhou Jingcaituan from the shareholders of Jiangsu Chuangcai for a cash consideration of $818,182 (RMB 5.4 million) and operates the business acquired as one division of Beijing Wowo Tuan.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO SHAREHOLDERS OF
 LANGFANG WODETUAN

        We have audited the accompanying balance sheet of Langfang Wodetuan ("the Company") as of December 31, 2010 and the related statements of operations, changes in deficit and comprehensive income, and cash flow for the period from October 18, 2010 (inception date) to December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and the results of its operations and its cash flows for the period from October 18, 2010 (inception date) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
August 5, 2011

LANGFANG WODETUAN

BALANCE SHEET

(In U.S. dollars)

As of December 31, 2010
ASSETS
Non-current assets:
Property and equipment, net	$4,926

TOTAL ASSETS	4,926

Current liabilities:
Accrued expenses and other current liabilities	8,703
Income tax payable	8,892

Total current liabilities	17,595

Total liabilities	17,595

Commitment and contingency (Note 7)
Shareholder's deficit:
Paid-in capital	75,256
Accumulated deficit	(89,059)
Accumulated other comprehensive income	1,134

Total deficit	(12,669)

TOTAL LIABILITIES AND DEFICIT	$4,926

The accompanying notes are an integral part of this financial statement.

LANGFANG WODETUAN

STATEMENT OF OPERATIONS

(In U.S. dollars)

For the period from October 18, 2010 (inception date) to December 31, 2010
Net revenues	$410,619
Cost of revenues	327,439

Gross profit	83,180

Operating expenses:
Selling and marketing	19,382
General and administrative	29,073

Total operating expenses	48,455

Income from operations	34,725

Provision for income tax	8,681

Net income	$26,044

The accompanying notes are an integral part of this financial statement.

LANGFANG WODETUAN

STATEMENT OF CHANGES IN DEFICIT AND COMPREHENSIVE INCOME

(In U.S. dollars)

	Paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total deficit	Total comprehensive income
Balance as of October 18, 2010 (inception date)	$—	$—	$—	$—
Capital contribution from shareholder	75,256	—	—	75,256
Net income	—	26,044	—	26,044	$26,044
Distribution to shareholder	—	(115,103)	—	(115,103)
Foreign currency translation adjustments	—	—	1,134	1,134	1,134

Balance as of December 31, 2010	$75,256	$(89,059)	$1,134	$(12,669)	$27,178

The accompanying notes are an integral part of this financial statement.

LANGFANG WODETUAN

STATEMENT OF CASH FLOWS

(In U.S. dollars)

For the period from October 18, 2010 (inception date) to December 31, 2010
Cash flows from operating activities:
Net income	$26,044
Depreciation	677
Changes in operating assets and liabilities:
Accrued expenses and other current liabilities	8,496
Income tax payable	8,681

Net cash provided by operating activities	43,898

Cash flows from investing activities:
Purchase of property and equipment	(5,486)

Cash used in investing activities	(5,486)

Cash flows from financing activities:
Capital contribution by shareholders	75,256
Distribution to shareholders	(115,103)

Net cash provided by financing activities	(39,847)

Effect of exchange rate changes	1,435

Increase in cash	—
Cash and cash equivalents as of October 18, 2010 (inception date)	—

Cash and cash equivalents as of December 31, 2010	$—

The accompanying notes are an integral part of this financial statement.

LANGFANG WODETUAN

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM OCTOBER 18, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

        Beijing Xinhai Hudong Technology Co., Ltd. ("Beijing Xinhai Hudong") was incorporated on October 18, 2010 in Beijing, the People's Republic of China ("PRC"), as a limited liability company.

        Beijing Xinhai Hudong principally engaged in the operation of online group buying services in the foodservice, health and beauty, leisure, recreation and retail sectors under the domain name of www.wdtuan.com ("Langfang Wodetuan" or "the Company") in the PRC.

        On April 7, 2011, Beijing Wowo Tuan Information Technology Co., Ltd.(Beijing Wowo Tuan) acquired the online group buying services business of Beijing Xinhai Hudong (the "acquisition") for cash consideration of $75,758 (RMB0.5 million). Subsequent to the acquisition, Beijing Wowo Tuan has set up a new corporation, Langfang Wowo Tuan Information Technology Co., Ltd. ("Langfang Wowo Tuan") on May 10, 2011 and transferred this online group buying services business of Langfang Wodetuan to Langfang Wowo Tuan. During the period between the date of acquisition, April 7, 2011, and the establishment date of Langfang Wowo Tuan, May 10, 2011, the business acquired by Beijing Wowo Tuan was operating under Beijing Wowo Tuan as one division. The accompanying financial statements are presented for the period from October 18, 2010 (inception date) to December 31, 2010.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP").

Revenue recognition

        The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to the Company; and (iii) the Company has released the electronic coupons for the agreed discounted prices to the participating users. The Company records the gross amount it receives, excluding taxes where applicable, when (i) the Company is the primary obligor in the transaction; (ii) the Company has latitude in establishing price; (iii) the Company has discretion in supplier selection. In addition, the Compay records revenue on a net basis when (i) the Company is not the primary obligor in the transaction; (ii) the Company collects pre-agreed fixed amount from the merchant clients and (iii) the merchant clients have the credit risk. The total return and refund amount for the period from October 18, 2010 (inception date) to December 31, 2010 was $3,507.

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services and the related revenues are presented net of business taxes incurred. Business tax that was deducted in

LANGFANG WODETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM OCTOBER 18, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

arriving net revenue for the period from October 18, 2010 (inception date) to December 31, 2010 was $4,841.

Rewards programs

        The Company uses various subscribers reward programs to build brand loyalty and provide subscribers with incentives to buy the offered goods and services. When subscribers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, the Company grants the subscribers credits that can be redeemed in the future. The Company accrues the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the balance sheets and records the corresponding offset to revenue on the statements of operations.

Cost of revenue

        Cost of revenue consists of direct costs incurred to generate the Company's revenue, primarily the agreed-upon payments to the merchants. Cost of revenue components are recorded with the associated revenue. Payments made to merchants are based on either negotiated payment schedules or the redemption of coupons by subscribers.

Use of estimates

        The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Company's financial statements include useful lives and impairment for property and equipment and subscribers returns and refunds. Actual results could differ from those estimates.

Property and equipment, net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Furniture and fixtures	5 years
Computer and software	5 years

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are charged to the statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the statements of operations.

LANGFANG WODETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM OCTOBER 18, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign currency translation

        The functional currency of the Company is the Renminbi ("RMB").

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Company's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Comprehensive income

        Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the statements of changes in equity and comprehensive income.

Recently issued accounting standards

        In October 2009, the Financial Accounting Standards Board ("FASB") issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence ("VSOE"), vendor objective evidence ("VOE") or third-party evidence ("TPE") is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods

LANGFANG WODETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM OCTOBER 18, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. For nonpublic entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2011. Early application for nonpublic entities is permitted; nonpublic entities that elect early application will use the same effective date as that for public entities. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments

LANGFANG WODETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM OCTOBER 18, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods beginning after December 15, 2010, and should be applied prospectively as of the date of adoption. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

3.     PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

December 31, 2010
Furniture and fixtures	$273
Computer and software	5,347

Total	5,620
Less: accumulated depreciation	(694)

Property and equipment, net	$4,926

        Depreciation expense for the period from October 18, 2010 (inception date) to December 31, 2010 was $677.

LANGFANG WODETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM OCTOBER 18, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

4.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

December 31, 2010
Other tax payable	$4,959
Accrued payroll and welfare payable	$3,744

$8,703

5.     INCOME TAX

        The Enterprise Income Tax Law (the "New EIT Law"), effective on January 1, 2008, adopted a unified income tax rate of 25%. The Company was subject to the income tax rate of 25% in the period from October 18, 2010 (inception date) to December 31, 2010.

6.     DISTRIBUTION TO SHAREHOLDERS

        During the period from October 18, 2010 to December 31, 2010, the Company's shareholders collected cash of $115,103 from the subscribers on behalf of the Company. Such amount would not be paid back to the Company and hence, it was deemed to be distribution to shareholders and recorded as a reduction to the shareholders' equity.

7.     COMMITMENT AND CONTINGENCY

  Operating lease

        The Company leases certain office premises under non-cancellable leases, which will expire in 2011. Rental expense under operating leases for the period from October 18, 2010 (inception date) to December 31, 2010 was $3,328.

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

Years ending December 31:
2011	$1,109
2012	—
2013	—
2014	—
2015 and thereafter	—

Total	$1,109

LANGFANG WODETUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM OCTOBER 18, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

7.     COMMITMENT AND CONTINGENCY (Continued)

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services which are recorded based on the revenue recognized net of the costs of sales. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end customers, management of the Company believes that the current payment of business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. So far the Company's business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although the Company believes that it is appropriate to pay business taxes on a net basis, the PRC tax authorities may challenge such basis of the Company's business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that the Company's business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require the Company's business taxes to be paid on the gross revenue, this would result in an increase of the Company's business tax liability, and the PRC authorities may impose late payment fees and other penalties on the Company for any unpaid business taxes.

8.     SUBSEQUENT EVENTS

        On April 7, 2011, Beijing Wowo Tuan acquired Langfang Wodetuan for a cash consideration of $75,758 (RMB0.5 million). In conjunction with the sales and purchase agreements entered into between Beijing Wowo Tuan and the shareholders of Beijing Xinhai Hudong, Beijing Wowo Tuan promised to transfer 49% of the interest of Langfang Wodetuan to the original shareholders and the key employee for their continuing employment with Langfang Wodetuan for the next three years after the acquisition date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO SHAREHOLDERS OF

NINGBO TANGTUAN

        We have audited the accompanying balance sheet of Ningbo Tangtuan ("the Company") as of December 31, 2010 and the related statements of operations, changes in deficit and comprehensive loss, and cash flow for the period from June 13, 2010 (inception date) to December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and the results of its operations and its cash flows for the period from June 13, 2010 (inception date) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
August 5, 2011

NINGBO TANGTUAN

BALANCE SHEET

(In U.S. dollars)

As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$7,170
Prepaid expenses and other current assets	394

Total current assets	7,564

Property and equipment, net	3,750

TOTAL ASSETS	11,314

Current liabilities:
Account payable	88,705
Accrued expenses and other current liabilities	10,873

Total current liabilities	99,578

Total liabilities	99,578

Commitment and contingenciey (Note 8)
Shareholder's deficit:
Paid-in capital	14,637
Accumulated deficit	(102,462)
Accumulated other comprehensive loss	(439)

Total deficit	(88,264)

TOTAL LIABILITIES AND DEFICIT	$11,314

The accompanying notes are an integral part of this financial statement.

NINGBO TANGTUAN

STATEMENT OF OPERATION

(In U.S. dollars)

For the period from June 13, 2010 (inception date) to December 31, 2010
Net revenues	$697,429
Cost of revenues	630,117

Gross profit	67,312

Operating expenses:
Selling and marketing	54,514
General and administrative	52,043

Total operating expenses	106,557

Loss from operations	(39,245)

Provision for income tax	—

Net loss	$(39,245)

The accompanying notes are an integral part of this financial statement.

NINGBO TANGTUAN

STATEMENT OF CHANGES IN DEFICIT AND COMPREHENSIVE LOSS

(In U.S. dollars)

	Paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total deficit	Total comprehensive loss
Balance as of June 13 , 2010 (inception date)	$—	$—	$—	$—
Capital contribution from shareholders	$14,637	—	—	14,637
Net loss	—	(39,245)	—	(39,245)	$(39,245)
Distribution to shareholders		(63,217)		(63,217)
Foreign currency translation adjustments	—	—	(439)	(439)	(439)

Balance as of December 31, 2010	$14,637	$(102,462)	$(439)	$(88,264)	$(39,684)

The accompanying notes are an integral part of this financial statement.

NINGBO TANGTUAN

STATEMENT OF CASH FLOWS

(In U.S. dollars)

For the period from June 13, 2010 (inception date) to December 31, 2010
Cash flows from operating activities:
Net loss	$(39,245)
Depreciation	407
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(385)
Accounts payable	86,602
Accrued expenses and other current liabilities	10,615

Net cash provided by operating activities	57,994

Cash flows from investing activities:
Purchase of property and equipment	(4,068)

Cash used in investing activities	(4,068)

Cash flows from financing activities:
Capital contribution from shareholder	14,637
Distribution to shareholder	(63,217)

Net cash provided by financing activities	(48,580)

Effect of exchange rate changes	1,824
Increase in cash	7,170
Cash and cash equivalents as of June 13, 2010 (inception date)	—

Cash and cash equivalents as of December 31, 2010	$7,170

The accompanying notes are an integral part of this financial statement.

NINGBO TANGTUAN

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JUNE13, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

        Ningbo Haishu Tangheng Trading Co., Ltd. ("Ningbo Haishu Tangheng"), was incorporated on June 13, 2010 in Zhejiang province, the People's Republic of China ("PRC"), as a limited liability company.

        Ningbo Haishu Tangheng was principally engaged in the operation of online group buying services in the foodservice, health and beauty, leisure, recreation and retail sectors under the domain name of www.tomtuan.com ("Ningbo Tangtuan" or "the Company") in the PRC.

        On April 15, 2011, Beijing Wowo Tuan Information Technology Co., Ltd. ("Beijing Wowo Tuan") acquired the online group buying services business of Ningbo Haishu Tangheng Trading Co., Ltd. for cash consideration of $303,030 (RMB2 million) and this online group buying services business was operating under Beijing Wowo Tuan as one division. The accompanying financial statements are presented for the period from June 13, 2010 (inception date) to December 31, 2010.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP").

Going concern

        The financial statements have been prepared on a going concern basis because Beijing Wowo Tuan has agreed to provide adequate funds to enable the Company to meet in full its financial obligations as they fall due for the foreseeable future.

Revenue recognition

        The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to the Company; and (iii) the Company has released the electronic coupons for the agreed discounted prices to the participating users. The Company records the gross amount it receives, excluding taxes where applicable, when (i) the Company is the primary obligor in the transaction; (ii) the Company has latitude in establishing price; (iii) the Company has discretion in supplier selection. In addition, the Company record revenue on a net basis when (i) the Company is not the primary obligor in the transaction; (ii) the Company collects pre-agreed fixed amount from the merchant clients and (iii) the merchant clients have the credit risk. The total return and refund amount for the period from May 27, 2010 to December 31, 2010 was insignificant.

NINGBO TANGTUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JUNE13, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services and the related revenues are presented net of business taxes incurred. Business taxes that were deducted in arriving net revenue for the period from June 13, 2010 (inception date) to December 31, 2010 was $3,918.

Rewards programs

        The Company uses various subscribers reward programs to build brand loyalty and provide subscribers with incentives to buy the offered goods and services. When subscribers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, the Company grants the subscribers credits that can be redeemed in the future. The Company accrues the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the balance sheets and records the corresponding offset to revenue on the statements of operations.

Cost of revenue

        Cost of revenue consists of direct costs incurred to generate the Company's revenue, primarily the agreed-upon payments to the merchants. Cost of revenue components are recorded with the associated revenue. Payments made to merchants are based on either negotiated payment schedules or the redemption of coupons by subscribers.

Use of estimates

        The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Company's financial statements include useful lives and impairment for property and equipment and subscribers returns and refunds. Actual results could differ from those estimates.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use, and have original maturities of three months or less when purchased.

NINGBO TANGTUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JUNE13, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and equipment, net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Furniture and fixtures	5 years
Computer and software	5 years

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are charged to the statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the statements of operations.

Foreign currency translation

        The functional currency of the Company is the Renminbi ("RMB").

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Company's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Comprehensive loss

        Comprehensive loss includes net loss and foreign currency translation adjustments. Comprehensive loss is reported in the statements of changes in deficit and comprehensive loss.

Fair value of financial instruments

        Financial instruments include cash and cash equivalents, and accounts payable. The carrying values of cash and cash equivalents, and accounts payable approximate their fair values reported in the balance sheet due to the short-term maturities.

NINGBO TANGTUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JUNE13, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently issued accounting standards

        In October 2009, the Financial Accounting Standards Board ("FASB") issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence ("VSOE"), vendor objective evidence ("VOE") or third-party evidence ("TPE") is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to

NINGBO TANGTUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JUNE13, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. For nonpublic entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2011. Early application for nonpublic entities is permitted; nonpublic entities that elect early application will use the same effective date as that for public entities. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods beginning after December 15, 2010, and should be applied prospectively as of the date of adoption. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011.

NINGBO TANGTUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JUNE13, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

3.     PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

December 31, 2010
Furniture and fixtures	$2,045
Computer and software	2,122

Total	4,167
Less: accumulated depreciation	(417)

Property and equipment, net	$3,750

        Depreciation expenses for the period from August 11, 2010 to December 31, 2010 was $407.

4.     PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets consisted of the following:

December 31, 2010
Rental deposit	$394

$394

5.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

December 31, 2010
Advance from subscribers	$4,299
Accrued payroll and welfare	2,561
Business tax payable	4,013

$10,873

6.     INCOME TAX

        The Enterprise Income Tax Law (the "New EIT Law"), effective on January 1, 2008, adopted a unified income tax rate of 25%. The Company was subject to the income tax rate of 25% in the period

NINGBO TANGTUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JUNE13, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

6.     INCOME TAX (Continued)

from June 13, 2010 (inception date) to December 31, 2010. During the period, no income tax expense was recognized as the Company incurred operating loss.

December 31, 2010
Deferred tax assets
Non-current
Net operating loss carry forwards	$9,811

Total deferred tax assets	9,811
Valuation allowance	(9,811)
Net deferred tax assets	$—

        The Company had net operating losses of $39,245 as December 31, 2010. As of December 31, 2010, valuation allowance was $9,811, which was provided against deferred tax assets arising from net operating losses of the Company due to the uncertainty of realization.

7.     DISTRIBUTION TO SHAREHOLDERS

        During the period from June 13, 2010 to December 31, 2010, the Company's shareholders collected cash of $63,217 from the subscribers on behalf of the Company. Such amount would not be paid back to the Company and hence, it was deemed to be distribution to shareholders and recorded as a reduction to the shareholders' equity.

8.     COMMITMENT AND CONTINGENCY

Operating lease

        The Company leases certain office premises under non-cancellable leases, which will expire in 2011. Rental expenses under operating leases for the period from June 13, 2010 (inception date) to December 31, 2010 was $769.

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

Years ending December 31:
2011	$3,846
2012	—
2013	—
2014	—
2015 and thereafter	—

Total	$3,846

NINGBO TANGTUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JUNE13, 2010 (INCEPTION DATE)

TO DECEMBER 31, 2010

(In U.S. dollars)

8.     COMMITMENT AND CONTINGENCY (Continued)

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services which are recorded based on the revenue recognized net of the costs of sales. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end customers, management of the Company believes that the current payment of business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. So far the Company's business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although the Company believes that it is appropriate to pay business taxes on a net basis, the PRC tax authorities may challenge such basis of the Company's business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that the Company's business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require the Company's business taxes to be paid on the gross revenue, this would result in an increase of the Company's business tax liability, and the PRC authorities may impose late payment fees and other penalties on the Company for any unpaid business taxes.

9.     SUBSEQUENT EVENTS

        In April 2011, Beijing Wowo Tuan acquired Ningbo Tangtuan for a total consideration of $303,030 (RMB2 million). In conjunction with the sales and purchase agreements entered into between Beijing Wowo Tuan and the shareholders of Ningbo Haishu Tangheng relating to this acquisition, Beijing Wowo Tuan promised to transfer 49% interest of Ningbo Tangtuan to the original shareholder and the key employee for their continuing employment with Ningbo Tangtuan for the next three years after the acquisition date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO SHAREHOLDERS OF
 XIAMEN SHANTUAN

        We have audited the accompanying balance sheet of Xiamen Shantuan ("the Company") as of December 31, 2010 and the related statements of operations, changes in deficit and comprehensive loss, and cash flow for the period from May 17, 2010 (inception date) to December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and the results of its operations and its cash flows for the period from May 17, 2010 (inception date) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
August 5, 2011

XIAMEN SHANTUAN

BALANCE SHEET

(In U.S. dollars)

As of December 31, 2010
ASSETS
Current assets:
Prepaid expenses and other current assets	$4,847

Total current assets	4,847

Property and equipment, net	8,689

TOTAL ASSETS	13,536

Current liabilities:
Account payable	241,521
Accrued expenses and other current liabilities	18,545

Total current liabilities	260,066

Total liabilities	260,066

Commitment and contingency (Note 8)
Shareholder's deficit:
Paid-in capital	146,469
Accumulated deficit	(397,299)
Accumulated other comprehensive income	4,300

Total deficit	(246,530)

TOTAL LIABILITIES AND DEFICIT	$13,536

The accompanying notes are an integral part of this financial statement.

XIAMEN SHANTUAN

STATEMENT OF OPERATIONS

(In U.S. dollars)

For the period from May 17, 2010 (inception date) to December 31, 2010
Net revenues	$1,035,692
Cost of revenues	910,777

Gross profit	124,915

Operating expenses:
Selling and marketing	61,962
General and administrative	93,569

Total operating expenses	155,531

Loss from operations	(30,616)

Other expense	(116)

Loss before provision for income tax	(30,732)
Provision for income tax	—

Net loss	$(30,732)

The accompanying notes are an integral part of this financial statement.

XIAMEN SHANTUAN

STATEMENT OF CHANGES IN DEFICIT AND COMPREHENSIVE LOSS

(In U.S. dollars)

	Paid-in capital	Accumulative deficit	Accumulated other comprehensive income	Total deficit	Total comprehensive loss
Balance as of May 17, 2010 (inception date)	$—	$—	$—	$—	$—
Capital contribution from shareholder	146,469	—	—	146,469
Net loss	—	(30,732)	—	(30,732)	(30,732)
Distribution to shareholder	—	(366,567)	—	(366,567)	—
Foreign currency translation adjustments	—	—	4,300	4,300	4,300

Balance as of December 31, 2010	$146,469	$(397,299)	$4,300	$(246,530)	$(26,432)

The accompanying notes are an integral part of this financial statement.

XIAMEN SHANTUAN

STATEMENT OF CASH FLOWS

(In U.S. dollars)

For the period from May 17, 2010 (inception date) to December 31, 2010
Cash flows from operating activities:
Net loss	$(30,732)
Depreciation	510
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(4,732)
Accounts payable	235,794
Accrued expenses and other current liabilities	18,106

Net cash provided by operating activities	218,946

Cash flows from investing activities:
Purchase of property and equipment	(8,993)

Cash used in investing activities	(8,993)

Cash flows from financing activities:
Capital contribution from shareholders	146,469
Net distribution to shareholders	(366,567)

Net cash provided by financing activities	(220,098)

Effect of exchange rate changes	10,145
Increase in cash	—
Cash and cash equivalents as of May 17, 2010 (inception date)	—

Cash and cash equivalents as of December 31, 2010	$—

The accompanying notes are an integral part of this financial statement.

XIAMEN SHANTUAN

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM MAY 17, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)
1.     ORGANIZATION AND PRINCIPAL ACTIVITIES

        Xiamen Juwang Information Technology Co., Ltd. ("Xiamen Juwang") was incorporated on May 17, 2010 in Fujian province, the People's Republic of China ("PRC") as a limited liability company. Xiamen Juwang is principally engaged in provision of online group buying services in the foodservice, health and beauty, leisure, recreation and retail sectors under the domain name of www.shantuan.cn ("Xiamen Shantuan") in the PRC.

        On April 29, 2011, Beijing Wowo Tuan Information Technology Co., Ltd. ("Beijing Wowo Tuan") acquired the online group buying services business of Xiamen Juwang for cash consideration of $303,030 (RMB2 million) and such business was operating under Beijing Wowo Tuan as one division. The accompanying financial statements are presented for the period from the period from May 17, 2010 to December 31, 2010.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP").

Going concern

        The financial statements have been prepared on a going concern basis because Beijing Wowo Tuan has agreed to provide adequate funds to enable the Company to meet in full its financial obligations as they fall due for the foreseeable future.

Revenue recognition

        The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria generally are met when (i) the number of participating users reaches the minimum requirement of the merchants; (ii) the participating users have made their payments to the Company; and (iii) the Company has released the electronic coupons for the agreed discounted prices to the participating users. The Company records the gross amount it receives, excluding taxes where applicable, when (i) the Company is the primary obligor in the transaction; (ii) the Company has latitude in establishing price; (iii) the Company has discretion in supplier selection. In addition, the Company records revenue on a net basis when (i) the Company is not the primary obligor in the transaction; (ii) the Company collects pre-agreed fixed amount from the merchant clients and (iii) the merchant clients have the credit risk. The total return and refund amount for the period from May 17, 2010 to December 31, 2010 was $26,827.

XIAMEN SHANTUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM MAY 17, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services and the related revenues are presented net of business taxes incurred. Business tax that was deducted in arriving net revenue for the period from May 17, 2010 to December 31, 2010 was $7,270.

Rewards programs

        The Company uses various subscribers reward programs to build brand loyalty and provide subscribers with incentives to buy the offered goods and services. When subscribers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, the Company grants the subscribers credits that can be redeemed in the future. The Company accrues the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the balance sheets and records the corresponding offset to revenue on the statements of operations.

Cost of revenue

        Cost of revenue consists of direct costs incurred to generate the Company's revenue, primarily the agreed-upon payments to the merchants. Cost of revenue components are recorded with the associated revenue. Payments made to merchants are based on either negotiated payment schedules or the redemption of coupons by subscribers.

Use of estimates

        The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Company's financial statements include useful lives and impairment for property and equipment and subscribers returns and refunds. Actual results could differ from those estimates.

Property and equipment, net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Furniture and fixtures	5 years
Computer and software	5 years

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are

XIAMEN SHANTUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM MAY 17, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

charged to the statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the statements of operations.

Foreign currency translation

        The functional currency of the Company is the Renminbi ("RMB").

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Company's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollar, the Company's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Comprehensive income

        Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the statements of changes in equity and comprehensive income.

Fair value of financial instruments

        Financial instruments include accounts payable. The carrying values of accounts payable approximate their fair values reported in the balance sheet due to the short-term maturities.

Recently issued accounting standards

        In October 2009, the Financial Accounting Standards Board ("FASB") issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence ("VSOE"), vendor objective evidence ("VOE") or third-party evidence ("TPE") is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new

XIAMEN SHANTUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM MAY 17, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Company does not expect the adoptions of this pronouncement will have a significant impact on its financial position, results of operations or cash flows.

        In December 2010, the FASB issued an authoritative pronouncement on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2010. Early adoption will not be permitted. For nonpublic entities, the guidance is effective for impairment tests performed during entities' fiscal years (and interim periods within those years) that begin after December 15, 2011. Early application for nonpublic entities is permitted; nonpublic entities that elect early application will use the same effective date as that for public entities. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

XIAMEN SHANTUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM MAY 17, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In December 2010, the FASB issued an authoritative pronouncement on disclosure of supplementary pro forma information for business combinations. The objective of this guidance is to address diversity in practice regarding the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments affect any public entity as defined by Topic 805 that enters into business combinations that are material on an individual or aggregate basis. The amendments will be effective for business combinations consummated in periods beginning after December 15, 2010, and should be applied prospectively as of the date of adoption. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

        In June 2011, the FASB issued an authoritative pronouncement to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. These amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company does not expect the adoption of this pronouncement will have a significant effect on its financial position, results of operations or cash flows.

3.     PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets consisted of the following:

December 31, 2010
Advance to suppliers	$2,332
Rental deposit	2,515

$4,847

XIAMEN SHANTUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM MAY 17, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

4.     PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

December 31, 2010
Furniture and fixtures	$1,408
Computer and software	7,803

Total	9,211
Less: accumulated depreciation	(522)

Property and equipment, net	$8,689

        Depreciation expenses for the period from May 17, 2010 (inception date) to December 31, 2010 were $510.

5.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

December 31, 2010
Accrued payroll and welfare	$11,099
Other tax payable	7,446

$18,545

6.     INCOME TAX

        The Enterprise Income Tax Law (the "New EIT Law"), effective on January 1, 2008, adopted a unified income tax rate of 25%. The Company was subject to the income tax rate of 25% in the period from May 17, 2010 to December 31, 2010.

        The significant components of the Company's deferred tax assets were as follows:

As of December 31, 2010
Deferred tax assets
Non-current
Net operating loss carry forwards	$7,683

Total deferred tax assets	7,683
Less: valuation allowance	(7,683)

Net deferred tax assets	$—

XIAMEN SHANTUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM MAY 17, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

6.     INCOME TAX (Continued)

        The Company has net operating losses of $30,732 for the period from May 27, 2010 to December 31, 2010. As of December 31, 2010, valuation allowance was $7,683 which was provided against deferred tax assets arising from net operating losses of the Company due to the uncertainty of realization.

7.     DISTRIBUTION TO SHAREHOLDERS

        During the period from May 17, 2010 to December 31, 2010, the Company's shareholders collected cash of $366,567 from the customers on behalf. Such amount would not be paid back to the Company and hence, it was deemed to be distribution to shareholders and recorded as a reduction to the shareholders' equity.

8.     COMMITMENT AND CONTINGENCY

  Operating lease

        The Company leases certain office premises under non-cancellable leases, which will expire in 2012. Rental expenses under operating leases for the period from May 17, 2010 to December 31, 2010 was $8,032.

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

Years ending December 31:
2011	$15,680
2012	9,822
2013	—
2014	—
2015 and thereafter	—

Total	$25,502

Business tax

        The Company is subject to business taxes at the rate of 5% on certain types of services which are recorded based on the revenue recognized net of the costs of sales. Under the prevailing PRC tax laws and regulations, a tax payer's business turnover usually consists of the total consideration plus all other fees and charges received for the provision of taxable services. Meanwhile, there are special provisions which clarify the amounts to be included in a taxpayer's turnover and allow costs to be deducted from turnover for specific industries. Given that the group buying industry in China is still at an early stage of development, currently there is no PRC law or regulation specifically addressing the business tax obligations associated with group buying services in particular. Taking into consideration the nature of group buying business which is essentially an intermediary entity through which the merchants sell services to the end customers, management of the Company believes that the current payment of

XIAMEN SHANTUAN

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM MAY 17, 2010

(INCEPTION DATE) TO DECEMBER 31, 2010

(In U.S. dollars)

8.     COMMITMENT AND CONTINGENCY (Continued)

business tax on net basis should be in line with the underlying principle of the PRC tax laws and regulations. So far the Company's business taxes have been collected by the relevant local tax authority on the basis of the balance between the revenue and the cost of sales, not on the revenue. Although the Company believes that it is appropriate to pay business taxes on a net basis, the PRC tax authorities may challenge such basis of the Company's business tax obligations. If such tax authority or the relevant tax authorities in other places or at higher level subsequently determine that the Company's business taxes should be paid on the gross amount of sales relating to the group buying services or any new laws, regulations, interpretations, clarifications, or new implementing rules and otherwise require the Company's business taxes to be paid on the gross revenue, this would result in an increase of the Company's business tax liability, and the PRC authorities may impose late payment fees and other penalties on the Company for any unpaid business taxes.

9.     SUBSEQUENT EVENTS

        On April 29, 2011, Beijing Wowo Tuan acquired Xiamen Shantuan for a cash consideration of $303,030 (RMB2 million). In conjunction with the sales and purchase agreements entered into between Beijing Wowo Tuan and the shareholders of Xiamen Juwang relating to this acquisition, Beijing Wowo Tuan promised to transfer 49% of the interest of Xiamen Shantuan to the selling shareholder and the key employee for their continuing employment with Xiamen Shantuan for the next three years after the acquisition date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
WOWO LIMITED

        We have audited the accompanying balance sheet of Wowo Limited (the "Company") as of July 13, 2011. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of July 13, 2011, in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
September 23, 2011

WOWO LIMITED

BALANCE SHEET

(In U.S. dollars)

July 13, 2011
Total Assets	$—
Total liabilities	$—
Commitments and contingencies
Series A-1 convertible redeemable preferred shares ($0.00001 par value; 20,000,000 preferred shares authorized, nil share issued and outstanding as of July 13, 2011)	—
Series A-2 convertible redeemable preferred shares ($0.00001 par value; 51,339,464 preferred shares authorized, nil share issued and outstanding as of July 13, 2011)	—
Shareholders' equity
Ordinary shares ($0.0001 par value, 1,928,600,536 shares authorized and 1 share issued and outstanding as of July 13, 2011)	$—
Subscription receivable	(—)
Retained earnings	—
Total Shareholders' Equity	$—
Total LIABILITIES, SERIES A CONVERTIBLE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS' EQUITY	$—

WOWO LIMITED

NOTES TO BALANCE SHEET

AS OF JULY 13, 2011

1.     ORGANIZATION

        In anticipation of the initial public offering (the "IPO"), Wowo Limited (the "Company") was incorporated in the Cayman Islands on July 13, 2011. The Company has no operations and has been created for the IPO purpose. On August 4, 2011, the Company has issued (1) 323,886,639 ordinary shares of US$0.00001; (2) 5,489,604 Series A-1 Preferred Shares of US$0.00001 (3) 51,339,464 Series A-2 Preferred Shares of US$0.00001, to the existing shareholders of Wowo Group Limited.

        There has been no activity and, therefore, the statement of operations, the statement of changes in shareholders' equity and comprehensive income, and the statement of cash flows are not presented.

2.     REORGANIZATION

        The Company becomes the ultimate holding company of Wowo Group Limited upon the completion of the one to one share exchange on August 4, 2011 with existing shareholders of Wowo Group Limited for all shares of equivalent classes.

Wowo Limited
American Depositary Shares
Representing Ordinary Shares

Prospectus

BofA Merrill Lynch	UBS Investment Bank

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Cayman Islands law does not limit the extent to which a company's articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant's articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part, or in which he or she is acquitted or in connection with any application in which relief is granted to him or her by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.

        Under the form of indemnification agreements filed as Exhibit 10.3 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

        The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

        During the past three years, we have issued and sold the securities in Wowo Group Limited described below without registering the securities under the Securities Act. None of these transactions involved any underwriters' underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. All references to number of shares in the table below have been adjusted to give effect to a share split effected on January 15, 2011 by Wowo Group Limited which resulted in the sole ordinary share held by New Field Worldwide Ltd. becoming 300,000,000 ordinary shares. On August 4, 2011, we effected a share swap in which shareholders of

Wowo Group Limited, our current holding company, received one Wowo Limited share in exchange for each share of the same class they hold in Wowo Group Limited.

Purchaser	Date of Sale or Issuance	Title and Number of Securities	Consideration (US$ in cash)	Underwriting Discount and Commission
Yongming Zhang	March 8, 2011	16,194,332 ordinary shares	7.9 million	N/A
	July 7, 2011	7,923,246 Series A-2 Preferred Shares	7.7 million	N/A
Zero2IPO China Fund II L.P.	April 3, 2011	5,489,604 Series A-1 Preferred Shares	5.0 million	N/A
	June 18, 2011	2,053,579 Series A-2 Preferred Shares	2.0 million	N/A
CDH Barley Limited	May 25, 2011	30,803,678 Series A-2 Preferred Shares	30.0 million	N/A
Besto Holdings Limited	July 5, 2010	5,133,947 Series A-2 Preferred Shares	5.0 million	N/A
Xiangqing Lin	July 5, 2010	4,398,225 Series A-2 Preferred Shares	4.3 million	N/A
David Tse Young Chou	July 5, 2011	1,026,789 Series A-2 Preferred Shares	1.0 million	N/A
Directors, Officers and Employees	Various dates	Option to purchase 24,740,770 ordinary shares	various prices	N/A

Item 8.   Exhibits and Financial Statement Schedules

  (a)
  Exhibits

        See Exhibit Index beginning on page II—6 of this Registration Statement.

  (b)
  Financial Statement Schedules

        All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (4)   For the purpose of determining any liability under the Securities Act of 1933, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in                 on                    , 2011.

Wowo Limited
By:
	Name:	Maodong Xu
	Title:	Chief Executive Officer

        Each person whose signature appears below constitutes and appoints each of [            ] and [            ] as an attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of 1933, as amended, of ordinary shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to any and all amendments or supplements to this registration statement, whether such amendments or supplements are filed before or after the effective date of such registration statement, to any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to any and all instruments or documents filed as part of or in connection with this registration statement and any and all amendments thereto, whether such amendments are filed before or after the effective date of such registration statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated in                 on                    , 2011.

Signature	Capacity

Maodong Xu	Chairman, Chief Executive Officer (principal executive officer)
Daniel Mingdong Wu	Director, Chief Financial Officer (principal financial and accounting officer)
Wenjiang Chen	Director
Michael Guangyu Lv	Director, Chief Operating Officer

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Wowo Limited has signed this registration statement or amendment thereto in                on                    , 2011.

By:
Name:
Title:

 EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement
3.1	*	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2	*	Amended and Restated Memorandum and Articles of Association of the Registrant, to become effective upon the completion of the offering
4.1	*	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2	*	Registrant's Specimen Certificate for Ordinary Shares
4.3	*	Deposit Agreement, dated as of , 2011, between the Registrant, the depositary and holder of the American Depositary Receipts
5.1	*	Opinion of Conyers Dill & Pearman LLP regarding the validity of the ordinary shares being registered
8.1	*	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters
8.2	*	Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters
8.3	*	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
10.1	*	Registrant's Share Incentive Plan
10.2	*	[Form of Indemnification Agreement with the Registrant's directors]
10.3	*	Form of Employment Agreement
10.4	*	Form of English Translation of [contractual arrangements] with affiliated consolidated entities
10.5		Form of English translation of Power of Attorney
10.6		English translation of Exclusive Call Option Agreement entered into by and among shareholders of Beijing Wowo Tuan and Wowo Shi Jie, dated September 10, 2011
10.7		English translation of Exclusive Technical Support Service Agreement entered into by and among shareholders of Beijing Wowo Tuan and Wowo Shi Jie, dated June 10, 2011
10.8		English translation of Equity Pledge Agreement entered into by and among shareholders of Beijing Wowo Tuan and Wowo Shi Jie, dated September 10, 2011
10.9		English translation of Exclusive Call Option Agreement entered into by and among shareholders of Kai Yi Shi Dai and Wowo Shi Jie, dated May 31, 2011
10.10		English translation of Exclusive Technical Support Service Agreement entered into by and among shareholders Kai Yi Shi Dai and Wowo Shi Jie, dated May 31, 2011
10.11		English translation of Equity Pledge Agreement entered into by and among shareholders of Kai Yi Shi Dai and Wowo Shi Jie, dated May 31, 2011
10.12		English translation of Exclusive Call Option Agreement entered into by and among shareholders of Yi You Bao and Wowo Shi Jie, dated May 31, 2011
10.13		English translation of Exclusive Technical Support Service Agreement entered into by and among shareholders Yi You Bao and Wowo Shi Jie, dated May 31, 2011

Exhibit No.		Description of Exhibit
10.14		English translation of Equity Pledge Agreement entered into by and among shareholders of Yi You Bao and Wowo Shi Jie, dated May 31, 2011
10.15		Series A-1 Note Purchase Agreement entered into by New Field Worldwide Ltd. and ZERO2IPO CHINA FUND II, L.P., April 2011
10.16		Series A-1 Notice of Conversion, dated April 3, 2011
10.17		Series A-2 Preferred Share Purchase Agreement entered into by the Company and CDH Barley Limited, dated May 25, 2011
10.18		Series A-2 Preferred Share Purchase Agreement entered into by the Company and Zero2IPO China Fund II L.P., dated June 8, 2011
10.19		Series A-2 Preferred Share Purchase Agreement entered into by and among the Company, Besto Holdings Limited, David Tse Young Chou, Zhang Yongming and Lin Xiangqing, dated July 5, 2011
10.20		Series A-2 Shareholders Agreement entered into by the Company and the shareholders, dated August 4, 2011
10.21		Online payment Agreement between Beijing Wowo Tuan Information Technology Co., Ltd. and Alipay.com (China) Co., Ltd.
21.1	*	List of Subsidiaries of the Registrant
23.1		Consent of Deloitte Touche Tohmatsu CPA Ltd.
23.2	*	Consent of Conyers Dill & Pearman LLP (included in exhibit 5.1)
23.3	*	Consent of Simpson Thacher & Bartlett LLP (included in exhibit 8.1)
23.4	*	Consent of Commerce & Finance Law Offices (included in exhibit 8.2)
24.1	*	Power of Attorney (included on signature page)
99.1	*	Code of Business Conduct and Ethics of Registrant
99.2		Opinion of Commerce & Finance Law Offices regarding certain PRC legal matters

*
To be filed by amendment.

Exhibit 10.5

Power of Attorney

I, the undersigned, [ ], a citizen of the People’s Republic of China, ID number [ ], being a shareholder holding [ ]% equity interest of [ ] (the “Equity Interest”), hereby irrevocably authorizes Beijing Wowo Shi Jie Information & Technology Co., Ltd. (“WFOE”) to exercise the following powers and rights during the Effective Period (as defined hereunder):

I, the undersigned, exclusively authorize WFOE as the sole and exclusive attorney-in-fact, to exercise on my behalf the following shareholder’s rights in respect of the Equity Interest, including but not limited to: (i) the right to attend the shareholders’ meeting and to execute relative shareholder resolution(s) of [ ] for and on my behalf, and (ii) all shareholder’s rights prescribed by laws and regulations and articles of association of [ ], including without limitation voting rights, rights to sell, transfer, pledge or otherwise dispose of all or part of the rights of the Equity Interest.

WFOE is authorized to execute the Share Transfer Agreement contemplated in the Option Agreement (which is entered into between WFOE, [ ] and me as of the even date hereof) on my behalf within the scope of authorization, to timely perform the Option Agreement and the Shares Pledge Agreement, to each of which I am one party, executed as of the even date hereof, and cause [ ] to timely perform the Exclusive Technical Support Service Agreement, to which [ ] is one party, executed as of the even date hereof. The exercise of the aforesaid rights does not constitute any restriction to the authorization under this Power of Attorney.

Save as otherwise provided herein, WFOE is entitled to exercise all the necessary rights in respect of the Equity Interest upon its own discretions without any oral or written instructions from me.

All acts of WFOE in respect of the Equity Interest shall be deemed as my own acts and all documents executed by WFOE shall be deemed as executed by myself with my acknowledgement.

WFOE has the right to assign all rights under this Power of Attorney and to authorize other individuals or legal entities to execute the above rights in respect of the Equity Interest without prior notice or consent from me. WFOE is obligated to inform me such assignments on a timely basis and should not harm my interest in any event.

This Power of Attorney is irrevocable and continuously valid during the term of which I am a shareholder of [ ] (the “Effective Period”) and shall come into effect as of the date set forth below.

During the Effective Period, I hereby waive all the rights which are related to the Equity Interest and authorized to WFOE upon this Power of Attorney, and will not exercise such rights by myself. I shall negotiate with WFOE in the event that I intend to exercise any right in respect of the Equity Interest that has been authorized to WFOE herein.

(Execution Page)

(Signature)

Date: [ ]

Exhibit 10.6

OPTION AGREEMENT

BY AND AMONG

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

AND

Maodong Xu, Yonghong Lv, Xiaoyong Hu, Guang Yang, Yuedong Jiang, Jianguang Wu, Yan Chen, Jinghan Wei, Dong Zhang, Hanyu Liu, Xiangqing Lin, Guangyu Lv, Yunming Wang, Chuanjun Liu, Pingping Lin, Guozhagn Pan, Yongming Zhang and Weihong Xiao

September 10, 2011

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is entered into as of the 10th day of September, 2011 in Beijing, the People’s Republic of China (the “PRC”)

by and among

(1)                         Beijing Wowo Shi Jie Information & Technology Co., Ltd. with its registered address at Building 36, Yi No.108, Beiyuan Road, Chaoyang District, Beijing(“Party A”);

(2)                         Maodong Xu, a PRC citizen whose ID No. is 420106196712023614.

Yonghong Lv, a PRC citizen whose ID No. is 330722197201163426.

Xiaoyong Hu, a PRC citizen whose ID No. is 612430196408170015.

Guang Yang, a PRC citizen whose ID No. is 230103196307280954.

Yuedong Jiang, a PRC citizen whose ID No. is 321028196406180216.

Jianguang Wu, a PRC citizen whose ID No. is 110101197410262556.

Yan Chen, a PRC citizen whose ID No. is 320102197109203245.

Jinghan Wei, a PRC citizen whose ID No. is 420106196804053626.

Hanyu Liu, a PRC citizen whose ID No. is 371100197510156817.

Guangyu Lv, a PRC citizen whose ID No. is 510221197112130438.

Yunming Wang, a PRC citizen whose ID No. is 370628197811270034.

Chuanjun Liu, a PRC citizen whose ID No. is 370323198208236912.

Pingping Lin, a PRC citizen whose ID No. is 130928198409231324.

Guozhagn Pan, a PRC citizen whose ID No. is 372923198306285615.

Yongming Zhang, a PRC citizen whose ID No. is 440106197203010397.

Xiangqing Lin, a PRC citizen whose ID No. is 330324196412211017.

Dong Zhang, a PRC citizen whose ID No. is 3712031976131351.

Weihong Xiao, a PRC citizen whose ID No. is 370922197406155348.

(“Party B”).

WHEREAS:

(1)                         Party A is a wholly foreign-owned enterprise, a wholly-owned subsidiary of Wowo Holding Limited (HK) duly established and registered in Beijing under the laws of the PRC.

(2)                         Maodong Xu and Tianqing Xu acquired all equity interest in Beijing Wowo Tuan Inforamtion & Technology Co., Ltd. (“Wowo”) and Beijing Kai Yi Shi Dai Web Technology Co., Ltd. (“Kaiyi”) in January 2011 and March 2011 respectively, and incorporated Beijing Yi You Bao Information & Technology Co., Ltd. (“Yi You Bao”) on May 6, 2011, in accordance with the laws of the PRC. Party B jointly hold the registered capital of Wowo (the “Shares”) in its entirety, and Maodong Xu holds 75.9621%, Xiangqing Lin holds 1.1996%, Yonghong Lv holds 3.4176%, Xiaoyong Hu holds 1.3671%, Guang Yang holds 0.6007%, Yuedong Jiang holds 0.1502%, Jianguang Wu holds 4.8292%, Yan Chen holds 0.5268%, Jinghan Wei

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holds 0.5268%, Hanyu Liu holds 0.5707%, Guangyu Lv holds 2.0634%, Yunming Wang holds 0.6008%, Chuanjun Liu holds 0.0924%, Pingping Lin holds 0.0924%, Guozhang Pan holds 0.0462%, Yongming Zhang holds 6.4781%, Dong Zhang holds 0.2257%, and Weihong Xiao holds 1.2500% of Wowo Shares.

(3)                         Party A shall appoint all personnel in operating Wowo, Kaiyi and Yi You Bao and assume management responsibilities of Wowo, Kaiyi and Yi You Bao.

(4)                         Party A desires to purchase exclusively the Shares from Party B, while Party B agree to grant exclusively to Party A an option to purchase the Shares (the “Option”).

THE PARTIES THEREFORE AGREE AS FOLLOWS:

ARTICLE 1: GRANT OF THE OPTION

1.1                       Purchase Option

Party B irrevocably agree hereby to grant jointly and severally to Party A or one or more persons designated by Party A, to the extent permitted by the PRC laws and regulations, the Option subject to the terms and conditions set forth in this Agreement to purchase all or part of the Shares at the Share Purchase Price (as defind in Article 3.2 hereunder) based on its needs in accordance with the procedures determined by Party A.

1.2                       Effectiveness

This Agreement shall take effect as of the date of the execution by the Parties or their respective authorized representatives.

ARTICLE 2: EXERCISE OF THE OPTION

2.1                       Timing of Exercise

2.1.1                             Each of Party B agrees that Party A may at any time, and from time to time after the effective date hereof, exercise the Option, in whole or in part, to acquire all or a portion of the Shares, subject only to applicable laws of the PRC.

2.1.2                             For the avoidance of doubt, each of Party B hereby agrees that Party A shall be entitled to exercise the Option for an unlimited number of times, until all of the Shares have been acquired by Party A.

2.1.3                             Party B agree that when exercising the Option, Party A may designate itself or any authorized third party as the transferee of the Shares.

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2.2                       Transfer

Party B agree that the Option shall be freely transferable, in whole or in part, by Party A to any third party, and that upon such transfer, the Option may be exercised by such third party upon the terms and conditions set forth herein, as if such third party were a party to this Agreement, and that such third party shall assume the rights and obligations of Party A hereunder.

2.3                       Notice Requirement

If Party A wishes to exercise the Option, it shall send a written notice to each of Party B by no later than thirty (30) days in advance of such exercise, specifying therein:

2.3.1                             the date of execution of the Share Transfer Agreement (as defined in Article 3.1 hereunder);

2.3.2                             the name of the person to whom the Shares shall be transferred;

2.3.3                             the amount of the Shares to be purchased from each of Party B;

2.3.4                             the Share Purchase Price (as defind in Article 3.2 hereunder) of the Shares to be transferred this time, which shall be defined pursuant to the proportion of the Shares to be purchased; and

2.3.5                             a letter of authorization, where a third party has been designated to exercise the Option.

2.4                       Set-off

Party B entered into a shares pledge agreement with Party A as of the even date hereof, in which Party B assign Party A a pledge over the Shares. After each exercise of the Option and the consequent transfer of the Shares, the pledge over the Shares transferred will disappear, and the Shares in pledge will be reduced in the same proportion.

ARTICLE 3: COMPLETION OF THE OPTION

3.1                       Share Transfer Agreement

Party B shall execute a share transfer agreement in form and substance substantially the same as the annex attached hereto (the “Share Transfer Agreement”), together with any other documents necessary to give effect to the transfer to Party A or its nominee of all or part of the Shares within thirty (30) days after Party A’s sending the written notice in accordance with Article 2.3 above.

3.2                       Share Purchase Price

The share purchase price to be paid by Party A or its nominee when exercising the Option under this Agreement, shall be the minimum price allowable by the PRC

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laws, unless otherwise required by PRC laws or agreed in writing by the Parties.

3.3                       Waiver of the Priority Purchase Right

Upon an exercise of the Option by Party A and Party B hereby undertake separately and/or jointly that they waive the priority purchase right they enjoy to the Shares transferred.

3.4                       Board Resolution

Upon an exercise of the Option by Party A and Party B shall execute and deliver one or more resolutions of the shareholder’s meeting of Wowo within thirty (30) days after the execution of the Share Transfer Agreement, approving, including but not limited to, the following:

3.4.1                             the transfer in the name of Party A or its nominee of all or part of the Shares; and/or

3.4.2                             upon the request by Party A, resignation by Party B from the position of directors and/or other positions.

ARTICLE 4: REPRESENTATIONS, WARRANTIES, COVENANTS AND UNDERTAKINGS

4.1                       Representations and Warranties

4.1.1                             Each of the Parties severally represents and warrants to each other that:

(1)                      it has the full power and authority to enter into this Agreement;

(2)                      its signing of this Agreement or fulfilling of any of its obligations hereunder does not violate any laws, regulations and contracts to which it is bound, or require any government authorization or approval;

(3)                      there is no lawsuit, arbitration or other legal or government procedures pending which, based on its knowledge, shall materially and adversely affect this Agreement and the performance thereof;

(4)                      it has disclosed to other Parties all documents issued by any government department that might cause a material adverse effect on the performance of its obligations under this Agreement;

(5)                      in any event, the liabilities of Party B to Wowo and Party A are limited to the Shares as each held thereby.

4.1.2                             Party B especially represent and warrant to Party A that:

After the grant of the Option to Party A in accordance with this Agreement,  none

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of Party B shall grant the Option or any similar rights to a third party by any means whatsoever.

4.2                       Covenants and Undertakings

4.2.1                             Each of Party B separately and jointly covenants and undertakes to Party A that:

(1)                               it will complete all such formalities as are necessary to make Party A or its nominee a full and proper shareholder of Wowo. Such formalities include, but are not limited to, revising the Articles of Association of Wowo, changing the list of shareholders and undertaking any other changes at the relevant administrative department of industry and commerce.

(2)                               for a period as from the date hereof until two (2) years after the date on which all of the Shares are acquired by Party A:

(a)                       except operating Wowo, Kaiyi and Yi You Bao or the business invested or controlled by Wowo, Kaiyi and Yi You Bao, or employed by Party A or other PRC companies invested or controlled by Wowo Group Limited (if applicable), it will not, either directly or indirectly, engage or be engaged in business which is the same or similar to that of Wowo, Kaiyi and Yi You Bao within the PRC or any other jurisdictions wherein Wowo, Kaiyi and Yi You Bao operates;

(b)                       it will not take employment with any person who is engaged by Wowo, Kaiyi, Yi You Bao or Party A, or with any person directly or indirectly assisting any such person with technical, commercial or professional advice, except that such person is employed by Wowo, Kaiyi or Yi You Bao, the business invested or controlled by Wowo, Kaiyi, Yi You Bao, Party A or other PRC companies invested or controlled by Wowo Group Limited;

(c)                        it will not be engaged or otherwise involved as principal, shareholder, employee or agent, whether directly or indirectly, in any company, firm or business which, with regards to any goods or services, is supplier to or a customer of Wowo, Kaiyi and Yi You Bao or Party A, except for Wowo, Kaiyi and Yi You Bao, the business invested or controlled by Wowo, Kaiyi and Yi You Bao, Party A or other PRC companies invested or controlled by Wowo Group Limited; and

(d)                       it will not at any time either on its own account or for any person solicit business from any person who has dealt with Wowo, Kaiyi, Yi You Bao or Party A.

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(3)                               each of Party B further covenants and undertakes to Party A that it will cause Wowo:

(a)                       to keep validly existing and prudently and effectively operate its business and handle related corporate affairs following good commercial and business standards and practices; endeavor to ensure itself keep holding its licenses, certificates and approvals as requisite for its business operations, and keep such licenses, certificates and approvals from being revoked; and endeavor to keep the current corporate structure and senior managements, and maintain the relationships with its customers to ensure Wowo’s reputation and operation will not be materially or adversely affected upon the exercise of the Option hereunder by Party A or its nominee;

(b)                       without prior written consent of Party A, not to increase or decrease its registered capital;

(c)                        without prior written consent of Party A, not to revise its articles of association or other constituent documents with respect to its material matters, including but not limited to its organization structure, intenal institutions and authority, registered capital changes, share transfers, voting rules and matters.

(d)                       without prior written consent of Party A, not to sell, transfer, mortgage or otherwise dispose of any asset, income, legitimate or beneficial interests in its business, or allow creation of any other security interest at any time as from the date hereof;

(e)                        without prior written consent of Party A, not to inherit, guarantee or allow the existence of any debt, with the exception of (i) the debts incurred during the ordinary or daily course of business, and (ii) the debts which have been disclosed to Party A and for which written consents from Party A have been obtained;

(f)                         to normally operate businesses to maintain its assets value, and not to result in any materially adverse affect on its business operation and the value of its assets by any acts or omissions; and without prior written consent of Party A, not to change its businesses in any material respect;

(g)                        without prior written consent of Party A, not to enter into any material agreement except for the agreements entered into during the ordinary course of business (for the purpose of this

6

section, an agreement or a series of related agreements should be deemed as a material agreement if the amount of which exceeds RMB 2,000,000);

(h)                       without prior written consent of Party A, not to provide any loan, credit or guatantee to anyone;

(i)                           at the request of Party A, to provide all materials related to its business and financial conditions to Party A;

(j)                          without prior written consent of Party A, not to merge or associate with any entity, or acquire any entity or invest in any entity;

(k)                       to promptly inform Party A of any existing or potential litigation, arbitration, or administrative proceedings in relation to its assets, business or revenues;

(l)                           in order to maintain its ownership of all its assets, to execute all necessary or appropriate documents, commence all necessary or appropriate claims, or make all necessary or proper defences to all claims;

(m)                   without prior written consent of Party A, not to distribute any dividends to its shareholders in any form, nevertheless upon request of Party A, immediately to distribute all payable dividends to the shareholders; and

(n)                       at the request of Party A, to appoint the person designated by Party A to be its executive director.

4.2.2                             Party A covenants and undertakes to Party B that:

it will bear all fees and other expenditure arising from executing and performing this Agreement and any other relevant documents required therefore, including but not limited to legal fees, costs, stamp tax and any other taxes and charges. If Party B shall pay any fees and other expenditure in accordance with the laws or the relevant contracts, Party A shall fully indemnify such fees and other expenditure paid by Party B.

ARTICLE 5: BREACH

Upon the execution of this Agreement, failure by either party to perform other obligations in this Agreement and any untrue representations or warranties shall be deemed as a breach of this Agreement.  The defaulting party shall compensate all the loss suffered by the innocent party caused by the breach of this Agreement.

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ARTICLE 6: GOVERNING LAW AND DISPUTE SETTLEMENT

6.1                       The conclusion, validity, interpretation, performance and the dispute resolution of this Agreement shall be governed by the laws of PRC.

6.2                       Any disputes arising from or relating to this Agreement shall be resolved through consultation by the Parties. In case of a failure to reach an agreement through consultations within thirty (30) days of their occurrence, each Party can submit the disputes to China International Economics and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules in effect at the time of the arbitration. The arbitration shall be held in Beijing and the language used will be Chinese. The arbitral award shall be final and binding upon the Parties.

ARTICLE 7: TERM OF AGREEMENT

The term of this Agreement shall be ten (10) years, and may be extended by another ten (10) years at the request of Party A.

ARTICLE 8: CONFIDENTIALITY

No party to this Agreement shall publicize, divulge or disclose any information regarding this Agreement, the transaction under this Agreement, or the identity of the other party, unless the other party gives a written consent in advance.

ARTICLE 9: MISCELLANEOUS

9.1                       No amendment or modification to this Agreement shall be valid unless made in writing and executed by the Parties.

9.2                       The attachments of this Agreement are part of and have the same effectiveness with this Agreement.

9.3                       Notices

9.3.1                             Unless otherwise designated by the other Party, any notices of other correspondences among the Parties in connection with the performance of this Agreement shall be delivered in person, by express mall, e-mail, facsimile or registered mail to the following correspondence addresses:

Party A	Beijing Wowo Shi Jie Information & Technology Co., Ltd.
Address	Building 36, Yi No.108, Beiyuan Road, Chaoyang District, Beijing
ZiP code	100101
Contact Person	Maodong Xu

Party B	Hanyu Liu
Address	Building 36, Yi No.108, Beiyuan Road, Chaoyang

8

District, Beijing
Zip code	100101
E-mail	liuhanyu@55tuan.com

9.3.2                             Notices and correspondences shall be deemed to have been effectively delivered:

(1)                                at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

(2)                                on the date that the receiving Party signs for the document, if delivered in person (including express mail);

(3)                                on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail;

(4)                                on the successful printing by the sender of a transmission report evidencing the delivery of the relevant e-mail, if sent by e-mail.

9.4                       This Agreement shall be binding on the successors of the Parties and the assigns as designated by Party A.

9.5                       The Parties may, upon mutual agreement, conclude supplementary agreements regarding any issues not covered in this Agreement. The supplementary agreements shall be of equal force with this Agreement.

9.6                       This Agreement shall be made in Chinese version with English translation. In case of discrepancies between the two versions, the Chinese version shall prevail. This Agreement shall be executed in three (3) originals with one (1) original each for Party A and Party B.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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[EXECUTION PAGE]

IN WITNESS WHEREOF, the Parties or their respective authorized representatives have caused this Agreement to be executed as of the date and in the place first here above mentioned.

SIGNED by

For and on behalf of

Party A: Beijing Wowo Shi Jie Infomration & Technology Co., Ltd.

SIGNED by

Party B:

Maodong Xu

Yonghong Lv

Xiaoyong Hu

Guang Yang

Yuedong Jiang

Jianguang Wu

Yan Chen

Jinghan Wei

Dong Zhang

Hanyu Liu

Xiangqing Lin

Guangyu Lv

Yunming Wang

Chuanjun Liu

Pingping Lin

Guozhagn Pan

Yongming Zhang

Weihong Xiao

10

Annex

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (this “Agreement”) is entered into as of [                      ] in Beijing by and between the following parties:

Transferor:      Name: [  ]

ID No.: [  ]

Transferee: Beijing Wowo Shi Jie Information & Technology Co., Ltd. (the “Transferee”)

(the Transferors and the Transferee collectively the “Parties”)

WHEREAS

(1)                         The Transferors holds [  ]% shares in [  ].

(2)                         The Transferor desires to transfer to the Transferee all his/her [  ]% shares in [  ], and the Transferee agrees to accept such transfers under the terms and conditions of this Agreement.

THE PARTIES THEREFORE AGREE AS FOLLOWS:

Article 1: TRANSFER OF EQUITY INTEREST

1.1                       Transfer Agreement

1.1.1                             Subject to the terms and conditions of this Agreement, the Transferors hereby agree to transfer [  ]%  shares they held in [  ] to the Transferee (the “Transfer”) at the Effective Date of this Agreement (as defined in Article 5.1 below) as of the Effective Date of this Agreement, and acquires all the related rights and interests accordingly.

1.1.2                             The Transferors and the Transferee have entered into a shares pledge agreement as of May 31, 2011, under which the Transferors in favor of Party A pledged the entire shares asheld by them in [  ]. Upon the execution of the Transfer in accordance with this Agreement, the portion of the pledge over the shares as transferred will disappear and the shares in pledge will be reduced in the same proportion.

1.2                       Transfer Price

The purchase price of the [  ]% shares is RMB[  ].

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Article 2: CLOSING

2.1                       Subject to terms and conditions of this Agreement, the closing of the Transfer involved in this Agreement (“Closing”) shall be deemed as having accompished at the Effective Date of this Agreement.

2.2                       The Transferors shall submit to the Transferee any and all legal documents with respect to the Transfer being referred hererto at the Effective Date of this Agreement, in a way satisfactory to the Transferee formally and virtually.

2.3                       The Parties of this Agreement hereby agree that, with respect to the Transfer hereunder, the Transferors shall be responsible to file with the original registration authority of [  ] for the purpose of all necessary registration change within thirty (30) days after the execution of this Agreement, and the Transferee shall offer necessary assistance and cooperation at the same time.

Article 3: REPRESENTATIONS AND WARRANTIES

3.1                       Representations and Warranties of the Transferors

The Transferors hereby make following representations and warranties to the Transferee,

3.1.1                  The Transferors have full legal power and authority to sign and execute this Agreement and transfer the shares referred to under this Agreement. The Transferors have taken all proper and necessary actions for the Transfer referred to under this Agreement. Upon the signing of this Agreement, it constitutes a legal, valid and binding obligation to the Transferors, and shall be enforceable against the Transferors according to its terms.

3.1.2                  In any event, the liabilities of the Transferors to [  ] and the Transferee are limited to the shares as each held thereby.

3.1.3                  The representations and warranties hereby made by the Transferors are true and accurate in all aspects at the Effective Date of this Agreement.

3.1.4                  Upon the effectiveness of this Agreement, the Transferors shall be responsible to effect all necessary internal and external procedures in respect of the Transfer, including but not limited to, signing resolutions of the shareholders’ meeting and making related registration change and filings.

3.2                       Representations and Warranties of the Transferee

The Transferee hereby makes the following representations and warranties to the Transferors,

3.2.1                  The Transferee has full legal power and authority to sign and execute this Agreement and carry out the Transfer hereunder. Upon the signing of this Agreement, it constitutes a legal, valid and binding obligation to

2

the Transferee, and will be enforceable against the Transferee according to its terms.

3.2.2                  The liabilities of the Transferors to [  ] and the Transferee are limited to the shares as each held thereby before or after the Effective Date of this Agreement.

3.2.3                  The representations and warranties hereby made by the Transferee are true and accurate in all aspects at the Effective Date of this Agreement.

3.2.4                  Upon the effectiveness of this Agreement, the Transferee shall offer necessary assistance and cooperation to the Transferors for them to perform the obligations referred to in Article 3.1.4.

Article 4: THE CONTINUOUS EFFECTIVENESS OF WARRANTIES; COMPENSATION

4.1                       The Continuous Effectiveness of Warranties

The representations and warranties made by the Transferors and the Transferee respectively and any certificate or other documents submitted previously shall not be seen as waiver or be impacted as a result of any adjustment made by the Transferors and the Transferee and each of representations and warranties shall be continuous effective after the Closing.

4.2                       Compensation

If the Transferee or the Transferors bear any cost, expense, liability or loss owing to the Transferors or the Transferee violating this Agreement before the Effective Date of this Agreement, the defaulting party shall make compensation to the non-defaulting party and make the non-defaulting party free with any cost, expense, liability or loss incurred because of the foregoing reason.

Article 5: MISCELLANEOUS

5.1                       Effective Date of this Agreement

This Agreement shall take effect as of the date of execution by the Parties or their respective authorized representatives.

5.2                       Governing Law and Disputes Resolution

5.2.1                    The conclusion, validity, interpretation, performance and the dispute resolution of this Agreement shall be governed by the laws of PRC.

5.2.2                    Any disputes arising from or relating to this Agreement shall be resolved through consultation in good faith by the Parties. In case of a failure to reach an agreement through such consultation, the Parties agree to submit the disputes to China International Economics and

3

Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules in effect at the time of the arbitration. The arbitration shall be held in Beijing and the language used will be Chinese. The arbitral award shall be final and binding upon the Parties.

5.3                       Language and Version

This Agreement shall be made in Chinese version with English translation. In case of discrepancies between the two versions, the Chinese version shall prevail. This Agreement has six (6) originals with each of the Transferors and the Transferee keeping one original. Other originals of this Agreement shall be used in relation to conducting necessary changing registration procedures.

[THE REMAINDER OF THIS PAGE IS INTENTIOANLLY LEFT BLANK]

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[EXECUTION PAGE]

IN WITNESS WHEREOF, the Parties or their respective authorized representatives have caused this Agreement to be executed as of the date and in the place first here above mentioned.

The Transferor:

Name: [  ]

Signature:

The Transferee:

SIGNED by

For and on behalf of

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

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Exhibit 10.7

EXCLUSIVE TECHNICAL SUPPORT SERVICE AGREEMENT

BY AND BETWEEN

Beijing Wowo Tuan Information & Technology Co., Ltd.

AND

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

June 10, 2011

EXCLUSIVE TECHNICAL SUPPORT SERVICE AGREEMENT

THIS EXCLUSIVE TECHNICAL SUPPORT SERVICE AGREEMENT (this “Agreement”) is entered into in Beijing as of the 10th day of June, 2011 by and between the following two Parties:

(1)                                 Beijing Wowo Tuan Information & Technology Co., Ltd. (hereinafter “Party A”), with its registered address: Room 707, Building 7, Huaqing Jiayuan, Haidian District, Beijing; and

(2)                                 Beijing Wowo Shi Jie Information & Technology Co., Ltd. (hereinafter “Party B”), with its registered address: Building 36, Yi No.108, Beiyuan Road, Chaoyang District, Beijing; and

for the purpose of this Agreement, the reference to Party A hereinafter shall mean Party A and each of its subsidiaries and/or any companies or other entities as controlled thereby.

(Party A and Party B individually being referred to as a “Party” and collectively the “Parties”).

WHEREAS:

(1)                                 Party A is a company with its business scope of technology development.

(2)                                 Party B is a company with its business scope of research and development of computer software and hardware, technical development, service, and consultancy for information system and computer internet, sale of self-developed products, and transfer of self-owned technology.

(3)                                 Party A wishes to engage Party B to provide to it related services, and Party B agrees to provide Party A with necessary technical support and assistance.

The Parties hereby agree upon mutual friendly consultations, as follows:

Article 1: Definition

1.1                               Except as otherwise construed in the terms or context hereof, the following terms in this Agreement shall be interpreted to have the following meanings:

“Party A’s Business” shall mean any and all businesses engaged in and developed by Party A currently and at any time during the valid term hereof.

“Services” shall mean the services to be provided by Party B exclusively to Party A, which are related to Party A’s Business, with a technical platform combining software and hardware as well as relevant technical support and maintenance services, including but not limited to:

1.1.1                     provision of system solutions for internet websites operations;

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1.1.2                     provision of the rights to use computer and network hardware equipment necessary for Party A’s Business;

1.1.3                     daily management, maintenance and upgrading of the network sever and databases;

1.1.4                     development, maintenance and upgrading of the related applied software; and

1.1.5                     other related technical and consultancy services in relation to or required by Party A’s Business.

“Annual Business Plan” shall mean the development plan and budget report for Party A’s Business in the next year which is prepared by Party A with the assistance of Party B pursuant to this Agreement.

“Service Fee” shall mean all fees to be paid by Party A to Party B pursuant to Article 3 of this Agreement in respect of the Services provided by Party B.

“Equipment” shall mean any and all equipment owned by Party B or purchased by Party B from time to time for the purpose of provision of the Services.

“Business Income” shall mean the aggregate of all main business incomes and other business incomes as confirmed by Party A in the process of its business operations (before the deduction of related costs, fees and taxes).

1.2                               The references to any laws and regulations (hereinafter the “Law”) herein shall be deemed (1) to include the references to the amendments, changes, supplements and reenactments of such Law, irrespective of whether they take effect before or after the formation of this Agreement; and (2) to include the references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3                               Except as otherwise stated in the context herein, all references to an Article, clause, item or paragraph shall refer to the relevant part of this Agreement.

Article 2: Services

2.1                               Party B shall provide the Services to Party A pursuant to this Agreement, and Party A shall accept the Services provided by Party B and shall endeavor to cooperate with Party B in Party B’s provision of the Services.

2.2                               Party B shall procure various equipment reasonably necessary for the provision of the Services and shall purchase and procure new equipment in accordance with Party A’s Annual Business Plan, as to meet with the demand for its provision of quality Services.

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2.3                               At the request of Party B, Party A Shall discuss and decide with Party B prior to November 30 each year the Annual Business Plan of Party A for the next year, as for Party B to make appropriate arrangement for its Services plan and purchase necessary equipment. In case that Party A needs Party B to purchase new equipment contingently. Party A shall discuss the same with Party B fifteen (15) days in advance and obtain Party B’s consent thereto.

2.4                               The Services provided by Party B hereunder shall be of an exclusive nature. During the valid term hereof, without Party B’s prior written consent, Party A shall not enter into any agreement with any other third party as to engage such third party to provide to Party A services identical or similar to the Services provided by Party B.

Article 3: Service Fee

3.1                               In respect of the Services to be provided by Party B pursuant to Article 2 hereof, at the request of Party B, Party A agrees to pay to Party B pursuant to 3.2 hereof the Service Fee as follows:

3.1.1                     a performance fee equivalent to 5% of the total revenue of Party A in the current year;

3.1.2                    depreciation amount on equipment to be determined by accounting rules of China; and

3.1.3                     annual service fee: this fee is total business incomes of the whole year minus fees of 3.1.1 and 3.1.2; whereas the amount of 3.1.1, 3.1.2 and 3.1.3 exceed total net profit of the whole year of Party A, the annual service fee payable from Party A to Party B is limited to total net profit of Party A. Party B has the right to set and revise annually this service fee unilaterally with reference to the performance of Party A.

3.2                               At the request of Party B, Party A shall pay the Service Fee to Party B on a quarterly basis. Prior to January 31, April 30, July 31 and October 31 each year, Party A shall pay to Party B the performance fee set out in 3.1 according to the percentage set out in the preceding Article and the amount of Party A’s total business income in the preceding three (3) months; after the end of each of Party A’s accounting years, Party A and Party B shall, on the basis of Party A’s total annual business income in the preceding year which is mutually accepted by the Parties, carry out the overall examination and verification on the Service Fee actually payable by Party A, and shall make corresponding payment adjustment within thirty (30) days of the commencement of the next accounting year.

3.3                               Party A shall, according to the provisions of this Article, pay all Service Fees in a timely manner into the bank account designated by Party B. In case that Party B is to change its bank account, it shall notify Party A in writing of such change seven (7) working days in advance.

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3.4                               Upon expiration or termination of this Agreement, Party A shall, within thirty (30) days of the date of the expiration or termination of this Agreement, pay all the remaining part of the Service Fee to Party B.

3.5                               Party A shall, according to the provisions of Article 3 hereof, provide Party B with the true information concerning its business income, and shall pay the full amount of the Service Fee to Party B in a timely manner; at the request of Party B, Party A shall permit Party B to review and examine its financial records, as to verify the amount of its business income.

Article 4: Work Product, Intellectual Property and Know-how

4.1                               Both Parties acknowledge that all work products, intellectual property and know-how involved or generated in the process of Party B’s provision of the Services shall belong to Party B, but not including the followings:

4.1.1                     intellectual property legally owned by any third party, which Party A or Party B has obtained legally the right to use through license or otherwise;

4.1.2                    customer information obtained during the process of Party A’s Business; such customer information shall belong to Party A and Party B jointly; and

4.1.3                    issues agreed to otherwise between the Parties in writing.

Article 5: Representations and Warranties

5.1                               Party A represents and warrants hereby as follows:

5.1.1                     it is a company of limited liabilities duly registered and validly existing under the laws of its incorporation with independent legal person qualification, with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions.

5.1.2                     it has full corporate power and authorization to execute and deliver this Agreement and all the other documents to be entered into by it in relation to the transaction referred to herein, and it has the full power and authorization to complete the transaction referred to herein. This Agreement shall be executed and delivered by it legally and properly. This Agreement constitutes the legal and binding obligations on it and is enforceable on it in accordance with its terms and conditions.

5.1.3                     it has obtained complete business permits as necessary for its operations upon this Agreement taking effect, and it has sufficient rights and qualifications to operate within PRC the businesses of technology development and other Party A’s Business it is currently engaged in.

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5.2                               Party B represents and warrants hereby as follows:

5.2.1                     it is a company of limited liabilities duly registered and validly existing under the laws of its incorporation with independent legal person qualification, with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions.

5.2.2                     it has full corporate power and authorization to execute and deliver this Agreement and all the other documents to be entered into by it in relation to the transaction referred to herein, and it has the full power and authorization to complete the transaction referred to herein. This Agreement shall be executed and delivered by it legally and properly. This Agreement constitutes the legal and binding obligations on it and is enforceable on it in accordance with its terms and conditions.

Article 6: Special Undertakings by Party A

Party A hereby undertakes as follows:

6.1                               it must take all necessary measures during the term of this Agreement to obtain promptly all the business permits requisite under the then applicable Law and necessary for the purpose of Party A’s Business operation, and to keep all the business permits to remain in effect at any time.

6.2                               It must make all its efforts during the term of this Agreement to develop Party A’s Business, as to maximize the profits.

6.3                               Party A must respect Party B’s work product and intellectual property, and shall take all necessary or practical measures to protect Party B’s work product and intellectual property during the term of this Agreement.

Article 7: Indemnification

At the request of Party B, Party A agrees that it shall indemnify and keep Party B harmless from any and all losses Party B suffers or may suffer as the result of the execution and performance hereof and of Party A’s Business, including but not limited to any loss arising from any litigation, repayment pursuit, arbitration, claims lodged by any third party or administration investigations and/or penalties by government authorities against it in relation to Party A’s Business; provided that losses due to Party B’s willful or gross fault shall be excluded from such indemnification.

Article 8: Confidentiality

8.1                               Notwithstanding the termination of this Agreement, Party A shall be obliged to keep in confidence (i) the execution, performance and the contents of this Agreement; (ii) the commercial secret, proprietary information and customer information in relation to Party B known to or received by it as the result of execution and performance of this Agreement; and (iii) the customer

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information and other non-public information jointly owned by it with Party B (hereinafter collectively the “Confidential Information”). Party A may use such Confidential Information only for the purpose of performing its obligations under this Agreement. Party A shall not disclose the above Confidential Information to any third parties without the written consent from Party B, or Party A shall bear the default liability and indemnify the losses.

8.2                               Upon termination of this Agreement, Party A shall, upon demand by Party B, return, destroy or otherwise dispose of all the documents, materials or software containing the Confidential Information and suspend using such Confidential Information.

8.3                               Notwithstanding any other provisions herein, the validity of this Article shall not be affected by the suspension or termination of this Agreement.

Article 9: Force Majeure

In the event of earthquake, typhoon, flood, fire, war, computer virus, loophole in the design of tooling software, computer system or internet encountering a hacker, invasion or disastrous spreading of computer virus, affection by the technical adjustment of telecommunication departments, temporary close-down of websites due to government supervision, or change of policies or laws, and other unforeseeable or unpreventable or unavoidable event of force majeure, which directly prevents a Party from performing this Agreement or performing the same on the agreed condition, the Party encountering such a force majeure event shall forthwith issue a notice by a facsimile and, within thirty (30) days, present the documents proving the details of such force majeure event and the reasons for which this Agreement is unable to be performed or is required to be postponed in its performance, and such proving documents shall be issued by the notarial office of the area where such force majeure event takes place. The Parties shall consult each other and decide whether this Agreement shall be waived in part or postponed in its performance with regard to the extent of impact of such force majeure event on the performance of this Agreement. No Party shall be liable to compensate for the economic losses brought to the other Party by the force majeure event.

Article 10: Term of Agreement

10.1                        This Agreement shall take effect as of the date of formal execution by the Parties, and the term of this Agreement shall be ten (10) years unless earlier terminated as set forth in 10.2 of this Agreement or other written agreements entered into by the Parties. This Agreement shall be extended automatically by another ten (10) years upon the written confirmation by Party B before the expiry of this Agreement.

10.2                        During the term of this Agreement, Party A may not terminate this Agreement except in the case of Party B’s gross negligence, fraud, or other illegal action or bankruptcy or termination of Party B, and in the event of bankruptcy or termination of Party A before the expiry of this Agreement, this Agreement shall be terminated automatically. Notwithstanding the above, Party B may

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terminate this Agreement with issuing a written notice to Party A thirty (30) days in advance.

Article 11: Notice

11.1                        Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Party.

11.2                        The abovementioned notice or other correspondences shall be deemed to have been delivered when it is transmitted if transmitted by facsimile or telex; it shall be deemed to have been delivered when it is delivered if delivered in person; it shall be deemed to have been delivered five (5) days after posting the same if posted by mail.

Article 12: Default Liability

12.1                        The Parties agree and confirm that, if any Party (hereinafter the “Defaulting Party”) breaches substantially any of the agreements made under this Agreement, or fails substantially to perform any of the obligations under this Agreement, such a breach shall constitute a default under this Agreement (hereinafter a “Default”), then the non-defaulting Party (hereinafter the “Non-defaulting Party”) shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of the other Party notifying the Defaulting Party in writing and requiring it to rectify the Default, then (1) in case of Party A being the Defaulting Party, Party B shall have the right to terminate this Agreement and require the Defaulting Party to indemnify it for the damage; (2) in case of Party B being the Defaulting Party, the Non-defaulting Party shall have the right to terminate this Agreement and require the Defaulting Party to indemnify it for the damage, and under no circumstances shall the Non-defaulting Party have the right to terminate or dissolve this Agreement or the authorization under this Agreement.

12.2                        Notwithstanding any other provisions herein, the validity of this Article shall stand disregarding the suspension or termination of this Agreement.

Article 13: Miscellaneous

13.1                        This Agreement shall be made in Chinese version with English translation. In case of discrepancies between the two versions, the Chinese version shall prevail. This Agreement shall be executed in two (2) originals with one (1) original each for involved Party.

13.2                        The formation, validity, execution, amendment, interpretation and termination of this Agreement shall be subject to the PRC Laws.

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13.3                        Any disputes arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if the Parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules in effect at the time of the arbitration. The arbitration shall be held in Beijing and the language used will be Chinese. The arbitral award shall be final and binding upon the Parties.

13.4                        Any rights, powers and remedies empowered to any Party by any provisions herein shall not preclude any other rights, powers and remedies enjoyed by such Party in accordance with laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of its other rights, powers and remedies by such Party.

13.5                        Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (hereinafter the “Party’s Rights”) shall not lead to a waiver of such rights, and the waiver of any single or partial exercise of the Party’s Rights shall not preclude such Party from exercising such rights in any other way and exercising the remaining part of the Party’s Rights.

13.6                        The titles of the Articles contained herein shall be for reference only, and in no circumstances shall such titles be used in or affect the interpretation of the provisions hereof.

13.7                        Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

13.8                        Any amendments or supplements to this Agreement shall be made in writing and shall take effect only when properly signed by the Parties to this Agreement.

13.9                        It is agreed by Party A that without any consent from Party A, Party B may assign its rights and/or obligations hereunder to any third parties with prior notice to Party A. Party A may not assign any of its rights and/or obligations hereunder to any third parties without the prior written consent from Party B.

13.10                 This Agreement shall be binding on the legal successors of the Parties.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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[EXECUTION PAGE]

IN WITNESS WHEREOF, the Parties or their respective authorized representatives have caused this Agreement to be executed as of the date and in the place first here above mentioned.

Beijing Wowo Tuan Information & Technology Co., Ltd.

Signed by:

Name:
Position:

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

Signed by:

Name:
Position:

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Exhibit 10.8

SHARES PLEDGE AGREEMENT

BY AND AMONG

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

AS PLEDGEE

AND

Maodong Xu, Yonghong Lv, Xiaoyong Hu, Guang Yang, Yuedong Jiang, Jianguang Wu, Yan Chen, Jinghan Wei, Dong Zhang, Hanyu Liu, Xiangqing Lin, Guangyu Lv, Yunming Wang, Chuanjun Liu, Pingping Lin, Guozhagn Pan, Yongming Zhang and Weihong Xiao

AS PLEDGORS

September 10, 2011

SHARES PLEDGE AGREEMENT

THIS SHARES PLEDGE AGREEMENT (this “Agreement”), is entered into as of the 10th day of September, 2011 in Beijing, the People’s Republic of China (the “PRC”)by and between the following parties:

Pledgee:                           Beijing Wowo Shi Jie Information & Technology Co., Ltd.

Address:                         Building 36, Yi No.108, Beiyuan Road, Chaoyang District, Beijing

Pledgor:                            Maodong Xu, a PRC citizen whose ID No. is 420106196712023614.

Yonghong Lv, a PRC citizen whose ID No. is 330722197201163426.

Xiaoyong Hu, a PRC citizen whose ID No. is 612430196408170015.

Guang Yang, a PRC citizen whose ID No. is 230103196307280954.

Yuedong Jiang, a PRC citizen whose ID No. is 321028196406180216.

Jianguang Wu, a PRC citizen whose ID No. is 110101197410262556.

Yan Chen, a PRC citizen whose ID No. is 320102197109203245.

Jinghan Wei, a PRC citizen whose ID No. is 420106196804053626.

Hanyu Liu, a PRC citizen whose ID No. is 371100197510156817.

Guangyu Lv, a PRC citizen whose ID No. is 510221197112130438.

Yunming Wang, a PRC citizen whose ID No. is 370628197811270034.

Chuanjun Liu, a PRC citizen whose ID No. is 370323198208236912.

Pingping Lin, a PRC citizen whose ID No. is 130928198409231324.

Guozhagn Pan, a PRC citizen whose ID No. is 372923198306285615.

Yongming Zhang, a PRC citizen whose ID No. is 440106197203010397.

Xiangqing Lin, a PRC citizen whose ID No. is 330324196412211017.

Dong Zhang, a PRC citizen whose ID No. is 3712031976131351.

Weihong Xiao, a PRC citizen whose ID No. is 370922197406155348.

(Maodong Xu, Yonghong Lv, Xiaoyong Hu, Guang Yang, Yuedong Jiang, Jianguang Wu, Yan Chen, Jinghan Wei, Dong Zhang, Hanyu Liu, Xiangqing Lin, Guangyu Lv, Yunming Wang, Chuanjun Liu, Pingping Lin, Guozhagn Pan, Yongming Zhang and Weihong Xiao collectively the “Pledgors”)

WHEREAS

(1)                         The Pledgors acquired all equity interest in Beijing Wowo Tuan Information & Technology Co., Ltd. (“Wowo”), where Maodong Xu holds 75.9621%, Xiangqing Lin holds 1.1996%, Yonghong Lv holds 3.4176%, Xiaoyong Hu holds 1.3671%, Guang Yang holds 0.6007%, Yuedong Jiang holds 0.1502%, Jianguang Wu holds 4.8292%, Yan Chen holds 0.5268%, Jinghan Wei holds 0.5268%, Hanyu Liu holds 0.5707%, Guangyu Lv holds 2.0634%, Yunming Wang holds 0.6008%, Chuanjun Liu holds 0.0924%, Pingping Lin holds 0.0924%, Guozhang Pan holds 0.0462%, Yongming Zhang holds 6.4781%, Dong Zhang holds 0.2257%, and Weihong Xiao holds 1.2500% of Wowo Shares.

(2)                         The Pledgee is a wholly foreign-owned enterprise registered in Beijing, the PRC, a wholly owned subsidiary of Wowo Holding Limited (HK).

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(3)                         The Pledgee and the Pledgors entered into option agreements dated as of the even date hereof (hereinafter the “Option Agreement”). The Pledgee entered into an exclusive technical support service agreement with Wowo as of the even date hereof (hereinafter the “Exclusive Technical Support Service Agreement”).

(4)                         The Pledgee shall appoint all personnel in operating Wowo and assume management responsibilities of Wowo.

(5)                         In order to make sure the performance of all the obligations by Wowo and the Pledgors under the abovementioned Exclusive Technical Support Service Agreement, and Option Agreement (collectively, the “Agreement Obligations”), the Pledgors assign, convey to the Pledgee, for its benefit, a pledge over and security interest in all of their respective shares in Wowo as a security of Secured Indebtedness including the Agreement Obligations.

THE PLEDGORS AND THE PLEDGEE THEREFORE AGREE AS FOLLOWS:

ARTICLE 1: DEFINITIONS

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1                               Pledge means the full content of Article 2 hereunder.

1.2                               Shares means the shares in Wowo held by the Pledgors. In order to avoid any indoubtness, the Shares hereof refer to all of the shares in Wowo held by the Pledgors at any time, to wit, after the date hereof if there is any increase or other changes with respect to the shares in Wowo held by the Pledgors, such shares after increased or changed shall be deemed to be the Shares in Pledge under this Agreement.

1.3                               Term of Pledge means the period provided under Article 3.2 hereunder.

1.4                               Event of Default means any event in accordance with Article 7 hereunder.

1.5                               Notice of Default means the notice of default issued by the Pledgee in accordance with this Agreement.

1.6                               Option means the option granted by the Pledgors to the Pledgee in the Option Agreement in favor of the Pledgee to purchase the Shares exclusively.

1.7                               The PRC means the People’s Republic of China.

1.8                               Secured Indebtedness means all the obligations of Wowo under the Exclusive Technical Support Service Agreement, and the obligations of the Pledgors under the Option Agreement, including but not limited to the repayment of service fees, liquidated damages, compensations and other expenses incurred by the Pledgee in connection with the exercise of Pledge.

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1.9                               Except as otherwise stated in the context herein, all references herein to this Agreement or any other agreements or documents shall be interpreted as to refer to the amendments, changes, replacements or supplements already made or to be made from time to time, to or of this Agreement or, as the case may be, such other agreements or documents.

ARTICLE 2: PLEDGE

2.1                               The Pledgors assign, convey to the Pledgee, for its benefit, a pledge over and security interest in all of their respective shares in Wowo to secure all and any Secured Indebtedness.

2.2                               In order to avoid any indoubtness, despite of the disappearance of party of the Secured Indebtedness, the Pledgors assign, convey to the Pledgee, for its benefit, a pledge over and security interest in all of their respective Shares in Wowo as a security of the remaining part of the Secured Indebtedness in accordance with the provisions of this Agreement.

2.3                               Within the effective period of this Agreement, in case that the Pledgee exercise the Option and therefore obtains all or part of the Shares, the relative Pledge over that part of Share disappear in proportion as of the execution date of the Shares transfer and the Shares pledged by the Pledgors reduce in the same proportion. The Pledgee and the Pledgors shall effect the registration, or changing registration or record, as set forth in Article 4.2 hereunder, with the competent administration for industry and commerce.

2.4                               The Pledge under this Agreement refers to the preferential rights enjoyed by the Pledgee in receiving proceeds from auction or sale of the Shares pledged by the Pledgors to the Pledgee

ARTICLE 3: THE EFFECTIVENESS AND TERM OF PLEDGE

3.1                               The effectiveness of this Agreement

This Agreement shall become effective upon the execution by the respective duly authorized representatives of the Pledgee and the Pledgors.

3.2                               The term of Pledge

The term of Pledge is equal to the term of the Option Agreement.

ARTICLE 4: POSSESSION OF PLEDGE DOCUMENTS

4.1                               During the term of Pledge under this Agreement, the Pledgors shall deliver the physical possession of the certificate of capital contribution and the name list of shareholders of Wowo to the Pledgee within one (1) week as of the date of execution of this Agreement.

4.2                               The Pledgors and the Pledgee hereby agree to effect the registration or record

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of Pledge herein with the competent administration for industry and commerce at the earliest practicable date (in any event not later than twenty (20) days as of the date hereof). After the completion of such Pledge registration, in case of the changes with respect to the Shares respectively held by the Pledgors resulting from any changes to the registered capital or share structure of Wowo, the Pledgors and the Pledgee shall effect the alteration registration or record of Pledge with the competent administration for industry and commerce within twenty (20) days after the completion of the registration of the abovementioned Shares changes.

4.3                               The Pledgee is entitled to collect dividends and other distributions (in cash or non-cash) of the Shares during the Term of Pledge.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES

5.1                               The Pledgee and the Pledgors severally represent and warrant to each other that:

5.1.1                     it has the full power and authority to enter into this Agreement;

5.1.2                     its signing of this Agreement or fulfilling of any of its obligations hereunder does not violate any laws, regulations and contracts to which it is bound, or require any government authorization or approval;

5.1.3                     there is no lawsuit, arbitration or other legal or government procedures pending which, based on its knowledge, shall materially and adversely affect this Agreement and the performance thereof;

5.1.4                     it has disclosed to other Parties all documents issued by any government department that might cause a material adverse effect on the performance of its obligations under this Agreement; and

5.1.5                     in any event, the liabilities of Party B or Party C to Wowo and Party A are limited to the Shares as each held thereby.

5.2                               The Pledgors especially represent and warrant to the Pledgee that:

5.2.1                     The Pledgors are the legal owners of the Shares. The Pledgors do not pledge or encumber the Shares to any other person except for the Pledgee.

5.2.2                     The Pledgee shall not be interfered by any other party at any time once the Pledgee obtains the right to exercise the rights of the Pledge in accordance with this Agreement.

5.2.3                     The Pledgee shall be entitled to dispose of and transfer or assign the Pledge in accordance with this Agreement.

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ARTICLE 6: COVENANTS AND UNDERTAKINGS

6.1                               The Pledgors separately and jointly covenant and undertake to the Pledgee that:

6.1.1                     During the effective term of this Agreement, the Pledgors promise to the Pledgee for the benefit of the Pledgee that the Pledgors shall:

(1)                     not transfer or assign the Shares, create or permit to create any pledges which may have an adverse effect on the rights or benefits of the Pledgee without prior written consent from the Pledgee except for the share transfer caused by the execution of the Option by the Pledgee;

(2)                     comply with laws and regulations with respect to the pledge of rights;

(3)                     notify the Pledgee in a timely manner of any events or any received notices which may affect the Shares or any part of their rights, and any events or any received notices which may change the Pledgors’ any covenant and obligations under this Agreement or which may affect the Pledgors’ performance of their obligations under this Agreement.

6.1.2                     The Pledgors agree that the right of exercising the Pledge obtained by the Pledgee shall not be suspended or hampered through legal procedure by the Pledgors or any successors of the Pledgors or any person authorized by the Pledgors or any other person.

6.1.3                     Where an exercise by the Pledgee of the Pledge in accordance with Article 8 hereof leads to a share transfer, the Pledgors hereby undertake separately and/or jointly that they waive the priority purchase right they enjoy with respect to the Shares transferred.

6.1.4                     The Pledgors warrant to the Pledgee that in order to protect or perfect the security over the payment of the Loan, the Pledgors execute in good faith and cause other parties who have interests in the Pledge to execute all the title certificates, contracts, and or perform and cause other parties who have interests to take action as required by the Pledgee and make access to exercise the rights and authorization vested in the Pledgee under this Agreement, and execute all the documents with respect to the changes of certificate of equity interests with the Pledgee or the person designed by the Pledgee, and provide all the notices, orders and decisions regarded as necessary by the Pledgee with the Pledgee within a reasonable time period.

6.1.5                     Any distribution received by the Pledgors as shareholders of Wowo would have to be fully remitted to the Pledgee immediately.

6.1.6                     The Pledgors covenant to the Pledgee that the Pledgors will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. If the

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Pledgors do not perform or do not fully perform its guarantees, covenants, agreements, representations and conditions, the Pledgors shall compensate all the losses therefore suffered by the Pledgee.

6.1.7                     The Pledgors warrant to the Pledgee that the Pledgors will bear joint and several guarantee liabilities for the obligations thereof under this Agreement.

6.2                               The Pledgee covenants and undertakes to the Pledgors that:

6.2.1                     The Pledgee shall strictly comply with the applicable PRC laws and ensure that the management and operation of the Pledgee and Wowo shall not violate the regulations and requirements as set forth by the authorities of administration for commerce and industry, tax, telecommunication, culture, quality and technology supervision, labor protection, social security and other governmental departments.

6.2.2                     The Pledgee shall hold harmless the Pledgors against any punishments, damages, losses, liabilities, claims and expenses as well as any related litigations, arbitrations or other legal or administrative proceedings as a result of business operation by the Pledgee or Wowo and the Pledgee further warrants to the Pledgors that it shall indemnify the Pledgors against any punishments, damages, losses, liabilities, claims and expenses incurred as a result of business operation by the Pledgee or Wowo and bear all expenses in such indemnification efforts.

6.2.3                     The Pledgee shall provide necessary financial support to Wowo to fund any losses incurred by Wowo during the term of Pledge and not request for repayment if Wowo is unable to do so.

ARTICLE 7: EVENT OF DEFAULT

7.1                               The following events shall be regarded as an event of default:

7.1.1                     The Pledgors or Wowo fail(s) to fully perform any of the Secured Indebtedness in time under the Exclusive Technical Support Service Agreement or the Option Agreement;

7.1.2                     The Pledgors make any material misleading or fraudulent representations or warranties under Article 5 herein, and/or the Pledgors are in violation of any warranties under Article 5 herein;

7.1.3                     The Pledgors violate the covenants under Article 6 herein;

7.1.4                     The Pledgors violate any terms and conditions herein;

7.1.5                     The Pledgors’ any external loan, security, compensation, covenants or any other compensation liabilities (1) are required to be repaid or performed prior to the scheduled due date; or (2) are due but can not be repaid or performed as scheduled and thereby cause the Pledgee to

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deem that the Pledgors’ capacity to perform the obligations herein has been impacted;

7.1.6                     The Pledgors are incapable of repaying general debts or other debts;

7.1.7                     This Agreement is illegal for the reason of the promulgation of the related laws or the Pledgors’ incapability of continuing to perform the obligations herein;

7.1.8                     Any approval, permits, licenses or authorization from the competent authority of the government needed to perform this Agreement or validate this Agreement are withdrawn, suspended, invalidated or materially amended;

7.1.9                     The properties of the Pledgors are adversely changed and cause the Pledgee to deem that the capability of the Pledgors of performing the obligations herein has been impacted;

7.1.10              The Pledgors default for the reason of violation of the obligations of act or omission under other terms herein;

7.1.11              The Pledgors forgo the Shares or transfer or assign the Shares without prior written consent of the Pledgee, except as provided in the Option Agreement; or

7.1.12              Other circumstances whereby the Pledgors are incapable of exercising the right to dispose of the Pledge in accordance with the related laws.

7.2                               The Pledgors shall give written notice to the Pledgee if the Pledgors are aware of or find that any event under Article 7.1 herein or any events that may result in the foregoing events have happened.

7.3                               Unless the event of default under Article 7.1 herein has been solved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give written notice of default to the Pledgors and require the Pledgors to immediately make full payment of the service fees or other fees, or dispose of the Pledge in accordance with Article 8 herein.

ARTICLE 8: EXERCISE OF THE RIGHT OF THE PLEDGE

8.1                               The Pledgee shall give notice of default to the Pledgors when the Pledgee exercises the right of Pledge owing to the default by the Pledgors.

8.2                               Subject to Article 7.3, the Pledgee may exercise the right to dispose of the right of Pledge at any time when the Pledgee give notice of default in accordance with Article 7.3 or thereafter.

8.3                               The Pledgee is entitled to transfer or assign full or a portion of the Shares herein in accordance with legal procedure until the service fees or other fees is repaid.

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8.4                               The Pledgors shall not hinder the Pledgee from disposing of the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee can realize the Pledge.

ARTICLE 9: TRANSFER OR ASSIGNMENT

9.1                               The Pledgors shall not donate or transfer his rights and obligations herein without prior written consent from the Pledgee.

9.2                               This Agreement shall be effective and binding upon the successors of each of the Pledgors and the Pledgee and the assigns as designated by the Pledgee.

9.3                               The Pledgee may transfer or assign all or any of his rights and obligations under the Exclusive Technical Support Service Agreement to any person (individual or legal entity) designated by him at any time. In this case, the assignee shall enjoy and undertake all rights and obligations herein of the Pledgee as if the assignee is a party hereto. Where the Pledgee transfers or assigns the rights and obligations under the Exclusive Technical Support Service Agreement, the Pledgors shall execute the relevant agreements and/or documents with respect to such transfer or assignment upon the request of the Pledgee.

9.4                               After the Pledgee is changed for the reason of the transfer or assignment, the parties to the changed pledge shall reexecute pledge contract.

ARTICLE 10: TERMINATION AND SEVERABILITY

10.1              This Agreement shall not be terminated until the full execution of the Option by the Pledgee and thereafter the Pledgee shall revoke or terminate this Agreement within the earliest reasonably possible time period.

10.2              If any of the terms of this Agreement is declared invalid, illegal or unenforceable in accordance with any applicable laws or regulations, the validity and enforceability of the other terms hereof shall nevertheless remain unaffected.

ARTICLE 11: FEES AND OTHER EXPENDITURE

The Pledgee shall be responsible for all the fees and other expenditure in relation to this Agreement including but not limited to legal fees, costs, stamp tax and any other taxes and charges. If the Pledgors shall pay any fees and other expenditure in accordance with the laws or the relevant contracts, the Pledgee shall fully indemnify such fees and other expenditure paid by the Pledgors.

ARTICLE 12: FORTH MAJEURE

12.1             The event of force majeure refers to any event that the Pledgors and the Pledgee cannot reasonably foresee at the time of conclusion of this Agreement, and the consequences of which are neither avoidable nor conquerable, including without

8

limitation, any action or inaction by the government or the armed forces, natural phenomena, earthquake, fire, water flood, riot or war.

12.2              Neither the Pledgors nor the Pledgee to this Agreement shall be liable for its incapability of performing the whole or part of the obligations of this Agreement if such incapability of performance is attributable to an event of force majeure. However, the party that is affected by the event of force majeure and consequently incapable of performance shall notify the other party in writing the reason for such liability exemption within ten (10) days upon the occurrence of such event. Furthermore, the affected party shall make reasonable efforts to eliminate the impact of the event of force majeure.

ARTICLE 13: GOVERNING LAW AND DISPUTE SETTLEMENT

13.1                        The conclusion, validity, interpretation, performance and the dispute resolution of this Agreement shall be governed by the laws of PRC.

13.2                        Any disputes arising from or relating to this Agreement shall be resolved through consultation by the Pledgors and the Pledgee. In case of a failure to reach an agreement through consultations within thirty (30) days of their occurrence, each of the Pledgors and the Pledgee can submit the disputes to China International Economics and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules in effect at the time of the arbitration. The arbitration shall be held in Beijing and the language used will be Chinese. The arbitral award shall be final and binding upon both the Pledgors and the Pledgee.

ARTICLE 14: NOTICE

14.1                        Unless otherwise designated in advance by the other party, any notices of other correspondences among the Parties in connection with the performance of this Agreement shall be delivered in person, by express mall, e-mail, facsimile or registered mail to the following correspondence addresses and fax numbers:

Party A	Beijing Wowo Shi Jie Information & Technology Co., Ltd.
Address	Building 36, Yi No.108, Beiyuan Road, Chaoyang District, Beijing
ZiP code	100101
Contact Person	Maodong Xu

Party B	Hanyu Liu
Address	Building 36, Yi No.108, Beiyuan Road, Chaoyang District, Beijing
Zip code	100101
E-mail	liuhanyu@55tuan.com

14.2                        Notices and correspondences shall be deemed to have been effectively delivered:

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14.2.1              at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

14.2.2              on the date that the receiving party signs for the document, if delivered in person (including express mail);

14.2.3              on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail;

14.2.4              on the successful printing by the sender of a transmission report evidencing the delivery of the relevant e-mail, if sent by e-mail.

ARTICLE 15: VERSION

15.1                        This Agreement and any amendments, modification, supplements, additions or changes hereto shall be in writing and come into effect upon being executed and sealed by the Pledgors and the Pledgee hereto.

15.2                        This Agreement shall be made in Chinese version with English translation. In case of discrepancies between the two versions, the Chinese version shall prevail. This Agreement shall be executed in five (5) originals with one (1) original each for the Pledgors and the Pledgee. Other originals of this Agreement shall be used in relation to conducting necessary registration procedures.

[THE REMAINDER OF THIS PAGE IS ITENTIONALLY LEFT BLANK]

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[EXECUTION PAGE]

IN WITNESS WHEREOF, the Pledgee and the Pledgors or their respective authorized representatives have caused this Agreement to be executed as of the date and in the place first here above mentioned.

SIGNED by

For and on behalf of

Pledgee: Beijing Wowo Shi Jie Information & Technology Co., Ltd.

Pledgor:

Maodong Xu

Yonghong Lv

Xiaoyong Hu

Guang Yang

Yuedong Jiang

Jianguang Wu

Yan Chen

Jinghan Wei

Dong Zhang

Hanyu Liu

Xiangqing Lin

Guangyu Lv

Yunming Wang

Chuanjun Liu

Pingping Lin,

Guozhagn Pan

Yongming Zhang

Weihong Xiao

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Exhibit 10.9

OPTION AGREEMENT

BY AND AMONG

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

AND

XU MAODONG

AND

XU TIANQING

MAY 31, 2011

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is entered into as of the 31st day of May, 2011 in Beijing, the People’s Republic of China (the “PRC”)

by and among

(1)                         Beijing Wowo Shi Jie Information & Technology Co., Ltd., with its registered address at Building 36, Yi No.108, Beiyuan Road, Chaoyang District, Beijing(“Party A”);

(2)                         Xu Maodong, a PRC citizen whose ID No. is 420106196712023614 (“Party B”); and

(3)                         Xu Tianqing, a PRC citizen whose ID No. is 372802196001252912(“Party C”).

(Party A, Party B and Party C individually being referred to as a “Party” and collectively the “Parties”).

WHEREAS:

(1)                         Party A is a wholly foreign-owned enterprise, a wholly-owned subsidiary of Wowo Holding Limited (HK) duly established and registered in Beijing under the laws of the PRC.

(2)                         Party B and Party C acquired all equity interest in Beijing Wowo Tuan Information & Technology Co., Ltd. (“Wowo”) and Beiing Kai Yi Shi Dai Web Technology Co., Ltd. (“Kaiyi”) in January 2011 and March 2011 respectively, and incorporated Beijing Yi You Bao Information & Technology Co., Ltd. (“Yi You Bao”) on May 6, 2011, in accordance with the laws of the PRC. Party B and Party C jointly hold the registered capital of Kaiyi (the “Shares”) in its entirety, and Party B and Party C respectively hold 60% and 40% of the Shares.

(3)                         Party A shall appoint all personnel in operating Wowo, Kaiyi and Yi You Bao and assume management responsibilities of Wowo, Kaiyi and Yi You Bao.

(4)                         Party A desires to purchase exclusively the Shares from Party B and Party C, while Party B and Party C agree to grant exclusively to Party A an option to purchase the Shares (the “Option”).

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THE PARTIES THEREFORE AGREE AS FOLLOWS:

ARTICLE 1: GRANT OF THE OPTION

1.1                       Purchase Option

Each of Party B and Party C irrevocably agrees hereby to grant jointly and severally to Party A or one or more persons designated by Party A, to the extent permitted by the PRC laws and regulations, the Option subject to the terms and conditions set forth in this Agreement to purchase all or part of the Shares at the Share Purchase Price (as defind in Article 3.2 hereunder) based on its needs in accordance with the procedures determined by Party A.

1.2                       Effectiveness

This Agreement shall take effect as of the date of the execution by the Parties or their respective authorized representatives.

ARTICLE 2: EXERCISE OF THE OPTION

2.1                       Timing of Exercise

2.1.1                             Each of Party B and Party C agrees that Party A may at any time, and from time to time after the effective date hereof, exercise the Option, in whole or in part, to acquire all or a portion of the Shares, subject only to applicable laws of the PRC.

2.1.2                             For the avoidance of doubt, each of Party B and Party C hereby agrees that Party A shall be entitled to exercise the Option for an unlimited number of times, until all of the Shares have been acquired by Party A.

2.1.3                             Party B and Party C agree that when exercising the Option, Party A may designate itself or any authorized third party as the transferee of the Shares.

2.2                       Transfer

Party B and Party C agree that the Option shall be freely transferable, in whole or in part, by Party A to any third party, and that upon such transfer, the Option may be exercised by such third party upon the terms and conditions set forth herein, as if such third party were a party to this Agreement, and that such third party shall assume the rights and obligations of Party A hereunder.

2.3                       Notice Requirement

If Party A wishes to exercise the Option, it shall send a written notice to each of Party B and Party C by no later than thirty (30) days in advance of such exercise, specifying therein:

2.3.1                             the date of execution of the Share Transfer Agreement (as defined in Article 3.1 hereunder);

2.3.2                             the name of the person to whom the Shares shall be transferred;

2.3.3                             the amount of the Shares to be purchased from each of Party B and Party

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C;

2.3.4                             the Share Purchase Price (as defind in Article 3.2 hereunder) of the Shares to be transferred this time, which shall be defined pursuant to the proportion of the Shares to be purchased; and

2.3.5                             a letter of authorization, where a third party has been designated to exercise the Option.

2.4                       Set-off

Party B and Party C entered into a shares pledge agreement with Party A as of the even date hereof, in which Party B and Party C assign Party A a pledge over the Shares. After each exercise of the Option and the consequent transfer of the Shares, the pledge over the Shares transferred will disappear, and the Shares in pledge will be reduced in the same proportion.

ARTICLE 3: COMPLETION OF THE OPTION

3.1                       Share Transfer Agreement

Party B and Party C shall execute a share transfer agreement in form and substance substantially the same as the annex attached hereto (the “Share Transfer Agreement”), together with any other documents necessary to give effect to the transfer to Party A or its nominee of all or part of the Shares within thirty (30) days after Party A’s sending the written notice in accordance with Article 2.3 above.

3.2                       Share Purchase Price

The share purchase price to be paid by Party A or its nominee when exercising the Option under this Agreement, shall be the minimum price allowable by the PRC laws, unless otherwise required by PRC laws or agreed in writing by the Parties.

3.3                       Waiver of the Priority Purchase Right

Upon an exercise of the Option by Party A, Party B and Party C hereby undertake separately and/or jointly that they waive the priority purchase right they enjoy to the Shares transferred.

3.4                       Board Resolution

Upon an exercise of the Option by Party A, each of Party B and Party C shall execute and deliver one or more resolutions of the shareholder’s meeting of Kaiyi within thirty (30) days after the execution of the Share Transfer Agreement, approving, including but not limited to, the following:

3.4.1                             the transfer in the name of Party A or its nominee of all or part of the Shares; and/or

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3.4.2                             upon the request by Party A, resignation by Party B and Party C from the position of directors and/or other positions.

ARTICLE 4: REPRESENTATIONS, WARRANTIES, COVENANTS AND

UNDERTAKINGS

4.1                       Representations and Warranties

4.1.1                             Each of the Parties severally represents and warrants to each other that:

(1)                      it has the full power and authority to enter into this Agreement;

(2)                      its signing of this Agreement or fulfilling of any of its obligations hereunder does not violate any laws, regulations and contracts to which it is bound, or require any government authorization or approval;

(3)                      there is no lawsuit, arbitration or other legal or government procedures pending which, based on its knowledge, shall materially and adversely affect this Agreement and the performance thereof;

(4)                      it has disclosed to other Parties all documents issued by any government department that might cause a material adverse effect on the performance of its obligations under this Agreement;

(5)                      in any event, the liabilities of Party B or Party C to Kaiyi and Party A are limited to the Shares as each held thereby.

4.1.2                             Party B and Party C especially represent and warrant to Party A that:

After the grant of the Option to Party A in accordance with this Agreement, none of Party B or Party C shall grant the Option or any similar rights to a third party by any means whatsoever.

4.2                       Covenants and Undertakings

4.2.1                             Each of Party B and Party C separately and jointly covenants and undertakes to Party A that:

(1)                               it will complete all such formalities as are necessary to make Party A or its nominee a full and proper shareholder of Kaiyi. Such formalities include, but are not limited to, revising the Articles of Association of Kaiyi, changing the list of shareholders and undertaking any other changes at the relevant administrative department of industry and commerce.

(2)                               for a period as from the date hereof until two (2) years after the date on which all of the Shares are acquired by Party A:

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(a)                       except operating Wowo, Kaiyi and Yi You Bao or the business invested or controlled by Wowo, Kaiyi and Yi You Bao, or employed by Party A or other PRC companies invested or controlled by Wowo Group Limited (if applicable), it will not, either directly or indirectly, engage or be engaged in business which is the same or similar to that of Wowo, Kaiyi and Yi You Bao within the PRC or any other jurisdictions wherein Wowo, Kaiyi and Yi You Bao operates;

(b)                       it will not take employment with any person who is engaged by Wowo, Kaiyi, Yi You Bao or Party A, or with any person directly or indirectly assisting any such person with technical, commercial or professional advice, except that such person is employed by Wowo, Kaiyi or Yi You Bao, the business invested or controlled by Wowo, Kaiyi, Yi You Bao, Party A or other PRC companies invested or controlled by Wowo Group Limited;

(c)                        it will not be engaged or otherwise involved as principal, shareholder, employee or agent, whether directly or indirectly, in any company, firm or business which, with regards to any goods or services, is supplier to or a customer of Wowo, Kaiyi and Yi You Bao or Party A, except for Wowo, Kaiyi and Yi You Bao, the business invested or controlled by Wowo, Kaiyi and Yi You Bao, Party A or other PRC companies invested or controlled by Wowo Group Limited; and

(d)                       it will not at any time either on its own account or for any person solicit business from any person who has dealt with Wowo, Kaiyi, Yi You Bao or Party A.

(3)                               each of Party B and Party C further covenants and undertakes to Party A that it will cause Kaiyi:

(a)                       to keep validly existing and prudently and effectively operate its business and handle related corporate affairs following good commercial and business standards and practices; endeavor to ensure itself keep holding its licenses, certificates and approvals as requisite for its business operations, and keep such licenses, certificates and approvals from being revoked; and endeavor to keep the current corporate structure and senior managements, and maintain the relationships with its customers to ensure Kaiyi’s reputation and operation will not be materially or adversely affected upon the exercise of the Option hereunder by Party A or its nominee;

(b)                       without prior written consent of Party A, not to increase or

5

decrease its registered capital;

(c)                        without prior written consent of Party A, not to revise its articles of association or other constituent documents with respect to its material matters, including but not limited to its organization structure, intenal institutions and authority, registered capital changes, share transfers, voting rules and matters.

(d)                       without prior written consent of Party A, not to sell, transfer, mortgage or otherwise dispose of any asset, income, legitimate or beneficial interests in its business, or allow creation of any other security interest at any time as from the date hereof;

(e)                        without prior written consent of Party A, not to inherit, guarantee or allow the existence of any debt, with the exception of (i) the debts incurred during the ordinary or daily course of business, and (ii) the debts which have been disclosed to Party A and for which written consents from Party A have been obtained;

(f)                         to normally operate businesses to maintain its assets value, and not to result in any materially adverse affect on its business operation and the value of its assets by any acts or omissions; and without prior written consent of Party A, not to change its businesses in any material respect;

(g)                        without prior written consent of Party A, not to enter into any material agreement except for the agreements entered into during the ordinary course of business (for the purpose of this section, an agreement or a series of related agreements should be deemed as a material agreement if the amount of which exceeds RMB 2,000,000);

(h)                       without prior written consent of Party A, not to provide any loan, credit or guatantee to anyone;

(i)                           at the request of Party A, to provide all materials related to its business and financial conditions to Party A;

(j)                          without prior written consent of Party A, not to merge or associate with any entity, or acquire any entity or invest in any entity;

(k)                       to promptly inform Party A of any existing or potential litigation, arbitration, or administrative proceedings in relation to its assets, business or revenues;

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(l)                           in order to maintain its ownership of all its assets, to execute all necessary or appropriate documents, commence all necessary or appropriate claims, or make all necessary or proper defences to all claims;

(m)                   without prior written consent of Party A, not to distribute any dividends to its shareholders in any form, nevertheless upon request of Party A, immediately to distribute all payable dividends to the shareholders; and

(n)                       at the request of Party A, to appoint the person designated by Party A to be its executive director.

4.2.2                             Party A covenants and undertakes to Party B and Party C that:

it will bear all fees and other expenditure arising from executing and performing this Agreement and any other relevant documents required therefore, including but not limited to legal fees, costs, stamp tax and any other taxes and charges. If Party B and Party C shall pay any fees and other expenditure in accordance with the laws or the relevant contracts, Party A shall fully indemnify such fees and other expenditure paid by Party B and Party C.

ARTICLE 5: BREACH

Upon the execution of this Agreement, failure by either party to perform other obligations in this Agreement and any untrue representations or warranties shall be deemed as a breach of this Agreement.  The defaulting party shall compensate all the loss suffered by the innocent party caused by the breach of this Agreement.

ARTICLE 6: GOVERNING LAW AND DISPUTE SETTLEMENT

6.1                       The conclusion, validity, interpretation, performance and the dispute resolution of this Agreement shall be governed by the laws of PRC.

6.2                       Any disputes arising from or relating to this Agreement shall be resolved through consultation by the Parties. In case of a failure to reach an agreement through consultations within thirty (30) days of their occurrence, each Party can submit the disputes to China International Economics and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules in effect at the time of the arbitration. The arbitration shall be held in Beijing and the language used will be Chinese. The arbitral award shall be final and binding upon the Parties.

ARTICLE 7: TERM OF AGREEMENT

The term of this Agreement shall be ten (10) years, and may be extended by another ten (10) years at the request of Party A.

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ARTICLE 8: CONFIDENTIALITY

No party to this Agreement shall publicize, divulge or disclose any information regarding this Agreement, the transaction under this Agreement, or the identity of the other party, unless the other party gives a written consent in advance.

ARTICLE 9: MISCELLANEOUS

9.1                       No amendment or modification to this Agreement shall be valid unless made in writing and executed by the Parties.

9.2                       The attachments of this Agreement are part of and have the same effectiveness with this Agreement.

9.3                       Notices

9.3.1                             Unless otherwise designated by the other Party, any notices of other correspondences among the Parties in connection with the performance of this Agreement shall be delivered in person, by express mall, e-mail, facsimile or registered mail to the following correspondence addresses:

Party A	Beijing Wowo Shi Jie Information & Technology Co., Ltd.

Address	Building 36, Yi No.108, Beiyuan Road, Chaoyang District, Beijing

ZiP code	100101
Telephone	57418020
Facsimile	57418020
Contact Person	Liu Hanyu
E-mail	uhanyu@gmail.com

Party B	Xu Maodong
Address
Zip code
Telephone
Facsimile
E-mail

Party C	Xu Tianqing
Address
Zip code
Telephone
Facsimile
E-mail

9.3.2                             Notices and correspondences shall be deemed to have been effectively delivered:

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(1)                                at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

(2)                                on the date that the receiving Party signs for the document, if delivered in person (including express mail);

(3)                                on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail;

(4)                                on the successful printing by the sender of a transmission report evidencing the delivery of the relevant e-mail, if sent by e-mail.

9.4                       This Agreement shall be binding on the successors of the Parties and the assigns as designated by Party A.

9.5                       The Parties may, upon mutual agreement, conclude supplementary agreements regarding any issues not covered in this Agreement. The supplementary agreements shall be of equal force with this Agreement.

9.6                       This Agreement shall be made in Chinese version with English translation. In case of discrepancies between the two versions, the Chinese version shall prevail. This Agreement shall be executed in three (3) originals with one (1) original each for Party A, Party B and Party C.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

9

[EXECUTION PAGE]

IN WITNESS WHEREOF, the Parties or their respective authorized representatives have caused this Agreement to be executed as of the date and in the place first here above mentioned.

SIGNED by

For and on behalf of

Party A: Beijing Wowo Shi Jie Information & Technology Co., Ltd.

SIGNED by

Party B: Xu Maodong

SIGNED by

Party C: Xu Tianqing

10

Annex

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (this “Agreement”) is entered into as of [                      ] in Beijing by and between the following parties:

Transferor:      Name: [  ]

ID No.: [  ]

Transferee: Beijing Wowo Shi Jie Information & Technology Co., Ltd. (the “Transferee”)

(the Transferors and the Transferee collectively the “Parties”)

WHEREAS

(1)                         The Transferors holds [  ]% shares in [  ].

(2)                         The Transferor desires to transfer to the Transferee all his/her [  ]% shares in [  ], and the Transferee agrees to accept such transfers under the terms and conditions of this Agreement.

THE PARTIES THEREFORE AGREE AS FOLLOWS:

Article 1: TRANSFER OF EQUITY INTEREST

1.1                       Transfer Agreement

1.1.1                             Subject to the terms and conditions of this Agreement, the Transferors hereby agree to transfer [  ]%  shares they held in [  ] to the Transferee (the “Transfer”) at the Effective Date of this Agreement (as defined in Article 5.1 below) as of the Effective Date of this Agreement, and acquires all the related rights and interests accordingly.

1.1.2                             The Transferors and the Transferee have entered into a shares pledge agreement as of May 31, 2011, under which the Transferors in favor of Party A pledged the entire shares asheld by them in [  ]. Upon the execution of the Transfer in accordance with this Agreement, the portion of the pledge over the shares as transferred will disappear and the shares in pledge will be reduced in the same proportion.

1.2                       Transfer Price

The purchase price of the [   ]% shares is RMB[   ].

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Article 2: CLOSING

2.1                       Subject to terms and conditions of this Agreement, the closing of the Transfer involved in this Agreement (“Closing”) shall be deemed as having accompished at the Effective Date of this Agreement.

2.2                       The Transferors shall submit to the Transferee any and all legal documents with respect to the Transfer being referred hererto at the Effective Date of this Agreement, in a way satisfactory to the Transferee formally and virtually.

2.3                       The Parties of this Agreement hereby agree that, with respect to the Transfer hereunder, the Transferors shall be responsible to file with the original registration authority of [  ] for the purpose of all necessary registration change within thirty (30) days after the execution of this Agreement, and the Transferee shall offer necessary assistance and cooperation at the same time.

Article 3: REPRESENTATIONS AND WARRANTIES

3.1                       Representations and Warranties of the Transferors

The Transferors hereby make following representations and warranties to the Transferee,

3.1.1                    The Transferors have full legal power and authority to sign and execute this Agreement and transfer the shares referred to under this Agreement. The Transferors have taken all proper and necessary actions for the Transfer referred to under this Agreement. Upon the signing of this Agreement, it constitutes a legal, valid and binding obligation to the Transferors, and shall be enforceable against the Transferors according to its terms.

3.1.2                    In any event, the liabilities of the Transferors to [  ] and the Transferee are limited to the shares as each held thereby.

3.1.3                    The representations and warranties hereby made by the Transferors are true and accurate in all aspects at the Effective Date of this Agreement.

3.1.4                    Upon the effectiveness of this Agreement, the Transferors shall be responsible to effect all necessary internal and external procedures in respect of the Transfer, including but not limited to, signing resolutions of the shareholders’ meeting and making related registration change and filings.

3.2                       Representations and Warranties of the Transferee

The Transferee hereby makes the following representations and warranties to the Transferors,

3.2.1                      The Transferee has full legal power and authority to sign and execute this Agreement and carry out the Transfer hereunder. Upon the signing of this Agreement, it constitutes a legal, valid and binding obligation to

2

the Transferee, and will be enforceable against the Transferee according to its terms.

3.2.2                      The liabilities of the Transferors to [  ] and the Transferee are limited to the shares as each held thereby before or after the Effective Date of this Agreement.

3.2.3                      The representations and warranties hereby made by the Transferee are true and accurate in all aspects at the Effective Date of this Agreement.

3.2.4                      Upon the effectiveness of this Agreement, the Transferee shall offer necessary assistance and cooperation to the Transferors for them to perform the obligations referred to in Article 3.1.4.

Article 4: THE CONTINUOUS EFFECTIVENESS OF WARRANTIES; COMPENSATION

4.1                       The Continuous Effectiveness of Warranties

The representations and warranties made by the Transferors and the Transferee respectively and any certificate or other documents submitted previously shall not be seen as waiver or be impacted as a result of any adjustment made by the Transferors and the Transferee and each of representations and warranties shall be continuous effective after the Closing.

4.2                       Compensation

If the Transferee or the Transferors bear any cost, expense, liability or loss owing to the Transferors or the Transferee violating this Agreement before the Effective Date of this Agreement, the defaulting party shall make compensation to the non-defaulting party and make the non-defaulting party free with any cost, expense, liability or loss incurred because of the foregoing reason.

Article 5: MISCELLANEOUS

5.1                       Effective Date of this Agreement

This Agreement shall take effect as of the date of execution by the Parties or their respective authorized representatives.

5.2                       Governing Law and Disputes Resolution

5.2.1                             The conclusion, validity, interpretation, performance and the dispute resolution of this Agreement shall be governed by the laws of PRC.

5.2.2                             Any disputes arising from or relating to this Agreement shall be resolved through consultation in good faith by the Parties. In case of a failure to reach an agreement through such consultation, the Parties agree to submit the disputes to China International Economics and

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Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules in effect at the time of the arbitration. The arbitration shall be held in Beijing and the language used will be Chinese. The arbitral award shall be final and binding upon the Parties.

5.3                       Language and Version

This Agreement shall be made in Chinese version with English translation. In case of discrepancies between the two versions, the Chinese version shall prevail. This Agreement has six (6) originals with each of the Transferors and the Transferee keeping one original. Other originals of this Agreement shall be used in relation to conducting necessary changing registration procedures.

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[EXECUTION PAGE]

IN WITNESS WHEREOF, the Parties or their respective authorized representatives have caused this Agreement to be executed as of the date and in the place first here above mentioned.

The Transferor:

Name: [  ]

Signature:

The Transferee:

SIGNED by

For and on behalf of

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

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Exhibit 10.10

EXCLUSIVE TECHNICAL SUPPORT SERVICE AGREEMENT

BY AND BETWEEN

Beijing Kai Yi Shi Dai Web Technology Co., Ltd.

AND

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

MAY 31, 2011

EXCLUSIVE TECHNICAL SUPPORT SERVICE AGREEMENT

THIS EXCLUSIVE TECHNICAL SUPPORT SERVICE AGREEMENT (this “Agreement”) is entered into in Beijing as of the 31st day of May, 2011 by and between the following two Parties:

(1)                                 Beijing Kai Yi Shi Dai Web Technology Co., Ltd. (hereinafter “Party A”), with its registered address: No.301-189, Unit 6, Xinggu Economic Development Zone, Pinggu District, Beijing; and

(2)                                 Beijing Wowo Shi Jie Information & Technology Co., Ltd. (hereinafter “Party B”), with its registered address: Building 36, Yi No.108, Beiyuan Road, Chaoyang District, Beijing; and

for the purpose of this Agreement, the reference to Party A hereinafter shall mean Party A and each of its subsidiaries and/or any companies or other entities as controlled thereby.

(Party A and Party B individually being referred to as a “Party” and collectively the “Parties”).

WHEREAS:

(1)                                 Party A is a company with its business scope of technology development and transfer, technology consultancy and service, enterprise management consultancy, and design, integration, installation, and adjustment of computer system.

(2)                                 Party B is a company with its business scope of research and development of computer software and hardware, technical development, service, and consultancy for information system and computer internet, sale of self-developed products, and transfer of self-owned technology.

(3)                                 Party A wishes to engage Party B to provide to it related services, and Party B agrees to provide Party A with necessary technical support and assistance.

The Parties hereby agree upon mutual friendly consultations, as follows:

Article 1: Definition

1.1                               Except as otherwise construed in the terms or context hereof, the following terms in this Agreement shall be interpreted to have the following meanings:

“Party A’s Business” shall mean any and all businesses engaged in and developed by Party A currently and at any time during the valid term hereof.

“Services” shall mean the services to be provided by Party B exclusively to Party A, which are related to Party A’s Business, with a technical platform

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combining software and hardware as well as relevant technical support and maintenance services, including but not limited to:

1.1.1                     provision of system solutions for internet websites operations;

1.1.2                     provision of the rights to use computer and network hardware equipment necessary for Party A’s Business;

1.1.3                     daily management, maintenance and upgrading of the network sever and databases;

1.1.4                     development, maintenance and upgrading of the related applied software; and

1.1.5                     other related technical and consultancy services in relation to or required by Party A’s Business.

“Annual Business Plan” shall mean the development plan and budget report for Party A’s Business in the next year which is prepared by Party A with the assistance of Party B pursuant to this Agreement.

“Service Fee” shall mean all fees to be paid by Party A to Party B pursuant to Article 3 of this Agreement in respect of the Services provided by Party B.

“Equipment” shall mean any and all equipment owned by Party B or purchased by Party B from time to time for the purpose of provision of the Services.

“Business Income” shall mean the aggregate of all main business incomes and other business incomes as confirmed by Party A in the process of its business operations (before the deduction of related costs, fees and taxes).

1.2                               The references to any laws and regulations (hereinafter the “Law”) herein shall be deemed (1) to include the references to the amendments, changes, supplements and reenactments of such Law, irrespective of whether they take effect before or after the formation of this Agreement; and (2) to include the references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3                               Except as otherwise stated in the context herein, all references to an Article, clause, item or paragraph shall refer to the relevant part of this Agreement.

Article 2: Services

2.1                               Party B shall provide the Services to Party A pursuant to this Agreement, and Party A shall accept the Services provided by Party B and shall endeavor to cooperate with Party B in Party B’s provision of the Services.

2.2                               Party B shall procure various equipment reasonably necessary for the provision of the Services and shall purchase and procure new equipment in

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accordance with Party A’s Annual Business Plan, as to meet with the demand for its provision of quality Services.

2.3                               At the request of Party B, Party A Shall discuss and decide with Party B prior to November 30 each year the Annual Business Plan of Party A for the next year, as for Party B to make appropriate arrangement for its Services plan and purchase necessary equipment. In case that Party A needs Party B to purchase new equipment contingently. Party A shall discuss the same with Party B fifteen (15) days in advance and obtain Party B’s consent thereto.

2.4                               The Services provided by Party B hereunder shall be of an exclusive nature. During the valid term hereof, without Party B’s prior written consent, Party A shall not enter into any agreement with any other third party as to engage such third party to provide to Party A services identical or similar to the Services provided by Party B.

Article 3: Service Fee

3.1                               In respect of the Services to be provided by Party B pursuant to Article 2 hereof, at the request of Party B, Party A agrees to pay to Party B pursuant to 3.2 hereof the Service Fee as follows:

3.1.1                     a performance fee equivalent to 5% of the total revenue of Party A in the current year;

3.1.2                    depreciation amount on equipment to be determined by accounting rules of China; and

3.1.3                    annual service fee: this fee is total business incomes of the whole year minus fees of 3.1.1 and 3.1.2; whereas the amount of 3.1.1, 3.1.2 and 3.1.3 exceed total net profit of the whole year of Party A, the annual service fee payable from Party A to Party B is limited to total net profit of Party A. Party B has the right to set and revise annually this service fee unilaterally with reference to the performance of Party A.

3.2                               At the request of Party B, Party A shall pay the Service Fee to Party B on a quarterly basis. Prior to January 31, April 30, July 31 and October 31 each year, Party A shall pay to Party B the performance fee set out in 3.1 according to the percentage set out in the preceding Article and the amount of Party A’s total business income in the preceding three (3) months; after the end of each of Party A’s accounting years, Party A and Party B shall, on the basis of Party A’s total annual business income in the preceding year which is mutually accepted by the Parties, carry out the overall examination and verification on the Service Fee actually payable by Party A, and shall make corresponding payment adjustment within thirty (30) days of the commencement of the next accounting year.

3.3                               Party A shall, according to the provisions of this Article, pay all Service Fees in a timely manner into the bank account designated by Party B. In case that

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Party B is to change its bank account, it shall notify Party A in writing of such change seven (7) working days in advance.

3.4                               Upon expiration or termination of this Agreement, Party A shall, within thirty (30) days of the date of the expiration or termination of this Agreement, pay all the remaining part of the Service Fee to Party B.

3.5                               Party A shall, according to the provisions of Article 3 hereof, provide Party B with the true information concerning its business income, and shall pay the full amount of the Service Fee to Party B in a timely manner; at the request of Party B, Party A shall permit Party B to review and examine its financial records, as to verify the amount of its business income.

Article 4: Work Product, Intellectual Property and Know-how

4.1                               Both Parties acknowledge that all work products, intellectual property and know-how involved or generated in the process of Party B’s provision of the Services shall belong to Party B, but not including the followings:

4.1.1                     intellectual property legally owned by any third party, which Party A or Party B has obtained legally the right to use through license or otherwise;

4.1.2                    customer information obtained during the process of Party A’s Business; such customer information shall belong to Party A and Party B jointly; and

4.1.3                    issues agreed to otherwise between the Parties in writing.

Article 5: Representations and Warranties

5.1                               Party A represents and warrants hereby as follows:

5.1.1                     it is a company of limited liabilities duly registered and validly existing under the laws of its incorporation with independent legal person qualification, with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions.

5.1.2                     it has full corporate power and authorization to execute and deliver this Agreement and all the other documents to be entered into by it in relation to the transaction referred to herein, and it has the full power and authorization to complete the transaction referred to herein. This Agreement shall be executed and delivered by it legally and properly. This Agreement constitutes the legal and binding obligations on it and is enforceable on it in accordance with its terms and conditions.

5.1.3                     it has obtained complete business permits as necessary for its operations upon this Agreement taking effect, and it has sufficient rights and qualifications to operate within PRC the businesses of

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technology development and transfer, technology consultancy and service, enterprise management consultancy, and design, integration, installation, and adjustment of computer system and other Party A’s Business it is currently engaged in.

5.2                               Party B represents and warrants hereby as follows:

5.2.1                     it is a company of limited liabilities duly registered and validly existing under the laws of its incorporation with independent legal person qualification, with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions.

5.2.2                     it has full corporate power and authorization to execute and deliver this Agreement and all the other documents to be entered into by it in relation to the transaction referred to herein, and it has the full power and authorization to complete the transaction referred to herein. This Agreement shall be executed and delivered by it legally and properly. This Agreement constitutes the legal and binding obligations on it and is enforceable on it in accordance with its terms and conditions.

Article 6: Special Undertakings by Party A

Party A hereby undertakes as follows:

6.1                               it must take all necessary measures during the term of this Agreement to obtain promptly all the business permits requisite under the then applicable Law and necessary for the purpose of Party A’s Business operation, and to keep all the business permits to remain in effect at any time.

6.2                               It must make all its efforts during the term of this Agreement to develop Party A’s Business, as to maximize the profits.

6.3                               Party A must respect Party B’s work product and intellectual property, and shall take all necessary or practical measures to protect Party B’s work product and intellectual property during the term of this Agreement.

Article 7: Indemnification

At the request of Party B, Party A agrees that it shall indemnify and keep Party B harmless from any and all losses Party B suffers or may suffer as the result of the execution and performance hereof and of Party A’s Business, including but not limited to any loss arising from any litigation, repayment pursuit, arbitration, claims lodged by any third party or administration investigations and/or penalties by government authorities against it in relation to Party A’s Business; provided that losses due to Party B’s willful or gross fault shall be excluded from such indemnification.

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Article 8: Confidentiality

8.1                               Notwithstanding the termination of this Agreement, Party A shall be obliged to keep in confidence (i) the execution, performance and the contents of this Agreement; (ii) the commercial secret, proprietary information and customer information in relation to Party B known to or received by it as the result of execution and performance of this Agreement; and (iii) the customer information and other non-public information jointly owned by it with Party B (hereinafter collectively the “Confidential Information”). Party A may use such Confidential Information only for the purpose of performing its obligations under this Agreement. Party A shall not disclose the above Confidential Information to any third parties without the written consent from Party B, or Party A shall bear the default liability and indemnify the losses.

8.2                               Upon termination of this Agreement, Party A shall, upon demand by Party B, return, destroy or otherwise dispose of all the documents, materials or software containing the Confidential Information and suspend using such Confidential Information.

8.3                               Notwithstanding any other provisions herein, the validity of this Article shall not be affected by the suspension or termination of this Agreement.

Article 9: Force Majeure

In the event of earthquake, typhoon, flood, fire, war, computer virus, loophole in the design of tooling software, computer system or internet encountering a hacker, invasion or disastrous spreading of computer virus, affection by the technical adjustment of telecommunication departments, temporary close-down of websites due to government supervision, or change of policies or laws, and other unforeseeable or unpreventable or unavoidable event of force majeure, which directly prevents a Party from performing this Agreement or performing the same on the agreed condition, the Party encountering such a force majeure event shall forthwith issue a notice by a facsimile and, within thirty (30) days, present the documents proving the details of such force majeure event and the reasons for which this Agreement is unable to be performed or is required to be postponed in its performance, and such proving documents shall be issued by the notarial office of the area where such force majeure event takes place. The Parties shall consult each other and decide whether this Agreement shall be waived in part or postponed in its performance with regard to the extent of impact of such force majeure event on the performance of this Agreement. No Party shall be liable to compensate for the economic losses brought to the other Party by the force majeure event.

Article 10: Term of Agreement

10.1                        This Agreement shall take effect as of the date of formal execution by the Parties, and the term of this Agreement shall be ten (10) years unless earlier terminated as set forth in 10.2 of this Agreement or other written agreements entered into by the Parties. This Agreement shall be extended automatically by another ten (10) years upon the written confirmation by Party B before the expiry of this Agreement.

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10.2                        During the term of this Agreement, Party A may not terminate this Agreement except in the case of Party B’s gross negligence, fraud, or other illegal action or bankruptcy or termination of Party B, and in the event of bankruptcy or termination of Party A before the expiry of this Agreement, this Agreement shall be terminated automatically. Notwithstanding the above, Party B may terminate this Agreement with issuing a written notice to Party A thirty (30) days in advance.

Article 11: Notice

11.1                        Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Party.

11.2                        The abovementioned notice or other correspondences shall be deemed to have been delivered when it is transmitted if transmitted by facsimile or telex; it shall be deemed to have been delivered when it is delivered if delivered in person; it shall be deemed to have been delivered five (5) days after posting the same if posted by mail.

Article 12: Default Liability

12.1                        The Parties agree and confirm that, if any Party (hereinafter the “Defaulting Party”) breaches substantially any of the agreements made under this Agreement, or fails substantially to perform any of the obligations under this Agreement, such a breach shall constitute a default under this Agreement (hereinafter a “Default”), then the non-defaulting Party (hereinafter the “Non-defaulting Party”) shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of the other Party notifying the Defaulting Party in writing and requiring it to rectify the Default, then (1) in case of Party A being the Defaulting Party, Party B shall have the right to terminate this Agreement and require the Defaulting Party to indemnify it for the damage; (2) in case of Party B being the Defaulting Party, the Non-defaulting Party shall have the right to terminate this Agreement and require the Defaulting Party to indemnify it for the damage, and under no circumstances shall the Non-defaulting Party have the right to terminate or dissolve this Agreement or the authorization under this Agreement.

12.2                        Notwithstanding any other provisions herein, the validity of this Article shall stand disregarding the suspension or termination of this Agreement.

Article 13: Miscellaneous

13.1                        This Agreement shall be made in Chinese version with English translation. In case of discrepancies between the two versions, the Chinese version shall prevail. This Agreement shall be executed in two (2) originals with one (1) original each for involved Party.

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13.2                        The formation, validity, execution, amendment, interpretation and termination of this Agreement shall be subject to the PRC Laws.

13.3                        Any disputes arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if the Parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules in effect at the time of the arbitration. The arbitration shall be held in Beijing and the language used will be Chinese. The arbitral award shall be final and binding upon the Parties.

13.4                        Any rights, powers and remedies empowered to any Party by any provisions herein shall not preclude any other rights, powers and remedies enjoyed by such Party in accordance with laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of its other rights, powers and remedies by such Party.

13.5                        Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (hereinafter the “Party’s Rights”) shall not lead to a waiver of such rights, and the waiver of any single or partial exercise of the Party’s Rights shall not preclude such Party from exercising such rights in any other way and exercising the remaining part of the Party’s Rights.

13.6                        The titles of the Articles contained herein shall be for reference only, and in no circumstances shall such titles be used in or affect the interpretation of the provisions hereof.

13.7                        Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

13.8                        Any amendments or supplements to this Agreement shall be made in writing and shall take effect only when properly signed by the Parties to this Agreement.

13.9                        It is agreed by Party A that without any consent from Party A, Party B may assign its rights and/or obligations hereunder to any third parties with prior notice to Party A. Party A may not assign any of its rights and/or obligations hereunder to any third parties without the prior written consent from Party B.

13.10                 This Agreement shall be binding on the legal successors of the Parties.

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[EXECUTION PAGE]

IN WITNESS WHEREOF, the Parties or their respective authorized representatives have caused this Agreement to be executed as of the date and in the place first here above mentioned.

Beijing Kai Yi Shi Dai Web Technology Co., Ltd.

Signed by:

Name:
Position:

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

Signed by:

Name:
Position:

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Exhibit 10.11

SHARES PLEDGE AGREEMENT

BY AND AMONG

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

AS PLEDGEE

AND

XU MAODONG AND XU TIANQING

AS PLEDGORS

MAY 31, 2011

SHARES PLEDGE AGREEMENT

THIS SHARES PLEDGE AGREEMENT (this “Agreement”), is entered into as of the 31st day of May, 2011 in Beijing, the People’s Republic of China (the “PRC”)by and between the following parties:

Pledgee:	Beijing Wowo Shi Jie Information & Technology Co., Ltd.
Address:	Building 36, Yi No.108, Beiyuan Road, Chaoyang District, Beijing

Pledgor:	Xu Maodong
ID No.: 420106196712023614

Xu Tianqing
ID No.: 372802196001252912

(Xu Maodong and Xu Tianqing collectively the “Pledgors”)

WHEREAS

(1)                     The Pledgors acquired all equity interest in Beijing Kai Yi Shi Dai Web Technology Co., Ltd. (“Kaiyi”), where Xu Maodong holds 60% shares and Xu Tianqing holds 40% shares.

(2)                     The Pledgee is a wholly foreign-owned enterprise registered in Beijing, the PRC, a wholly owned subsidiary of Wowo Holding Limited (HK).

(3)                     The Pledgee and the Pledgors entered into option agreements dated as of the even date hereof (hereinafter the “Option Agreement”). The Pledgee entered into an exclusive technical support service agreement with Kaiyi as of the even date hereof (hereinafter the “Exclusive Technical Support Service Agreement”).

(4)                     The Pledgee shall appoint all personnel in operating Kaiyi and assume management responsibilities of Kaiyi.

(5)                     In order to make sure the performance of all the obligations by Kaiyi and the Pledgors under the abovementioned Exclusive Technical Support Service Agreement, and Option Agreement (collectively, the “Agreement Obligations”), the Pledgors assign, convey to the Pledgee, for its benefit, a pledge over and security interest in all of their respective shares in Kaiyi as a security of Secured Indebtedness including the Agreement Obligations.

THE PLEDGORS AND THE PLEDGEE THEREFORE AGREE AS FOLLOWS:

ARTICLE 1: DEFINITIONS

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

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1.1                               Pledge means the full content of Article 2 hereunder.

1.2                               Shares means the shares in Kaiyi held by the Pledgors. In order to avoid any indoubtness, the Shares hereof refer to all of the shares in Kaiyi held by the Pledgors at any time, to wit, after the date hereof if there is any increase or other changes with respect to the shares in Kaiyi held by the Pledgors, such shares after increased or changed shall be deemed to be the Shares in Pledge under this Agreement.

1.3                               Term of Pledge means the period provided under Article 3.2 hereunder.

1.4                               Event of Default means any event in accordance with Article 7 hereunder.

1.5                               Notice of Default means the notice of default issued by the Pledgee in accordance with this Agreement.

1.6                               Option means the option granted by the Pledgors to the Pledgee in the Option Agreement in favor of the Pledgee to purchase the Shares exclusively.

1.7                               The PRC means the People’s Republic of China.

1.8                               Secured Indebtedness means all the obligations of Kaiyi under the Exclusive Technical Support Service Agreement, and the obligations of the Pledgors under the Option Agreement, including but not limited to the repayment of service fees, liquidated damages, compensations and other expenses incurred by the Pledgee in connection with the exercise of Pledge.

1.9                               Except as otherwise stated in the context herein, all references herein to this Agreement or any other agreements or documents shall be interpreted as to refer to the amendments, changes, replacements or supplements already made or to be made from time to time, to or of this Agreement or, as the case may be, such other agreements or documents.

ARTICLE 2: PLEDGE

2.1                               The Pledgors assign, convey to the Pledgee, for its benefit, a pledge over and security interest in all of their respective shares in Kaiyi to secure all and any Secured Indebtedness.

2.2                               In order to avoid any indoubtness, despite of the disappearance of party of the Secured Indebtedness, the Pledgors assign, convey to the Pledgee, for its benefit, a pledge over and security interest in all of their respective Shares in Kaiyi as a security of the remaining part of the Secured Indebtedness in accordance with the provisions of this Agreement.

2.3                               Within the effective period of this Agreement, in case that the Pledgee exercise the Option and therefore obtains all or part of the Shares, the relative Pledge over that part of Share disappear in proportion as of the execution date of the Shares transfer and the Shares pledged by the Pledgors reduce in the same

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proportion. The Pledgee and the Pledgors shall effect the registration, or changing registration or record, as set forth in Article 4.2 hereunder, with the competent administration for industry and commerce.

2.4                               The Pledge under this Agreement refers to the preferential rights enjoyed by the Pledgee in receiving proceeds from auction or sale of the Shares pledged by the Pledgors to the Pledgee

ARTICLE 3: THE EFFECTIVENESS AND TERM OF PLEDGE

3.1                               The effectiveness of this Agreement

This Agreement shall become effective upon the execution by the respective duly authorized representatives of the Pledgee and the Pledgors.

3.2                               The term of Pledge

The term of Pledge is equal to the term of the Option Agreement.

ARTICLE 4: POSSESSION OF PLEDGE DOCUMENTS

4.1                               During the term of Pledge under this Agreement, the Pledgors shall deliver the physical possession of the certificate of capital contribution and the name list of shareholders of Kaiyi to the Pledgee within one (1) week as of the date of execution of this Agreement.

4.2                               The Pledgors and the Pledgee hereby agree to effect the registration or record of Pledge herein with the competent administration for industry and commerce at the earliest practicable date (in any event not later than twenty (20) days as of the date hereof). After the completion of such Pledge registration, in case of the changes with respect to the Shares respectively held by the Pledgors resulting from any changes to the registered capital or share structure of Kaiyi, the Pledgors and the Pledgee shall effect the alteration registration or record of Pledge with the competent administration for industry and commerce within twenty (20) days after the completion of the registration of the abovementioned Shares changes.

4.3                               The Pledgee is entitled to collect dividends and other distributions (in cash or non-cash) of the Shares during the Term of Pledge.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES

5.1                               The Pledgee and the Pledgors severally represent and warrant to each other that:

5.1.1                     it has the full power and authority to enter into this Agreement;

5.1.2                     its signing of this Agreement or fulfilling of any of its obligations hereunder does not violate any laws, regulations and contracts to which it is bound, or require any government authorization or approval;

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5.1.3                     there is no lawsuit, arbitration or other legal or government procedures pending which, based on its knowledge, shall materially and adversely affect this Agreement and the performance thereof;

5.1.4                     it has disclosed to other Parties all documents issued by any government department that might cause a material adverse effect on the performance of its obligations under this Agreement; and

5.1.5                     in any event, the liabilities of Party B or Party C to Kaiyi and Party A are limited to the Shares as each held thereby.

5.2                               The Pledgors especially represent and warrant to the Pledgee that:

5.2.1                     The Pledgors are the legal owners of the Shares. The Pledgors do not pledge or encumber the Shares to any other person except for the Pledgee.

5.2.2                     The Pledgee shall not be interfered by any other party at any time once the Pledgee obtains the right to exercise the rights of the Pledge in accordance with this Agreement.

5.2.3                     The Pledgee shall be entitled to dispose of and transfer or assign the Pledge in accordance with this Agreement.

ARTICLE 6: COVENANTS AND UNDERTAKINGS

6.1                               The Pledgors separately and jointly covenant and undertake to the Pledgee that:

6.1.1                     During the effective term of this Agreement, the Pledgors promise to the Pledgee for the benefit of the Pledgee that the Pledgors shall:

(1)                     not transfer or assign the Shares, create or permit to create any pledges which may have an adverse effect on the rights or benefits of the Pledgee without prior written consent from the Pledgee except for the share transfer caused by the execution of the Option by the Pledgee;

(2)                     comply with laws and regulations with respect to the pledge of rights;

(3)                     notify the Pledgee in a timely manner of any events or any received notices which may affect the Shares or any part of their rights, and any events or any received notices which may change the Pledgors’ any covenant and obligations under this Agreement or which may affect the Pledgors’ performance of their obligations under this Agreement.

6.1.2                     The Pledgors agree that the right of exercising the Pledge obtained by

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the Pledgee shall not be suspended or hampered through legal procedure by the Pledgors or any successors of the Pledgors or any person authorized by the Pledgors or any other person.

6.1.3                     Where an exercise by the Pledgee of the Pledge in accordance with Article 8 hereof leads to a share transfer, the Pledgors hereby undertake separately and/or jointly that they waive the priority purchase right they enjoy with respect to the Shares transferred.

6.1.4                     The Pledgors warrant to the Pledgee that in order to protect or perfect the security over the payment of the Loan, the Pledgors execute in good faith and cause other parties who have interests in the Pledge to execute all the title certificates, contracts, and or perform and cause other parties who have interests to take action as required by the Pledgee and make access to exercise the rights and authorization vested in the Pledgee under this Agreement, and execute all the documents with respect to the changes of certificate of equity interests with the Pledgee or the person designed by the Pledgee, and provide all the notices, orders and decisions regarded as necessary by the Pledgee with the Pledgee within a reasonable time period.

6.1.5                     Any distribution received by the Pledgors as shareholders of Kaiyi would have to be fully remitted to the Pledgee immediately.

6.1.6                     The Pledgors covenant to the Pledgee that the Pledgors will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. If the Pledgors do not perform or do not fully perform its guarantees, covenants, agreements, representations and conditions, the Pledgors shall compensate all the losses therefore suffered by the Pledgee.

6.1.7                     The Pledgors warrant to the Pledgee that the Pledgors will bear joint and several guarantee liabilities for the obligations thereof under this Agreement.

6.2                               The Pledgee covenants and undertakes to the Pledgors that:

6.2.1                     The Pledgee shall strictly comply with the applicable PRC laws and ensure that the management and operation of the Pledgee and Kaiyi shall not violate the regulations and requirements as set forth by the authorities of administration for commerce and industry, tax, telecommunication, culture, quality and technology supervision, labor protection, social security and other governmental departments.

6.2.2                     The Pledgee shall hold harmless the Pledgors against any punishments, damages, losses, liabilities, claims and expenses as well as any related litigations, arbitrations or other legal or administrative proceedings as a result of business operation by the Pledgee or Kaiyi and the Pledgee further warrants to the Pledgors that it shall indemnify the Pledgors against any punishments, damages, losses, liabilities, claims and

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expenses incurred as a result of business operation by the Pledgee or Kaiyi and bear all expenses in such indemnification efforts.

6.2.3                     The Pledgee shall provide necessary financial support to Kaiyi to fund any losses incurred by Kaiyi during the term of Pledge and not request for repayment if Kaiyi is unable to do so.

ARTICLE 7: EVENT OF DEFAULT

7.1                               The following events shall be regarded as an event of default:

7.1.1                     The Pledgors or Kaiyi fail(s) to fully perform any of the Secured Indebtedness in time under the Exclusive Technical Support Service Agreement or the Option Agreement;

7.1.2                     The Pledgors make any material misleading or fraudulent representations or warranties under Article 5 herein, and/or the Pledgors are in violation of any warranties under Article 5 herein;

7.1.3                     The Pledgors violate the covenants under Article 6 herein;

7.1.4                     The Pledgors violate any terms and conditions herein;

7.1.5                     The Pledgors’ any external loan, security, compensation, covenants or any other compensation liabilities (1) are required to be repaid or performed prior to the scheduled due date; or (2) are due but can not be repaid or performed as scheduled and thereby cause the Pledgee to deem that the Pledgors’ capacity to perform the obligations herein has been impacted;

7.1.6                     The Pledgors are incapable of repaying general debts or other debts;

7.1.7                     This Agreement is illegal for the reason of the promulgation of the related laws or the Pledgors’ incapability of continuing to perform the obligations herein;

7.1.8                     Any approval, permits, licenses or authorization from the competent authority of the government needed to perform this Agreement or validate this Agreement are withdrawn, suspended, invalidated or materially amended;

7.1.9                     The properties of the Pledgors are adversely changed and cause the Pledgee to deem that the capability of the Pledgors of performing the obligations herein has been impacted;

7.1.10              The Pledgors default for the reason of violation of the obligations of act or omission under other terms herein;

7.1.11              The Pledgors forgo the Shares or transfer or assign the Shares without prior written consent of the Pledgee, except as provided in the Option

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Agreement; or

7.1.12              Other circumstances whereby the Pledgors are incapable of exercising the right to dispose of the Pledge in accordance with the related laws.

7.2                               The Pledgors shall give written notice to the Pledgee if the Pledgors are aware of or find that any event under Article 7.1 herein or any events that may result in the foregoing events have happened.

7.3                               Unless the event of default under Article 7.1 herein has been solved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give written notice of default to the Pledgors and require the Pledgors to immediately make full payment of the service fees or other fees, or dispose of the Pledge in accordance with Article 8 herein.

ARTICLE 8: EXERCISE OF THE RIGHT OF THE PLEDGE

8.1                               The Pledgee shall give notice of default to the Pledgors when the Pledgee exercises the right of Pledge owing to the default by the Pledgors.

8.2                               Subject to Article 7.3, the Pledgee may exercise the right to dispose of the right of Pledge at any time when the Pledgee give notice of default in accordance with Article 7.3 or thereafter.

8.3                               The Pledgee is entitled to transfer or assign full or a portion of the Shares herein in accordance with legal procedure until the service fees or other fees is repaid.

8.4                               The Pledgors shall not hinder the Pledgee from disposing of the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee can realize the Pledge.

ARTICLE 9: TRANSFER OR ASSIGNMENT

9.1                               The Pledgors shall not donate or transfer his rights and obligations herein without prior written consent from the Pledgee.

9.2                               This Agreement shall be effective and binding upon the successors of each of the Pledgors and the Pledgee and the assigns as designated by the Pledgee.

9.3                               The Pledgee may transfer or assign all or any of his rights and obligations under the Exclusive Technical Support Service Agreement to any person (individual or legal entity) designated by him at any time. In this case, the assignee shall enjoy and undertake all rights and obligations herein of the Pledgee as if the assignee is a party hereto. Where the Pledgee transfers or assigns the rights and obligations under the Exclusive Technical Support Service Agreement, the Pledgors shall execute the relevant agreements and/or documents with respect to such transfer or assignment upon the request of the Pledgee.

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9.4                               After the Pledgee is changed for the reason of the transfer or assignment, the parties to the changed pledge shall reexecute pledge contract.

ARTICLE 10: TERMINATION AND SEVERABILITY

10.1              This Agreement shall not be terminated until the full execution of the Option by the Pledgee and thereafter the Pledgee shall revoke or terminate this Agreement within the earliest reasonably possible time period.

10.2              If any of the terms of this Agreement is declared invalid, illegal or unenforceable in accordance with any applicable laws or regulations, the validity and enforceability of the other terms hereof shall nevertheless remain unaffected.

ARTICLE 11: FEES AND OTHER EXPENDITURE

The Pledgee shall be responsible for all the fees and other expenditure in relation to this Agreement including but not limited to legal fees, costs, stamp tax and any other taxes and charges. If the Pledgors shall pay any fees and other expenditure in accordance with the laws or the relevant contracts, the Pledgee shall fully indemnify such fees and other expenditure paid by the Pledgors.

ARTICLE 12: FORTH MAJEURE

12.1              The event of force majeure refers to any event that the Pledgors and the Pledgee cannot reasonably foresee at the time of conclusion of this Agreement, and the consequences of which are neither avoidable nor conquerable, including without limitation, any action or inaction by the government or the armed forces, natural phenomena, earthquake, fire, water flood, riot or war.

12.2              Neither the Pledgors nor the Pledgee to this Agreement shall be liable for its incapability of performing the whole or part of the obligations of this Agreement if such incapability of performance is attributable to an event of force majeure. However, the party that is affected by the event of force majeure and consequently incapable of performance shall notify the other party in writing the reason for such liability exemption within ten (10) days upon the occurrence of such event. Furthermore, the affected party shall make reasonable efforts to eliminate the impact of the event of force majeure.

ARTICLE 13: GOVERNING LAW AND DISPUTE SETTLEMENT

13.1                        The conclusion, validity, interpretation, performance and the dispute resolution of this Agreement shall be governed by the laws of PRC.

13.2                        Any disputes arising from or relating to this Agreement shall be resolved through consultation by the Pledgors and the Pledgee. In case of a failure to reach an agreement through consultations within thirty (30) days of their occurrence, each of the Pledgors and the Pledgee can submit the disputes to China International Economics and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules in effect at the time of the

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arbitration. The arbitration shall be held in Beijing and the language used will be Chinese. The arbitral award shall be final and binding upon both the Pledgors and the Pledgee.

ARTICLE 14: NOTICE

14.1                        Unless otherwise designated in advance by the other party, any notices of other correspondences among the Parties in connection with the performance of this Agreement shall be delivered in person, by express mall, e-mail, facsimile or registered mail to the following correspondence addresses and fax numbers:

Party A	Beijing Wowo Shi Jie Information & Technology Co., Ltd.
Address	[ ]
ZiP code	[ ]
Telephone	[ ]
Facsimile	[ ]
Contact Person	[ ]
E-mail	[ ]

Party B	Xu Maodong
Address	[ ]
Zip code	[ ]
Telephone	[ ]
Facsimile	[ ]
E-mail	[ ]

Party C	Xu Tianqing
Address	[ ]
Zip code	[ ]
Telephone	[ ]
Facsimile	[ ]
E-mail	[ ]

14.2                        Notices and correspondences shall be deemed to have been effectively delivered:

14.2.1              at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

14.2.2              on the date that the receiving party signs for the document, if delivered in person (including express mail);

14.2.3              on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail;

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14.2.4              on the successful printing by the sender of a transmission report evidencing the delivery of the relevant e-mail, if sent by e-mail.

ARTICLE 15: VERSION

15.1                        This Agreement and any amendments, modification, supplements, additions or changes hereto shall be in writing and come into effect upon being executed and sealed by the Pledgors and the Pledgee hereto.

15.2                        This Agreement shall be made in Chinese version with English translation. In case of discrepancies between the two versions, the Chinese version shall prevail. This Agreement shall be executed in five (5) originals with one (1) original each for the Pledgors and the Pledgee. Other originals of this Agreement shall be used in relation to conducting necessary registration procedures.

[THE REMAINDER OF THIS PAGE IS ITENTIONALLY LEFT BLANK]

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[EXECUTION PAGE]

IN WITNESS WHEREOF, the Pledgee and the Pledgors or their respective authorized representatives have caused this Agreement to be executed as of the date and in the place first here above mentioned.

SIGNED by

For and on behalf of

Pledgee: Beijing Wowo Shi Jie Information & Technology Co., Ltd.

Pledgor:

Signature:

Name: Xu Maodong

Signature:

Name: Xu Tianqing

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Exhibit 10.12

OPTION AGREEMENT

BY AND AMONG

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

AND

XU MAODONG

AND

XU TIANQING

MAY 31, 2011

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is entered into as of the 31st day of May, 2011 in Beijing, the People’s Republic of China (the “PRC”)

by and among

(1)                         Beijing Wowo Shi Jie Information & Technology Co., Ltd., with its registered address at Building 36, Yi No.108, Beiyuan Road, Chaoyang District, Beijing(“Party A”);

(2)                         Xu Maodong, a PRC citizen whose ID No. is 420106196712023614 (“Party B”); and

(3)                         Xu Tianqing, a PRC citizen whose ID No. is 372802196001252912(“Party C”).

(Party A, Party B and Party C individually being referred to as a “Party” and collectively the “Parties”).

WHEREAS:

(1)                         Party A is a wholly foreign-owned enterprise, a wholly-owned subsidiary of Wowo Holding Limited (HK) duly established and registered in Beijing under the laws of the PRC.

(2)                         Party B and Party C acquired all equity interest in Beijing Wowo Tuan Information & Technology Co., Ltd. (“Wowo”) and Beiing Kai Yi Shi Dai Web Technology Co., Ltd. (“Kaiyi”) in January 2011 and March 2011 respectively, and incorporated Beijing Yi You Bao Information & Technology Co., Ltd. (“Yi You Bao”) on May 6, 2011, in accordance with the laws of the PRC. Party B and Party C jointly hold the registered capital of Yi You Bao (the “Shares”) in its entirety, and Party B and Party C respectively hold 60% and 40% of the Shares.

(3)                         Party A shall appoint all personnel in operating Wowo, Kaiyi and Yi You Bao and assume management responsibilities of Wowo, Kaiyi and Yi You Bao.

(4)                         Party A desires to purchase exclusively the Shares from Party B and Party C, while Party B and Party C agree to grant exclusively to Party A an option to purchase the Shares (the “Option”).

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THE PARTIES THEREFORE AGREE AS FOLLOWS:

ARTICLE 1: GRANT OF THE OPTION

1.1                       Purchase Option

Each of Party B and Party C irrevocably agrees hereby to grant jointly and severally to Party A or one or more persons designated by Party A, to the extent permitted by the PRC laws and regulations, the Option subject to the terms and conditions set forth in this Agreement to purchase all or part of the Shares at the Share Purchase Price (as defind in Article 3.2 hereunder) based on its needs in accordance with the procedures determined by Party A.

1.2                       Effectiveness

This Agreement shall take effect as of the date of the execution by the Parties or their respective authorized representatives.

ARTICLE 2: EXERCISE OF THE OPTION

2.1                       Timing of Exercise

2.1.1                             Each of Party B and Party C agrees that Party A may at any time, and from time to time after the effective date hereof, exercise the Option, in whole or in part, to acquire all or a portion of the Shares, subject only to applicable laws of the PRC.

2.1.2                             For the avoidance of doubt, each of Party B and Party C hereby agrees that Party A shall be entitled to exercise the Option for an unlimited number of times, until all of the Shares have been acquired by Party A.

2.1.3                             Party B and Party C agree that when exercising the Option, Party A may designate itself or any authorized third party as the transferee of the Shares.

2.2                       Transfer

Party B and Party C agree that the Option shall be freely transferable, in whole or in part, by Party A to any third party, and that upon such transfer, the Option may be exercised by such third party upon the terms and conditions set forth herein, as if such third party were a party to this Agreement, and that such third party shall assume the rights and obligations of Party A hereunder.

2.3                       Notice Requirement

If Party A wishes to exercise the Option, it shall send a written notice to each of Party B and Party C by no later than thirty (30) days in advance of such exercise, specifying therein:

2.3.1                             the date of execution of the Share Transfer Agreement (as defined in Article 3.1 hereunder);

2.3.2                             the name of the person to whom the Shares shall be transferred;

2.3.3                             the amount of the Shares to be purchased from each of Party B and Party

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C;

2.3.4                             the Share Purchase Price (as defind in Article 3.2 hereunder) of the Shares to be transferred this time, which shall be defined pursuant to the proportion of the Shares to be purchased; and

2.3.5                             a letter of authorization, where a third party has been designated to exercise the Option.

2.4                       Set-off

Party B and Party C entered into a shares pledge agreement with Party A as of the even date hereof, in which Party B and Party C assign Party A a pledge over the Shares. After each exercise of the Option and the consequent transfer of the Shares, the pledge over the Shares transferred will disappear, and the Shares in pledge will be reduced in the same proportion.

ARTICLE 3: COMPLETION OF THE OPTION

3.1                       Share Transfer Agreement

Party B and Party C shall execute a share transfer agreement in form and substance substantially the same as the annex attached hereto (the “Share Transfer Agreement”), together with any other documents necessary to give effect to the transfer to Party A or its nominee of all or part of the Shares within thirty (30) days after Party A’s sending the written notice in accordance with Article 2.3 above.

3.2                       Share Purchase Price

The share purchase price to be paid by Party A or its nominee when exercising the Option under this Agreement, shall be the minimum price allowable by the PRC laws, unless otherwise required by PRC laws or agreed in writing by the Parties.

3.3                       Waiver of the Priority Purchase Right

Upon an exercise of the Option by Party A, Party B and Party C hereby undertake separately and/or jointly that they waive the priority purchase right they enjoy to the Shares transferred.

3.4                       Board Resolution

Upon an exercise of the Option by Party A, each of Party B and Party C shall execute and deliver one or more resolutions of the shareholder’s meeting of Yi You Bao within thirty (30) days after the execution of the Share Transfer Agreement, approving, including but not limited to, the following:

3.4.1                             the transfer in the name of Party A or its nominee of all or part of the Shares; and/or

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3.4.2                             upon the request by Party A, resignation by Party B and Party C from the position of directors and/or other positions.

ARTICLE 4: REPRESENTATIONS, WARRANTIES, COVENANTS AND UNDERTAKINGS

4.1                       Representations and Warranties

4.1.1                             Each of the Parties severally represents and warrants to each other that:

(1)                      it has the full power and authority to enter into this Agreement;

(2)                      its signing of this Agreement or fulfilling of any of its obligations hereunder does not violate any laws, regulations and contracts to which it is bound, or require any government authorization or approval;

(3)                      there is no lawsuit, arbitration or other legal or government procedures pending which, based on its knowledge, shall materially and adversely affect this Agreement and the performance thereof;

(4)                      it has disclosed to other Parties all documents issued by any government department that might cause a material adverse effect on the performance of its obligations under this Agreement;

(5)                      in any event, the liabilities of Party B or Party C to Yi You Bao and Party A are limited to the Shares as each held thereby.

4.1.2                             Party B and Party C especially represent and warrant to Party A that:

After the grant of the Option to Party A in accordance with this Agreement, none of Party B or Party C shall grant the Option or any similar rights to a third party by any means whatsoever.

4.2                       Covenants and Undertakings

4.2.1                             Each of Party B and Party C separately and jointly covenants and undertakes to Party A that:

(1)                               it will complete all such formalities as are necessary to make Party A or its nominee a full and proper shareholder of Yi You Bao. Such formalities include, but are not limited to, revising the Articles of Association of Yi You Bao, changing the list of shareholders and undertaking any other changes at the relevant administrative department of industry and commerce.

(2)                               for a period as from the date hereof until two (2) years after the date on which all of the Shares are acquired by Party A:

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(a)                       except operating Wowo, Kaiyi and Yi You Bao or the business invested or controlled by Wowo, Kaiyi and Yi You Bao, or employed by Party A or other PRC companies invested or controlled by Wowo Group Limited (if applicable), it will not, either directly or indirectly, engage or be engaged in business which is the same or similar to that of Wowo, Kaiyi and Yi You Bao within the PRC or any other jurisdictions wherein Wowo, Kaiyi and Yi You Bao operates;

(b)                       it will not take employment with any person who is engaged by Wowo, Kaiyi, Yi You Bao or Party A, or with any person directly or indirectly assisting any such person with technical, commercial or professional advice, except that such person is employed by Wowo, Kaiyi or Yi You Bao, the business invested or controlled by Wowo, Kaiyi, Yi You Bao, Party A or other PRC companies invested or controlled by Wowo Group Limited;

(c)                        it will not be engaged or otherwise involved as principal, shareholder, employee or agent, whether directly or indirectly, in any company, firm or business which, with regards to any goods or services, is supplier to or a customer of Wowo, Kaiyi and Yi You Bao or Party A, except for Wowo, Kaiyi and Yi You Bao, the business invested or controlled by Wowo, Kaiyi and Yi You Bao, Party A or other PRC companies invested or controlled by Wowo Group Limited; and

(d)                       it will not at any time either on its own account or for any person solicit business from any person who has dealt with Wowo, Kaiyi, Yi You Bao or Party A.

(3)                               each of Party B and Party C further covenants and undertakes to Party A that it will cause Yi You Bao:

(a)                       to keep validly existing and prudently and effectively operate its business and handle related corporate affairs following good commercial and business standards and practices; endeavor to ensure itself keep holding its licenses, certificates and approvals as requisite for its business operations, and keep such licenses, certificates and approvals from being revoked; and endeavor to keep the current corporate structure and senior managements, and maintain the relationships with its customers to ensure Yi You Bao’s reputation and operation will not be materially or adversely affected upon the exercise of the Option hereunder by Party A or its nominee;

(b)                       without prior written consent of Party A, not to increase or

5

decrease its registered capital;

(c)                        without prior written consent of Party A, not to revise its articles of association or other constituent documents with respect to its material matters, including but not limited to its organization structure, intenal institutions and authority, registered capital changes, share transfers, voting rules and matters.

(d)                       without prior written consent of Party A, not to sell, transfer, mortgage or otherwise dispose of any asset, income, legitimate or beneficial interests in its business, or allow creation of any other security interest at any time as from the date hereof;

(e)                        without prior written consent of Party A, not to inherit, guarantee or allow the existence of any debt, with the exception of (i) the debts incurred during the ordinary or daily course of business, and (ii) the debts which have been disclosed to Party A and for which written consents from Party A have been obtained;

(f)                         to normally operate businesses to maintain its assets value, and not to result in any materially adverse affect on its business operation and the value of its assets by any acts or omissions; and without prior written consent of Party A, not to change its businesses in any material respect;

(g)                        without prior written consent of Party A, not to enter into any material agreement except for the agreements entered into during the ordinary course of business (for the purpose of this section, an agreement or a series of related agreements should be deemed as a material agreement if the amount of which exceeds RMB 2,000,000);

(h)                       without prior written consent of Party A, not to provide any loan, credit or guatantee to anyone;

(i)                           at the request of Party A, to provide all materials related to its business and financial conditions to Party A;

(j)                          without prior written consent of Party A, not to merge or associate with any entity, or acquire any entity or invest in any entity;

(k)                       to promptly inform Party A of any existing or potential litigation, arbitration, or administrative proceedings in relation to its assets, business or revenues;

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(l)                           in order to maintain its ownership of all its assets, to execute all necessary or appropriate documents, commence all necessary or appropriate claims, or make all necessary or proper defences to all claims;

(m)                   without prior written consent of Party A, not to distribute any dividends to its shareholders in any form, nevertheless upon request of Party A, immediately to distribute all payable dividends to the shareholders; and

(n)                       at the request of Party A, to appoint the person designated by Party A to be its executive director.

4.2.2                             Party A covenants and undertakes to Party B and Party C that:

it will bear all fees and other expenditure arising from executing and performing this Agreement and any other relevant documents required therefore, including but not limited to legal fees, costs, stamp tax and any other taxes and charges. If Party B and Party C shall pay any fees and other expenditure in accordance with the laws or the relevant contracts, Party A shall fully indemnify such fees and other expenditure paid by Party B and Party C.

ARTICLE 5: BREACH

Upon the execution of this Agreement, failure by either party to perform other obligations in this Agreement and any untrue representations or warranties shall be deemed as a breach of this Agreement.  The defaulting party shall compensate all the loss suffered by the innocent party caused by the breach of this Agreement.

ARTICLE 6: GOVERNING LAW AND DISPUTE SETTLEMENT

6.1                       The conclusion, validity, interpretation, performance and the dispute resolution of this Agreement shall be governed by the laws of PRC.

6.2                       Any disputes arising from or relating to this Agreement shall be resolved through consultation by the Parties. In case of a failure to reach an agreement through consultations within thirty (30) days of their occurrence, each Party can submit the disputes to China International Economics and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules in effect at the time of the arbitration. The arbitration shall be held in Beijing and the language used will be Chinese. The arbitral award shall be final and binding upon the Parties.

ARTICLE 7: TERM OF AGREEMENT

The term of this Agreement shall be ten (10) years, and may be extended by another ten (10) years at the request of Party A.

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ARTICLE 8: CONFIDENTIALITY

No party to this Agreement shall publicize, divulge or disclose any information regarding this Agreement, the transaction under this Agreement, or the identity of the other party, unless the other party gives a written consent in advance.

ARTICLE 9: MISCELLANEOUS

9.1                       No amendment or modification to this Agreement shall be valid unless made in writing and executed by the Parties.

9.2                       The attachments of this Agreement are part of and have the same effectiveness with this Agreement.

9.3                       Notices

9.3.1                             Unless otherwise designated by the other Party, any notices of other correspondences among the Parties in connection with the performance of this Agreement shall be delivered in person, by express mall, e-mail, facsimile or registered mail to the following correspondence addresses:

Party A	Beijing Wowo Shi Jie Information & Technology Co., Ltd.
Address	Building 36, Yi No.108, Beiyuan Road, Chaoyang District, Beijing
ZiP code	100101
Telephone	57418020
Facsimile	57418020
Contact Person	Liu Hanyu
E-mail	uhanyu@gmail.com

Party B	Xu Maodong
Address
Zip code
Telephone
Facsimile
E-mail

Party C	Xu Tianqing
Address
Zip code
Telephone
Facsimile
E-mail

9.3.2                             Notices and correspondences shall be deemed to have been effectively delivered:

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(1)                                at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

(2)                                on the date that the receiving Party signs for the document, if delivered in person (including express mail);

(3)                                on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail;

(4)                                on the successful printing by the sender of a transmission report evidencing the delivery of the relevant e-mail, if sent by e-mail.

9.4                       This Agreement shall be binding on the successors of the Parties and the assigns as designated by Party A.

9.5                       The Parties may, upon mutual agreement, conclude supplementary agreements regarding any issues not covered in this Agreement. The supplementary agreements shall be of equal force with this Agreement.

9.6                       This Agreement shall be made in Chinese version with English translation. In case of discrepancies between the two versions, the Chinese version shall prevail. This Agreement shall be executed in three (3) originals with one (1) original each for Party A, Party B and Party C.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

9

[EXECUTION PAGE]

IN WITNESS WHEREOF, the Parties or their respective authorized representatives have caused this Agreement to be executed as of the date and in the place first here above mentioned.

SIGNED by

For and on behalf of

Party A: Beijing Wowo Shi Jie Information & Technology Co., Ltd.

SIGNED by

Party B: Xu Maodong

SIGNED by

Party C: Xu Tianqing

10

Annex

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (this “Agreement”) is entered into as of [                      ] in Beijing by and between the following parties:

Transferor:      Name: [  ]

ID No.: [  ]

Transferee: Beijing Wowo Shi Jie Information & Technology Co., Ltd. (the “Transferee”)

(the Transferors and the Transferee collectively the “Parties”)

WHEREAS

(1)                         The Transferors holds [  ] % shares in [  ].

(2)                         The Transferor desires to transfer to the Transferee all his/her [  ]% shares in [  ], and the Transferee agrees to accept such transfers under the terms and conditions of this Agreement.

THE PARTIES THEREFORE AGREE AS FOLLOWS:

Article 1: TRANSFER OF EQUITY INTEREST

1.1                       Transfer Agreement

1.1.1                             Subject to the terms and conditions of this Agreement, the Transferors hereby agree to transfer [  ]%  shares they held in [  ] to the Transferee (the “Transfer”) at the Effective Date of this Agreement (as defined in Article 5.1 below) as of the Effective Date of this Agreement, and acquires all the related rights and interests accordingly.

1.1.2                             The Transferors and the Transferee have entered into a shares pledge agreement as of May 31, 2011, under which the Transferors in favor of Party A pledged the entire shares asheld by them in [  ]. Upon the execution of the Transfer in accordance with this Agreement, the portion of the pledge over the shares as transferred will disappear and the shares in pledge will be reduced in the same proportion.

1.2                       Transfer Price

The purchase price of the [   ]% shares is RMB[   ].

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Article 2: CLOSING

2.1                       Subject to terms and conditions of this Agreement, the closing of the Transfer involved in this Agreement (“Closing”) shall be deemed as having accompished at the Effective Date of this Agreement.

2.2                       The Transferors shall submit to the Transferee any and all legal documents with respect to the Transfer being referred hererto at the Effective Date of this Agreement, in a way satisfactory to  the Transferee formally and virtually.

2.3                       The Parties of this Agreement hereby agree that, with respect to the Transfer hereunder, the Transferors shall be responsible to file with the original registration authority of [  ] for the purpose of all necessary registration change within thirty (30) days after the execution of this Agreement, and the Transferee shall offer necessary assistance and cooperation at the same time.

Article 3: REPRESENTATIONS AND WARRANTIES

3.1                       Representations and Warranties of the Transferors

The Transferors hereby make following representations and warranties to the Transferee,

3.1.1                    The Transferors have full legal power and authority to sign and execute this Agreement and transfer the shares referred to under this Agreement. The Transferors have taken all proper and necessary actions for the Transfer referred to under this Agreement. Upon the signing of this Agreement, it constitutes a legal, valid and binding obligation to the Transferors, and shall be enforceable against the Transferors according to its terms.

3.1.2                    In any event, the liabilities of the Transferors to [  ] and the Transferee are limited to the shares as each held thereby.

3.1.3                    The representations and warranties hereby made by the Transferors are true and accurate in all aspects at the Effective Date of this Agreement.

3.1.4                    Upon the effectiveness of this Agreement, the Transferors shall be responsible to effect all necessary internal and external procedures in respect of the Transfer, including but not limited to, signing resolutions of the shareholders’ meeting and making related registration change and filings.

3.2                       Representations and Warranties of the Transferee

The Transferee hereby makes the following representations and warranties to the Transferors,

3.2.1                      The Transferee has full legal power and authority to sign and execute this Agreement and carry out the Transfer hereunder. Upon the signing of this Agreement, it constitutes a legal, valid and binding obligation to

2

the Transferee, and will be enforceable against the Transferee according to its terms.

3.2.2                      The liabilities of the Transferors to [  ] and the Transferee are limited to the shares as each held thereby before or after the Effective Date of this Agreement.

3.2.3                      The representations and warranties hereby made by the Transferee are true and accurate in all aspects at the Effective Date of this Agreement.

3.2.4                      Upon the effectiveness of this Agreement, the Transferee shall offer necessary assistance and cooperation to the Transferors for them to perform the obligations referred to in Article 3.1.4.

Article 4: THE CONTINUOUS EFFECTIVENESS OF WARRANTIES; COMPENSATION

4.1                       The Continuous Effectiveness of Warranties

The representations and warranties made by the Transferors and the Transferee respectively and any certificate or other documents submitted previously shall not be seen as waiver or be impacted as a result of any adjustment made by the Transferors and the Transferee and each of representations and warranties shall be continuous effective after the Closing.

4.2                       Compensation

If the Transferee or the Transferors bear any cost, expense, liability or loss owing to the Transferors or the Transferee violating this Agreement before the Effective Date of this Agreement, the defaulting party shall make compensation to the non-defaulting party and make the non-defaulting party free with any cost, expense, liability or loss incurred because of the foregoing reason.

Article 5: MISCELLANEOUS

5.1                       Effective Date of this Agreement

This Agreement shall take effect as of the date of execution by the Parties or their respective authorized representatives.

5.2                       Governing Law and Disputes Resolution

5.2.1                             The conclusion, validity, interpretation, performance and the dispute resolution of this Agreement shall be governed by the laws of PRC.

5.2.2                             Any disputes arising from or relating to this Agreement shall be resolved through consultation in good faith by the Parties. In case of a failure to reach an agreement through such consultation, the Parties agree to submit the disputes to China International Economics and

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Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules in effect at the time of the arbitration. The arbitration shall be held in Beijing and the language used will be Chinese. The arbitral award shall be final and binding upon the Parties.

5.3                       Language and Version

This Agreement shall be made in Chinese version with English translation. In case of discrepancies between the two versions, the Chinese version shall prevail. This Agreement has six (6) originals with each of the Transferors and the Transferee keeping one original. Other originals of this Agreement shall be used in relation to conducting necessary changing registration procedures.

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[EXECUTION PAGE]

IN WITNESS WHEREOF, the Parties or their respective authorized representatives have caused this Agreement to be executed as of the date and in the place first here above mentioned.

The Transferor:

Name: [  ]

Signature:

The Transferee:

SIGNED by

For and on behalf of

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

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Exhibit 10.13

EXCLUSIVE TECHNICAL SUPPORT SERVICE AGREEMENT

BY AND BETWEEN

Beijing Yi You Bao Information & Technology Co., Ltd.

AND

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

MAY 31, 2011

EXCLUSIVE TECHNICAL SUPPORT SERVICE AGREEMENT

THIS EXCLUSIVE TECHNICAL SUPPORT SERVICE AGREEMENT (this “Agreement”) is entered into in Beijing as of the 31st day of May, 2011 by and between the following two Parties:

(1)                                 Beijing Yi You Bao Information & Technology Co., Ltd. (hereinafter “Party A”), with its registered address: Office B-421, 4/F, Unit 2, Nong Da South Road No. 1, Haidian District, Beijing; and

(2)                                 Beijing Wowo Shi Jie Information & Technology Co., Ltd. (hereinafter “Party B”), with its registered address: Building 36, Yi No.108, Beiyuan Road, Chaoyang District, Beijing; and

for the purpose of this Agreement, the reference to Party A hereinafter shall mean Party A and each of its subsidiaries and/or any companies or other entities as controlled thereby.

(Party A and Party B individually being referred to as a “Party” and collectively the “Parties”).

WHEREAS:

(1)                                 Party A is a company with its business scope of technology development, marketing, transfer, consultancy, and service, technical consultancy and service, design, produce, agency, and advertising.

(2)                                 Party B is a company with its business scope of research and development of computer software and hardware, technical development, service, and consultancy for information system and computer internet, sale of self-developed products, and transfer of self-owned technology.

(3)                                 Party A wishes to engage Party B to provide to it related services, and Party B agrees to provide Party A with necessary technical support and assistance.

The Parties hereby agree upon mutual friendly consultations, as follows:

Article 1: Definition

1.1                               Except as otherwise construed in the terms or context hereof, the following terms in this Agreement shall be interpreted to have the following meanings:

“Party A’s Business” shall mean any and all businesses engaged in and developed by Party A currently and at any time during the valid term hereof.

“Services” shall mean the services to be provided by Party B exclusively to Party A, which are related to Party A’s Business, with a technical platform combining software and hardware as well as relevant technical support and maintenance services, including but not limited to:

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1.1.1                     provision of system solutions for internet websites operations;

1.1.2                     provision of the rights to use computer and network hardware equipment necessary for Party A’s Business;

1.1.3                     daily management, maintenance and upgrading of the network sever and databases;

1.1.4                     development, maintenance and upgrading of the related applied software; and

1.1.5                     other related technical and consultancy services in relation to or required by Party A’s Business.

“Annual Business Plan” shall mean the development plan and budget report for Party A’s Business in the next year which is prepared by Party A with the assistance of Party B pursuant to this Agreement.

“Service Fee” shall mean all fees to be paid by Party A to Party B pursuant to Article 3 of this Agreement in respect of the Services provided by Party B.

“Equipment” shall mean any and all equipment owned by Party B or purchased by Party B from time to time for the purpose of provision of the Services.

“Business Income” shall mean the aggregate of all main business incomes and other business incomes as confirmed by Party A in the process of its business operations (before the deduction of related costs, fees and taxes).

1.2                               The references to any laws and regulations (hereinafter the “Law”) herein shall be deemed (1) to include the references to the amendments, changes, supplements and reenactments of such Law, irrespective of whether they take effect before or after the formation of this Agreement; and (2) to include the references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3                               Except as otherwise stated in the context herein, all references to an Article, clause, item or paragraph shall refer to the relevant part of this Agreement.

Article 2: Services

2.1                               Party B shall provide the Services to Party A pursuant to this Agreement, and Party A shall accept the Services provided by Party B and shall endeavor to cooperate with Party B in Party B’s provision of the Services.

2.2                               Party B shall procure various equipment reasonably necessary for the provision of the Services and shall purchase and procure new equipment in accordance with Party A’s Annual Business Plan, as to meet with the demand for its provision of quality Services.

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2.3                               At the request of Party B, Party A Shall discuss and decide with Party B prior to November 30 each year the Annual Business Plan of Party A for the next year, as for Party B to make appropriate arrangement for its Services plan and purchase necessary equipment. In case that Party A needs Party B to purchase new equipment contingently. Party A shall discuss the same with Party B fifteen (15) days in advance and obtain Party B’s consent thereto.

2.4                               The Services provided by Party B hereunder shall be of an exclusive nature. During the valid term hereof, without Party B’s prior written consent, Party A shall not enter into any agreement with any other third party as to engage such third party to provide to Party A services identical or similar to the Services provided by Party B.

Article 3: Service Fee

3.1                               In respect of the Services to be provided by Party B pursuant to Article 2 hereof, at the request of Party B, Party A agrees to pay to Party B pursuant to 3.2 hereof the Service Fee as follows:

3.1.1                     a performance fee equivalent to 5% of the total revenue of Party A in the current year;

3.1.2                    depreciation amount on equipment to be determined by accounting rules of China; and

3.1.3                    annual service fee: this fee is total business incomes of the whole year minus fees of 3.1.1 and 3.1.2; whereas the amount of 3.1.1, 3.1.2 and 3.1.3 exceed total net profit of the whole year of Party A, the annual service fee payable from Party A to Party B is limited to total net profit of Party A. Party B has the right to set and revise annually this service fee unilaterally with reference to the performance of Party A.

3.2                               At the request of Party B, Party A shall pay the Service Fee to Party B on a quarterly basis. Prior to January 31, April 30, July 31 and October 31 each year, Party A shall pay to Party B the performance fee set out in 3.1 according to the percentage set out in the preceding Article and the amount of Party A’s total business income in the preceding three (3) months; after the end of each of Party A’s accounting years, Party A and Party B shall, on the basis of Party A’s total annual business income in the preceding year which is mutually accepted by the Parties, carry out the overall examination and verification on the Service Fee actually payable by Party A, and shall make corresponding payment adjustment within thirty (30) days of the commencement of the next accounting year.

3.3                               Party A shall, according to the provisions of this Article, pay all Service Fees in a timely manner into the bank account designated by Party B. In case that Party B is to change its bank account, it shall notify Party A in writing of such change seven (7) working days in advance.

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3.4                               Upon expiration or termination of this Agreement, Party A shall, within thirty (30) days of the date of the expiration or termination of this Agreement, pay all the remaining part of the Service Fee to Party B.

3.5                               Party A shall, according to the provisions of Article 3 hereof, provide Party B with the true information concerning its business income, and shall pay the full amount of the Service Fee to Party B in a timely manner; at the request of Party B, Party A shall permit Party B to review and examine its financial records, as to verify the amount of its business income.

Article 4: Work Product, Intellectual Property and Know-how

4.1                               Both Parties acknowledge that all work products, intellectual property and know-how involved or generated in the process of Party B’s provision of the Services shall belong to Party B, but not including the followings:

4.1.1                     intellectual property legally owned by any third party, which Party A or Party B has obtained legally the right to use through license or otherwise;

4.1.2                    customer information obtained during the process of Party A’s Business; such customer information shall belong to Party A and Party B jointly; and

4.1.3                    issues agreed to otherwise between the Parties in writing.

Article 5: Representations and Warranties

5.1                               Party A represents and warrants hereby as follows:

5.1.1                     it is a company of limited liabilities duly registered and validly existing under the laws of its incorporation with independent legal person qualification, with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions.

5.1.2                     it has full corporate power and authorization to execute and deliver this Agreement and all the other documents to be entered into by it in relation to the transaction referred to herein, and it has the full power and authorization to complete the transaction referred to herein. This Agreement shall be executed and delivered by it legally and properly. This Agreement constitutes the legal and binding obligations on it and is enforceable on it in accordance with its terms and conditions.

5.1.3                     it has obtained complete business permits as necessary for its operations upon this Agreement taking effect, and it has sufficient rights and qualifications to operate within PRC the businesses of technology development and transfer, technology consultancy and service, enterprise management consultancy, and design, integration,

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installation, and adjustment of computer system and other Party A’s Business it is currently engaged in.

5.2                               Party B represents and warrants hereby as follows:

5.2.1                     it is a company of limited liabilities duly registered and validly existing under the laws of its incorporation with independent legal person qualification, with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions.

5.2.2                     it has full corporate power and authorization to execute and deliver this Agreement and all the other documents to be entered into by it in relation to the transaction referred to herein, and it has the full power and authorization to complete the transaction referred to herein. This Agreement shall be executed and delivered by it legally and properly. This Agreement constitutes the legal and binding obligations on it and is enforceable on it in accordance with its terms and conditions.

Article 6: Special Undertakings by Party A

Party A hereby undertakes as follows:

6.1                               it must take all necessary measures during the term of this Agreement to obtain promptly all the business permits requisite under the then applicable Law and necessary for the purpose of Party A’s Business operation, and to keep all the business permits to remain in effect at any time.

6.2                               It must make all its efforts during the term of this Agreement to develop Party A’s Business, as to maximize the profits.

6.3                               Party A must respect Party B’s work product and intellectual property, and shall take all necessary or practical measures to protect Party B’s work product and intellectual property during the term of this Agreement.

Article 7: Indemnification

At the request of Party B, Party A agrees that it shall indemnify and keep Party B harmless from any and all losses Party B suffers or may suffer as the result of the execution and performance hereof and of Party A’s Business, including but not limited to any loss arising from any litigation, repayment pursuit, arbitration, claims lodged by any third party or administration investigations and/or penalties by government authorities against it in relation to Party A’s Business; provided that losses due to Party B’s willful or gross fault shall be excluded from such indemnification.

Article 8: Confidentiality

8.1                               Notwithstanding the termination of this Agreement, Party A shall be obliged to keep in confidence (i) the execution, performance and the contents of this

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Agreement; (ii) the commercial secret, proprietary information and customer information in relation to Party B known to or received by it as the result of execution and performance of this Agreement; and (iii) the customer information and other non-public information jointly owned by it with Party B (hereinafter collectively the “Confidential Information”). Party A may use such Confidential Information only for the purpose of performing its obligations under this Agreement. Party A shall not disclose the above Confidential Information to any third parties without the written consent from Party B, or Party A shall bear the default liability and indemnify the losses.

8.2                               Upon termination of this Agreement, Party A shall, upon demand by Party B, return, destroy or otherwise dispose of all the documents, materials or software containing the Confidential Information and suspend using such Confidential Information.

8.3                               Notwithstanding any other provisions herein, the validity of this Article shall not be affected by the suspension or termination of this Agreement.

Article 9: Force Majeure

In the event of earthquake, typhoon, flood, fire, war, computer virus, loophole in the design of tooling software, computer system or internet encountering a hacker, invasion or disastrous spreading of computer virus, affection by the technical adjustment of telecommunication departments, temporary close-down of websites due to government supervision, or change of policies or laws, and other unforeseeable or unpreventable or unavoidable event of force majeure, which directly prevents a Party from performing this Agreement or performing the same on the agreed condition, the Party encountering such a force majeure event shall forthwith issue a notice by a facsimile and, within thirty (30) days, present the documents proving the details of such force majeure event and the reasons for which this Agreement is unable to be performed or is required to be postponed in its performance, and such proving documents shall be issued by the notarial office of the area where such force majeure event takes place. The Parties shall consult each other and decide whether this Agreement shall be waived in part or postponed in its performance with regard to the extent of impact of such force majeure event on the performance of this Agreement. No Party shall be liable to compensate for the economic losses brought to the other Party by the force majeure event.

Article 10: Term of Agreement

10.1                        This Agreement shall take effect as of the date of formal execution by the Parties, and the term of this Agreement shall be ten (10) years unless earlier terminated as set forth in 10.2 of this Agreement or other written agreements entered into by the Parties.This Agreement shall be extended automatically by another ten (10) years upon the written confirmation by Party B before the expiry of this Agreement.

10.2                        During the term of this Agreement, Party A may not terminate this Agreement except in the case of Party B’s gross negligence, fraud, or other illegal action or bankruptcy or termination of Party B, and in the event of bankruptcy or

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termination of Party A before the expiry of this Agreement, this Agreement shall be terminated automatically. Notwithstanding the above, Party B may terminate this Agreement with issuing a written notice to Party A thirty (30) days in advance.

Article 11: Notice

11.1                        Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Party.

11.2                        The abovementioned notice or other correspondences shall be deemed to have been delivered when it is transmitted if transmitted by facsimile or telex; it shall be deemed to have been delivered when it is delivered if delivered in person; it shall be deemed to have been delivered five (5) days after posting the same if posted by mail.

Article 12: Default Liability

12.1                        The Parties agree and confirm that, if any Party (hereinafter the “Defaulting Party”) breaches substantially any of the agreements made under this Agreement, or fails substantially to perform any of the obligations under this Agreement, such a breach shall constitute a default under this Agreement (hereinafter a “Default”), then the non-defaulting Party (hereinafter the “Non-defaulting Party”) shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of the other Party notifying the Defaulting Party in writing and requiring it to rectify the Default, then (1) in case of Party A being the Defaulting Party, Party B shall have the right to terminate this Agreement and require the Defaulting Party to indemnify it for the damage; (2) in case of Party B being the Defaulting Party, the Non-defaulting Party shall have the right to terminate this Agreement and require the Defaulting Party to indemnify it for the damage, and under no circumstances shall the Non-defaulting Party have the right to terminate or dissolve this Agreement or the authorization under this Agreement.

12.2                        Notwithstanding any other provisions herein, the validity of this Article shall stand disregarding the suspension or termination of this Agreement.

Article 13: Miscellaneous

13.1                        This Agreement shall be made in Chinese version with English translation. In case of discrepancies between the two versions, the Chinese version shall prevail. This Agreement shall be executed in two (2) originals with one (1) original each for involved Party.

13.2                        The formation, validity, execution, amendment, interpretation and termination of this Agreement shall be subject to the PRC Laws.

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13.3                        Any disputes arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if the Parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules in effect at the time of the arbitration. The arbitration shall be held in Beijing and the language used will be Chinese. The arbitral award shall be final and binding upon the Parties.

13.4                        Any rights, powers and remedies empowered to any Party by any provisions herein shall not preclude any other rights, powers and remedies enjoyed by such Party in accordance with laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of its other rights, powers and remedies by such Party.

13.5                        Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (hereinafter the “Party’s Rights”) shall not lead to a waiver of such rights, and the waiver of any single or partial exercise of the Party’s Rights shall not preclude such Party from exercising such rights in any other way and exercising the remaining part of the Party’s Rights.

13.6                        The titles of the Articles contained herein shall be for reference only, and in no circumstances shall such titles be used in or affect the interpretation of the provisions hereof.

13.7                        Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

13.8                        Any amendments or supplements to this Agreement shall be made in writing and shall take effect only when properly signed by the Parties to this Agreement.

13.9                        It is agreed by Party A that without any consent from Party A, Party B may assign its rights and/or obligations hereunder to any third parties with prior notice to Party A. Party A may not assign any of its rights and/or obligations hereunder to any third parties without the prior written consent from Party B.

13.10                 This Agreement shall be binding on the legal successors of the Parties.

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[EXECUTION PAGE]

IN WITNESS WHEREOF, the Parties or their respective authorized representatives have caused this Agreement to be executed as of the date and in the place first here above mentioned.

Beijing Yi You Bao Information & Technology Co., Ltd.

Signed by:

Name:
Position:

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

Signed by:

Name:
Position:

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Exhibit 10.14

SHARES PLEDGE AGREEMENT

BY AND AMONG

Beijing Wowo Shi Jie Information & Technology Co., Ltd.

AS PLEDGEE

AND

XU MAODONG AND XU TIANQING

AS PLEDGORS

MAY 31, 2011

SHARES PLEDGE AGREEMENT

THIS SHARES PLEDGE AGREEMENT (this “Agreement”), is entered into as of the 31st day of May, 2011 in Beijing, the People’s Republic of China (the “PRC”)by and between the following parties:

Pledgee:	Beijing Wowo Shi Jie Information & Technology Co., Ltd.
Address:	Building 36, Yi No.108, Beiyuan Road, Chaoyang District, Beijing

Pledgor:	Xu Maodong
ID No.: 420106196712023614

Xu Tianqing
ID No.: 372802196001252912

(Xu Maodong and Xu Tianqing collectively the “Pledgors”)

WHEREAS

(1)                     The Pledgors own all equity interest in Beijing Yi You Bao Information & Technology Co., Ltd. (“Yi You Bao”), where Xu Maodong holds 60% shares and Xu Tianqing holds 40% shares.

(2)                     The Pledgee is a wholly foreign-owned enterprise registered in Beijing, the PRC, a wholly owned subsidiary of Wowo Holding Limited (HK).

(3)                     The Pledgee and the Pledgors entered into option agreements dated as of the even date hereof (hereinafter the “Option Agreement”). The Pledgee entered into an exclusive technical support service agreement with Yi You Bao as of the even date hereof (hereinafter the “Exclusive Technical Support Service Agreement”).

(4)                     The Pledgee shall appoint all personnel in operating Yi You Bao and assume management responsibilities of Yi You Bao.

(5)                     In order to make sure the performance of all the obligations by Yi You Bao and the Pledgors under the abovementioned Exclusive Technical Support Service Agreement, and Option Agreement (collectively, the “Agreement Obligations”), the Pledgors assign, convey to the Pledgee, for its benefit, a pledge over and security interest in all of their respective shares in Yi You Bao as a security of Secured Indebtedness including the Agreement Obligations.

THE PLEDGORS AND THE PLEDGEE THEREFORE AGREE AS FOLLOWS:

ARTICLE 1: DEFINITIONS

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

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1.1                               Pledge means the full content of Article 2 hereunder.

1.2                               Shares means the shares in Yi You Bao held by the Pledgors. In order to avoid any indoubtness, the Shares hereof refer to all of the shares in Yi You Bao held by the Pledgors at any time, to wit, after the date hereof if there is any increase or other changes with respect to the shares in Yi You Bao held by the Pledgors, such shares after increased or changed shall be deemed to be the Shares in Pledge under this Agreement.

1.3                               Term of Pledge means the period provided under Article 3.2 hereunder.

1.4                               Event of Default means any event in accordance with Article 7 hereunder.

1.5                               Notice of Default means the notice of default issued by the Pledgee in accordance with this Agreement.

1.6                               Option means the option granted by the Pledgors to the Pledgee in the Option Agreement in favor of the Pledgee to purchase the Shares exclusively.

1.7                               The PRC means the People’s Republic of China.

1.8                               Secured Indebtedness means all the obligations of Yi You Bao under the Exclusive Technical Support Service Agreement, and the obligations of the Pledgors under the Option Agreement, including but not limited to the repayment of service fees, liquidated damages, compensations and other expenses incurred by the Pledgee in connection with the exercise of Pledge.

1.9                               Except as otherwise stated in the context herein, all references herein to this Agreement or any other agreements or documents shall be interpreted as to refer to the amendments, changes, replacements or supplements already made or to be made from time to time, to or of this Agreement or, as the case may be, such other agreements or documents.

ARTICLE 2: PLEDGE

2.1                               The Pledgors assign, convey to the Pledgee, for its benefit, a pledge over and security interest in all of their respective shares in Yi You Bao to secure all and any Secured Indebtedness.

2.2                               In order to avoid any indoubtness, despite of the disappearance of party of the Secured Indebtedness, the Pledgors assign, convey to the Pledgee, for its benefit, a pledge over and security interest in all of their respective Shares in Yi You Bao as a security of the remaining part of the Secured Indebtedness in accordance with the provisions of this Agreement.

2.3                               Within the effective period of this Agreement, in case that the Pledgee exercise the Option and therefore obtains all or part of the Shares, the relative Pledge over that part of Share disappear in proportion as of the execution date of the Shares transfer and the Shares pledged by the Pledgors reduce in the same

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proportion. The Pledgee and the Pledgors shall effect the registration, or changing registration or record, as set forth in Article 4.2 hereunder, with the competent administration for industry and commerce.

2.4                               The Pledge under this Agreement refers to the preferential rights enjoyed by the Pledgee in receiving proceeds from auction or sale of the Shares pledged by the Pledgors to the Pledgee

ARTICLE 3: THE EFFECTIVENESS AND TERM OF PLEDGE

3.1                               The effectiveness of this Agreement

This Agreement shall become effective upon the execution by the respective duly authorized representatives of the Pledgee and the Pledgors.

3.2                               The term of Pledge

The term of Pledge is equal to the term of the Option Agreement.

ARTICLE 4: POSSESSION OF PLEDGE DOCUMENTS

4.1                               During the term of Pledge under this Agreement, the Pledgors shall deliver the physical possession of the certificate of capital contribution and the name list of shareholders of Yi You Bao to the Pledgee within one (1) week as of the date of execution of this Agreement.

4.2                               The Pledgors and the Pledgee hereby agree to effect the registration or record of Pledge herein with the competent administration for industry and commerce at the earliest practicable date (in any event not later than twenty (20) days as of the date hereof). After the completion of such Pledge registration, in case of the changes with respect to the Shares respectively held by the Pledgors resulting from any changes to the registered capital or share structure of Yi You Bao, the Pledgors and the Pledgee shall effect the alteration registration or record of Pledge with the competent administration for industry and commerce within twenty (20) days after the completion of the registration of the abovementioned Shares changes.

4.3                               The Pledgee is entitled to collect dividends and other distributions (in cash or non-cash) of the Shares during the Term of Pledge.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES

5.1                               The Pledgee and the Pledgors severally represent and warrant to each other that:

5.1.1                     it has the full power and authority to enter into this Agreement;

5.1.2                     its signing of this Agreement or fulfilling of any of its obligations hereunder does not violate any laws, regulations and contracts to which it is bound, or require any government authorization or approval;

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5.1.3                     there is no lawsuit, arbitration or other legal or government procedures pending which, based on its knowledge, shall materially and adversely affect this Agreement and the performance thereof;

5.1.4                     it has disclosed to other Parties all documents issued by any government department that might cause a material adverse effect on the performance of its obligations under this Agreement; and

5.1.5                     in any event, the liabilities of Party B or Party C to Yi You Bao and Party A are limited to the Shares as each held thereby.

5.2                               The Pledgors especially represent and warrant to the Pledgee that:

5.2.1                     The Pledgors are the legal owners of the Shares. The Pledgors do not pledge or encumber the Shares to any other person except for the Pledgee.

5.2.2                     The Pledgee shall not be interfered by any other party at any time once the Pledgee obtains the right to exercise the rights of the Pledge in accordance with this Agreement.

5.2.3                     The Pledgee shall be entitled to dispose of and transfer or assign the Pledge in accordance with this Agreement.

ARTICLE 6: COVENANTS AND UNDERTAKINGS

6.1                               The Pledgors separately and jointly covenant and undertake to the Pledgee that:

6.1.1                     During the effective term of this Agreement, the Pledgors promise to the Pledgee for the benefit of the Pledgee that the Pledgors shall:

(1)                     not transfer or assign the Shares, create or permit to create any pledges which may have an adverse effect on the rights or benefits of the Pledgee without prior written consent from the Pledgee except for the share transfer caused by the execution of the Option by the Pledgee;

(2)                     comply with laws and regulations with respect to the pledge of rights;

(3)                     notify the Pledgee in a timely manner of any events or any received notices which may affect the Shares or any part of their rights, and any events or any received notices which may change the Pledgors’ any covenant and obligations under this Agreement or which may affect the Pledgors’ performance of their obligations under this Agreement.

6.1.2                     The Pledgors agree that the right of exercising the Pledge obtained by

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the Pledgee shall not be suspended or hampered through legal procedure by the Pledgors or any successors of the Pledgors or any person authorized by the Pledgors or any other person.

6.1.3                     Where an exercise by the Pledgee of the Pledge in accordance with Article 8 hereof leads to a share transfer, the Pledgors hereby undertake separately and/or jointly that they waive the priority purchase right they enjoy with respect to the Shares transferred.

6.1.4                     The Pledgors warrant to the Pledgee that in order to protect or perfect the security over the payment of the Loan, the Pledgors execute in good faith and cause other parties who have interests in the Pledge to execute all the title certificates, contracts, and or perform and cause other parties who have interests to take action as required by the Pledgee and make access to exercise the rights and authorization vested in the Pledgee under this Agreement, and execute all the documents with respect to the changes of certificate of equity interests with the Pledgee or the person designed by the Pledgee, and provide all the notices, orders and decisions regarded as necessary by the Pledgee with the Pledgee within a reasonable time period.

6.1.5                     Any distribution received by the Pledgors as shareholders of Yi You Bao would have to be fully remitted to the Pledgee immediately.

6.1.6                     The Pledgors covenant to the Pledgee that the Pledgors will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. If the Pledgors do not perform or do not fully perform its guarantees, covenants, agreements, representations and conditions, the Pledgors shall compensate all the losses therefore suffered by the Pledgee.

6.1.7                     The Pledgors warrant to the Pledgee that the Pledgors will bear joint and several guarantee liabilities for the obligations thereof under this Agreement.

6.2                               The Pledgee covenants and undertakes to the Pledgors that:

6.2.1                     The Pledgee shall strictly comply with the applicable PRC laws and ensure that the management and operation of the Pledgee and Yi You Bao shall not violate the regulations and requirements as set forth by the authorities of administration for commerce and industry, tax, telecommunication, culture, quality and technology supervision, labor protection, social security and other governmental departments.

6.2.2                     The Pledgee shall hold harmless the Pledgors against any punishments, damages, losses, liabilities, claims and expenses as well as any related litigations, arbitrations or other legal or administrative proceedings as a result of business operation by the Pledgee or Yi You Bao and the Pledgee further warrants to the Pledgors that it shall indemnify the Pledgors against any punishments, damages, losses, liabilities, claims

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and expenses incurred as a result of business operation by the Pledgee or Yi You Bao and bear all expenses in such indemnification efforts.

6.2.3                     The Pledgee shall provide necessary financial support to Yi You Bao to fund any losses incurred by Yi You Bao during the term of Pledge and not request for repayment if Yi You Bao is unable to do so.

ARTICLE 7: EVENT OF DEFAULT

7.1                               The following events shall be regarded as an event of default:

7.1.1                     The Pledgors or Yi You Bao fail(s) to fully perform any of the Secured Indebtedness in time under the Exclusive Technical Support Service Agreement or the Option Agreement;

7.1.2                     The Pledgors make any material misleading or fraudulent representations or warranties under Article 5 herein, and/or the Pledgors are in violation of any warranties under Article 5 herein;

7.1.3                     The Pledgors violate the covenants under Article 6 herein;

7.1.4                     The Pledgors violate any terms and conditions herein;

7.1.5                     The Pledgors’ any external loan, security, compensation, covenants or any other compensation liabilities (1) are required to be repaid or performed prior to the scheduled due date; or (2) are due but can not be repaid or performed as scheduled and thereby cause the Pledgee to deem that the Pledgors’ capacity to perform the obligations herein has been impacted;

7.1.6                     The Pledgors are incapable of repaying general debts or other debts;

7.1.7                     This Agreement is illegal for the reason of the promulgation of the related laws or the Pledgors’ incapability of continuing to perform the obligations herein;

7.1.8                     Any approval, permits, licenses or authorization from the competent authority of the government needed to perform this Agreement or validate this Agreement are withdrawn, suspended, invalidated or materially amended;

7.1.9                     The properties of the Pledgors are adversely changed and cause the Pledgee to deem that the capability of the Pledgors of performing the obligations herein has been impacted;

7.1.10              The Pledgors default for the reason of violation of the obligations of act or omission under other terms herein;

7.1.11              The Pledgors forgo the Shares or transfer or assign the Shares without prior written consent of the Pledgee, except as provided in the Option

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Agreement; or

7.1.12              Other circumstances whereby the Pledgors are incapable of exercising the right to dispose of the Pledge in accordance with the related laws.

7.2                               The Pledgors shall give written notice to the Pledgee if the Pledgors are aware of or find that any event under Article 7.1 herein or any events that may result in the foregoing events have happened.

7.3                               Unless the event of default under Article 7.1 herein has been solved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give written notice of default to the Pledgors and require the Pledgors to immediately make full payment of the service fees or other fees, or dispose of the Pledge in accordance with Article 8 herein.

ARTICLE 8: EXERCISE OF THE RIGHT OF THE PLEDGE

8.1                               The Pledgee shall give notice of default to the Pledgors when the Pledgee exercises the right of Pledge owing to the default by the Pledgors.

8.2                               Subject to Article 7.3, the Pledgee may exercise the right to dispose of the right of Pledge at any time when the Pledgee give notice of default in accordance with Article 7.3 or thereafter.

8.3                               The Pledgee is entitled to transfer or assign full or a portion of the Shares herein in accordance with legal procedure until the service fees or other fees is repaid.

8.4                               The Pledgors shall not hinder the Pledgee from disposing of the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee can realize the Pledge.

ARTICLE 9: TRANSFER OR ASSIGNMENT

9.1                               The Pledgors shall not donate or transfer his rights and obligations herein without prior written consent from the Pledgee.

9.2                               This Agreement shall be effective and binding upon the successors of each of the Pledgors and the Pledgee and the assigns as designated by the Pledgee.

9.3                               The Pledgee may transfer or assign all or any of his rights and obligations under the Exclusive Technical Support Service Agreement to any person (individual or legal entity) designated by him at any time. In this case, the assignee shall enjoy and undertake all rights and obligations herein of the Pledgee as if the assignee is a party hereto. Where the Pledgee transfers or assigns the rights and obligations under the Exclusive Technical Support Service Agreement, the Pledgors shall execute the relevant agreements and/or documents with respect to such transfer or assignment upon the request of the Pledgee.

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9.4                               After the Pledgee is changed for the reason of the transfer or assignment, the parties to the changed pledge shall reexecute pledge contract.

ARTICLE 10: TERMINATION AND SEVERABILITY

10.1              This Agreement shall not be terminated until the full execution of the Option by the Pledgee and thereafter the Pledgee shall revoke or terminate this Agreement within the earliest reasonably possible time period.

10.2              If any of the terms of this Agreement is declared invalid, illegal or unenforceable in accordance with any applicable laws or regulations, the validity and enforceability of the other terms hereof shall nevertheless remain unaffected.

ARTICLE 11: FEES AND OTHER EXPENDITURE

The Pledgee shall be responsible for all the fees and other expenditure in relation to this Agreement including but not limited to legal fees, costs, stamp tax and any other taxes and charges. If the Pledgors shall pay any fees and other expenditure in accordance with the laws or the relevant contracts, the Pledgee shall fully indemnify such fees and other expenditure paid by the Pledgors.

ARTICLE 12: FORTH MAJEURE

12.1              The event of force majeure refers to any event that the Pledgors and the Pledgee cannot reasonably foresee at the time of conclusion of this Agreement, and the consequences of which are neither avoidable nor conquerable, including without limitation, any action or inaction by the government or the armed forces, natural phenomena, earthquake, fire, water flood, riot or war.

12.2              Neither the Pledgors nor the Pledgee to this Agreement shall be liable for its incapability of performing the whole or part of the obligations of this Agreement if such incapability of performance is attributable to an event of force majeure. However, the party that is affected by the event of force majeure and consequently incapable of performance shall notify the other party in writing the reason for such liability exemption within ten (10) days upon the occurrence of such event. Furthermore, the affected party shall make reasonable efforts to eliminate the impact of the event of force majeure.

ARTICLE 13: GOVERNING LAW AND DISPUTE SETTLEMENT

13.1                        The conclusion, validity, interpretation, performance and the dispute resolution of this Agreement shall be governed by the laws of PRC.

13.2                        Any disputes arising from or relating to this Agreement shall be resolved through consultation by the Pledgors and the Pledgee. In case of a failure to reach an agreement through consultations within thirty (30) days of their occurrence, each of the Pledgors and the Pledgee can submit the disputes to China International Economics and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules in effect at the time of the

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arbitration. The arbitration shall be held in Beijing and the language used will be Chinese. The arbitral award shall be final and binding upon both the Pledgors and the Pledgee.

ARTICLE 14: NOTICE

14.1                        Unless otherwise designated in advance by the other party, any notices of other correspondences among the Parties in connection with the performance of this Agreement shall be delivered in person, by express mall, e-mail, facsimile or registered mail to the following correspondence addresses and fax numbers:

Party A	Beijing Wowo Shi Jie Information & Technology Co., Ltd.
Address	[ ]
ZiP code	[ ]
Telephone	[ ]
Facsimile	[ ]
Contact Person	[ ]
E-mail	[ ]

Party B	Xu Maodong
Address	[ ]
Zip code	[ ]
Telephone	[ ]
Facsimile	[ ]
E-mail	[ ]

Party C	Xu Tianqing
Address	[ ]
Zip code	[ ]
Telephone	[ ]
Facsimile	[ ]
E-mail	[ ]

14.2                        Notices and correspondences shall be deemed to have been effectively delivered:

14.2.1              at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

14.2.2              on the date that the receiving party signs for the document, if delivered in person (including express mail);

14.2.3              on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail;

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14.2.4              on the successful printing by the sender of a transmission report evidencing the delivery of the relevant e-mail, if sent by e-mail.

ARTICLE 15: VERSION

15.1                        This Agreement and any amendments, modification, supplements, additions or changes hereto shall be in writing and come into effect upon being executed and sealed by the Pledgors and the Pledgee hereto.

15.2                        This Agreement shall be made in Chinese version with English translation. In case of discrepancies between the two versions, the Chinese version shall prevail. This Agreement shall be executed in five (5) originals with one (1) original each for the Pledgors and the Pledgee. Other originals of this Agreement shall be used in relation to conducting necessary registration procedures.

[THE REMAINDER OF THIS PAGE IS ITENTIONALLY LEFT BLANK]

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[EXECUTION PAGE]

IN WITNESS WHEREOF, the Pledgee and the Pledgors or their respective authorized representatives have caused this Agreement to be executed as of the date and in the place first here above mentioned.

SIGNED by

For and on behalf of

Pledgee: Beijing Wowo Shi Jie Information & Technology Co., Ltd.

Pledgor:

Signature:

Name: Xu Maodong

Signature:

Name: Xu Tianqing

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Exhibit 10.15

Execution

DATED             2011

NEW FIELD WORLDWIDE LTD

And

THE PERSONS listed on Schedule 1

And

ZERO2IPO CHINA FUND II, L.P.

NOTE PURCHASE AGREEMENT

relating to

New Field Worldwide Ltd

1

CONTENTS

1.DEFINITION AND INTERPRETATION	4

2.ISSUE AND SUBSCRIPTION OF THE NOTE	8

3.CONDITIONS TO CLOSING OF THE PURCHASER	8

4.CONDITIONS TO CLOSING OF THE COMPANY	9

5.REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9

6.REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	11

7.COVENANTS OF THE COMPANY	12

8.COVENANTS OF THE OWNERS	15

9.FURTHER ACTION	15

10.MISCELLANEOUS	16

2

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”), dated [      ] April 2011, is entered into by and among:

(A)               NEW FIELD WORLDWIDE LTD, a company duly incorporated and validly exists under the laws of British Virgin Islands (the “Company”);

(B)               THE PERSONS listed on Schedule 1 attached hereto, the current legal and beneficial owners of the Company (each a “Owner” and collectively the “Owners”); and

(C)               ZERO2IPO CHINA FUND II, L.P., a company duly incorporated and validly exists under the laws of [British Virgin Islands] (the “Purchaser”).

(The Company, the Owners and the Purchaser shall be referred to individually as a “Party” and collectively as the “Parties”.)

RECITALS

WHEREAS

(A)                               The Company intends to sell to the Purchaser and the Purchaser intends to purchase from the Company certain amount of preferred shares of the Company based on the Company’s pre-money valuation of US$295,000,000 and post-money valuation of US$300,000,000, and other terms and conditions provided therein (“Transaction” or “Series A Financing”).

(B)                               The Parties intend to consummate the Transaction by negotiating and entering into a definitive preferred share purchase agreement (the “Preferred Share Purchase Agreement”).

(C)                               The Purchaser agrees to provide certain financial support to the Company before the execution of the Share Purchase Agreement.

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(D)                               On the terms and subject to the conditions set forth herein, the Purchaser is willing to purchase from the Company, and the Company is willing to sell to the Purchaser, convertible promissory notes in the aggregate principal amount of US$5,000,000 convertible into Preferred Shares upon and subject to the terms and conditions set out herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, conditions and covenants set forth below, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITION AND INTERPRETATION

(a)         In this Agreement (including the recitals, exhibits and schedules), the words and expressions set out below shall have the meanings attributed to them below unless the context otherwise requires:

“Agreement”	means this note purchase agreement;

“Affiliate”

means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person;

“Business Day”	means a day (other than Saturday) on which banks are open in Hong Kong for general banking business;

“Certificate”	means a certificate issued by the Company in respect of the Note in accordance with Section 2 and substantially in the form set out in Exhibit A.

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“Closing”	means completion of the transaction contemplated herein pursuant to Section 2.1 (b) and Schedule 2;

“Closing Date”	means the date of signing of this Agreement or such other date as agreed to in writing by all the parties to this Agreement;

“Conditions”

means the terms and conditions attached to the Certificate for the Note substantially in the form set out in Exhibit A (with such amendments thereto as the parties may agree), and a “Condition” refers to the relative numbered paragraph of the Conditions;

“Conversion Date”	means the date on which the Conversion Rights are exercised in accordance with Condition;

“Conversion Rights”	means the rights attached to the Note to convert the whole thereof into Conversion Shares pursuant to the Conditions;

“Conversion Shares”	means the Equity Securities to be issued by the Company upon exercise by the Purchaser of the Conversion Rights;

“Equity Securities”

shall mean any Preferred Shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such preferred shares, or may become, convertible into or exchangeable for such Preferred Shares;

“Event of Default”	has the meaning given to that term in the Note;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Insolvency”	includes liquidation, winding up, bankruptcy and sequestration (whichever term may apply to the Issuer) or the equivalent in any

5

other jurisdiction to which the Company may be subject to;

“Material Adverse Effect”

shall mean a material adverse effect on (a) the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company and its Subsidiaries, taken as a whole; (b) the ability of the Company to pay or perform the obligations in accordance with the terms of the Note and to avoid an Event of Default; or (c) the rights and remedies of the Company under the Note;

“Maturity Date”	means the expiry date of the 9th calendar month of the date of issue of the Note or, if such date is not a Business Day, the next succeeding Business Day;

“Person”

mean any individual, entity or group, including, without limitation, any corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or governmental or regulatory authority;

“Preferred Shares”	means the redeemable convertible preference shares in the share capital of the Company

“Warranties”	means the representations, warranties and undertakings made by the Company, as contained in Clause 5;

“Note”	means the convertible promissory note to be issued by the Company in the principal amount of US$5,000,000 with the benefit of and subject to the provisions of the Conditions;

“Purchase Price”	means the face value of the Note, being US$5,000,000;

“Restructuring”	means [the set-up of the VIE structure] [Drafting Note: to be revised subject to the legal due diligence];

“Subsidiary”	shall mean, as of the relevant date of determination, with respect to any Person (the “Subject Entity”), (i) any Person (x) more than 50% of

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whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with International Financial Reporting Standards or U.S. Generally Accepted Accounting Principles, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.

“US$” or “US Dollars”	means the lawful currency of the United States of America.

(b)         Capitalized terms not otherwise defined herein shall have the meanings set forth in the form of Note attached hereto as Exhibit A.

(c)          Except as otherwise expressly provided, expressions defined in the Companies Ordinance (Cap.32, the Laws of Hong Kong) have the same meaning in this Agreement.

(d)         A reference to a statute or statutory provision includes a reference (i) to that statute or provision as from time to time modified or re-enacted; and (ii) to any orders, regulations, instruments or other subsidiary / subordinate legislation made under the relevant statute or statutory provision.

(e)          Unless the context otherwise requires, (i) words in the singular include the plural, and vice versa; (ii) words importing any gender or the neuter include all genders and the neuter; and (iii) a reference to a person includes a reference to a body corporate and to an unincorporated body of persons.

(f)           A reference to a Clause or Schedule is to a clause or schedule (as the case may be) of or to this Agreement.

(g)          The headings are for convenience only and do not affect interpretation.

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2.                                      ISSUE AND SUBSCRIPTION OF THE NOTE

(a)         Issuance of Note. At the Closing, the Company agrees to issue and sell to the Purchaser, and, subject to all of the terms and conditions hereof, the Purchaser agrees to purchase from the Company the Note at the Purchase Price.

(b)         Closing. The Closing shall take place on the Closing Date (or such other date and place as the Parties may agree in writing) at such place as the Company and the Purchaser may determine, upon which each Party shall perform its respective obligations set out in Schedule 2.

3.                                      CONDITIONS TO CLOSING OF THE PURCHASER

The Purchaser’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Purchaser:

(a)         Representations and Warranties. The representations and warranties made by the Company in Section 5 hereunder shall have been true and correct when made, and shall remain true and correct on the Closing Date;

(b)         Legal Requirements. At the Closing, the sale and issuance by the Company and the purchase by the Purchaser, of the Note shall be legally permitted by all laws and regulations to which the Purchaser or the Company is subject;

(c)          Transaction Documents. The Company and certain other parties thereto (as applicable) shall have duly executed and delivered to the Purchaser the following documents (“Transaction Documents”):

i)                                                    this Agreement; and

ii)                                                    the Certificate for the Note;

(d)         Authorization. The Purchaser shall have received a certified copy of the requisite corporate resolutions of the Company approving the transactions contemplated hereunder.

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4.                                      CONDITIONS TO CLOSING OF THE COMPANY

The Company’s obligation to issue and sell the Note at the Closing is subject to the fulfillment by the Purchaser, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a)         Representations and Warranties. The representations and warranties made by the Purchaser in Section 6 hereunder shall be true and correct when made, and shall be true and correct on the Closing Date;

(b)         Legal Requirements. At the Closing, the sale and issuance by the Company and the purchase by the Purchaser, of the Note shall be legally permitted by all applicable laws and regulations to which the Purchaser or the Company is subject;

5.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1                [Except as otherwise set forth in the Disclosure Schedule attached hereto as Exhibit B (the “Disclosure Schedule”)], the Company represents and warrants to the Purchaser that:

(a)         Due Incorporation, Qualification, etc. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

(b)         Authority. The execution, delivery and performance by the Company of each Transaction Document to be executed by the Company and the consummation of the transactions contemplated thereby (i) are within the power of the Company; and (ii) have been duly authorized by all necessary actions on the part of the Company.

(c)          Enforceability. Each Transaction Document executed, or to be executed, by the Company has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general

9

application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)         Non-Contravention. The execution and delivery by the Company of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the memorandum and articles of association of the Company or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of the Company (other than any Lien arising under the Transaction Documents) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

(e)          Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) that are required in connection with the execution and delivery of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby have been obtained.

(f)           No Violation or Default. None of the Company or its subsidiaries is in violation of or in default with respect to (i) its memorandum and articles of association or any material judgment, order, writ, decree, statute, rule or regulation applicable to such Person; or (ii) any material mortgage, indenture, agreement, instrument or contract to which such Person is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a Material Adverse Effect.

(g)          No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a Material Adverse Effect.

(h)         Accuracy of Information Furnished. None of the other certificates, statements or information contained furnished to the Purchaser by or on behalf of the Company or its subsidiaries in connection with the Transaction Documents contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(i)             Full Disclosure. There is no material fact or circumstance that has not been disclosed to the Purchaser which (if disclosed) would reasonably to expected to materially and adversely affect the decision of the Purchaser to purchase the Note from the Company pursuant to the Transaction Documents.

(j)            No Liens. Except for encumbrances arising in the ordinary course of the Company’s business operations, no Liens have existed or been created over any or all of the present or future business, undertaking, properties, Equity Securities or assets of the Company.

(k)         Sufficient Authorized Share Capital. The Company will on conversion of the Note in accordance with the Conditions have sufficient authorized share capital to satisfy the exercise of the Conversion Rights in full in accordance with the Conditions.

5.2                                       The Company shall be deemed to have repeated all the Warranties on the basis that such Warranties will at all times from the date of this Agreement up to and including the date of Closing be true complete and accurate in all respects and such Warranties shall have effect as if given at Closing as well as the date of this Agreement.

5.3                                       The Company hereby agrees and acknowledges that the Purchaser is entering into the Transaction Documents in reliance upon the Company’s representations and warranties set out in this Section 5, and hereby agrees and undertakes to promptly notify the Purchaser of any event or circumstance which may render any of such representations and warranties untrue, inaccurate or misleading in any material respect.

6.                                      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company upon the acquisition of the Note as follows:

(a)         Due Incorporation, Qualification, etc. The Purchaser (i) is a partnership duly organized, validly existing under the laws of the [British Virgin Islands]; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction.

(b)         Authority. The execution, delivery and performance by the Purchaser of each Transaction Document to be executed by the Purchaser and the consummation of the transactions

11

contemplated thereby (i) are within the power of the Purchaser; and (ii) have been duly authorized by all necessary actions on the part of the Purchaser.

(c)          Consents etc. All necessary consents, authorisations and approvals of and all necessary registrations and filings with any governmental or regulatory agency or body required in connection with the Purchaser for or in connection with this Agreement and the Note and the performance of the terms thereof have been obtained or made or will have been obtained or made by Closing.

7.                                      COVENANTS OF THE COMPANY

Until the principal together with any Interest accrued thereon according to the Conditions has been irrevocably and unconditionally repaid in full or the Note has been converted in full into the Equity Securities according to the terms and conditions contained in the Note, except as otherwise expressly contemplated pursuant to the Transaction Documents, the Company hereby covenants and undertakes to the Purchaser as follows:

(a)         The Company shall, and the Owners shall cause the Company to, apply the Purchase Price only for the working capital of the Company and/or its subsidiaries;

(b)         The Company and its subsidiaries shall operate its business in a manner consistent with the operations prior to the date hereof;

(c)          The Company shall provide the Purchaser with material information on its business operations and financial condition, at the Purchaser’s written request;

(d)         The Company shall complete the Restructuring and provide the Purchaser with proof of such completion with [60] days from the date hereof unless extended by the Purchaser in writing following the date hereof;

(e)          The Company shall promptly notify the Purchaser of the occurrence of any litigation, arbitration or administrative proceedings relating to the Company’s business or equity interest and any other event or circumstance which might materially and adversely affect the Company’s business, operations, or conditions (financial or otherwise) or ability to observe and perform or comply with any of its/their agreements, undertakings, covenants and obligations under the Transaction Documents;

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(f)           The Company shall abide by the provisions of this Agreement and refrain from any action/omission that may affect the effectiveness and enforceability of this Agreement;

(g)          Without the prior written consent of the Purchaser, other than the transaction contemplated by the Transaction Documents, the Company shall not and procure its subsidiaries not to incur any indebtedness or assume any debt obligation or issue, assume, guarantee or create any debt obligation, but excluding the incurrence in the ordinary course of business of any trade payables and other unsecured ordinary course related obligations less than US$◆ individually or US$◆ in the aggregate;

(h)         Without the prior written consent of the Purchaser, the Company shall not and procure its subsidiaries not to declare or pay any dividend or distribution or otherwise results in the redemption or repurchase of any Equity Securities;

(i)             Without the prior written consent of the Purchaser, the Company shall not and procure its subsidiaries not to make or take any action that results in any acquisition, sale of control or assets, merger, consolidation, joint venture or partnership arrangements or incorporate any subsidiary or pass any resolution relating to reduction of share capital, dissolution or liquidation of the Company or any its subsidiary;

(j)            Without the prior written consent of the Purchaser, the Company shall not effect a recapitalization, reclassification, split-off, spin-off or bankruptcy of the Company;

(k)         Without the prior written consent of the Purchaser, the Company shall not allow any creation or imposition of any Lien upon any property, asset or revenue of the Company and its subsidiaries (other than any Lien arising under the Transaction Documents) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its Subsidiaries, its business or operations, or any of its assets or properties;

(l)             The Company shall complete its contemplated and ongoing restructuring in full compliance with relevant effective laws and regulations and in a manner consented by the Purchaser in writing, and shall deliver to the Purchaser such documents as set forth in Schedule◆.

(m)       The Parties shall use their respective commercially reasonable best efforts to negotiate in good faith, the Share Purchase Agreement and to consummate the Transaction as soon as reasonably practicable in accordance with, and subject to, the terms and conditions of the Share Purchase Agreement, as applicable;

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(n)     Without the prior written consent of the Purchaser, the Company shall not, and shall procure any of its subsidiaries, or any of the directors, officers, advisors/agents of the Company and its Subsidiaries not to, directly or indirectly, (i) discuss the sale of any Equity Securities with any third party, or (ii) to provide any information with respect to the Company or any of its Subsidiaries to a third party in connection with a potential investment by such third party in any Equity Securities, or (iii) to close any financing transaction of any Equity Securities;

(o)       So long as the Note is still outstanding and subject to the approvals otherwise given in writing by the Purchaser, the Company agrees to (i) at all times maintain available and free from preemption rights such number of Equity Securities as may be required to meet all outstanding conversion rights.; and (ii) not in any way modify the rights attached to the Equity Securities as a class or attach any special restrictions thereto.

(p)       The Company shall ensure that all the Equity Securities issued upon conversion of the Note will be duly and validly issued fully paid and registered.

(q)       The Company shall not at any time after the issuance of the Note without the consent in writing of the Purchaser incur borrowings which rank ahead of the Note.

(r)          The Company shall not, and shall procure that no Subsidiaries shall create or permit to subsist or arise any encumbrance on the whole or any part of its or their respective present or future assets except for encumbrances arising by operation of law in the ordinary course of business including, without limitation, statutory liens and encumbrances by way of title retention.

(s)         In addition and without prejudice to any rights and remedies available to the Purchaser under the Transaction Documents or otherwise under law, the Company shall forthwith upon written demand fully indemnify the Purchaser and keep the Purchaser harmless from or against all claims, demands, actions, proceedings, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable legal costs and out-of-pocket expenses, and losses and expenses incurred in the payment of Purchase Price or any part thereof) actually incurred by the Purchaser arising from or in connection with any breach on the part of the Company of any of its representations, warranties, agreements, undertakings, covenants and obligations under the Transaction Documents and/or the enforcement or preservation of the Transaction Documents; provided such damages, fees and expenses shall not include indirect, consequential, special or punitive damages; and

(t)          In addition and without prejudice to any rights and remedies available to the Purchaser under the Transaction Documents or otherwise under law, the Company shall permit the

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Purchaser at any time and from time to time, upon or notice to the Company or any other Person, to set-off and to appropriate and apply all sums from time to time owing from the Purchaser to the Company arising from or in connection with any contract, agreement, understanding, commitment, transaction or arrangement or a series of the foregoing against the obligations and liabilities of the Company under the Transaction Documents, irrespective of whether the Purchaser shall have made any demand hereunder provided that such obligations and liabilities shall be matured and actually incurred and evidence of such obligations and liabilities have been provided to the Company.

8.                                      COVENANTS OF THE OWNERS

(a)         Until the principal and any Interest accrued thereon according to the Conditions has been irrevocably and unconditionally repaid in full or the Note has been converted in full according to the terms and conditions in the Note, except as otherwise expressly contemplated pursuant to the Transaction Documents, the Owners hereby, severally and jointly, covenant and undertake to the Purchaser that they will cause the Company and each of its subsidiaries not to take any of the actions that the Company undertakes not to take in this Section 7.

(b)         In the event that (i) the Series A Financing of the Company does not close prior to the Maturity Date, and (ii) the Company does not repay the principal and the Interest accrued thereon in full pursuant to the terms set out in the Note, the Owners shall pledge all of their respective shares in the Company to the Purchaser and shall take any and all actions to perfect the pledge, including without limitation to the execution of share pledge documents in a form and substance acceptable to the Purchaser and the adoption of resolutions approving the share pledge.

(c)          The Owners hereby further, severally and jointly, covenant and undertake to the Purchaser that they will cause the Company and the other parties to the Transaction Documents (as applicable) to comply with the terms and conditions set out in the Transaction Documents.

(d)         In the event that any Owner transfers his shares in the Company to his holding company in its entirety, such holding company and the Owner shall jointly and severally be bound by the covenants herein.

9.                                      FURTHER ACTION

In order to secure the Company’s obligations under the Note, at any time after [thirty (30)] days following the date hereof, the Owners will execute and deliver to the Purchaser or its designee in favor of

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the Purchaser and granting the Purchaser a security interest in and to all of their respective shares owned by them in the share capital of the Company in a form satisfactory to the Purchaser.

10.                               MISCELLANEOUS

(a)         None-voting Observer. Until the principal together with any Interest accrued thereon according to the Conditions has been irrevocably and unconditionally repaid in full or the Note has been converted in full into the Equity Securities according to the terms and conditions contained in the Note, the Purchaser shall be entitled to appoint one (1) observer to attend and speak (but not vote) at all board meetings of the Company. The Observers shall have the right to attend all meetings of the directors and to receive such other information as a director would be entitled to receive and at the same time as such information is provided to directors.

(b)       Waivers and Amendments. Any provision of this Agreement and any provision of the Note may be amended, waived or modified only upon the written consent of the Company and the Purchaser.

(c)        Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of Hong Kong without regard to the conflicts of its law provisions of Hong Kong.

(d)       Dispute Resolutions. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to representatives of the Purchaser and the Company for settlement through friendly consultations. In case no agreement can be reached through consultation within thirty (30) days from either Party’s written notice to the other for commencement of such consultations, either Party may submit the dispute to arbitration for settlement. Any and all such disputes shall be finally resolved by arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (“UNCITRAL”) as then in force and as may be amended by the rest of this section. The place of arbitration shall be the Hong Kong International Arbitration Centre (“HKIAC”), and the language of the arbitration proceedings shall be English. The tribunal shall consist of one arbitrator, with experience of handling China cross border financing disputes, to be appointed by HKIAC. In the course of arbitration, the Parties shall continue to implement the terms of this Agreement except for those matters subject to arbitration. Notwithstanding the above, the Parties hereby consent to and agree that, in addition to any recourse to arbitration as set out above, any Party may seek a temporary or permanent injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of Hong Kong, a

16

court or authority hearing an application for injunctive relief may apply the law of the jurisdiction where the court or other authority is located in determining whether to grant the injunction.

(e)        Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement, and shall terminate until the principal and Any interest accrued thereon pursuant to the Note has been repaid in full.

(f)         Successors and Assigns. Subject to the restrictions on transfer described in Sections 11(f) and 11(g) below, the rights and obligations of the Company, the Owners and the Purchaser of the Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the Parties.

(g)          Registration, Transfer and Replacement of the Note. The Note issuable under this Agreement shall be a registered note. The Company will keep, at its principal executive office, full and complete books for the registration and registration of transfer of the Note. Prior to presentation of the Note for registration of transfer, the Company shall treat the Person in whose name the Note is registered as the owner and holder of the Note for all purposes whatsoever, whether or not the Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in the Note, the holder of the Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder (not to exceed the original principal amount in the aggregate), dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of the Note and dated the date to which interest shall have been paid on the Note or, if no interest shall have yet been so paid, dated the date of the Note.

(h)       Assignment. Neither the Note nor any of the rights, interests or obligations hereunder may be assigned or transferred, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Purchaser. Prior to an Event of Default or the Maturity Date, the Purchaser shall be entitled (upon prior written notice to the Company) to assign or

17

transfer the Note or any of its rights and obligations thereunder (whether in whole or in part) to its Affiliate (s). Except as otherwise provided herein, the terms and conditions of this Agreement shall inure the benefit and binding effect upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. A transfer of a Note must be by an instrument in writing which is signed by or on behalf of the transferor. The transferor shall be deemed to remain the owner of the Note to be transferred until the name of the transferee is entered in the Register in respect of them. Every instrument of transfer must be delivered to the registered office of the Company or to such other place as the Company may appoint for registration accompanied by the Certificate of the Note to be transferred together with such other evidence as the Directors or other officers of the Company authorised to deal with the transfer may reasonably require to prove the title of the transferor or his right to transfer the Notes. The Company shall retain all instruments of transfer which are registered. The Company shall not register the transfer of Note in respect of which a notice of repayment has been given.

(i)           Entire Agreement. This Agreement together with the Note, constitutes the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

(j)            Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery, addressed (i) if to the Purchaser, at its address set forth at the beginning of this Agreement, or at such other address as the Purchaser shall have furnished the Company in writing, or (ii) if to the Company, at its address set forth at the beginning of this Agreement, or at such other address as the Company shall have furnished to the Purchaser in writing. Notice shall conclusively be deemed to have been given when received.

(k)       Separability of Agreements; Severability of this Agreement. The Company’s agreement with the Purchaser is a separate agreement and the sale of the Note to the Purchaser is a separate sale. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l)           Counterparts. This Agreement may be executed and delivered by facsimile or other electronic signature and in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

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(m)     Disclosure. The Purchaser may (on a confidential basis, and without any prior consent from or notice to the Company) disclose to any Person who may otherwise enter into contractual, business or other relations with the Purchaser in respect of the Transaction Documents such information about the Company, the Transaction Documents as the Purchaser may in its reasonable discretion consider appropriate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

Execution

SCHEDULE 1

OWNERS

Number of
Ordinary Shares in the
OWNERS	Company	ID/PASSPORT NUMBER

SCHEDULE 2

OBLIGATIONS AT CLOSING

1.                                      OBLIGATIONS OF THE COMPANY AT CLOSING

At Closing, the Company shall deliver to the Company:

(a)                                 a certified copy of the board resolution of the Company approving and authorizing the execution and performance of this Agreement, the issue of the Note and the Certificate upon the terms and subject to the Conditions contained therein; and

(b)                                 the Certificate for the Note duly issued in favor of the Purchaser.

2.                                      OBLIGATIONS OF THE PURCHASER

At Closing, the Purchaser shall deliver to the Company:

(a)                                 a certified copy of its board resolution approving and authorizing the execution and performance of this Agreement and the subscription of the Note; and

(b)                                 a banker’s draft or cashier order for the sum of US$5,000,000, being the Purchase Price of the Note, drawn in favor of the Company.

EXHIBIT A

FORM OF CERTIFICATE OF NOTE

EXHIBIT B

DISCLOSURE SCHEDULE TO NOTE PURCHASE AGREEMENT

Exhibit 10.16

NOTICE OF COVERSION

TO:                           New Field Worldwide Ltd (“Company”)

OMC Chambers, Wickhams Cay 1

Road Town, Tortolia

British Virgin Islands

Attention: Mr. XU Maodong

Dear Sirs

We, being the registered holder of US$ US$5,000,000 secured and convertible promissory note (the “Note”) issued by the Company on April 1, 2011, hereby give notice of our election to convert, in accordance with the Conditions in the Note and the Note Purchase Agreement creating the Note executed by the Company on April 1, 2011, all rights attached to the Note into such number of fully paid Series A-l Preferred Shares in the capital of the Company as provided for therein. Capitalized terms not defined herein shall have the meaning set forth in the Note Purchase Agreement and the Note.

We agree to accept all the fully paid Series A-l Preferred Shares to be issued pursuant to this notice and authorise the entry of our name in the register of members of the Company as the holder of such Series A-l Preferred Shares and the despatch of a certificate for them by courier to our address specified in Sub-clause 10(j) of the Note Purchase Agreement.

DATED this third day of April 2011

For and on behalf of

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Exhibit 10.17

EXECUTION

SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May 25, 2011 by and among:

1.                                      Wowo Group Limited, a company organized and existing under the laws of the British Virgin Islands (the “Company”);

2.                                      New Field Worldwide Ltd, a company organized and existing under the laws of the British Virgin Islands (the “New Field”);

3.                                      Wowo Holding Limited, a company organized and existing under the laws of Hong Kong (the “HK Co.”);

4.                                      Beijing Wowo Shi Jie Information Technology Co., Ltd. , a limited liability company organized and existing under the laws of the PRC, as the wholly-owned subsidiary of the HK Co. (the “WFOE”);

5.                                      Beijing Wowo Tuan Information Technology Co., Ltd. , a limited liability company organized and existing under the laws of the PRC (the “Wowo Tuan”);

6.                                      Beijing Kai Yi Shi Dai Network Technology Co., Ltd. , a limited liability company organized and existing under the laws of the PRC (the “Kai Yi Shi Dai”);

7.                                      Beijing Yi You Bao Information Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC (the “Yi You Bao”);

8.                                      Each of the persons as set forth in Schedule A attached hereto (each, a “Founder”, and collectively, the “Founders”);

9.                                      The entities as set forth in Schedule B attached hereto (each, an “Investor”, and collectively, the “Investors”).

The Company, HK Co., WFOE, Wowo Tuan, Kai Yi Shi Dai, Yi You Bao and their direct or indirect subsidiaries are referred to collectively herein as the “Group Companies”, and each, a “Group Company”. Wowo Tuan, Kai Yi Shi Dai, Yi You Bao and their direct or indirect subsidiaries are referred to collectively herein as the “Operating Companies”, and each, an “Operating Company”.

RECITALS:

A.              The Company desires to issue and sell to the Investors, and the Investors desire to purchase from the Company certain number of series A-2 convertible redeemable preferred shares, par value US$0.01 per share, of the Company (the “Series A-2 Preferred Shares”) on the terms and conditions set forth in this Agreement;

B.              The Company legally and beneficially owns 100% of the equity interest in the HK Co. and the HK Co. legally and beneficially owns 100% of the equity interest in the WFOE, which in turn controls, through a series of contractual arrangements, the management and business of the Operating Companies; and

D.              The Group Companies are engaged in the business of internet group sale and relevant services (the “Business”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      AGREEMENT TO PURCHASE AND SELL SHARES

1.1.                            Authorization.   As of the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of 30,803,678 Series A-2 Preferred Shares having the rights, preferences, privileges and restrictions as set forth in the Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit A (the “Restated Articles”).

1.2.                            Agreement to Purchase and Sell Purchased Shares.   Subject to the terms and conditions hereof, the Company shall issue and sell to each Investor, and each Investor shall, severally and not jointly, purchase from the Company, the number of Series A-2 Preferred Shares set forth opposite the name of such Investor in Schedule B attached hereto (the “Purchased Shares”), at a price of US$0.9739 per share, amounting to an aggregate purchase price of US$30,000,000 (the “Purchase Price”). The ordinary shares of the Company issuable upon conversion of the Purchased Shares will be hereinafter referred to as the “Conversion Shares”.

1.3.                            Transfer of Funds.   The Purchase Price shall be paid by wire transfer of United States dollars in immediately available funds to designated account of the Company, provided that the Company shall deliver wire transfer instruction to the Investors at least ten (10) business days (defined as any day other than a Saturday or Sunday on which banks are ordinarily open for business in PRC) prior to the Closing as applicable.

1.4.                            Post-Investment Capitalization Structure.   Immediately after the issuance and sale of the Purchased Shares on the Closing Date, the post-investment capitalization structure of the Company immediately after the Closing shall be as follows:

Shareholders	No. of Shares	Type of Shares	Percentage
New Field	98,397,704	Ordinary Shares	25.22%
Xu Madong	116,421,385	Ordinary Shares	29.84%
Wu Jianguang	18,115,693	Ordinary Shares	4.64%
Wu Mingdong	13,175,050	Ordinary Shares	3.38%
Chen Yan	1,976,257	Ordinary Shares	0.51%

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Shareholders	No. of Shares	Type of Shares	Percentage
Wei Jinghan	1,976,257	Ordinary Shares	0.51%
Liu Hanyu	2,140,946	Ordinary Shares	0.55%
Deng Kangming	7,740,342	Ordinary Shares	1.98%
Tong Jiawei	7,246,277	Ordinary Shares	1.86%
Lv Guangyu	7,740,342	Ordinary Shares	1.98%
Wang Yunming	2,253,843	Ordinary Shares	0.58%
Liu Chuanjun	346,745	Ordinary Shares	0.09%
Chen Zhong	346,745	Ordinary Shares	0.09%
Lin Pingping	346,745	Ordinary Shares	0.09%
Pan Guozhang	173,373	Ordinary Shares	0.04%
Lv Yonghong	12,820,513	Ordinary Shares	3.29%
Hu Xiaoyong	5,128,205	Ordinary Shares	1.31%
Yang Guang	2,253,496	Ordinary Shares	0.58%
Jiang Yuedong	563,374	Ordinary Shares	0.14%
Zhang Yongming	16,194,332	Ordinary Shares	4.15%
Gloden Bright Global Investment Holdings Limited	6,477,733	Ordinary Shares	1.66%
Chia Tai Xing Ye Industrial Development Limited	2,051,283	Ordinary Shares	0.53%
ESOP	30,000,000	Ordinary Shares	7.69%
Zero2IPO China Fund II L.P.	5,489,604	Series A-1 Preferred Shares	1.41%
CDH Barley Limited	30,803,678	Series A-2 Preferred Shares	7.89%
Total	390,179,922	—	100%

2.                                      CLOSINGS; DELIVERY

2.1.                            Closing.   The sale of the Purchased Shares shall be held within ten (10) business days after the fulfillment or waiver of the conditions to the closing as set forth in Section 6 and Section 7, or at such other time and place as the Company and the Investors may mutually agree upon (the “Closing”).

2.2.                            Delivery.   At the Closing, in addition to any items the delivery of which is made an express condition to the Investors’ obligations at the Closing pursuant to Section 6, the Company shall deliver to each Investor (i) a copy of updated register of members of the Company showing each Investor as the holder of Purchased Shares

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purchased by such Investor hereunder, certified by the registered agent of the Company, and (ii) a copy of updated register of directors of the Company showing the person appointed by the Investors as the director of the Company, certified by the registered agent of the Company, (iii) a duly issued share certificate or certificates to each Investor representing the Purchased Shares purchased by such Investor issued in the name of such Investor, duly signed and sealed for and on behalf of the Company. At the Closing, the Investor shall deposit the Purchase Price by wire transfer of immediately available U.S. dollar funds into the designated account provided pursuant to Section 1.3.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES.

The Group Companies, New Field and the Founders (collectively, the “Seller Parties” and individually, a “Seller Party”) hereby jointly and severally represent and warrant to each Investor, subject to the disclosures set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit B (which Disclosure Schedule shall be deemed to be representations and warranties to such Investor), as of the date hereof and the date of the Closing (the “Closing Date”), as follows. In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiries of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in question.

3.1.                            Organization, Standing and Qualification.   Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Company (a “Material Adverse Effect”).

3.2.                            Capitalization.   Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(a)                                 Ordinary Shares.   A total of 1,928,660,537 authorized Ordinary Shares, par value US$0.01 per share, of which 323,886,640 shares are issued and outstanding.

(b)                                 Series A-1 Preferred Shares.   A total of 20,000,000 authorized series A-1 preferred shares, par value US$0.01 per share, of the Company (the “Series A-1 Preferred Shares”), of which 5,489,604 are issued and outstanding.

(c)                                  Series A-2 Preferred Shares.   A total of 51,339,463 authorized Series A-2 Preferred Shares (together with Series A-1 Preferred Shares, the “Preferred Shares”), none of which shares are issued and outstanding.

(d)                                 Options, Warrants, Reserved Shares.   The Company has reserved enough Ordinary Shares for issuance upon the conversion of Preferred Shares. Except for (i) the conversion privileges of the Preferred Shares, (ii) the preemptive rights

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provided in the shareholders agreement to be entered into at the Closing and attached hereto as Exhibit C (the “Shareholders Agreement”), (iii) up to 30,000,000 Ordinary Shares (and options and warrants therefor) reserved for issuance to employees and advisors pursuant to the employee and advisor stock option plan (the “ESOP”) approved by the board of directors of the Company (the “Board of Directors”), and (iv) as contemplated hereby and by the Restated Articles, there are no options, warrants, conversion privileges, agreements or rights of any kind with respect to the issuance or purchase of the shares of the Company. Apart from the exceptions noted in this Section 3.2(d) and the Shareholders Agreement, no shares (including the Purchased Shares and Conversion Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any rights of participation, rights of first refusal or other rights of any kind to purchase such shares (whether in favor of the Company or any other person).

(e)                                  Outstanding Security Holders.   A complete and current list of all shareholders, option holders and other security holders of the Company as of the date hereof and as of the Closing Date is set forth in Section 3.2(e) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder.

(f)                                   Vesting Schedule.   Except as contemplated in the Wowo Group Limited 2011 Share Incentive Plan, no share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities of the Company provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

3.3.                            Subsidiaries; Group Structure.

(a)                                 Except for the HK Co. and the WFOE, one hundred percent (100%) of the equity interest of which are owned by the Company, and the Operating Companies, one hundred percent (100%) of the equity interest of which are owned, directly or indirectly by the Founders, the Company and the Founders do not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. Neither the WFOE nor the Operating Companies has any subsidiaries, and neither own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, nor maintain any offices or branches or subsidiaries except for those as described in Section 3.3(a) of the Disclosure Schedule. The particulars of the WFOE and the Operating Companies are set forth in Section 3.3(a) of the Disclosure Schedule.

(b)                                 As of the Closing, each of the WFOE and the Operating Companies shall possess all requisite approvals, permits and licenses for the conduct of the Business as currently conducted and proposed to be conducted and for the ownership and operation of its assets and property.

(c)                                  There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the equity interest of either the WFOE or the Operating Companies.

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3.4.                            Due Authorization.   All corporate action on the part of the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of the obligations of the Group Companies under this Agreement, the Shareholders Agreement and any other agreements to which it is a party and the execution of which is contemplated hereunder (the “Ancillary Agreements”), and the Restated Articles, the certificate of incorporation or other equivalent corporate charter documents of any of the Group Companies (collectively with the Restated Articles, the “Constitutional Documents”) and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and of the Ordinary Shares issuable upon conversion of such Purchased Shares, have been taken or will be taken prior to the Closing. Each of this Agreement, the Shareholders Agreement, the Ancillary Agreements and the Constitutional Documents (collectively, the “Transaction Documents”) is a valid and binding obligation of each Group Company enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.5.                            Valid Issuance of Purchased Shares.

(a)                                 The Purchased Shares are, and Conversion Shares when issued, sold and delivered in accordance with the terms of this Agreement will be, duly and validly issued, fully paid and non-assessable.

(b)                                 All currently outstanding capital shares of the Company are duly and validly issued, fully paid and non-assessable, and all outstanding shares, options, warrants and other securities of the Company and each other Group Company have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

3.6.                            Liabilities.   Except as fully and fairly reflected in the Financial Statements (as defined in Section 3.15 below) and the indebtedness under the loan agreement entered into between Xu Maodong and Wowo Tuan on April 2, 2011 in an amount of RMB 32 million, no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable.

3.7.                            Title to Properties and Assets.   Each Group Company has good and marketable title to its properties and assets held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, each Group Company is in compliance with such leases and such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

3.8.                            Status of Proprietary Assets.   Each Group Company (i) has independently developed and owns free and clear of all claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets (as defined below), including without limitation all Registered Intellectual Property (as defined below), necessary and appropriate for the Business and without any conflict with or

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infringement of the rights of others. Section 3.8 of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property, of each Group Company. There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other person or entity. No Group Company has received any written communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity, nor, to the best knowledge of the Seller Parties, is there any reasonable basis therefor. None of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any agreement (including licenses, covenants or commitments of any nature) or other arrangement or undertaking of any kind, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of this Agreement, the Shareholders Agreement or any Ancillary Agreement, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. It will not be necessary to utilize any inventions of any of the Group Companies’ employees (or people the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company. No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, business methods, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority.

3.9.                            Material Contracts and Obligations.   All agreements, contracts, leases, licenses, mortgages, indentures, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which any Group Company is a party or by which it or its assets is bound (each, a “Group Company Contract” and collectively, the “Group Company Contracts”) that (i) are material to the conduct and operations of its business and properties, including without limitation, all agreements between the WFOE and the Operating Companies, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology, are listed in Section 3.9 of the Disclosure Schedule and have been made available for inspection by the Investors and their counsel. For purposes of this

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Section 3.9, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of twenty thousand U.S. dollars (US$20,000) or that extend for more than one year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Company, or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect.

3.10.                     Litigation.   There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or, to the best knowledge of the Seller Parties, currently threatened against any of the Group Companies, any Group Company’s activities, properties or assets or against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company, or otherwise. To the best knowledge of the Seller Parties, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.11.                     Compliance with Laws; Consents and Permits.   None of the Seller Parties nor any shareholders of the Company is or has been in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, including but not limited to the registration requirement for the Founders’ ownership or investment in the Company under the Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles issued by the State Administration of Foreign Exchange (“SAFE”) on October 21, 2005 (  (2005)

75  the “SAFE Circular”), except that the current shareholders other than Xu Maodong and Xu Tianqing will use their best efforts to file applications with relevant foreign exchange authority for their respective ownership or investment in the Company under the SAFE Circular at the earliest practicable date subsequent to the Closing. Other than the above exception, all consents, licenses, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority (the “Permits”) and of any third party (collectively with the Permits, the “Consents”) which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder have been obtained or made as of the date hereof, or will be obtained or made prior to the Closing, and shall be fully effective as of the Closing. Each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group

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Companies is in default under any of such franchises, permits, licenses or other similar authority.

3.12.                     Compliance with Other Instruments and Agreements.   None of the Group Companies is or has been in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its Constitutional Documents of the respective Group Company, or in any material respect of any term or provision of Group Company Contract or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or invalid, or unauthorized. The execution, delivery and performance of and compliance with this Agreement, the Shareholders Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

3.13.                     Registration Rights.   Except as provided in the Shareholders Agreement, no Seller Party has granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or any other Group Company’s shares) on any securities exchange. Except as contemplated under this Agreement and the Shareholders Agreement and the Control Documents, there are no voting or similar agreements which relate to the share capital of the Company or any of the equity interests of the WFOE or the Operating Companies.

3.14.                     Financial Advisor Fees.   There exists no agreement or understanding between any Group Company and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

3.15.                     Financial Statements.   The Company has delivered to the Investors (i) the unaudited financial statements of the Group Company for the year 2010 and (ii) the management accounts of the Group Company for the period from January 1, 2011 to April 30, 2011 (the foregoing management accounts and any notes thereto are hereinafter referred to as the “Financial Statements” and April 30, 2011 the “Financial Statements Date”). Such Financial Statements are (a) in accordance with the books and records of the applicable Group Company, (b) true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with PRC generally accepted accounting principles (“PRC GAAP”) applied on a consistent basis. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the Group Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with PRC GAAP. The Group Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. Except as

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disclosed in the Financial Statements and the loan agreement entered into between Xu Maodong and Wowo Tuan on April 2, 2011 in an amount of RMB 32 million, none of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

3.16.             Activities since Financial Statements Date.   From the Financial Statements Date to the date hereof and the Closing Date, with respect to each Group Company, there has not been:

(a)                                 any change in the assets, liabilities, financial condition or operating results of the Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)                                 any material change in the contingent obligations of the Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)                                  any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Group Company (as presently conducted and as presently proposed to be conducted);

(d)                                 any waiver by the Group Company of a valuable right or of a material debt;

(e)                                  any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that would not have a Material Adverse Effect;

(f)                                   any material change or amendment to a material contract or arrangement by which the Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g)                                  any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h)                                 any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of the Group Company;

(i)                                     any resignation or termination of any key officer or employee of the Group Company;

(j)                                    any mortgage, pledge, transfer of a security interest in, or lien created by the Group Company, with respect to any of the Group Company’s properties or assets, except liens for taxes not yet due or payable;

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(k)                                 any debt, obligation, or liability incurred, assumed or guaranteed by the Group Company in excess of fifty thousand U.S. dollars (US$50,000) or in excess of one hundred thousand U.S. dollars (US$100,000) in the aggregate;

(l)                                     any declaration, setting aside or payment or other distribution in respect of any of the Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Group Company;

(m)                             any failure to conduct business in the ordinary course, consistent with the Group Company’s past practices;

(n)                                 any transactions of any kind with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(o)                                 any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(p)                                 any agreement or commitment by the Group Company or any Seller Party to do any of the things described in this Section 3.16.

3.17.                     Tax Matters.   The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the covered Group Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. Each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any year. Since the Financial Statements Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

3.18.                     Interested Party Transactions.   Except for the loan agreement entered into between Xu Maodong and Wowo Tuan on April 2, 2011 in an amount of RMB 32 million and the loan agreement between Xu Maodong and Wowo Group Limited with the amount no more than USD 5 million dated April 2, 2011, no Seller Party, officer or director of a Group Company or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Act) of any such person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No officer or director of a Seller Party has any direct or indirect ownership interest in, or any agreement or other arrangement or undertaking, whether oral or written, with, any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No Affiliate or Associate of any officer or director of a Seller Party is directly or indirectly interested in any contract with a Group Company. No officer or director of a Seller Party or any Affiliate or Associate of any such person has had, either directly or indirectly, an interest in: (a) any person or entity which purchases from or

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sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. There is no agreement between any shareholder of the Company with respect to the ownership or control of any Group Company.

3.19.                     Environmental and Safety Laws.   None of the Group Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.20.                     Employee Matters.   The Group Companies have complied in all material aspects with all applicable employment and labor laws. The Group Companies are not aware that any officer or key employee intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or key employee. Except as otherwise disclosed to the Investors in Section 3.20 of the Disclosure Schedule, the Group Companies are not party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

3.21.                     Exempt Offering.   The offer and sale of the Purchased Shares under this Agreement, and the issuance of the Conversion Shares upon conversion thereof are or shall be exempt from the registration requirements and prospectus delivery requirements of the Act, and from the registration or qualification requirements of any other applicable securities laws and regulations.

3.22.                     No Other Business.   The Company was formed solely to acquire and hold an equity interest in the HK Co. and the HK Co. was formed solely to acquire and hold an equity interest in the WFOE, and since its formation, neither the Company nor the HK Co. has engaged in any business and has incurred any liability in the course of its business of acquiring and holding its equity interest in the HK Co. or the WFOE. The WFOE and the Operating Companies are engaged solely in the Business and have no other activities.

3.23.                     Minute Books.   The minute books of each Group Company have been made available to the Investors and each such minute books contains a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflects all transactions referred to in such minutes accurately in all material respects.

3.24.                     Obligations of Management.   Each of the key employees identified in Section 3.24 of the Disclosure Schedule is currently devoting his or her full working time to the conduct of the Business of a Group Company or the Group Companies. No Seller Party is aware that any employee is planning to work less than full time at a Group Company in the future. None of employees or the Founders is currently working for a competitive enterprise, whether or not such person is or will be compensated by such enterprise.

3.25.                     Disclosure.   Each Seller Party has fully provided the Investors with all the information that the Investors have requested for deciding whether to purchase the Purchased Shares and all information that each Seller Party reasonably believes is necessary or relevant to enable the Investors to make an informed investment decision. No representation or warranty by any Seller Party in this Agreement and no information or

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materials provided by any Seller Party to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. No financial forecasts or forward-looking statements in any business plans or other materials provided by any Seller Party to the Investors have been prepared based on unreasonable assumptions.

3.26.             Other Representations and Warranties Relating to the WFOE and the Operating Companies.

(a)                                 The Constitutional Documents and all Consents necessary or appropriate for the WFOE and the Operating Companies are valid, have been duly approved or issued (as applicable) by competent PRC authorities or other applicable parties and are in full force and effect.

(b)                                 All consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of the WFOE and the Operating Companies have been duly obtained from the relevant PRC authorities and are in full force and effect.

(c)                                  All filings and registrations with the PRC authorities required in respect of the WFOE and the Operating Companies and their operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau, customs and other authorities, have been duly completed in accordance with the relevant rules and regulations.

(d)                                 The registered capital of each of the WFOE and the Operating Companies is fully paid up. The Company legally and beneficially owns 100% of the equity interest in the WFOE indirectly. There are no outstanding rights, or commitments made by the Company to sell any of its equity interest in the WFOE and the Operating Companies.

(e)                                  Neither the WFOE nor the Operating Companies is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(f)                                   Each of the WFOE and the Operating Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.

(g)                                  In respect of any Permits requisite for the conduct of any part of the Business of the WFOE and the Operating Companies which are subject to periodic renewal, no Seller Party has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

(h)                                 The WFOE and the Operating Companies have complied with all applicable PRC labor laws and regulations in all material respects, including without

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limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

(i)                                     All PRC regulatory and corporate authorizations and approvals, necessary or appropriate for the consummation of the transactions contemplated herein have been duly obtained, and such authorizations and approvals currently, or will be as of the Closing, valid and subsisting at PRC law and in accordance with their respective terms.

3.27.                     Insurance.   Each Group Company has obtained the insurance coverage of the same types and at the same coverage levels as other similarly situated companies.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

Each Investor represents and warrants to the Company as follows:

4.1.                            Authorization.   Such Investor has all requisite power, authority and capacity to enter into this Agreement and the Shareholders Agreement, and to perform its obligations under this Agreement and the Shareholders Agreement. This Agreement has been duly authorized, executed and delivered by such Investor. This Agreement and the Shareholders Agreement, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2.                            Purchase for Own Account.   The Purchased Shares and the Conversion Shares will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

5.                                      COVENANTS OF THE SELLER PARTIES.

Each of the Seller Parties covenants to the Investor as follows:

5.1.                            From the execution of this Agreement until the Closing, each of the Group Companies shall, and the Founders shall cause each of the Group Companies to: (A) promptly notify the Investors in writing and in sufficient detail of the occurrence of any of the following: (i) any proposed merger, acquisition, consolidation, amalgamation or other corporate re-organization or any sale or exclusive license of all or substantially all of its assets by or involving any Group Company, (ii) any Group Company making any proposed change in the rights or privileges, obligations or liabilities of, or dilution of the respective percentage of ownership of any shareholder, or other change in the capital structure of such Group Company as of the execution of this Agreement (including, without limitation, the issuance, sale, offer to sell, redemption or acquisition by such Group Company or any equity interest therein or equity derivatives, options, warrants or other interests representing, or convertible into, an equity interest therein or a right to obtain an equity interest therein or rights equivalent thereto, or alteration or re-organization of the equity capital of such entity, including, without limitation, any increase, reduction or cancellation of equity capital or any consolidation, subdivision or conversion or, or any alteration of the rights in respect of, any equity capital; or (iii) any Group Company entering into any material agreements, contracts, arrangements or other transactions, in each case other than in the ordinary course of business;

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and (B) seek the prior written approval of the Investors prior to executing any agreements, contracts, instruments or other documents to consummate or effect any of such transactions.

5.2.                            Use of Proceeds from the Sale of Purchased Shares.   The Company shall use the proceeds from the issuance and sale of the Purchased Shares for capital expenditure and working capital of the Company and its subsidiaries, save as otherwise stipulated in this Agreement. Unless otherwise agreed to in writing by the Investors, no proceeds from the sale of the Purchased Shares shall be used in the payment of any debt of the Company or its subsidiaries or in the repurchase or cancellation of securities held by any shareholders of the Company.

5.3.                            Availability of Ordinary Shares.   The Company hereby covenants that at all times there shall be made available, free of any liens, for issuance and delivery upon conversion of the Purchased Shares such number of Ordinary Shares or other shares in the share capital of the Company as are from time to time issuable upon conversion of the Purchased Shares, from time to time, and will take all steps necessary to increase its authorized share capital to provide for sufficient number of Ordinary Shares issuable upon conversion of the Purchased Shares.

5.4.                            Business of the Company and the HK Co.   The business of the Company shall be restricted to the holding of shares or equity interest in the HK Co.. The business of the HK Co. shall be restricted to the holding of shares or equity interest in the WFOE.

5.5.                            Business of the WFOE and the Operating Companies.   Prior to entering into any new business other than those in the scope of the Business, each Seller Party shall use its best efforts and take all necessary actions to implement and carry out the new business plan subject to the Investors’ prior written approval, including, without limitation, hiring employees, renting office space, employing legal and technical consultants and undertaking other customary business activities. From the Closing and until the new business plan is duly adopted in accordance with all necessary procedures, the business of the WFOE and the Operating Companies shall be limited to the Business.

5.6.                            Use of Investor’s Name or Logo.   Without the prior written consent of an Investor, and whether or not such Investor is then shareholder of the Company, none of the Group Companies, their shareholders (excluding such Investor), nor the Founders shall use, publish or reproduce the names of such Investor or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes, except for the fact of the equity investments and shareholding in the Group Companies by such Investor (and in any such case shall not disclose the aggregate or individual investment amounts, pricing or ownership percentage, or any of the term of this Agreement, the Shareholders Agreement or any of the Ancillary Agreements).

5.7.                            Equity Compensation.   The Company shall not directly or indirectly issue Ordinary Shares, share options or other forms of equity of the Company to employees, directors or consultants except in accordance with the ESOP approved by the Board of Directors and, where applicable, by the Investors in accordance with the Shareholders Agreement.

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5.8.                            Confidentiality Agreement.   The Group Companies shall cause all of their respective current employees to enter into employment agreements and confidentiality agreements in form and substance satisfactory to the Investors. The Group Companies shall further cause all of their respective future employees to enter into its standard form employment agreement and confidentiality agreement in form and substance satisfactory to the Investors.

5.9.                            Initial Public Offering.   The Company shall, within five (5) years from the Closing, seek, and the Founders shall use commercially reasonable efforts to support, an initial public offering of securities of the Company on a recognized regional or national exchange or quotation system in the United States, Hong Kong, the PRC or any other jurisdiction approved by the Investors, provided, however, that (i) the aggregate proceeds to the Company in such initial public offering shall be not less than US$100,000,000, unless otherwise agreed upon by the Investors and the Company (the “Qualified IPO”).

5.10.                     Board of Directors.   Upon request of the Investors, each Group Company shall maintain the same directors and the same composition of the Board. Each Group Company shall hold meetings of the board of directors at least every three (3) months.

5.11.                     Cash Deposit.   All the Group Companies’ cash shall be deposited with international or PRC sound financial institutions, and all such cash deposits shall be short-term with free liquidity unless otherwise approved by the Board of Directors.

5.12.                     D&O Insurance.   The Company shall obtain for the directors insurance against liability for negligence, default, breach of duty or breach of trust incurred in the course of discharging their duties as directors or officers of the Company, including without limitation, directors and officers liability insurance in an agreed insured amount.

5.13.                     Tax Indemnity.   The Seller Parties hereby jointly and severally undertake to pay to the Investors on demand an amount equal to the amount of any diminution in the value of the Purchased Shares or the Conversion Shares, and to indemnify the Investors against any and all losses, liabilities, damages, suits, obligations, judgments or settlements of any kind (including, without limitation, all reasonable legal costs, costs of recovery and other expenses incurred by the Investor), in each case resulting from any claim of taxation (including those resulting from cancellation or reclamation of tax benefits of any kind relating to the Group Companies) arising from an event that occurred or is deemed to have occurred prior to the Closing.

5.14.                     Regulatory Compliance.   Each Seller Party shall, and shall use its best efforts to cause all shareholders of each Group Company, and any successor entity or controlled affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable governmental authorities (including without limitation SAFE) as and when required by applicable laws and regulations. The Seller Parties shall ensure that, prior to the commencement of initial public offering by the Company, each entity described above and its respective shareholders are in compliance with such requirements and that there is no barrier to repatriation of profits, dividends and other distributions from the WFOE (or any successor entity) to the Company.

5.15.                     Lock Up.   Subject to the terms and conditions hereof, following a Qualified IPO, the Founders, the principal and management holder of Ordinary Shares shall

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be subject to any customary lock-up period to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to such Qualified IPO.

5.16.                     Non-Compete.   The Founders hereby acknowledge that the Investors agree to invest in the Company on the basis of the continued and exclusive services of and full devotion and commitment by the Founders to the Group Companies, and agree that the Investors should have reasonable assurance of such basis of investment. Each of the Founders hereby undertakes to the Investors that neither he nor any of his Associates (as defined below) shall directly or indirectly:

(a)                                 during the period from the Closing Date until the consummation of a Qualified IPO or the full redemption of all Preferred Shares pursuant to the Restated Articles, whichever is earlier (“Restriction Period”), participate, assist, be concerned with, engaged or interested in, any business or entity in any manner, directly or indirectly, which is in competition with the business carried on by any Group Company (including but not limited to the Business) at any time during the Restriction Period;

(b)                                 during the Restriction Period, solicit in any manner any person who is or has been during the Restriction Period a customer or client of any Group Company for the purpose of offering to such person any goods or services similar to or competing with any of the businesses conducted by any Group Company (including but not limited to the Business) at any time during the Restriction Period;

(c)                                  during the Restriction Period, solicit or entice away, or endeavour to solicit or entice away, any employee or officer of any Group Company; and

(d)                                 at any time disclose to any person, or use for any purpose, any information concerning the business, accounts, finance, transactions or intellectual property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies.

For purpose of this Section, “Associate” means, in relation to an individual, his spouse, his child or step-child, any of his other direct family members, or any person acting under his instructions (pursuant to an agreement or arrangement, formal or otherwise) and any person or entity directly or indirectly controlled by him.

5.17.                     Sole Business.   The Founders shall devote all of his or her professional time to attend to the business of the Group Companies and shall not seek or engage in any other business or endeavors prior to the Qualified IPO, unless with prior written approval of the Board of the Directors, which approval shall require the affirmative consent of the directors appointed by the Investors.

5.18.                     Additional Covenants.   Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of any of the Group Companies shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the Closing without the prior written consent of the Investors, except that the Group Companies may carry on its respective business in the same manner as heretofore and may pass resolutions or enter into contracts for so long as they are effected in the ordinary course of business.

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If at any time before the Closing, any of the Group Companies or Seller Parties comes to know of any material fact or event which:

(a)                                 is in any way materially inconsistent with any of the representations and warranties given by any Seller Party, and/or

(b)                                 suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or

(c)                                  might affect the willingness of a reasonable investor in making a prudent decision to purchase the Purchased Shares or the amount of consideration which the Investors would be prepared to pay for the Purchased Shares, such Seller Party shall give immediate written notice thereof to the Investors in which event the Investors may within five (5) business days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investor may have under this Agreement or applicable law. If this Agreement is terminated in the event of (a) or (b) above, or in the event of (c) above when such fact or event is caused by the Company, each Seller Party shall jointly and severally indemnify the Investors against all costs, charges and expenses incurred by it in connection with the negotiation, preparation and termination of this Agreement, the Shareholders Agreement and the Ancillary Agreements.

5.19.                     Employee Matters.   The WFOE and the Operating Companies shall comply with all applicable PRC labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

5.20.                     The WFOE and the Operating Companies shall comply with all applicable PRC anti unfair competition laws and regulations in all material respects, including without limitation, the WFOE and the Operating Companies shall not use the business or technical information from the employees’ former employers.

5.21.                     Tax Matters.   The WFOE and the Operating Companies shall comply with all applicable PRC tax laws and regulations in all material respects, including without limitation, laws and regulations pertaining to income tax, value added tax and business tax.

5.22.                     Permit and License.   As soon as practicable after the Closing but in any event within three months after the Closing, the Founders shall cause the Operating Companies (including any subsidiary of the Operating Companies) to, and the Operating Companies (including any subsidiary of the Operating Companies) shall, obtain all permits and licenses and any similar authority necessary in full compliance with applicable laws for the conduct of their business as currently conducted and as proposed to be conducted, including but not limited to, the Value Added Telecommunication Operation License, as applicable, or restructure the websites of the Operating Companies (including any subsidiary of the Operating Companies) to make sure all the operating websites are covered by the Value Added Telecommunication Operation License.

5.23.                     Investment to Wowo Tuan.   As soon as practicable but in any event within one (1) months after the Closing, Wowo Tuan shall, and the Founders shall cause Wowo Tuan to, convert the investment of Xu Maodong, Lv Yonghong, Hu Xiaoyong and Zhang Yongming in the amount of RMB5,000,000, RMB6,333,333, RMB12,666,666 and RMB51,845,000 respectively, which is registered as payables of Wowo Tuan, into the

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registered capital and capital premium of Wowo Tuan and all the registrations and approvals regarding the conversion shall have been obtained.

5.24.                     Amendment to SAFE Registration.   As soon as practicable but in any event within two (2) months after the Closing, the Founders shall duly obtain the requisite registrations and approvals required under the SAFE Circular with respect to the changes in their direct or indirect shareholding in the Company.

5.25.                     Registration of Equity Pledge.   As soon as practicable but in any event within thirty (30) days after the Closing, each of the Operating Companies and the Founders shall use their best efforts to file with the competent Administration for Industry and Commerce the equity pledge created under the Control Documents, and provide to the Investors the record evidencing such filing satisfactory to the Investors.

5.26.                     Establishment and Registration of Branch Companies.   Each of the Group Company shall, and the Founders shall cause each of the Group Company to, register with relevant local authorities and establish as branch companies its local offices or operations when and if such offices or operations are required to be registered as branch companies under applicable laws as soon as practicable but in any event prior to July 31, 2011.

5.27.                     Establishment of Joint Venture Companies.   Each of the Group Company shall, and the Founders shall cause each of the Group Company to, establish new companies to operate the business acquired by the Operating Companies as disclosed in Appendix 3 of the Disclosure Schedule, as soon as practicable but in any event within two months after the Closing.

5.28.                     Intellectual Property Rights.   Each of the Group Company shall, and the Founders shall cause each of the Group Company to, require the registrant of the intellectual property rights which are not registered under the name of the Group Company (as disclosed in Section 3.24 of the Disclosure Schedule) to transfer the title of such intellectual property rights to the Group Company free of consideration, as soon as practicable but in any event within one month after the Closing.

6.                                      CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT THE CLOSING.

The obligation of each Investor to purchase the Purchased Shares at the Closing is subject to the fulfillment, to the satisfaction of such Investor (or waiver thereof by such Investor) on or prior to the Closing Date, of the following conditions:

6.1.                            Representations and Warranties True and Correct.   The representations and warranties made by the Seller Parties in Section 3 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

6.2.                            Performance of Obligations.   Each Seller Party shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

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6.3.                            Proceedings and Documents.   All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

6.4.                            Approvals, Consents and Waivers.   Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares at the Closing.

6.5.                            Compliance Certificate.   At the Closing, the Seller Parties shall deliver to the Investors certificates, dated the date of the Closing, signed by the director, legal representative of the Seller Parties and the Founders certifying that the conditions specified in Sections 6 have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or conditions of the Group Companies since the date of this Agreement.

6.6.                            Amendment to Constitutional Documents.   The Restated Articles shall have been (i) duly adopted by the Company by all necessary corporate action of its Board of Directors and its shareholders, and (ii) duly filed with the Registrar of Corporate Affairs in the British Virgin Islands, within seven days following the execution of this Agreement.

6.7.                            Register of Members.   Each Investor shall have received a copy of the Company’s register of members, certified by the registered agent of the Company as true and complete as of the date of the Closing, updated to show such Investor as the holder of its respective number of Purchased Shares.

6.8.                            Appointment of Director.   The Company’s Restated Articles shall have provided that the Board of Directors shall consist of four (4) directors, among which one (1) is appointed by the Investors, and three (3) are mutually appointed by the holders of the Ordinary Shares. The Board of Directors of the WFOE shall be constituted or re-constituted in a way so that the WFOE shall have the same number of directors as, and the Investors shall be entitled to appoint the same number of directors to the WFOE, as they are entitled to appoint to the Company.

6.9.                            Opinions of Company’s PRC Counsel.   The Investors shall have received from the Company’s PRC counsel a PRC legal opinion addressed to the Investors, dated as of the date of the Closing, in form and substance satisfactory to the Investor.

6.10.                     Opinions of Company’s BVI Counsel.   The Investors shall have received from the Company’s BVI counsel a BVI legal opinion addressed to the Investors, dated as of the date of the Closing, in form and substance satisfactory to the Investor.

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6.11.       Execution of Shareholders Agreement. The Company shall have delivered to the Investors the Shareholders Agreement, duly executed by the Company and all other parties thereto (except for the Investors).

6.12.       Execution of Control Documents. The agreements and documents set forth in Exhibit D attached hereto (the “Control Documents”) shall have been executed and delivered by the relevant parties thereto to the satisfaction of the Investors and the Investors have been provided with a copy of each Control Documents duly signed by all the parties thereto.

6.13.       Employment Agreement and Confidentiality Agreement and Non-Competition Agreement. The Founders and each key employee of the Group Companies (as disclosed in Section 3.24 of the Disclosure Schedule), shall have entered into an employment agreement and confidentiality agreement and non-competition agreement with the WFOE in the form attached hereto as Exhibit E, and the Company shall have delivered to the Investor copies of the same, duly executed by the parties thereto.

6.14.       Good Standing. The Investors shall have received a certificate of good standing issued by the Registrar of Corporate Affairs of the British Virgin Islands certifying that the Company was duly constituted, paid all required fees and is in good legal standing.

6.15.       Confirmation of Existing Shareholders. The Company shall have entered into confirmation agreements with its existing shareholders, which confirm that (i) the Company has fully performed its obligations under the agreements or understandings (whether written or not) between the Company and such shareholders regarding the issuance and/or transfer of shares of the Company, (ii) the shareholding structure as set forth in Section 3.2(e) of the Disclosure Schedule is the final and conclusive shareholding structure immediately before the Closing, and (iii) the existing shareholders do not have any further claim against the Company.

6.16.       Interested Party Transactions. The accounts between Wowo Tuan and Xu Maodong regarding (i) the RMB4,700,000 paid by Xu Maodong on behalf of the Wowo Tuan, and (i) the investment of Lv Yonghong, Hu Xiaoyong to Wowo Tuan in the amount of RMB19,000,000 through Xu Maodong, shall have been adjusted and Lv Yonghong and Hu Xiaoyong’s investment to Wowo Tuan shall have been reflected in the financial statement of Wowo Tuan. Documents evidencing such set off and payment shall be provided to the Investors.

6.18.       Due Diligence. The Investors shall have completed its legal, financial and business due diligence investigation of the Group Companies to its satisfaction.

6.19.       Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the business, operations or conditions of the Group Companies, taken as a whole, as determined by the Investors at their sole discretion.

6.20.       Approval by Investment Committee. The Investors shall have received approvals, if required, by its investment committee for entering into the transactions contemplated hereunder.

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7.             CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations of the Company under this Agreement with respect to each Investor are subject to the fulfillment, on or prior to the Closing Date, of the following conditions (or waiver thereof by the Company):

7.1.         Representations and Warranties. The representations and warranties of the Investor contained in Section 4 hereof shall be true and correct as of the Closing Date.

7.2.         Payment of Purchase Price. The Investor shall have delivered to the Company the Purchase Price in accordance with Section 1.2 and 1.3.

7.3.         Execution of Shareholders Agreement. The Investor shall have executed and delivered to the Company the Shareholders Agreement.

8.             MISCELLANEOUS.

8.1.         Indemnity. Each Seller Party shall, jointly and severally, indemnify the Investors against any reduction in value of the Company’s or the Group Companies’ assets, any increase in their liabilities, any dilution of the Investors’ interests in the Company or any diminution in the value of the Investors’ interests in the Company as a result of (i) any breach or violation of any representation or warranty made by any Group Company or the Founders, including without limitation the Financial Statements; (ii) any breach by any Group Company or the Founders of any covenant or agreement contained herein, including without limitation claims by tax authorities against the Company; (iii) any failure by any Group Company to comply with the applicable PRC labor laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions; and (iv) any failure by any Group Company to comply with the applicable PRC laws regarding anti unfair competition. Notwithstanding the foregoing sub-clause (i) to (iv), if the Company can prove, to the Investors’ satisfaction, within 14 days after the occurrence of a breach of any covenant or agreement contained herein, that such breach is the sole responsibility of the Founders, then only the Founders, not the Company, shall bear the indemnification obligation. If the Investors believe that it has a claim that may give rise to an indemnity obligation hereunder, it shall promptly notify the Seller Party stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted.

8.2.         Calculation of Losses of the Investors. Each of the Seller Parties agrees that in assessing the amount of damages for a breach of representations and warranties, covenants and agreements under this Agreement, there shall be taken into account that: (i) in calculating the loss or damage that the Investors may suffer as a result of any claim made by the Investors under this Agreement, any payment made by the Company to reimburse the Investors for its losses will in itself diminish the value of the Investors’ investment in the Company and, accordingly, such payment should be taken into account in calculating the Investors’ loss or damage; and (ii) the Investors shall be entitled to be compensated for, but not limited to, the decrease in value (including loss of bargain) of all Series A-2 Preferred Shares or Ordinary Shares arising from conversion thereof held by the Investors as a result of any inaccuracy or breach of representations and warranties, covenants and agreements or breach of any other provision of this Agreement.

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8.3.         Founders’ Guarantee. In consideration of the Investors entering into this Agreement, (a) the Founders hereby unconditionally and irrevocably guarantees, as primary obligor and not merely a surety, to the Investors the due and punctual performance and observance by the Group Companies, and (b) the Founders hereby unconditionally and irrevocably guarantees, as primary obligor and not merely a surety, to the Investors the due and punctual performance and observance by each of the Group Companies, of all its respective obligations, commitments, undertakings, warranties, indemnities and covenants under or pursuant to the Transaction Documents, and agrees to fully and unconditionally indemnify the Investors against all losses, damages, costs and expenses (including legal costs and expenses) which the Investors may suffer through or arising from any breach by any of the Group Companies. The liability of the Group Companies as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement, or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

8.4.         Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China, as to matters within the scope thereof and without regard to its principles of conflicts of laws.

8.5.         Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

8.6.         Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Seller Parties without the written consent of the Investors.

8.7.         Entire Agreement. This Agreement, the Shareholders Agreement, any Ancillary Agreements, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.8.         Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit F hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit F; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit F with next business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

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Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.8 by giving, the other parties written notice of the new address in the manner set forth above.

8.9.         Amendments. Any term of this Agreement may be amended or waived only with the written consent of all the Seller Parties and the Investors.

8.10.       Waivers. Each of the Seller Parties, by executing this Agreement, hereby waives any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares.

8.11.       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Seller Party or Investors, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Seller Party or Investors, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Seller Party or Investors of any breach of default under this Agreement or any waiver on the part of any Seller Party or Investors of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Seller Parties and the Investors shall be cumulative and not alternative.

8.12.       Finder’s Fees. Each party represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

8.13.       Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to sections and exhibits of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

8.14.       Counterparts. This Agreement may be executed (including facsimile signature) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.15.       Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions

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contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

8.16.       Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 8 of the Shareholders Agreement, which shall mutatis mutandis apply.

8.17.       Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.18.       Dispute Resolution.

(a)           Negotiation between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 8.18(b) shall apply.

(b)           Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules.

8.19.       Expenses. The Company shall reimburse the Investors at the Closing, all reasonable legal, financial, administrative and other expenses incurred by the Investors in connection with the Investors’ due diligence investigation of the Group Companies and the preparation of the necessary financing documents for the transaction contemplated hereunder. The Investors may effect such reimbursement at the Closing by withholding from the payment of the Purchase Price the amount to which they are entitled to reimbursement pursuant to the preceding sentence. Notwithstanding the withholding of such amount, the Investors shall be deemed to have paid to the Company the full amount of the Purchase Price, including the amount so withheld. If the Closing does not occur due to the reasons attributable to the Group Companies or the Founders, the Company shall reimburse the Investors such expenses upon the request of the Investors.

8.20.       Force Majeure. Force Majeure means any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care, which includes acts of nature, earthquake, fire, war, acts of governments. If either of the parties is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, neither party shall be responsible for any damage, increased costs or loss which the other party may sustain by reason of such a failure

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or delay of performance, and such failure or delay shall not be deemed a breach of this Agreement.

8.21.       Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

8.22.       Termination. This Agreement may be terminated by each Investor on or after June 10, 2011, by written notice to the Company, if the Closing has not occurred on or prior to such date. Such termination under this Section 8.22 shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable law.

[THE SPACE BELOW HAS BEEN INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

SIGNATURE PAGE TO SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SIGNATURE PAGE TO SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Xu Maodong	Xu Tianqing

SIGNATURE PAGE TO SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

SIGNATURE PAGE TO SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

Schedule A

Founders

Name	ID/ Passport No.
(Xu Maodong)	420106196712023614
(Xu Tianqing)	372802196001252912
(Wu Jianguang)	110101197410262556
(Wu Mingdong)	710541464 (US Passport)
(Chen Yan)	320102197109203245
(Wei Jinghan)	420106196804053626
(Liu Hanyu)	371100197510156817
(Deng Kangming)	110107196601311111
(Tong Jiawei)	320106196403081219
(Lv Guangyu)	510221197112130438
(Wang Yunming)	370628197811270034
(Liu Chuanjun)	371323198208236912
(Chen Zhong)	E0026775K (Singapore Passport)
(Lin Pingping)	130928198409231324
(Pan Guozhang)	372923198306285615

Schedule B

Investors

Name of Investors	Number of Series A-2 Preferred Shares	Purchase Price
CDH Barley Limited	30,803,678	US$	30,000,000
TOTAL	30,803,678	US$	30,000,000

LIST OF EXHIBITS

Exhibit A                                  Restated Articles

Exhibit B                                  Disclosure Schedule

Exhibit C                                  Shareholders Agreement

Exhibit D                                  Control Documents

Exhibit E                                   Form of Employment Agreement, Confidentiality Agreement and Non-Competition Agreement

Exhibit F                                    Notices

EXHIBIT A

Restated Articles

EXHIBIT B

Disclosure Schedule

EXHIBIT C

Shareholders Agreement

EXHIBIT D

Control Documents

EXHIBIT E

Form of Employment Agreement, Confidentiality Agreement and Non-Competition Agreement

EXHIBIT F

Notices

To: Group Companies and the Founders

Attention:            Wu Mingdong

Address:                   North American International Business Center, No. 108 Yi, Beiyuan Road, Chaoyang District, Beijing, PRC

Tel:                                             86 10 6266 8858

Fax:                                           86 10 6266 8866

To: CDH Barley Limited

Attention:              Ms. Guo Li or Mr. KH Lew

Address:                      1503 International Commerce Center,1 Austin Road West, Kowloon, Hong Kong

Tel:                                                852 3518 8000

Fax:                                            852 2810 7083

Exhibit 10.18

EXECUTION

SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of June 8, 2011 by and among:

1.                                      Wowo Group Limited, a company organized and existing under the laws of the British Virgin Islands (the “Company”);

2.                                      New Field Worldwide Ltd, a company organized and existing under the laws of the British Virgin Islands (the “New Field”);

3.                                      Wowo Holding Limited, a company organized and existing under the laws of Hong Kong (the “HK Co.”);

4.                                      Beijing Wowo Shi Jie Information Technology Co., Ltd.  a limited liability company organized and existing under the laws of the PRC, as the wholly-owned subsidiary of the HK Co. (the “WFOE”);

5.                                      Beijing Wowo Tuan Information Technology Co., Ltd.  a limited liability company organized and existing under the laws of the PRC (the “Wowo Tuan”);

6.                                      Beijing Kai Yi Shi Dai Network Technology Co., Ltd.  a limited liability company organized and existing under the laws of the PRC (the “Kai Yi Shi Dai”);

7.                                      Beijing Yi You Bao Information Technology Co., Ltd.  a limited liability company organized and existing under the laws of the PRC (the “Yi You Bao”);

8.                                      Each of the persons as set forth in Schedule A attached hereto (each, a “Founder”, and collectively, the “Founders”);

9.                                      The entities as set forth in Schedule B attached hereto (each, an “Investor”, and collectively, the “Investors”).

The Company, HK Co., WFOE, Wowo Tuan, Kai Yi Shi Dai, Yi You Bao and their direct or indirect subsidiaries are referred to collectively herein as the “Group Companies”, and each, a “Group Company”. Wowo Tuan, Kai Yi Shi Dai, Yi You Bao and their direct or indirect subsidiaries are referred to collectively herein as the “Operating Companies”, and each, an “Operating Company”.

RECITALS:

A.           The Company desires to issue and sell to the Investors, and the Investors desire to purchase from the Company certain number of series A-2 convertible redeemable preferred shares, par value US$0.01 per share, of the Company (the “Series A-2 Preferred Shares”) on the terms and conditions set forth in this Agreement;

B.            The Company legally and beneficially owns 100% of the equity interest in the HK Co. and the HK Co. legally and beneficially owns 100% of the equity interest in the WFOE, which in turn controls, through a series of contractual arrangements, the management and business of the Operating Companies; and

D.            The Group Companies are engaged in the business of internet group sale and relevant services (the “Business”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      AGREEMENT TO PURCHASE AND SELL SHARES

1.1.                            Authorization. As of the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of 2,053,579 Series A-2 Preferred Shares having the rights, preferences, privileges and restrictions as set forth in the Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit A (the “Restated Articles”).

1.2.                            Agreement to Purchase and Sell Purchased Shares. Subject to the terms and conditions hereof, the Company shall issue and sell to each Investor, and each Investor shall, severally and not jointly, purchase from the Company, the number of Series A-2 Preferred Shares set forth opposite the name of such Investor in Schedule B attached hereto (the “Purchased Shares”), at a price of US$0.9739 per share, amounting to an aggregate purchase price of US$2,000,000 (the “Purchase Price”). The ordinary shares of the Company issuable upon conversion of the Purchased Shares will be hereinafter referred to as the “Conversion Shares”.

1.3.                            Transfer of Funds. The Purchase Price shall be paid by wire transfer of United States dollars in immediately available funds to designated account of the Company, provided that the Company shall deliver wire transfer instruction to the Investors at least ten (10) business days (defined as any day other than a Saturday or Sunday on which banks are ordinarily open for business in PRC) prior to the Closing as applicable.

1.4.                            Post-Investment Capitalization Structure. Immediately after the issuance and sale of the Purchased Shares on the Closing Date, the post-investment capitalization structure of the Company immediately after the Closing shall be as follows:

Shareholders	No. of Shares	Type of Shares	Percentage
New Field	98,397,704	Ordinary Shares	25.09%
Xu Madong	116,421,385	Ordinary Shares	29.68%
Wu Jianguang	18,115,693	Ordinary Shares	4.62%
Wu Mingdong	13,175,050	Ordinary Shares	3.36%
Chen Yan	1,976,257	Ordinary Shares	0.50%

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Shareholders	No. of Shares	Type of Shares	Percentage
Wei Jinghan	1,976,257	Ordinary Shares	0.50%
Liu Hanyu	2,140,946	Ordinary Shares	0.55%
Deng Kangming	7,740,342	Ordinary Shares	1.97%
Tong Jiawei	7,246,277	Ordinary Shares	1.85%
Lv Guangyu	7,740,342	Ordinary Shares	1.97%
Wang Yunming	2,253,843	Ordinary Shares	0.57%
Liu Chuanjun	346,745	Ordinary Shares	0.09%
Chen Zhong	346,745	Ordinary Shares	0.09%
Lin Pingping	346,745	Ordinary Shares	0.09%
Pan Guozhang	173,373	Ordinary Shares	0.04%
Lv Yonghong	12,820,513	Ordinary Shares	3.27%
Hu Xiaoyong	5,128,205	Ordinary Shares	1.31%
Yang Guang	2,253,496	Ordinary Shares	0.57%
Jiang Yuedong	563,374	Ordinary Shares	0.14%
Zhang Yongming	16,194,332	Ordinary Shares	4.13%
Gloden Bright Global Investment Holdings Limited	6,477,733	Ordinary Shares	1.65%
Chia Tai Xing Ye Industrial Development Limited	2,051,283	Ordinary Shares	0.52%
ESOP	30,000,000	Ordinary Shares	7.65%
Zero2IPO China Fund II L.P.	5,489,604	Series A-1 Preferred Shares	1.40%
	2,053,579	Series A-2 Preferred Shares	0.52%
CDH Barley Limited	30,803,678	Series A-2 Preferred Shares	7.85%
Total	392,233,501	—	100%

2.                                      CLOSINGS; DELIVERY

2.1.                            Closing. The sale of the Purchased Shares shall be held within ten (10) business days after the fulfillment or waiver of the conditions to the closing as set forth in Section 6 and Section 7, or at such other time and place as the Company and the Investors may mutually agree upon (the “Closing”).

2.2.                            Delivery. At the Closing, in addition to any items the delivery of which is made an express condition to the Investors’ obligations at the Closing pursuant to

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Section 6, the Company shall deliver to each Investor (i) a copy of updated register of members of the Company showing each Investor as the holder of Purchased Shares purchased by such Investor hereunder, certified by the registered agent of the Company, and (ii) a duly issued share certificate or certificates to each Investor representing the Purchased Shares purchased by such Investor issued in the name of such Investor, duly signed and sealed for and on behalf of the Company. At the Closing, the Investor shall deposit the Purchase Price by wire transfer of immediately available U.S. dollar funds into the designated account provided pursuant to Section 1.3.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES.

The Group Companies, New Field and the Founders (collectively, the “Seller Parties” and individually, a “Seller Party”) hereby jointly and severally represent and warrant to each Investor, subject to the disclosures set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit B (which Disclosure Schedule shall be deemed to be representations and warranties to such Investor), as of the date hereof and the date of the Closing (the “Closing Date”), as follows. In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiries of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in question.

3.1.                            Organization, Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Company (a “Material Adverse Effect”).

3.2.                            Capitalization. Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(a)                                 Ordinary Shares. A total of 1,928,660,537 authorized Ordinary Shares, par value US$0.01 per share, of which 323,886,640 shares are issued and outstanding.

(b)                                 Series A-1 Preferred Shares. A total of 20,000,000 authorized series A-1 preferred shares, par value US$0.01 per share, of the Company (the “Series A-1 Preferred Shares”), of which 5,489,604 are issued and outstanding.

(c)                                  Series A-2 Preferred Shares. A total of 51,339,463 authorized Series A-2 Preferred Shares (together with Series A-1 Preferred Shares, the “Preferred Shares”), none of which shares are issued and outstanding.

(d)                                 Options, Warrants, Reserved Shares. The Company has reserved enough Ordinary Shares for issuance upon the conversion of Preferred Shares. Except for (i) the conversion privileges of the Preferred Shares, (ii) the preemptive rights

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provided in the shareholders agreement to be entered into at the Closing and attached hereto as Exhibit C (the “Shareholders Agreement”), (iii) up to 30,000,000 Ordinary Shares (and options and warrants therefor) reserved for issuance to employees and advisors pursuant to the employee and advisor stock option plan (the “ESOP”) approved by the board of directors of the Company (the “Board of Directors”), (iv) 30,803,678 Series A-2 Preferred Shares issuable under the Series A-2 Preferred Share Purchase Agreement dated as of May 25, 2011 by and among the Group Companies, the Founders, CDH Barley Limited and other parties thereto, and (v) as contemplated hereby and by the Restated Articles, there are no options, warrants, conversion privileges, agreements or rights of any kind with respect to the issuance or purchase of the shares of the Company. Apart from the exceptions noted in this Section 3.2(d) and the Shareholders Agreement, no shares (including the Purchased Shares and Conversion Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any rights of participation, rights of first refusal or other rights of any kind to purchase such shares (whether in favor of the Company or any other person).

(e)                                  Outstanding Security Holders. A complete and current list of all shareholders, option holders and other security holders of the Company as of the date hereof and as of the Closing Date is set forth in Section 3.2(e) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder.

(f)                                   Vesting Schedule. Except as contemplated in the Wowo Group Limited 2011 Share Incentive Plan, no share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities of the Company provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

3.3.                            Subsidiaries; Group Structure.

(a)                                 Except for the HK Co. and the WFOE, one hundred percent (100%) of the equity interest of which are owned by the Company, and the Operating Companies, one hundred percent (100%) of the equity interest of which are owned, directly or indirectly by the Founders, the Company and the Founders do not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. Neither the WFOE nor the Operating Companies has any subsidiaries, and neither own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, nor maintain any offices or branches or subsidiaries except for those as described in Section 3.3(a) of the Disclosure Schedule. The particulars of the WFOE and the Operating Companies are set forth in Section 3.3(a) of the Disclosure Schedule.

(b)                                 As of the Closing, each of the WFOE and the Operating Companies shall possess all requisite approvals, permits and licenses for the conduct of the Business as currently conducted and proposed to be conducted and for the ownership and operation of its assets and property.

(c)                                  There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the equity interest of either the WFOE or the Operating Companies.

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3.4.                            Due Authorization. All corporate action on the part of the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of the obligations of the Group Companies under this Agreement, the Shareholders Agreement and any other agreements to which it is a party and the execution of which is contemplated hereunder (the “Ancillary Agreements”), and the Restated Articles, the certificate of incorporation or other equivalent corporate charter documents of any of the Group Companies (collectively with the Restated Articles, the “Constitutional Documents”) and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and of the Ordinary Shares issuable upon conversion of such Purchased Shares, have been taken or will be taken prior to the Closing. Each of this Agreement, the Shareholders Agreement, the Ancillary Agreements and the Constitutional Documents (collectively, the “Transaction Documents”) is a valid and binding obligation of each Group Company enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.5.                            Valid Issuance of Purchased Shares.

(a)                                 The Purchased Shares are, and Conversion Shares when issued, sold and delivered in accordance with the terms of this Agreement will be, duly and validly issued, fully paid and non-assessable.

(b)                                 All currently outstanding capital shares of the Company are duly and validly issued, fully paid and non-assessable, and all outstanding shares, options, warrants and other securities of the Company and each other Group Company have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

3.6.                            Liabilities. Except as fully and fairly reflected in the Financial Statements (as defined in Section 3.15 below) and the indebtedness under the loan agreement entered into between Xu Maodong and Wowo Tuan on April 2, 2011 in an amount of RMB 32 million, no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable.

3.7.                            Title to Properties and Assets. Each Group Company has good and marketable title to its properties and assets held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, each Group Company is in compliance with such leases and such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

3.8.                            Status of Proprietary Assets. Each Group Company (i) has independently developed and owns free and clear of all claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets (as defined below), including without limitation all Registered Intellectual Property (as defined below), necessary and appropriate for the Business and without any conflict with or

6

infringement of the rights of others. Section 3.8 of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property, of each Group Company. There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other person or entity. No Group Company has received any written communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity, nor, to the best knowledge of the Seller Parties, is there any reasonable basis therefor. None of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any agreement (including licenses, covenants or commitments of any nature) or other arrangement or undertaking of any kind, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of this Agreement, the Shareholders Agreement or any Ancillary Agreement, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. It will not be necessary to utilize any inventions of any of the Group Companies’ employees (or people the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company. No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, business methods, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority.

3.9.                            Material Contracts and Obligations. All agreements, contracts, leases, licenses, mortgages, indentures, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which any Group Company is a party or by which it or its assets is bound (each, a “Group Company Contract” and collectively, the “Group Company Contracts”) that (i) are material to the conduct and operations of its business and properties, including without limitation, all agreements between the WFOE and the Operating Companies, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology, are listed in Section 3.9 of the Disclosure Schedule and have been made available for inspection by the Investors and their counsel. For purposes of this

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Section 3.9, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of twenty thousand U.S. dollars (US$20,000) or that extend for more than one year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Company, or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect.

3.10.                     Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or, to the best knowledge of the Seller Parties, currently threatened against any of the Group Companies, any Group Company’s activities, properties or assets or against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company, or otherwise. To the best knowledge of the Seller Parties, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.11.                     Compliance with Laws; Consents and Permits. None of the Seller Parties nor any shareholders of the Company is or has been in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, including but not limited to the registration requirement for the Founders’ ownership or investment in the Company under the Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles issued by the State Administration of Foreign Exchange (“SAFE”) on October 21, 2005 (2005)

75  the “SAFE Circular”), except that the current shareholders other than Xu Maodong and Xu Tianqing will use their best efforts to file applications with relevant foreign exchange authority for their respective ownership or investment in the Company under the SAFE Circular at the earliest practicable date subsequent to the Closing. Other than the above exception, all consents, licenses, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority (the “Permits”) and of any third party (collectively with the Permits, the “Consents”) which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder have been obtained or made as of the date hereof, or will be obtained or made prior to the Closing, and shall be fully effective as of the Closing. Each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group

8

Companies is in default under any of such franchises, permits, licenses or other similar authority.

3.12.                     Compliance with Other Instruments and Agreements. None of the Group Companies is or has been in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its Constitutional Documents of the respective Group Company, or in any material respect of any term or provision of Group Company Contract or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or invalid, or unauthorized. The execution, delivery and performance of and compliance with this Agreement, the Shareholders Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

3.13.                     Registration Rights. Except as provided in the Shareholders Agreement, no Seller Party has granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or any other Group Company’s shares) on any securities exchange. Except as contemplated under this Agreement and the Shareholders Agreement and the Control Documents, there are no voting or similar agreements which relate to the share capital of the Company or any of the equity interests of the WFOE or the Operating Companies.

3.14.                     Financial Advisor Fees. There exists no agreement or understanding between any Group Company and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

3.15.                     Financial Statements. The Company has delivered to the Investors (i) the unaudited financial statements of the Group Company for the year 2010 and (ii) the management accounts of the Group Company for the period from January 1, 2011 to April 30, 2011 (the foregoing management accounts and any notes thereto are hereinafter referred to as the “Financial Statements” and April 30, 2011 the “Financial Statements Date”). Such Financial Statements are (a) in accordance with the books and records of the applicable Group Company, (b) true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with PRC generally accepted accounting principles (“PRC GAAP”) applied on a consistent basis. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the Group Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with PRC GAAP. The Group Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. Except as

9

disclosed in the Financial Statements and the loan agreement entered into between Xu Maodong and Wowo Tuan on April 2, 2011 in an amount of RMB 32 million, none of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

3.16.             Activities since Financial Statements Date. From the Financial Statements Date to the date hereof and the Closing Date, with respect to each Group Company, there has not been:

(a)                                 any change in the assets, liabilities, financial condition or operating results of the Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)                                 any material change in the contingent obligations of the Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)                                  any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Group Company (as presently conducted and as presently proposed to be conducted);

(d)                                 any waiver by the Group Company of a valuable right or of a material debt;

(e)                                  any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that would not have a Material Adverse Effect;

(f)                                   any material change or amendment to a material contract or arrangement by which the Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g)                                  any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h)                                 any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of the Group Company;

(i)                                     any resignation or termination of any key officer or employee of the Group Company;

(j)                                    any mortgage, pledge, transfer of a security interest in, or lien created by the Group Company, with respect to any of the Group Company’s properties or assets, except liens for taxes not yet due or payable;

10

(k)                                 any debt, obligation, or liability incurred, assumed or guaranteed by the Group Company in excess of fifty thousand U.S. dollars (US$50,000) or in excess of one hundred thousand U.S. dollars (US$100,000) in the aggregate;

(l)                                     any declaration, setting aside or payment or other distribution in respect of any of the Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Group Company;

(m)                             any failure to conduct business in the ordinary course, consistent with the Group Company’s past practices;

(n)                                 any transactions of any kind with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(o)                                 any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(p)                                 any agreement or commitment by the Group Company or any Seller Party to do any of the things described in this Section 3.16.

3.17.                     Tax Matters. The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the covered Group Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. Each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any year. Since the Financial Statements Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

3.18.                     Interested Party Transactions. Except for the loan agreement entered into between Xu Maodong and Wowo Tuan on April 2, 2011 in an amount of RMB 32 million and the loan agreement between Xu Maodong and Wowo Group Limited with the amount no more than USD 5 million dated April 2, 2011, no Seller Party, officer or director of a Group Company or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Act) of any such person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No officer or director of a Seller Party has any direct or indirect ownership interest in, or any agreement or other arrangement or undertaking, whether oral or written, with, any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No Affiliate or Associate of any officer or director of a Seller Party is directly or indirectly interested in any contract with a Group Company. No officer or director of a Seller Party or any Affiliate or Associate of any such person has had, either directly or indirectly, an interest in: (a) any person or entity which purchases from or

11

sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. There is no agreement between any shareholder of the Company with respect to the ownership or control of any Group Company.

3.19.                     Environmental and Safety Laws. None of the Group Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.20.                     Employee Matters. The Group Companies have complied in all material aspects with all applicable employment and labor laws. The Group Companies are not aware that any officer or key employee intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or key employee. Except as otherwise disclosed to the Investors in Section 3.20 of the Disclosure Schedule, the Group Companies are not party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

3.21.                     Exempt Offering. The offer and sale of the Purchased Shares under this Agreement, and the issuance of the Conversion Shares upon conversion thereof are or shall be exempt from the registration requirements and prospectus delivery requirements of the Act, and from the registration or qualification requirements of any other applicable securities laws and regulations.

3.22.                     No Other Business. The Company was formed solely to acquire and hold an equity interest in the HK Co. and the HK Co. was formed solely to acquire and hold an equity interest in the WFOE, and since its formation, neither the Company nor the HK Co. has engaged in any business and has incurred any liability in the course of its business of acquiring and holding its equity interest in the HK Co. or the WFOE. The WFOE and the Operating Companies are engaged solely in the Business and have no other activities.

3.23.                     Minute Books. The minute books of each Group Company have been made available to the Investors and each such minute books contains a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflects all transactions referred to in such minutes accurately in all material respects.

3.24.                     Obligations of Management. Each of the key employees identified in Section 3.24 of the Disclosure Schedule is currently devoting his or her full working time to the conduct of the Business of a Group Company or the Group Companies. No Seller Party is aware that any employee is planning to work less than full time at a Group Company in the future. None of employees or the Founders is currently working for a competitive enterprise, whether or not such person is or will be compensated by such enterprise.

3.25.                     Disclosure. Each Seller Party has fully provided the Investors with all the information that the Investors have requested for deciding whether to purchase the Purchased Shares and all information that each Seller Party reasonably believes is necessary or relevant to enable the Investors to make an informed investment decision. No representation or warranty by any Seller Party in this Agreement and no information or

12

materials provided by any Seller Party to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. No financial forecasts or forward-looking statements in any business plans or other materials provided by any Seller Party to the Investors have been prepared based on unreasonable assumptions.

3.26.             Other Representations and Warranties Relating to the WFOE and the Operating Companies.

(a)                                 The Constitutional Documents and all Consents necessary or appropriate for the WFOE and the Operating Companies are valid, have been duly approved or issued (as applicable) by competent PRC authorities or other applicable parties and are in full force and effect.

(b)                                 All consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of the WFOE and the Operating Companies have been duly obtained from the relevant PRC authorities and are in full force and effect.

(c)                                  All filings and registrations with the PRC authorities required in respect of the WFOE and the Operating Companies and their operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau, customs and other authorities, have been duly completed in accordance with the relevant rules and regulations.

(d)                                 The registered capital of each of the WFOE and the Operating Companies is fully paid up. The Company legally and beneficially owns 100% of the equity interest in the WFOE indirectly. There are no outstanding rights, or commitments made by the Company to sell any of its equity interest in the WFOE and the Operating Companies.

(e)                                  Neither the WFOE nor the Operating Companies is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(f)                                   Each of the WFOE and the Operating Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.

(g)                                  In respect of any Permits requisite for the conduct of any part of the Business of the WFOE and the Operating Companies which are subject to periodic renewal, no Seller Party has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

(h)                                 The WFOE and the Operating Companies have complied with all applicable PRC labor laws and regulations in all material respects, including without

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limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

(i)                                     All PRC regulatory and corporate authorizations and approvals, necessary or appropriate for the consummation of the transactions contemplated herein have been duly obtained, and such authorizations and approvals currently, or will be as of the Closing, valid and subsisting at PRC law and in accordance with their respective terms.

3.27.                     Insurance. Each Group Company has obtained the insurance coverage of the same types and at the same coverage levels as other similarly situated companies.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

Each Investor represents and warrants to the Company as follows:

4.1.                            Authorization. Such Investor has all requisite power, authority and capacity to enter into this Agreement and the Shareholders Agreement, and to perform its obligations under this Agreement and the Shareholders Agreement. This Agreement has been duly authorized, executed and delivered by such Investor. This Agreement and the Shareholders Agreement, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2.                            Purchase for Own Account. The Purchased Shares and the Conversion Shares will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

5.                                      COVENANTS OF THE SELLER PARTIES.

Each of the Seller Parties covenants to the Investor as follows:

5.1.                            From the execution of this Agreement until the Closing, each of the Group Companies shall, and the Founders shall cause each of the Group Companies to: (A) promptly notify the Investors in writing and in sufficient detail of the occurrence of any of the following: (i) any proposed merger, acquisition, consolidation, amalgamation or other corporate re-organization or any sale or exclusive license of all or substantially all of its assets by or involving any Group Company, (ii) any Group Company making any proposed change in the rights or privileges, obligations or liabilities of, or dilution of the respective percentage of ownership of any shareholder, or other change in the capital structure of such Group Company as of the execution of this Agreement (including, without limitation, the issuance, sale, offer to sell, redemption or acquisition by such Group Company or any equity interest therein or equity derivatives, options, warrants or other interests representing, or convertible into, an equity interest therein or a right to obtain an equity interest therein or rights equivalent thereto, or alteration or re-organization of the equity capital of such entity, including, without limitation, any increase, reduction or cancellation of equity capital or any consolidation, subdivision or conversion or, or any alteration of the rights in respect of, any equity capital; or (iii) any Group Company entering into any material agreements, contracts, arrangements or other transactions, in each case other than in the ordinary course of business;

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and (B) seek the prior written approval of the Investors prior to executing any agreements, contracts, instruments or other documents to consummate or effect any of such transactions.

5.2.                            Use of Proceeds from the Sale of Purchased Shares. The Company shall use the proceeds from the issuance and sale of the Purchased Shares for capital expenditure and working capital of the Company and its subsidiaries, save as otherwise stipulated in this Agreement. Unless otherwise agreed to in writing by the Investors, no proceeds from the sale of the Purchased Shares shall be used in the payment of any debt of the Company or its subsidiaries or in the repurchase or cancellation of securities held by any shareholders of the Company.

5.3.                            Availability of Ordinary Shares. The Company hereby covenants that at all times there shall be made available, free of any liens, for issuance and delivery upon conversion of the Purchased Shares such number of Ordinary Shares or other shares in the share capital of the Company as are from time to time issuable upon conversion of the Purchased Shares, from time to time, and will take all steps necessary to increase its authorized share capital to provide for sufficient number of Ordinary Shares issuable upon conversion of the Purchased Shares.

5.4.                            Business of the Company and the HK Co. The business of the Company shall be restricted to the holding of shares or equity interest in the HK Co.. The business of the HK Co. shall be restricted to the holding of shares or equity interest in the WFOE.

5.5.                            Business of the WFOE and the Operating Companies. Prior to entering into any new business other than those in the scope of the Business, each Seller Party shall use its best efforts and take all necessary actions to implement and carry out the new business plan subject to the written approval of the Board of Directors and, where applicable, by the Investors in accordance with the Shareholders Agreement, including, without limitation, hiring employees, renting office space, employing legal and technical consultants and undertaking other customary business activities. From the Closing and until the new business plan is duly adopted in accordance with all necessary procedures, the business of the WFOE and the Operating Companies shall be limited to the Business.

5.6.                            Use of Investor’s Name or Logo. Without the prior written consent of an Investor, and whether or not such Investor is then shareholder of the Company, none of the Group Companies, their shareholders (excluding such Investor), nor the Founders shall use, publish or reproduce the names of such Investor or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes, except for the fact of the equity investments and shareholding in the Group Companies by such Investor (and in any such case shall not disclose the aggregate or individual investment amounts, pricing or ownership percentage, or any of the term of this Agreement, the Shareholders Agreement or any of the Ancillary Agreements).

5.7.                            Equity Compensation. The Company shall not directly or indirectly issue Ordinary Shares, share options or other forms of equity of the Company to employees, directors or consultants except in accordance with the ESOP approved by the Board of Directors and, where applicable, by the Investors in accordance with the Shareholders Agreement.

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5.8.                            Confidentiality Agreement. The Group Companies shall cause all of their respective current employees to enter into employment agreements and confidentiality agreements in form and substance satisfactory to the Investors. The Group Companies shall further cause all of their respective future employees to enter into its standard form employment agreement and confidentiality agreement in form and substance satisfactory to the Investors.

5.9.                            Initial Public Offering. The Company shall, within five (5) years from the Closing, seek, and the Founders shall use commercially reasonable efforts to support, an initial public offering of securities of the Company on a recognized regional or national exchange or quotation system in the United States, Hong Kong, the PRC or any other jurisdiction approved by the Board of Directors and, where applicable, by the Investors in accordance with the Shareholders Agreement, provided, however, that (i) the aggregate proceeds to the Company in such initial public offering shall be not less than US$100,000,000, unless otherwise agreed upon by the Investors and the Company (the “Qualified IPO”).

5.10.                     Board of Directors. Each Group Company shall hold meetings of the board of directors at least every three (3) months.

5.11.                     Cash Deposit. All the Group Companies’ cash shall be deposited with international or PRC sound financial institutions, and all such cash deposits shall be short-term with free liquidity unless otherwise approved by the Board of Directors.

5.12.                     D&O Insurance. The Company shall obtain for the directors insurance against liability for negligence, default, breach of duty or breach of trust incurred in the course of discharging their duties as directors or officers of the Company, including without limitation, directors and officers liability insurance in an agreed insured amount.

5.13.                     Tax Indemnity. The Seller Parties hereby jointly and severally undertake to pay to the Investors on demand an amount equal to the amount of any diminution in the value of the Purchased Shares or the Conversion Shares, and to indemnify the Investors against any and all losses, liabilities, damages, suits, obligations, judgments or settlements of any kind (including, without limitation, all reasonable legal costs, costs of recovery and other expenses incurred by the Investor), in each case resulting from any claim of taxation (including those resulting from cancellation or reclamation of tax benefits of any kind relating to the Group Companies) arising from an event that occurred or is deemed to have occurred prior to the Closing.

5.14.                     Regulatory Compliance. Each Seller Party shall, and shall use its best efforts to cause all shareholders of each Group Company, and any successor entity or controlled affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable governmental authorities (including without limitation SAFE) as and when required by applicable laws and regulations. The Seller Parties shall ensure that, prior to the commencement of initial public offering by the Company, each entity described above and its respective shareholders are in compliance with such requirements and that there is no barrier to repatriation of profits, dividends and other distributions from the WFOE (or any successor entity) to the Company.

5.15.                     Lock Up. Subject to the terms and conditions hereof, following a Qualified IPO, the Founders, the principal and management holder of Ordinary Shares shall

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be subject to any customary lock-up period to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to such Qualified IPO.

5.16.                     Non-Compete. The Founders hereby acknowledge that the Investors agree to invest in the Company on the basis of the continued and exclusive services of and full devotion and commitment by the Founders to the Group Companies, and agree that the Investors should have reasonable assurance of such basis of investment. Each of the Founders hereby undertakes to the Investors that neither he nor any of his Associates (as defined below) shall directly or indirectly:

(a)                                 during the period from the Closing Date until the consummation of a Qualified IPO or the full redemption of all Preferred Shares pursuant to the Restated Articles, whichever is earlier (“Restriction Period”), participate, assist, be concerned with, engaged or interested in, any business or entity in any manner, directly or indirectly, which is in competition with the business carried on by any Group Company (including but not limited to the Business) at any time during the Restriction Period;

(b)                                 during the Restriction Period, solicit in any manner any person who is or has been during the Restriction Period a customer or client of any Group Company for the purpose of offering to such person any goods or services similar to or competing with any of the businesses conducted by any Group Company (including but not limited to the Business) at any time during the Restriction Period;

(c)                                  during the Restriction Period, solicit or entice away, or endeavour to solicit or entice away, any employee or officer of any Group Company; and

(d)                                 at any time disclose to any person, or use for any purpose, any information concerning the business, accounts, finance, transactions or intellectual property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies.

For purpose of this Section, “Associate” means, in relation to an individual, his spouse, his child or step-child, any of his other direct family members, or any person acting under his instructions (pursuant to an agreement or arrangement, formal or otherwise) and any person or entity directly or indirectly controlled by him.

5.17.                     Sole Business. The Founders shall devote all of his or her professional time to attend to the business of the Group Companies and shall not seek or engage in any other business or endeavors prior to the Qualified IPO, unless with prior written approval of the Board of the Directors.

5.18.                     Additional Covenants. Except as required by this Agreement and the Series A-2 Preferred Share Purchase Agreement dated as of May 25, 2011 by and among the Group Companies, the Founders, CDH Barley Limited and other parties thereto, no resolution of the directors, owners, members, partners or shareholders of any of the Group Companies shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the Closing without the prior written consent of the Investors, except that the Group Companies may carry on its respective business in the same manner as heretofore and may pass resolutions or enter into contracts for so long as they are effected in the ordinary course of business.

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If at any time before the Closing, any of the Group Companies or Seller Parties comes to know of any material fact or event which:

(a)                                 is in any way materially inconsistent with any of the representations and warranties given by any Seller Party, and/or

(b)                                 suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or

(c)                                  might affect the willingness of a reasonable investor in making a prudent decision to purchase the Purchased Shares or the amount of consideration which the Investors would be prepared to pay for the Purchased Shares, such Seller Party shall give immediate written notice thereof to the Investors in which event the Investors may within five (5) business days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investor may have under this Agreement or applicable law. If this Agreement is terminated in the event of (a) or (b) above, or in the event of (c) above when such fact or event is caused by the Company, each Seller Party shall jointly and severally indemnify the Investors against all costs, charges and expenses incurred by it in connection with the negotiation, preparation and termination of this Agreement, the Shareholders Agreement and the Ancillary Agreements.

5.19.                     Employee Matters. The WFOE and the Operating Companies shall comply with all applicable PRC labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

5.20.                     The WFOE and the Operating Companies shall comply with all applicable PRC anti unfair competition laws and regulations in all material respects, including without limitation, the WFOE and the Operating Companies shall not use the business or technical information from the employees’ former employers.

5.21.                     Tax Matters. The WFOE and the Operating Companies shall comply with all applicable PRC tax laws and regulations in all material respects, including without limitation, laws and regulations pertaining to income tax, value added tax and business tax.

5.22.                     Permit and License. As soon as practicable after the Closing but in any event within three months after the Closing, the Founders shall cause the Operating Companies (including any subsidiary of the Operating Companies) to, and the Operating Companies (including any subsidiary of the Operating Companies) shall, obtain all permits and licenses and any similar authority necessary in full compliance with applicable laws for the conduct of their business as currently conducted and as proposed to be conducted, including but not limited to, the Value Added Telecommunication Operation License, as applicable, or restructure the websites of the Operating Companies (including any subsidiary of the Operating Companies) to make sure all the operating websites are covered by the Value Added Telecommunication Operation License.

5.23.                     Investment to Wowo Tuan. As soon as practicable but in any event within one (1) months after the Closing, Wowo Tuan shall, and the Founders shall cause Wowo Tuan to, convert the investment of Xu Maodong, Lv Yonghong, Hu Xiaoyong and Zhang Yongming in the amount of RMB5,000,000, RMB6,333,333, RMB12,666,666 and RMB51,845,000 respectively, which is registered as payables of Wowo Tuan, into the

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registered capital and capital premium of Wowo Tuan and all the registrations and approvals regarding the conversion shall have been obtained.

5.24.                     Amendment to SAFE Registration. As soon as practicable but in any event within two (2) months after the Closing, the Founders shall duly obtain the requisite registrations and approvals required under the SAFE Circular with respect to the changes in their direct or indirect shareholding in the Company.

5.25.                     Registration of Equity Pledge. As soon as practicable but in any event within thirty (30) days after the Closing, each of the Operating Companies and the Founders shall use their best efforts to file with the competent Administration for Industry and Commerce the equity pledge created under the Control Documents, and provide to the Investors the record evidencing such filing satisfactory to the Investors.

5.26.                     Establishment and Registration of Branch Companies. Each of the Group Company shall, and the Founders shall cause each of the Group Company to, register with relevant local authorities and establish as branch companies its local offices or operations when and if such offices or operations are required to be registered as branch companies under applicable laws as soon as practicable but in any event prior to July 31, 2011.

5.27.                     Establishment of Joint Venture Companies. Each of the Group Company shall, and the Founders shall cause each of the Group Company to, establish new companies to operate the business acquired by the Operating Companies as disclosed in Appendix 3 of the Disclosure Schedule, as soon as practicable but in any event within two months after the Closing.

5.28.                     Intellectual Property Rights. Each of the Group Company shall, and the Founders shall cause each of the Group Company to, require the registrant of the intellectual property rights which are not registered under the name of the Group Company (as disclosed in Section 3.24 of the Disclosure Schedule) to transfer the title of such intellectual property rights to the Group Company free of consideration, as soon as practicable but in any event within one month after the Closing.

6.                                      CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT THE CLOSING.

The obligation of each Investor to purchase the Purchased Shares at the Closing is subject to the fulfillment, to the satisfaction of such Investor (or waiver thereof by such Investor) on or prior to the Closing Date, of the following conditions:

6.1.                            Representations and Warranties True and Correct. The representations and warranties made by the Seller Parties in Section 3 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

6.2.                            Performance of Obligations. Each Seller Party shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

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6.3.                            Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

6.4.                            Approvals, Consents and Waivers. Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares at the Closing.

6.5.                            Compliance Certificate. At the Closing, the Seller Parties shall deliver to the Investors certificates, dated the date of the Closing, signed by the director, legal representative of the Seller Parties and the Founders certifying that the conditions specified in Sections 6 have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or conditions of the Group Companies since the date of this Agreement.

6.6.                            Amendment to Constitutional Documents. The Restated Articles shall have been (i) duly adopted by the Company by all necessary corporate action of its Board of Directors and its shareholders, and (ii) duly filed with the Registrar of Corporate Affairs in the British Virgin Islands.

6.7.                            Register of Members. Each Investor shall have received a copy of the Company’s register of members, certified by the registered agent of the Company as true and complete as of the date of the Closing, updated to show such Investor as the holder of its respective number of Purchased Shares.

6.8.                            Opinions of Company’s PRC Counsel. The Investors shall have received from the Company’s PRC counsel a PRC legal opinion addressed to the Investors, dated as of the date of the Closing, in form and substance satisfactory to the Investor.

6.9.                            Opinions of Company’s BVI Counsel. The Investors shall have received from the Company’s BVI counsel a BVI legal opinion addressed to the Investors, dated as of the date of the Closing, in form and substance satisfactory to the Investor.

6.10.                     Execution of Shareholders Agreement. The Company shall have delivered to the Investors the Shareholders Agreement, duly executed by the Company and all other parties thereto (except for the Investors).

6.11.                     Execution of Control Documents. The agreements and documents set forth in Exhibit D attached hereto (the “Control Documents”) shall have been executed and delivered by the relevant parties thereto to the satisfaction of the Investors and the Investors have been provided with a copy of each Control Documents duly signed by all the parties thereto.

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6.12.                     Employment Agreement and Confidentiality Agreement and Non-Competition Agreement. The Founders and each key employee of the Group Companies (as disclosed in Section 3.24 of the Disclosure Schedule), shall have entered into an employment agreement and confidentiality agreement and non-competition agreement with the WFOE in the form attached hereto as Exhibit E, and the Company shall have delivered to the Investor copies of the same, duly executed by the parties thereto.

6.13.                     Good Standing. The Investors shall have received a certificate of good standing issued by the Registrar of Corporate Affairs of the British Virgin Islands certifying that the Company was duly constituted, paid all required fees and is in good legal standing.

6.14.                     Confirmation of Existing Shareholders. The Company shall have entered into confirmation agreements with its existing shareholders, which confirm that (i) the Company has fully performed its obligations under the agreements or understandings (whether written or not) between the Company and such shareholders regarding the issuance and/or transfer of shares of the Company, (ii) the shareholding structure as set forth in Section 3.2(e) of the Disclosure Schedule is the final and conclusive shareholding structure immediately before the Closing, and (iii) the existing shareholders do not have any further claim against the Company.

6.15.                     Interested Party Transactions. The accounts between Wowo Tuan and Xu Maodong regarding (i) the RMB4,700,000 paid by Xu Maodong on behalf of the Wowo Tuan, and (i) the investment of Lv Yonghong, Hu Xiaoyong to Wowo Tuan in the amount of RMB19,000,000 through Xu Maodong, shall have been adjusted and Lv Yonghong and Hu Xiaoyong’s investment to Wowo Tuan shall have been reflected in the financial statement of Wowo Tuan. Documents evidencing such set off and payment shall be provided to the Investors.

6.17.                     Due Diligence. The Investors shall have completed its legal, financial and business due diligence investigation of the Group Companies to its satisfaction.

6.18.                     Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the business, operations or conditions of the Group Companies, taken as a whole, as determined by the Investors at their sole discretion.

6.19.                     Approval by Investment Committee. The Investors shall have received approvals, if required, by its investment committee for entering into the transactions contemplated hereunder.

7.                                      CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations of the Company under this Agreement with respect to each Investor are subject to the fulfillment, on or prior to the Closing Date, of the following conditions (or waiver thereof by the Company):

7.1.                            Representations and Warranties. The representations and warranties of the Investor contained in Section 4 hereof shall be true and correct as of the Closing Date.

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7.2.                            Payment of Purchase Price. The Investor shall have delivered to the Company the Purchase Price in accordance with Section 1.2 and 1.3.

7.3.                            Execution of Shareholders Agreement. The Investor shall have executed and delivered to the Company the Shareholders Agreement.

8.                                      MISCELLANEOUS.

8.1.                            Indemnity. Each Seller Party shall, jointly and severally, indemnify the Investors against any reduction in value of the Company’s or the Group Companies’ assets, any increase in their liabilities, any dilution of the Investors’ interests in the Company or any diminution in the value of the Investors’ interests in the Company as a result of (i) any breach or violation of any representation or warranty made by any Group Company or the Founders, including without limitation the Financial Statements; (ii) any breach by any Group Company or the Founders of any covenant or agreement contained herein, including without limitation claims by tax authorities against the Company; (iii) any failure by any Group Company to comply with the applicable PRC labor laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions; and (iv) any failure by any Group Company to comply with the applicable PRC laws regarding anti unfair competition. Notwithstanding the foregoing sub-clause (i) to (iv), if the Company can prove, to the Investors’ satisfaction, within 14 days after the occurrence of a breach of any covenant or agreement contained herein, that such breach is the sole responsibility of the Founders, then only the Founders, not the Company, shall bear the indemnification obligation. If the Investors believe that it has a claim that may give rise to an indemnity obligation hereunder, it shall promptly notify the Seller Party stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted.

8.2.                            Calculation of Losses of the Investors. Each of the Seller Parties agrees that in assessing the amount of damages for a breach of representations and warranties, covenants and agreements under this Agreement, there shall be taken into account that: (i) in calculating the loss or damage that the Investors may suffer as a result of any claim made by the Investors under this Agreement, any payment made by the Company to reimburse the Investors for its losses will in itself diminish the value of the Investors’ investment in the Company and, accordingly, such payment should be taken into account in calculating the Investors’ loss or damage; and (ii) the Investors shall be entitled to be compensated for, but not limited to, the decrease in value (including loss of bargain) of all Series A-2 Preferred Shares or Ordinary Shares arising from conversion thereof held by the Investors as a result of any inaccuracy or breach of representations and warranties, covenants and agreements or breach of any other provision of this Agreement.

8.3.                            Founders’ Guarantee. In consideration of the Investors entering into this Agreement, (a) the Founders hereby unconditionally and irrevocably guarantees, as primary obligor and not merely a surety, to the Investors the due and punctual performance and observance by the Group Companies, and (b) the Founders hereby unconditionally and irrevocably guarantees, as primary obligor and not merely a surety, to the Investors the due and punctual performance and observance by each of the Group Companies, of all its respective obligations, commitments, undertakings, warranties, indemnities and covenants under or pursuant to the Transaction Documents, and agrees to fully and unconditionally indemnify the Investors against all losses, damages, costs and expenses (including legal costs

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and expenses) which the Investors may suffer through or arising from any breach by any of the Group Companies. The liability of the Group Companies as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement, or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

8.4.                            Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China, as to matters within the scope thereof and without regard to its principles of conflicts of laws.

8.5.                            Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

8.6.                            Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Seller Parties without the written consent of the Investors.

8.7.                            Entire Agreement. This Agreement, the Shareholders Agreement, any Ancillary Agreements, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.8.                            Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit F hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit F; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit F with next business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.8 by giving, the other parties written notice of the new address in the manner set forth above.

8.9.                            Amendments. Any term of this Agreement may be amended or waived only with the written consent of all the Seller Parties and the Investors.

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8.10.                     Waivers. Each of the Seller Parties, by executing this Agreement, hereby waives any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares.

8.11.                     Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Seller Party or Investors, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Seller Party or Investors, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Seller Party or Investors of any breach of default under this Agreement or any waiver on the part of any Seller Party or Investors of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Seller Parties and the Investors shall be cumulative and not alternative.

8.12.                     Finder’s Fees. Each party represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

8.13.                     Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to sections and exhibits of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

8.14.                     Counterparts. This Agreement may be executed (including facsimile signature) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.15.                     Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

8.16.                     Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 8 of the Shareholders Agreement, which shall mutatis mutandis apply.

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8.17.                     Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.18.                     Dispute Resolution.

(a)                                 Negotiation between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 8.18(b) shall apply.

(b)                                 Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules.

8.19.                     Expenses. The Company shall reimburse the Investors at the Closing, all reasonable legal, financial, administrative and other expenses incurred by the Investors in connection with the Investors’ due diligence investigation of the Group Companies and the preparation of the necessary financing documents for the transaction contemplated hereunder. The Investors may effect such reimbursement at the Closing by withholding from the payment of the Purchase Price the amount to which they are entitled to reimbursement pursuant to the preceding sentence. Notwithstanding the withholding of such amount, the Investors shall be deemed to have paid to the Company the full amount of the Purchase Price, including the amount so withheld. If the Closing does not occur due to the reasons attributable to the Group Companies or the Founders, the Company shall reimburse the Investors such expenses upon the request of the Investors.

8.20.                     Force Majeure. Force Majeure means any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care, which includes acts of nature, earthquake, fire, war, acts of governments. If either of the parties is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, neither party shall be responsible for any damage, increased costs or loss which the other party may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Agreement.

8.21.                     Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

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8.22.                     Termination. This Agreement may be terminated by each Investor on or after June 10, 2011, by written notice to the Company, if the Closing has not occurred on or prior to such date. Such termination under this Section 8.22 shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable law.

[THE SPACE BELOW HAS BEEN INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

SIGNATURE PAGE TO SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

SIGNATURE PAGE TO SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

Xu Maodong (徐茂栋)

Wu Jianguang(吴剑光)

Chen Yan (陈燕)

Liu Hanyu (刘汉玉)

Tong Jiawei(童家威)

Wang Yunming(王赟明)

Chen Zhong(陈中)

Pan Guozhang(潘国章)

Xu Tianqing (徐田庆)

Wu Mingdong (吴明东)

Wei Jinghan (韦京汉)

Deng Kangming(邓康明)

Lv Guangyu(吕广渝)

Liu Chuanjun(刘传军)

Lin Pingping(林萍萍)

SIGNATURE PAGE TO SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

SIGNATURE PAGE TO SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

Schedule A

Founders

Name	ID/ Passport No.
(Xu Maodong)	420106196712023614
(Xu Tianqing)	372802196001252912
(Wu Jianguang)	110101197410262556
(Wu Mingdong)	710541464 (US Passport)
(Chen Yan)	320102197109203245
(Wei Jinghan)	420106196804053626
(Liu Hanyu)	371100197510156817
(Deng Kangming)	110107196601311111
(Tong Jiawei)	320106196403081219
(Lv Guangyu)	510221197112130438
(Wang Yunming)	370628197811270034
(Liu Chuanjun)	371323198208236912
(Chen Zhong)	E0026775K (Singapore Passport)
(Lin Pingping)	130928198409231324
(Pan Guozhang)	372923198306285615

Schedule B

Investors

Name of Investors	Number of Series A-2 Preferred Shares	Purchase Price
Zero2IPO China Fund II L.P.	2,053,579	US$	2,000,000
TOTAL	2,053,579	US$	2,000,000

LIST OF EXHIBITS

Exhibit A                                             Restated Articles

Exhibit B                                             Disclosure Schedule

Exhibit C                                             Shareholders Agreement

Exhibit D                                             Control Documents

Exhibit E                                              Form of Employment Agreement, Confidentiality Agreement and Non-Competition Agreement

Exhibit F                                               Notices

EXHIBIT A

Restated Articles

EXHIBIT B

Disclosure Schedule

EXHIBIT C

Shareholders Agreement

EXHIBIT D

Control Documents

EXHIBIT E

Form of Employment Agreement, Confidentiality Agreement and Non-Competition Agreement

EXHIBIT F

Notices

To: Group Companies and the Founders

Attention:	Wu Mingdong
Address:	North American International Business Center, No. 108 Yi, Beiyuan Road, Chaoyang District, Beijing, PRC
Tel:	86 10 6266 8858
Fax:	86 10 6266 8866

To:	Zero2IPO China Fund II L.P.

Attention:	Chung Wai Chi, Danny
Address:	Room 2101, 21/F Westlands Centre, 20 Westlands Road, Quarry Bay, Hong Kong
Tel:	852 2960 4611
Fax:	852 2960 0185

Exhibit 10.19

EXECUTION

SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of July 5, 2011 by and among:

1.       Wowo Group Limited, a company organized and existing under the laws of the British Virgin Islands (the “Company”);

2.       New Field Worldwide Ltd, a company organized and existing under the laws of the British Virgin Islands (the “New Field”);

3.       Wowo Holding Limited, a company organized and existing under the laws of Hong Kong (the “HK Co.”);

4.       Beijing Wowo Shi Jie Information Technology Co., Ltd.   a limited liability company organized and existing under the laws of the PRC, as the wholly-owned subsidiary of the HK Co. (the “WFOE”);

5.       Beijing Wowo Tuan Information Technology Co., Ltd.   a limited liability company organized and existing under the laws of the PRC (the “Wowo Tuan”);

6.       Beijing Kai Yi Shi Dai Network Technology Co., Ltd.   a limited liability company organized and existing under the laws of the PRC (the “Kai Yi Shi Dai”);

7.       Beijing Yi You Bao Information Technology Co., Ltd.   a limited liability company organized and existing under the laws of the PRC (the “Yi You Bao”);

8.       Each of the persons as set forth in Schedule A attached hereto (each, a “Founder”, and collectively, the “Founders”);

9.       The entities as set forth in Schedule B attached hereto (each, an “Investor”, and collectively, the “Investors”).

The Company, HK Co., WFOE, Wowo Tuan, Kai Yi Shi Dai, Yi You Bao and their direct or indirect subsidiaries are referred to collectively herein as the “Group Companies”, and each, a “Group Company”. Wowo Tuan, Kai Yi Shi Dai, Yi You Bao and their direct or indirect subsidiaries are referred to collectively herein as the “Operating Companies”, and each, an “Operating Company”.

RECITALS:

A.     The Company desires to issue and sell to the Investors, and the Investors desire to purchase from the Company certain number of series A-2 convertible redeemable preferred shares, par value US$0.01 per share, of the Company (the “Series A-2 Preferred Shares”) on the terms and conditions set forth in this Agreement;

B.     The Company legally and beneficially owns 100% of the equity interest in the HK Co. and the HK Co. legally and beneficially owns 100% of the equity interest in the WFOE, which in turn controls, through a series of contractual arrangements, the management and business of the Operating Companies; and

D.     The Group Companies are engaged in the business of internet group sale and relevant services (the “Business”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             AGREEMENT TO PURCHASE AND SELL SHARES

1.1.         Authorization. As of the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of 18,482,207 Series A-2 Preferred Shares having the rights, preferences, privileges and restrictions as set forth in the Second Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit A (the “Restated Articles”).

1.2.         Agreement to Purchase and Sell Purchased Shares. Subject to the terms and conditions hereof, the Company shall issue and sell to each Investor, and each Investor shall, severally and not jointly, purchase from the Company, the number of Series A-2 Preferred Shares set forth opposite the name of such Investor in Schedule B attached hereto (the “Purchased Shares”), at a price of US$0.9739 per share, amounting to an aggregate purchase price of US$18,000,000 (the “Purchase Price”). The ordinary shares of the Company issuable upon conversion of the Purchased Shares will be hereinafter referred to as the “Conversion Shares”.

1.3.         Transfer of Funds. The Purchase Price shall be paid by wire transfer of United States dollars in immediately available funds to designated account of the Company, provided that the Company shall deliver wire transfer instruction to the Investors at least ten (10) business days (defined as any day other than a Saturday or Sunday on which banks are ordinarily open for business in PRC) prior to the Closing as applicable.

1.4.         Post-Investment Capitalization Structure. Immediately after the issuance and sale of the Purchased Shares on the Closing Date, the post-investment capitalization structure of the Company immediately after the Closing shall be as follows:

Shareholders	No. of Shares	Type of Shares	Percentage
New Field	98,397,704	Ordinary Shares	23.96%
Xu Maodong	116,421,385	Ordinary Shares	28.35%
Wu Jianguang	18,115,693	Ordinary Shares	4.41%
Wu Mingdong	13,175,050	Ordinary Shares	3.21%
Chen Yan	1,976,257	Ordinary Shares	0.48%

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Shareholders	No. of Shares	Type of Shares	Percentage
Wei Jinghan	1,976,257	Ordinary Shares	0.48%
Liu Hanyu	2,140,946	Ordinary Shares	0.52%
Deng Kangming	7,740,342	Ordinary Shares	1.88%
Tong Jiawei	7,246,277	Ordinary Shares	1.76%
Lv Guangyu	7,740,342	Ordinary Shares	1.88%
Wang Yunming	2,253,843	Ordinary Shares	0.55%
Liu Chuanjun	346,745	Ordinary Shares	0.08%
Chen Zhong	346,745	Ordinary Shares	0.08%
Lin Pingping	346,745	Ordinary Shares	0.08%
Pan Guozhang	173,373	Ordinary Shares	0.04%
Lv Yonghong	12,820,513	Ordinary Shares	3.12%
Hu Xiaoyong	5,128,205	Ordinary Shares	1.25%
Yang Guang	2,253,496	Ordinary Shares	0.55%
Jiang Yuedong	563,374	Ordinary Shares	0.14%
Zhang Yongming	16,194,332	Ordinary Shares	3.94%
	7,923,246	Series A-2 Preferred Shares	1.93%
Golden Bright Global Investment Holdings Limited	6,477,733	Ordinary Shares	1.58%
Chia Tai Xing Ye Industrial Development Limited	2,051,283	Ordinary Shares	0.50%
ESOP	30,000,000	Ordinary Shares	7.30%
Zero2IPO China Fund II L.P.	5,489,604	Series A-1 Preferred Shares	1.34%
	2,053,579	Series A-2 Preferred Shares	0.50%
CDH Barley Limited	30,803,678	Series A-2 Preferred Shares	7.50%
Besto Holdings Limited	5,133,947	Series A-2 Preferred Shares	1.25%
David Tse Young Chou	1,026,789	Series A-2 Preferred Shares	0.25%
Lin Xiangqing	4,398,225	Series A-2 Preferred Shares	1.07%
Total	410,715,708	—	100%

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2.             CLOSINGS; DELIVERY

2.1.         Closing. The sale of the Purchased Shares shall be held within ten (10) business days after the fulfillment or waiver of the conditions to the closing as set forth in Section 6 and Section 7, or at such other time and place as the Company and the Investors may mutually agree upon (the “Closing”, and the date for Closing is defined as the “Closing Date”).

2.2.         Delivery. At the Closing, in addition to any items the delivery of which is made an express condition to the Investors’ obligations at the Closing pursuant to Section 6, the Company shall deliver to each Investor (i) a copy of updated register of members of the Company showing each Investor as the holder of Purchased Shares purchased by such Investor hereunder, certified by the registered agent of the Company, and (ii) a duly issued share certificate or certificates to each Investor representing the Purchased Shares purchased by such Investor issued in the name of such Investor, duly signed and sealed for and on behalf of the Company. At the Closing, the Investor shall deposit the Purchase Price by wire transfer of immediately available U.S. dollar funds into the designated account provided pursuant to Section 1.3.

3.             REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES.

The Group Companies, New Field and the Founders (collectively, the “Seller Parties” and individually, a “Seller Party”) hereby jointly and severally represent and warrant to each Investor, subject to the disclosures set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit B (which Disclosure Schedule shall be deemed to be representations and warranties to such Investor), as of June 17, 2011, as follows. In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiries of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in question.

3.1.         Organization, Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Company (a “Material Adverse Effect”).

3.2.         Capitalization. Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(a)           Ordinary Shares. A total of 1,928,660,537 authorized Ordinary Shares, par value US$0.01 per share, of which 323,886,640 shares are issued and outstanding.

(b)           Series A-1 Preferred Shares. A total of 20,000,000 authorized series A-1 preferred shares, par value US$0.01 per share, of the Company (the “Series A-1 Preferred Shares”), of which 5,489,604 are issued and outstanding.

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(c)           Series A-2 Preferred Shares. A total of 51,339,463 authorized Series A-2 Preferred Shares (together with Series A-1 Preferred Shares, the “Preferred Shares”), of which 32,857,257 are issued and outstanding.

(d)           Options, Warrants, Reserved Shares. The Company has reserved enough Ordinary Shares for issuance upon the conversion of Preferred Shares. Except for (i) the conversion privileges of the Preferred Shares, (ii) the preemptive rights provided in the amended and restated shareholders agreement to be entered into at the Closing and attached hereto as Exhibit C (the “Shareholders Agreement”), (iii) up to 30,000,000 Ordinary Shares (and options and warrants therefor) reserved for issuance to employees and advisors pursuant to the employee and advisor stock option plan (the “ESOP”) approved by the board of directors of the Company (the “Board of Directors”), and (iv) as contemplated hereby and by the Restated Articles, there are no options, warrants, conversion privileges, agreements or rights of any kind with respect to the issuance or purchase of the shares of the Company. Apart from the exceptions noted in this Section 3.2(d) and the Shareholders Agreement, no shares (including the Purchased Shares and Conversion Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any rights of participation, rights of first refusal or other rights of any kind to purchase such shares (whether in favor of the Company or any other person).

(e)           Outstanding Security Holders. A complete and current list of all shareholders, option holders and other security holders of the Company as of June 17, 2011 is set forth in Section 3.2(e) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder.

(f)            Vesting Schedule. Except as contemplated in the Wowo Group Limited 2011 Share Incentive Plan, no share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities of the Company provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

3.3.         Subsidiaries; Group Structure.

(a)           Except for the HK Co. and the WFOE, one hundred percent (100%) of the equity interest of which are owned by the Company, and the Operating Companies, one hundred percent (100%) of the equity interest of which are owned, directly or indirectly by the Founders, the Company and the Founders do not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. Neither the WFOE nor the Operating Companies has any subsidiaries, and neither own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, nor maintain any offices or branches or subsidiaries except for those as described in Section 3.3(a) of the Disclosure Schedule. The particulars of the WFOE and the Operating Companies are set forth in Section 3.3(a) of the Disclosure Schedule.

(b)           As of June 17, 2011, each of the WFOE and the Operating Companies shall possess all requisite approvals, permits and licenses for the conduct of the

5

Business as currently conducted and proposed to be conducted and for the ownership and operation of its assets and property.

(c)           There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the equity interest of either the WFOE or the Operating Companies.

3.4.         Due Authorization. All corporate action on the part of the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of the obligations of the Group Companies under this Agreement, the Shareholders Agreement and any other agreements to which it is a party and the execution of which is contemplated hereunder (the “Ancillary Agreements”), and the Restated Articles, the certificate of incorporation or other equivalent corporate charter documents of any of the Group Companies (collectively with the Restated Articles, the “Constitutional Documents”) and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and of the Ordinary Shares issuable upon conversion of such Purchased Shares, have been taken or will be taken prior to the Closing. Each of this Agreement, the Shareholders Agreement, the Ancillary Agreements and the Constitutional Documents (collectively, the “Transaction Documents”) is a valid and binding obligation of each Group Company enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.5.         Valid Issuance of Purchased Shares.

(a)           The Purchased Shares are, and Conversion Shares when issued, sold and delivered in accordance with the terms of this Agreement will be, duly and validly issued, fully paid and non-assessable.

(b)           All currently outstanding capital shares of the Company are duly and validly issued, fully paid and non-assessable, and all outstanding shares, options, warrants and other securities of the Company and each other Group Company have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

3.6.         Liabilities. Except as fully and fairly reflected in the Financial Statements (as defined in Section 3.15 below) and the indebtedness under the loan agreement entered into between Xu Maodong and Wowo Tuan on April 2, 2011 and June 8, 2011 in an amount of RMB 45 million, no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable.

3.7.         Title to Properties and Assets. Each Group Company has good and marketable title to its properties and assets held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, each Group Company is in compliance with such leases and such Group

6

Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

3.8.         Status of Proprietary Assets. Each Group Company (i) has independently developed and owns free and clear of all claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets (as defined below), including without limitation all Registered Intellectual Property (as defined below), necessary and appropriate for the Business and without any conflict with or infringement of the rights of others. Section 3.8 of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property, of each Group Company. There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other person or entity. No Group Company has received any written communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity, nor, to the best knowledge of the Seller Parties, is there any reasonable basis therefor. None of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any agreement (including licenses, covenants or commitments of any nature) or other arrangement or undertaking of any kind, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of this Agreement, the Shareholders Agreement or any Ancillary Agreement, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. It will not be necessary to utilize any inventions of any of the Group Companies’ employees (or people the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company. No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, business methods, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority.

3.9.         Material Contracts and Obligations. All agreements, contracts, leases, licenses, mortgages, indentures, instruments, commitments (oral or written), indebtedness,

7

liabilities and other obligations to which any Group Company is a party or by which it or its assets is bound (each, a “Group Company Contract” and collectively, the “Group Company Contracts”) that (i) are material to the conduct and operations of its business and properties, including without limitation, all agreements between the WFOE and the Operating Companies, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology, are listed in Section 3.9 of the Disclosure Schedule and have been made available for inspection by the Investors and their counsel. For purposes of this Section 3.9, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of twenty thousand U.S. dollars (US$20,000) or that extend for more than one year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Company, or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect.

3.10.       Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or, to the best knowledge of the Seller Parties, currently threatened against any of the Group Companies, any Group Company’s activities, properties or assets or against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company, or otherwise. To the best knowledge of the Seller Parties, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.11.       Compliance with Laws; Consents and Permits. None of the Seller Parties nor any shareholders of the Company is or has been in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, including but not limited to the registration requirement for the Founders’ ownership or investment in the Company under the Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles issued by the State Administration of Foreign Exchange (“SAFE”) on October 21, 2005 (2005)

75 the “SAFE Circular”), except that the current shareholders who are domestic citizens will use their best efforts to amend the registration with relevant foreign exchange authority for the change of their interest in the Company resulting from the financing closed on June 17, 2011. Other than the above exception, all consents, licenses, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental

8

authority (the “Permits”) and of any third party (collectively with the Permits, the “Consents”) which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder have been obtained or made as of the date hereof, or will be obtained or made prior to the Closing, and shall be fully effective as of the Closing. Each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such franchises, permits, licenses or other similar authority.

3.12.       Compliance with Other Instruments and Agreements. None of the Group Companies is or has been in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its Constitutional Documents of the respective Group Company, or in any material respect of any term or provision of Group Company Contract or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or invalid, or unauthorized. The execution, delivery and performance of and compliance with this Agreement, the Shareholders Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

3.13.       Registration Rights. Except as provided in the Shareholders Agreement, no Seller Party has granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or any other Group Company’s shares) on any securities exchange. Except as contemplated under this Agreement and the Shareholders Agreement and the Control Documents, there are no voting or similar agreements which relate to the share capital of the Company or any of the equity interests of the WFOE or the Operating Companies.

3.14.       Financial Advisor Fees. There exists no agreement or understanding between any Group Company and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

3.15.       Financial Statements. The Company has delivered to the Investors (i) the unaudited financial statements of the Group Company for the year 2010 and (ii) the management accounts of the Group Company for the period from January 1, 2011 to April 30, 2011 (the foregoing management accounts and any notes thereto are hereinafter referred to as the “Financial Statements” and April 30, 2011 the “Financial Statements Date”). Such Financial Statements are (a) in accordance with the books and records of the applicable Group Company, (b) true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with PRC generally accepted accounting principles (“PRC GAAP”) applied on a consistent basis. Specifically, but not by way of limitation, the respective balance sheets of the Financial

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Statements disclose all of the Group Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with PRC GAAP. The Group Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. Except as disclosed in the Financial Statements and the loan agreement entered into between Xu Maodong and Wowo Tuan on April 2, 2011 and June 8, 2011 in an amount of RMB 45million, none of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

3.16.    Activities since Financial Statements Date. From the Financial Statements Date to June 17, 2011, with respect to each Group Company, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)           any material change in the contingent obligations of the Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)           any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Group Company (as presently conducted and as presently proposed to be conducted);

(d)           any waiver by the Group Company of a valuable right or of a material debt;

(e)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that would not have a Material Adverse Effect;

(f)            any material change or amendment to a material contract or arrangement by which the Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g)           any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h)           any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of the Group Company;

(i)            any resignation or termination of any key officer or employee of the Group Company;

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(j)                                    any mortgage, pledge, transfer of a security interest in, or lien created by the Group Company, with respect to any of the Group Company’s properties or assets, except liens for taxes not yet due or payable;

(k)                                 any debt, obligation, or liability incurred, assumed or guaranteed by the Group Company in excess of fifty thousand U.S. dollars (US$50,000) or in excess of one hundred thousand U.S. dollars (US$100,000) in the aggregate;

(l)                                     any declaration, setting aside or payment or other distribution in respect of any of the Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Group Company;

(m)                             any failure to conduct business in the ordinary course, consistent with the Group Company’s past practices;

(n)                                 any transactions of any kind with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(o)                                 any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(p)                                 any agreement or commitment by the Group Company or any Seller Party to do any of the things described in this Section 3.16.

3.17.                     Tax Matters. The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the covered Group Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. Each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any year. Since the Financial Statements Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

3.18.                     Interested Party Transactions. Except for the loan agreement entered into between Xu Maodong and Wowo Tuan on April 2, 2011 and June 8, 2011 in an amount of RMB 45 million and the loan agreement between Xu Maodong and Wowo Group Limited with the amount no more than USD 7 million dated April 2, 2011 and June 8, 2011, no Seller Party, officer or director of a Group Company or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Act) of any such person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No officer or director of a Seller Party has any direct or indirect ownership interest in, or any agreement or other arrangement or undertaking, whether oral or written, with, any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business

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relationship, or any firm or corporation that competes with a Group Company. No Affiliate or Associate of any officer or director of a Seller Party is directly or indirectly interested in any contract with a Group Company. No officer or director of a Seller Party or any Affiliate or Associate of any such person has had, either directly or indirectly, an interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. There is no agreement between any shareholder of the Company with respect to the ownership or control of any Group Company.

3.19.                     Environmental and Safety Laws. None of the Group Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.20.                     Employee Matters. The Group Companies have complied in all material aspects with all applicable employment and labor laws. The Group Companies are not aware that any officer or key employee intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or key employee. Except as otherwise disclosed to the Investors in Section 3.20 of the Disclosure Schedule, the Group Companies are not party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

3.21.                     Exempt Offering. The offer and sale of the Purchased Shares under this Agreement, and the issuance of the Conversion Shares upon conversion thereof are or shall be exempt from the registration requirements and prospectus delivery requirements of the Act, and from the registration or qualification requirements of any other applicable securities laws and regulations.

3.22.                     No Other Business. The Company was formed solely to acquire and hold an equity interest in the HK Co. and the HK Co. was formed solely to acquire and hold an equity interest in the WFOE, and since its formation, neither the Company nor the HK Co. has engaged in any business and has incurred any liability in the course of its business of acquiring and holding its equity interest in the HK Co. or the WFOE. The WFOE and the Operating Companies are engaged solely in the Business and have no other activities.

3.23.                     Minute Books. The minute books of each Group Company have been made available to the Investors and each such minute books contains a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflects all transactions referred to in such minutes accurately in all material respects.

3.24.                     Obligations of Management. Each of the key employees identified in Section 3.24 of the Disclosure Schedule is currently devoting his or her full working time to the conduct of the Business of a Group Company or the Group Companies. No Seller Party is aware that any employee is planning to work less than full time at a Group Company in the future. None of employees or the Founders is currently working for a competitive enterprise, whether or not such person is or will be compensated by such enterprise.

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3.25.                     Disclosure. Each Seller Party has fully provided the Investors with all the information that the Investors have requested for deciding whether to purchase the Purchased Shares and all information that each Seller Party reasonably believes is necessary or relevant to enable the Investors to make an informed investment decision. No representation or warranty by any Seller Party in this Agreement and no information or materials provided by any Seller Party to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. No financial forecasts or forward-looking statements in any business plans or other materials provided by any Seller Party to the Investors have been prepared based on unreasonable assumptions.

3.26.             Other Representations and Warranties Relating to the WFOE and the Operating Companies.

(a)                                 The Constitutional Documents and all Consents necessary or appropriate for the WFOE and the Operating Companies are valid, have been duly approved or issued (as applicable) by competent PRC authorities or other applicable parties and are in full force and effect.

(b)                                 All consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of the WFOE and the Operating Companies have been duly obtained from the relevant PRC authorities and are in full force and effect.

(c)                                  All filings and registrations with the PRC authorities required in respect of the WFOE and the Operating Companies and their operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau, customs and other authorities, have been duly completed in accordance with the relevant rules and regulations.

(d)                                 The registered capital of each of the WFOE and the Operating Companies is fully paid up. The Company legally and beneficially owns 100% of the equity interest in the WFOE indirectly. There are no outstanding rights, or commitments made by the Company to sell any of its equity interest in the WFOE and the Operating Companies.

(e)                                  Neither the WFOE nor the Operating Companies is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(f)                                   Each of the WFOE and the Operating Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.

(g)                                  In respect of any Permits requisite for the conduct of any part of the Business of the WFOE and the Operating Companies which are subject to periodic

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renewal, no Seller Party has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

(h)                                 The WFOE and the Operating Companies have complied with all applicable PRC labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

(i)                                     All PRC regulatory and corporate authorizations and approvals, necessary or appropriate for the consummation of the transactions contemplated herein have been duly obtained, and such authorizations and approvals currently, or will be as of the Closing, valid and subsisting at PRC law and in accordance with their respective terms.

3.27.                     Insurance. Each Group Company has obtained the insurance coverage of the same types and at the same coverage levels as other similarly situated companies.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

Each Investor represents and warrants to the Company as follows:

4.1.                            Authorization. Such Investor has all requisite power, authority and capacity to enter into this Agreement and the Shareholders Agreement, and to perform its obligations under this Agreement and the Shareholders Agreement. This Agreement has been duly authorized, executed and delivered by such Investor. This Agreement and the Shareholders Agreement, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2.                            Purchase for Own Account. The Purchased Shares and the Conversion Shares will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

5.                                      COVENANTS OF THE SELLER PARTIES.

Each of the Seller Parties covenants to the Investor as follows:

5.1.                            From the execution of this Agreement until the Closing, each of the Group Companies shall, and the Founders shall cause each of the Group Companies to: (A) promptly notify the Investors in writing and in sufficient detail of the occurrence of any of the following: (i) any proposed merger, acquisition, consolidation, amalgamation or other corporate re-organization or any sale or exclusive license of all or substantially all of its assets by or involving any Group Company, (ii) any Group Company making any proposed change in the rights or privileges, obligations or liabilities of, or dilution of the respective percentage of ownership of any shareholder, or other change in the capital structure of such Group Company as of the execution of this Agreement (including, without limitation, the issuance, sale, offer to sell, redemption or acquisition by such Group Company or any equity interest therein or equity derivatives, options, warrants or other interests representing, or convertible into, an equity interest therein or a right to obtain an equity interest therein or rights equivalent thereto, or alteration or re-organization of the equity capital of such entity,

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including, without limitation, any increase, reduction or cancellation of equity capital or any consolidation, subdivision or conversion or, or any alteration of the rights in respect of, any equity capital; or (iii) any Group Company entering into any material agreements, contracts, arrangements or other transactions, in each case other than in the ordinary course of business; and (B) seek the prior written approval of the Investors prior to executing any agreements, contracts, instruments or other documents to consummate or effect any of such transactions.

5.2.                            Use of Proceeds from the Sale of Purchased Shares. The Company shall use the proceeds from the issuance and sale of the Purchased Shares for capital expenditure and working capital of the Company and its subsidiaries, save as otherwise stipulated in this Agreement. Unless otherwise agreed to in writing by the Investors, no proceeds from the sale of the Purchased Shares shall be used in the payment of any debt of the Company or its subsidiaries or in the repurchase or cancellation of securities held by any shareholders of the Company.

5.3.                            Availability of Ordinary Shares. The Company hereby covenants that at all times there shall be made available, free of any liens, for issuance and delivery upon conversion of the Purchased Shares such number of Ordinary Shares or other shares in the share capital of the Company as are from time to time issuable upon conversion of the Purchased Shares, from time to time, and will take all steps necessary to increase its authorized share capital to provide for sufficient number of Ordinary Shares issuable upon conversion of the Purchased Shares.

5.4.                            Business of the Company and the HK Co. The business of the Company shall be restricted to the holding of shares or equity interest in the HK Co.. The business of the HK Co. shall be restricted to the holding of shares or equity interest in the WFOE.

5.5.                            Business of the WFOE and the Operating Companies. Prior to entering into any new business other than those in the scope of the Business, each Seller Party shall use its best efforts and take all necessary actions to implement and carry out the new business plan subject to the written approval of the Board of Directors and, where applicable, by the Investors in accordance with the Shareholders Agreement, including, without limitation, hiring employees, renting office space, employing legal and technical consultants and undertaking other customary business activities. From the Closing and until the new business plan is duly adopted in accordance with all necessary procedures, the business of the WFOE and the Operating Companies shall be limited to the Business.

5.6.                            Use of Investor’s Name or Logo. Without the prior written consent of an Investor, and whether or not such Investor is then shareholder of the Company, none of the Group Companies, their shareholders (excluding such Investor), nor the Founders shall use, publish or reproduce the names of such Investor or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes, except for the fact of the equity investments and shareholding in the Group Companies by such Investor (and in any such case shall not disclose the aggregate or individual investment amounts, pricing or ownership percentage, or any of the term of this Agreement, the Shareholders Agreement or any of the Ancillary Agreements).

5.7.                            Equity Compensation. The Company shall not directly or indirectly issue Ordinary Shares, share options or other forms of equity of the Company to employees,

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directors or consultants except in accordance with the ESOP approved by the Board of Directors and, where applicable, by the Investors in accordance with the Shareholders Agreement.

5.8.                            Confidentiality Agreement. The Group Companies shall cause all of their respective current employees to enter into employment agreements and confidentiality agreements in form and substance satisfactory to the Investors. The Group Companies shall further cause all of their respective future employees to enter into its standard form employment agreement and confidentiality agreement in form and substance satisfactory to the Investors.

5.9.                            Initial Public Offering. The Company shall, within five (5) years from the Closing, seek, and the Founders shall use commercially reasonable efforts to support, an initial public offering of securities of the Company on a recognized regional or national exchange or quotation system in the United States, Hong Kong, the PRC or any other jurisdiction approved by the Board of Directors and, where applicable, by the Investors in accordance with the Shareholders Agreement, provided, however, that (i) the aggregate proceeds to the Company in such initial public offering shall be not less than US$100,000,000, unless otherwise agreed upon by the Investors and the Company (the “Qualified IPO”).

5.10.                     Board of Directors. Each Group Company shall hold meetings of the board of directors at least every three (3) months.

5.11.                     Cash Deposit. All the Group Companies’ cash shall be deposited with international or PRC sound financial institutions, and all such cash deposits shall be short-term with free liquidity unless otherwise approved by the Board of Directors.

5.12.                     D&O Insurance. The Company shall obtain for the directors insurance against liability for negligence, default, breach of duty or breach of trust incurred in the course of discharging their duties as directors or officers of the Company, including without limitation, directors and officers liability insurance in an agreed insured amount.

5.13.                     Tax Indemnity. The Seller Parties hereby jointly and severally undertake to pay to the Investors on demand an amount equal to the amount of any diminution in the value of the Purchased Shares or the Conversion Shares, and to indemnify the Investors against any and all losses, liabilities, damages, suits, obligations, judgments or settlements of any kind (including, without limitation, all reasonable legal costs, costs of recovery and other expenses incurred by the Investor), in each case resulting from any claim of taxation (including those resulting from cancellation or reclamation of tax benefits of any kind relating to the Group Companies) arising from an event that occurred or is deemed to have occurred prior to the Closing.

5.14.                     Regulatory Compliance. Each Seller Party shall, and shall use its best efforts to cause all shareholders of each Group Company, and any successor entity or controlled affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable governmental authorities (including without limitation SAFE) as and when required by applicable laws and regulations. The Seller Parties shall ensure that, prior to the commencement of initial public offering by the Company, each entity described above and its respective shareholders are in compliance with such requirements and

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that there is no barrier to repatriation of profits, dividends and other distributions from the WFOE (or any successor entity) to the Company.

5.15.                     Lock Up. Subject to the terms and conditions hereof, following a Qualified IPO, the Founders, the principal and management holder of Ordinary Shares shall be subject to any customary lock-up period to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to such Qualified IPO.

5.16.                     Non-Compete. The Founders hereby acknowledge that the Investors agree to invest in the Company on the basis of the continued and exclusive services of and full devotion and commitment by the Founders to the Group Companies, and agree that the Investors should have reasonable assurance of such basis of investment. Each of the Founders hereby undertakes to the Investors that neither he nor any of his Associates (as defined below) shall directly or indirectly:

(a)                                 during the period from the Closing Date until the consummation of a Qualified IPO or the full redemption of all Preferred Shares pursuant to the Restated Articles, whichever is earlier (“Restriction Period”), participate, assist, be concerned with, engaged or interested in, any business or entity in any manner, directly or indirectly, which is in competition with the business carried on by any Group Company (including but not limited to the Business) at any time during the Restriction Period;

(b)                                 during the Restriction Period, solicit in any manner any person who is or has been during the Restriction Period a customer or client of any Group Company for the purpose of offering to such person any goods or services similar to or competing with any of the businesses conducted by any Group Company (including but not limited to the Business) at any time during the Restriction Period;

(c)                                  during the Restriction Period, solicit or entice away, or endeavour to solicit or entice away, any employee or officer of any Group Company; and

(d)                                 at any time disclose to any person, or use for any purpose, any information concerning the business, accounts, finance, transactions or intellectual property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies.

For purpose of this Section, “Associate” means, in relation to an individual, his spouse, his child or step-child, any of his other direct family members, or any person acting under his instructions (pursuant to an agreement or arrangement, formal or otherwise) and any person or entity directly or indirectly controlled by him.

5.17.                     Sole Business. The Founders shall devote all of his or her professional time to attend to the business of the Group Companies and shall not seek or engage in any other business or endeavors prior to the Qualified IPO, unless with prior written approval of the Board of the Directors.

5.18.                     Additional Covenants. Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of any of the Group Companies shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the Closing without the prior written consent of the Investors, except that the Group Companies may carry on its respective business in the same manner as heretofore and

17

may pass resolutions or enter into contracts for so long as they are effected in the ordinary course of business.

If at any time before the Closing, any of the Group Companies or Seller Parties comes to know of any material fact or event which:

(a)                                 is in any way materially inconsistent with any of the representations and warranties given by any Seller Party, and/or

(b)                                 suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or

(c)                                  might affect the willingness of a reasonable investor in making a prudent decision to purchase the Purchased Shares or the amount of consideration which the Investors would be prepared to pay for the Purchased Shares, such Seller Party shall give immediate written notice thereof to the Investors in which event the Investors may within five (5) business days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investor may have under this Agreement or applicable law. If this Agreement is terminated in the event of (a) or (b) above, or in the event of (c) above when such fact or event is caused by the Company, each Seller Party shall jointly and severally indemnify the Investors against all costs, charges and expenses incurred by it in connection with the negotiation, preparation and termination of this Agreement, the Shareholders Agreement and the Ancillary Agreements.

5.19.                     Employee Matters. The WFOE and the Operating Companies shall comply with all applicable PRC labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

5.20.                     The WFOE and the Operating Companies shall comply with all applicable PRC anti unfair competition laws and regulations in all material respects, including without limitation, the WFOE and the Operating Companies shall not use the business or technical information from the employees’ former employers.

5.21.                     Tax Matters. The WFOE and the Operating Companies shall comply with all applicable PRC tax laws and regulations in all material respects, including without limitation, laws and regulations pertaining to income tax, value added tax and business tax.

5.22.                     Amendment to SAFE Registration. As soon as practicable but in any event within two (2) months after the Closing, the Founders shall duly obtain the requisite registrations and approvals required under the SAFE Circular with respect to the changes in their direct or indirect shareholding in the Company.

6.                                      CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT THE CLOSING.

The obligation of each Investor to purchase the Purchased Shares at the Closing is subject to the fulfillment, to the satisfaction of such Investor (or waiver thereof by such Investor) on or prior to the Closing Date, of the following conditions:

6.1.                            Representations and Warranties True and Correct. The representations and warranties made by the Seller Parties in Section 3 hereof shall be true and correct and

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complete when made, and shall be true and correct and complete as of June 17, 2011 with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

6.2.                            Performance of Obligations. Each Seller Party shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

6.3.                            Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

6.4.                            Approvals, Consents and Waivers. Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares at the Closing.

6.5.                            Compliance Certificate. At the Closing, the Seller Parties shall deliver to the Investors certificates, dated the date of the Closing, signed by the director, legal representative of the Seller Parties and the Founders certifying that the conditions specified in Sections 6 have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or conditions of the Group Companies since the date of this Agreement.

6.6.                            Execution of the Shareholders Agreement. The Company shall have delivered to the Investors the Shareholders Agreement, duly executed by the Company and all other parties thereto (except for the Investors).

6.7.                            Register of Members. Each Investor shall have received a copy of the Company’s register of members, certified by the registered agent of the Company as true and complete as of the date of the Closing, updated to show such Investor as the holder of its respective number of Purchased Shares.

6.8.                            Due Diligence. The Investors shall have completed its legal, financial and business due diligence investigation of the Group Companies to its satisfaction.

6.9.                            Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the business, operations or conditions of the Group Companies, taken as a whole, as determined by the Investors at their sole discretion.

6.10.                     Approval by Investment Committee. The Investors shall have received approvals, if required, by its investment committee for entering into the transactions contemplated hereunder.

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7.                                      CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations of the Company under this Agreement with respect to each Investor are subject to the fulfillment, on or prior to the Closing Date, of the following conditions (or waiver thereof by the Company):

7.1.                            Representations and Warranties. The representations and warranties of the Investor contained in Section 4 hereof shall be true and correct as of the Closing Date.

7.2.                            Payment of Purchase Price. The Investor shall have delivered to the Company the Purchase Price in accordance with Section 1.2 and 1.3.

7.3.                            Execution of Shareholders Agreement. The Investors shall have executed and delivered to the Company the Shareholders Agreement.

8.                                      MISCELLANEOUS.

8.1.                            Indemnity. Each Seller Party shall, jointly and severally, indemnify the Investors against any reduction in value of the Company’s or the Group Companies’ assets, any increase in their liabilities, any dilution of the Investors’ interests in the Company or any diminution in the value of the Investors’ interests in the Company as a result of (i) any breach or violation of any representation or warranty made by any Group Company or the Founders, including without limitation the Financial Statements; (ii) any breach by any Group Company or the Founders of any covenant or agreement contained herein, including without limitation claims by tax authorities against the Company; (iii) any failure by any Group Company to comply with the applicable PRC labor laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions; and (iv) any failure by any Group Company to comply with the applicable PRC laws regarding anti unfair competition. Notwithstanding the foregoing sub-clause (i) to (iv), if the Company can prove, to the Investors’ satisfaction, within 14 days after the occurrence of a breach of any covenant or agreement contained herein, that such breach is the sole responsibility of the Founders, then only the Founders, not the Company, shall bear the indemnification obligation. If the Investors believe that it has a claim that may give rise to an indemnity obligation hereunder, it shall promptly notify the Seller Party stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted.

8.2.                            Calculation of Losses of the Investors. Each of the Seller Parties agrees that in assessing the amount of damages for a breach of representations and warranties, covenants and agreements under this Agreement, there shall be taken into account that: (i) in calculating the loss or damage that the Investors may suffer as a result of any claim made by the Investors under this Agreement, any payment made by the Company to reimburse the Investors for its losses will in itself diminish the value of the Investors’ investment in the Company and, accordingly, such payment should be taken into account in calculating the Investors’ loss or damage; and (ii) the Investors shall be entitled to be compensated for, but not limited to, the decrease in value (including loss of bargain) of all Series A-2 Preferred Shares or Ordinary Shares arising from conversion thereof held by the Investors as a result of any inaccuracy or breach of representations and warranties, covenants and agreements or breach of any other provision of this Agreement.

8.3.                            Founders’ Guarantee. In consideration of the Investors entering into this Agreement, (a) the Founders hereby unconditionally and irrevocably guarantees, as

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primary obligor and not merely a surety, to the Investors the due and punctual performance and observance by the Group Companies, and (b) the Founders hereby unconditionally and irrevocably guarantees, as primary obligor and not merely a surety, to the Investors the due and punctual performance and observance by each of the Group Companies, of all its respective obligations, commitments, undertakings, warranties, indemnities and covenants under or pursuant to the Transaction Documents, and agrees to fully and unconditionally indemnify the Investors against all losses, damages, costs and expenses (including legal costs and expenses) which the Investors may suffer through or arising from any breach by any of the Group Companies. The liability of the Group Companies as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement, or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

8.4.                            Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China, as to matters within the scope thereof and without regard to its principles of conflicts of laws.

8.5.                            Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

8.6.                            Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Seller Parties without the written consent of the Investors.

8.7.                            Entire Agreement. This Agreement, the Shareholders Agreement, any Ancillary Agreements, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.8.                            Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit D hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit D; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit D with next business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement

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the addresses given above, or designate additional addresses, for purposes of this Section 8.8 by giving, the other parties written notice of the new address in the manner set forth above.

8.9.                            Amendments. Any term of this Agreement may be amended or waived only with the written consent of all the Seller Parties and the Investors.

8.10.                     Waivers. Each of the Seller Parties, by executing this Agreement, hereby waives any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares.

8.11.                     Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Seller Party or Investors, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Seller Party or Investors, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Seller Party or Investors of any breach of default under this Agreement or any waiver on the part of any Seller Party or Investors of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Seller Parties and the Investors shall be cumulative and not alternative.

8.12.                     Finder’s Fees. Each party represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

8.13.                     Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to sections and exhibits of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

8.14.                     Counterparts. This Agreement may be executed (including facsimile signature) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.15.                     Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use

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best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

8.16.                     Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 6 of the Shareholders Agreement, which shall mutatis mutandis apply.

8.17.                     Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.18.             Dispute Resolution.

(a)                                 Negotiation between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 8.18(b) shall apply.

(b)                                 Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules.

8.19.                     Force Majeure. Force Majeure means any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care, which includes acts of nature, earthquake, fire, war, acts of governments. If either of the parties is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, neither party shall be responsible for any damage, increased costs or loss which the other party may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Agreement.

8.20.                     Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

8.21.                     Termination. This Agreement may be terminated by the Company on or after July 20, 2011, by written notice to the Investors, if the Closing has not occurred on or prior to such date. Such termination under this Section 8.21 shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable law.

[THE SPACE BELOW HAS BEEN INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year First above written.

THE GROUP COMPANIES:

SIGNATURE PAGE TO SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SIGNATURE PAGE TO SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective dul; authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

SIGNATURE PAGE TO SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

SIGNATURE PAGE TO SERIES A-2 PREFERRED SHARE PURCHASE AGREEMENT

Schedule A

Founders

Name	ID/ Passport No.
(Xu Maodong)	420106196712023614
(Xu Tianqing)	372802196001252912
(Wu Jianguang)	110101197410262556
(Wu Mingdong)	710541464 (US Passport)
(Chen Yan)	320102197109203245
(Wei Jinghan)	420106196804053626
(Liu Hanyu)	371100197510156817
(Deng Kangming)	110107196601311111
(Tong Jiawei)	320106196403081219
(Lv Guangyu)	510221197112130438
(Wang Yunming)	370628197811270034
(Liu Chuanjun)	371323198208236912
(Chen Zhong)	E0026775K
(Singapore Passport)
(Lin Pingping)	130928198409231324
(Pan Guozhang)	372923198306285615

Schedule B

Investors

Name of Investors	Number of Series A-2 Preferred Shares	Purchase Price
Besto Holdings Limited	5,133,947	US$5,000,000
David Tse Young Chou	1,026,789	US$1,000,000
Zhang Yongming	7,923,246	US$7,716,526 (by investment of RMB equivalent to Wowo Tuan)
Lin Xiangqing	4,398,225	US$4,283,474 (by investment of RMB equivalent to Wowo Tuan)
TOTAL	18,482,207	US$18,000,000

LIST OF EXHIBITS

Exhibit A       Restated Articles

Exhibit B       Disclosure Schedule

Exhibit C       Amended and Restated Shareholders Agreement

Exhibit D       Notices

EXHIBIT A

Restated Articles

EXHIBIT B

Disclosure Schedule

EXHIBIT C

Amended and Restated Shareholders Agreement

EXHIBIT D

Notices

To: Group Companies and the Founders

Attention:	Wu Mingdong
Address:	North American International Business Center, No. 108 Yi, Beiyuan Road, Chaoyang District, Beijing, PRC
Tel:	86 10 6266 8858
Fax:	86 10 6266 8866

To:	Besto Holdings Limited

Attention:	Xiao Wei Hong
Address:	66/F, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong
Tel:	852 3711 0360
Fax:	852 2169 0970

To:	David Tse Young Chou

Address:	Apt 34C, 3 Kennedy Road, Mid-Levels, Hong Kong
Tel:	852 9187 7027

To:	Lin Xiangqing

Address:	B1 Villa, Hongqiao State Guest Hotel, No. 1591 Hongqiao Road, Changning District Shanghai
Tel:	86 21 6275 8228
Fax:	86 21 6275 9996

To:	Zhang Yongming

Address:	16F, Tower B, Investment Plaza, No.27 Financial Revenue, Xicheng District, Beijing
Tel:	86 10 6621 3636
Fax:	86 10 6621 3636

Exhibit 10.20

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of 4,August 2011 by and among:

1.                           Wowo Limited, a company organized and existing under the laws of the Cayman Islands (the “Company”);

2.                           Wowo Group Limited, a company organized and existing under the laws of the British Virgin Islands (the “Wowo Group”);

3.                           Wowo Holding Limited, a company organized and existing under the laws of Hong Kong (the “HK Co.”);

4.                           Beijing Wowo Shi Jie Information Technology Co., Ltd. , a limited liability company organized and existing under the laws of the PRC, as the wholly-owned subsidiary of the HK Co. (the “WFOE”);

5.                           Beijing Wowo Tuan Information Technology Co., Ltd. , a limited liability company organized and existing under the laws of the PRC (the “Wowo Tuan”);

6.                           Beijing Kai Yi Shi Dai Network Technology Co., Ltd. , a limited liability company organized and existing under the laws of the PRC (the “Kai Yi Shi Dai” );

7.                           Beijing Yi You Bao Information Technology Co., Ltd. , a limited liability company organized and existing under the laws of the PRC (the “Yi You Bao” );

8.                           Each of the individuals and/or their holding companies listed on Schedule A attached hereto (each such individual, a “Founder”, and collectively, the “Founders”; each such holding company, a “Founder Holding Company”, and collectively, the “Founder Holding Companies”);

9.                           The entities and persons and/or their holding companies as set forth in Schedule B attached hereto (each, a “Non-Management Ordinary Shareholder”, and collectively, the “Non-Management Ordinary Shareholders”);

10.                    The entities as set forth in Schedule C attached hereto (each, a “Series A-1 Investor”, and collectively, the “Series A-1 Investors”);

11.                    The entities and persons as set forth in Schedule D attached hereto (each, a “Series A-2 Investor”, and collectively, the “Series A-2 Investors”).

The Company, Wowo Group, HK Co., WFOE, Wowo Tuan, Kai Yi Shi Dai, Yi You Bao and their direct or indirect subsidiaries are referred to collectively herein as the “Group Companies”, and each, a “Group Company”. Wowo Tuan, Kai Yi Shi Dai, Yi You Bao and their direct or indirect subsidiaries are referred to collectively herein as the “Operating

Companies”, and each, an “Operating Company”. The Series A-1 Investors and Series A-2 Investors are referred to collectively herein as the “Investors”, and each, an “Investor”.

RECITALS

A.                                    Wowo Group, HK Co., WFOE, Wowo Tuan, Kai Yi Shi Dai, Yi You Bao, the Founders, the Investors and other parties thereto entered into an Amended and Restated Shareholders Agreement regarding the rights and obligations of the shareholders of Wowo Group as of July 5, 2011 (the “BVI Shareholders Agreement”).

B.                                    The existing shareholders of Wowo Group have agreed to sell all the outstanding shares of Wowo Group to the Company in consideration for certain number of ordinary shares of the Company, par value US$0.00001 per share (the “Ordinary Shares”), certain number of convertible redeemable series A-1 preferred shares of the Company, par value US$0.00001 per share (the “Series A-1 Preferred Shares”), and certain number of convertible redeemable series A-2 preferred shares of the Company, par value US$0.00001 per share (the “Series A-2 Preferred Shares”, and together with the Series A-1 Preferred Shares, the “Preferred Shares”), on the terms and conditions set forth in that certain Share Exchange Agreement Relating to Wowo Group Limited dated as of 4 August, 2011 by and among the Company, the existing shareholders of Wowo Group and other parties thereto( the “Share Exchange Agreement”).

C.                                    The execution and delivery of this Agreement by the parties hereto and the substitution of the BVI Shareholders Agreement by this Agreement in its entirety shall be a condition precedent to the consummation of the transactions contemplated thereunder.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      INFORMATION RIGHTS; BOARD REPRESENTATION.

1.1.                            Information and Inspection Rights.

(a)                                 Information Rights. The Group Companies covenants and agrees that, commencing on the date of this Agreement, for so long as any Preferred Shares are outstanding, the Group Companies shall deliver to each holder of the Preferred Shares:

(i)                  audited annual consolidated financial statements within ninety (90) days after the end of each fiscal year, prepared in accordance with the United States generally accepted accounting principles (“US GAAP”) and audited by an reputable accounting firm mutually agreed upon by the Company and holders of a majority of the Preferred Shares;

(ii)               unaudited quarterly consolidated financial statements within thirty (30) days after the end of each fiscal quarter, prepared in accordance with US GAAP;

(iii)            unaudited monthly consolidated financial statements, within fifteen (15) days of the end of each month;

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(iv)           an annual capital expenditure and operations budget and strategic plan for the approval of the board of directors of the Company (the “Board”) for the following fiscal year, within thirty (30) days prior to the end of each fiscal year;

(v)              copies of all documents or other information relating to the Group Companies sent to any shareholder;

(vi)           upon the written request by any holder of Preferred Shares, such other information as such holder of Preferred Shares shall reasonably request from time to time (the above rights, collectively, the “Information Rights”). All financial statements to be provided to the holders of Preferred Shares pursuant to this Section 1.1(a) shall include an income statement, a balance sheet and a cash flow statement for the relevant period as well as for the fiscal year to-date and shall be prepared in conformance with US GAAP.

(b)                                 Inspection Rights. Each of the Group Companies further covenants and agrees that, commencing on the date of this Agreement, for so long as any Preferred Shares are outstanding, each holder of Preferred Shares shall have (i) the right to inspect facilities, records and books of the Group Companies at any time during regular working hours upon reasonable prior notice to the Group Companies, and (ii) the right to discuss the business, operations and conditions of the Group Company with their respective directors, officers, employees, accountants, legal counsel and investment bankers (the “Inspection Rights”).

(c)                                  Termination of Rights. The Information Rights and Inspection Rights shall terminate upon a firm commitment underwritten public offering of the Ordinary Shares, par value US$0.00001 per share, of the Company in the United States, that has been registered under the Securities Act, as amended from time to time, including any successor statutes, with aggregate proceeds to the Company no less than US$100,000,000, or in a similar public offering of the Ordinary Shares of the Company in Hong Kong, the PRC or another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange; provided that such offering satisfies the foregoing gross proceeds requirement and is subject to the prior written approval of the holders of at least a majority of the Preferred Shares.

(d)                                 Permitted Disclosure. The holders of Preferred Shares shall be entitled to disclose the information acquired under the Information Rights and Inspection Rights to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, partners, shareholders or investors.

1.2.                            Board of Directors. The Amended and Restated Memorandum and Articles of Association of the Company (the “Restated Articles”) shall provide that the Board shall consist of four (4) members, which number of members shall not be changed except pursuant to an amendment to the Restated Articles. Effective from the date hereof, (i) CDH Barley Limited shall be entitled to appoint and remove one (1) director (“CDH Director”); and (ii) the holders of the Ordinary Shares shall be entitled to appoint and remove three (3) directors.

A Board meeting is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than three

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(3) directors, which shall include the CDH Director. Notwithstanding the foregoing, if within three (3) hours from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place and, if at the adjourned meeting a quorum is not present within three (3) hours from the time appointed for the meeting, any three (3) directors present shall be a quorum.

1.3.                            Compensation Committee, and Audit Committee. The Company shall set up a compensation committee (the “Compensation Committee”), and an audit committee (the “Audit Committee”) (collectively, the “Committees”) at the time determined by the Board (including the affirmative vote of the CDH Director). The Compensation Committee shall be responsible for evaluating, recommending to the Board for action and administering all matters related to the Company’s annual compensation and/or bonus plan, share option plan, and employee related compensation matters. The Audit Committee shall be responsible for internal audit and nomination of auditors for the Company.

1.4.                            Observer Rights. If at any time Zero2IPO China Fund II L.P. or Lin Xiangqing is not entitled to appoint a director to the Company’s Board, each of Zero2IPO China Fund II L.P. and Lin Xiangqing is entitled to appoint a representative to attend all meetings of its Board and all subcommittees of the Board, in a nonvoting observer capacity and, in this respect, shall give such representatives copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representatives shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representatives from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, result in disclosure of trade secrets, or a conflict of interest, or if such shareholder or its representatives is a competitor of the Company.

2.                                      REGISTRATION RIGHTS.

2.1.                            Applicability of Rights. The Holders (as defined below) shall be entitled to the following rights with respect to any proposed public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in Hong Kong or any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

2.2.                            Definitions. For purposes of this Section 2:

(a)                                 Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(b)                                 Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any Preferred Shares, (2) any Ordinary Shares issued (or issuable upon the conversion or

4

exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares, (3) any other Ordinary Shares of the Company owned or hereafter acquired by the holder(s) of Preferred Shares. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not validly assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c)                                  Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then Outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Preferred Shares then issued and outstanding, or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(d)                                 Holder. For purposes of this Section 2, the term “Holder” means any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(e)                                  Form F-3. The term “Form F-3” means such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)                                   SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(g)                                  Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for all the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(h)                                 Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 and 2.5 hereof.

(i)                                     Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

2.3.                            Demand Registration.

(a)                                 Request by Holders. If the Company shall, at any time after the earlier of (i) the fifth (5th) anniversary of the date of this Agreement or (ii) six (6) months following the closing of a Qualified IPO, receive a written request from the Holders of at least 20% of the Registrable Securities then outstanding that the Company file a registration

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statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a). The Company shall be obligated to effect no more than three (3) registrations pursuant to this Section 2.3. For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction. In addition, “Form F-3” shall be deemed to refer to Form S-3 or any comparable form under the U.S. securities laws in the condition that the Company is not at that time eligible to use Form F-3.

(b)                                 Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each such Holder requesting registration; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation,

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all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that at least twenty-five percent (25%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)                                  Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

2.4.                            Piggyback Registrations.

(a)                                 The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)                                 Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the

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managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each Holder requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)                                  Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5.                            Form F-3. In case the Company shall receive from any Holder or Holders of 20% of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)                                 Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)                                 Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(i)                                     if Form F-3 is not available for such offering by the Holders;

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(ii)                                  if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$ 500,000 ;

(iii)                               if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such ninety (90) day period;

(iv)                              if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4(a); or

(v)                                 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c)                                  Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

(d)                                 Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.5 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.3(b) shall apply to such registration.

2.6.                            Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3; provided further, however, that if at the

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time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.7.                            Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)                                 Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)                                 Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)                                  Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)                                 Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)                                  Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

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(f)                                   Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)                                  Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.8.                            Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.9.                            Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(a)                                 By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)                                     any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

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(ii)                                  the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)                               any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b)                                 By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

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(c)                                  Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)                                 Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)                                  Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying

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party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10.                     Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Sections 2.3, 2.4 or 2.5 after the second (2nd) anniversary of the Qualified IPO, or, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

2.11.                     No Registration Rights to Third Parties. Without the prior written consent of the holder(s) of at least 50% of the Preferred Shares then outstanding (calculated on an as-converted basis), the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

2.12.                     Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a)                                 Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)                                 File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)                                  So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

2.13.                     Market Stand-Off. Each party agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise

14

transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed 180 days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The Company shall use commercially reasonable efforts to take all steps to shorten such lock-up period. The foregoing provision of this Section 2.13 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all other shareholders of the Company enter into similar agreements, and if the Company or any underwriter releases any other shareholder from his, her or its sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities to execute prior to a Qualified IPO a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.13.

3.                                      RIGHT OF PARTICIPATION.

3.1.                            General. Each holder of Preferred Shares or their permitted transferees to which rights under this Section 3 have been duly assigned in accordance with Section 5 (hereinafter referred to as a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

3.2.                            Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares held by all of the Participation Rights Holders (calculated on a fully-diluted and as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

3.3.                            New Securities. “New Securities” shall mean any Preferred Shares, Ordinary Shares or other voting shares of the Company and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a)                                 any Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans approved by the Board of the Company;

(b)                                 any Ordinary Shares issused upon the conversion of Preferred Shares;

(c)                                  any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

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(d)                                 any securities issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constituted a New Security;

(e)                                  any securities issued pursuant to a Qualified IPO; or

(f)                                   any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity.

3.4.                            Procedures.

(a)                                 First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have twenty (20) business days from the date of receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such twenty (20) business day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b)                                 Second Participation Notice; Oversubscription. If any Participating Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participating Rights Holders who exercised their Right of Participation (the “Right Participants”) in accordance with subsection (a) above. Each Right Participant shall have five (5) business days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within in two (2) business days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy

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such number of New Securities as determined by the Company pursuant to this Section 3.4 and the Company shall so notify the Right Participants within fifteen (15) business days following the date of the Second Participation Notice.

3.5.                            Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within twenty (20) days following the issuance of the First Participation Notice, the Company shall have ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

3.6.                            Termination. The Right of Participation for each Participation Rights Holder shall terminate upon a Qualified IPO.

4.                                      TRANSFER RESTRICTIONS.

4.1.                            Certain Definitions. For purposes of this Section 4, “Ordinary Holder” means a holder of the Company’s outstanding Ordinary Shares and its permitted assignees to whom their rights under this Section 4 have been duly assigned in accordance with this Agreement; “Preferred Shareholder” means a holder of any Preferred Shares or any Ordinary Shares issued pursuant to the conversion thereof; “Restricted Shares” means any of the Company’s Ordinary Shares or other securities now owned or subsequently acquired by an Ordinary Holder.

4.2.                            Sale of Restricted Shares; Notice of Sale. Subject to Section 4.7 of this Agreement, if an Ordinary Holder (the “Selling Shareholder”) proposes to sell or transfer any Restricted Shares held by it, then the Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to each Preferred Shareholder and the Company prior to such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of the Company’s securities to be sold or transferred (the “Offered Shares”), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

4.3.                            Right of First Refusal.

(a)                            Preferred Shareholders’ Option. Each Preferred Shareholder shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Preferred Shareholders within twenty (20) days after receipt of the Transfer Notice (the “Preferred Share First Refusal Period”), to elect to purchase all or any part of its pro rata share of the Offered Shares equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such Preferred Shareholder at the time of the transaction and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) owned by all the Preferred Shareholders at the time of the transaction, at the same price and subject to the same terms and conditions as

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described in the Transfer Notice. To the extent that any Preferred Shareholder does not exercise its right of first refusal to the full extent of its pro rata share of the Offered Shares, the Selling Shareholder and the exercising Preferred Shareholders shall, at the exercising Preferred Shareholders’ sole discretion, within five (5) days after the end of the Preferred Share First Refusal Period, make such adjustment to the pro rata share of the Offered Shares of each exercising Preferred Shareholder so that any remaining Offered Shares may be allocated to those Preferred Shareholders exercising their rights of first refusal on a pro rata basis.

(b)                            Action Required. Any Preferred Shareholder shall not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within the Preferred Share First Refusal Period, to purchase up to all, or all of its pro rata share, of the Offered Shares.

(c)                             Expiration Notice. Within seven (7) days after expiration of the Preferred Share First Refusal Period, the Company will give written notice (the “First Refusal Expiration Notice”) to the Selling Shareholder specifying either (i) that all of the Offered Shares were subscribed by the Preferred Shareholders, or (ii) that the Preferred Shareholders have not subscribed for all of the Offered Shares, in which case the First Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares for the purpose of their co-sale rights described in Section 4.4 below.

(d)                            Purchase Price. The purchase price for the Offered Shares to be purchased by the Preferred Shareholders exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth in Section 4.3(e). If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Preferred Shareholders, the Company and the Selling Shareholder, absent fraud or error.

(e)                             Payment. Payment of the purchase price for the Offered Shares purchased by the Preferred Shareholders shall be made within ten (10) days following the date of the First Refusal Expiration Notice. Payment of the purchase price will be made by wire transfer or check as directed by the Selling Shareholder.

(f)                              Rights of a Selling Shareholder. If any Preferred Shareholder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by such Preferred Shareholder, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from such Preferred Shareholder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to such Preferred Shareholder.

(g)                             Application of Co-Sale Rights. If the Preferred Shareholders have not elected to purchase all of the Offered Shares, then the sale of the remaining Offered Shares will become subject to the co-sale rights set forth in Section 4.4 below.

4.4.                            Co-Sale Rights. To the extent that the Preferred Shareholders have not exercised their right of first refusal with respect to all the Offered Shares, then each

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holder of Preferred Shares who has not exercised any of its right of first refusal with respect to the Offered Shares shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other holder of Preferred Shares (the “Co-Sale Notice”) within twenty (20) days after receipt of the First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Company securities (on both an absolute and an as-converted basis) that such participating holder of Preferred Shares wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such holder of Preferred Shares. To the extent one or more of the holders of Preferred Shares exercise such right of participation in accordance with the terms and conditions set forth below, the number of Offered Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The co-sale right of each holder of Preferred Shares shall be subject to the following terms and conditions:

(a)                                 Co-Sale Pro Rata Portion. Each holder of Preferred Shares may sell all or any part of that number of Ordinary Shares (on an as-converted basis) held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by the holder of Preferred Shares at the time of the sale or transfer and the denominator of which is the total combined number of Ordinary Shares (on an as-converted basis) at the time owned by all holders of Preferred Shares who elect to exercise their co-sale rights and the Selling Shareholder (the “Co-Sale Pro Rata Portion”).

(b)                                 Transferred Shares. Each participating holder of Preferred Shares shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i)                                     the number of Ordinary Shares which such holder of Preferred Shares elects to sell;

(ii)                                  that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such holder of Preferred Shares elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such holder of Preferred Shares shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in Subsection 4.4(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii)                               a combination of the above.

(c)                                  Payment to Holders of Preferred Shares. The share certificate or certificates that the participating holder of Preferred Shares delivers to the Selling Shareholder pursuant to Section 4.4(b) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such holder of Preferred Shares that portion of the sale proceeds to which such holder of Preferred Shares is entitled by reason of its participation in such sale. To the

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extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase any shares or other securities from a holder of Preferred Shares exercising its co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Offered Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such holder of Preferred Shares.

4.5.                            Right to Transfer. To the extent the Preferred Shareholders do not elect to purchase, or to participate in the sale of, the Offered Shares subject to the Transfer Notice pursuant to Sections 4.3 and 4.4, the Selling Shareholder may, not later than one hundred and twenty (120) days following delivery to each of the Preferred Shareholders and the Company of the Transfer Notice, conclude with such other person a transfer of the Offered Shares covered by the Transfer Notice and not elected to be purchased by the Preferred Shareholders, which in each case shall be on the same or higher price as set out in the Transfer Notice and on substantially the same terms and conditions as those described in the Transfer Notice. Any proposed transfer on terms and conditions which are materially different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Offered Shares by the Selling Shareholder, shall again be subject to the right of first refusal and the co-sale right of the Preferred Shareholders, as the case may be, and shall require compliance by the Selling Shareholder with the procedures described in Section 4.3 and Section 4.4 of this Agreement.

4.6.                            Exempt Transfers. Notwithstanding anything to the contrary contained herein, the right of first refusal and co-sale rights of the Preferred Shareholders shall not apply to (a) any sale or transfer of Ordinary Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of good faith employment or consulting relationship; and (b) any transfer to the parents, children or spouse, or to trusts for the benefit of such persons, of any Ordinary Holder for bona fide estate planning purposes (each transferee pursuant to the foregoing clauses (a) and (b), a “Permitted Transferee”); provided that adequate documentation therefor is provided to the Preferred Shareholders and the Company to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor; provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder.

4.7.                            Prohibited Transfers.

(a)                                 Notwithstanding anything to the contrary contained herein, except for transfers by the Ordinary Holders to Permitted Transferees as provided in Section 4.6 above, none of the Ordinary Holders or their Permitted Transferees shall, without the prior written consent of the holders of a majority of Preferred Shares, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any Company securities now held by him to any person.

(b)                                 Any attempt by a party to sell or transfer Restricted Shares in violation of this Section 4 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the prior written consent of the holders of a majority of the Preferred Shares.

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4.8.                            Legend.

(a)                                 Each certificate representing the Restricted Shares shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b)                                 Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.8(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 4.

4.9.                            Restriction on Indirect Transfers. Notwithstanding anything to the contrary contained herein, without the prior written consent of the holders of a majority of Preferred Shares:

(a)                                 The transfer restrictions herein shall not be capable of being avoided by the holding of Restricted Shares indirectly through a company or other entity that can itself be sold or transferred in order to dispose of an interest in Restricted Shares free of such restrictions. Any transfer or other disposal of any shares (or other interest) resulting in any change in the control of an Ordinary Holder or of any company (or other entity) having control over an Ordinary Holder shall be treated as being a transfer of the Restricted Shares held by such Ordinary Holder, and the provisions of this Section 4 shall thereupon apply in respect of the Restricted Shares so held.

(b)                                 Each of the Founders shall not, and shall not cause or permit any other person to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held or controlled by him in the Operating Companies to any person. Any transfer in violation of this Section 4.9(b) shall be void and the Operating Companies hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such equity interest without the prior written consent of the holders of a majority of Preferred Shares.

(c)                                  The Operating Companies shall not, and each of the Founders shall cause the Operating Companies not to, issue to any person any equity securities of the Operating Companies or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of the Operating Companies.

4.10.                     Guarantees by the Founders. The Founder hereby unconditionally and irrevocably guarantees and warrants, as primary obligor and not merely a surety, to each of the Investors the due and punctual performance and obligations of the Founder Holding Companies and the Group Companies under this Agreement and of all its respective obligations, commitments, undertakings, warranties, indemnities and covenants under or pursuant to this Agreement and agrees to fully and unconditionally indemnify each of the

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Investors against all losses, damages, costs and expenses (including legal costs and expenses) which any of the Investors may suffer through or arising from any breach by the Founder Holding Companies and the Group Companies. The liability of the Founder Holding Companies and the Group Companies as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement, or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

4.11.                     Term. The provisions under this Section 4 shall terminate upon the closing of a Qualified IPO.

5.                                      ASSIGNMENT AND AMENDMENT.

5.1.                            Assignment and Amendment. Notwithstanding anything herein to the contrary:

(a)                                 Information Rights; Registration Rights. The Information Rights and Inspection Rights under Section 1.1 may be assigned to any holder of Preferred Shares; and the registration rights of the Holders under Section 2 may be assigned to any Holder or to any person acquiring Registrable Securities; provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided, further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.

(b)                                 Right of Participation; Right of First Refusal; Co-Sale Right. The rights of the holders of Preferred Shares under Sections 3 and 4 are fully assignable in connection with a transfer of Preferred Shares or Ordinary Shares converted therefrom; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the holders of Preferred Shares stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided, further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

5.2.                            Amendment of Rights. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to any Group Company, only by such Group Company; (ii) as to any Founder, only by such Founder; (iii) as to the holders of Preferred Shares, by persons or entities holding more than a majority of the Preferred Shares (calculated on an as-converted basis); provided, however, that any holder of Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holder(s) of Preferred Shares; and (iv) as to the holders of Ordinary Shares, by persons or entities holding a majority of the Ordinary Shares; provided, however, that any holder of Ordinary Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Ordinary Shares. Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon each Group Company, each Founder, each holder of Ordinary Shares and each holder of Preferred Shares.

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6.                                      CONFIDENTIALITY AND NON-DISCLOSURE.

6.1.                            Disclosure of Terms. The terms and conditions of this Agreement and the Purchase Agreement, and all exhibits attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

6.2.                            Press Releases, Etc. Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by each Investor. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without all the Investors’ prior written consent.

6.3.                            Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities have the need to know such information and are subject to appropriate nondisclosure obligations. Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investor.

6.4.                            Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and the Purchase Agreement, any of the exhibits attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 6, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

6.5.                            Other Information. The provisions of this Section 6 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

6.6.                            Notices. All notices required under this section shall be made pursuant to Section 8.1 of this Agreement.

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7.                                      PROTECTIVE PROVISIONS.

7.1.                            Shareholders Approval. In addition to such other limitations as may be provided in the Companies Law, Cap. 22 (Laws 3 of 1961, consolidated and revised) of the Cayman Islands, the Restated Articles, the following acts of the Company, shall require the prior written approval of the holders of at least a majority of the then outstanding Preferred Shares (calculated on an as-converted basis), provided, that where such matter is by applicable laws required to be determined by the members of the Company, the consent of the holders of at least a majority of the then outstanding Preferred Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote(s) of the holders of at least a majority of the then outstanding Preferred Shares or by way of a written resolution signed by the holders of at least a majority of the then outstanding Preferred Shares. The term “Company” means, for the purpose of this Section 7, the Company itself as well as any and all the subsidiaries of the Company (including but not limited to the other Group Companies), to the extent and where applicable.

(a)                                 any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares;

(b)                                 any action to authorize, create or issue shares of any class or series of the Company having preferences superior to or on a parity with the Preferred Shares in any aspects including without limitation dividend rights, redemption rights and/or liquidation rights;

(c)                                  any new issuance of any equity or debt securities of the Company, excluding any issuance of Ordinary Shares upon conversion of the Preferred Shares;

(d)                                 any action to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Preferred Shares;

(e)                                  any increase or decrease of the authorized number of Ordinary Shares or Preferred Shares;

(f)                                   any repurchase or redemption of any equity securities of the Company other than pursuant to the redemption right of the holders of Preferred Shares as provided herein;

(g)                                  any amendment of the Restated Articles or other charter documents of the Company;

(h)                                 any merger, acquisition, consolidation or reorganization of the Company with or into any other business entity;

(i)                                     the sale, lease, transfer or other disposition of all or substantially all of the Company’s assets;

(j)                                    enter into any joint venture or partnership other than any strategic alliance not involving any equity or equity-related investment;

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(k)                                 any increase or decrease of the authorized number of the board members of the Company;

(l)                                     the liquidation, dissolution or winding up of the Company;

(m)                             the declaration or payment of a dividend or other distribution on Ordinary Shares or Preferred Shares;

(n)                                 the adoption, amendment, operation and administration of any employee equity incentive plan of any Group Company;

(o)                                 the appointment and removal of any key officer (vice president or above level) of the Company;

(p)                                 the appointment and removal of auditors of the Company or any material change in the accounting and financial policies of the Company;

(q)                                 the incurrence of any security interest, lien or other encumbrance on any assets of the Company;

(r)                                    the approval or any amendments to the business plan and the annual budget of the Company;

(s)                                   the extension by the Company of any loan or guarantee for indebtedness to any third party;

(t)                                    any transaction involving both the Company and its shareholder or any of the Company’s employees, officers, directors or shareholders or any affiliate of a shareholder or any of its officers, directors or shareholders;

(u)                                 any actions or transactions out of the ordinary course of business of the Company; and

(v)                                 the initial public offering of the Company.

8.                                      GENERAL PROVISIONS.

8.1.                            Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit A hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit A; or (d) three (3) business days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit A with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity

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of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.1 by giving the other party written notice of the new address in the manner set forth above.

8.2.                            Entire Agreement. This Agreement, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. Without limiting the generality of the foregoing, this Agreement supersedes, in its entirety, the BVI Shareholders Agreement, which shall be null and void and have no further force or effect whatsoever as of the date of this Agreement. The parties hereto hereby irrevocably waive any and all rights that they may have against any other party under the BVI Shareholders Agreement.

8.3.                            Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China, as to matters within the scope thereof and without regard to its principles of conflicts of laws.

8.4.                            Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

8.5.                            Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

8.6.                            Successors and Assigns. Subject to the provisions of Section 5.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

8.7.                            Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to sections and exhibits of this Agreement.

8.8.                            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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8.9.                            Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

8.10.                     Aggregation of Shares. All Preferred Shares or Ordinary Shares held or acquired by affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

8.11.                     Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated Articles, the terms of this Agreement shall control as between the shareholders only. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated Articles to the fullest extend permissible by law so as to eliminate such inconsistency.

8.12.                     Dispute Resolution.

(a)                                 Negotiation Between Parties; Mediation. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 8.12(b) shall apply.

(b)                                 Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules.

8.13.                     Further Actions. Each shareholder of the Company agrees that it shall use its best effort to enhance and increase the value and principal business of the Company.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

WOWO LIMITED

By:
Name: Xu Maodong
Title: Director

WOWO GROUP LIMITED

By:
Name: Xu Maodong
Title: Director

WOWO HOLDING LIMITED

By:
Name: Xu Maodong
Title: Director

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

Schedule A

Founders

Name	ID/ Passport No.	Holding Company
(Xu Maodong)	420106196712023614	New Field Worldwide Ltd Link Crossing Limited
(Wu Jianguang)	110101197410262556	Jade Investments Ventures Limited
(Wu Mingdong)	710541464 (US Passport)	Mountain Peak Enterprises Limited
(Chen Yan)	320102197109203245	Social Live Holdings Limited
(Wei Jinghan)	420106196804053626	Fortune Plus Worldwide Investments Limited
(Liu Hanyu)	371100197510156817	River Finance Ltd
(Zhang Dong)		Wealthland Holdings Group Limited
(Lv Guangyu)	510221197112130438	Milky Way Development Limited
(Wang Yunming)	370628197811270034	Songlan Ltd
(Liu Chuanjun)	371323198208236912	Conmigo Ltd
(Chen Zhong)	E0026775K (Singapore Passport)
(Lin Pingping)	130928198409231324
(Pan Guozhang)	372923198306285615

Schedule B

Non-Management Ordinary Shareholders

Name	ID/ Passport /Registration No.	Holding Company
(Lv Yonghong)	330722197201163426	NEO Power Ltd
(Hu Xiaoyong)	612430196408170015	FUDE Investments Ltd
(Yang Guang)	230103196307280954	Jade Investments Overseas Limited
(Jiang Yuedong)	321028196406180216	OneNorth Holdings Limited
(Zhang Yongming)	440106197203010397	Tianyou Investment Limited
Golden Bright Global Investment Holdings Limited	BVI Company Number :1407279
Chia Tai Xing Ye Industrial Development Limited	BVI Company Number :1435969

Schedule C

Series A-1 Investors

Name	Number of Preferred Shares
Zero2IPO China Fund II L.P.	5,489,604 Series A-1 Preferred Shares

Schedule D

Series A-2 Investors

Name	Number of Preferred Shares
CDH Barley Limited	30,803,678 Series A-2 Preferred Shares
Zero2IPO China Fund II L.P.	2,053,579 Series A-2 Preferred Shares
Besto Holdings Limited	5,133,947 Series A-2 Preferred Shares
Tianyou Investment Limited	7,923,246 Series A-2 Preferred Shares
David Tse Young Chou	1,026,789 Series A-2 Preferred Shares
Lin Xiangqing	4,398,225 Series A-2 Preferred Shares

EXHIBIT A

Notices

To:	The Group Company and Ordinary Shreholders
Attention:	Wu Mingdong
Address:	North American International Business Center, No. 108 Yi, Beiyuan Road, Chaoyang District, Beijing, PRC
Tel:	86 10 6266 8858
Fax:	86 10 6266 8866

To:	Zero2IPO China Fund II L.P.
Attention:	Chung Wai Chi, Danny
Address:	Room 2101, 21/F Westlands Centre, 20 Westlands Road, Quarry Bay, Hong Kong
Tel:	852 2960 4611
Fax:	852 2960 0185

To:	CDH Barley Limited

Attention:	Ms. Guo Li or Mr. KH Lew
Address:	1503 International Commerce Center,1 Austin Road West, Kowloon, Hong Kong
Tel:	852 3518 8000
Fax:	852 2810 7083

To:	Besto Holdings Limited

Attention:	Xiao Wei Hong
Address:	66/F, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong
Tel:	852 3711 0360
Fax:	852 2169 0970

To:	David Tse Young Chou

Address:	Apt 34C, 3 Kennedy Road, Mid-Levels, Hong Kong
Tel:	852 9187 7027

To:	Lin Xiangqing

Address:	B1 Villa, Hongqiao State Guest Hotel, No. 1591 Hongqiao Road, Changning District Shanghai
Tel:	86 21 6275 8228
Fax:	86 21 6275 9996

To:	Tianyou Investment Limited
Attention:	Zhang Yongming

Address:	16F, Tower B, Investment Plaza, No.27 Financial Revenue, Xicheng District, Beijing
Tel:	86 10 6621 3636
Fax:	86 10 6621 3636

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDER HOLDING COMPANIES:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDER HOLDING COMPANIES:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDER HOLDING COMPANIES:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

Xu Maodong (徐茂栋)

Wu Jianguang(吴剑光)

Chen Yan (陈燕)

Liu Hanyu (刘汉玉)

Wang Yunming(王赟明)

Chen Zhong(陈中)

Pan Guozhang(潘国章)

Zhang Dong (张栋)

Wu Mingdong (吴明东)

Wei Jinghan (韦京汉)

吕广渝(Lv Guangyu)

Liu Chuanjun(刘传军)

Lin Pingping(林萍萍)

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE NON-MANAGEMENT ORDINARY SHAREHOLDERS:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE NON-MANAGEMENT ORDINARY SHAREHOLDERS:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE NON-MANAGEMENT ORDINARY SHAREHOLDERS:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Tianyou Investment Limited

By:
Name:
Title:

Lin Xiangqing

David Tse Young Chou

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

The Ordinary Share Vendor

Signature page to Share Exchange Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

Exhibit 10.21

ONLINE PAYMENT AGREEMENT

Party A: Beijing 55Tuan Information Technology Co., Ltd.

Seal:  Beijing 55Tuan Information Technology Co., Ltd

Address: Silicon Bright City Building 9, No.1, Agricultural University South Road Haidian District, Beijing

Contacter:Shi Qin	Tel: 59065549
Postal Code: 100084	Official Website: www.55.com

Industry/Business Activity: Virtual/network virtual service — other network service

Alipay Application: provide the online capital payment channel on our website and offer more convenient payment function to the customers.

Party B: Alipay.com (China) Co., Ltd

Address: Huaxing Time Square Building 22, Wen San Road, No. 478, Hangzhou City, Zhejiang Province

Contacter: Zhu Zhiming	Tel: 010-59052888-72526 13811312125

Part I Service and charges (Please tick in the square if you need the service type☒)

☒Alipay shortcut service (Alipay account No. which use the service 2088701050275441, Alipay account pay@55.com)

Payment interface		Login type

☒instant credit	☐normal	☐normal login	☒shortcut login
☒advanced
☐secured tranzaction		☐normal login	☐shortcut login
☐double interface		☐normal login	☐shortcut login

Service Charge (Charging depends on the payment interface, login type and fund channel)		Fund channel	Charge standard	Charge type
		☒balance of the alipay account	0.5% of single transaction amount	Instantly deducted from the total transaction amount when the transaction finished; Charged by Party B
		☒online banking	0.5% of single transaction amount
		☒alipay card	0.5% of single transaction amount
		☒network payment	0.5% of single transaction amount
☐shortcut pay of credit
☐large credit card gateway
(add according to the actual occasion)

Memo

☒Online banking payment interface service (Alipay account No. which use the service 2088701050275441, Alipay account pay@55.com)

Service introduction

The service is instant credit type which is suitable for the service standard of instant credit. When apply for the service, Party A can pay for the transaction items with the alipay account No. in use through corresponding online banking function of its bank account available.

Service rules

The service can only choose specified banks. Once Party A has decided the bank type, they can’t change by any technical or non-technical methods without Party B’s written approval. If cause any losses for this reason, Party A should compensate; In the meanwhile, Party B is entitled to stop to supply the service without notifying Party A, the resulted losses should be borne by Party A itself.

Bank type to choose	☐the bank type which Party A choose: bank, bank(append if needed)
☒Bank types which Party B can support subject to the bank type available that Party A pay.

Charge	☐normal online banking interface service	0.2% of single transaction flow	Instantly deducted from the total transaction amount when the transaction finished; Charged by Party B
☒advanced online banking interface service

Internal Large Trading service (Alipay account No. which use the service 2088701050275441, Alipay account pay@55.com)

Service introduction	The service is instant credit trading type. Party A can pay or collect RMB10,000 of single transaction, upper limit is determined by party A.

Service rules	The service applies service rules of instant credit type, and the charge is not according to that the amount actually pay or collect is above RMB10, 000.

Charge	Internal big amount collection service	0- RMB 20,000(not include RMB20,000),RMB0.5/deal; RMB 20,000-50,000 RMB (not include 50,000), RMB1/deal; above RMB 50,000, RMB5/deal	☒Instantly deducted from the total transaction amount when the transaction finished; Charged by Party B
☐Paid by Party B, but Party A should notify the convention clearly before customers pay.

	Internal big amount payment service	0- RMB 20,000(not include RMB20,000),RMB0.5/deal; RMB 20,000-50,000 RMB (not include 50,000), RMB1/deal; above RMB 50,000, RMB5/deal	Instantly deducted from the total transaction amount when the transaction finished; Charged by Party B

☒Bulk payment service (Alipay account No. which use the service 2088701050275441, Alipay account pay@55.com)

Service introduction

Party A submit bulk payment instruction to the software system of “alipay” by interface or internal of alipay website (www.alipay.com, is called “internal” in the contract) to pay many customers (not above 3,000) for transaction items instructed by Party A at one time.

Service type	☒bulk payment to alipay account service		☒bulk payment to online banking service

	☐bulk payment in interface	☒bulk payment in internal of website	☒T+0 payment	☒T+1 payment

Charge	0.2% service charge of single trading flow		Service charge RMB1/deal	Service charge RMB1/deal

Charge type

Party B will charge from the balance of Party A’s account when the transaction finished immediately; If the balance is not enough, the instruction of bulk payment is invalid.

“Party A commit that the fund source of Party A used for bulk payment is one of the following three ways: 1. Online. The fund of company’s bank account (commercial e-banking recharge to alipay account); 2. Offline. Company remit the fund to alipay bank account from bank; 3. The fund gain from online trading by alipay account. If the source of fund is individual online banking, Party B is entitled to suspend the service and collect handling fee 0.2% of recharging amount according to individual online banking. Party A should ensure the validity of the source of fund; or Party B has rights to suspend the service and require Party A to compensate all losses.”

Other appointment

1.                    As Party A applies shortcut payment service of alipay credit card, Party A agrees that Party B freeze RMB      in his signed account as deposit. Party A should transfer the total amount of deposit to his account in 5 days after they sign the contract, and recharge the deposit when get the notice from Party B that the deposit is not enough, or Party B is entitled to deduct the corresponding amount from Party A’s alipay account as deposit.

2.                     Party A commit that use online banking payment interface service provided by Party B within the duration of the contract, in the mean time, set the instant payment interface provided by Party B as preferred and default payment interface. Or Party B is entitled to terminate the contract.

Receivable account of Party B	Bank account	Bank: Merchants Bank, Hangzhou Branch Office Account No.:571904478210901
	Alipay account	sk@alipay.com

Part II Terms of Contract

Article 1  Related definition

Despite of meaning conveyed by the context, the words in the contract mean as below:

1.1       “alipay service”: “alipay” software system and payment as well as collection service appended Party B provided to Party A.

1.2       Alipay account: when Party A use the “alipay service” appointed in the contract, Party B provide unique identification number. Party A can set password, install certificate, make transactions with the “alipay service” and check the detailed financial information of the transaction.

1.3       Business tool interface of alipay: that is the software interface of “alipay” software system developed by Party B. Party A can use “alipay service” in its website after it connects with software system of Party A. Party B will bind Party A’s alipay account which confirmed in the contract; If Party A needs to add new alipay account under the alipay interface, he should apply to system background specified by Party B in written form or with the alipay account email in use, and Party B complete the corresponding interface binding to ensure the security of Party A’s receivable account.

1.4       Instant credit interface: The interface support instant credit trading type. Once payer confirms to pay, the fund send to receiver’s alipay account instantly without intermediary services of Party B. Payer and receiver should bear all the risks and responsibility themselves and solve them.

According to whether the instant credit interface have refund feature that Party B provide for Party A, it can be distinguished to normal instant credit interface (without refund feature) and advanced instant credit interface (with refund feature).

1.5       Advanced instant credit interface/advanced online banking payment interface: In 18 months after completed transactions with its customer, Party A can refund to its customers on the base of original order No. initiatively. When Party A apply the refund feature of interface, the software service charge of refund transaction collected when it completed will not refund and it will not collect any service charge when refund.

1.6       Shortcut payment of credit card: Party A provide related credit card information for system of Party B, while Party B send to corresponding bank to verify or authorize to operate. According to the operation results of bank, the trading process of Party A’s customers paying to Party A or failure transaction complete.

1.7       Transaction flow: single transaction amount count by “Alipay” software system that Party A completed with its selected service type of Alipay service, and it is the basis of charging.  If set up transactions before the contract comes into effect or during the period of validity, and completed after the terminate of the contract, the corresponding transaction amount will not count in the trading flow, but reckon in the transaction flow of renewed contract signed by two parties. If they haven’t renewed the contract, Party A should pay 3% of single transaction amount to Party B for software service charge.

1.8       Party A’s customers: users that register in the website of Party A as a member or trade directly with Party A.

Article 2 Content of Service

2.1 Party B provides the following services for Party A:

2.1.1 Security encryption

Provide Party A for Party B’s service of high quality 128-bit encrypted channel network, specification of information transmission interface, configuration of a secure transport protocol, manage permissions and so on.

2.1.2 “Alipay service”

Provide “alipay” software system for Party A as well as all kinds of payment and collection services between Party A and its customers.

Provide Alipay account for Party A, so that Party A could check its detailed financial information of payment and collection with alipay service online instantly.

2.1.2 Provide online inquiry system

Set up online inquiry function of transaction information and information management of alipay account as well as information inquiry service system for Party A to inquiry online 24 hours a day. The inquiry system should list related time and amount of transactions.

2.2 Special agreement of bulk payment to bank account service

2.2.1 When Party A pay for its customers, if the Party A is an individual (called individual user below), the payment amount of single transaction (single bank account paying to individual users of Party A, hereinafter) is not larger than RMB50,000, the amount which accumulating payment to an individual user bank account is not larger than RMB500,000 a day.

2.2.2                     When the bank audit the bulk payment to bank account service of Party A, Party A should coordinate to supply corresponding voucher required by the bank bear the loss of suspending payment and failure payment caused by auditing.

2.2.3                     “T” in T+0 payment and T+1 payment of bulk payment to bank account service is the day that aplipay software receive the bulk payment instruction sent by Party A, and it must be working day. If it is holidays, the processing time of corresponding bulk payment instruction postpone to the first working day after the holiday. But for using T+0 payments, it is subject to the bank that deal with the business and the two parties confirm after inquiry. “alipay” software system should generate corresponding payment document and send to the bank in the day (T+0 payments)when receive the bulk payment instruction and the morrow (T+1 payment) respectively, and the bank will transfer the money. Party A understand and agree that if the bank account of Party A’s customer is the direct cooperative banks of Party B, Party B should ensure to pay according to the agreement service strictly; if the bank account of Party A’s customer is not the direct cooperative banks of Party B, as for the special nature of data transmission, Party A agree that Party B complete the payment in 5 working days after receive the bulk payment instruction of Party A at latest and Party B don’t have to incur any liability of breach. Whether the completed payment is success or not is subject to the bank statement.

2.2.4                     The bank account of Party A’s customer could be debit card or passbook, but can’t be credit card account. If it is passbook account, it subject to the cooperative bank that support the service.

2.2.5                     Party A commit that subject of the payment is legal, while it will not violate laws and regulations and infringe the interests of any third party. In the meanwhile, Party A should commit that the information in the bulk payment instruction is true, legal and correct, and bear the loss caused by wrong information. If failure payment or postponing payment is caused by wrong information from Party A or bank system, Party B has no responsibility. Party B will not intervene the dispute between Party A and its customers caused by payment instruction of Party A and postponing of corresponding amount and have no responsibility. As for the postponing or failure of payment caused by the bank, Party B should coordinate to process initiatively.

2.2.6                     The current direct cooperative bank of Party B:

Industrial and Commercial Bank of China, China Construction Bank, China Minsheng Bank, Agricultural Bank of China, Shenzhen Development Bank, Bank of Communications, Merchants Bank, Guangdong Development Bank, Industrial Bank, Shanghai Pudong Development Bank. Any relationship alteration between Party B and cooperative bank or readjusting bank business cause nonpayment of Party A’s customers which have the corresponding bank accounts, Party B have no responsibility, but Party B should notify Party A within 3 days after the alteration.

2.3   Special agreement of online banking payment interface service

2.3.1 If Party A select normal online banking payment interface service, once the customer of Party A choose the service to pay, the amount reach to alipay account of Party A instantly (with refund feature), Party A and its customer should bear all the risks and responsibility and solve themselves.

2.3.2  If Party A select advanced online banking payment interface service, that is adding refund feature on the basis of normal online banking payment interface service. Party A could refund the amount to bank account of its customers on the basis of original transaction order no. within 18 months after they completed the transaction. When Party A apply the refund feature of interface, the corresponding refund transaction is still count in the transaction flow when the transaction, Party B will not refund the service charge collected at that time; the refund amount will not reckon in the transaction flow when refund and will not collect any software service charge.

2.3.3                     When the bank audit the bulk payment to bank account service of Party A, Party A should coordinate to supply corresponding voucher required by the bank bear the loss of suspending payment and failure payment caused by auditing.

2.3.4                     When refund in the online banking payment interface service, Party B should refund the amount to bank account of Party A’s customers within 10 days that Party A send the instructions, if it is holidays, the processing time of corresponding refund amount postpone to the first day after the holidays.

2.3.5                     Within the coordinating time, Party A is obliged to take related measures to prevent risks of disposal of stolen goods and cheating by third party (If what the customers of Party A bought is game products, when the payment is above a certain amount o a day, Party A needs to verify manually); Party A should try his best to coordinate the investigation of stolen cards and goods cases as well as provide related information; If the rate of disposal of stolen goods is too high, Party B is entitled to suspend the online banking payment interface without bearing responsibility if they think it is too risky.

Article 3 Rights and obligations

3.1 Rights and obligations of Party A

3.1.1                     Party A should provide but not limit related identification materials and business content documents required by Party B, and notify Party B within 3 working days in written form when it alters.

Party A should bear all the obligations caused by the incorrectness, falseness, untimeliness and incompleteness of above materials (including but not limit misinformation of invoice, can’t develop the business as couldn’t contact, Party B can’t identify the instructions sent by new identification of Party A to operate).

3.1.2                     Party A should bear the responsibility of complaint, rejection, dispute and penalty themselves caused by illegal, false, obsolete or not full and accurate transaction information in its website. If Party B loses for the above, Party A should compensate.

3.1.3                     Party A should accurately describe the content of “alipay” software system and “alipay service” in its website, and guide its customers to hand in service application of “alipay” software system. Party A shouldn’t get service of Party B for others or provide paid or unpaid business service for other websites or enterprises with payment interface provided by Party B in the name of Party A. Party A commit that it doesn’t utilize interface of Party B in the third websites, doesn’t supply interface technique, security agreement and certificates of Party B for the third parties in any way, doesn’t supply business services for the third parties with interface of Party B, but except Party A and holding agents of Party A’s parent.

3.1.4                     Party A should properly keep the alipay account, password and (or) digital certificate provided by Party B, while alipay account, password and (or) digital certificate of Party A is the unique mark that Party B identify its identity and instructions. All operations that use alipay account, password and (or) digital certificate of Party is the operating behavior of Party A(authorized). Losses caused by loss, leakage, stolen of alipay account, password and (or) digital certificate of Party A should be bear by Party A. Any payment instruction that sends from alipay account, password and (or) digital certificate of Party A to “alipay” software system constitutes irrevocable authorized payments instructions, Party B don’t have to bear the responsibility for the behavior of payment according to the instruction and its results.

3.1.5                     Party A agree that Party B is entitled to supply related transaction information to cooperative bank of Party B and government regulatory authorities to audit if necessary, but Party B should notify Party A the name of banks and government regulatory authorities that receive the information and the disclosed transaction information.

3.1.6                     Party A should establish the software program which could cope with “alipay” software system and identify all kinds of transaction payment state information form “alipay” software system to complete the whole transaction process according to the “alipay” software system provided by Party B. The software program includes but not limits the process of order processing, confirmation receipt and supplying services.

3.1.7                     Party A commit that it will obey all laws and regulatory documents and accept to obey alipay service agreement, alipay transaction specification, alipay verification service agreement and related management specifications as well as technical and nontechnical specifications in the process announced in the website of Party B untimely. Party A commit that the transaction performance between Party A and its customers will not violate related laws and regulations, and not violate alipay service agreement and related regulations announced untimelyin the website of Party B and restrictions, notice and introductions in the process of using “alipay service”.

3.1.8                     Party A understand and agree when the insecurity in its website (includes website system) which could affect the interest of Party B or its members, Party B is entitled to require Party A to eliminate the insecurity instantly. If Party A doesn’t eliminate the insecurity after get the notice of Party B, Party B is entitled to terminate the contract unilaterally and doesn’t compensate any losses and bear the liability.

3.1.9                     If credit card non-payment of users of Party A occurred, Party A should provide related voucher required by Party B initiatively, including but not limiting logistic and delivery receipt voucher, detailed address, name and contact information of receiver, product name and amount of the product. If the vouchers provided by Party A are not verified to overthrow the claim of non-payment of Party A’s customer’s claim, Party A must compensate all losses of Party B within 5days after get the notification of Party B

3.1.10              If Party A violate the agreement of the contract and apply the credit card shortcut payment to sales of virtual commodities, Party B is entitled to suspend the credit card shortcut payment service of Party A immediately. Party A must compensate to Party B for the losses caused by the violation of Party A, or Party B is entitled to deduct from the deposit of Party B directly; If the deposit is not enough, Party B is entitled to deduct from the alipay account of Party A directly. In the meantime, If customers of Party A withdraw, the service charge collected in the time of receiving will not refund.

3.1.11              Party A commit that Party A exclusively use the online banking interface service except the payment interface which Party A cooperate with banks directly within the validity of the contract.

3.2                               Rights and obligations of Party B

3.2.1                     Party B takes charge of establishment, operation and management of alipay software system and ensures that Party B will provide Party A for all kinds of services described in Article 2 according to alipay service agreement, alipay transaction specification, alipay verification service agreement announced in its website.

3.2.2                     Party B takes charge of complains about “alipay” software system and handles the disputes arose.

3.2.3                     If Party A notice Party A that its alipay account, password and (or) digital certificate are revealed or used by unauthorized person, Party B should take reasonable measures instantly (including but not limiting freeze Party A’s alipay account and amount in side as well as transactions temporarily) to prevent enlarging of losses. If the losses of Party A enlarge for that Party B doesn’t take measures in time or properly, Party B should compensate to Party A for the enlarging part.

3.2.4                     Party B should set business inquiry and contact information to answer all kinds of doubts in the process of utilizing “alipay service” and solve the problem of data reconciliation and cash flow for two parties timely.

3.2.5                     Party B should ensure that “alipay service” doesn’t violate the laws and regulations.

3.2.6                     Party is entitled to suspend (terminate) providing credit card shortcut payment channel or decrease the payment limit of Party A’s credit card to prevent risks if necessary.

Article 4   charge, settlement and refund

4.1                               When the software service Party A paid to Party B reaches RMB1, 000 or in 15 days that the contract terminate for any reason, Party B should make software service invoice which equals to the amount of software service charge actual paid and send to the “contact address” of Party A in the contract by express.

4.2                               The settlement current is RMB for two parties. The basis of settlement for two parties:

4.2.1 If there are records in “alipay” software system and bank reconciliation certificate, it is subject to the bank reconciliation certificate;

4.2.2 If there are no records in “alipay” software system but in bank reconciliation certificate, it is subject to the bank reconciliation certificate;

4.2.3 If there are records in “alipay” software system but no record in bank reconciliation certificate, it is subject to “alipay” software system.

4.3                               Party A could pay(PayPal) the balance (except freeze amount) of his alipay account to its specified bank account by applying to “alipay” software system, Party B should send the transferring requirements to the bank the second working day after it receive the PayPal requirements, but delay caused by banks, Party B have no responsibility. If Party A doesn’t get the above amount not for the reason of Party B, it can require Party B to check in the bank with related bank reconciliation certificate and Party B should ensure that Party A could get the amount in 10 working days. Party A should bear the corresponding losses for the wrong information of the bank.

4.4                               Party A have to refund for its own reason, Party B will deduct related transaction amount from Party A’s account according to Party A’s instructions, except for freeze amount (when there are risks or other special situation in Party A’s alipay account, Party B freeze the account according to Party A’s requirements; Party B coordinate with government agencies to freeze according to valid law documents; Party A’s behavior violates alipay service agreement in using “alipay account”, and Party B freeze its account according to alipay service agreement. If Party A’s balance in alipay account is not enough to refund, it should complement timely. Party B will not collect software service charge again when deduct the refund from Alipay account of Party A. If Party A doesn’t provide the refund by recharge to its alipay account or transaction collecting (remittance), Party A should bear the charges occurred.

Article 5 Privacy policy

5.1                               Except the regulations of application laws, Both Parties have confidentiality obligations for the content of the contract and business as well as technical secrets of the other party known by implementing the contract. Any party can’t reveal the content of the contract and known business as well as technical secrets of the other party or inform to any non-parties of this contract (including any unauthorized employee of two parties) in other ways, or use for other intentions except implementing the contract; except for regulations announced in alipay service agreement in Party B’s website.

5.2                               Both parties should take reasonable and necessary measures to ensure themselves (and their employees) to obey the above agreement. Both parties should take reasonable prevention measures to protect the confidential information. The prevention measures should be important as Party A take measures to protect its own confidential information at least, but not less than reasonable attention.

5.3                               Party A shouldn’t disclosure the content that the two parties are cooperating and negotiating by holding a news press conference or other ways without Party B’s written confirmation.

5.4                               As the services Party B provided for Party A includes alipay shortcut login service, when the users of Party B login Party A’s website, the feature will provide partial registration information of Party B’s users for Party A (including but not limiting Email address, hereinafter confidential information for short). The confidential information also forms the business secrets of Party B, Party A and its related enterprises (any person, partner organizations, joint ventures, limited company or enterprises in other forms at home or abroad, including but not limiting which control it directly or indirectly, or controlled directly or indirectly, or subsidiary controlled by one party of the contract) should take confidential responsibilities for the confidential information as below:

5.4.1                    Party A commit that Party A utilize the confidential information for the convenience of Party B’s users to buy or use the products or services provided in Party A’s website, it will not use the confidential information to any commercial or non-commercial purposes, it will not utilize the confidential information provided by the disclosing party to generate member list of Party A’s website and supply to Party B’s users, then Party A will bypass the alipay shortcut login service of Party B and supply service for Party B’s users directly.

5.4.2                    When Party A use alipay shortcut login service, it can’t supply other third party payment tool to pay for Party B’s users other than Party B provide (no matter whether the third party payment tool open to use or not before use alipay shortcut login service provided by Party B); or once found, Party B is entitled to suspend to supply alipay service unilaterally without notifying Party A and bear no responsibility.

Article 6 Termination of contract

6.1                               If any of below situation occurred, the observant is entitled to terminate the contract.

6.1.1                     One party violate the agreement of the contract and doesn’t fulfill the obligations, and doesn’t correct in 30 days after get the written notice from the other party;

6.1.2                     One party violate the agreement of the contract seriously which lead to not realization of the goal of the contract.

6.2                               The contract expires.

Article 7   Exclusions

7.1                               In order to supply services effectively, the website of Party B and “alipay” software system will maintain and test at times. Party B will announce in its website 3 days ahead, the suspended service and unstable state occurred is not the violation of Party B.

7.2                               Within the duration of the contract, Party B can’t supply stipulated service for the promulgating and altering of laws of government’s related authorities, and it is not violation of Party B. Both parties should alter the content of contract according to related laws and regulations.

Article 8   Resolution of dispute

8.1                               The validity, interpretation, alteration, implementation and dispute resolution of the contract is applicable for PRC laws. If there is no relevant law, refer to general international commercial practices and (or) industry practice.

8.2                               Any dispute arising from this contract, both sides should resolve through consultation. If the consultation fails, it should be submitted to people’s court of the defendant’s location to juristic over the decision.

Article 9   Breach of contract

9.1      Except agreement in the contract, any party that violates the agreement of the contract should compensate the direct loss caused to the other party.

9.2      Except the above agreement, any party doesn’t have responsibility for the Property damage, personal injury, loss of profits, loss of income, business interruption and other direct, indirect, special or incidental damages of the other party.

Article 10   Other

10.1      If both sides don’t raise an objection in written form a month before the contract terminate, the contract renew for one year automatically and so forth.

10.2      Party A commit that the industrial background, business content and the application of alipay service filled in the front of the contract are real and effective. If Party A violates the commitment, it should bear all the resulted liability and compensate for the losses of Party B, Party B is entitled to suspend the contract agreement service to Party A according to this.

10.3                        Any party of the contract can’t transfer or assign its rights and obligations under the contract without the other party’s written permission. But If require to perform the contract, Party B is entitled to transfer the rights and obligations under the contract to the third party which have legal ability to perform (including but not limiting running “alipay” business), but Party B have joint liability for the performance of assignee.

10.4                        The contract replaces any understanding and agreement reached before. Only signed by authorized delegations of both parties in written form, the contract can be edited and altered.

10.5                        If any term of the contract is defeasance or hart to perform announced by court, arbitration agencies or other dispute solving agencies, the term is considered to delete form the contract and the left terms in the contract is totally valid.

10.6                        The effective time of the contract is from the date that the above service open to August 30, 2012.

10.7                        The contract is in quadruplicate, and each party hold two which have the same legal effect.

(No body text hereinafter)

(No body text hereinafter)

Party A:	Party B:
Beijing 55Tuan Information Technology Co., Ltd.	Alipay.com (China) Co., Ltd
Seal: Beijing 55 Tuan Information Technology Co., Ltd	Seal: Alipay.com (China) Co., Ltd
Date: 2011.8.11	Date: 2011.8.18

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated August 5, 2011, September 23, 2011 as to Note 1, 12 ,16 and 17, relating to the consolidated financial statements of Wowo Group Limited, and its subsidiaries and its variable interest entity as of December 31, 2009 (predecessor) and 2010 (successor) and for the years ended December 31, 2009 and 2010 (predecessor) and the financial statement schedule of Wowo Group Limited as of December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement on Form F-1 of our report dated August 5, 2011 relating to the financial statements of Shijiazhuang Chuanglian Technology Co., Ltd. as of and for the year ended December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement on Form F-1 of our report dated August 5, 2011 relating to the financial statements of Changzhou Bangketuan as of and for the year ended December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement on Form F-1 of our report dated August 5, 2011 relating to the financial statements of Wuxi Yuzhong Internet Technology Co., Ltd. as of December 31, 2009 and 2010 and for the period from June 3, 2009 (inception date) to December 31, 2009 and for the year ended December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement on Form F-1 of our report dated August 5, 2011 relating to the financial statements of Shenzhen Xunjie Times Media Co., Ltd. as of December 31, 2010 and for the period from May 5, 2010 (business commencement date) to December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement on Form F-1 of our report dated August 5, 2011 relating to the financial statements of Fuzhou Baiketuan as of and for the year ended December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement on Form F-1 of our report dated August 5, 2011 relating to the financial statements of Chengdu Beiguo Technology Co., Ltd. as of December 31, 2010 and for the period from August 20, 2010 (inception date) to

December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement on Form F-1 of our report dated August 5, 2011 relating to the financial statements of Shanghai Yinqing Advertising Co., Ltd. as of December 31, 2009 and 2010 and for the years ended December 31, 2009 and 2010, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement on Form F-1 of our report dated August 5, 2011 relating to the financial statements of Beijing Kaiyishidai Network Technology Co., Ltd. as of December 31, 2010 and for the period from September 27, 2010 (inception date) to December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement on Form F-1 of our report dated August 5, 2011 relating to the financial statements of Xiamen Shantuan as of December 31, 2010 and for the period from May 17, 2010 (inception date) to December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement on Form F-1 of our report dated August 5, 2011 relating to the financial statements of Changzhou Jingcaituan as of December 31, 2010 and for the period from August 2, 2010 (inception date) to December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement on Form F-1 of our report dated August 5, 2011 relating to the financial statements of Ningbo Tangtuan as of December 31, 2010 and for the period from June 13, 2010 (inception date) to December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement on Form F-1 of our report dated August 5, 2011 relating to the financial statements of Langfang Wodetuan as of December 31, 2010 and for the period from October 18, 2010 (inception date) to December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement on Form F-1 of our report dated September 23, 2011 relating to the financial statements of Wowo Limited as of July 13, 2011, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Selected Consolidated Financial and Operating Data” and “Experts” in such Prospectus.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

September 23, 2011

Exhibit 99.2

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel:(8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837

Website: www.tongshang.com

Wowo Limited

Building No. 9, 1 Nongdananlu

Haidian District, Beijing

People’s Republic of China

Date: [], 2011

RE: WOWO LIMITED

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this legal opinion, excluding Hong Kong, Macau and Taiwan) and as such are qualified to issue this opinion on the laws of the PRC.

We have acted as the PRC counsel for Wowo Limited (the “Company”), a company established and existing under the laws of the Cayman Islands, in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of American Depositary Shares (“ADSs”), representing ordinary shares, par value US$[ ] per share, of the Company (together with the ADSs, the “Offered Securities”) and (ii) the Company’s proposed listing of the ADSs on the Nasdaq Global Market. We have been requested to give this opinion on, among other things, the legal ownership structure of the PRC Subsidiary, as defined below.

For the purpose of this opinion, we have reviewed the copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and its PRC Subsidiaries (as defined herein) and such other documents, corporate records, certificates issued by relevant governmental authorities of the PRC and other instruments as we deem necessary or appropriate for the purpose of rendering this opinion.

In the examination of the above mentioned documents, we have assumed that (a) all documents submitted to us as copies conform to their originals; (b) all the originals and signatures, chops and seals on all such documents which bear such signatures, chops and seals are genuine and authentic; (c) other than the PRC residents and entities relevant to any of the documents or to such other documents as referred to in the opinion which are incorporated or established or organized under the laws of the PRC, all parties have the requisite power and authority to enter into, and have duly executed and delivered the documents and performed their obligations thereunder; and (d) all these documents constitute legal, valid, binding and enforceable obligations on the parties thereto under the laws (other than the laws of the PRC) by which they

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are expressed to be governed.

This opinion is rendered on the basis of the PRC laws and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacements may be made by an order of the President of the PRC or the State Council or, in the case of provincial laws and regulations, by the relevant provincial government and may become effective immediately on promulgation. We have no obligation to update this opinion after the effective date of the Registration Statement.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions based on any laws other than the laws of the PRC and accordingly express or imply no legal opinion herein on the laws of any jurisdiction other than the PRC.

Capitalized terms and expressions used herein and not otherwise defined should have the same meanings as ascribed to such terms in the Registration Statement.

Based on the foregoing, we are of the opinion that:

(i)                                    Incorporation of PRC Subsidiaries. Each of the PRC subsidiaries of the Company listed in Annex 1 attached hereto (the “PRC Subsidiaries” and each a “PRC Subsidiary”) and the PRC affiliated entities listed in Annex 2 attached hereto (the “PRC Affiliated Entities” and each a “PRC Affiliated Entity”) has been duly organized and is validly existing as a wholly foreign owned enterprise, or a domestic limited liability company, as the case may be, with full legal person status and limited liability and in good standing under the applicable PRC Laws.

Except as discosed in the Registration Statement or expressly provided in the agreements set forth in Annex 3 (collectively, the “Control Agreements”), the equity interests of the PRC Subsidiaries and the PRC Affiliated Entities owned or controlled indirectly by the Company are free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims; the articles of association, the business license and other constituent documents of each of the PRC Subsidiaries and the PRC Affiliated Entities comply with the requirements of applicable PRC Laws, have been approved by the relevant PRC authorities, as the case may be, and are in full force and effect.

To the best of our knowledge after due inquiry, no winding up or liquidation proceedings have been commenced against any PRC Subsidiary or PRC Affiliated Entity, and no proceedings have been started for the purpose of, and no judgment has been rendered declaring any PRC Subsidiary or PRC Affiliated Entity bankrupt or in an insolvency proceeding.

(ii)                                 Business. Each of the PRC Subsidiaries and the PRC Affiliated Entities has full legal right, power and authority (corporate or otherwise) to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Registration Statement and is duly qualified to transact business and is in good standing in each jurisdiction in which it owns or uses or leases properties, conducts any business

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or in which such qualification is required, except as expressly provided in the Control Agreements or disclosed in the Registration Statement. Except as disclosed in the Registration Statement, the PRC Subsidiaries and the PRC Affiliated Entities have all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings (collectively, “Governmental Authorizations”) with any governmental or regulatory agency in the PRC (“Governmental Agencies”) to own, lease, license and use its properties, assets and conduct its business in the manner presently conducted and as described in the Registration Statement and such Governmental Authorizations contain no materially burdensome restrictions or conditions not described in the Registration Statement. To the best of our knowledge after due inquiry, each of the PRC Subsidiaries and the PRC Affiliated Entities is in compliance with the provisions of all such Governmental Authorizations in all material respects. Nothing has come to our attention that makes us to believe that any Governmental Agencies is considering modifying, suspending or revoking any such PRC Governmental Authorizations.

(iii)                              Corporate Structure. Each of the PRC Subsidiaries, the PRC Affiliated Entities, and other parties has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform their respective obligations under each of the Control Agreements to which it, she or he is a party, and has authorized, executed and delivered each of the Control Agreements to which it, she or he is a party, and, such obligations constitute valid, legal and binding obligations enforceable against each of them in accordance with the terms of each of the Control Agreements. No Governmental Authorizations are required under any PRC Laws in connection with the due execution or delivery of each of the Control Agreements except for registrations with relevant Governmental Agencies in relation to the shares pledge as described in the Control Agreements; the shares pledges under the Control Agreements will be duly created and effective provided that such pledges are duly registered with relevant Governmental Agencies in accordance with PRC Laws.

(iv)                             2006 M&A Rules. On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “2006 M&A Rules”), which became effective on September 8, 2006 and were amended on June 22, 2009. The 2006 M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. Based on our understanding of current PRC Laws, we are of the opinion that the issuance and sale of the ADSs, the listing and trading of the ADSs on the Nasdaq Global Market or the consummation of the transactions contemplated by the Underwriting Agreement and the Deposit Agreement is not and will not be affected by the 2006 M&A Rules. As of the date hereof, the 2006 M&A Rules did not and do not require the Company to obtain the

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approval of the MOFCOM or the approval of CSRC prior to the issuance and sale of the ADSs, the listing and trading of the ADSs on the Nasdaq Global Market.

The statements set forth in the Registration Statement under the captions “Regulations —Regulation on Overseas Listings” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(v)                                The Security Review Rule. On February 3, 2011, the State Council promulgated the Notice on the Establishment of the Security Review System in Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rule, which provides, among other things, that merger and acquisition transactions by foreign investors of PRC enterprises in sensitive sectors or industries, may be subject to security review. Consequently, any such transaction may be blocked due to their impact on the national defense security, national economic stability, basic social life order, or capacity of indigenous research and development of key technologies. On August 25, 2011, the MOFCOM promulgated the Regulations on Implementing the Security Review System in Mergers and Acquisition of Domestic Enterprises by Foreign Investors effective as of September 1, 2011, which, among other things, sets forth detailed provisions on how the security review of relevant transactions would be conducted, and provides that foreign investors may not for any reason evade the security review process through entrustment, phased-in investment, leasing, loans and control agreement, and overseas transactions. Based on our understanding of the current PRC Laws, we are of the opinion that the aforesaid security review regulations do not apply to the listing and trading of the ADSs on the Nasdaq Global Marke, given that the Company does not conduct any merger or acquisition that would subject it to the requirements of the security review regulations.

(vi)                             Accurate Description of Laws and Documents. All matters of PRC Laws and practice relating to the Company, each PRC Subsidiary, each PRC Affiliated Entity and their respective businesses and other statements with respect to or involving PRC Laws set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Our History and Corporate Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business”, “Regulations”, “Related Party Transactions”, and “Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws are true and accurate, and are fairly described and correctly set forth in all material respects therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

(vii)                          No Sovereign Immunity. Under the PRC Laws, none of the Company or its PRC Subsidiaries or PRC Affiliated Entities, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

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(viii)                       Compliance with PRC Law. To the best of our knowledge after due inquiry, each of the Company, the PRC Subsidiaries and the PRC Affiliated Entities is currently in compliance with all applicable PRC Laws, except as disclosed in the Registration Statement, or such as do not, individually or in the aggregate, have a material adverse effect on the condition (financial or other), business, properties, management, shareholders’ equity, results of operations or prospects, of the Company, the PRC Subsidiaries or the PRC Affiliated Entities, taken as a whole. The issuance, sale and delivery of the ADSs and the Shares underlying the ADSs by the Company as described in the Registration Statement will not conflict with, or result in a breach or violation of, the provisions of any applicable PRC Laws.

(ix)                             Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would: i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have advised the Company further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement, and to the use of our name in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.

Yours faithfully,

Commerce & Finance Law Offices

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Annex 1

List of the PRC Subsidiaries

PRC Subsidiary	Registered Capital
Beijing Wowo Shi Jie Information Technology Co., Ltd.	USD5,000,000

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Annex 2

List of the PRC Affiliated Entities

PRC Affiliated Entity	Registered Capital
Beijing Wowo Tuan Information Technology Co., Ltd.	RMB11,077,672
Beijing Kai Yi Shi Dai Network Technology Co., Ltd.	RMB1,000,000
Beijing Yi You Bao Information Technology Co., Ltd.	RMB1,000,000
Shijiazhuang Wowo Tuan Information Technology Co., Ltd.	RMB1,000,000
Jinan Wuzhiwu Information Technology Co., Ltd.	RMB1,000,000
Wuxi Yuzhong Internet Technology Co., Ltd.	RMB2,000,000
Shenyang Wowo Shijiu Internet Technology Co., Ltd.	RMB1,000,000
Hunan Wowo Tuan Information Technology Co., Ltd.	RMB3,000,000
Changzhou Wowo Tuan Information Technology Co., Ltd.	RMB1,000,000
Shaoxing Wowo Tuan Information Technology Co., Ltd.	RMB1,000,000
Langfang Wowo Tuan Internet Technology Co., Ltd.	RMB1,500,000
Chengdu Beiguo Technology Co., Ltd.	RMB1,000,000
Shenzhen Xunjie Time Media Co., Ltd.	RMB2,050,000
Quanzhou Wowo Tuan Information Technology Co., Ltd.	RMB1,500,000

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Annex 3

List of the Control Agreements

1.                  the shares pledge agreements entered into among Beijing Wowo Shi Jie Information Technology Co., Ltd. and the shareholders of each of Beijing Wowo Tuan Information Technology Co., Ltd. Beijing Kai Yi Shi Dai Network Technology Co., Ltd. and Beijing Yi You Bao Information Technology Co., Ltd. each in May 2011 and amended in June 2011;

2.                  the option agreements entered into among Beijing Wowo Shi Jie Information Technology Co., Ltd. and the shareholders of each of Beijing Wowo Tuan Information Technology Co., Ltd. Beijing Kai Yi Shi Dai Network Technology Co., Ltd. and Beijing Yi You Bao Information Technology Co., Ltd. each in May 2011 and amended in June 2011;

3.                  the exclusive technical support service agreements entered into by Beijing Wowo Shi Jie Information Technology Co., Ltd. and each of Beijing Wowo Tuan Information Technology Co., Ltd. Beijing Kai Yi Shi Dai Network Technology Co., Ltd. and Beijing Yi You Bao Information Technology Co., Ltd. in May 2011 and amended in June 2011; and

4.                  the power of attorney each executed by the shareholders of each of Beijing Wowo Tuan Information Technology Co., Ltd. Beijing Kai Yi Shi Dai Network Technology Co., Ltd. and Beijing Yi You Bao Information Technology Co., Ltd. in May 2011 and amended in June 2011.

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